UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Safeway Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[    ], 2014

MERGER PROPOSAL—YOUR VOTE IS EXTREMELY IMPORTANT

To the Stockholders of Safeway Inc.:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Safeway Inc., a Delaware corporation (“Safeway,” the “Company,” “we,” “us” or “our”), to be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, on [    ], 2014, at [    ] p.m., Pacific time.

On March 6, 2014, we entered into an Agreement and Plan of Merger, dated March 6, 2014 and amended on April 7, 2014 (as amended, the “Merger Agreement”), with AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Albertson’s LLC”), and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

At the Annual Meeting, we will ask you to consider and vote on:

1.	a proposal to approve and adopt the Merger Agreement;

2.	a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger;

3.	the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

4.	the election of nine directors, named as nominees in the attached Proxy Statement, to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

5.	a proposal to approve, on an advisory basis, the compensation of our named executive officers (“say on pay proposal”);

6.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

7.	two stockholder proposals, if properly presented at the Annual Meeting, which are opposed by our board of directors; and

8.	such other business as may properly come before the meeting and any adjournments or postponements.

If the Merger is completed, the Company will become a wholly-owned subsidiary of Parent, and each share of Company common stock, other than as provided below, will be converted into the right to receive (i) $32.50 in cash, (ii) a pro-rata portion of any net proceeds with respect to certain sales of (x) Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”) and (y) Safeway’s real-estate development subsidiaries Property Development Centers, LLC and PDC I, Inc., which will own certain shopping centers and related Safeway stores (“PDC”), (iii) a pro-rata portion of certain after-tax amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC, (iv) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing of the Merger, and (v) if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) one contingent value right relating to the sale of any remaining Casa Ley Interest and deferred consideration (a “Casa Ley CVR”) and/or (y) one contingent value right relating to the sale of any remaining PDC assets and deferred consideration (a “PDC CVR”). We refer to the amounts and rights in (i), (ii), (iii), (iv) and (v) above as the “Per Share Merger Consideration.” Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163 for additional information. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The Per Share Merger Consideration you will be entitled to receive will also be net of any required withholding taxes and will not include any interest. See “The Merger Agreement—Per Share Merger Consideration” beginning on page 115 for additional information. The following shares of Company common stock will not be converted into the right to receive the Per Share Merger Consideration in connection with the Merger: (1) shares held by any Parent Entity or any of their affiliates, (2) treasury shares and (3) shares owned by stockholders who have perfected, and have not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”).

Our board of directors, after careful consideration, unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders, and, subject to the terms of the Merger Agreement, recommended that our stockholders approve and adopt the Merger Agreement at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

The Merger cannot be completed unless the holders of at least a majority of the outstanding shares of Company common stock on the record date vote to approve and adopt the Merger Agreement. More information about the Merger is contained in the accompanying Proxy Statement, and a copy of the Merger Agreement is attached as Annex A thereto and a copy of the amendment to the Merger Agreement is attached as Annex B thereto. We encourage you to read the accompanying Proxy Statement in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

Your vote is important, regardless of the number of shares of Company common stock you own.

The failure to vote will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement. Whether or not you plan to attend the Annual Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Thank you for your cooperation and continued support.

Very truly yours,

ROBERT EDWARDS
President & CEO

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement is dated [    ], 2014 and is first being mailed to stockholders on or about [    ], 2014.

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD [    ], 2014

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Safeway Inc., a Delaware corporation (“Safeway,” the “Company,” “we,” “us” or “our”), will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, on [    ], 2014, at [    ] p.m., Pacific time, for the following purposes:

1.	to approve and adopt the Agreement and Plan of Merger, dated March 6, 2014 and amended on April 7, 2014 (as amended, the “Merger Agreement”), by and among the Company, AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Albertson’s LLC”), and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

2.	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger;

3.	to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

4.	to elect as directors the nine nominees named in the attached Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

5.	to consider and vote on a non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

6.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

7.	to consider and vote on two stockholder proposals, if properly presented at the Annual Meeting, which are opposed by our board of directors; and

8.	to transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on [ ], 2014 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, for at least ten days prior to the Annual Meeting, during ordinary business hours at our corporate offices at the address indicated above.

This year’s annual meeting will be particularly significant, and your vote is extremely important. Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote over the Internet as well as by telephone or by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the attached Proxy Statement. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

After careful consideration, our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the Merger (the “Merger-related compensation proposal”), “FOR” the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement, “FOR” the election of the directors named in this Proxy Statement, “FOR” the non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”), “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014, “AGAINST” the stockholder proposal regarding labeling products that contain genetically engineered ingredients and “AGAINST” the stockholder proposal regarding extended producer responsibility.

Our board of directors, after careful consideration, unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and, subject to the terms of the Merger Agreement, recommended that our stockholders approve and adopt the Merger Agreement at the Annual Meeting.

The approval and adoption of the Merger Agreement requires the affirmative vote of the holders as of the record date of a majority of the outstanding shares of Company common stock entitled to vote at the Annual Meeting. The approval of each of the proposals other than the proposal to approve and adopt the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the outstanding shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement are entitled to demand appraisal rights in connection with the Merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this Proxy Statement as Annex C.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on [    ], 2014: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 28, 2013 are available free of charge at www.safeway.com/investor_relations.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Pleasanton, California

Dated: [    ], 2014

i

v

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

General Information About the Meeting

This Proxy Statement contains information related to the annual meeting of stockholders (the “Annual Meeting”) of Safeway Inc., a Delaware corporation (“Safeway,” the “Company,” “we,” “us” or “our”), which will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, on [    ], 2014, at [    ] p.m., Pacific time, and any adjournments or postponements thereof. We are furnishing this Proxy Statement to stockholders of the Company as part of the solicitation of proxies by the Company’s board of directors (the “Board”) for use at the Annual Meeting and at any adjournments or postponements thereof. For your convenience, we are also pleased to offer a live audio webcast of our Annual Meeting on the Investor Relations section of our website at www.safeway.com/investor_relations.

This Proxy Statement is dated [    ], 2014 and is first being mailed to stockholders on or about [    ], 2014.

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	[ ] p.m., Pacific time, [ ], 2014

• Place	Safeway’s Corporate Offices 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229

• Meeting Webcast	The Annual Meeting will be webcast at www.safeway.com/investor_relations. Click on Upcoming Events to access the webcast. A replay will be available via webcast for approximately one week following the Annual Meeting.

• Record Date	[ ], 2014

• Voting	Stockholders as of the record date are entitled to vote. Each share of Company common stock present in person or by proxy is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Required vote	The proposal to approve and adopt the Merger Agreement requires the affirmative approval of a majority of all outstanding shares of Company common stock. Each director is elected by a majority of the votes cast by the holders as of the record date of the outstanding shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). Each other proposal requires a majority of the votes cast by the holders as of the record date of the outstanding shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present).

• Broker Non-Votes	Without your instructions, your broker cannot vote your shares on proposals 1, 2, 3, 4, 5, 7 or 8 below.

• Mailing Date	[ ], 2014

Voting Matters

	Proposal	The Board’s Recommendation	For more detail, see page
1.	Approval and adoption of the Merger Agreement	FOR	48

2.	A non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”)	FOR	166

3.	Approval of the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement	FOR	169

4.	Election of the directors named in this Proxy Statement	FOR EACH NOMINEE	170

5.	A non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”)	FOR	185

6.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014	FOR	232

7.	Stockholder proposal regarding labeling products that contain genetically engineered ingredients, if properly presented at the Annual Meeting	AGAINST	235

8.	Stockholder proposal regarding extended producer responsibility, if properly presented at the Annual Meeting	AGAINST	238

SUMMARY TERM SHEET REGARDING THE MERGER

This summary term sheet highlights selected information in this Proxy Statement and may not contain all of the information about the transaction that is important to you. You should carefully read this Proxy Statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Annual Meeting. You may obtain without charge copies of documents incorporated by reference into this Proxy Statement by following the instructions under “Where You Can Find More Information” beginning on page 247.

The Merger Agreement (as defined below) is attached to this Proxy Statement as Annex A and the amendment to the Merger Agreement is attached to this Proxy Statement as Annex B. You are encouraged to read the Merger Agreement and the amendment to the Merger Agreement because, together, they constitute the legal document that contains the terms and conditions of the Merger (as defined below).

The Parties

Safeway Inc. is one of the largest food and drug retailers in the United States, with 1,335 stores at year-end 2013. The Company’s U.S. retail operations are located principally in California, Hawaii, Oregon, Washington, Alaska, Colorado, Arizona, Texas and the Mid-Atlantic region. In support of its U.S. retail operations, the Company has an extensive network of distribution, manufacturing and food-processing facilities. Safeway’s operating strategy is to provide value to its customers by maintaining high store standards and a wide selection of high-quality products at competitive prices and is focused on differentiating its offering with high-quality perishables.

AB Acquisition LLC (“Ultimate Parent”) is a holding company owned by Cerberus Capital Management, L.P. (“Cerberus”), Kimco Realty Corporation, Klaff Realty LP, Lubert-Adler Partners LP, and Schottenstein Stores Corporation or, in each case, by affiliates, affiliated funds, managed accounts and co-investors thereof and certain current members of management of the Parent Entities (as defined below).

New Albertson’s, Inc. (“NAI”), is an indirect wholly-owned subsidiary of Ultimate Parent. NAI operates 445 stores under the banner names Jewel-Osco, Shaw’s, Acme and Star Market and four distribution centers. The operations of NAI are located in 12 states, predominately across the Midwestern, Northeastern and Mid-Atlantic U.S.

Albertson’s Holdings LLC (“Parent”) is a holding company owned by Ultimate Parent.

Albertson’s LLC (“Albertson’s LLC”) operates 630 grocery stores under the banner names Albertsons, United Supermarkets, Market Street and Amigos as well as ten distribution centers. The operations of Albertson’s LLC are located in 16 states, predominately across the Western and Southern U.S. Albertson’s LLC is a direct, wholly-owned subsidiary of Parent.

Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”) was formed by Parent solely for the purpose of entering into the Agreement and Plan of Merger with Ultimate Parent, Parent, Albertson’s LLC and the Company, dated March 6, 2014 and amended on April 7, 2014 (as amended through the applicable dates of reference herein, the “Merger Agreement”), and consummating the transactions contemplated by the Merger Agreement. Merger Sub is wholly-owned by Parent.

Overview of the Transaction

On March 6, 2014, the Company entered into the Merger Agreement with the Parent Entities providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The following will occur in connection with the Merger:

•

Each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (other than (1) shares held by any Parent Entity or any of their affiliates, (2) treasury shares and

(3) shares owned by stockholders who have perfected, and have not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive (i) $32.50 in cash (the “Initial Cash Merger Consideration”), (ii) a pro-rata portion of any net proceeds with respect to certain sales of (x) Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”) and (y) Safeway’s real-estate development subsidiaries Property Development Centers, LLC and PDC I, Inc., which will own certain shopping centers and related Safeway stores (“PDC”), (iii) a pro-rata portion of certain after-tax amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC, (iv) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing of the Merger (the “Additional Cash Merger Consideration”), and (v) if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) one contingent value right relating to the sale of any remaining Casa Ley Interest and deferred consideration (a “Casa Ley CVR”) and/or (y) one contingent value right relating to the sale of any remaining PDC assets and deferred consideration (a “PDC CVR”). We refer to the amounts in (i), (ii), (iii), (iv) and (v) above as the “Per Share Merger Consideration” and the amounts in (i), (ii), (iii) and (iv) above as the “Per Share Cash Merger Consideration”). Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The Per Share Merger Consideration you will be entitled to receive will also be net of any required withholding taxes and will not include any interest. See “The Merger Agreement—Per Share Merger Consideration” beginning on page 115 for additional information.

•	The Company common stock will be delisted from the New York Stock Exchange (the “NYSE”), will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Merger—Delisting and Deregistration of the Company Common Stock” beginning on page 112 for additional information.

Stockholders Entitled to Vote

You may vote at the Annual Meeting if you owned any shares of Company common stock at the close of business on [    ], 2014, the record date for the Annual Meeting. On that date, there were [    ] shares of Company common stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of Company common stock that you owned on that date. See “The Annual Meeting—Voting” beginning on page  45 for additional information.

Vote Required to Approve and Adopt the Merger Agreement

To approve and adopt the Merger Agreement, the holders as of the record date of at least a majority of the outstanding shares of Company common stock must vote such shares “FOR” the proposal to approve and adopt the Merger Agreement. See “The Annual Meeting—Vote Required” beginning on page 41 for additional information.

Effects of the Merger Not Being Completed

If the Merger Agreement is not approved and adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the Merger Agreement. Instead, we will remain as a public company and shares of the Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under circumstances specified in the Merger Agreement, we may be required to pay Ultimate Parent a termination fee of up to $250 million or up to $50 million of the documented, reasonable out-of-pocket fees and expenses incurred by the Parent Entities in connection with the transactions contemplated by the Merger Agreement (depending on the nature of the termination). Alternatively, under circumstances specified in the Merger Agreement, we may be entitled to receive from the Parent Entities a termination fee of $400 million (depending on the nature of the termination). See “The Merger Agreement—Effect of Termination,” beginning on page 140.

Merger Consideration

If the Merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive the Per Share Merger Consideration, net of any withholding taxes and without any interest. Shares of Company common stock held by any Parent Entity or any of their affiliates and treasury shares will be cancelled without payment of the Per Share Merger Consideration. Shares of Company common stock owned by stockholders who have perfected, and have not withdrawn a demand for or lost the right to, appraisal rights under the DGCL will be cancelled without payment of the Per Share Merger Consideration, and such stockholders will instead be entitled to appraisal rights under the DGCL.

At the effective time of the Merger, any and all rights with respect to the Company common stock pursuant to the Company’s Rights Agreement, dated September 17, 2013, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Company Rights Agreement”), to the extent outstanding at the effective time of the Merger, shall be automatically cancelled at the time the associated shares of Company common stock are cancelled (as specified in the Merger Agreement), no separate payment or distribution shall be made with respect thereto, and the holders thereof shall have no further rights in connection therewith or under the Company Rights Agreement. In addition, in connection with the Board’s approval of the Merger Agreement and the Merger, the Board unanimously determined that (i) the Parent Entities and their “Related Persons” (as defined in the Company Rights Agreement) would not become “Beneficial Owners” or “Acquiring Persons” (each as defined in the Company Rights Agreement) as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, and (ii) the execution of the Merger Agreement would not and the consummation of the transactions contemplated thereby, including the Merger, will not constitute a “Distribution Date” or “Stock Acquisition Date” (each as defined in the Company Rights Agreement).

Prior to the effective time of the Merger, Ultimate Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Per Share Merger Consideration (the “Paying Agent”). The Paying Agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the Per Share Cash Merger Consideration after we have completed the Merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the Paying Agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e. you hold your shares in book-entry form), you will automatically receive your Per Share Cash Merger Consideration as soon as practicable after the effective time of the Merger without any further action required on your part. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units—Exchange and Payment Procedures” beginning on page 119 for additional information.

Casa Ley Contingent Value Rights Agreement

To the extent that the Casa Ley Interest is not completely sold by the closing of the Merger or there is any applicable deferred consideration regarding the sale of the Casa Ley Interest that has not been paid to the Company, each stockholder of the Company will receive a contingent value right to receive a pro-rata portion of any net proceeds with respect to sales of the Casa Ley Interest or any portion thereof received by the Company.

In that event, the Company, Ultimate Parent, a shareholder representative, which the Company will determine prior to the closing of the Merger and which will consist of a committee, or an entity controlled by a committee, comprised of three individuals who were members of the Board immediately prior to the closing of the Merger (the “Shareholder Representative”), and a rights agent (the “Rights Agent”), will enter into the Casa Ley CVR Agreement, which will be substantially in the form attached to the Merger Agreement included in this Proxy Statement as Annex A. The Casa Ley CVR Agreement will control the terms pursuant to which payments will be made to holders of the Casa Ley CVRs (“Casa Ley Holders”). The Casa Ley CVRs will not be marketable or listed on any securities exchange and, subject to limited exceptions, will not be transferable.

Casa Ley Holders will be entitled to the following payments upon the occurrence of any of the following four events:

i.	upon the consummation of a sale of less than all of the remaining Casa Ley Interest, a payment equal to certain net proceeds (if any) from such sale (including certain amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest), after the payment of certain fees and expenses, and net of certain assumed taxes (based on a 39.25% rate);

ii.	upon the consummation of a sale of all of the remaining Casa Ley Interest, a payment equal to certain net proceeds (if any) from such sale (including certain amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest), after the payment of certain fees and expenses, and net of certain assumed taxes (based on a 39.25% rate);

iii.	in the event that a sale of all of the remaining Casa Ley Interest has not been consummated as of the date which is the later of (A) the four (4) year anniversary of the closing of the Merger and (B) if one or more Casa Ley sales agreements are executed prior to the four (4) year anniversary of the closing of the Merger but the sale of the applicable Casa Ley Interest has not closed, sixty (60) days after the date all such Casa Ley sales agreements have either been terminated or all closings under such sales agreements have occurred (the “Casa Ley Sale Deadline”), a payment equal to the excess, if any, of (x) the fair market value, as determined either mutually by the Company and the Shareholder Representative or by an independent investment bank, of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the Casa Ley Interest; and

iv.	to the extent that any consideration pursuant to a partial or entire sale of the Casa Ley Interest includes any applicable deferred cash consideration, a payment equal to any portion of such consideration that is actually paid to the Company net of certain assumed taxes (based on a 39.25% rate).

The fees and expenses that reduce payments to the Casa Ley Holders will include broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with a sale of the Casa Ley Interest. In the event of a dispute between the Company and the Shareholder Representative regarding the calculation of payments to Casa Ley Holders, the Company and the Shareholder Representative will attempt to resolve any objections, and in the case of a sale of all of the remaining Casa Ley Interest or the occurrence of the Casa Ley Sale Deadline, items in dispute will be submitted to a jointly-selected neutral auditor if such items cannot be resolved by the Company and the Shareholder Representative.

Pursuant to the terms of the Casa Ley CVR Agreement, the Shareholder Representative will be responsible for conducting the sale process of the Casa Ley Interest. The Shareholder Representative will also have exclusive authority to make all decisions and to act on behalf of and as agent for, the Casa Ley Holders, and will have the sole and exclusive authority to enforce the rights of the Casa Ley Holders. The Casa Ley Holders will have limited recourse against the Shareholder Representative and will not have direct recourse against the Company or Ultimate Parent. The Company will indemnify the Shareholder Representative against all claims and losses incurred by it which arise out of or in connection with its duties under the Casa Ley CVR Agreement, unless due to gross negligence, bad faith or wilful or intentional misconduct of the Shareholder Representative.

In the event that a definitive sale agreement relating to all or less than all of the Casa Ley Interest is entered into prior to the Casa Ley Sale Deadline, such agreement will not, without the Company’s consent:

•	require the Company to agree to any material operating restrictions applicable to the Company other than (i) customary confidentiality or employee non-solicitation provisions that survive for no more than two years from and after the closing of the Merger, and (ii) restrictions relating to Casa Ley, or, to the extent such restrictions are reasonable, the Company’s management, operation or oversight of the Casa Ley business;

•	require the Company to agree to any recourse in excess of any escrow, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective equity interests in Casa Ley being sold) among all of the participating Casa Ley shareholders for (A) any breaches by the Company or its subsidiaries of its covenants or agreements contained in such agreement or any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes or employee benefits or (B) pre-closing taxes relating to Casa Ley;

•	require the Company to retain any material excluded or retained liabilities relating to the Casa Ley Interest being sold or disposed of; or

•	require the Company to sell the Casa Ley Interest for a price payable in consideration other than cash or that in the good faith judgment of the Shareholder Representative, would cause the net proceeds from such sale agreement to be less than zero.

Until payment of the proceeds from a sale of all of the remaining Casa Ley Interest or occurrence of the Casa Ley Sale Deadline, whichever is earlier, the Company also would be required to comply with certain covenants covering the operations of Casa Ley contained in the Casa Ley CVR Agreement. The Casa Ley CVR Agreement and each Casa Ley CVR will generally be terminated upon the one (1) year anniversary of the later of (i) the payment of all proceeds from a partial or entire sale of the Casa Ley Interest and all deferred cash consideration, or (ii) the Casa Ley Sale Deadline. The Casa Ley CVR Agreement may also be terminated by written agreement of the Company and the Shareholder Representative.

There can be no assurance that any payment will be made under the Casa Ley CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the Casa Ley CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155. The Casa Ley CVRs generally provide for a payment to the Casa Ley Holders following the sale of the Casa Ley Interest, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the Casa Ley CVRs, including the possibility that the Casa Ley Interest will not be sold for a value sufficient to generate a payment to Casa Ley Holders or will not be sold at all. If the entire Casa Ley Interest is not sold by the Casa Ley Sale Deadline, the Casa Ley CVR provides for a payment equal to the excess, if any, of (x) the fair market value, as determined either mutually by the Company and the Shareholder Representative or by an independent investment bank, of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the Casa Ley Interest. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the Casa Ley Holders or when any such cash proceeds would be payable to the Casa Ley Holders. The Casa Ley CVRs are non-transferrable and will not have any voting or dividend rights, and the Casa Ley Holders will receive limited, if any, interest on proceeds payable to the Company in connection with the Casa Ley CVRs. The Casa Ley CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger. In addition, there is substantial uncertainty regarding the tax treatment of the Casa Ley CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences”

beginning on page 109 for a more complete description of the tax consequences of receiving Casa Ley CVRs.

See “Casa Ley Contingent Value Rights Agreement” beginning on page 149 for additional information.

PDC Structuring

Prior to the closing of the Merger, the Company and PDC will undertake certain structuring transactions intended to segregate the business and assets of PDC from those of the Company in preparation for the sale of PDC. In particular:

•	the Company will contribute to PDC (to the extent not already owned by PDC) (i) the real estate relating to twelve (12) specified existing grocery stores, nine (9) specified grocery stores that are planned or under development, the shopping centers in which they are located, and certain other assets related to PDC’s property development business;

•	PDC will transfer to the Company any assets owned by PDC to the extent such assets do not relate to PDC’s real estate development business;

•	the Company and PDC will enter into a loan agreement that will provide for loans from the Company to PDC in an aggregate amount of up to $300 million (the “Company-PDC Loan Agreement”), which will be used by PDC in the ordinary course of its business (including the funding of development and redevelopment activity), and which (i) will be secured by mortgages on eleven (11) specified properties, (ii) will accrue interest at an annual rate of two percent (2%), which will be added to the outstanding principal balance, (iii) will mature upon the sale of all of PDC and (iv) are subject to mandatory prepayment requirements upon the sale of less than all of PDC’s assets; and

•	the Company, as tenant, and PDC, as landlord, will enter into lease agreements (each, a “PDC Lease”) for 12 specified operating grocery stores and build-to-suit leases for nine specified to-be-developed grocery stores, each of which will be for an initial term of 20 years with extension options in favor of the Company for up to 80 additional years upon specified economic terms.

See “The Merger Agreement—Sales of Casa Ley and PDC—PDC Structuring” beginning on page 145 and “Company-PDC Loan Agreement” beginning on page 164 for additional information.

PDC Contingent Value Rights Agreement

To the extent that the PDC assets are not completely sold by the closing of the Merger or there is any applicable deferred consideration regarding any pre-closing sales of the PDC assets that has not been paid to the Company, each stockholder of the Company will receive a contingent value right to receive a pro-rata portion of any net proceeds with respect to sales of the PDC assets or any portion thereof received by the Company. In that event, the Company, Ultimate Parent, the Shareholder Representative and the Rights Agent will enter into the PDC CVR Agreement, which will be substantially in the form attached to the Merger Agreement included in this Proxy Statement as Annex A. The PDC CVR Agreement will control the terms pursuant to which payments will be made to holders of the PDC CVRs (“PDC Holders”). The PDC CVRs will not be marketable or listed on any securities exchange and, subject to limited exceptions, will not be transferrable.

PDC Holders will be entitled to the following payments upon the occurrence of any of the following four events:

i.	upon the consummation of a sale of less than all of the remaining PDC assets, a payment equal to certain net proceeds (if any) from such sale (including certain amounts received by the Company as dividends or distributions paid from the operating earnings of PDC), after the payment of certain fees, expenses and debt repayments, and net of certain assumed taxes (based on a 39.25% rate);

ii.	upon the consummation of a sale of all of the remaining PDC assets, a payment equal to certain net proceeds (if any) from such sale (including certain amounts received by the Company as dividends or distributions paid from the operating earnings of PDC), after the payment of certain fees, expenses and debt repayments, and net of certain assumed taxes (based on a 39.25% rate);

iii.	in the event that a sale of all of the remaining PDC assets has not been consummated as of the date which is the later of (A) the two-year anniversary of the closing of the Merger and (B) if one or more PDC sales agreements are executed prior to the two-year anniversary of the closing of the Merger but the sale of the applicable PDC asset has not closed, 60 days after the date all such PDC sales agreements have either been terminated or all closings under such sales agreements have occurred (the “PDC Sale Deadline”), a payment equal to the excess, if any, of any unpaid amounts arising from partial sales of the PDC assets prior to the PDC Sale Deadline (as well as certain dividends or distributions received by the Company from the operating earnings of PDC, to the extent not previously paid to the PDC Holders), over certain related fees, expenses, debt repayments and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the PDC assets; and

iv.	to the extent that any consideration pursuant to a partial or entire sale of PDC includes any applicable deferred cash consideration, a payment equal to any portion of such consideration that is actually paid to the Company net of certain assumed taxes (based on a 39.25% rate).

The fees and expenses that reduce payments to the PDC Holders will include broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of PDC, as well as severance costs incurred by the Company or PDC within one month of a partial or entire sale of PDC and indebtedness of PDC pursuant to the Company-PDC Loan or in respect of PDC’s third-party indebtedness. In the event of a dispute between the Company and the Shareholder Representative regarding the calculation of payments to PDC Holders, the Company and the Shareholder Representative will attempt to resolve any objections, and in the case of a sale of all of the remaining PDC assets or occurrence of the PDC Sale Deadline, items in dispute will be submitted to a jointly-selected neutral auditor if such items cannot be resolved by the Company and the Shareholder Representative.

Pursuant to the terms of the PDC CVR Agreement, the Shareholder Representative will be responsible for conducting the sale process of PDC. The Shareholder Representative will also have exclusive authority to make all decisions and to act on behalf of and as agent for, the PDC Holders, and will have the sole and exclusive authority to enforce the rights of the PDC Holders. The PDC Holders will have limited recourse against the Shareholder Representative and will not have direct recourse against the Company or Ultimate Parent. The Company will indemnify the Shareholder Representative against all claims and losses incurred by it which arise out of or in connection with its duties under the PDC CVR Agreement, unless due to gross negligence, bad faith or wilful or intentional misconduct of the Shareholder Representative.

In the event that a definitive sale agreement relating to a sale of all or less than all of PDC is entered into prior to the PDC Sale Deadline, such agreement will not, without the Company’s consent:

•	require the Company to agree to any material operating restrictions applicable to the Company other than (i) customary confidentiality or employee non-solicitation provisions that survive for no more than two years from and after the closing of the Merger, (ii) restrictions relating to PDC or the Company’s management, operation or oversight of PDC, and (iii) restrictions contained in the lease agreements for each of the existing stores designated as “Contributed Stores” under the Merger Agreement;

•

require the Company to agree to any recourse in excess of any escrow, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations for (A) any breaches by the Company or its subsidiaries of its covenants or agreements contained in such agreement or any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, environmental matters or employee benefits or (B) pre-closing taxes relating to PDC;

•	require the Company to retain any material excluded or retained liabilities relating to the securities or assets of PDC being sold or disposed of; or

•	require the Company to sell PDC for a price payable in consideration other than cash or that in the good faith judgment of the Shareholder Representative, would cause the net proceeds from such sale agreement to be less than zero.

Until payment of the proceeds from a sale of all of the remaining PDC assets or occurrence of the PDC Sale Deadline, whichever is earlier, the Company also would be required to comply with certain covenants covering the operations of PDC contained in the PDC CVR Agreement. The PDC CVR Agreement and each PDC CVR will generally be terminated upon the one (1) year anniversary of the later of (i) the payment of all proceeds from a partial or entire sale of PDC and all deferred cash consideration, or (ii) the PDC Sale Deadline. The PDC CVR Agreement may also be terminated by written agreement of the Company and the Shareholder Representative.

There can be no assurance that any payment will be made under the PDC CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the PDC CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. The PDC CVRs generally provide for a payment to the PDC Holders following the sale of the PDC assets, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the PDC CVRs, including the possibility that PDC will not be sold for a value sufficient to generate a payment to PDC Holders or will not be sold at all. If all of the remaining PDC assets have not sold by the PDC Sale Deadline, the PDC CVR provides for a payment equal to the excess, if any, of (x) any unpaid amounts arising from partial sales of the PDC assets prior to the PDC Sale Deadline (as well as certain dividends or distributions received by the Company from the operating earnings of PDC, to the extent not previously paid to the PDC Holders), over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the PDC assets. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the PDC Holders or when any such cash proceeds would be payable to the PDC Holders. To the extent that any of the assets of PDC do not sell prior to the PDC Sale Deadline, the Company will thereafter have no further obligations to the PDC Holders relating to such assets or any proceeds relating to any sale thereof, and the Company will therefore be entitled to retain any proceeds arising from the subsequent sale or ownership of such assets. The PDC CVRs are non-transferrable and will not have any voting or dividend rights, and the PDC Holders will receive limited, if any, interest on proceeds payable to the Company in connection with the PDC CVRs. The PDC CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger. In addition, there is substantial uncertainty regarding the tax treatment of the PDC CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more complete description of the tax consequences of receiving PDC CVRs.

See “PDC Contingent Value Rights Agreement” beginning on page 156 for additional information.

Treatment of Options, Restricted Shares, Performance Share Awards and Restricted Stock Units

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding, unexpired and unexercised option to purchase shares of Company common stock (each, a “Company Option”), that was granted under any equity incentive plan of the Company, including the 1999 Amended and Restated Equity Participation Plan, the 2007 Equity and Incentive Award Plan and the 2011 Equity

and Incentive Award Plan or any other plan, agreement or arrangement (collectively, the “Company Equity Incentive Plans”), whether or not then exercisable or vested, shall be accelerated, vested and cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of Company common stock subject to such Company Option as of immediately prior to the effective time of the Merger and (B) the excess, if any, of the Per Share Cash Merger Consideration over the exercise price per share of Company common stock (the “Option Price”) of such Company Option (the “Option Payment”). In addition, if the sale of the Casa Ley Interest and/or the PDC assets, as applicable, are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, then each Company Option shall be eligible to receive one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each share of Company common stock subject to such cancelled Company Option that has an Option Price (as defined below in “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units” beginning on page 117) less than the Per Share Cash Merger Consideration. Each Company Option with an Option Price (as of immediately prior to the effective time) that equals or exceeds the Per Share Cash Merger Consideration shall, immediately prior to the effective time, be cancelled without the payment of consideration.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each restricted share of Company common stock that is outstanding and that was granted pursuant to any Company Equity Incentive Plan whether or not then exercisable or vested, shall automatically vest and all restrictions thereon shall lapse, and shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding performance share award covering shares of Company common stock (each a “Performance Share Award”) that was granted under any Company Equity Incentive Plan will vest at the target levels specified for each such award and will be cancelled in exchange for (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding sentence) and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Performance Share Award.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding restricted stock unit covering shares of Company common stock (each a “Restricted Stock Unit”), that was granted under any Company Equity Incentive Plan, whether or not then vested, shall be accelerated, vested and cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Restricted Stock Unit and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Restricted Stock Unit.

As of the effective time of the Merger, all Company Equity Incentive Plans and all Company employee stock purchase plans shall be terminated and no further Company Options, restricted shares of Company common stock, Performance Share Awards or Restricted Stock Units shall be granted thereunder.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, all shares of Company common stock credited in the “stock credit accounts” under the Company’s Deferred Compensation Plan for Directors (“DCP”) and the Deferred Compensation Plan for Directors II (“DCPII”) shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of shares of Company common stock credited to each such “stock credit account” and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each share of Company common stock credited to such “stock credit account.” All amounts credited under the DCP and the DCPII shall be continue to be held and paid at such times and in accordance with the terms of the plans and any applicable deferral and distribution elections made under such plans.

Effect on Blackhawk Distribution

The Merger Agreement did not alter the Company’s previously announced plan to distribute to its stockholders on April 14, 2014 the remaining 37.8 million shares of Class B common stock of Blackhawk Network Holdings, Inc. (“Blackhawk”) that the Company owned (the “Blackhawk Distribution”). The Blackhawk Distribution was not dependent upon the closing of the Merger, and was undertaken for independent business reasons. If the Merger is not completed, and certain other conditions are met, the Company intends to take the position that the Blackhawk Distribution should qualify as tax-free to the Company and its stockholders for U.S. federal income tax purposes. Under certain limited circumstances, the Parent Entities have agreed to indemnify the Company for certain potential taxes arising from the Blackhawk Distribution in the event the Merger is not consummated. For additional information see “The Merger Agreement—Blackhawk Distribution and Tax Indemnity” beginning on page 147 and “Blackhawk Distribution” beginning on page 166.

Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement

The Board, after careful consideration, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to approve and adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the completion of the Merger (the “Merger-related compensation proposal”); and

•	“FOR” the proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement.

The Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders. For a discussion of the material factors considered by the Board in determining to recommend the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, see “Proposal 1—The Merger—Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement” beginning on page 68 for additional information.

Opinion of Financial Advisors to the Board

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Board that, as of March 6, 2014 and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

Greenhill & Co., LLC (“Greenhill”) also delivered its opinion to the Board that, as of March 6, 2014 and based upon and subject to the factors and assumptions set forth therein, the sum of (i) the Per Share Merger

Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of shares of Company common stock pursuant to the Merger Agreement and (ii) the separate per share distribution to the holders of shares of Company common stock in the Blackhawk Distribution was fair, from a financial point of view, to such holders.

The full text of the written opinions of Goldman Sachs and Greenhill, both dated March 6, 2014, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are attached to this Proxy Statement as Annex D and Annex E, respectively. The summaries of the opinions of Goldman Sachs and Greenhill are qualified in their entirety by reference to the full text of the opinions. Goldman Sachs and Greenhill provided their opinions for the information and assistance of the Board in connection with the Board’s consideration of the Merger. The opinions are not intended to be and do not constitute a recommendation as to how any holder of the Company common stock should vote with respect to the approval and adoption of the Merger Agreement or any other matter. Pursuant to an engagement letter between Safeway and Goldman Sachs, Safeway has agreed to pay Goldman Sachs an estimated transaction fee of $37.0 million, $2.0 million of which became payable upon execution of the Merger Agreement, and the remainder of which is payable upon consummation of the transactions contemplated by the Merger Agreement. Pursuant to an engagement letter between Safeway and Greenhill, Safeway paid Greenhill a fee of $2.0 million upon delivery of Greenhill’s opinion.

See “Proposal 1—The Merger—Opinion of Goldman, Sachs & Co., Financial Advisor to the Board” beginning on page 73 and “Proposal 1—The Merger—Opinion of Greenhill & Co., LLC, Financial Advisor to the Board” beginning on page 85 for additional information.

Financing of the Merger

Equity Financing

Ultimate Parent has entered into a letter agreement, dated March 6, 2014, which we refer to as the equity commitment letter, with Cerberus Institutional Partners V, L.P., Jubilee Saturn ABS LLC, K-Saturn, LLC, Kimco Realty Services, Inc. and ColFin Safe Holdings, LLC, which we refer to as the equity investors in their capacity as equity investors, and with Sei, Inc. and Colony Financial, Inc., which together with Cerberus Institutional Partners V, L.P., K-Saturn, LLC and Kimco Realty Services, Inc. we refer to as sponsors in their capacity as sponsors, and with Cerberus, pursuant to which the equity investors have committed, on a several (not joint and several) basis, to purchase, and/or to cause the purchase through one or more entities formed for the purpose of investing in Ultimate Parent, of equity securities of Ultimate Parent at the closing of the Merger, for an amount equal to $1,250 million in the aggregate, which we refer to collectively as the equity financing. Each equity investor may assign a portion of its equity commitment to affiliated investment funds, but any such assignment shall not relieve such equity investor of its obligations to fund its equity commitment except to the extent its affiliated investment fund actually fulfills the equity commitment. The equity investors’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (i) the satisfaction or waiver of each of the conditions to the Parent Entities’ obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letters described below or any alternative financing that Parent and Merger Sub accept from alternative sources pursuant to and in accordance with the Merger Agreement, (iii) the prior or substantially contemporaneous funding by each other equity investor (or any permitted replacement investor) of its commitment and (iv) the substantially contemporaneous closing of the Merger. In addition, the Company was made a third party beneficiary to certain commitment letters from investment funds affiliated with K-Saturn, LLC and Cerberus Institutional Partners V, L.P. supporting their respective obligations under the equity commitment letter on terms and conditions substantially similar to the equity commitment letter. For additional information on the equity financing see “Proposal 1—The Merger—Financing of the Merger—Equity Financing” beginning on page 99.

Limited Guarantee

Pursuant to a limited guarantee, dated March 6, 2014, which we refer to as the limited guarantee, delivered by the sponsors in favor of the Company, each sponsor has agreed to, severally but not jointly, guarantee the due and punctual payment of such sponsor’s agreed upon percentage (which aggregate to 100% with respect to all sponsors) of the payment obligations of the Parent Entities under the Merger Agreement to pay the Parent Termination Fee and certain expense reimbursement and indemnification obligations of the Parent Entities to the Company if, as and when required to be paid by the Parent Entities pursuant to the Merger Agreement. See “The Merger Agreement—Effect of Termination” beginning on page 140. For additional information on the limited guarantee see “Proposal 1—The Merger—Financing of the Merger—Limited Guarantee” beginning on page 100.

Debt Financing

Parent obtained a debt commitment letter pursuant to which, and subject to the terms and conditions set forth therein, each of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities, Inc., PNC Bank, National Association, PNC Capital Markets LLC, US Bank National Association, U.S. Bancorp Investments, Inc., SunTrust Robinson Humphrey and SunTrust Bank (in each case, together with certain affiliates) (the “Initial Lenders”) committed severally to provide Parent specified percentages (aggregating 100%) of a (i) $2,750,000,000 asset based revolving loan facility and (ii) $6,700,000,000 term loan facility. In addition, to the extent Parent does not receive up to $1,625,000,000 of gross proceeds from the issuance of senior secured notes on the date of the closing of the Merger, certain Initial Lenders agreed, subject to the terms and conditions set forth therein, to provide senior secured loans for such amount. The Initial Lenders’ commitments to provide the debt financing are subject to certain conditions, including, among other things, the funding of the Parent Entities’ equity contribution and receipt of required information. The Initial Lenders’ commitments to provide the debt financing are not conditioned upon a successful syndication of any of the facilities with other institutions. In connection with the financing, immediately following closing of the Merger, the Parent Entities also contemplate causing the Company and certain of its subsidiaries to enter into an asset purchase agreement (the “EDS APA”) with NAI, pursuant to which NAI will acquire for $659,000,000 the Company’s Eastern division. Although the Parent Entities are relying on the funding of Parent’s financing commitments to be able to close the Merger, the consummation of the Parent’s financing is not a condition to the closing of the Merger in the Merger Agreement. See “Proposal 1—The Merger—Financing of the Merger—Debt Financing” beginning on page 101 for additional information.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board, you should be aware that certain of our executive officers and directors have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	the cancellation of outstanding Company Options, whether or not vested, immediately prior to the effective time of the Merger in exchange for the Option Payments payable at the effective time of the Merger as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of shares of Company common stock subject to such cancelled Company Options that have an Option Price (as defined below in “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units” beginning on page 117) less than the Per Share Cash Merger Consideration;

•

the vesting of Performance Share Awards at the target levels specified for such awards, and the cancellation of such Performance Share Awards in exchange for the right to receive an amount in cash equal to the product of the number of vested shares of Company common stock subject to such Performance Share Awards and the Per Share Cash Merger Consideration, as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of vested shares of Company common stock subject to such cancelled Performance Share Awards;

•	the accelerated vesting of all outstanding Restricted Stock Units and the cancellation of such Restricted Stock Units in exchange for the right to receive an amount in cash equal to the product of the number of vested shares of Company common stock subject to such Restricted Stock Units and the Per Share Cash Merger Consideration, as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of vested shares of Company common stock subject to such cancelled Restricted Stock Units;

•	the acceleration of vesting of all outstanding shares of restricted Company common stock and the cancellation of such shares of restricted Company common stock in exchange for the right to receive the Per Share Merger Consideration;

•	the cancellation of all shares of Company common stock credited in the “stock credit accounts” under the DCP and DCPII in exchange for crediting such accounts with an amount in cash equal to the product of the number of shares of Company common stock credited to such “stock credit accounts” and the Per Share Cash Merger Consideration, as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of shares of Company common stock credited to such “stock credit accounts;”

•	a retention bonus plan for certain key employees of the Company, pursuant to which such individuals are eligible to earn two retention bonuses (denominated at a percentage of base salary), the first of which is payable on or within thirty days following March 6, 2015 and the second of which is payable on or within thirty days following March 6, 2016, in each case, subject to the individual’s continued employment with the Company through the applicable retention date; and

•	continued indemnification and liability insurance for directors and officers following the closing of the Merger.

See “Proposal 1—The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 105 for additional information.

Conditions to the Merger

The respective obligations of the Company and the Parent Entities to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the approval and adoption of the Merger Agreement by the holders of shares of Company common stock, the absence of any law or any temporary restraining order, injunction or other order of a governmental entity that makes illegal or prohibits consummation of the Merger, the expiration or termination of the waiting period applicable to the closing of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the accuracy of the representations and warranties of the parties to the Merger Agreement and the compliance by the parties to the Merger Agreement with their respective obligations under the Merger Agreement. The obligation of the Parent Entities to consummate the Merger is also subject to the absence of a Company Material Adverse Effect, as described under “The Merger Agreement—Representations and Warranties” beginning on page 120. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page  137.

Regulatory Approvals

The Merger cannot be completed until the Company and the Parent Entities each file a notification and report form under the HSR Act, and the applicable waiting period has expired or been terminated. The Company and the Parent Entities filed the notification and report forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) on March 11, 2014. On April 10, 2014, the Company and the Parent Entities each received a request for additional information and documentary materials from the FTC with respect to the Merger. The waiting period will not begin until both the Company and the Parent Entities are in substantial compliance with such request. See “Proposal 1—The Merger—Regulatory Matters” beginning on page 108 and “The Merger Agreement—Conditions to the Merger” beginning on page 137.

Solicitation of Acquisition Proposals

The Merger Agreement provides that until 11:59 p.m., New York City time, on March 27, 2014, we were permitted to initiate, solicit and encourage any inquiries, or the making of any proposals or offers that constitute acquisition proposals (as described in “The Merger Agreement—Solicitation of Transactions—Go-Shop Period” beginning on page 131) from third parties and to engage in, enter into or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any acquisition proposals. In addition, in the event that any person or group of persons (which we refer to as an “Excluded Party”) submitted a written acquisition proposal prior to 12:00 a.m. on March 28, 2014 that the Board determined in good faith after consultation with its financial advisors and outside legal counsel constituted or could reasonably have been expected to lead to a superior proposal (as described in “The Merger Agreement—Solicitation of Transactions—Termination for Superior Proposals and Company Adverse Recommendation Change” beginning on page 132), then the Company and its subsidiaries and representatives could have continued to solicit and engage with such Excluded Party until 11:59 p.m. on April 12, 2014. None of the parties contacted by the Company during the go-shop period notified Safeway prior to the March 28, 2014 deadline that they would be interested in pursuing an alternative transaction under the Merger Agreement. See “Proposal 1—The Merger—Background of the Merger” beginning on page 52 for additional information.

From and after 12:00 a.m., New York City time, on March 28, 2014, which we refer to as the no-shop period start date, and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, we are not permitted to initiate, solicit, knowingly encourage or facilitate any acquisition proposals or engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning the Company and its subsidiaries to, any person that is seeking to make, or has made, an acquisition proposal or enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable confidentiality agreement) with respect to any acquisition proposal. See “The Merger Agreement—Solicitation of Transactions—No Solicitation or Negotiation” beginning on page 131.

Notwithstanding these restrictions, under certain circumstances, from and after the no-shop period start date, and prior to the time our stockholders approve and adopt the Merger Agreement or the Merger Agreement is terminated, we or any of our subsidiaries or representatives may (i) furnish to any person making an acquisition proposal information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company reasonably promptly and, in any event, within forty-eight (48) hours, makes such information available to Ultimate Parent if not previously made available to Ultimate Parent) and (ii) engage or participate in discussions or negotiations with any person making an acquisition proposal (as described in “The Merger Agreement—Solicitation of Transactions—Permitted Conduct Following No-Shop Period Start Date” beginning on page 132), in each case, if the Company receives a written acquisition proposal from any person that did not result from a breach by the Company of its obligations relating to the solicitation (or prohibition thereof) of acquisition proposals and the Board has determined in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law. At any time before the Merger Agreement is approved and adopted by our stockholders, if the Board determines in good faith (after consultation with its financial advisors and outside counsel) that an acquisition proposal is a superior proposal and that the failure to terminate the Merger Agreement and accept such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, we may terminate the Merger Agreement and enter into an agreement with respect to such superior proposal, so long as we comply with the solicitation limitations and other terms of the

Merger Agreement, including paying a termination fee to Ultimate Parent (see “The Merger Agreement—Solicitation of Transactions—Termination for Superior Proposals and Company Adverse Recommendation Change” beginning on page 132 and “The Merger Agreement—Termination” beginning on page 139).

Termination of the Merger Agreement

The Company and Ultimate Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the approval and adoption of the Merger Agreement by the Company’s stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Ultimate Parent or the Company, by written notice to the other party, if:

•	the Merger has not been consummated on or prior to March 5, 2015 (the “Initial End Date”), provided that (i) if (A) all of the conditions to the closing of the Merger, other than the receipt of certain regulatory or governmental approvals, have been satisfied or are capable of being satisfied at the Initial End Date, (B) none of the Parent Entities is in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement as though made on and as of the Initial End Date (except to the extent expressly made as of an earlier date, in which case as of such date, other than with respect to the ability to satisfy the Parent Entities’ financing conditions which shall be measured as of the Initial End Date), (C) the conditions to extending Parent’s financing (referred to and defined as “Financing Extension Conditions” in the Merger Agreement, and including Parent’s issuance of certain secured notes or incurrence of certain bridge loans) are satisfied, and (D) Parent’s equity commitment letters are in full force and effect and will remain so through the Final End Date (as defined below), then the Initial End Date may, in Ultimate Parent’s sole discretion, be extended to June 5, 2015 (the “Final End Date”) and (ii) the party seeking to terminate the Merger Agreement is not in material breach of its obligations under the Merger Agreement in any manner that caused or resulted in the failure to consummate the Merger on or before the Initial End Date or, if such date is extended by Ultimate Parent, the Final End Date;

•	a court has issued an injunction or similar order permanently restraining, enjoining or otherwise prohibiting the closing of the Merger and such injunction shall have become final and non-appealable (but this right to terminate will not be available to a party that did not use appropriate efforts as required by the Merger Agreement to prevent, oppose and remove such injunction); or

•	the required approval of the Company’s stockholders shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment thereof;

by Ultimate Parent, by written notice to the Company, if:

•	at any time before the Company’s stockholders approve and adopt the Merger Agreement, (i) the Board shall have made a Company adverse recommendation change (as described in “The Merger Agreement—Solicitation of Transactions—Termination for Superior Proposals and Company Adverse Recommendation Change” beginning on page 132) or (ii) the Company enters into an alternative acquisition agreement (as described in the same section beginning on page 132); or

•

the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the Parent Entities’ conditions to the closing of the Merger based on the Company’s breach of its representations and warranties or covenants and agreements and (ii) is not curable, or if curable, is not cured prior to the earlier of (A) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (B) the Initial End Date, or, if the Initial End Date is extended, the

Final End Date (but Ultimate Parent shall not have this right to terminate if any of the Parent Entities is then in breach of any representations, warranties, covenants or other agreements that would result in the conditions to the Company’s obligation to effect the Merger not being satisfied).

by the Company, by written notice to Ultimate Parent, if:

•	at any time before the Company’s stockholders approve and adopt the Merger Agreement, in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if (i) the Board, after satisfying all of the requirements set forth in “The Merger Agreement—Solicitation of Transactions” beginning on page 131, authorizes the Company to enter into such alternative acquisition agreement and (ii) at substantially the same time, the Company enters into the alternative acquisition agreement and pays Ultimate Parent any fees required to be paid pursuant to “The Merger Agreement—Effect of Termination” (but the Company shall not have the right to terminate if it has not complied in all material respects with the requirements in “The Merger Agreement—Solicitation of Transactions” beginning on page 131 with respect to the superior proposal);

•	any of the Parent Entities breach any of their representations or warranties or fail to perform any of their covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the Company’s condition to the closing of the Merger based on the Parent Entities’ breach of their representations and warranties or covenants and agreements and (ii) is not curable, or if curable, is not cured prior to the earlier of (A) the 30th day after written notice thereof is given by the Company to Ultimate Parent or (B) the Initial End Date (or, if the Initial End Date is extended, the Final End Date) (but the Company shall not have this right to terminate if the Company is then in breach of any representations, warranties, covenants or other agreements that would result in the conditions to the Parent Entities’ obligations to effect the Merger not being satisfied); and

•	at any time prior to the closing of the Merger and (if prior to the Initial End Date) after the expiration of the Marketing Period (as defined in “The Merger Agreement—Parent’s Financing Covenant; Company’s Financial Cooperation Covenant—Marketing Period” beginning on page 126) (i) all of the conditions to the Parent Entities’ obligations to effect the Merger (other than conditions which by their nature are to be satisfied by actions taken at the closing of the Merger) have been satisfied or waived, and the Company has complied in all material respects with its obligations under “The Merger Agreement—Parent’s Financing Covenant; Company’s Financial Cooperation Covenant” beginning on page 126, (ii) the Company has irrevocably notified Ultimate Parent in writing that the Company is ready, willing and able to consummate the closing of the Merger, and (iii) the Parent Entities fail to consummate the closing of the Merger and the transactions contemplated by the Merger Agreement within five (5) business days following such notice.

Termination Fees and Reimbursement of Expenses

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Effect of Termination” beginning on page 140:

•	the Company may be obligated to pay Ultimate Parent a termination fee of up to $250 million; in addition, if the Company’s stockholders do not vote to approve and adopt the Merger Agreement, then in certain circumstances the Company may be required to reimburse up to $50 million of the Parent Entities’ documented, reasonable out-of-pocket expenses in connection with the Merger Agreement, with any such expense reimbursement credited toward any termination fee that may become payable; or

•	the Parent Entities may be obligated to pay the Company a termination fee of $400 million.

Remedies

Subject to certain exceptions (as described in “The Merger Agreement—Effect of Termination” beginning on page 140) and the right to specific performance as described below, Ultimate Parent’s and the Company’s right to receive payment of the applicable termination fee, reimbursement of expenses (if applicable) and certain costs of enforcement recoverable under the Merger Agreement will be the sole and exclusive remedy of such parties and any of their respective affiliates against the other party and its subsidiaries and any of their respective former, current or future executive officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered in connection with the Merger Agreement or the transactions contemplated thereby, and upon payment of such amounts, no such related party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Prior to valid termination of the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the Merger Agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent Entities’ obligation to:

•	cause the equity financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance, or other equitable remedies for obligations other than with respect to funding the Merger) will be subject to the requirements that (i) all conditions to the obligations of the Parent Entities to effect the Merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing of the Merger if the equity financing is funded at the closing of the Merger and (iii) the Company has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing of the Merger to occur; and

•	cause the debt financing to be funded (but not the right of the Company to injunctions, specific performance, or other equitable remedies for obligations other than with respect to the actual funding of the debt financing) will be subject to the requirements that (i) the Marketing Period (as defined in “The Merger Agreement—Parent’s Financing Covenant; Company’s Financial Cooperation Covenant—Marketing Period” beginning on page 126) has ended and all conditions to the obligations of the Parent Entities to effect the Merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger) at the time when the closing would have been required to occur but for the failure of the debt financing to be funded and (ii) all of the conditions to the closing of the debt financing provided for in the debt commitment letters have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger or at the time of funding).

While the Company and any of the Parent Entities may pursue both a grant of specific performance and the payment of a termination fee, under no circumstance will either be permitted or entitled to receive both a grant of specific performance that results in a closing of the Merger and a termination fee.

Appraisal Rights

If the Merger is consummated, persons who are stockholders of the Company may have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor of approval and adoption of the Merger Agreement, who properly demands appraisal of such shares of Company common stock and who complies precisely with the applicable provisions of the DGCL, will not be converted into the right to receive the Per Share Merger Consideration. Such appraisal rights, if the stockholder complies with the procedures set forth in Section 262 of the DGCL for exercising and perfecting appraisal rights, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, the Per Share Merger Consideration.

You should read “Proposal 1—The Merger—Appraisal Rights” beginning on page 95 for a more complete discussion of the appraisal rights in relation to the Merger as well as Annex C to this Proxy Statement, which contains a full text of Section 262 of the DGCL.

Market Price and Dividend Information

Shares of Company common stock are listed on the NYSE. Since the date of the execution of the Merger Agreement, the Company has paid a quarterly dividend of $0.20 per share of Company common stock and the Board has declared a second quarterly dividend of $0.23 per share of Company common stock payable to holders of record on June 19, 2014 to be paid on July 10, 2014. For a description of the market price of Company common stock and additional dividend information, see “Market Price and Dividend Information” beginning on page 38.

Litigation Relating to the Merger

Since the announcement of the Merger, 13 purported class action complaints were filed by alleged stockholders of the Company against the Company, the individual directors of the Company, and against Cerberus, Ultimate Parent, Parent, Albertson’s LLC and/or Merger Sub. Seven lawsuits were filed in the Delaware Court of Chancery, captioned Barnhard v. Safeway Inc., et al., C.A. No. 9445-VCL (March 13, 2014); Morales v. Safeway Inc., et al., C.A. No. 9455-VCL (March 18, 2014); Ogurkiewicz v. Safeway Inc., et al., C.A. No. 9454- VCL (March 18, 2014); Pipefitters Local 636 Defined Benefit Fund and Oklahoma Firefighters Pension and Retirement System v. Safeway Inc., et al., C.A. No. 9461-VCL (March 20, 2014); Cleveland Bakers and Teamsters Pension and Health & Welfare Funds v. Safeway Inc., et al., C.A. No. 9466-VCL (March 24, 2014); KBC Asset Management NV, Erste-Sparinvest Kapitalanlagegesellschaft m.b.H., Louisiana Municipal Police Employees’ Retirement System, and Bristol County Retirement System v. Safeway Inc., et al., C.A. No. 9492-VCL (March 31, 2014); and The City of Atlanta Firefighters’ Pension Fund v. Safeway Inc., et al., C.A. No. 9495-VCL (April 1, 2014), which have been consolidated by order of the Court as In Re Safeway Inc. Stockholders Litigation, Consol. C.A. 9445-VCL.

Four other lawsuits were filed in the Superior Court of the State of California, County of Alameda, captioned Lopez v. Safeway Inc., et al., Case No. HG14716651 (March 7, 2014); Groen v. Safeway Inc., et al., Case No. RG14716641 (March 7, 2014); Ettinger v. Safeway Inc., et al., Case No. RG14716842 (March 11, 2014); and Brockton Ret. Board v. Edwards, et al., Case No. RG 14720450 (April 7, 2014), which were consolidated by order of the court (collectively, the “Consolidated California State Actions”). On May 7, 2014, an amended complaint was filed in the Consolidated California State Actions. On May 14, 2014, the court in the above-referenced actions entered an order dismissing the Consolidated California State Actions, finding that the plaintiffs were contractually obligated to bring their claims against defendants in the Delaware Court of Chancery in light of the forum selection clause in the Company’s By-Laws.

Two other lawsuits were filed in the United States District Court for the Northern District of California, and are captioned Steamfitters Local 449 Pensions Fund v. Safeway Inc., et al., Case No. 4:14-cv-01670 (April 10, 2014) (the “Steamfitters action”) and Romaneck v. Safeway Inc., et al., Case No. 4:14-cv-02015 (May 1, 2014) (the “Romaneck action”). An amended complaint was filed in the Steamfitters action on May 15, 2014.

Each of the cases is purportedly brought on behalf of the Company stockholder class. Collectively, the actions generally allege that the members of the Board breached their fiduciary duties in connection with the Merger because, among other things, the Merger involves an unfair price, a flawed sales process and preclusive deal protection devices. The actions allege that the Company and various combinations of the Parent Entities aided and abetted those alleged breaches of fiduciary duty. The amended complaint in the dismissed Consolidated California State Actions further alleged that the Proxy Statement fails to disclose material information relating to, among other things, the fairness opinions of Goldman Sachs and Greenhill, the Company’s financial projections, analyses concerning the intrinsic value of Blackhawk, and the background of the proposed transaction. The Romaneck action and Steamfitters action also allege that the defendants violated Sections 14 and 20(a) of the Exchange Act because the Proxy Statement fails to disclose material information relating to, among other things, the background of the proposed transaction, the fairness opinions of Goldman Sachs and Greenhill and the Company’s financial projections. Among other remedies, the lawsuits seek to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger or unspecified money damages, costs and attorneys’ and experts’ fees. The Company and the Board believe these claims are entirely without merit, and intend to vigorously defend these actions.

Material United States Federal Income Tax Consequences

The receipt of the Per Share Merger Consideration by a holder in exchange for Company common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. For a more complete description of the tax consequences of the Merger, see the section entitled “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 of this Proxy Statement.

Tax matters are very complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 247.

Anticipated Closing of the Merger

The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approval described in this Proxy Statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” beginning on page 137. The parties to the Merger Agreement currently expect to complete the Merger in the fourth quarter of 2014, although the Company cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

Q: Why am I receiving this Proxy Statement?

A: As a stockholder of record at the close of business on [    ], 2014, the record date for the Annual Meeting, you are entitled to receive notice of and to attend and vote at the Annual Meeting. This year’s annual meeting will be particularly significant and your vote is extremely important because, on March 6, 2014, we entered into the Merger Agreement with the Parent Entities providing for the Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. You are receiving this Proxy Statement in connection with, among other items, the solicitation of proxies by the Board in favor of the approval and adoption of the Merger Agreement. This Proxy Statement contains important information about the Merger, the Merger Agreement and the Annual Meeting.

Q: Why is the Company holding the Annual Meeting?

A: Under the DGCL, and in accordance with our By-Laws, we are required to hold a meeting of the stockholders annually. At the Annual Meeting, you will be asked to, among other things, approve and adopt the Merger Agreement.

Q: What matters will be voted on at the Annual Meeting?

A: You will be asked to consider and vote on the following proposals:

•	approval and adoption of the Merger Agreement;

•	a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	a proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	a proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	a non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	a stockholder proposal regarding labeling products that contain genetically engineered ingredients, if properly presented at the Annual Meeting;

•	a stockholder proposal regarding extended producer responsibility, if properly presented at the Annual Meeting; and

•	such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Q: What will happen in the Merger?

A: In the Merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and will become a wholly-owned subsidiary of Parent. As a result of the Merger, the

Company common stock will no longer be publicly traded. In addition, the Company common stock will be delisted from NYSE and deregistered under the Exchange Act.

Q: As a stockholder, what will I receive in the Merger?

A: As more fully described in the Merger Agreement, if the Merger is completed, you will be entitled to receive for each share of Company common stock that you own immediately prior to the effective time of the Merger the Per Share Merger Consideration consisting of (i) $32.50 in cash (the “Initial Cash Merger Consideration”), (ii) a pro-rata portion of any net proceeds with respect to certain sales of (x) Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”) and (y) Safeway’s real-estate development subsidiaries Property Development Centers, LLC and PDC I, Inc., which will own certain shopping centers and related Safeway stores (“PDC”), (iii) a pro-rata portion of certain after-tax amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC, (iv) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing of the Merger (the “Additional Cash Merger Consideration”), and (v) if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) one contingent value right relating to the sale of any remaining Casa Ley Interest and deferred consideration (which we refer to as a “Casa Ley CVR”) and/or (y) one contingent value right relating to the sale of any remaining PDC assets and deferred consideration (a “PDC CVR”). We refer to the amounts and rights in (i), (ii), (iii), (iv) and (v) above as the “Per Share Merger Consideration” and the amounts in (i), (ii), (iii) and (iv) above as the “Per Share Cash Merger Consideration.” Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The Per Share Merger Consideration you will be entitled to receive will also be net of any required withholding taxes and will not include any interest.

See “The Merger Agreement—Per Share Merger Consideration” beginning on page 115 for a more detailed description of the Per Share Merger Consideration. See “Casa Ley Contingent Value Rights Agreement” beginning on page 149 for a more detailed description of the Casa Ley CVR. See “PDC Contingent Value Rights Agreement” beginning on page 156 for a more detailed description of the PDC CVR.

See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more detailed description of the United States federal tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes.

Q: How does the Per Share Merger Consideration compare to the market price of the Company common stock prior to announcement of strategic alternatives?

A: The Per Share Merger Consideration consists of:

i.	$32.50 in cash;

ii.	a pro-rata portion of any net proceeds with respect to certain sales of the Casa Ley Interest and PDC;

iii.	a pro-rata portion of certain after-tax amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC;

iv.	if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing of the Merger; and

v.	if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) a Casa Ley CVR and/or (y) a PDC CVR.

The Board’s estimate of the Per Share Merger Consideration and the value of the Blackhawk Class B common stock to be distributed to Company stockholders in the Blackhawk Distribution, which the Board estimated to be between $40.58 and $40.90, represents a 43.7%—44.8% premium to the price of $28.24, which was the closing price of shares of Company common stock on September 16, 2013, the last full trading day before JANA Partners filed a Schedule 13D reporting a 6.2% ownership stake in the Company, a 53.4%—54.6% premium to the Company’s 30-day trading average ($26.45) to September 16, 2013, and a 60.1%—61.3% premium to the Company’s 90-day trading average ($25.35) to September 16, 2013. The Board’s estimate of the Per Share Merger Consideration and the value of the Blackhawk Class B common stock to be distributed to Company stockholders in the Blackhawk Distribution also represents a 17.2%—18.2% premium to the price of $34.61, which was the closing price of shares of Company common stock on February 19, 2014, the last full trading day before the public announcement by the Company that the Company was in discussions concerning a possible transaction involving the sale of the Company, a 27.5%—28.5% premium to the Company’s 30-day trading average ($31.82) to February 19, 2014, and a 24.6%—25.6% premium to the Company’s 90-day trading average ($32.56) to February 19, 2014. The Board’s estimate of the Per Share Merger Consideration and the value of the Blackhawk Class B common stock to be distributed to Company stockholders in the Blackhawk Distribution also represents a 69.5%—70.8% premium to the price of $23.94, which was the closing price of shares of Company common stock on March 6, 2013, the date that is one year prior to the signing of the Merger Agreement, an 85.9%—87.3% premium to the Company’s 30-day trading average ($21.83) to March 6, 2013, and a 108.1%—109.7% premium to the Company’s 90-day trading average ($19.50) to March 6, 2013. On [    ], 2014, the most recent practicable date before this Proxy Statement was mailed to our stockholders, the closing price of shares of Company common stock was $[    ] per share. This closing share price was after the completion of the Blackhawk Distribution on April 14, 2014. You are encouraged to obtain current market quotations of Company common stock in connection with voting your shares.

The aggregate Per Share Merger Consideration to be received by our stockholders will vary depending upon the amount of distributions received in relation to sales of the Casa Ley Interest and PDC, which amounts are not yet determined, as well as the timing of the closing of the Merger Agreement.

Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The Per Share Merger Consideration you will be entitled to receive will also be net of any required withholding taxes and will not include any interest.

Q: What will happen to any Company stock options or other equity awards granted by the Company in the Merger?

A: All Company Options, whether or not vested, will be cancelled immediately prior to the effective time of the Merger in exchange for cash in an amount equal to the excess, if any, of the Per Share Cash Merger Consideration over the Option Price of such Company Option (the “Option Payment”) payable at the effective time of the Merger as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of shares of Company common stock subject to such cancelled Company Options that have an Option Price less than the Per Share Cash Merger Consideration.

All Performance Share Awards will vest at the target levels specified for such awards and will be cancelled in exchange for the right to receive an amount in cash equal to the product of the number of vested shares of Company common subject to such Performance Share Awards and the Per Share Cash Merger Consideration, as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of vested shares of Company common stock subject to such cancelled Performance Share Awards.

All Restricted Stock Units will vest and will be cancelled in exchange for the right to receive an amount in cash equal to the product of the number of vested shares of Company common stock subject to such Restricted Stock Units and the Per Share Cash Merger Consideration, as well as the right to receive Casa Ley CVRs and/or PDC CVRs (as applicable) in respect of vested shares of Company common stock subject to such cancelled Restricted Stock Units.

All outstanding shares of restricted Company common stock will become fully vested immediately prior to the effective time and will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Q: What are the Casa Ley CVRs?

A: The Casa Ley CVRs are non-transferable contingent value rights to be issued as part of the Per Share Merger Consideration if the Casa Ley Interest has not been completely sold prior to the closing of the Merger. Each Casa Ley CVR gives the holder of such Casa Ley CVR (a “Casa Ley Holder”) the right to a pro-rata portion of the net proceeds from the sale of all or any portion of the Casa Ley Interest that remains unsold as of the closing of the Merger and any deferred consideration relating to any sale of any portion of the Casa Ley Interest that has not been paid to the Company prior to the closing of the Merger.

The Casa Ley CVRs are non-marketable, will not be listed on any securities exchange and will not be transferable, subject to limited exceptions. There is no assurance that any payment will be made under the Casa Ley CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the Casa Ley CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock.

The Casa Ley CVRs generally provide for a payment to Casa Ley Holders following the sale of the Casa Ley Interest, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the Casa Ley CVRs, including the restrictions on transfer with respect to the Casa Ley Interest and that the Casa Ley Interest may not be sold for a value sufficient to generate a payment to the Casa Ley Holders, or may not be sold at all. If the entire Casa Ley Interest is not sold by the Casa Ley Sale Deadline, the Casa Ley CVR provides for a payment equal to the excess, if any, of (x) the fair market value, as determined either mutually by the Company and the Shareholder Representative or by an independent investment bank, of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the Casa Ley Interest. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the Casa Ley Holders or when any such cash proceeds would be payable to the Casa Ley Holders. Additionally, the Casa Ley CVRs will not have any voting or dividend rights. The Casa Ley CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger. In addition, there is substantial uncertainty regarding the tax treatment of the Casa Ley CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more complete description of the tax consequences of receiving Casa Ley CVRs.

When entered into, the Casa Ley CVR Agreement will control the terms pursuant to which payments will be made to Casa Ley Holders. For a more detailed summary of the Casa Ley CVRs, see “Casa Ley Contingent Value Rights Agreement” on page 149.

Q: What are the PDC CVRs?

A: The PDC CVRs are non-transferable contingent value rights to be issued as part of the Per Share Merger Consideration if the PDC assets have not been completely sold prior to the closing of the Merger. Each PDC CVR gives the holder of such PDC CVR (a “PDC Holder”) the right to a pro-rata share of the net proceeds from the sale of all or any portion of PDC that remains unsold as of the closing of the Merger and any deferred consideration relating to any sale of any portion of PDC that has not been paid to the Company prior to the closing of the Merger.

The PDC CVRs are non-marketable, will not be listed on any securities exchange and will not be transferable, subject to limited exceptions. There is no assurance that any payment will be made under the PDC CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the PDC CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock.

The PDC CVRs generally provide for a payment to the PDC Holders following the sale of the PDC assets, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the PDC CVRs, including the possibility that PDC will default under its debt commitments, that PDC may not be sold for a value sufficient to generate a payment to the PDC Holders, or may not be sold at all, and that the Company will not receive any dividends or distributions from the operating profits of PDC. If all of the remaining PDC assets have not sold by the PDC Sale Deadline, the PDC CVR provides for a payment equal to the excess, if any, of (x) any unpaid amounts arising from partial sales of the PDC assets prior to the PDC Sale Deadline (as well as certain dividends or distributions received by the Company from the operating earnings of PDC, to the extent not previously paid to the PDC Holders), over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the PDC assets. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the PDC Holders or when any such cash proceeds would be payable to the PDC Holders. To the extent that any of the assets of PDC do not sell prior to the PDC Sale Deadline, the Company will thereafter have no further obligations to the PDC Holders relating to such assets or any proceeds relating to any sale thereof, and the Company will therefore be entitled to retain any proceeds arising from the subsequent sale or ownership of such assets. Additionally, the PDC CVRs will not have any voting or dividend rights. The PDC CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger. In addition, there is substantial uncertainty regarding the tax treatment of the PDC CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more complete description of the tax consequences of receiving PDC CVRs.

When entered into, the PDC CVR Agreement will control the terms pursuant to which payments will be made to PDC Holders. For a more detailed summary of the PDC CVRs, see “PDC Contingent Value Rights Agreement” on page 156.

Q: As a stockholder of the Company, will I be able to trade any CVRs that I receive in connection with the Merger?

A: The CVRs issued to the Company stockholders in connection with the Merger will not be marketable or listed on any securities exchange and will not be transferable, subject to limited exceptions.

Q: What is the time limit for sale of the interest underlying the Casa Ley CVRs?

A: The Casa Ley CVR Agreement requires the Casa Ley Interest to have been sold by the Casa Ley Sale Deadline, which is the later of (i) the four-year anniversary of the closing of the Merger and (ii) if one or more Casa Ley sales agreements are executed prior to the four-year anniversary of the closing of the Merger but the sale of the applicable Casa Ley Interest has not closed, 60 days after the date all such Casa Ley sales agreements have either been terminated or all closings under such sales agreements have occurred. In the event that a sale of the entire Casa Ley Interest has not been consummated as of the Casa Ley Sale Deadline, each Casa Ley Holder shall be entitled to the pro-rata portion of the Casa Ley Sale Deadline Net Proceeds, which includes the excess, if any, of (x) the fair market value, as determined either mutually by the Company and the Shareholder Representative or by an independent investment bank, of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the Casa Ley Interest, as detailed in “Casa Ley Contingent Value Rights Agreement” beginning on page 149.

Q: What is the time limit for sale of the assets underlying the PDC CVRs?

A: The PDC CVR Agreement requires PDC to have been sold by the PDC Sale Deadline, which is the later of (i) the two-year anniversary of the closing of the Merger and (ii) if one or more PDC sales agreements are executed prior to the two-year anniversary of the closing of the Merger but the applicable sale of PDC has not closed, 60 days after the date all such PDC sales agreements have either been terminated or all closings under such sales agreements have occurred. To the extent that any of the assets of PDC are not sold prior to the PDC Sale Deadline, the Company will thereafter have no further obligations to the PDC Holders relating to such assets or any proceeds relating to any sale thereof, as detailed in “PDC Contingent Value Rights Agreement” beginning on page 156.

Q: Who is the Shareholder Representative and what is its role?

A: The Shareholder Representative will consist of a committee, or an entity controlled by a committee, comprised of three individuals who were members of the Board immediately prior to the closing of the Merger and which the Company will determine prior to the closing of the Merger. The Shareholder Representative will be a party to each of the Casa Ley CVR Agreement and the PDC CVR Agreement and will be responsible for conducting the sale process of both the Casa Ley Interest and PDC. The Shareholder Representative will act by a majority vote of the members of the committee on behalf of the Casa Ley Holders or PDC Holders, as applicable. The Shareholder Representative will have exclusive authority to make all decisions and to act on behalf of, and as agent for, the Casa Ley Holders or PDC Holders, as well as sole and exclusive authority to enforce the rights of such holders.

The Casa Ley Holders or PDC Holders, as applicable, will have limited recourse against the Shareholder Representative and will not have direct recourse against the Company or Ultimate Parent. None of the Shareholder Representative or any individual member of the committee comprising or controlling the Shareholder Representative will have any liability for (i) the performance or lack thereof, of its duties under the Casa Ley CVR Agreement or PDC CVR Agreement, (ii) acts or omissions of other parties to such agreements or (iii) damages, losses or expenses arising out of such agreements, other than due to gross negligence, bad faith or wilful or intentional misconduct. Additionally, such persons do not owe any duties or obligations to the Casa Ley Holders or PDC Holders, fiduciary or otherwise, other than those expressly set forth in either the Casa Ley CVR Agreement or PDC CVR Agreement and the duty to act in good faith.

Any individual member of the committee that comprises or controls the Shareholder Representative may resign at any time by giving thirty (30) days’ written notice of such resignation. If any such individual member resigns, is removed or becomes incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor to the committee. Any such successor member may not be a director, officer or employee of the Company or its affiliates after the closing of the Merger.

See “Casa Ley Contingent Value Rights Agreement” beginning on page 149, and “PDC Contingent Value Rights Agreement” beginning on page 156 for additional information regarding the Shareholder Representative.

Q: What are the tax consequences of the Merger?

A: The receipt of the Per Share Merger Consideration by a holder in exchange for Company common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. For a more complete description of the tax consequences of the Merger, see the section entitled “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 of this Proxy Statement. Tax matters are very complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q: When and where is the Annual Meeting?

A: The Annual Meeting will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229 on [    ], 2014 at [    ] p.m., Pacific time.

Q: What constitutes a quorum for the Annual Meeting?

A: The presence, in person or by proxy, of stockholders representing a majority of the shares of the Company common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the Annual Meeting. If you are a stockholder of record and you submit a properly executed proxy card by mail, submit your proxy by telephone or via the Internet or vote in person at the Annual Meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the Annual Meeting, then your shares will be counted as part of the quorum. All shares of Company common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the Annual Meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q: What vote of our stockholders is required to approve and adopt the Merger Agreement?

A: To approve and adopt the Merger Agreement, the holders as of the record date of at least a majority of the outstanding shares of Company common stock must vote such shares “FOR” the proposal to approve and adopt the Merger Agreement.

At the close of business on [    ], 2014, the record date for the Annual Meeting, [    ] shares of Company common stock were outstanding and entitled to vote at the Annual Meeting.

Q: What vote is required to approve the proposals to be presented at the Annual Meeting other than the proposal to approve and adopt the Merger Agreement?

A: The approval of the proposals other than the proposal to approve and adopt the Merger Agreement each require the affirmative vote of “a majority of votes cast” by the holders as of the record date of the outstanding shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A “majority of the votes cast” means that the number of votes cast “FOR” a director candidate or proposal must exceed the number of votes cast “AGAINST” that candidate or proposal. In accordance with our By-Laws, for purposes of determining the outcome of the election of directors or any proposal, shares represented by proxies reflecting abstentions or broker non-votes will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal other than the proposal to approve and adopt the Merger Agreement.

Q: Why am I being asked to cast a non-binding, advisory vote to approve the “Merger-related compensation proposal” that may be paid or become payable to the Company’s named executive officers in connection with the Merger?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger. This proposal is referred to as the “Merger-related compensation proposal.”

Q: What is the “Merger-related compensation”?

A: The “Merger-related compensation” is certain compensation that is tied to or based on the closing of the Merger and payable to the Company’s named executive officers under existing agreements with the Company. See “Proposal 2—Merger-Related Compensation” beginning on page 167.

Q: What will happen if stockholders do not approve the “Merger-related compensation proposal” at the Annual Meeting?

A: The non-binding, advisory vote on the “Merger-related compensation proposal” is a vote separate and apart from the vote to approve and adopt the Merger Agreement. Approval of the “Merger-related compensation proposal” is not a condition to the closing of the Merger. The vote with respect to the “Merger-related compensation proposal” will not be binding on the Company or the Parent Entities. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory proposal, if the Merger Agreement is approved and adopted by the stockholders and the Merger is completed, our named executive officers will or may become entitled to receive the “Merger-related compensation” upon the closing of the Merger.

Q: Why am I being asked to cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“say on pay proposal” vote)?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company’s named executive officers.

Q: How many votes do I have?

A: You are entitled to one vote for each share of Company common stock that you hold as of the record date.

Q: Who can attend and vote at the Annual Meeting?

A: All stockholders of record as of the close of business on [    ], 2014, the record date for the Annual Meeting, are entitled to receive notice of and to attend and vote at the Annual Meeting, or any postponement or adjournment thereof. If you wish to attend the Annual Meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e. in “street name”), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To obtain a signed proxy prior to the Annual Meeting, you should contact your nominee. Admission to the Annual Meeting will be on a first-come, first-served basis.

Q: How does the Board recommend that I vote?

A: The Board, after careful consideration, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to approve and adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	“FOR” the proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	“FOR” the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	“FOR” the non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding labeling products that contain genetically engineered ingredients; and

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding extended producer responsibility.

You should read “Proposal 1—The Merger—Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement” beginning on page 68 for a discussion of the factors that the Board considered in deciding to recommend the approval and adoption of the Merger Agreement.

Q: What will happen to the Company’s directors if the Merger is completed?

A: If the Merger is completed, the Board following the completion of the Merger will be composed of the directors of Merger Sub at the closing of the Merger, and all directors of the Company immediately prior to the closing of the Merger will cease to be directors of the Company as of the closing of the Merger.

Q: Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A: In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Proposal 1—The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 105 for additional information.

Q: How will our directors and executive officers vote on the proposal to approve and adopt the Merger Agreement?

A: Our directors and current executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of their shares of Company common stock in favor of the approval and adoption of the Merger

Agreement. As of [    ], 2014, the record date for the Annual Meeting, our directors and current executive officers beneficially owned, in the aggregate, [    ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock.

Q: Will I be entitled to receive any dividends prior to the closing of the Merger?

A: Under the terms of the Merger Agreement, the Company is prohibited from authorizing, declaring, setting aside or paying any dividend or other distribution, other than quarterly dividends per share of $0.20, $0.23, $0.23, $0.23 and $0.23, respectively, or of certain net proceeds from sales of the Casa Ley Interest and/or PDC, subject to certain exceptions. Although the Company expects to continue to pay quarterly dividends on the Company common stock, the payment of future dividends is at the discretion of the Board and will depend upon the Company’s earnings, capital requirements, financial condition and other factors. Since the date of the execution of the Merger Agreement, the Company has paid a quarterly dividend of $0.20 per share of Company common stock and the Board has declared a second quarterly dividend of $0.23 per share of Company common stock payable to holders of record on June 19, 2014 to be paid on July 10, 2014. See “Market Price and Dividend Information” beginning on page 38.

Q: What happens if I sell my shares of Company common stock before the Annual Meeting?

A: The record date for stockholders entitled to vote at the Annual Meeting is earlier than the date of the Annual Meeting and the expected closing date of the Merger. If you transfer your shares of Company common stock after the record date but before the Annual Meeting, you will, unless special arrangements are made, retain your right to vote at the Annual Meeting but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares of Company common stock prior to the Annual Meeting or prior to the completion of the Merger, you will not be eligible to exercise your appraisal rights in respect of such shares. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Proposal 1—The Merger—Appraisal Rights” beginning on page 95. For the full text of Section 262 of the DGCL, please see Annex C to this Proxy Statement.

Q: Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Company common stock?

A: Holders of shares of Company common stock who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the Per Share Merger Consideration in cash if the Merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the DGCL. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “Proposal 1—The Merger—Appraisal Rights” beginning on page 95. For the full text of Section 262 of the DGCL, please see Annex C to this Proxy Statement.

Q: How do I cast my vote if I am a holder of record?

A: If you were a holder of record on [    ], 2014, you may vote in person at the Annual Meeting or by submitting a proxy for the Annual Meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted:

•	“FOR” the approval and adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	“FOR” the proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	“FOR” the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	“FOR” the non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding labeling products that contain genetically engineered ingredients; and

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding extended producer responsibility.

Q: How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A: If you hold shares in “street name” through a broker, dealer, commercial bank, trust company or other nominee, then you received this Proxy Statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of Company common stock using the voting instructions. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q: What will happen if I abstain from voting or fail to vote on the proposals presented at the Annual Meeting?

A: If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and have no effect on the non-binding “Merger-related compensation proposal,” the adjournment proposal, the election of directors proposal, the non-binding “say on pay proposal,” the appointment of an independent registered public accounting firm proposal and the two stockholder proposals. If you fail to submit a proxy and do not attend the Annual Meeting, your shares of Company common stock will not be voted, and will have the same effect as voting “AGAINST” the proposal to approve and adopt the Merger Agreement, and will have no effect in determining whether the non-binding “Merger-related compensation proposal,” the adjournment proposal, the election of directors proposal, the non-binding “say on pay proposal,” the appointment of an independent registered public accounting firm proposal and the two stockholder proposals have received the affirmative vote of a majority of votes cast by the holders as of the record date of the shares of the Company common stock present in person or by proxy and entitled to vote at the Annual Meeting. If you fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your shares of Company common stock will not be voted, and will have the same effect as voting “AGAINST” the proposal to approve and adopt the Merger Agreement, and will have no effect in determining whether the non-binding “Merger-related compensation proposal,” the adjournment proposal, the election of directors proposal, the non-binding “say on pay proposal” and the two stockholder proposals has each received the affirmative vote of a majority of votes cast by the holders as of the record date of the shares of the Company common stock present in person or by proxy and entitled to vote at the Annual Meeting. Under the NYSE rules, brokers, banks and other nominees will have discretionary authority to vote on the appointment of an independent registered public accounting firm proposal.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the Annual Meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the Annual Meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the Annual Meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q: What happens if the Annual Meeting is adjourned?

A: Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxies or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q: If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A: No. Promptly after the Merger is completed, each holder of record of shares of Company common stock as of the time of the Merger will be sent written instructions for exchanging their stock certificates for the Per Share Merger Consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the Paying Agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy. Holders of uncertificated shares of Company common stock (i.e. holders whose shares are held in book-entry) will automatically receive their cash consideration as soon as practicable after the effective time of the Merger without any further action required on the part of such holders. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units—Exchange and Payment Procedures” beginning on page 119 for additional information.

Q: What happens if one or more of my share certificates are lost, stolen or destroyed?

A: If your share certificate is lost, stolen or destroyed, you must deliver an affidavit of the loss, theft or destruction, and may be required by the Paying Agent to post a customary bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the Per Share Merger Consideration. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units—Exchange and Payment Procedures” beginning on page 119 for additional information.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not approved and adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the Merger Agreement. Instead, we will remain as a public company and shares of Company common stock will continue to be registered under the Exchange Act and listed and traded on the New York Stock Exchange. Under circumstances specified in the Merger Agreement, we may be required to pay Ultimate Parent a termination fee of up to $250 million or up to $50 million of the documented, reasonable out-of-pocket fees and expenses incurred by the Parent Entities in connection with the transactions contemplated by the Merger Agreement (depending on the nature of the termination). In addition, under circumstances specified in the Merger Agreement, the Company may be entitled to receive from the Parent Entities a termination fee of $400 million (depending on the nature of the termination). See “The Merger Agreement—Effect of Termination,” beginning on page 140.

Q: When is the Merger expected to be completed?

A: The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approval described in this Proxy Statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. The parties to the Merger Agreement currently expect to complete the Merger in the fourth quarter of 2014, although the Company cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q: How will I know the Merger has occurred?

A: If the Merger occurs, the Company and/or the Parent Entities will promptly make a public announcement of this fact.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain banks, brokers or other nominees may have instituted householding for beneficial owners of Company common stock held through them. If your family has multiple accounts holding Company common stock, you may have already received a householding notification from your bank, broker or other nominee. Please contact your bank, broker or other nominee directly if you have any questions or require additional copies of this Proxy Statement. The bank, broker or other nominee will arrange for delivery of a separate copy of this Proxy Statement promptly upon your written or oral request. The Company will also deliver a separate copy of the notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, telephone: (925) 467-3790. You may decide at any time to revoke your decision to household, and thereby receive multiple copies, by contacting your bank, broker or other nominee.

Q: Who will solicit and pay the cost of soliciting proxies for the Annual Meeting?

A: The Company has engaged Georgeson Inc. and MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements. The cost of this solicitation will be borne by the Company. The Company will pay a base fee to Georgeson Inc. not to exceed $17,000, plus reimbursement for out-of-pocket expenses, and will pay a retainer of $20,000, plus reimbursement for out-of-pocket expenses, and additional fees to be mutually agreed upon to MacKenzie Partners. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. They will not be paid any additional amounts for soliciting proxies. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.

Q: Who can help answer my questions?

A: If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card, you should contact our proxy solicitors, Georgeson Inc. toll-free at (866) 767-8986, or MacKenzie Partners, Inc. toll-free at (800) 322-2885.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference into this Proxy Statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation (and expressly disclaim any such obligation) to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” “will,” “committed to,” “is,” “contemplate,” “likely,” “should,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward looking. For example, forward-looking statements include statements about the Company’s future financial and operating results, plans, expectations for potential payments, costs and expenses, interest rates, outcome of contingencies, business strategies and cost savings; any statements of the plans, strategies and objectives of management for future operations and the anticipated timing of filings, approvals and the closing of the Merger; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. You should note that the discussion of the Company’s reasons for recommending approval and adoption of the Merger Agreement and the description of the Company’s financial advisors’ opinions contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates, and those forward-looking expectations may have changed as of the date of this Proxy Statement.

Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. Risks, uncertainties and assumptions include, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that various closing conditions for the Merger (including the stockholder approval) may not be satisfied or waived; the possibility of a failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; the failure to obtain sufficient funds to close the Merger; the failure of the Merger to close for any other reason; the amount of fees and expenses related to the Merger; the diversion of the Board’s attention from ongoing business concerns; the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees; the Merger Agreement’s contractual restrictions on the conduct of our business prior to the closing of the Merger; the possible adverse effect on our business and the price of Company common stock if the Merger is not completed in a timely matter or at all; the outcome of, or delays caused by, any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger; changes in laws or regulations; and changes in general economic conditions.

In addition, there is no assurance that any payments will be made with respect to the sales of the Casa Ley Interest and/or the PDC assets, including with respect to the CVRs after the closing of the Merger. The right to receive any future payments with respect to the sales of the Casa Ley Interest and/or the PDC assets, including with respect to the CVRs after the closing of the Merger, will be contingent on a number of factors, including the Company’s ability to sell all or a portion of the Casa Ley Interest and/or the PDC assets, and the amount of net proceeds realized. There can be no assurance as to the value of the Casa Ley Interest and/or PDC or that the

Company’s stockholders will receive net proceeds in the amount of the value estimated in the joint press release previously issued by the Company, or any other amount.

The above risks and uncertainties are non-exhaustive and are in addition to the other risks that are set forth in the Company’s filings with the SEC, particularly under the heading “Risk Factors” in Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended December 28, 2013 and filed with the SEC on February 26, 2014, as amended on April 25, 2014, which is incorporated by reference herein, and in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available without charge at www.sec.gov. For additional information please see “Where You Can Find More Information” beginning on page 247.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock, $0.01 par value, is currently publicly traded on the NYSE under the symbol “SWY.” The following table sets forth the high and low sales prices per common share on the NYSE for the periods indicated.

	Low	High
2014
Quarter 1 (12 weeks)	$30.06	$39.48

2013
Quarter 4 (16 weeks)	$25.85	$36.90
Quarter 3 (12 weeks)	22.35	26.89
Quarter 2 (12 weeks)	22.26	28.42
Quarter 1 (12 weeks)	17.08	25.92

2012
Quarter 4 (16 weeks)	$15.00	$19.36
Quarter 3 (12 weeks)	14.73	18.31
Quarter 2 (12 weeks)	17.53	22.21
Quarter 1 (12 weeks)	20.20	23.16

There were [    ] stockholders of record as of [            ], 2014; however, approximately [    ]% of the Company’s outstanding stock is held in “street name” by depositories or nominees on behalf of beneficial holders. The closing price per share of Company common stock, as reported on the New York Stock Exchange Composite Tape, was $[    ] at the close of business on [            ], 2014. This closing share price was after the completion of the Blackhawk Distribution on April 14, 2014.

The following table presents information regarding cash dividends paid on shares of Company common stock during fiscal 2014, 2013, 2012 and 2011.

	Date Paid	Record Date	Per-Share Amounts	Total	Year-to-Date Total
	(dollars in millions, except per share amounts)
2014
Quarter 1	04/10/14	03/24/14	$0.2000	$46.2	$46.2

2013
Quarter 4	10/10/13	09/19/13	$0.2000	$49.1	$181.4
Quarter 3	07/11/13	06/20/13	0.2000	48.2	132.3
Quarter 2	04/11/13	03/25/13	0.1750	42.2	84.1
Quarter 1	12/31/12	12/17/12	0.1750	41.9	41.9

2012
Quarter 4	10/11/12	09/20/12	$0.1750	$41.9	$163.9
Quarter 3	07/12/12	06/21/12	0.1750	41.9	122.0
Quarter 2	04/12/12	03/29/12	0.1450	36.3	80.1
Quarter 1	01/12/12	12/22/11	0.1450	43.8	43.8

2011
Quarter 4	10/13/11	09/22/11	$0.1450	$49.3	$188.0
Quarter 3	07/14/11	06/23/11	0.1450	50.7	138.7
Quarter 2	04/14/11	03/24/11	0.1200	43.8	88.0
Quarter 1	01/13/11	12/23/10	0.1200	44.2	44.2

Under the terms of the Merger Agreement, the Company is prohibited from authorizing, declaring, setting aside or paying any dividend or other distribution, other than quarterly dividends per share of $0.20, $0.23, $0.23, $0.23 and $0.23, respectively, or of certain net proceeds from sales of the Casa Ley Interest or the PDC assets, subject to certain exceptions. Although the Company expects to continue to pay quarterly dividends on its common stock, the payment of future dividends is at the discretion of the Board and will depend upon the Company’s earnings, capital requirements, financial condition and other factors.

In addition to the dividends discussed above, the Board has declared a quarterly dividend of $0.23 per share of Company common stock payable to holders of record on June 19, 2014 to be paid on July 10, 2014.

THE ANNUAL MEETING

We are furnishing this Proxy Statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the Annual Meeting.

Date, Time and Place

We will hold the Annual Meeting at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, on [    ], 2014, at [    ] p.m., Pacific time, and any adjournments or postponements thereof. For your convenience, we are also pleased to offer a live audio webcast of our Annual Meeting on the Investor Relations section of our website at www.safeway.com/investor_relations.

Purpose of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	to approve and adopt the Merger Agreement;

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	to consider and vote on a non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	to consider and vote on a stockholder proposal regarding labeling products that contain genetically engineered ingredients, if properly presented at the Annual Meeting;

•	to consider and vote on a stockholder proposal regarding extended producer responsibility, if properly presented at the Annual Meeting; and

•	to transact such other business as may properly come before the meeting and any adjournments or postponements.

A copy of the Merger Agreement is attached to this Proxy Statement as Annex A and a copy of the amendment to the Merger Agreement is attached to this Proxy Statement as Annex B.

Adjournments

Although it is not currently expected, the Annual Meeting may be adjourned to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting, and the record date will not change due to an adjournment unless the date of the adjourned meeting is more than 30 days after the date for which the meeting was originally noticed or the Board, in its discretion, establishes a new record date. In order for the Annual Meeting to be adjourned, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement, the proposal to approve the adjournment of the Annual Meeting must receive the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present).

Any adjournment of the Annual Meeting to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting, as adjourned, provided that such revocation is in compliance with the instructions (including as to timing) set forth in “—Revocation of Proxy” below.

Recommendation of the Board

The Board, after careful consideration, unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders and recommended that the Company’s stockholders approve and adopt the Merger Agreement at the Annual Meeting.

The Board unanimously recommends that our stockholders vote:

•	“FOR” the approval and adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	“FOR” the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	“FOR” the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	“FOR” the non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding labeling products that contain genetically engineered ingredients; and

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding extended producer responsibility.

Vote Required

Approval and Adoption of the Merger Agreement

To approve and adopt the Merger Agreement, the holders as of the record date of at least a majority of the outstanding shares of Company common stock must vote such shares “FOR” the proposal to approve and adopt the Merger Agreement. At the close of business on [    ], 2014, the record date for the Annual Meeting, [    ] shares of Company common stock were outstanding and entitled to vote at the Annual Meeting.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the proposal to approve and adopt the Merger Agreement, it will have the same effect as a vote “AGAINST” this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will not be voted, and it will have the same effect as a vote “AGAINST” this proposal.

Approval of the Merger-Related Compensation Proposal

The approval of the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of the Adjournment of the Annual Meeting

The approval of the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement, requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of the Election of Directors

The approval of the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified, requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” a director candidate must exceed the number of votes cast “AGAINST” that candidate.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of the Compensation Proposal for Our Named Executive Officers (“Say on Pay Proposal”)

The approval of the non-binding, advisory proposal to approve the compensation of our named executive officers, as such compensation is described under “Compensation Discussion and Analysis” beginning on page 187, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the non-binding, advisory proposal to approve the compensation of our named executive officers, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of Our Independent Registered Public Accounting Firm

The approval of the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, your shares of Company common stock will have no effect on this proposal. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, under NYSE rules, your broker, dealer, commercial bank, trust company or other nominee will have discretionary authority to vote on this proposal.

Approval of the Genetically Engineered Labeling Stockholder Proposal

The approval of the stockholder proposal regarding labeling products that contain genetically engineered ingredients requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the stockholder proposal regarding labeling products that contain genetically engineered ingredients, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Approval of the Extended Producer Responsibility Stockholder Proposal

The approval of the stockholder proposal regarding extended producer responsibility requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

If you vote “ABSTAIN” by proxy or in person at the Annual Meeting, or if you attend the Annual Meeting in person and fail to vote on the stockholder proposal regarding extended producer responsibility, your shares of Company common stock will have no effect on this proposal. If you fail to submit a proxy and do not attend the Annual Meeting in person, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your shares of Company common stock will have no effect on this proposal.

Proxies without Instructions

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted:

•	“FOR” the approval and adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”);

•	“FOR” the proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement;

•	“FOR” the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified;

•	“FOR” the non-binding, advisory proposal to approve the compensation of our named executive officers (“say on pay proposal”);

•	“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding labeling products that contain genetically engineered ingredients; and

•	“AGAINST” the stockholder proposal, if properly presented at the Annual Meeting, regarding extended producer responsibility.

Stock Ownership and Interests of Certain Persons

As of [            ], 2014, the record date for the Annual Meeting, our directors and current executive officers owned, in the aggregate, [    ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock.

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please see “Proposal 1 – The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 105.

Record Date; Quorum

Only stockholders of record at the close of business on [    ], 2014, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on that date, there were [    ] shares of Company common stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Company common stock is entitled to one vote. A majority of the issued and outstanding shares of Company common stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described below in “—Voting”) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting

If shares of Company common stock are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy by telephone or over the internet by following the instructions provided on the proxy card, or you can also vote by mail pursuant to instructions provided on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Company common stock in your own name and not through a broker, bank or other nominee that holds Company common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by [    ] p.m., Pacific time, on [    ], 2014. Please see the proxy card for instructions on how to access the telephone and Internet voting systems. If your shares of Company common stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting by Proxy Card. You may vote by mail pursuant to instructions provided on the proxy card. When you return a proxy card that is properly signed and completed, the shares of Company common stock represented by your proxy will be voted as you specify on the proxy card. If you own Company common stock through a broker, bank or other nominee that holds shares of Company common stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

For those stockholders who are participants in any of Safeway’s 401(k) plans, your proxy also serves as a voting instruction to the 401(k) Plan Trustee for the shares of Company common stock held in the 401(k) plans as of [    ], 2014, the record date for the Annual Meeting, provided that instructions are furnished over the Internet or by telephone by [    ] p.m., Pacific time, on [    ], 2014, or that a proxy card is signed, returned and received by [    ], 2014.

Votes cast at the Annual Meeting will be tabulated by the inspector of election for the Annual Meeting. Shares of Company common stock represented by any proxies marked with abstentions or represented by any “broker non-votes” will be counted as shares of Company common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes occur when a broker, bank or other nominee holding shares of Company common stock for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Item	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Approval and adoption of the Merger Agreement	Majority of the outstanding shares of Company common stock	Vote Against	Vote Against

2	A non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger (the “Merger-related compensation proposal”)	Majority of the votes cast	Not voted	Not voted

3	Approval of the adjournment of the Annual Meeting	Majority of the votes cast	Not voted	Not voted

4	Election of the directors named in this Proxy Statement	Majority of the votes cast	Not voted	Not voted

5	Advisory vote to approve the compensation of our named executive officers (“say on pay proposal”)	Majority of the votes cast	Not voted	Not voted

6	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014	Majority of the votes cast	Not voted	Discretionary vote

7	Stockholder proposal regarding labeling products that contain genetically engineered ingredients	Majority of the votes cast	Not voted	Not voted

8	Stockholder proposal regarding extended producer responsibility	Majority of the votes cast	Not voted	Not voted

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares of Company common stock in person, your proxy will not be used. All shares of Company common stock represented by each properly submitted and unrevoked proxy will be voted unless the proxy is received in such form or at such time as to render it unusable. All shares of Company common stock properly voted in accordance with the procedures set forth in the notice and this Proxy Statement will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by certain of our officers and regular employees who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of Company common stock. In addition, we have retained Georgeson Inc. and MacKenzie Partners, Inc. to assist with the solicitation of proxies for the Annual Meeting. The Company will pay a base fee to Georgeson Inc. not to exceed $17,000, plus reimbursement for out-of-pocket expenses, and to MacKenzie Partners, Inc., a retainer of $20,000, plus reimbursement for out-of-pocket expenses and additional fees to be mutually agreed upon.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a holder of Company common stock or joint holder of Company common stock as of the close of business on [    ], 2014 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of [    ], the record date of the Annual Meeting, prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares of Company common stock through a broker, bank or other nominee (i.e. in “street name”), you should provide proof of your beneficial ownership of shares of Company common stock as of the record date of the Annual Meeting, such as your most recent account statement prior to [    ], 2014, a copy of the notice of this Annual Meeting or voting instruction card, if any, provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The Annual Meeting will begin promptly at [    ] p.m., Pacific time. Check-in will begin at [    ] p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business to be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies with respect to any such other business in accordance with the best judgment of the persons acting under said proxies.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one notice or one set of proxy materials may have been sent to multiple stockholders in your household. Please contact your bank, broker or other nominee directly if you have any questions or require additional copies of this Proxy Statement. We will also promptly deliver a separate copy of the notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, telephone: (925) 467-3790. If you would like to receive separate copies of the notice or proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must NOT vote in favor of the approval and adoption of the Merger Agreement. Voting “AGAINST” the approval and adoption of the Merger Agreement or voting to “ABSTAIN” on that proposal is not sufficient to exercise your appraisal rights. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Proposal 1 – The Merger—

Appraisal Rights” beginning on page 95 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this Proxy Statement.

Assistance

If you require assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our proxy solicitors, Georgeson Inc. toll-free at (866) 767-8986, or MacKenzie Partners, Inc. toll-free at (800) 322-2885.

PROPOSAL 1—THE MERGER

The following is a description of the material aspects of the Merger. You are encouraged to read carefully the full text of the Merger Agreement attached to this Proxy Statement as Annex A and the amendment to the Merger Agreement attached to this Proxy Statement as Annex B because, together, they constitute the legal document that governs the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement.

The Parties

Safeway Inc.

Safeway Inc. (“Safeway,” the “Company,” “we,” “us” or “our”) is one of the largest food and drug retailers in the United States, with 1,335 stores at year-end 2013. The Company’s U.S. retail operations are located principally in California, Hawaii, Oregon, Washington, Alaska, Colorado, Arizona, Texas and the Mid-Atlantic region. In support of its U.S. retail operations, the Company has an extensive network of distribution, manufacturing and food-processing facilities. Safeway’s operating strategy is to provide value to its customers by maintaining high store standards and a wide selection of high-quality products at competitive prices and is focused on differentiating its offering with high-quality perishables. For more information about us, please visit our website at www.safeway.com (the information available at our website address is not incorporated by reference into this report). See also, “Where You Can Find More Information.” Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SWY.” The Company’s corporate offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, and our telephone number is (925) 467-3000.

AB Acquisition LLC and Albertson’s Holdings LLC

AB Acquisition LLC (“Ultimate Parent”) is a holding company owned by Cerberus Capital Management, L.P. (“Cerberus”), Kimco Realty Corporation, Klaff Realty LP, Lubert-Adler Partners LP, and Schottenstein Stores Corporation or, in each case, by affiliates, affiliated funds, managed accounts and co-investors thereof and certain current members of management of the Parent Entities (as defined below). Albertson’s Holdings LLC (“Parent”) is a holding company owned by Ultimate Parent. The corporate offices of Ultimate Parent and Parent are located at 250 Parkcenter Blvd. Boise, Idaho 83706, and the telephone number of Ultimate Parent and Parent is (208) 395-6200.

New Albertson’s, Inc.

New Albertson’s, Inc. (“NAI”), is an indirect wholly-owned subsidiary of Ultimate Parent. NAI operates 445 stores under the banner names Jewel-Osco, Shaw’s, Acme and Star Market and four distribution centers. The operations of NAI are located in 12 states, predominately across the Midwestern, Northeastern and Mid-Atlantic U.S. The corporate offices of NAI are located at 250 Parkcenter Blvd. Boise, Idaho 83706, and the telephone number of NAI is (208) 395-6200.

Albertson’s LLC

Albertson’s LLC (“Albertson’s LLC”) operates 630 grocery stores under the banner names Albertsons, United Supermarkets, Market Street and Amigos as well as ten distribution centers. The operations of Albertson’s LLC are located in 16 states, predominately across the Western and Southern U.S. Albertson’s LLC is a direct, wholly-owned subsidiary of Parent. The corporate offices of Albertson’s LLC are located at 250 Parkcenter Blvd. Boise, Idaho 83706, and the telephone number of Albertson’s LLC is (208) 395-6200.

Saturn Acquisition Merger Sub, Inc.

Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”) was formed by Parent solely for the purpose of entering into the

Agreement and Plan of Merger with Ultimate Parent, Parent, Albertson’s LLC and the Company, dated March 6, 2014 and amended on April 7, 2014 (as amended through the applicable dates of reference herein, the “Merger Agreement”), and consummating the transactions contemplated by the Merger Agreement. Merger Sub is wholly-owned by Parent and has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger (as defined below), Merger Sub will cease to exist.

Overview of the Transaction

On March 6, 2014, the Company entered into the Merger Agreement with the Parent Entities providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The following will occur with the Merger:

•	each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (other than (1) shares held by any Parent Entity or any of their affiliates, (2) treasury shares and (3) shares owned by stockholders who have perfected, and have not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive (i) $32.50 in cash (the “Initial Cash Merger Consideration”), (ii) a pro-rata portion of any net proceeds with respect to certain sales of (x) Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”) and (y) Safeway’s real-estate development subsidiaries Property Development Centers, LLC and PDC I, Inc., which will own certain shopping centers and related Safeway stores (“PDC”), (iii) a pro-rata portion of certain after-tax amounts received by the Company as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC, (iv) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing of the Merger (the “Additional Cash Merger Consideration”), and (v) if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) one contingent value right relating to the sale of any remaining Casa Ley Interest and deferred consideration (a “Casa Ley CVR”) and/or (y) one contingent value right relating to the sale of any remaining PDC assets and deferred consideration (a “PDC CVR”). We refer to the amounts in (i), (ii), (iii), (iv) and (v) above as the “Per Share Merger Consideration” and the amounts in (i), (ii), (iii) and (iv) above as the “Per Share Cash Merger Consideration”). See “The Merger Agreement—Per Share Merger Consideration” beginning on page 115 for additional information. Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock.

•	all shares of Company common stock so converted will, at the closing of the Merger, be cancelled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate (if such shares are certificated);

•	each restricted share of Company common stock that is outstanding and that was granted pursuant to any Company Equity Incentive Plan whether or not then exercisable or vested, shall automatically vest and all restrictions thereon shall lapse, be cancelled and converted into the right to receive the Per Share Merger Consideration;

•	each outstanding performance share award covering shares of Company common stock (each, a “Performance Share Award”) will vest at the target levels specified for each such award and will be cancelled in exchange for (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding clause) and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Performance Share Award;

•	each outstanding restricted stock unit covering shares of Company common stock (each, a “Restricted Stock Unit”), that was granted under any Company Equity Incentive Plan, whether or not then vested, shall be accelerated, vested and cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Restricted Stock Unit and (B) the Per Share Cash Merger Consideration; and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC sale, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or PDC, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Restricted Stock Unit;

•	each outstanding, unexpired and unexercised option to purchase shares of Company common stock (each, a “Company Option”), that was granted under any equity incentive plan of the Company, whether or not then exercisable or vested, shall be accelerated, vested and cancelled and converted into the right to receive, (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of Company common stock subject to such Company Option as of immediately prior to the effective time of the Merger and (B) the excess, if any, of the Per Share Cash Merger Consideration over the exercise price per share of Company common stock (the “Option Price”) of such Company Option (the “Option Payment”). In addition, if Casa Ley CVRs and PDC CVRs, as applicable, are issued to the Company’s stockholders, then each Company Option shall be eligible to receive one Casa Ley CVR and one PDC CVR, as applicable, in respect of each share of Company common stock subject to such cancelled Company Option that has an Option Price less than the Per Share Cash Merger Consideration; and

•	all shares credited in the “stock credit accounts” under the Deferred Compensation Plan for Directors (“DCP”) and the Deferred Compensation Plan for Directors II (“DCPII”) shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of shares of Company common stock credited to each such “stock credit account” and (B) the Per Share Cash Merger Consideration; (ii) in the event that a sale of all of the Casa Ley Interest has not been consummated prior to the effective time, one Casa Ley CVR in respect of each share of Company common stock credited to each such “stock credit account;” and (iii) in the event that a sale of all the PDC assets has not been consummated prior to the effective time, one PDC CVR in respect of each share of Company common stock credited to each such “stock credit account.” All amounts credited under the DCP and the DCPII shall continue to be held and paid at such times and in accordance with the terms of the plans and any deferral and distribution elections made thereunder.

Following and as a result of the Merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company;

•	shares of Company common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act, will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, immediately after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

The grocery market has become increasingly competitive, in part as a result of the expansion of many different retail food channels in the geographic regions in which Safeway operates. The Board and management regularly review, consider and assess Safeway’s long-term strategic plan, financial performance and operations, as well as industry conditions, with the goal of maximizing stockholder value. The Board’s ongoing strategic review has included the consideration of potential business combinations, acquisitions, divestitures and financial and strategic alternatives and has led Safeway to engage in a number of strategic transactions, including with respect to its gift card distribution subsidiary, Blackhawk, and its Canadian division. Safeway involved Goldman Sachs, one of its longstanding financial advisors, in aspects of this review with respect to its Canadian operations and Blackhawk.

Safeway formed Blackhawk in 2006 to establish a network that offers a broad range of gift cards in Safeway stores and other retailers. Blackhawk has become a leading prepaid payment network utilizing proprietary technology to offer a broad range of gift cards, other prepaid products and payments services in the United States and 20 other countries. Blackhawk is one of the largest third-party distributors of gift cards in the world based on the total value of funds loaded on the cards its distributes. Its network connects to more than 650 content providers and over 180,000 active retail distribution locations. With Blackhawk having achieved this significant growth, in 2013, the Board determined to pursue an initial public offering (“IPO”) of shares of Blackhawk Class A common stock. The Board believed this would establish and increase the market value of Safeway’s ownership of Blackhawk, as reflected in the price per share of Company common stock, and would enable Safeway to realize cash for some of its equity in Blackhawk. In April 2013, Safeway sold approximately $265 million of shares of Blackhawk Class A common stock in the IPO, retaining an ownership stake of approximately 72% in Blackhawk.

Another area of Safeway’s strategic focus was its Canadian operations, where based on its review, Safeway determined that a sale of these operations would maximize value to its stockholders. Safeway’s Canadian business consisted of 223 grocery stores and 12 manufacturing plants, generated revenues in 2012 of $6.7 billion and was one of the leading grocery chains in western Canada. In 2012, Safeway recognized that the prices being paid for grocery chains in Canada were based on EBITDA multiples that were greater than the EBITDA multiples at which Safeway and other U.S. grocery chains were valued in the public trading markets. Safeway believed that its Canadian operations could be particularly attractive to one or more Canadian strategic companies, and that one of those companies might be willing to pay an attractive price because of synergies. In late 2012 and early 2013, Safeway was in contact with various parties who might be interested in acquiring its Canada operations. In June 2013, Safeway entered into a definitive agreement to sell substantially all of the assets of its operations in Canada (the “Canadian Sale”) to Sobeys Inc., Canada’s second largest grocery chain, for C$5.8 billion. Safeway announced that it planned to use the proceeds from the sale to pay down $2.0 billion of debt, with the majority of the remainder to be used to buy back shares of Company common stock and some of the proceeds contemplated to be used to invest in potential growth opportunities.

While Safeway has engaged in strategic transactions to help maximize stockholder value, it has also implemented a number of strategies designed to increase sales and meet the competitive pressures facing the grocery market. Over the past few years, Safeway continued to carry out its remodeling program to convert its stores to its “lifestyle” format. Safeway also developed and continued to expand its consumer private label brands focused on health and wellness such as O Organics, Eating Right and Open Nature. In 2011, Safeway initiated Just for U, a personalized, digital marketing platform. Safeway implemented this program in all U.S. divisions in 2012.

In 2012, Safeway also introduced a new fuel rewards program. As a result of these efforts, and after many years of negative same store sales, Safeway recently began to show positive growth in its same store sales.

Safeway also has focused on how best to optimize its core grocery business in its various geographic regions, particularly those regions where increased competition from various formats had significantly and adversely affected operating results. The Board periodically has reviewed its various operating regions to assess whether Safeway should consider sales or acquisitions in order to maximize stockholder value. Safeway had been incurring losses in its Dominick’s Finer Foods division in the Chicago region, and in 2013, following the Board’s review, Safeway began exploring the possibility of exiting this market.

In late August 2013, Robert Miller, the Chief Executive Officer of Albertson’s LLC, contacted Robert Edwards, Safeway’s Chief Executive Officer, to make an informal inquiry as to whether Safeway might want to discuss possible strategic transactions, including potentially a purchase or sale of certain assets, or a merger of Safeway and Albertson’s LLC. In early September, advisors for Cerberus and Albertson’s LLC began a preliminary antitrust analysis concerning a potential merger of Safeway and Albertson’s LLC, and representatives of Cerberus, which is the largest equityholder of Ultimate Parent, contacted Goldman Sachs to inquire whether Safeway would be interested in discussing a potential transaction involving Albertson’s LLC. After obtaining authorization of Safeway’s Non-Executive Chairman, T. Gary Rogers (the “Board Chairman”), Mr. Edwards asked Goldman Sachs to respond to Cerberus on behalf of Safeway to request high level financial information about Albertson’s LLC for purposes of evaluating the possibility of a business combination. Goldman Sachs was asked to make this request given Goldman Sachs’ mergers and acquisitions and financial expertise.

On September 5, 2013, Mr. Edwards and Mr. Miller met and had a general conversation about the possibility of pursuing a strategic transaction. Although the parties discussed possible acquisition transactions, Mr. Miller indicated that his preference would be to discuss a merger transaction because he believed it would produce substantial synergies. Thereafter, Safeway and NAI and Cerberus executed a confidentiality agreement, and Cerberus provided Safeway with limited financial information and a preliminary estimate of synergies based on publicly available information, and counsel to Cerberus and Albertson’s LLC provided Safeway’s antitrust counsel with a preliminary antitrust analysis. During the course of the meeting, Mr. Edwards indicated that Safeway may want to sell certain of the Dominick’s Finer Food stores in the Chicago market, and Mr. Miller expressed interest in the potential acquisition of the stores. On September 10, 2013, Safeway and NAI entered into a confidentiality agreement relating to the Dominick’s Finer Food stores.

On September 16, 2013, the Executive Committee of the Board (the “Executive Committee”) met and discussed strategic initiatives related to Safeway’s different geographic regions. The Executive Committee discussed the possibility of a strategic transaction with Albertson’s LLC or other grocery chains. The Executive Committee concluded that it was not the right time to pursue a transaction involving the sale of the entire company because Safeway was in the process of implementing a variety of strategic initiatives, the results of which were not yet reflected in the value of the Company’s common stock, which closed at $28.24 on September 16, 2013. The Executive Committee and management were focused on selling stores or other assets in the Chicago region in order to eliminate recurring losses.

Later on September 16, 2013, JANA Partners informed Safeway that it had acquired more than 5% of Safeway’s outstanding shares. Over the prior months, Safeway had engaged in dialogue with JANA Partners and other stockholders to understand their views and to help them understand Safeway’s business and strategy for maximizing stockholder value. Having recently undertaken a number of strategic initiatives, including an IPO of the shares of Blackhawk Class A common stock and the pending Canadian Sale, the Board wanted to ensure that Safeway could continue to implement its strategic plan and maximize the long-term value of Safeway for all stockholders. The Board was concerned about the possibility that its strategic efforts might be interrupted before all stockholders had a chance to realize that value. In response to this concern, the Board met that evening and adopted the Company Rights Agreement, which has a one-year expiration date from September 16, 2013, in order to protect the ability of all Safeway stockholders to realize the long-term value of the ongoing initiatives.

On September 17, 2013, JANA Partners filed a Schedule 13D disclosing that it beneficially owned approximately 6.2% of Safeway’s outstanding stock. That day the stock closed at $30.99 per share, an approximately 10% increase over the previous closing price of $28.24 per share.

On September 17, 2013, Mr. Miller and Lenard Tessler, the Co-Head of Global Private Equity and Senior Managing Director of Cerberus, called Mr. Edwards again to express that Albertson’s LLC had an interest in exploring an acquisition of Safeway in a merger. Mr. Edwards did not respond to Mr. Tessler’s expression of interest. Later that day, representatives of Goldman Sachs spoke with representatives of Cerberus to indicate that Safeway was not interested in pursuing a transaction involving the entire company. On September 18, 2013, Mr. Edwards contacted Mr. Miller to inquire whether NAI would be interested in purchasing some of the Dominick’s Finer Foods stores in the Chicago region. Mr. Miller was receptive to that suggestion, and thereafter Safeway and NAI engaged in negotiations regarding a potential sale of certain Dominick’s Finer Foods stores in the Chicago region.

On October 10, 2013, NAI acquired a Safeway subsidiary that owns four Dominick’s Finer Foods stores. Later that day, Safeway announced its earnings for the third quarter of its 2013 fiscal year. Safeway’s press release announced that Safeway had decided to exit the Chicago market and to focus on operating in other regions where its business was stronger. Safeway also announced that as a result of the sale to NAI of the subsidiary that owns Dominick’s Finer Foods stores, Safeway would realize a cash tax benefit of $400 million to $450 million. Subsequently, NAI and Safeway had periodic discussions about the potential acquisition by NAI of other Dominick’s Finer Foods stores from Safeway.

On October 17, 2013, the Board held a regular meeting. The Board reviewed a range of strategic options, including continuing to implement Safeway’s business plan as a standalone company, pursuing a transaction for the sale of Safeway with Albertson’s LLC, another strategic entity or a private equity firm, separating Blackhawk possibly through a spin-off, split-off or sale, and using the cash from the pending Canadian Sale to return capital to the stockholders and retire outstanding debt.

The Board reviewed the potential rationale and other considerations for each of these strategic options. With input from Goldman Sachs, the Board discussed the rationale for considering a possible sale transaction, which included: (i) the opportunity to deliver a near-term premium to stockholders, which would benefit from synergies that could be reflected in an acquisition by a strategic company; (ii) that the attractive financing markets could facilitate an acquisition by either a strategic company or a private equity firm; (iii) the risks associated with executing the business plan on a standalone basis; and (iv) the risk that without a substantial corporate action, the Company’s common stock would continue to trade at a discount compared to peer companies. On the other hand, the Board discussed, with input from Goldman Sachs, other considerations which could make a sale transaction less attractive in the near term, including: (i) the upside potential from executing the business plan on a standalone basis; (ii) that the market had reacted positively to the strategic initiatives that Safeway was undertaking and Safeway had not completed those actions; (iii) that an acquisition would affect Safeway’s ability to spin-off shares of Blackhawk Class B common stock in a tax-free distribution to its stockholders; and (iv) the benefits from deploying the cash proceeds from the Canadian Sale to repurchase stock and repay debt. Latham & Watkins LLP, Safeway’s outside legal counsel (“Latham”), advised the directors of their fiduciary duties in connection with the various alternatives.

Also at the Board meeting, Safeway’s senior management team presented their initial analysis of the potential synergies that could be realized from a strategic combination with Albertson’s LLC. Goldman Sachs advised the Board as to the amount that they believed a private equity firm was likely to pay to acquire Safeway, which was likely to be less than what Albertson’s LLC or another strategic company would likely pay because of the potential synergies that could be realized by a strategic acquiror. The Board also met with an outside consulting firm and reviewed an analysis prepared by that firm regarding Safeway’s operations and ways to optimize its geographic portfolio and strengthen its core grocery business. Based on the factors considered at the Board meeting and set forth above, the Board concluded that it would not pursue a sale of Safeway at that time, but rather that it would continue to implement its current business plan and implement a strategy to return cash to the stockholders that it expected to receive from the Canadian Sale. The Board believed that these strategic actions would enhance the market value of the Company, and if the Company were to be sold, would lead to a higher sale price. The Board unanimously approved an increase in the authorization under Safeway’s stock repurchase program by $2.0 billion and authorized management to enter into a Rule 10b5-1 plan to repurchase shares of Company common stock commencing after the receipt of the proceeds from the Canadian Sale.

On October 22, 2013, Reuters reported a rumor that a handful of private equity firms, including Cerberus, were exploring a transaction to acquire all or part of Safeway. The next day, the Company’s common stock closed at $35.58, an 8% increase over the previous closing price. Following the publication of the Reuters article, Goldman Sachs was contacted by two private equity firms asking if there might be an opportunity to discuss a potential transaction involving Safeway or its real estate assets. Safeway and Goldman Sachs also met with a real estate firm concerning whether it might have an interest in pursuing a possible transaction involving Safeway or its real estate assets. These contacts did not lead to more detailed discussions, and none of these parties provided an indication of interest.

Also following the publication of the Reuters article, Mr. Miller again contacted Mr. Edwards to express Albertson’s LLC’s continued interest in acquiring Safeway. After consulting with the Board Chairman, on November 1, 2013, Mr. Edwards, two other Safeway executives and Goldman Sachs met with Mr. Tessler, Mr. Miller and other executives of Cerberus and Albertson’s LLC. At that meeting, Cerberus and Albertson’s LLC expressed their continued interest in acquiring Safeway. The discussions remained at a high level and included a discussion of possible synergies that could be realized from a combination of the companies based on Cerberus’ and Albertson’s LLC’s review of publicly available information concerning Safeway, the estimated value of Safeway’s real estate, and business opportunities arising from a potential combination of the two companies. Mr. Edwards stated that the Board had not decided to pursue a potential sale or other transaction, and that Safeway’s purpose in meeting with Albertson’s LLC and Cerberus was to determine whether it was desirable to engage in discussions with Albertson’s LLC and Cerberus to pursue a potential transaction. At that meeting, Mr. Tessler stated that Cerberus contemplated that, if a transaction were to be completed between Albertson’s LLC and Safeway, Mr. Miller would be the Chairman of the combined company and Mr. Edwards would be Chief Executive Officer of the combined company. Mr. Edwards and Goldman Sachs made it clear that if the parties were to continue to discuss a sale transaction, and assuming Mr. Edwards would have that role, there would be no discussion of Mr. Edwards’ employment terms or compensation.

On November 4, 2013, the Executive Committee met to discuss the possibility of pursuing a potential transaction with Albertson’s LLC and the separate synergy analyses that had been developed by each of Cerberus and Albertson’s LLC, on the one hand, and Safeway’s management, on the other. Mr. Edwards and Goldman Sachs provided a detailed summary of the November 1 meeting, including that Albertson’s LLC and Cerberus stated their view that Mr. Edwards would be Chief Executive Officer of the combined company if a transaction were to occur. The Executive Committee decided that it was appropriate to continue discussions with Cerberus and Albertson’s LLC given the amount of synergies that could potentially be realized, which might enable Albertson’s LLC to pay an attractive price to Safeway’s stockholders. The Executive Committee discussed Albertson’s LLC’s ability to obtain the equity and debt financing that would be needed to finance a transaction. The Executive Committee authorized management to work with Cerberus and Albertson’s LLC to provide a more fully developed analysis of the synergies that could result from a merger of Safeway and Albertson’s LLC and that could form the basis for an initial indication of value from Cerberus and Albertson’s LLC. However, the Executive Committee concluded that it was premature to permit Cerberus and Albertson’s LLC to undertake a due diligence review or engage in detailed discussions regarding a transaction, as they had not put forth an acquisition proposal with a price and other key terms that the Executive Committee believed could form the basis for such review or discussions.

Also on November 4, 2013, Safeway completed the Canadian Sale for gross proceeds of approximately C$5.8 billion.

On November 5, 2013, Safeway entered into a mutual confidentiality agreement with Cerberus and Ultimate Parent. On November 6, 2013, Safeway permitted Cerberus to speak with the other principal investors in Ultimate Parent: Kimco Realty Corporation, Klaff Realty LP, Lubert-Adler Partners LP, and Schottenstein Stores Corporation (collectively, the “Co-Investors”) regarding their possible interest in investing in a potential transaction. Because Cerberus had not provided an indication of what value it would propose for the Parent Entities to pay, Safeway did not permit Cerberus at the time to contact its limited partners or potential lenders regarding a potential transaction. Thereafter, Safeway provided limited, high level information to Cerberus, Albertson’s LLC and the Co-Investors, and representatives of Safeway, Albertson’s LLC and Cerberus worked together to analyze the potential synergies that would result from a merger transaction. Goldman Sachs also had discussions with Cerberus to assess the ability of Cerberus and Albertson’s LLC to finance a transaction.

On November 21, 2013, Mr. Edwards and Goldman Sachs met with Mr. Tessler and Mr. Miller. Mr. Tessler outlined the broad terms of how Cerberus and Albertson’s LLC contemplated financing a possible acquisition. The proposed sources of financing included debt financing, equity contributions from Cerberus and the Co-Investors, the purchase of Safeway’s Eastern division by NAI and the purchase of Safeway’s real-estate development subsidiaries Property Development Centers, LLC and PDC I, Inc., which would own certain shopping centers and related Safeway stores (“PDC”), by Cerberus and certain of the Co-Investors. Mr. Tessler also mentioned that a proposal would contemplate that Safeway would make a separate pro-rata distribution to its stockholders of the shares of Class B common stock of Blackhawk that the Company owned (the “Blackhawk Distribution”). Cerberus and Albertson’s LLC said that they had refined their analysis of potential antitrust issues and that they were continuing to analyze potential synergies. They said that further discussions were needed among Cerberus and the Co-Investors before they would be in a position to provide a preliminary non-binding proposal.

On November 26, 2013, Goldman Sachs met with Mr. Tessler and other representatives of Cerberus. Mr. Tessler and other representatives of Cerberus described the terms of a preliminary non-binding proposal pursuant to which Albertson’s LLC would acquire Safeway for $35.00 per share in cash and assumed Safeway stockholders would separately receive shares of Blackhawk Class B common stock pursuant to the Blackhawk Distribution. Goldman Sachs stated that Safeway would not respond until the Board had reviewed the proposal. Thereafter, Cerberus, Albertson’s LLC and NAI delivered their preliminary non-binding proposal in writing (the “November Proposal”), which reflected the terms that Mr. Tessler and other representatives of Cerberus had outlined orally. The November Proposal noted that Ultimate Parent, as the owner of the combined company, would be responsible for approximately $400 million of corporate-level taxes that would be payable in respect of the Blackhawk Distribution. The November Proposal was subject to an extensive due diligence investigation and a number of assumptions and conditions. Cerberus noted that the Wall Street analyst consensus estimates of the future value of shares of Blackhawk Class B common stock were $27.00 per share and that a Goldman Sachs analyst had estimated the future value of Blackhawk Class B common stock to be $30.00 per share. Based on these estimates, the November Proposal stated that it provided a total implied value to Safeway stockholders of $39.48 to $39.98 per share of Company common stock.

On November 27, 2013, the Executive Committee reviewed the November Proposal. The Executive Committee instructed Goldman Sachs to speak with Cerberus to clarify the terms of the November Proposal and to inform Cerberus that the initial reaction of Board members was that the proposed price was not acceptable and was not a basis for the parties to move forward with a transaction. The Executive Committee noted that the current price for shares of Blackhawk Class A common stock was approximately $22.00 per share, which was substantially less than the targeted prices that Cerberus had used to arrive at its implied value in the November Proposal. This difference, based on the then current price of shares of Blackhawk Class A common stock, would mean that the implied value of the November Proposal was approximately $0.70 to $1.20 per share less than the value ascribed by Cerberus, or $38.76 per share.

Later on November 27, 2013, Goldman Sachs relayed to Mr. Tessler the Executive Committee’s response that the November Proposal was not acceptable and would not constitute a basis for the parties to pursue discussions regarding a possible acquisition. Mr. Tessler stated that Cerberus and Albertson’s LLC were willing to consider new information that could affect their view on price. Mr. Tessler also expressed Cerberus’ view that Safeway may have difficulty achieving its 2014 projections and noted that the November Proposal had taken into account its expectation that stores divested in connection with an antitrust regulatory review would be sold at a discount. On November 29, 2013, Goldman Sachs asked Cerberus questions that Safeway and its advisors had about the November Proposal. Cerberus again expressed willingness to consider additional information that could affect its view on value.

On December 4, 2013, JANA Partners filed a Schedule 13D amendment disclosing that they had reduced their ownership in Safeway to approximately 4%. In conversations with Safeway’s senior management, JANA Partners had indicated that they were supportive of the actions that Safeway had taken to maximize stockholder value.

On December 5, 2013, at a regularly scheduled Board meeting, the full Board reviewed the November Proposal with Goldman Sachs and Latham. Latham advised the directors on their fiduciary duties in connection with their consideration of the November Proposal. The Board, like its Executive Committee, also concluded that the proposed price was insufficient to proceed with a sale transaction and did not change the Board’s view that Safeway was not for sale and could provide greater potential value to its stockholders as an independent company. The Board strategized about how to respond to Cerberus and Albertson’s LLC to determine if they would be willing to propose a higher price. At the meeting, Goldman Sachs reported on the contacts that they had with the private equity firms and the real estate firm. The Board also reviewed a list of strategic companies that could be acquirors of the Company, all of which were quite familiar to the Board. The Board did not believe it was likely that any of these strategic companies were likely to pursue an acquisition of Safeway. The Board based its conclusion on a variety of factors, including that the store formats of some of the companies were significantly different than those of the Company, an acquisition of Safeway by some of the companies would raise significant regulatory concerns and some of the companies were facing their own operational and financial challenges which made it highly unlikely that they would pursue an acquisition of this size. Nevertheless, all of these strategic companies were contacted during, and in some cases prior to, the “go shop” period described below in order to make sure there was a thorough exploration of potential acquirers. The Board also met with the consulting firm which had been retained earlier to analyze Safeway’s ongoing business and discussed the ongoing strategy to increase stockholder value through optimizing its geographic portfolio through possible acquisitions or sales and through strategic initiatives designed to improve sales, such as new store concepts and marketing initiatives.

On December 6, 2013, Goldman Sachs informed Cerberus that the Board had determined that the November Proposal was not a sufficient basis to move forward on a transaction. Goldman Sachs stated that should Cerberus and Albertson’s LLC want to submit another proposal, there were elements of value they should consider which the Board believed would support a higher price. Goldman Sachs stated that while the Board was willing to consider a transaction that represented full value to the stockholders, the Board did not view Safeway as being for sale and would not be proposing a counteroffer. From December 8 to December 10, 2013, Goldman Sachs had follow up calls with Cerberus and provided additional information that Safeway believed supported a higher price, including high-level projections.

On December 10 and 11, 2013, Goldman Sachs spoke with Cerberus. Cerberus indicated that Cerberus and Albertson’s LLC were preparing a revised non-binding proposal as their “best and final” proposal, which assumed the Blackhawk Distribution would be done in a manner that would secure a tax step-up in the assets of Blackhawk, which Cerberus believed would increase the value of the shares of Blackhawk Class B common stock distributed to Safeway’s stockholders. Safeway’s tax advisors also spoke with Schulte Roth & Zabel LLP, counsel to the Parent Entities (“Schulte Roth”), about the potential step-up.

On December 12, 2013, Cerberus, Albertson’s LLC and NAI delivered a written preliminary non-binding proposal (the “December Proposal”), which provided for a merger in which Safeway’s stockholders would receive $37.50 per share in cash. The December Proposal also assumed that Safeway stockholders would receive shares of Blackhawk Class B common stock in the Blackhawk Distribution on or before April 18, 2014 (the one year anniversary of the Blackhawk IPO) and that Safeway would make an election to obtain a tax step-up in its assets of Blackhawk. Based on the then current market value of shares of Blackhawk Class A common stock, the December Proposal estimated that the total implied value of the Company based on the December Proposal (based on the value of the cash consideration and the Blackhawk Distribution assuming a tax-step (which Albertson’s LLC estimated to be worth $0.51 to $0.61)) would be $41.82 per share of Company common stock (using a 30-day average price of $22.86 per share of Blackhawk Class A common stock) or $42.61 per share of Company common stock (using a Wall Street estimate of $27.00 per share of Blackhawk Class B common stock). In the December Proposal, Cerberus and Albertson’s LLC indicated their confidence that the merger transaction would receive regulatory approval and offered to review their analysis with Safeway’s antitrust counsel. Cerberus and Albertson’s LLC also indicated that they anticipated that they would be in a position to execute definitive documentation for a transaction by late January 2014.

The following is a summary comparison of the economic terms of the November Proposal and the December Proposal that the Board considered:

	November Proposal – Safeway View	December Proposal – Safeway View
Cash	$35.00	$37.50
Value of shares of Blackhawk Class B common stock(1)	$3.89	$3.89
Value of Blackhawk tax basis step-up	—	$0.51
Total	$38.89	$41.90

(1)	Based on the $23.44 per share closing price of Blackhawk Class A common stock on December 12, 2013.

On December 13, 2013, Goldman Sachs, Latham and Safeway’s tax advisors spoke with Cerberus and Schulte Roth to clarify certain terms of the December Proposal relating to Blackhawk. Safeway’s advisors communicated that Safeway expected Albertson’s LLC to use its “best efforts” to obtain antitrust regulatory clearance and to agree to pay a substantial termination fee if it did not close a transaction because it was not able to obtain regulatory clearance or because it failed to secure the necessary financing. Cerberus was generally in agreement with that structure, but the parties did not discuss a specific contract provision or the amount of the termination fee.

On December 15, 2013, at a special Board meeting, the Board discussed the December Proposal. Goldman Sachs, Latham and Safeway’s tax advisors advised the Board on the terms of the December Proposal. In addition to the economic terms, the Board focused on transaction certainty, including Albertson’s LLC’s ability to finance the transaction and obtain antitrust clearance. The Board concluded that while it was not accepting the December Proposal, it would authorize Safeway and its advisors to provide information to Albertson’s LLC, Cerberus, the Co-Investors and their advisors to enable them to conduct a due diligence investigation as well as to authorize Cerberus and Albertson’s LLC to engage with a limited number of debt financing sources. The Board believed that the terms of the December Proposal could potentially lead to an offer to acquire the Company that the Board would find acceptable. The Board recognized that Albertson’s and Cerberus would need to conduct diligence in order for them to make their best offer, including a plan for financing the transaction and obtaining regulatory approval. On December 15, 2013, Safeway terminated its Rule 10b5-1 repurchase plan. On December 16, 2013, Goldman Sachs informed Cerberus of the Board’s decision. Latham and Schulte Roth discussed the diligence process and establishing “clean room” procedures for sharing highly confidential information. On December 23, 2013, Safeway’s counsel and Albertson’s LLC’s counsel met to discuss Albertson’s LLC’s antitrust analysis of the merger transaction. On December 24, 2013, Safeway provided Cerberus and Albertson’s LLC and their representatives access to a virtual data room.

During the last week of December 2013 and the first weeks of January 2014, Cerberus, Albertson’s LLC and the Co-Investors and their financial and legal advisors conducted an extensive due diligence investigation.

The parties held a number of diligence meetings in person in New York on or about January 6 and 7, 2014 and in San Francisco on January 8, 9, 15 and 16, 2014 and held many diligence sessions by telephone. On January 7, 2014, at the direction of the Company in consultation with members of the Executive Committee, Latham sent Schulte Roth a draft merger agreement.

On January 14, 2014, the Executive Committee met to discuss the status of the due diligence investigation and expected next steps. Certain members of Safeway’s management and Goldman Sachs reported that there were positive and negative factors that had come out of the diligence review over the past weeks, possibly with the balance leaning toward the negative, including that Safeway’s identical store sales for the fourth quarter were lower than expected and the amount of the Company’s corporate tax liability associated with the Blackhawk Distribution had increased due to an increase in the price of Blackhawk Class B common stock. Latham summarized certain key terms of the draft merger agreement that had been provided to Schulte Roth which were likely to be negotiated. The Executive Committee also discussed the process to proceed with the Blackhawk Distribution.

On January 16, 2014, during one of the diligence meetings, Mr. Miller met with Mr. Edwards and expressed concerns that Albertson’s LLC may not be in a position to execute a definitive merger agreement as quickly as expected, in part because of concerns related to the completion of negotiations for the financing, as well as the need for further analysis of potential store divestitures in light of the substantial termination fee that Albertson’s LLC believed Safeway would require Albertson’s LLC to agree to pay should the transaction not close because of the failure to obtain financing or antitrust clearance. Mr. Miller also expressed the need for Cerberus and Albertson’s LLC to receive additional diligence materials.

On January 23, 2014, Safeway, Goldman Sachs, Cerberus and Albertson’s LLC met to discuss the proposed transaction. Cerberus stated that risks associated with the proposed transaction as outlined in the December Proposal were too great and Cerberus and Albertson’s LLC were not willing to proceed on the terms outlined in the December Proposal. Among the identified risks were that the cost of the financing would be greater than expected in light of the financing sources’ requirement that the debt financing be funded a substantial period of time before the expected closing of the transaction. Also, Cerberus and the Co-Investors indicated they now believed that the value of PDC was less than they had estimated previously. In this meeting, Cerberus orally proposed a different transaction (the “Recap Proposal”) whereby Safeway would remain a public company and would undertake a leveraged recapitalization that would permit it to pay a large dividend to Safeway’s stockholders. The Recap Proposal contemplated that Safeway would acquire Albertson’s LLC in exchange for new equity that would result in Cerberus and the Co-Investors owning approximately one-half of Safeway. The Recap Proposal also contemplated that Cerberus and the Co-Investors would have the opportunity to purchase additional shares of Safeway, which would result in them owning a controlling interest in Safeway. On January 24, 2014, counsel for Cerberus and Albertson’s LLC presented their antitrust analysis of a combination of Safeway and Albertson’s LLC to antitrust counsel for Safeway.

On January 25, 2014, based on feedback from members of the Executive Committee, Goldman Sachs notified Cerberus that Safeway would not pursue the Recap Proposal. Cerberus responded that it would still like to pursue a merger transaction between Albertson’s LLC and Safeway. On January 29, 2014, Cerberus told Goldman Sachs that Cerberus and Albertson’s LLC were preparing a revised proposal that would take into account their concerns about the cost of the debt financing, the value of PDC and the risk of lost value as a result of store divestitures to obtain regulatory approval.

On January 30, 2014, Safeway began discussions with Eastdil Secured, LLC, a nationally recognized advisory firm specializing in real estate transactions (“Eastdil Secured”), regarding the value of PDC and the possible steps that Safeway might take if it decided to pursue the sale of PDC. On or about this time, management and Safeway’s advisors began to analyze and prepare for the Blackhawk Distribution, independent of the strategic discussions relating to Safeway as a whole.

On January 31, 2014, Cerberus, Albertson’s LLC and NAI submitted a written revised non-binding proposal (the “January Proposal”) to acquire all of Safeway’s outstanding shares for $32.00 cash per share, with

Safeway’s stockholders receiving as additional consideration the net proceeds from the sales of Safeway’s 49% interest in Casa Ley, S.A. de C.V. (“Casa Ley”) and its 100% interest in PDC. The January Proposal continued to assume that Safeway would make the Blackhawk Distribution prior to the one year anniversary of the IPO, which would allow Safeway stockholders to separately realize the value of the shares of Blackhawk Class B common stock and the tax step-up. The January Proposal valued the shares of Blackhawk Class B common stock and related step-up at $4.75 to $5.25 per share of Company common stock. The January Proposal provided that Safeway stockholders would receive their pro-rata portion of the net proceeds from the sales of Casa Ley and PDC, and stated that if Casa Ley and/or PDC were not sold prior to the closing of the Merger, Safeway stockholders would receive contingent value rights (“CVRs”) entitling them to receive their pro-rata portion of the net sale proceeds with respect to a sale after the closing of the transaction. The January Proposal estimated the total value of the Casa Ley and PDC sales proceeds to be approximately $3.50 to $3.75 per share and estimated the total implied value to Safeway stockholders at $40.25 to $41.00 per share.

Following discussions and input by members of the Executive Committee, on February 3, 2014, Goldman Sachs and Safeway met with Cerberus and Albertson’s LLC to discuss the January Proposal. Safeway indicated that it was not willing to move forward under the terms of the January Proposal. Goldman Sachs’ analysis showed that the January Proposal represented a decrease in overall value from the December Proposal of approximately $1.85 per share. In addition, Safeway believed that the values ascribed by the January Proposal to PDC and Safeway’s interest in Casa Ley were overstated. Safeway noted that if PDC were sold, Safeway and the new owner of PDC would enter into long-term leases pursuant to which Safeway would lease the stores that were owned by PDC. Safeway stated that in order for its stockholders to realize full value for PDC, the aggregate rents on the Safeway stores owned by PDC would need to be higher than contemplated by the January Proposal.

The January Proposal also contemplated that the transaction would be subject to a closing condition requiring that antitrust clearance be granted on terms consistent with the conditions in the debt financing. Goldman Sachs told Cerberus that such a proposed closing condition was unacceptable. Goldman Sachs also told Cerberus that the Board expected that the Parent Entities, Cerberus and the Co-Investors would pay a substantial cash termination fee if they were unable to complete the transaction due to the failure to obtain antitrust clearance or if they were unable to obtain the financing to complete the transaction.

On February 6, 2014, Cerberus, Albertson’s LLC and NAI submitted a written revised non-binding proposal (the “February 6 Proposal”) which increased the cash price to $32.25 per share of Company common stock and contemplated the Blackhawk Distribution and the payment to Safeway stockholders of the net sales proceeds of Casa Ley and PDC in the same manner as the January Proposal. The February 6 Proposal contemplated that PDC would be sold having fee ownership of 12 completed stores, leased to Safeway at aggregate annual rents of $10 million (which was a rental rate substantially lower than Safeway believed acceptable). The February 6 Proposal also contemplated that PDC’s expected value would be enhanced by the completion of various PDC projects under construction utilizing the proceeds of a debt financing to be provided by Safeway (as originally suggested in the January Proposal). In addition to the $0.25 increase in the cash price compared to the January Proposal, the February 6 Proposal also reflected an estimated increase of $0.50 per share in value over the January Proposal based on the expected value upon completion of PDC assets under construction. With this $0.75 per share increase, the February 6 Proposal estimated its per-share value at $41.00 to $41.75 per share. The February 6 Proposal included a detailed proposal concerning contractual provisions relating to regulatory matters. The February 6 Proposal also contemplated that instead of paying a cash termination fee if the Parent Entities were unable to obtain regulatory clearance, Ultimate Parent would purchase Safeway’s Eastern division for $650 million and, if Albertson’s LLC failed to close for any other reason, Ultimate Parent would agree to a termination fee of $250 million (or a termination fee of $500 million if the termination resulted from a Parent Entity’s willful breach of the merger agreement).

On February 7, 2014, the San Francisco Business Times reported that Safeway was the subject of persistent speculation that it would be acquired or taken private.

On February 12, 2014, the Executive Committee met to discuss the February 6 Proposal. Goldman Sachs and Latham updated the Executive Committee on the terms of the February 6 Proposal. Safeway’s management estimated that the total value of the proceeds from the sales of the Company’s interest in Casa Ley and PDC was approximately $0.10 to $0.50 less than what Cerberus estimated. Although the Executive Committee believed that there should still be more negotiation on price, the Executive Committee concluded that the total implied value of the February 6 Proposal was in a range that the Board would find to be in the best interests of Safeway and its stockholders and therefore support moving forward with the negotiation of an agreement. The Executive Committee noted that the expected year-end and fourth quarter results showed an increase in identical store same store sales compared to the prior year and that recent merchandising initiatives had produced positive results. Nonetheless, the Executive Committee was concerned that there were substantial risks associated with Safeway executing its business plan on a standalone basis, especially from increased competition in certain geographic regions where Safeway did not enjoy broad customer acceptance. The Executive Committee also noted that given the Canadian Sale and the disposition of four Dominick’s Finer Foods stores in Chicago, and soon Blackhawk, the value of Company common stock would depend solely on the performance of core U.S. grocery business and based on historical and expected results would likely continue to trade at a discount compared to peer companies.

The Executive Committee particularly focused on transaction certainty and the need for the Parent Entities to take all actions to avoid or eliminate every impediment under any antitrust law in order to enable the closing to occur as soon as possible. The Executive Committee was also concerned about Safeway’s ability to sell its interest in Casa Ley given Safeway’s minority ownership interest in that company. The Executive Committee instructed Goldman Sachs and Latham to inform Cerberus as follows: Safeway was not willing to move forward under the terms of the February 6 Proposal; Safeway would not complete a transaction unless the Parent Entities, Cerberus and the Co-Investors were obligated to pay a meaningful cash termination fee if the transaction failed to obtain antitrust clearance, and Safeway would accept a termination fee of $500 million; Safeway was seeking a higher cash price; and Safeway was requiring Albertson’s LLC to purchase the Company’s interest in Casa Ley and therefore to increase the cash merger consideration in lieu of a CVR.

The Executive Committee also asked Goldman Sachs to contact private equity firms to see if they might be interested in making a proposal that would be competitive with the February 6 Proposal. The Executive Committee noted that while a private equity firm would not have the same antitrust impediments as Albertson’s LLC, it also would not have the same synergies which likely would limit the price it would be willing to pay. Mr. Edwards discussed with the Executive Committee that as part of the upcoming earnings release on February 19, Safeway was planning to announce that it was in discussions regarding a possible sale transaction. Safeway’s management believed that this announcement was necessary in order to explain to stockholders why Safeway had not used the proceeds from the Canadian Sale to make all of the stock repurchases and debt repayments Safeway had previously announced.

Also at its February 12, 2014 meeting, the Executive Committee determined that a distribution of the shares of Blackhawk Class B common stock was, for separate business reasons, in the best interest of Safeway and Blackhawk, and their respective stockholders, and decided that Safeway would proceed with the Blackhawk Distribution regardless of whether or not Safeway entered into a transaction with Albertson’s LLC or another acquiror.

The following is a summary comparison of the economic terms of the January Proposal and the February 6 Proposal as estimated by Cerberus, Albertson’s LLC and NAI, and Safeway’s view of the value of the February 6 Proposal:

	January Proposal – Albertson’sLLC Estimated Value	February 6 Proposal – Albertson’s LLC Estimated Value	February 6 Proposal – Safeway View
Cash	$32.00	$32.25	$32.25
Value of Casa Ley and PDC	$3.50 to 3.75	$4.00 to 4.25	$3.56 to 3.96
Total Cash Consideration	$35.50 to 35.75	$36.25 to 36.50	$35.81 to 36.21
Value of shares of Blackhawk Class B common stock to Safeway stockholders	$4.25 to 4.50	$4.25 to 4.50	$4.30	(1)
Value received by stockholders	$39.75 to 40.25	$40.50 to 41.00	$40.11 to 40.51
Value of Blackhawk tax basis step-up to Safeway stockholders	$0.50 to 0.75	$0.50 to 0.75	$0.77
Total	$40.25 to 41.00	$41.00 to 41.75	$40.88 to 41.28

(1)	Safeway value based on the $26.72 per share closing price of Blackhawk Class A common stock on February 11, 2014.

Later that day, Goldman Sachs and Latham communicated to Cerberus and Schulte Roth the Executive Committee’s response to the February 6 Proposal.

On February 13, 2014, Cerberus informed Goldman Sachs that Cerberus and Albertson’s LLC would present a revised proposal and that they had negotiated improved terms with the lending group, including extending the financing commitment to 15 months, provided that certain debt financing would be required to be funded into escrow at 12 months.

On February 14, 2014, Cerberus orally described to Goldman Sachs a revised proposal (the “February 14 Proposal”). Cerberus said that it would be willing to proceed on the same economic terms as the February 6 Proposal (i.e. a cash payment of $32.25 per share and the net proceeds from the sales of the Company’s interest in Casa Ley and PDC) or, if Safeway preferred, Cerberus would be willing to increase the cash payment to $32.50 per share and stockholders would receive the net proceeds only from the sale of PDC (and would not receive the proceeds from the Company’s interest in Casa Ley, which would be retained by Safeway). The February 14 Proposal also included an additional daily fee (or ticking fee) for each day that the closing did not occur after the one year anniversary of the signing of a merger agreement. Cerberus stated that Albertson’s LLC would agree to pay the higher aggregate annual rent payments of $16 million that Safeway had requested for the PDC stores, and also would agree that the Parent Entities, Cerberus and the Co-Investors would agree to a cash termination fee of $400 million if the transaction did not close due to the failure to obtain antitrust clearance or financing (among other reasons). Goldman Sachs responded that they did not believe that the Board would view the price as sufficient, and stated that the alternative choice undervalues Casa Ley. Latham and Schulte Roth also discussed the terms of the February 14 Proposal.

On February 15, 2014, based on feedback from members of the Executive Committee, Goldman Sachs informed Cerberus that the February 14 Proposal was not sufficient on price and that the termination fee should be higher. Goldman Sachs and Cerberus had numerous discussions throughout the day, after which Cerberus stated that Cerberus and Albertson’s LLC would raise the cash portion of the most recent proposal to $32.50 and stockholders would receive the net proceeds from the sale of both Casa Ley and PDC (the “February 15 Proposal”). That afternoon, Safeway’s management informed the Executive Committee by email of the terms of the revised proposal and asked for the approval of the Executive Committee to continue to proceed with Albertson’s LLC and Cerberus and their advisors to work on definitive documents. The Executive Committee members responded that they supported moving forward with the negotiation of definitive agreements based on these terms, making it clear that they were not approving the terms or accepting the revised proposal.

On February 17, 2014, Schulte Roth sent Latham a revised draft of the merger agreement that had been provided in January. The January draft prepared by Latham had included a go-shop period which would permit Safeway to solicit competing acquisition proposals for a period of time following the execution of the merger agreement and further continue discussions for a period of time thereafter with certain qualifying parties who submitted proposals during the go-shop period. During the go-shop period, as extended for qualifying parties, a reduced termination fee would be payable by Safeway in the event it terminated the merger agreement to accept an alternative superior proposal. Among other changes, the revised draft from Schulte Roth deleted the go-shop provisions.

On February 19, 2014, Goldman Sachs contacted one of the private equity firms that had made an inquiry following the October 22 publication by Reuters that Safeway may be the subject of an acquisition. Goldman Sachs asked whether that firm would have a potential interest in acquiring Safeway.

On February 19, 2014, Safeway announced its earnings for the fourth quarter of 2013. Safeway also announced that (i) it was in discussions concerning a possible sale of Safeway, (ii) it planned to seek to monetize some or all of its investment in Casa Ley and (iii) it had decided to proceed with the Blackhawk Distribution. Safeway further stated its conclusion that distributing the shares of Blackhawk Class B common stock to its stockholders would provide them with additional liquidity and provide full independence for Blackhawk and would be an important step toward maximizing the value of Safeway’s long-term investment in Blackhawk.

On February 20, 2014, the private equity firm orally notified Goldman Sachs that it did not have an interest in pursuing a transaction involving Safeway. Also on February 20, 2014, a senior executive of a large retail grocery chain (“Company A”) contacted Goldman Sachs to inquire about Safeway’s interest in discussing a potential sale of all or a portion of Safeway and requested a meeting with Safeway’s management.

Over the next few days, Goldman Sachs was contacted by the founder of a retail company based outside the United States and three private equity firms that inquired about participating in a possible transaction involving Safeway, and one private equity firm that inquired about a possible acquisition of Blackhawk. After this initial contact, none of these parties expressed an interest in having further discussions with Safeway concerning a potential transaction. Goldman Sachs also contacted two other private equity firms, each of which had been rumored to be interested in purchasing Safeway, and determined that they had no such interest. Goldman Sachs also contacted another retail company based outside the United States, which also said that it was not interested in pursuing an acquisition of Safeway.

On February 22, 2014, Latham and Schulte Roth discussed the draft merger agreement and the terms of the equity and debt financing commitments for the proposed transaction. Schulte Roth reiterated that Cerberus and Albertson’s LLC did not agree to a go-shop period.

On February 24, 2014, Goldman Sachs spoke with a senior officer of Company A. Goldman Sachs asked Company A to indicate what value it would consider paying and how it would propose to obtain antitrust clearance and address the risk that it might not be able to obtain such clearance. Company A requested information about Safeway and stated that it would need to meet with Safeway’s management in advance of providing an indication on value.

On February 25, 2014, the Board held a special meeting and discussed the proposed transaction with Albertson’s LLC and the interest expressed by Company A.

At the Board meeting, Goldman Sachs updated the Board on its discussions with Company A regarding Company A’s possible interest in acquiring Safeway. Safeway’s antitrust counsel advised the Board on the possible antitrust issues raised by a potential sale transaction with Company A. The Board expressed concern over whether Company A would be serious about pursuing a transaction, the competitive harm that could occur if Safeway’s confidential information were misused and whether a transaction with Company A could obtain antitrust clearance. Goldman Sachs also discussed other parties who might be interested in acquiring Safeway and the feedback that Goldman Sachs had received from certain of these parties. Goldman Sachs reported that to date no party other than Albertson’s LLC and Company A had expressed a serious interest in pursuing a transaction. The Board instructed Goldman Sachs and Latham to continue to respond to inquiries from, and actively engage with, Company A and to continue to contact other parties, and actively engage with other parties who approach Safeway, about a possible sale transaction in order to seek to maximize value for stockholders. At the same time, Board members stated that Safeway should continue to work with Albertson’s LLC to facilitate its developing a definitive proposal given how far advanced they were in terms of diligence and the negotiation of a definitive agreement.

Also at the Board meeting, Goldman Sachs updated the Board on negotiations with Cerberus and Albertson’s LLC and reviewed in detail the terms of the most recent proposals received from them. Latham described the key terms of the draft merger agreement, including the antitrust and financing covenants and the termination fee, and advised the directors regarding their fiduciary duties in connection with the directors’ consideration of the proposals. Latham noted that Cerberus and Albertson’s LLC had rejected the go-shop provision in the most recent draft of the merger agreement. The Board instructed the legal and financial advisors to continue to try to obtain a go-shop provision so that if the parties were to sign a merger agreement, there would be another meaningful market check and opportunity to obtain a higher price from a third party. The Board recognized that there had been market rumors about an acquisition by Cerberus as early as October 2013 and since that time Safeway had been in contact with a number of parties about a possible transaction, that the market rumors about a sale had persisted and that Safeway had announced on February 19 that it was in discussions concerning a possible sale of Safeway. However, given the likelihood that Company A, and possibly other parties, would need more time to determine whether to make a proposal following the February 19 announcement, the Board concluded that a go-shop period would be an effective way to maximize the opportunity for Safeway stockholders to receive the best reasonably available price.

Latham described the CVRs related to the potential sales of Casa Ley and PDC, each of which included a sale deadline of one year after which the stockholders would no longer be entitled to the net proceeds from the sales of the assets. The Board instructed Goldman Sachs and Latham to try to negotiate longer sale deadlines on the CVRs and a minimum payment to stockholders under the Casa Ley CVR in the event that Casa Ley were not sold by the end of the CVR term. The Board noted the previously disclosed prior investment banking work Goldman Sachs had performed for Cerberus and that it is helpful in transactions of the size and type being considered to obtain the views of more than one investment bank. The Board unanimously authorized Safeway’s management to retain a second financial advisor, subject to Board approval, to advise the Board in connection with the proposed transaction.

The following is a summary of the economic terms of the February 15 Proposal that the Board considered on February 25, which compares the value that Albertson’s LLC estimated against the value that Safeway estimated:

	February 15 Proposal (As estimated by Albertson’s LLC)	February 15 Proposal (As estimated by Safeway)
Cash	$32.50	$32.50
Value of Casa Ley and PDC	$4.00 to 4.25	$3.56 to 3.87
Total Cash Consideration	$36.50 to 36.75	$36.06 to 36.37
Value of shares of Blackhawk Class B common stock to Safeway stockholders(1)	$4.25 to 4.50	$3.83
Value received by Safeway stockholders	$40.75 to 41.25	$39.89 to 40.20
Value of Blackhawk tax basis step-up to Safeway stockholders	$0.50 to 0.75	$0.70
Total	$41.25 to 42.00	$40.58 to 40.90

(1)	Safeway value based on $23.77 per share closing price of Blackhawk Class A common stock on February 24, 2014.

The Board considered a number of factors in considering the likelihood that the stockholders would ultimately receive cash payments in respect of the CVRs, including in the case of the PDC CVR, the value of the PDC assets, the real estate markets generally and the likelihood that PDC could be sold prior to the expiration of the term of the PDC CVR (two years following the closing of the Merger), as well as Eastdil Secured’s advice related to the foregoing, and including, in the case of the Casa Ley CVR, Casa Ley’s historical financial information, the Company’s longstanding ownership position in Casa Ley and advice from Goldman Sachs regarding general merger and acquisition activity for retail companies in Mexico. The Board reviewed the terms of the CVRs for both PDC and Casa Ley and noted that the Shareholder Representative would consist of or be controlled by directors who served on the Board prior to the Merger, and would be responsible for conducting and consummating the sale process and would have certain consent rights relating to the control of Casa Ley and the PDC assets. The Board also noted that the Casa Ley CVR included a four-year term and required that Safeway’s stockholders be paid the fair market value of Casa Ley (net of certain costs, fees, expenses and other amounts) if a sale is not completed within the four-year term. Although the Board recognized that the CVRs may yield little or no value to the Casa Ley CVR Holders and the PDC CVR Holders and the illiquidity of the CVRs, on balance, the Board believed that the stockholders were likely to receive value for the CVRs within the estimated range. However, there can be no assurance that any amounts will actually be paid to holders of the CVRs, or the timing of any payment of any such amounts, and stockholders should approve the Merger only if they are willing to assume the risk that there may be no cash consideration ultimately paid in excess of $32.50 per share of Company common stock.

On February 26, 2014, Safeway, Latham, Cerberus, Albertson’s LLC and Schulte Roth discussed the terms of the PDC sale. Schulte Roth informed Latham that Cerberus and Albertson’s LLC were concerned about the PDC transaction terms and wanted to ensure that the proper assets were included in PDC. The parties had extensive negotiations concerning the amount of capital investment that Safeway would be permitted to make in PDC, the terms of the repayment of that capital, and the ongoing obligations of Safeway following the sale of PDC to a third party. Latham sent Schulte Roth a revised draft of the merger agreement.

On February 26, 2014, Goldman Sachs spoke with Company A to arrange an in-person diligence meeting with members of Safeway’s senior management team and asked Company A to articulate its plan to address possible antitrust issues.

Also on February 26, 2014, Safeway management began discussions with Greenhill, which had been recommended by one of the independent directors, regarding the possibility of Safeway retaining Greenhill to advise the Board as to the financial fairness of the transaction. On February 27, 2014, the Executive Committee authorized retaining Greenhill. On March 3, 2014, pursuant to the Board’s authorization, and based on its qualifications, expertise, reputation and experience in mergers and acquisitions and financings, Safeway retained Greenhill.

On February 27, 2014, Schulte Roth sent Latham a revised merger agreement. The revised agreement included a 21-day go-shop period and an additional 15-day period to continue discussions with qualifying excluded parties who made alternative acquisition proposals during the initial go-shop period. The revised merger agreement also provided for a reduced termination fee during the go-shop period and during the subsequent 15-day period for any excluded parties, in the event terminated in order for the Company to accept an alternative superior proposal.

On February 28, 2014, Safeway and Company A entered into a mutual confidentiality agreement. Certain members of Company A’s management and Company A’s financial advisor met with senior members of Safeway’s management and Goldman Sachs in San Francisco to exchange high level diligence information. Goldman Sachs again pressed Company A for its plan to address antitrust issues.

During the period from February 28 through March 5, 2014, Latham and Schulte Roth negotiated a number of terms of the merger agreement, the CVR agreements and the debt and equity financing commitments. Albertson’s LLC agreed that Safeway would be permitted to pay quarterly dividends between signing and closing of $0.20 per share for the first quarter of 2014 and then $0.23 per share for each of the four quarters thereafter during the term of the merger agreement. The parties also agreed on the length of the initial go-shop period of 21 days, with a 15-day extension for any excluded party making a proposal that the Board determines in good faith after consultation with its financial advisors and outside legal counsel constitutes or could reasonably be expected to lead to a superior proposal during the initial go-shop period. Albertson’s LLC proposed that Safeway would be required to pay a fee of $350 million if Safeway accepts an alternative superior proposal. Goldman Sachs and Latham negotiated a reduction of the Company’s termination fee to $250 million. The parties also negotiated that Safeway would pay a termination fee of $150 million if the merger agreement were terminated during the initial go-shop period or during the 15-day extension with respect to any qualifying excluded party under the merger agreement if Safeway accepted an alternative superior proposal. The parties negotiated a number of issues related to Casa Ley and PDC and the related CVRs, including that the sale deadline under the PDC CVR would be extended to two years, the sale deadline under the Casa Ley CVR would be extended to four years, and that there would be a payment based on the fair market value of any portion of the Casa Ley Interest that was not sold prior to the sale deadline. The parties also discussed whether a $40 million mortgage that was secured by one of the PDC properties and guaranteed by Safeway would be deducted from any proceeds from the sale of PDC that would be payable to the Safeway stockholders.

On March 3, 2014, Safeway’s Compensation Committee met and adopted a retention plan for Safeway employees (subject to entry into a definitive acquisition agreement), made annual equity incentive grants and approved the treatment of Company Options and other equity incentive grants in connection with the Albertson’s LLC transaction and the Blackhawk Distribution.

On March 5, 2014, Company A submitted a preliminary non-binding letter indicating its interest in pursuing an acquisition of Safeway for $38.50 to $42.00 per share. Although the letter stated that this price was for “cash” it included an assumed value of $4.70 per share for the Blackhawk Distribution. The letter also assumed a value of $3.95 per share for Casa Ley and PDC, which Company A indicated it had assumed based on guidance from the Company. In its letter, Company A indicated that it would take all of the antitrust risk and agree to a “hell or high water” provision in the merger agreement. Company A stated that it had developed a plan to obtain regulatory clearance, and that it expected to complete conversations with potential divestiture partners within two weeks. Company A’s letter stated that it was highly confident in its ability to finance the transaction and that the transaction was subject to satisfactory completion of customary due diligence, which Company A expected to complete within approximately three weeks following receipt of due diligence materials.

On March 5, 2014, the Board held a special meeting to discuss the proposed transaction with Albertson’s LLC (and the other Parent Entities) and the interest expressed by Company A. Goldman Sachs updated the Board on discussions with Company A and summarized Company A’s preliminary non-binding indication of interest. The Board noted that the letter did not provide a specific plan for addressing the antitrust issues, which appeared more significant than those facing Albertson’s LLC, was not specific on a number of economic terms and was subject to due diligence and other conditions. The Board concluded that if Safeway were to sign a merger agreement with the Parent Entities, it was likely that Company A would continue to pursue its interest during the go-shop period and that the fee payable by Safeway to Albertson’s LLC under the merger agreement would likely not be an impediment to Company A if it wanted to make a competing offer to acquire Safeway. The Board therefore determined to proceed with the Albertson’s LLC transaction.

Goldman Sachs updated the Board on the contacts that had been made with other parties concerning a possible transaction involving Safeway. Goldman Sachs also confirmed that the private equity firms that it had been in contact with and the non-U.S. retailers had indicated that they did not have an interest in pursuing a transaction.

Goldman Sachs and Latham updated the Board on the negotiations that had occurred with Albertson’s LLC, Cerberus and Schulte Roth. Goldman Sachs and Greenhill made presentations regarding their financial analyses of the transaction. Latham made a presentation to the Board concerning the material terms and conditions of the merger agreement that were being negotiated with the Parent Entities and Schulte Roth. Latham also made a presentation to the directors regarding their fiduciary duties. Goldman Sachs reported that earlier that day Cerberus and Albertson’s LLC had agreed that a $40 million mortgage that was secured by one of the PDC properties would not result in a reduction of the net proceeds from the sale of PDC that would be paid to the stockholders. As the definitive documents were still being negotiated, the Board was not asked to approve a transaction at the meeting.

Following the Board meeting, the Board Chairman called Company A’s Chairman and Chief Executive Officer to encourage Company A to continue its efforts to diligence Safeway and to submit a more definitive proposal.

Throughout the evening of March 5 and the day of March 6, 2014, Latham and Schulte Roth worked to finalize the merger agreement, the disclosure schedules, the CVR agreements, the equity and debt financing commitments and other documentation.

On March 6, 2014, the Board held a special meeting after the close of the trading market. The Board again discussed the status of the preliminary non-binding indication of interest submitted by Company A. The Board concluded that Company A was not likely to be in a position to submit a more complete proposal for a number of weeks and, considering the uncertainty surrounding a proposal from Company A, determined to proceed with the Albertson’s LLC transaction. Goldman Sachs and Latham updated the Board on the final negotiations that had occurred with Cerberus, Albertson’s LLC and Schulte Roth and that the terms of the merger agreement and all related documents had been finalized. Goldman Sachs then delivered its oral opinion to the Board, which opinion was confirmed in writing, to the effect that, as of March 6, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Greenhill then delivered its oral opinion to the Board, which opinion was confirmed in writing, to the effect that, as of March 6, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the sum of (i) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of shares of Company common stock pursuant to the Merger Agreement and (ii) the separate per share distribution to the holders of shares of Company common stock in the Blackhawk Distribution was fair, from a financial point of view, to such holders. The Board then approved and adopted the Merger Agreement and, subject to the terms of the Merger Agreement, recommended approval and adoption of the Merger Agreement by the Company’s stockholders and authorized the officers of Safeway to sign the Merger Agreement.

Shortly thereafter, the parties executed the Merger Agreement, and Safeway and Albertson’s LLC jointly announced that they had entered into the Merger Agreement, and that the terms of the Merger Agreement did not alter Safeway’s previously announced plan to consummate the Blackhawk Distribution in mid-April, independent of consummation of the Merger. Safeway also confirmed that its decision to distribute its remaining shares of Blackhawk Class B common stock was not dependent upon the completion of the Merger, and was being undertaken for independent business reasons.

Following execution of the Merger Agreement, during the go-shop period, Company A and its legal and financial advisors engaged in an extensive due diligence review of Safeway. Company A and its legal and financial advisors had access to more than 27,000 documents in a virtual data room and participated in more than 15 diligence calls with Safeway’s management. Safeway and Company A established “clean room” procedures for sharing highly confidential information. In its March 5, 2014 preliminary non-binding indication of interest, Company A had indicated that in order to finalize its plan to satisfy the antitrust regulators, it would need to meet with potential co-investors who could purchase stores that Company A would need to divest in order to obtain antitrust clearance. To facilitate and encourage these meetings, Safeway permitted Company A to contact 26 potential co-investors, seven of which entered into confidentiality agreements with Safeway and Company A in order to permit them to receive diligence materials to evaluate whether they would be interested in purchasing stores that Company A would be required to divest. The potential co-investors included strategic companies and private equity firms.

On March 21, 2014, a senior executive at Company A informed Goldman Sachs that Company A would not be submitting a bid. The senior executive stated that given the costs associated with making the anticipated divestitures to obtain antitrust clearance, Company A’s board of directors had concluded that it was not prepared to offer a price that would constitute a superior proposal to the Albertson’s LLC transaction because it would not realize a sufficient return on its investment.

During the go-shop period, Goldman Sachs contacted a total of 58 potential buyers, including 23 private equity firms and 35 strategic companies (including Company A), to determine whether they might have an interest in making a proposal to acquire Safeway. Also during the go-shop period, all of the private equity firms and strategic companies that had been in contact with Safeway or Goldman Sachs during the previous months were contacted by Goldman Sachs, by Company A as a potential divestiture partner, or both. None of these parties, other than Company A and the seven potential divestiture partners, entered into confidentiality agreements, and none expressed any interest in pursuing a transaction.

On March 28, 2014, Safeway announced that none of the parties contacted by Safeway during the go-shop period notified Safeway by the deadline that they would be interested in pursuing an alternative transaction under the Merger Agreement.

Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement

Recommendation of the Company’s Board of Directors

The Board, at a meeting described above on March 6, 2014, unanimously:

•	determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of the Company and its stockholders, and

•	subject to the terms of the Merger Agreement, recommended that our stockholders approve and adopt the Merger Agreement at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Reasons for Recommending the Approval and Adoption of the Merger Agreement

In reaching these determinations, the Board considered a number of factors, including the following material factors:

•	the Board’s knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	management’s views on guidance for full fiscal year 2014 performance and the Company’s long-term financial projections;

•	the Board’s concern that without a substantial transaction, the Company common stock would continue to trade at a discount compared to peer companies;

•	the risks of remaining independent and the uncertainties associated with pursuing the Company’s strategic business plan in light of the Company’s competitive position in its industry, potential for future growth, and current acquisition strategy;

•	the Board’s assessment, based in part on the advice of certain of the Company’s advisors, regarding what the Company would need to do to maintain and improve its competitiveness on a standalone basis and the risks involved in developing and executing a plan to maintain and improve its competitiveness on a standalone basis;

•	the Company’s financial performance over the previous five years, which included declining operating profit and EBITDA, which in the Board’s view increased the risks that the Company would achieve its long-term goals as a standalone company;

•	the significant increase in competition within the Company’s core industry and expansion of many different competitive retail food channels in the geographic regions in which the Company operates;

•	the current and historical market price of the Company common stock, including the fact that the sum of the Per Share Merger Consideration and the value of the Blackhawk Class B Common Stock to be distributed to Company stockholders in the Blackhawk Distribution, which the Board estimated to be between $40.58 and $40.90, (i) represents a 43.7% - 44.8% premium to the price of $28.24, which was the closing price of shares of Company common stock on September 16, 2013, the last full trading day before JANA Partners filed a Schedule 13D reporting a 6.2% ownership stake in the Company, a 53.4% - 54.6% premium to the Company’s 30-day trading average ($26.45) to September 16, 2013, and a 60.1% - 61.3% premium to the Company’s 90-day trading average ($25.35) to September 16, 2013, (ii) represents a 17.2% - 18.2% premium to the price of $34.61, which was the closing price of shares of Company common stock on February 19, 2014, the last full trading day before the public announcement by the Company that the Company was in discussions concerning a possible transaction involving the sale of the Company, a 27.5% - 28.5% premium to the Company’s 30-day trading average ($31.82) to February 19, 2014, and a 24.6% - 25.6% premium to the Company’s 90-day trading average ($32.56) to February 19, 2014 and (iii) represents a 69.5% - 70.8% premium to the price of $23.94, which was the closing price of shares of Company common stock on March 6, 2013, the date that is one year prior to the signing of the Merger Agreement, an 85.9% - 87.3% premium to the Company’s 30-day trading average ($21.83) to March 6, 2013, and a 108.1% - 109.7% premium to the Company’s 90-day trading average ($19.50) to March 6, 2013;

•	the fact that there were numerous published media and market rumors beginning in the fourth quarter of 2013 that the Company was for sale or pursuing strategic alternatives, including an October 22, 2013 report published by Reuters stating that a handful of private equity firms, including Cerberus, were exploring a transaction to acquire all or part of Safeway, that the Company announced on February 19, 2014 that it was in discussions concerning a possible sale, and that on March 6, 2014 the Company announced the Merger Agreement, including a 21-day go-shop period during which the Company and Goldman Sachs actively solicited and encouraged, and engaged in discussions with strategic companies and private equity firms regarding, alternative proposals, and during all this time no other interested party emerged that was willing to pursue a sale transaction for the Company for consideration in excess of the Per Share Merger Consideration;

•	the principal terms of the proposed Merger Agreement, including, among others, the Per Share Merger Consideration to be received by holders of Company common stock, the limited conditions to the obligations of the parties to the Merger Agreement to consummate the Merger, the reverse termination fee payable by the Parent Entities in the event of a regulatory or financing failure resulting in termination of the Merger Agreement, and the ability of the Company to conduct an additional post-signing “market check” through the go-shop provisions;

•	the opinion of Goldman Sachs, delivered to the Board on March 6, 2014, and subsequently confirmed in writing, to the effect that, as of March 6, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of the Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders;

•	the opinion of Greenhill, delivered to the Board on March 6, 2014, and subsequently confirmed in writing, to the effect that, as of March 6, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the sum of (i) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of the Company common stock pursuant to the Merger Agreement and (ii) the separate per share distribution to the holders of shares of Company common stock in the Blackhawk Distribution was fair, from a financial point of view, to such holders;

•	the Board’s evaluation of possible alternatives to a sale to the Parent Entities (including pursuing the Company’s standalone plan or a stock buyback or dividend), which the Board evaluated with the assistance of Goldman Sachs, and the Board’s determination that the Merger and the receipt of the Per Share Merger Consideration are more favorable to our stockholders than any such possible alternatives, which the Board determined were not likely to present superior opportunities for the Company to create greater value for our stockholders, given the potential risks, rewards and uncertainties associated therewith;

•	the terms of the CVRs and the fact that the Shareholder Representative will be responsible for conducting and consummating the sale process of both the Casa Ley Interest and the PDC assets and will have certain consent rights relating to the control of Casa Ley and the PDC assets, as discussed in more detail under “Casa Ley Contingent Value Rights Agreement” beginning on page 149 and “PDC Contingent Value Rights Agreement” beginning on page 156;

•	the likelihood that the Merger would be completed based on, among other things:

¡	the likelihood and anticipated timing of completing the Merger in light of the scope of the closing conditions;

¡	the fact that the Parent Entities have obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of the Parent Entities to use their reasonable best efforts to obtain the financing;

¡	the fact that the Merger Agreement provides that, in the event of a failure of the closing of the Merger under certain circumstances, the Parent Entities will, jointly and severally, pay the Company a $400 million termination fee, as described under “The Merger Agreement—Effect of Termination” beginning on page 140, without the Company having to establish any damages, the payment of which is guaranteed pursuant to a limited guaranty between the equity sponsors of the Parent Entities and the Company, as described under “Proposal 1—The Merger—Financing of the Merger—Limited Guarantee” beginning on page 100;

¡	the equity commitments of Cerberus and the Co-Investors, the reputation of Albertson’s LLC, and the Parent Entities’ ability to complete large acquisition transactions; and

¡	the Company’s right, in certain circumstances, to specifically enforce the Parent Entities’ obligations; and

•	the other terms of the Merger Agreement and the related agreements, including:

¡	the Company’s ability during the go-shop period (which expired on March 27, 2014) to initiate, solicit and encourage any inquiry or any acquisition proposals from third parties and to engage in, enter into, or otherwise participate in any discussions or negotiations with any third parties in connection with any such inquiries or proposals;

¡	the Company’s ability during the excluded party period, which would have begun after the expiration of the go-shop period and expired on April 12, 2014, to continue soliciting, encouraging, engaging in, entering into or otherwise participating in any discussions or negotiations with certain excluded parties, if the Company had received during the go-shop period a written acquisition proposal that the Board determined in good faith after consultation with its financial advisors and outside legal counsel constituted or could reasonably have been expected to lead to a superior proposal (as described in “The Merger Agreement—Solicitation of Transactions—Termination for Superior Proposals and Company Adverse Recommendation Change” beginning on page 132);

¡	the Company’s ability to respond to an acquisition proposal received after the end of the go-shop period if the Board determines in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties; and

¡	the Company’s ability to terminate the Merger Agreement to enter into a superior proposal, subject to certain conditions and payment of a termination fee of $250 million, which would have been $150 million during the go-shop or for 15 days thereafter with respect to any qualifying excluded parties if they had made an acquisition proposal during the go-shop period, as described under “The Merger Agreement—Effect of Termination” beginning on page 140.

The Board also considered a number of factors that are discussed below relating to the procedural safeguards that the Board believes were and are present to ensure the fairness of the Merger. The Board believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company and its stockholders:

•	the Company’s and its advisors’ extensive negotiations with Cerberus and Albertson’s LLC which, among other things, resulted in an increase to the total Per Share Merger Consideration (which, when combined with the value of the Blackhawk Class B common stock to be distributed to Company stockholders in the Blackhawk Distribution, Safeway estimated as between $40.58 to $40.90 per share of Company common stock) and resulted in what the Board believes are significantly better contractual terms than those initially proposed by Cerberus and Albertson’s LLC;

•	the fact that, as of the execution of the Merger Agreement, members of senior management were not party to any binding agreements with the Parent Entities regarding their post-Closing employment with or equity participation in the surviving corporation or its affiliates;

•	the Merger Agreement must be approved and adopted by the affirmative vote of the holders as of the record date of a majority of the outstanding shares of the Company common stock;

•	the Company’s ability during the go-shop period (which expired on March 27, 2014) to initiate, solicit and encourage any inquiry or any acquisition proposals from third parties and to engage in, enter into, or otherwise participate in any discussions or negotiations with any third parties in connection with any such inquiries or proposals;

•	the Company’s ability during the excluded party period, which would have begun after the expiration of the go-shop period and expired on April 12, 2014, to continue soliciting, encouraging, engaging in, entering into or otherwise participating in any discussions or negotiations with certain excluded parties, if the Company had received during the go-shop period a written acquisition proposal that the Board determined in good faith after consultation with its financial advisors and outside legal counsel constituted or could reasonably have been expected to lead to a superior proposal;

•	the Company’s ability to respond to an acquisition proposal received after the end of the go-shop period if the Board determines in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties;

•	the Company’s ability to terminate the Merger Agreement to enter into a superior proposal, subject to certain conditions and payment of a termination fee of $250 million, which would have been $150 million during the go-shop period or for 15 days thereafter with respect to any qualifying excluded parties if they had made an acquisition proposal during the go-shop period, as described under “The Merger Agreement—Effect of Termination” beginning on page 140;

•

the fact that there were numerous published media and market rumors beginning in the fourth quarter of 2013 that the Company was for sale or pursuing strategic alternatives, including an October 22, 2013 report published by Reuters stating that a handful of private equity firms, including Cerberus, were exploring a transaction to acquire all or part of Safeway, that the Company announced on February 19, 2014 that it was in discussions concerning a possible sale, and that on March 6, 2014 the Company announced the Merger Agreement, including a 21-day go-shop period during which the Company and Goldman Sachs actively solicited and encouraged, and engaged in discussions with strategic companies and private equity firms regarding, alternative proposals, and during all this time no other interested party emerged that was willing to pursue a sale transaction for the Company for consideration in excess of the Per Share Merger Consideration;

•	the opinion of Goldman Sachs, delivered to the Board on March 6, 2014, and subsequently confirmed in writing, to the effect that, as of March 6, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of the Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders – See “—Opinion of Goldman, Sachs & Co., Financial Advisor to the Board” on page 73;

•	the opinion of Greenhill, delivered to the Board on March 6, 2014, and subsequently confirmed in writing, to the effect that, as of March 6, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the sum of (i) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of the Company common stock pursuant to the Merger Agreement and (ii) the separate per share distribution to the holders of shares of the Company common stock in the Blackhawk Distribution was fair, from a financial point of view, to such holders – See “—Opinion of Greenhill & Co., LLC, Financial Advisor to the Board” on page 85; and

•	the availability of appraisal rights under Section 262 of the DGCL to holders of shares of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

In the course of its deliberations, the Board also considered a variety of uncertainties, risks and other countervailing factors concerning the Merger Agreement and the Merger, including:

•	that the Company may be unable to obtain stockholder approval as required for the transactions contemplated by the Merger Agreement;

•	the risk that any other conditions to the closing of the Merger and the transactions contemplated by the Merger Agreement may not be satisfied (many of which are not within either the Company’s or the Parent Entities’ control);

•	that any required approvals of governmental authorities required pursuant to the Merger Agreement that are granted may impose requirements, limitations, costs or restrictions on the Company and the Parent Entities, or may require significant changes to the structure, terms or conditions of the Merger to obtain such approval, any of which may result in a material delay in, or the abandonment of, the Merger;

•	the risk that the proposed Merger will not occur if the financing contemplated by the financing commitments, described under “—Financing of the Merger—Debt Financing” beginning on page 101, is not obtained, as the Parent Entities do not on their own possess sufficient funds to complete the transaction;

•	other risks to closing of the Merger, including the risk that the Merger will not be consummated within the expected time period, which may lead to termination of the Merger Agreement pursuant to the termination rights granted to both the Company and the Parent Entities under the Merger Agreement, as described under “The Merger Agreement—Termination” beginning on page 139;

•	the potential negative effect that the pendency of the Merger, or a failure to complete the Merger, could have on the Company’s business and relationships with its employees, customers, suppliers, regulators and the communities in which it operates;

•	the risks and costs to the Company if the proposed Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	that amounts that may be payable by the Company upon the termination of the Merger Agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including up to $250 million as a termination fee payable if the Company terminates the Merger Agreement to accept a superior proposal, as described under “The Merger Agreement—Effect of Termination” beginning on page 140;

•	that the Company may be required, if the Merger is not completed, to pay its own expenses associated with the Merger Agreement, the Merger and the other transactions contemplated thereby, such as legal, accounting, financial adviser and printing fees, as well as, under the circumstances described above, Parent’s expenses and the applicable termination fee;

•	that the Company’s sole damages remedy in the event of a breach of the Merger Agreement by the Parent Entities is generally limited to the receipt of the $400 million termination fee;

•	that the transactions contemplated by the Merger Agreement may involve other unexpected costs, liabilities or delays;

•	that the CVRs may yield little or no value to the Casa Ley CVR Holders or the PDC CVR Holders;

•	the illiquidity of the CVRs, which are subject to restrictions on transfer and are not registered under any federal or state securities laws;

•	that a cash transaction will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the risks of the type and nature described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 36.

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers have with respect to the Merger that may differ from, or are in addition to, their interests as stockholders of the Company. See “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Merger Related Compensation” beginning on pages 105 and 167, respectively.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but the Board believes it addresses the material factors considered by the Board in its consideration of the Merger, including factors that may support the Merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board may have given different weights to the above factors.

Opinion of Goldman, Sachs & Co., Financial Advisor to the Board

Goldman Sachs rendered its opinion to the Board that, as of March 6, 2014, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 6, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the transactions contemplated by the Merger Agreement, or any other matter. Goldman Sachs expressed no opinion as to the value of the shares of Blackhawk Class A common stock or Class B common stock or as to the fairness or any other aspect of the distribution of such shares in the Blackhawk Distribution.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the Casa Ley CVR Agreement;

•	the PDC CVR Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Safeway for the 52-weeks ended December 28, 2013, December 29, 2012, December 31, 2011, January 1, 2011 and January 2, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Safeway;

•	certain publicly available research analyst reports for Safeway;

•	certain other communications from Safeway to its stockholders; and

•	certain internal financial analyses and forecasts for Safeway after giving effect to the Blackhawk Distribution, the Entire Casa Ley Sale (as defined below) and the Entire PDC Sale (as defined below), and an estimate as to the minimum amount of the Assumed CVR Cash Proceeds (as defined below) and the timing of payment thereof, in each case, as prepared by Safeway’s management and approved for Goldman Sachs’ use by Safeway, which are referred to as the “Projections” (as defined under “—Prospective Financial Information” below).

Goldman Sachs also held discussions with members of senior management of Safeway regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement, and the past and current business operations, financial condition, and future prospects of Safeway; reviewed the reported price and trading activity for the Company common stock; compared certain financial and stock market information for Safeway with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the grocery retail industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Safeway’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Safeway’s consent that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Safeway. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Safeway or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that (i) all governmental, regulatory or other consents and approvals necessary for the closing of the Merger Agreement will be obtained without any adverse effect on Safeway or on the expected benefits of the transactions contemplated by the Merger Agreement in any way meaningful to its analysis and (ii) that the Blackhawk Distribution is effected prior to the closing of the Merger. Goldman Sachs has also assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, the Casa Ley CVR Agreement, and the PDC CVR Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs assumed, at Safeway’s instruction, that the aggregate amount of the Casa Ley Cash Consideration, the PDC Cash Consideration, the Casa Ley CVR Payment Amount and the PDC CVR Payment Amount (in each case, if applicable) was not less than $3.44 per Share (collectively, the “Assumed CVR Cash Proceeds”). There can be no assurance that there will be any sale of the Casa Ley Interest and/or the PDC assets or that the Assumed CVR Cash Proceeds is indicative of what the actual aggregate proceeds of one or more sales of the Casa Ley Interest and/or the PDC assets will be. Although Goldman Sachs included the Assumed CVR Cash Proceeds in its analyses, Goldman Sachs expressed no opinion as to the likelihood that a sale of the Casa Ley Interest and/or the PDC assets will be achieved, or as to the actual amount of the net proceeds thereof, if any, that may be received with any such sale.

Goldman Sachs’ opinion does not address the underlying business decision of Safeway to engage in the transactions contemplated by the Merger Agreement or the Blackhawk Distribution, or the relative merits of the transactions contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to Safeway; nor does it address any legal, regulatory, tax or accounting matters that might result from the transactions contemplated by the Merger Agreement or the Blackhawk Distribution. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares of Company common stock, as of the date of the opinion, of the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement, the Casa Ley CVR Agreement, the PDC CVR Agreement or the transactions contemplated by the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement, the Casa Ley CVR Agreement or the PDC CVR Agreement or entered into or amended in connection with the transaction, including, the Blackhawk Distribution, the fairness of the transactions contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Safeway; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Safeway, or class of such persons, in connection with the transactions contemplated by the Merger Agreement, whether relative to the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Class A common stock or Class B common stock of Blackhawk will trade following the closing of the Blackhawk Distribution or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of Safeway, Ultimate Parent or Blackhawk or the ability of Safeway, Ultimate Parent or Blackhawk to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2014, and is not necessarily indicative of current market conditions.

Implied Premium and Multiples Analysis. Goldman Sachs calculated the premium represented by the aggregate of (i) the Initial Cash Merger Consideration of $32.50 per share of Company common stock, (ii) the Assumed CVR Cash Proceeds of $3.44 per share, (iii) the value attributable to Safeway’s pro-rata ownership of the shares of Blackhawk Class B common stock distributed in the Blackhawk Distribution of $3.98 per share, which was based on the $24.78 per share closing price of Blackhawk Class A common stock on February 28, 2014, and (iv) the present value of Safeway’s pro-rata share of the tax savings to Blackhawk from the tax basis step-up related to the Blackhawk Distribution of $0.71 per share, which was based on the tax deductions to Blackhawk over time (referred to as “Safeway WholeCo”), or a combined $40.63 per share of Company common stock, to the following reference share prices of Company common stock:

•	the closing price per share of Company common stock on each of February 28, 2014 and January 31, 2014;

•	the undisturbed closing price per share of Company common stock on September 16, 2013, which was the last trading day prior to Safeway’s adoption of the Company Rights Agreement;

•	the highest closing price per share of Company common stock for the 52-weeks ended February 28, 2014;

•	the one-month average per share price of Company common stock;

•	the twelve-month average per share price of Company common stock; and

•	the volume weighted average per share price of Company common stock for the 52-weeks ended February 28, 2014.

By multiplying the equity value of Safeway WholeCo, or $40.63 per share, by the total number of fully diluted outstanding shares of Company common stock calculated using the treasury method, Goldman Sachs derived an implied equity value of Safeway WholeCo of approximately $9.6 billion. Goldman Sachs then added to this implied equity value Safeway’s total adjusted net debt balance of $1.3 billion and derived an implied enterprise value of Safeway WholeCo of approximately $10.9 billion.

Using the results of the calculations described above, Safeway WholeCo’s actual financial results for the 52-weeks ended December 28, 2013 (“FY 2013”) reflected in Safeway’s publicly filed financial statements, the Projections for the 53-weeks ending January 3, 2015 (“FY 2014E”) and the 52-weeks ending January 2, 2016 (“FY 2015E”) and selected estimates for Safeway WholeCo’s FY 2014E and FY 2015E financial results published by Institutional Brokers’ Estimate System (“IBES”), Goldman Sachs calculated the following EBITDA multiples:

•	the implied enterprise value as a multiple of Safeway WholeCo’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for FY 2013, (i) excluding the Blackhawk tax liability, and (ii) including the Blackhawk tax liability, where the estimated tax liability of $371.0 million is calculated as the total tax liability due to the Blackhawk Distribution based on realization of a tax basis step-up, certain assumptions provided by Safeway and the trading price of shares of Blackhawk Class A common stock on February 28, 2014; and

•	the implied enterprise value as a multiple of Safeway WholeCo’s estimated EBITDA for FY 2014E and FY 2015E published by IBES and Safeway WholeCo’s estimated EBITDA for FY 2014E and FY 2015E contained in the Projections.

The results of these analyses are summarized as follows:

Premium to:
Closing price per share of Company common stock on February 28, 2014 ($37.45)	8.5%
Closing price per share of Company common stock on January 31, 2014 ($31.24)	30.1%
Undisturbed closing price per share of Company common stock on September 16, 2013 ($28.24)	43.9%
Highest closing price per share of Company common stock for the 52-weeks ended February 28, 2014 ($38.06)	6.8%
One-month average per share price of Company common stock, calculated as of February 28, 2014 ($33.44)	21.5%
Twelve-month average per share price of Company common stock, calculated as of February 28, 2014 ($28.63)	42.0%
Volume weighted average price per share of Company common stock for the 52-weeks ended February 28, 2014 ($28.55)	42.3%

Enterprise Value / EBITDA:
FY 2013, excluding Blackhawk tax liability	6.8x
FY 2013, including Blackhawk tax liability	7.1x
FY 2014E – IBES	6.7x
FY 2015E – IBES	6.6x
FY 2014E – Management’s Projections	6.6x
FY 2015E – Management’s Projections	6.2x

Goldman Sachs also calculated the premium represented by the aggregate of (i) the Initial Cash Merger Consideration of $32.50 per share, and (ii) the Assumed CVR Cash Proceeds of $3.44 per share (referred to as “Safeway Ex-Blackhawk”), or a combined $35.94 per share, to the following reference share prices of Company common stock, in each case adjusted for the pro-rata value per share of Safeway’s ownership of Blackhawk Class B common stock:

•	the closing price per share of Company common stock on each of February 28, 2014 and January 31, 2014;

•	the undisturbed closing price per share of Company common stock on September 16, 2013, which was the last trading day prior to Safeway’s adoption of the Company Rights Agreement;

•	the highest closing price per share of Company common stock for the period from April 19, 2013, which was the first trading day after the initial public offering of Blackhawk Class A common stock, to February 28, 2014;

•	the one-month average per share price of Company common stock; and

•	the volume weighted average price per share of Company common stock for the period from April 19, 2013, which was the first trading day after the initial public offering of Blackhawk Class A common stock, to February 28, 2014.

By multiplying the equity value of Safeway Ex-Blackhawk, or $35.94 per share, by the total number of fully diluted outstanding shares of Company common stock calculated using the treasury method, Goldman Sachs derived an implied equity value of Safeway Ex-Blackhawk of approximately $8.5 billion. Goldman Sachs then added to this implied equity value Safeway’s total adjusted net debt balance of $1.3 billion and derived an implied enterprise value of Safeway Ex-Blackhawk of approximately $9.8 billion.

Using the results of the calculations described above, Safeway Ex-Blackhawk’s actual financial results for FY 2013 reflected in Safeway’s and Blackhawk’s publicly filed financial statements and the Projections for FY 2014E and FY 2015E, Goldman Sachs calculated the following EBITDA multiples:

•	the implied enterprise value as a multiple of Safeway Ex-Blackhawk’s EBITDA for FY 2013, (i) excluding the Blackhawk tax liability, and (ii) including the Blackhawk tax liability; and

•	the implied enterprise value as a multiple of Safeway Ex-Blackhawk’s estimated EBITDA for FY 2014E and FY 2015E contained in the Projections.

The results of these analyses are summarized as follows:

Premium to:
Closing price per share of Company common stock on February 28, 2014 ($33.38(1))	7.7%
Closing price per share of Company common stock on January 31, 2014 ($27.11(1))	32.5%
Undisturbed closing price per share of Company common stock on September 16, 2013 ($24.33(1))	47.7%
Highest closing price per share of Company common stock from April 19, 2013 through February 28, 2014 ($33.38(1))	7.7%
One-month average per share price of Company common stock, calculated as of February 28, 2014 ($29.38(1))	22.3%
Volume weighted average price per share of Company common stock from April 19, 2013 through February 28, 2014 ($24.60(1))	46.1%

Enterprise Value / EBITDA:
FY 2013, excluding Blackhawk tax liability	6.6x
FY 2013, including Blackhawk tax liability	6.9x
FY 2014E – Management’s Projections	6.4x
FY 2015E – Management’s Projections	6.0x

(1)	Represents the closing price per share of Company common stock less the pro-rata value per share of Safeway’s ownership of Blackhawk Class B common stock. Pro-rata value per share of Blackhawk Class B common stock was calculated based on the closing price per share of Blackhawk Class A Common Stock, the approximately 37.8 million shares of Blackhawk Class B common stock owned by Safeway and the fully diluted outstanding shares of Company common stock.

Goldman Sachs also calculated certain multiples, assuming the closing of the Blackhawk Distribution but not including the Assumed CVR Cash Proceeds (referred to as “U.S. Grocery”). By multiplying the Initial Cash Merger Consideration of $32.50 per share of Company common stock by the total number of fully diluted outstanding shares of Company common stock calculated using the treasury method, Goldman Sachs derived an implied equity value of U.S. Grocery of approximately $7.7 billion. Goldman Sachs then added to this implied equity value Safeway’s total adjusted net debt balance of $1.3 billion and derived an implied enterprise value of U.S. Grocery of approximately $9.0 billion.

Using the results of the calculations described above, Safeway’s actual financial results for FY 2013 reflected in Safeway’s publicly filed financial statements and the Projections for FY 2014E and FY 2015E, Goldman Sachs calculated the following EBITDA multiples:

•	the implied enterprise value as a multiple of U.S. Grocery’s EBITDA for FY 2013, (i) excluding the Blackhawk tax liability, and (ii) including the Blackhawk tax liability; and

•	the implied enterprise value as a multiple of U.S. Grocery’s estimated EBITDA for FY 2014E and FY 2015E contained in the Projections.

The results of these analyses are summarized as follows:

Enterprise Value / EBITDA:
FY 2013, excluding Blackhawk tax liability	6.5x
FY 2013, including Blackhawk tax liability	6.8x
FY 2014E – Management’s Projections	6.2x
FY 2015E – Management’s Projections	6.0x

Goldman Sachs also calculated the equity value as a multiple of (i) Safeway Ex-Blackhawk’s estimated net income for FY 2014E and FY 2015E contained in the Projections of 32.3x and 25.4x, respectively, and (ii) U.S. Grocery’s estimated net income for FY 2014E and FY 2015E contained in the Projections of 34.2x and 27.5x, respectively. Following Goldman Sachs’ presentation to the Board on March 6, 2014, it was discovered that these multiples were incorrectly calculated and should have resulted in the equity value as a multiple of (i) Safeway Ex-Blackhawk’s estimated net income for FY 2014E and FY 2015E contained in the Projections of 27.9x and 22.0x, respectively, and (ii) U.S. Grocery’s estimated net income for FY 2014E and FY 2015E contained in the Projections of 30.4x and 24.2x, respectively. Goldman Sachs has confirmed to Safeway and its Board that such corrected equity value to estimated net income multiples were not material to its fairness analysis and would not have changed the conclusion set forth in its fairness opinion.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Safeway WholeCo and Safeway Ex-Blackhawk to the corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the grocery retail industry (collectively referred to as the selected companies):

•	The Kroger Co.;

•	SUPERVALU INC.;

•	Roundy’s Inc.;

•	Ingles Markets Inc.;

•	Harris Teeter Supermarkets, Inc.;

•	Etablissements Delhaize Frères et Cie “Le Lion” (Delhaize Group); and

•	Koninklijke Ahold NV (Ahold).

Although none of the selected companies is directly comparable to Safeway WholeCo or Safeway Ex-Blackhawk, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Safeway WholeCo and Safeway Ex-Blackhawk.

Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from estimates from IBES, research analyst reports and market information as of February 28, 2014 (with all estimates calendarized to December). With respect to each of (i) the selected companies, (ii) Safeway WholeCo and (iii) Safeway Ex-Blackhawk, Goldman Sachs calculated the following EBITDA multiples:

•	enterprise value as a multiple of EBITDA for the last twelve-months ended December 31, 2009 to December 31, 2013;

•	enterprise value as a multiple of the estimated one-year forward EBITDA for each company from 2009 to 2013, based on data published by Bloomberg, Capital IQ and IBES; and

•	enterprise value as a multiple of estimated EBITDA for the twelve-months ending December 31, 2014 and 2015.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies		Safeway WholeCo (Disturbed)(1)	Safeway WholeCo (Undisturbed)(2)	Safeway (Ex-Blackhawk) (Disturbed)(1)	Safeway (Ex-Blackhawk) (Undisturbed)(2)
	Range	Median
2013 EBITDA	5.2x-6.8x	5.7x	6.2x	4.9x	6.0x	4.6x
2014 Est. EBITDA	5.1x-6.9x	5.8x	6.3x	4.9x	6.2x	4.7x
2015 Est. EBITDA	5.0x-6.6x	5.5x	6.1x	4.8x	6.1x	4.7x

(1)	Market information as of February 28, 2014.

(2)	Assumes undisturbed price per share of Company common stock of $28.24 per share as of September 16, 2013. Ex-Blackhawk adjusted for the pro-rata value per share of Safeway’s ownership of Blackhawk Class B common stock. Pro-rata value per share of Blackhawk Class B common stock was calculated based on the closing price per share of Blackhawk Class A common stock, the approximately 37.8 million shares of Blackhawk Class B common stock owned by Safeway and the fully diluted outstanding shares of Company common stock.

Enterprise Value / LTM EBITDA Multiple
	2009 - 2013 Average	2013 (Pre-Blackhawk IPO)	2013 (Post-Blackhawk IPO)
Safeway WholeCo	5.0x	4.7x	5.6x
Safeway Ex-Blackhawk	N/A	N/A	5.2x
Selected Companies Range	4.8x - 6.2x	4.2x - 6.2x	4.7x - 7.8x
Selected Companies Median	5.5x	5.6x	6.1x
Safeway WholeCo as % of Median	92%	84%	92%

Enterprise Value /One Year Forward EBITDA Multiple
	2009 - 2013 Average	2013 (Pre-BlackhawkIPO)	2013 (Post-BlackhawkIPO)
Safeway WholeCo	5.1x	4.9x	5.3x
Safeway Ex-Blackhawk	N/A	N/A	5.1x
Selected Companies Range	4.7x- 6.5x	4.2x- 6.0x	4.8x- 6.7x
Selected Companies Median	5.5x	5.7x	6.2x
Safeway WholeCo as % of Median	93%	87%	85%

Based on its review of the foregoing calculations and applying its professional judgment, Goldman Sachs applied enterprise value to EBITDA multiples ranges of 4.7x to 5.8x and 4.7x to 5.5x to Safeway Ex-Blackhawk’s 2014E and 2015E EBITDA, respectively, to derive a range of illustrative enterprise values of Safeway Ex-Blackhawk. By subtracting total adjusted net debt for Safeway from this range and dividing by the fully diluted outstanding shares of Company common stock as of December 29, 2013, this resulted in illustrative values per share of Company common stock for Safeway Ex-Blackhawk, rounded to the nearest five cents, ranging from $24.95 to $32.10 and $26.85 to $32.40, respectively. Goldman Sachs also applied the same enterprise value to EBITDA multiples ranges to U.S. Grocery’s 2014E and 2015E EBITDA, respectively, to derive a range of illustrative enterprise values of U.S. Grocery. By subtracting total adjusted net debt for Safeway from this range and dividing by the fully diluted outstanding shares of Company common stock as of December 29, 2013 this resulted in illustrative values per share of Company common stock for U.S. Grocery, rounded to the nearest five cents, ranging from $23.20 to $29.95 and $24.50 to $29.60, respectively.

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the retail grocery industry since April 2002:

•	TPG Capital, L.P.’s acquisition of Gelson’s Markets (Arden Group, Inc.) announced in December 2013;

•	Albertson’s LLC’s acquisition of United Supermarkets, LLC announced in September 2013;

•	The Kroger Co.’s acquisition of Harris Teeter Supermarkets, Inc. announced in July 2013;

•	a Cerberus led consortium’s acquisition of SUPERVALU Inc. (21.2% stake) announced in January 2013;

•	Ultimate Parent’s acquisition of SUPERVALU retail (New Albertson’s, Inc.) announced in January 2013;

•	BI-LO, LLC’s acquisition of Winn-Dixie Stores, Inc. announced in December 2011;

•	CVC Capital Partners Limited and Leonard Green & Partners, L.P.’s acquisition of BJ’s Wholesale Club, Inc. announced in June 2011;

•	The Great Atlantic & Pacific Tea Company’s acquisition of Pathmark Stores, Inc. announced in March 2007;

•	Whole Foods Market, Inc.’s acquisition of Wild Oats Market, Inc. announced in February 2007;

•	Apollo Global Management, LLC’s acquisition of Smart & Final Inc. announced in February 2007;

•	Sun Capital Partners, Inc.’s acquisition of Marsh Supermarkets, Inc. announced in April 2006;

•	SUPERVALU Inc.’s acquisition of Albertsons, Inc. (core food retailing) announced in January 2006;

•	a Cerberus led consortium’s acquisition of Albertsons, Inc. (non-core food retailing) announced in January 2006;

•	Lone Star Fund V (U.S.), L.P.’s acquisition of BI-LO, LLC/Bruno’s announced in December 2004;

•	Albertson’s, Inc.’s acquisition of Shaw’s Supermarkets, Inc. announced in March 2004; and

•	Willis Stein & Partners L.P.’s acquisition of Roundy’s Supermarkets, Inc. announced in April 2002.

For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the target company based on the announced transaction price as a multiple of the target company’s EBITDA for the last twelve-month period prior to the announcement of the transaction. While none of the companies that participated in the selected transactions are directly comparable to U.S. Grocery, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of U.S. Grocery’s results and product profile.

The following table presents the results of this analysis:

Selected Transactions
Enterprise Value as a Multiple of:	Range	Median
LTM EBITDA	3.9x –14.0x	6.7x
LTM EBITDA (Post 2007)		5.8x
LTM EBITDA (> $1 Billion Enterprise Value)		6.4x

Based on its review of the foregoing calculations and applying its professional judgment, Goldman Sachs applied enterprise value to LTM EBITDA multiples ranging from 6.0x to 7.0x to U.S. Grocery’s actual EBITDA for the last twelve-months ended December 28, 2013 to derive a range of illustrative enterprise values of U.S. Grocery. Adjusting for a Blackhawk tax liability of $335 million, where the estimated tax liability is calculated as the total tax liability due to the Blackhawk Distribution based on no tax basis step-up, assumptions provided by Safeway and the trading price of shares of Blackhawk Class A common stock on February 28, 2014, this resulted in illustrative values per share of Company common stock for U.S. Grocery, rounded to the nearest five cents, ranging from $28.05 to $33.90.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated EBITDA and its assumed future enterprise value to EBITDA multiple, plus dividends. For this analysis, Goldman Sachs used certain financial information from the Projections for (i) Safeway Ex-Blackhawk and (ii) U.S. Grocery.

In calculating the implied present value of future share price per share of Company common stock for Safeway Ex-Blackhawk, Goldman Sachs first calculated the implied enterprise value of Safeway Ex-Blackhawk for each of the calendar years ending 2013 to 2015 by multiplying the estimated one-year forward EBITDA of Safeway Ex-Blackhawk by enterprise value to EBITDA multiples ranging from 4.7x to 5.8x. Goldman Sachs then subtracted the amount of total adjusted net debt for Safeway Ex-Blackhawk per the Projections for each of the respective calendar years ending 2013 to 2015 in order to calculate the implied equity values for calendar years ending 2013 to 2015, respectively. Goldman Sachs then divided these implied equity values by the respective calendar year end diluted outstanding shares of Company common stock, per the Projections, to calculate implied equity values per share of Company common stock for calendar years 2013 to 2015, respectively. Goldman Sachs then added the cumulative dividends per share of Company common stock payable to Safeway stockholders through the end of the respective projected calendar year. Goldman Sachs then discounted these implied total values per share of Company common stock back to December 31, 2013 using a discount rate of 9.1%, reflecting an estimate of the Safeway Ex-Blackhawk cost of equity. This analysis resulted in a range of implied present values, rounded to the nearest five cents, of $24.10 to $36.65 per share of Company common stock.

In calculating the implied present value of future share price per share of Company common stock for U.S. Grocery, Goldman Sachs first calculated the implied enterprise value of U.S. Grocery for each of the calendar years ending 2013 to 2015 by multiplying the estimated future EBITDA of U.S. Grocery by enterprise value to EBITDA multiples ranging from 4.7x to 5.8x. Goldman Sachs then subtracted the amount of total adjusted net debt for U.S. Grocery per the Projections for each of the respective calendar years ending 2013 to 2015 in order to calculate the implied equity values for calendar years ending 2013 to 2015, respectively. Goldman Sachs then divided these implied equity values by the respective calendar year end diluted outstanding shares of Company common stock, per the Projections, to calculate implied future equity values per share of Company common stock for calendar years 2013 to 2015, respectively. Goldman Sachs then added the cumulative dividends per share of Company common stock payable to Safeway stockholders through the end of the respective projected calendar year. Goldman Sachs then discounted these implied total values per share of Company common stock back to December 31, 2013 using a discount rate of 9.1%, reflecting an estimate of U.S. Grocery’s cost of equity. This analysis resulted in a range of implied present values, rounded to the nearest five cents, of $21.85 to $33.40 per share of Company common stock.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis to determine the present value per share of Company common stock of U.S. Grocery as of December 31, 2013. For purpose of this analysis, Goldman Sachs applied discount rates ranging from 7.5% to 8.5%, reflecting estimates of U.S. Grocery’s weighted average cost of capital, to (a) U.S. Grocery’s estimated unlevered free cash flow for the years 2014 through 2018, and (b) illustrative terminal values for U.S. Grocery in 2018. Goldman Sachs calculated U.S. Grocery’s estimated unlevered free cash flow as operating income, less income taxes, less capital expenditures, plus or minus changes in net working capital and plus or minus any non-cash adjustments as taken from the statement of cash flows included in the Projections. U.S. Grocery’s estimated unlevered free cash flow for the year 2014 also included an adjustment for the expected amount of cash taxes resulting from the Blackhawk Distribution. This analysis resulted in U.S. Grocery’s estimated unlevered free cash flow for the years ending 2014E through 2018E of $463 million, $770 million, $718 million, $759 million and $809 million, respectively. The illustrative terminal values were derived by applying perpetuity growth rates ranging from (1.0%) to 1.0% (which implied exit LTM EBITDA multiples ranging from 3.9x to 5.9x) to U.S. Grocery’s estimated unlevered free cash flow for 2018. Goldman Sachs then added the net present values of the estimated unlevered free cash flow for the years 2014 through 2018 to the present value of the illustrative terminal value and subtracted total adjusted net debt for Safeway to derive a range of present values of U.S. Grocery equity value. By dividing this range of equity values by the total number of fully diluted outstanding shares of Company common stock, Goldman Sachs derived illustrative present values per share of Company common stock of U.S. Grocery as of December 31, 2013, rounded to the nearest five cents, ranging from $26.90 to $38.40.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis to determine the range of prices per share of Company common stock a financial buyer may be willing to pay to purchase U.S. Grocery. For the purposes of this analysis, Goldman Sachs assumed an acquisition date of December 31, 2013, a target exit date of December 31, 2018, enterprise value to LTM EBITDA multiples ranging from 5.0x to 6.0x at exit, adjusted leverage as a multiple of LTM EBITDA as of December 31, 2013 of 6.0x and an internal rate of return to a financial buyer of 13% to 21%.

For purpose of this analysis, Goldman Sachs calculated U.S. Grocery’s free cash flow for debt service per the Projections as U.S. Grocery’s estimated net income, plus depreciation and amortization, minus estimated increases in net working capital, minus estimated capital expenditures, plus non-cash adjustments. Based upon U.S. Grocery’s estimated free cash flow for debt service as calculated and the assumptions described above, Goldman Sachs calculated illustrative purchase prices per share of Company common stock ranging from $27.00 to $29.00.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Safeway, Safeway Ex-Blackhawk, U.S. Grocery or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Safeway, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid pursuant to the Merger Agreement was determined through arm’s-length negotiations between Safeway, on the one hand, and Cerberus and Ultimate Parent, on the other hand, and was approved by the Board. Goldman Sachs acted as financial advisor to the Board in connection with the transactions contemplated by the Merger Agreement. Goldman Sachs did not, however, recommend any specific amount of consideration to Safeway or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached to this Proxy Statement as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Safeway, Blackhawk, Ultimate Parent, any of their respective affiliates and third parties, including affiliates and portfolio companies of (i) Cerberus, a significant shareholder of Ultimate Parent, and (ii) Colony Financial, Inc. (“Colony”), Pritzker Organization, L.L.C. (“Pritzker”) or any other affiliate of a signatory to the Parent Entities’ equity commitment letters for the Merger (each, an “Equity Investor”), or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Safeway in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. Goldman Sachs has provided certain investment banking services to Safeway and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to Safeway with respect to the sale of its Canadian operations in June 2013. Goldman Sachs also has provided certain investment banking services to Blackhawk and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 11,500,000 shares of Class A Common Stock of Blackhawk by Safeway and other selling shareholders in April 2013. Goldman Sachs also has provided certain investment banking services to Ultimate Parent and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $300 million) provided to Albertson’s LLC in September 2013. Goldman Sachs also has provided certain investment banking services to Cerberus and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-financial advisor with respect to the sale of GeoEye Inc., a former portfolio company of Cerberus, in July 2012, as co-lead underwriter with respect to an offering of 1.924% Debentures due 2019 (aggregate principal amount of €500 million) of BAWAG P.S.K., a portfolio company of Cerberus, in September 2012, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $500 million) provided to NewPage Corporation, a former portfolio company of Cerberus, in December 2012, as joint book-runner with respect to a public offering of 632,500,000 shares of common stock by Aozora Bank, Ltd., a portfolio company of Cerberus, in January 2013, as sole lender with respect to a mezzanine loan (aggregate principal amount of $750 million) and a floating rate mortgage loan (aggregate principal amount of $1 billion) to Kyo-Ya Hotels, a portfolio company of Cerberus, in January 2013, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $1.5 billion) provided to SUPERVALU Inc., a corporation into which Cerberus had agreed to make an investment, in March 2013, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $420 million) provided to Tower International, Inc. a portfolio company of Cerberus, in April 2013, as joint book-runner with respect to an offering of 6.750% Debentures due 2021 (aggregate principal amount of $400 million) of SUPERVALU Inc. in May 2013, as dealer manager with respect to a tender offer to purchase existing 8.0% Senior Notes due 2016 of SUPERVALU Inc. in June 2013, as joint book-runner with respect to a public offering of 7,888,122 shares of common stock by Tower International, Inc. in July 2013, as co-financial advisor with respect to the acquisition by Cerberus of the assets of Bankia Habitat S.L.U. in September 2013, as co-lead underwriter with respect to an offering of 8.125% Debentures due 2023 (aggregate principal amount of €300 million) of BAWAG P.S.K. in October 2013, and as joint lead book-runner and joint lead arranger with respect to the refinancing of an existing senior secured term loan agreement (aggregate principal amount of $1.5 billion) of SUPERVALU Inc. in January 2014. During the two-year period ended March 6, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to Cerberus and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Cerberus) of approximately $124 million. Goldman Sachs also has provided certain investment banking services to Colony and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book-running manager with respect to an offering of 5.00% Convertible Senior Notes due 2023 (aggregate principal amount of $175 million) of Colony in April 2013. Goldman Sachs also has provided certain investment banking services to Pritzker and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint booking-running manager with respect to an offering of 7.625% Senior Notes due 2021 (aggregate principal amount of $275 million) by TMS International Corp., a portfolio company of Pritzker, in October 2013, as joint lead arranger, joint book-runner and lender with respect to a term loan (aggregate principal amount of $475 million) provided to TMS International Corp. in October 2013, and as joint lead arranger, joint book-runner and lender with respect to a senior unsecured bridge loan facility (aggregate principal amount of $300 million) provided to Crystal Acquisition Company, Inc. and Crystal Merger Sub, Inc., each a portfolio company of Pritzker, in October 2013. Goldman Sachs may also in the future provide investment banking services to Safeway, Ultimate Parent, Blackhawk and their respective affiliates, including Cerberus, the Equity Investors and their respective affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Cerberus, the Equity Investors and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Cerberus or the Equity Investors from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. Pursuant to a letter agreement dated February 27, 2014, Safeway engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. Pursuant to the terms of this engagement letter, Safeway has agreed to pay Goldman Sachs a transaction fee of approximately $37.0 million, $2.0 million of which became payable upon execution of the Merger Agreement and the remainder of which is payable upon closing of the Merger. In addition, Safeway has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. Safeway has also agreed to pay Goldman Sachs a transaction fee of $5.0 million in connection with the Blackhawk Distribution, all of which is contingent upon the closing of the Blackhawk Distribution.

Opinion of Greenhill & Co., LLC, Financial Advisor to the Board

The Board retained Greenhill to act as one of its financial advisors in connection with the Board’s consideration of the proposed terms of the potential Merger. The Board selected Greenhill based on the recommendation of one of the independent directors and based on Greenhill’s qualifications, expertise, reputation and experience in mergers and acquisitions and financings. On March 6, 2014, at a meeting of the Board, Greenhill rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion as of March 6, 2014, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the sum of (i) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of shares of Company common stock pursuant to the Merger Agreement and (ii) the separate per share distribution to the holders of shares of Company common stock in the Blackhawk Distribution was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion, dated March 6, 2014, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex E and is incorporated herein by reference. The summary of Greenhill’s opinion is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft of the Merger Agreement and ancillary agreements, dated March 6, 2014, and certain other related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information and other data, including financial forecasts, estimates and other financial and operating data concerning the Company, prepared by the management of the Company, in each case that the Board directed Greenhill to use for purposes of its analysis;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for shares of Company common stock and analyzed its implied valuation multiples;

•	compared the value of the consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	participated in discussions among representatives of the Company and its legal and financial advisors and representatives of the Parent Entities and their legal and financial advisors; and

•	performed such other analyses and considered other such factors as Greenhill deemed appropriate.

Greenhill’s opinion was addressed to the Board as part of the Board’s consideration of the Merger. It was not intended to be and did not constitute a recommendation to the Board as to whether it should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve, adopt or take any other action with respect to the Merger at any meeting of the Company’s stockholders convened in connection with the Merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision or whether to proceed with or effect the Merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the Merger Agreement other than the fairness, from a financial point of view, to the holders of shares of Company common stock of the sum of (i) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration) to be received by the holders of the Company common stock pursuant to the Merger Agreement, and (ii) the separate per share distribution to the holders of shares of Company common stock in the Blackhawk Distribution. Greenhill expressed no opinion on, and did not address, any other term or aspect of the Merger Agreement, the Casa Ley CVR Agreement, the PDC CVR Agreement or the transactions contemplated by the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement, the Casa Ley CVR Agreement or the PDC CVR Agreement or entered into or amended in connection with the transaction, including, the Blackhawk Distribution, the fairness of the transactions contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Safeway. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the consideration to be received by the holders of shares of Company common stock in the Merger or with respect to the fairness of any such compensation. In addition, Greenhill expressed no opinion as to the prices at which shares of the Blackhawk Class A common stock or the Blackhawk Class B common stock will trade following the closing of the Blackhawk Distribution or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of Safeway, Ultimate Parent or Blackhawk or the ability of Safeway, Ultimate Parent or Blackhawk to pay their respective obligations when they come due.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates, projections and other data furnished or otherwise provided to Greenhill, Greenhill assumed, with the Board’s consent, that such forecasts, estimates, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, estimates, projections and data to perform the analyses utilized in arriving at Greenhill’s opinion. Greenhill expressed no opinion with respect to such forecasts, estimates, projections and data or the assumptions upon which they are based.

Greenhill was not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the Merger, or to provide services other than the delivery of its opinion. Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the Merger or any other alternative transactions. Greenhill did not participate in the negotiations with respect to the terms of the Merger. No opinion was expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Merger.

Greenhill acted as financial advisor to the Board in connection with the Merger and received a fee of $2 million for delivery of its opinion, which was not contingent upon closing of the Merger. Greenhill will also be reimbursed for its reasonable expenses incurred in connection with performing its services. In addition, the Company has agreed to indemnify Greenhill for certain liabilities and expenses that may arise out of Greenhill’s engagement. Greenhill’s opinion was approved by its fairness committee. During the two years preceding the date of its opinion, Greenhill was not engaged by, did not perform any services for or receive any compensation from, the Company or any other parties to the Merger Agreement other than (i) the amounts described above and (ii) services performed from December 2011 to October 2013 for Cerberus Real Estate Capital Management, LLC in connection with the formation and capitalization of Cerberus Institutional Real Estate Partners III, L.P. (a $1.426 billion fund), for which Cerberus Real Estate Capital Management, LLC agreed to pay approximately $16.5 million in placement fees and to reimburse certain of Greenhill’s out-of-pocket expenses. In addition, Greenhill performed services for SUPERVALU INC. in connection with the sale of its subsidiary, NAI, to an investor group led by Cerberus, for which SUPERVALU INC. paid Greenhill a transaction fee and reimbursed certain of Greenhill’s out-of-pocket expenses.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such valuations or appraisals. Greenhill assumed for purposes of its opinion that the Merger will be consummated in accordance with the terms set forth in the draft form of the Merger Agreement reviewed by Greenhill, and without waiver or amendment of any material terms or conditions set forth in the Merger Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the closing of the Merger will be obtained without any effect on the Company or the Merger meaningful to its analysis. Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, March 4, 2014. It should be understood that subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Summary of Greenhill’s Financial Analyses

The following is a summary of the material financial analyses presented by Greenhill to the Board in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses. Except as noted otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 4, 2014, and is not necessarily indicative of current market conditions.

Greenhill’s analysis consists of four parts: the Company’s U.S. Grocery business, its interest in Blackhawk, the Casa Ley CVR and the PDC CVR. Greenhill separately analyzed the U.S. Grocery business of the Company due to the size of the operations of the U.S. Grocery business relative to the size of the operations of the whole Company, and in order to better compare the core operations of the Company to the operations of comparable publicly traded companies and target companies involved in selected business combinations. Greenhill included the interest in Blackhawk in its analysis because the trading value of Safeway common stock includes the value of Safeway’s interest in Blackhawk. Greenhill performed a selected comparable company analysis, a discounted cash flow analysis, a precedent transaction analysis and a leveraged buyout analysis with respect to the Company’s U.S. Grocery business. Greenhill also separately analyzed each of Blackhawk’s valuation, the Casa Ley CVR and the PDC CVR and combined these analyses together with the U.S. Grocery analysis in order to determine the applicable ranges of potential values. Greenhill also performed a historical premiums analysis and reviewed historical trading prices for the shares of the Company common stock.

Selected Comparable Company Analysis

Greenhill performed a comparable company analysis of the U.S. Grocery operations of the Company, based on factors such as then-current market values, capital structure and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies, which could then be applied to operating statistics of the U.S. Grocery operations of the Company to derive an implied per share equity value range for the U.S. Grocery operations of the Company.

In this analysis, Greenhill reviewed, to the extent publicly available, selected financial data for the publicly traded companies set forth below (together, the “Greenhill peer group”).

	Enterprise Value / 2014 EBITDA	Price/ 2014 Earnings
Kroger Co.	6.3x	13.9x
Koninklijke Ahold N.V.	5.5x	14.6x
Delhaize Group SA	5.1x	12.1x
SUPERVALU INC.	6.0x	10.9x
Ingles Markets, Incorporated	6.8x	N/A
Spartan Stores, Inc.	9.4x	25.6x
Roundy’s, Inc.	5.8x	16.9x

Mean	6.4x	15.6x
Median	6.0x	14.2x

Greenhill examined these companies because they are publicly traded companies in the retail grocery business with comparable operations to those of the U.S. Grocery business of the Company. Greenhill chose to use estimated 2014 EBITDA and earnings rather than actual 2013 results because current market valuations are typically a reflection of expected future earnings rather than past performance.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ, FactSet, IBES, and other publicly available information as of March 4, 2014. The multiples for each of the selected companies were based on closing share prices on March 4, 2014 and the most recent filings with the SEC and Capital IQ, FactSet and IBES estimates. Greenhill derived ranges of multiples deemed most meaningful for its analysis, based on its experience valuing companies in the retail and grocery sectors, and applied such ranges of multiples to the corresponding projections for the Company’s U.S. Grocery operations included in the February Projections (as defined under “—Prospective Financial Information”). Based on these analyses, Greenhill applied ranges of 12.0x to 14.0x estimated 2014 earnings, to arrive at an implied equity value per share of Company common stock of $12.95 to $15.09 for the Company’s U.S. Grocery operations, and applied ranges of 5.25x to 6.25x estimated 2014 EBITDA to arrive at an implied equity value per share of Company common stock of $26.50 to $32.52 for the Company’s U.S. Grocery operations. Adding in the Blackhawk valuation and the Casa Ley CVR and PDC CVR valuations described below, the ranges were $19.45 to $23.42 inclusive of those valuations based on estimated 2014 earnings and $32.99 to $40.86 inclusive of those valuations based on estimated 2014 EBITDA.

Discounted Cash Flow Analysis

Greenhill performed an illustrative discounted cash flow analysis of the Company’s U.S. Grocery operations on a standalone basis to determine indications of implied equity values per share of Company common stock for the Company’s U.S. Grocery operations using financial forecasts and projections prepared by the Company’s management and provided to Greenhill, for 2014 to 2018. Greenhill calculated an implied present value per share of Company common stock for the Company’s U.S. Grocery operations by discounting to present value as of March 5, 2014 (a) estimates of the standalone, after-tax unlevered free cash flow for the period following March 5, 2014 through the remainder of 2014 and for each of the years 2015 to 2018 calculated by Greenhill from the February Projections and (b) ranges of terminal values for the Company as of December 31, 2018 derived by applying terminal EBITDA multiples to the estimate of 2018 EBITDA. Greenhill calculated standalone, after-tax unlevered free cash flow for such 2014 period and for each of the years 2015 to 2018 starting with cash flow from U.S. Grocery operations, adjusted for stock based compensation, interest expense, incremental rent expense and other non-cash adjustments, in each case adjusted for the effects of income taxes, less capital expenditures and other net cash flows from investing. This analysis resulted in U.S. Grocery’s estimated unlevered free cash flow for such 2014 period of $675 million and for the years ending 2015 through 2018 of $759 million, $707 million, $757 million and $811 million, respectively. The standalone, after-tax unlevered free cash flow for each of these periods and terminal values were then discounted to calculate an indication of present values using discount rates ranging from 7% to 9% based on an analysis of the Greenhill peer group’s weighted average cost of capital. Greenhill’s analysis also assumed the Company’s net debt balance of $1,337 million. In addition, Greenhill’s analysis assumed a fully diluted share count of 236 million shares, based on common shares outstanding of 232 million, plus the dilutive effects of restricted stock awards and stock options using the treasury stock method. This analysis resulted in an implied per share equity value range for the Company’s U.S. Grocery operations of $31.97 to $40.14 per share of Company common stock. Adding in the Blackhawk valuation and the Casa Ley CVR and PDC CVR valuations described below, the range was $38.46 to $48.48 per share of Company common stock.

Precedent Transaction Analysis

Greenhill performed an analysis of selected business combinations consisting of transactions that Greenhill, based on its experience with merger and acquisition transactions, deemed relevant. Greenhill’s analysis was based on publicly available information regarding such transactions and the Capital IQ and FactSet databases. The selected transactions were not intended to be representative of the entire range of possible transactions in the grocery industry. Greenhill chose the following five transactions, all of which had transaction values greater than $350 million and were announced within the last three years, based on the professional judgment and experience of its investment bankers, taking into account the comparability, in terms of size, markets and operations, of the acquired businesses to the U.S. Grocery operations of the Company.

Announced Date	Target	Acquiror	Transaction Value ($mm)	Implied TV/EBITDA
12/20/2013	Arden Group Inc.	TPG Capital, L.P.	$390	9.9x
07/22/2013	Nash Finch Co.	Spartan Stores, Inc.	776	6.9x
07/09/2013	Harris Teeter Supermarkets, Inc.	Kroger Co.	2,658	6.7x
06/12/2013	Canada Safeway Ltd.	Sobeys Inc.	5,690	10.7x
12/19/2011	Winn-Dixie Stores, Inc.	BI-LO LLC	642	4.3x

Median				6.9x

Greenhill reviewed the consideration paid in the selected transactions in terms of the implied enterprise value of such transactions as a multiple of the target’s EBITDA for the last twelve month period that was most recently reported prior to the announcement of the applicable transaction. In conducting this review and deriving a range of multiples deemed most relevant for its analysis, Greenhill evaluated the respective comparability of these acquired businesses to the U.S. Grocery operations of the Company. Based on the comparability of the target to the U.S. Grocery operations of the Company across various factors, as judged relevant by Greenhill, and based on its experience valuing companies in the retail and grocery sectors, Greenhill deemed the acquisitions of (i) Harris Teeter Supermarkets, Inc. by Kroger Co., (ii) Nash Finch Co. by Spartan Stores, Inc. and (iii) Winn-Dixie Stores, Inc. by BI-LO LLC to be the most applicable to the potential merger and therefore to the EV/EBITDA multiple used in Greenhill’s analysis.

On this basis, Greenhill arrived at ranges of implied enterprise values for the U.S. Grocery operations of the Company. Greenhill then subtracted net debt to arrive at the implied equity value of the Company’s U.S. Grocery operations. The results of this analysis are summarized below.

	Low 2013	High 2013
EBITDA of U.S. Grocery Operations	$1,378mm	$1,378mm
EV / EBITDA Multiple	6.0x	7.0x
Total Implied Enterprise Value of U.S. Grocery Operations	$8,268 mm	$9,646 mm
Less: Net Debt	$(1,337) mm	$(1,337) mm
Implied Equity Value of U.S. Grocery Operations	$6,931 mm	$8,309 mm
Fully Diluted Shares Outstanding	236 mm	236 mm
Implied Value per Share of U.S. Grocery Operations	$29.39	$35.14

Adding in the Blackhawk valuation and the Casa Ley CVR and PDC CVR valuations described below, the range was $35.88 to $43.48 per share of Company common stock.

Leveraged Buyout Analysis

Greenhill performed an illustrative leveraged buyout analysis to determine the prices at which a financial buyer might effect a leveraged buyout of the Company using a capital structure similar to that proposed for the Merger. In performing this analysis, Greenhill made several assumptions about the characteristics of such a transaction based on precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms and exit EBITDA multiples. Starting with the February Projections, Greenhill calculated U.S. Grocery’s free cash flow for debt service as U.S. Grocery’s estimated net income less additional tax-effected interest expense, plus depreciation and amortization, minus estimated increases in net working capital, minus net cash from investment activities, plus other non-cash adjustments. Greenhill assumed that a financial buyer would value the U.S. Grocery operations of the Company in 2018 at an aggregate value range that represented exit multiples of estimated 2018 EBITDA ranging from 5.0x to 6.0x. Greenhill also assumed, based on its experience, that financial buyers would likely target internal rates of return ranging from 15% to 25%. As a result of this analysis, Greenhill derived estimated implied values per share of Company common stock that a financial buyer might be willing to pay to acquire the U.S. Grocery operations of the Company ranging from $24.89 to $32.61. Adding in the Blackhawk valuation and the Casa Ley CVR and PDC CVR valuations described below, the range was $31.39 to $40.94.

Blackhawk Valuation

Greenhill performed an analysis to estimate the value to the Company’s stockholders of the Company’s 72% ownership in Blackhawk. Greenhill reviewed the publicly available share price of Blackhawk Class A common stock as of March 4, 2014 and the number of shares outstanding to calculate the equity value of Blackhawk. Greenhill then used the percentage stake of Blackhawk owned by the Company to calculate the value of the stake on a per share basis of Company common stock. Greenhill also considered a potential increase in value to the holders of shares of Company common stock of the value of a step-up in tax basis resulting from the Blackhawk Distribution to the holders of shares of Company common stock. The tax benefit was calculated using the then current Company tax basis in the assets of Blackhawk of $95 million, as provided by the management of the Company, an assumed amortization period of fifteen years, an estimated weighted average cost of capital of 10.1% for Blackhawk and a tax rate of 39%. As a result of this analysis, Greenhill calculated the estimated value of the Company’s ownership of Blackhawk to be $3.94 per share of Company common stock and the value of the potential step up in basis to potentially result in up to $0.76 in additional value per share of Company common stock for a potential total of $4.70 per share of Company common stock.

CVR Analysis

Greenhill performed an analysis to calculate the value of the Casa Ley CVR. The valuation was calculated based on the estimated present value of the Company’s ownership stake in Casa Ley based on the possibilities of an immediate sale or a sale of the ownership stake in four years, pursuant to the Casa Ley CVR Agreement. Greenhill calculated a range of implied present values of the Casa Ley Interest by discounting to the present as of March 5, 2014 (a) the EBITDA from the Casa Ley Interest for each of the years from 2014 through 2018, calculated by Greenhill from the February Projections and (b) terminal values for the Casa Ley Interest as of March 5, 2018, derived by applying a perpetuity growth rate of 2.0%, which represents an assumed rate of growth for the steady-state operations of the business into perpetuity, to the estimates of the EBITDA of the Casa Ley Interest. Greenhill’s analysis used the net present value of the EBITDA of Casa Ley, net of taxes at 39.25%, discounted at a discount rate of 9.6%, to determine the value attributable to the Casa Ley Interest in the event of an immediate sale. In order to determine the present value of the Casa Ley CVR in the event of a sale in four years of the Casa Ley Interest, Greenhill applied the same present value analysis, excluding the EBITDA of Casa Ley from March 4, 2014 to March 4, 2018, to arrive at the present value on March 4, 2014 of the potential sale of Casa Ley on March 4, 2018.

Greenhill performed an analysis to calculate the value of the PDC CVR. This valuation was calculated based upon the estimated stabilized net operating income of PDC provided to Greenhill by the Company. Greenhill used the stabilized net operating income at PDC and, using multiples based on capitalization rates ranging from 6.5% to 7.4%, produced a range of gross values for PDC. Adjustments to the gross values were made for estimated costs of $564.9 million to complete construction projects and sales of the PDC assets and taxes at a rate of 39% (using a tax basis for the Company of $435 million, as provided by the management of the Company). Greenhill also considered the possibility that the non-sale of PDC assets before the sale deadline in the PDC CVR Agreement would result in a reduction of the value of the assets.

Greenhill’s analysis resulted in an estimated aggregate value of the Casa Ley CVR and the PDC CVR to be between $2.56 and $3.64 per share of Company common stock.

Historical Premiums Analysis

Greenhill reviewed available data from 129 U.S. public company transactions announced in the past five years with transaction values between $500 million and $10 billion. Specifically, Greenhill analyzed the acquisition price per share as a percentage premium to the closing share price one day, one week and one month prior to the announcement of the transaction. Greenhill also applied the same criteria to those of the 129 transactions involving a company involved in the retail sector. In transactions falling into the broad group, the median one-day, one-week and one-month premiums were 21.9%, 20.9% and 24.8%, respectively and such 75th quartile values were 31.5%, 35.7% and 38.8%, respectively. In transactions in the retail industry, the median one-day, one-week and one-month premiums were 19.7%, 17.9% and 22.6%, respectively and such 75th quartile values were 35.0%, 37.2% and 39.2%, respectively. Based on these values, Greenhill derived a reference range of 25% to 35% for a premium to the price of $28.24 (the closing price on September 16, 2013, which is the last date prior to the day JANA Partners filed a Schedule 13D reporting a 6.2% ownership stake in the Company, the “unaffected date”). This analysis resulted in an implied per share equity value range for the Company common stock of $35.30 to $38.12.

Historical Share Price Analysis

Greenhill reviewed the historical trading range for the Company common stock for two separate time periods: (1) the 52 weeks up to (and including) the unaffected date of September 16, 2013, and (2) the period from September 17, 2013 through the date of the analysis, March 4, 2014. The range between the intraday low and intraday high for Company common stock over the 52-week period was $22.26 to $28.88 per share. The range between the intraday low and intraday high for Company common stock from September 17, 2013 to March 4, 2014 was $28.01 to $38.73.

General

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness, from a financial point of view, is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness, from a financial point of view, does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the Merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid to the holders of shares of Company common stock pursuant to the Merger Agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

Greenhill’s opinion was one of the many factors considered by the Board in the evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger.

Prospective Financial Information

In connection with Albertson’s LLC’s consideration of a possible transaction with Safeway, in January 2014, the Company made available to Albertson’s LLC and certain of their affiliates, as well as Goldman Sachs, in its capacity as financial advisor to the Board, certain prospective financial information concerning the Company, including projected revenues, EBITDA, net income and free cash flow (the “January Projections”). In connection with the respective financial analyses performed by Goldman Sachs and Greenhill, each in their capacities as financial advisors to the Board, in February 2014, the Company provided Goldman Sachs and Greenhill certain updated prospective financial information concerning the Company, including projected revenues, EBITDA, net income and free cash flow, which reflected certain changes from the January Projections based on actual 2013 results and the terms then contemplated with respect to a transaction with Albertson’s LLC, as well as adjustments to reflect certain non-operational changes to the January Projections (the “February Projections” and, together with the January Projections, the “Projections”).

The Company’s management does not in the ordinary course of business prepare prospective financial information for multiple upcoming fiscal years but made available the Projections for use by the Parent Entities to assist them with their due diligence review of the Company and for use by Goldman Sachs and Greenhill in connection with the financial analyses performed by each of them in connection with delivering their respective written financial opinions to the Board.

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement, including the Merger. Further, the Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The Projections reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Projections should not be regarded as an indication that the Company, the Parent Entities, the Board, any of their respective financial advisors or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Parent Entities, the Board or any of their financial advisors or any of their affiliates intend to, and each of them disclaims any obligation to, update, revise or correct the Projections if they are or become inaccurate.

The January Projections, which the Company made available to the Parent Entities and certain of their affiliates in January 2014, were estimated based on, among other things, the Company’s then current estimates of the Company’s balance sheet, income statement and statement of cash flows for the fiscal year ended December 28, 2013.

The February Projections, which the Company made available to the Financial Advisors in February 2014, were estimated based on, among other things, the Company’s actual balance sheet, income statement and statement of cash flows for the fiscal year ended December 28, 2013, as reported by the Company in its Annual Report on Form 10-K, filed with the SEC on February 26, 2014. In addition, the February Projections were updated to reflect that certain terms of the transaction proposed by Albertsons had changed since the December Proposal, including the introduction of the Casa Ley CVR and the PDC CVR. Additionally, the February Projections were, at Goldman Sachs’ request, modified to reflect certain non-operational changes to the January Projections, including by removing interest income and equity incentive compensation expense from the calculation of EBITDA. Finally, Goldman Sachs and Greenhill revised the February Projections, as directed by the Company, to adjust EBITDA for U.S. Grocery for the value of the rent expense payable by the Company to PDC pursuant to the PDC Leases and to adjust net income for U.S. Grocery for the after-tax value of the rent expense payable by the Company to PDC pursuant to the PDC Leases.

The summary of such information below is included solely to give stockholders access to the information that was made available and is not included in this Proxy Statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The inclusion of the summary of the Projections herein should not be deemed an admission or representation by the Company, the Parent Entities or the Board that they are viewed by the Company, the Parent Entities or the Board as material information of the Company, and, in fact, the Company, the Parent Entities and the Board view the Projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.

Certain information set forth in the Projections are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, GAAP basis financial measures.

Summary of the Projections

January Projections

(dollars in millions)

	Fiscal Year(1)
	2013E		2014E	2015E	2016E	2017E	2018E
Safeway WholeCo(2)
Revenue	$36,059	(7)	$38,093	$38,950	$40,569	$42,303	$44,172
EBITDA(3)	$1,695	(7)	$1,710	$1,797	$1,904	$2,010	$2,119
Net Income	$3,311	(8)	$340	$408	$489	$577	$672
Free Cash Flow(4)	$4,821	(8)	$672	$693	$842	$865	$951

Safeway Ex-Blackhawk(5)
EBITDA(3)	$1,596	(7)	$1,593	$1,662	$1,752	$1,843	$1,940

U.S. Grocery(6)
EBITDA(3)	$1,538	(7)	$1,553	$1,600	$1,685	$1,776	$1,873

(1)	FY 2014E based on a 53-week year. FY 2013 and FY 2015E to FY 2018E based on a 52-week year.
(2)	Safeway WholeCo includes U.S. Grocery, Casa Ley, PDC and Blackhawk and excludes Dominick’s Finer Foods and Safeway’s Canadian business.
(3)	EBITDA is generally calculated by adjusting net income to add back certain expenses and charges relating to interest, taxes, depreciation, equity incentive compensation and impairments for property and notes receivable, as well as to adjust the income/charge from “LIFO” accounting and non-controlling interests. EBITDA excludes earnings from Casa Ley but for WholeCo and Safeway Ex-Blackhawk includes any dividends in respect of the Casa Ley Interest.
(4)	Free Cash Flow is calculated as cash flow from operations less cash flow from investing activities (excluding any acquisitions).
(5)	Safeway Ex-Blackhawk includes U.S. Grocery, Casa Ley and PDC but excludes Blackhawk, Dominick’s Finer Foods and Safeway’s Canadian business.
(6)	U.S. Grocery excludes Casa Ley, PDC, Blackhawk, Dominick’s Finer Foods and Safeway’s Canadian business.
(7)	Amounts normalized to exclude one-time items.
(8)	Includes $3,047 in Net Income and $4,171 in Free Cash Flow relating to the Company’s disposition of its Canadian business.

February Projections

(dollars in millions)

	Fiscal Year(1)
	2013A		2014E	2015E	2016E	2017E	2018E

Safeway WholeCo(2)
Revenue	$36,139	(7)	$37,934	$38,788	$40,402	$42,129	$43,992
EBITDA(3)	$1,597	(7)	$1,653	$1,767	$1,881	$1,990	$2,100
Net Income	$232	(7)	$344	$434	$519	$608	$704
Free Cash Flow(4)	$602	(7)	$650	$694	$662	$726	$803

Safeway Ex-Blackhawk(5)
Revenue	$35,007	(7)	$36,534	$37,108	$38,386	$39,710	$41,089
EBITDA(3)	$1,483	(7)	$1,531	$1,626	$1,724	$1,817	$1,916
Net Income	$180	(7)	$304	$385	$463	$546	$636

U.S. Grocery(6)
Revenue	$35,007	(7)	$36,534	$37,108	$38,386	$39,710	$41,089
EBITDA(3)	$1,394	(7)	$1,443	$1,509	$1,595	$1,682	$1,774
Net Income(8)	$129	(7)	$252	$316	$388	$469	$556
Free Cash Flow	—	(9)	$733	$753	$710	$768	$839

(1)	FY 2014E based on a 53-week year. FY 2013A and FY 2015E to FY 2018E based on a 52-week year.
(2)	Safeway WholeCo includes U.S. Grocery, Casa Ley, PDC and Blackhawk and excludes Dominick’s Finer Foods and Safeway’s Canadian business.
(3)	EBITDA is generally calculated consistent with the January Projections, but adjusted to exclude interest income and equity incentive compensation and to include for Safeway WholeCo and Safeway Ex-Blackhawk the equity method earnings of Casa Ley. Additionally, EBITDA for U.S. Grocery was adjusted for the value of the rent expense payable by the Company to PDC pursuant to the PDC Leases.
(4)	Free Cash Flow is calculated as cash flow from operations less cash flow from investing activities (excluding any acquisitions).
(5)	Safeway Ex-Blackhawk includes U.S. Grocery, Casa Ley and PDC but excludes Blackhawk, Dominick’s Finer Foods and Safeway’s Canadian business.
(6)	U.S. Grocery excludes Casa Ley, PDC, Blackhawk, Dominick’s Finer Foods and Safeway’s Canadian business.
(7)	Amounts normalized to exclude one-time items such as, for 2013A, $3,047 in Net Income and $4,171 in Free Cash Flow relating to the Company’s disposition of its Canadian business.
(8)	Amounts adjusted for the after-tax value of the rent expense payable by the Company to PDC pursuant to the PDC Leases.
(9)	The Company did not calculate Free Cash Flow for U.S. Grocery for 2013A.

Appraisal Rights

If you do not vote for the approval and adoption of the Merger Agreement at the Annual Meeting, if you make a written demand for appraisal prior to the taking of the vote on the approval and adoption of the Merger Agreement and if you otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, as summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this Proxy Statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C to this Proxy Statement. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Annual Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes such notice to the holders of shares of Company common stock, and Section 262 of the DGCL is attached to this Proxy Statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C to this Proxy Statement carefully, because failure to timely and properly comply with the requirements and procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company, before the vote with respect to the Merger is taken, a written demand for appraisal of your shares, which demand must reasonably inform the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement and the Merger. Voting against, or failing to vote for, the approval and adoption of the Merger Agreement and the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

•	You must not vote in favor of, or consent in writing to, the approval and adoption the Merger Agreement and the Merger. A vote in favor of the approval and adoption of the Merger Agreement and the Merger, by proxy submitted by mail, over the internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the Merger Agreement and the Merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the internet, in favor of the proposal to approve and adopt the Merger Agreement. A vote or proxy against the approval and adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

•	You must continue to hold your shares of Company common stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, but you will have no appraisal rights with respect to your shares of Company common stock.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, Attn: Corporate Secretary, must be delivered prior to the vote on the approval and adoption of the Merger Agreement and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within ten days after the effective date of the Merger, we will notify in writing each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and who has not voted in favor of, or consented to, the approval and adoption of the Merger Agreement as of the date of effectiveness of the Merger.

Within 120 days after the effective time of the Merger, but not thereafter, we or any stockholder who has complied with the statutory requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the approval and adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held by a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days after receiving such service, to file in the office of the Delaware Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of the stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by us. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the Per Share Merger Consideration payable in the Merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

In determining the “fair value” of shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court of Chancery will direct the payment of the fair value of the shares of Company common stock that have perfected appraisal rights, together with interest, if any, by us to the stockholders entitled thereto. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro-rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the Merger.

At any time within 60 days after the effective date of the Merger, any stockholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration in the manner prescribed in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent.

If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the Per Share Merger Consideration offered upon the Merger in the manner prescribed in the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the Per Share Merger Consideration offered pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for approval and adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Financing of the Merger

Equity Financing

Parent has entered into the equity commitment letter, dated March 6, 2014, with Cerberus Institutional Partners V, L.P., Jubilee Saturn ABS LLC, K-Saturn, LLC, Kimco Realty Services, Inc. and ColFin Safe Holdings, LLC, which we refer to as the equity investors in their capacity as equity investors, and with Sei, Inc. and Colony Financial, Inc., which together with Cerberus Institutional Partners V, L.P., K-Saturn, LLC and Kimco Realty Services, Inc. we refer to as sponsors in their capacity as sponsors, and with Cerberus, pursuant to which the equity investors have committed, on a several (not joint and several) basis, to purchase, and/or through one or more entities formed for the purpose of investing in Ultimate Parent, cause the purchase of, equity securities of Ultimate Parent at the closing of the Merger, for an amount equal to $1,250 million in the aggregate for the purpose of consummating the transactions contemplated by the Merger Agreement and the payment of related expenses.

Each equity investor may assign a portion of its equity commitment to affiliated investment funds but any such assignment shall not relieve such equity investor of its obligations to fund its equity commitment except to the extent its affiliated investment fund actually fulfills the equity commitment.

The equity investors’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (i) the satisfaction or waiver of each of the conditions to the Parent Entities’ obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letters described below or any alternative financing that Parent and Merger Sub accept from alternative sources pursuant to and in accordance with the Merger Agreement, (iii) the prior or substantially contemporaneous funding by each other equity investor (or any permitted replacement investor) of its commitment and (iv) the substantially contemporaneous closing of the Merger.

The Company is a third-party beneficiary of the equity commitment letter to the extent that (a) the Company seeks specific performance to cause each equity investor to fund its equity commitment in accordance with the terms of the equity commitment letter and the Merger Agreement and (b) the Company seeks specific performance of Ultimate Parent’s obligation to cause the equity investors to fund their respective equity commitments in certain circumstances in accordance with the terms of the Merger Agreement. The obligation of the equity investors to fund their respective equity commitments will terminate upon the earlier to occur of (i) the closing of the Merger, if such equity investor has fully satisfied its equity commitment pursuant to the equity commitment letter, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the commencement of any action by the Company or any of its affiliates against any party expressly excluded by the equity commitment letter or asserting a claim against any of the equity investors or certain of their affiliates other than claims expressly permitted by the equity commitment letter and (iv) payment in full of the Parent Termination Fee when required to be paid under the Merger Agreement.

The sponsors have agreed to cause their affiliated investment funds to comply with the equity commitment letter and to reasonably cooperate in connection with obtaining applicable regulatory approvals pursuant to the terms of the Merger Agreement and the equity commitment letter. The monetary liability for breach of the sponsors’ covenant is limited to recovery against Ultimate Parent for the Parent Termination Fee and certain other costs and expenses recoverable under the Merger Agreement.

The Company was also made a third party beneficiary to certain commitment letters, dated March 6, 2014, from (i) certain investment funds affiliated with K-Saturn, LLC, which we refer to as the K-Saturn Investors, and (ii) certain investment funds affiliated with Cerberus, which we refer to as the CIP V Investors, supporting K-Saturn, LLC’s and Cerberus Institutional Partners V, L.P.’s respective obligations under the equity commitment letter and the limited guaranty and on terms and conditions substantially similar to the equity commitment letter, including with respect to conditionality, termination and the Company’s third-party beneficiary rights.

Limited Guarantee

Pursuant to the limited guarantee delivered by the sponsors in favor of the Company, dated March 6, 2014, each sponsor has agreed to, severally, guarantee the due and punctual payment of such sponsor’s agreed upon percentage (which aggregate to 100% with respect to all sponsors) of (a) the Parent Termination Fee if, as and when required to be paid by the Parent Entities pursuant to the Merger Agreement and (b) certain other reimbursement and indemnification obligations of the Parent Entities pursuant to the Merger Agreement, including (i) the obligation of the Parent Entities to reimburse any costs and expenses of the Company or any of its affiliates to enforce the payment of the Parent Termination Fee, (ii) the obligation of the Parent Entities to reimburse the Company for certain portions of the filing fees required under the HSR Act, (iii) the obligation of the Parent Entities to reimburse or indemnify the Company for any fees, costs, and expenses it incurs in connection with its cooperation with the financing for the Merger (see “The Merger Agreement—Parent’s Financing Covenant; Company’s Financial Cooperation Covenant” beginning on page 126 for additional information), (iv) any indemnification obligations of the Parent Entities relating to the Company’s obligation to provide access to the Company prior to the closing of the Merger (see “The Merger Agreement—Access” beginning on page 147 for additional information) and (v) the obligation of the Parent Entities to reimburse the

Company for any fees, costs, and expenses it incurs in connection with the EDS APA (we refer to such expense reimbursement and indemnification obligations as the expense obligations) as and when due. See “The Merger Agreement—Effect of Termination” beginning on page 140. Each sponsor’s obligations under the limited guarantee is subject to a cap equal to such sponsor’s agreed upon percentage (which aggregate to 100% with respect to all sponsors) of (x) the Parent Termination Fee plus (y) any expense obligations of the Parent Entities minus (z) to the extent the Parent Entities are relieved of all or any portion of their obligation to pay the Parent Termination Fee or their expense obligations by satisfaction thereof or pursuant to any written agreement with the Company, such relieved amount.

The limited guarantee will terminate upon the closing of the Merger. Any claims under the limited guarantee must be brought in a court of competent jurisdiction within 90 days following the valid termination of the Merger Agreement in accordance with the terms thereof.

Debt Financing

Parent received a debt commitment letter on March 6, 2014, an amended and restated debt commitment letter on March 28, 2014 and a further amended and restated debt commitment letter on April 3, 2014 as amended by a first amendment on April 24, 2014 (as so amended, the “debt commitment letter”) from Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its affiliates (“Merrill”), Citigroup Global Markets, Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates (“Citi”), Credit Suisse AG, Cayman Islands Branch (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), Morgan Stanley Senior Funding, Inc. (“Morgan”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands (“DBCI”), Deutsche Bank Securities, Inc. (“DBSI”), PNC Bank, National Association (“PNC”), PNC Capital Markets LLC (“PCM”), US Bank National Association (“US Bank”), U.S. Bancorp Investments, Inc. (“USBI”), SunTrust Robinson Humphrey (“STRH”) and SunTrust Bank (“SunTrust” and, together with Bank of America, Merrill, Citi, CS, CS Securities, Morgan, Barclays, DBNY, DBCI, DBSI, PNC, PCM, US Bank, USBI and STRH, the “Commitment Parties”), pursuant to which and subject to the conditions set forth therein, each of Bank of America, Citi, CS, Morgan, Barclays, DBNY, DBCI, PNC, US Bank and SunTrust (each an “Initial Lender” and collectively, the “Initial Lenders”) committed severally to provide Parent specified percentages (aggregating 100%) of a (i) $2,750,000,000 asset based revolving loan facility (the “ABL Facility”) and (ii) $6,700,000,000 term loan facility, which consists of a (A) Term Loan B-1 facility of $4,000,000,000 plus an amount sufficient to fund any original issue discount or upfront fees in respect of the Senior Facilities (as defined below) less an amount equal to 69% of any term loans under Parent’s existing term loan facility that remain outstanding on the closing of the Merger (the “Rolled Loans”), (B) Term Loan B-2 facility of $2,000,000,000 less an amount equal to 31% of any Rolled Loans, and (C) Term Loan B-3 facility of $700,000,000 (collectively, the “Term Facility,” and together with the ABL Facility, the “Senior Facilities”). In addition, to the extent Parent does not receive up to $1,625,000,000 of gross proceeds from the issuance of senior secured notes (“Senior Notes”) on the closing of the Merger, the borrower under the senior facilities (the “Borrower,” which refers to Parent, Merger Sub and/or certain subsidiaries of Parent, and after the closing of the Merger, the surviving corporation) may elect and certain of the Initial Lenders have each committed severally to provide to the Borrower an aggregate of up to $1,625,000,000 (minus the amount of gross proceeds from any Senior Notes issuance and the amount of ratably secured notes of the Company (other than the 7.45% debentures due 2027 and the 7.25% debentures due 2031) that are not purchased or redeemed or subject to a pending purchase or redemption on or prior to the closing of the Merger pursuant to a change of control offer, tender offer or redemption) of senior secured loans (the “Senior Bridge Loans”) under a new senior secured credit facility (the “Senior Bridge Facility” and together with the Senior Facilities, the “Facilities”).

The letters of credit and proceeds of loans under the ABL Facility (except as set forth below) will be available for working capital and general corporate purposes (including permitted acquisitions and other investments) after the closing of the Merger. Loans under the ABL Facility will be made available on the closing of the Merger (i) in an aggregate principal amount of up to $1,750,000,000, (A) to finance a portion of the refinancing of the Borrower’s existing credit facilities, (B) to finance the consideration for the Merger and pay fees and expenses in connection with the Merger and the Facilities, and (C) to fund upfront fees or original issue discount in respect of the Facilities or incurred in connection with the Senior Notes.

Interest under the ABL Facility will be payable, at the option of the Borrower, either at LIBOR plus an applicable margin or at a base rate (based on the highest of the administrative agent’s prime rate, the Federal Funds Rate plus 0.50% and adjusted LIBOR for interest periods of one month plus 1.00%) plus an applicable margin.

The Term Facility will be available in a single drawing on the closing of the Merger. Interest under the Term Facility will be payable, at the option of the Borrower, either at an adjusted LIBOR-based rate (subject to a LIBOR floor) plus an applicable margin or at a base rate (based on the highest of the Term Facility administrative agent’s prime rate, the Federal Funds Rate plus 0.50% and an adjusted LIBOR for interest periods of one month plus 1.00%, after taking into account the LIBOR floor) plus an applicable margin.

Interest will be payable under the Senior Facilities at the end of each interest period set forth in the credit agreement to be entered into on the closing of the Merger (or, in the case of interest periods longer than three months, quarterly). The Term Loan B-1 facility will mature on the date that is seven years after the closing of the Merger, and will amortize in equal quarterly principal installments in an annual amount equal to 1.00% of the original principal amount of the Term Loan B-1, with the remaining balance payable on the final maturity date. The Term Loan B-2 facility will mature on the date that is five years after the closing of the Merger, and will amortize in equal quarterly principal installments during each year following the closing of the Merger in aggregate annual amounts equal to the percentage of the original principal amount of the Term Loan B-2 set forth opposite the relevant year occurring after the closing of the Merger in the table below, with the remaining balance payable on the final maturity date.

Year After Closing	Annual Percentage
Year 1	5.00%
Year 2	7.50%
Year 3	12.50%
Year 4	15.00%
Year 5	3.75% for each of the first three quarters

The Term Loan B-3 facility will mature on the date that is one year after the closing of the Merger, and will amortize in equal quarterly principal installments in an annual amount equal to 1.00% of the original principal amount of the Term Loan B-3, with the remaining balance payable on the final maturity date. The ABL Facility will mature on the date that is five years after the closing of the Merger, provided that the ABL Facility will have a springing maturity 91 days inside the final maturity of any material funded indebtedness of Parent or any of its subsidiaries, including the Term Loans B-2 and B-3 and any ratably secured notes of the Company if such other debt has not been repaid or extended prior to such 91st day.

The Senior Facilities will be guaranteed on a joint and several basis by Parent and each of Parent’s existing and future direct and indirect wholly-owned domestic subsidiaries that is not a borrower, excluding certain immaterial and other subsidiaries (the “Guarantors”). The ABL Facilities will be secured, subject to permitted prior liens and other agreed upon exceptions, by the following present and after-acquired assets of the Borrower and the Guarantors: (i) accounts receivable, inventory, chattel paper, prescription files, cash and deposit and security accounts (other than accounts containing solely proceeds of Term Facility Collateral); (ii) all general intangibles related to the foregoing (other than intellectual property), investment property (other than equity interests of the Borrower and the Guarantors), documents, instruments, commercial tort claims, supporting obligations, and letters of credit and letters of credit rights; (iii) all books and records related to the foregoing; and (iv) all proceeds and products of the foregoing (the “ABL Collateral”). The Term Facility will be secured, subject to permitted prior liens and other agreed upon exceptions, by the following present and after-acquired assets of the Borrower and the Guarantors: (i) all owned or mortgageable ground leased real properties

(excluding surplus properties), all easements and other rights appurtenant thereto, all fixtures and improvements thereon and all equipment located thereon; (ii) all deposit and securities accounts that contain only proceeds of Term Facility Collateral; (iii) a pledge by Parent and each other Borrower and Guarantor of all of its right, title and interest in all of their respective equity interests in the Borrower and Guarantors; (iv) general intangibles (including intellectual property), investment property, documents, instruments, commercial tort claims, supporting obligations, and letters of credit and letter of credit rights in each case not constituting ABL Collateral; (v) all books and records related to the foregoing; and (vi) all proceeds of the foregoing (the “Term Facility Collateral”). Lenders under the Term Facility have a second priority lien in ABL Collateral. Lenders under the ABL Facility have a third priority lien in Term Facility Collateral.

Interest under the Senior Bridge Loans will initially equal an adjusted LIBOR-based rate (subject to a floor) plus an initial margin, increasing by 0.50% at the end of the first three-month period after the closing of the Merger and increasing by 0.50% at the end of each three-month period thereafter to a specified cap. The Senior Bridge Loans will be guaranteed on a joint and several basis by the Guarantors and will be secured by (i) perfected second priority (subject to permitted liens) security interests and liens on the Term Facility Collateral and (ii) perfected third priority (subject to permitted liens) security interests in and liens on the ABL Collateral.

Any Senior Bridge Loan not paid in full on or before the first anniversary of the closing of the Merger will be automatically converted into a senior secured term loan (a “Senior Term Loan”) with a maturity of eight years after the closing of the Merger. At any time on or after the date of such conversion, the applicable lenders may choose to exchange Senior Term Loans in whole or in part for senior exchange notes (“Senior Exchange Notes”). The principal amount of Senior Exchange Notes issued will equal the principal amount of Senior Term Loans exchanged. The Senior Exchange Notes will mature eight years after the closing of the Merger and will remain private.

The debt commitment letter expires on the earliest of (i) 5:00 pm on March 5, 2015, if the initial funding under the Facilities has not occurred by such time, (ii) the termination of the Merger Agreement, (iii) the closing of the Merger without the use of the Facilities, and (iv) in the case of the ABL Facility, the Term Facility or the Senior Secured Bridge Facility, in connection with a Delayed Draw Facility (as defined below). At any time after December 6, 2014, the Borrower may elect to extend the period for funding the applicable Facilities to June 5, 2015 (each, a “Delayed Draw Facility”) if certain of the conditions specified below with respect to the execution and delivery of the applicable definitive documentation and financial statements are satisfied. No borrowings would be made under such Delayed Draw Facility unless and until all of the conditions specified below are satisfied prior to June 5, 2015.

The Initial Lenders’ commitments to provide the debt financing are subject to, among other things:

•	the execution and delivery of definitive documentation with respect to the applicable Facilities consistent with the debt commitment letter (including the term sheets) and the applicable specified documentation principles;

•	the closing of the $1,250,000,000 equity contribution, prior to or substantially simultaneously with the initial funding contemplated by the debt commitment letter;

•	all existing indebtedness of the Company and the Borrower, other than capital leases, certain existing notes, any Rolled Loans and other permitted indebtedness, shall have been paid in full;

•	the closing of the Merger (without any amendments to the Merger Agreement or waivers thereof that are materially adverse to the Commitment Parties (in their respective capacities) without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed));

•	since December 28, 2013, there shall not have occurred any Company Material Adverse Effect;

•	the delivery of certain audited, unaudited and pro forma financial statements;

•

execution and delivery of documents and instruments required to perfect the security interest in the collateral and, if applicable, be in the proper form of filing (it being understood that, to the extent any collateral (other than certain specified assets) cannot be provided or perfected on the closing of the Merger after commercially reasonable efforts to do so or without undue burden or expense, the provisions and/or perfection of such collateral will not constitute a condition precedent to the availability of the Facilities on the closing of the Merger, but will be required to be provided and/or perfected within 90 days after the closing of the Merger (subject to extensions in the reasonable discretion of the applicable administrative agent);

•	payment of specified fees and expenses pursuant to the debt commitment letter, fee letter and term sheets, to the extent invoiced before a specified date;

•	the delivery of documentation and other information about the Borrower and Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	the accuracy of certain specified representations and warranties made by the Borrower and the Guarantors in the definitive documentation of the applicable Facilities and such representations and warranties made by the Company in the Merger Agreement as are material to the interests of the lenders, but only to the extent that Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties;

•	with respect to the Senior Facilities, the Commitment Parties shall have been afforded a marketing period to syndicate each of the Senior Facilities; provided that certain customary blackout periods apply;

•	with respect to the Senior Bridge Facility, the delivery by the Borrower of a customary preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show;” and

•	with respect to the ABL Facility, (A) the Commitment Parties shall have received customary appraisals and field exam reports and a borrowing base certificate and (B) after giving effect to all loans and letters of credit under the ABL Facility on the closing of the Merger, excess availability shall be not less than an agreed amount.

The Initial Lenders’ commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Facilities with other institutions. No Initial Lender may assign all or any portion of its commitments under the debt commitment letter until after the closing of the Merger and, unless agreed to in writing by Parent, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments.

Albertson’s LLC has informed the Company of the following with respect to its plans for the outstanding notes and debentures of the Company:

•	the debt commitment letter does not require the repayment of up to $80.0 million in principal amount of the Company’s 3.40% Senior Notes due 2016 (the “2016 Notes”) or up to $100.0 million in principal amount of the Company’s 6.35% Senior Notes due 2017 (the “2017 Notes”), and Albertson’s Holdings LLC may determine not to repay such indebtedness in connection with closing the Merger; and

•	any of the Company’s 2016 Notes, 2017 Notes, 5.00% Senior Notes due 2019, 3.95% Notes due 2020, 4.75% Senior Notes due 2021, 7.45% Debentures due 2027 and 7.25% Debentures due 2031 that remain outstanding following completion of the Merger are expected to be equally and ratably secured by the assets of the Company and its subsidiaries that will secure the Senior Notes, and, if applicable, Senior Bridge Loans extended in lieu of the Senior Notes, but are not expected to be secured by any other assets of Parent or any of its other subsidiaries that will secure such Senior Notes or Senior Bridge Loans. The liens on the Company’s and its subsidiaries’ assets that will secure the Company’s notes and debentures that remain outstanding following the closing of the Merger are also expected to be junior in priority to the liens on the Company’s and its subsidiaries’ assets that secure the Term Facility and the ABL Facility.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to approving and adopting the Merger Agreement, you should be aware that certain members of the Board and the Company’s executive officers may have interests in the Merger that are different from, or are in addition to, interests of our stockholders generally. These interests may create an appearance of a conflict of interest. The Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger and in making its decisions in approving the Merger, the Merger Agreement, and the related transactions.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below in the section entitled “Proposal 2—Merger-Related Compensation” beginning on page 167. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur. For further information with respect to the compensatory arrangements between the Company and its executive officers and directors, also see the sections entitled “—Background of the Merger” beginning on page 52 and “—Recommendation of the Board; Reasons for Recommending the Approval and Adoption of the Merger Agreement” beginning on page 68. Albertson’s LLC and Cerberus may from time to time engage in discussions with certain of our executive officers concerning their continuing roles with the combined company, including terms of employment and their future compensation (including potential equity incentive compensation); however, no such discussions were held prior to the signing of the Merger Agreement, except for Cerberus’ indication that it contemplated that Mr. Edwards would be the Chief Executive Officer of the combined company. See “—Background of the Merger” beginning on page 52.

In addition, the Merger Agreement provides that the Company is permitted to grant Company Options, restricted shares of Company common stock, Performance Share Awards or Restricted Stock Units pursuant to previously existing contractual arrangements of the Company set forth on a schedule or to employees of the Company in the ordinary course of business consistent with past practice. However, the Per Share Cash Merger Consideration required to be paid in respect of such Company Options, restricted shares of Company common stock, Performance Share Awards and/or Restricted Stock Units shall not be in excess of $15 million.

Treatment of Outstanding Company Stock Options

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding, unexpired and unexercised Company Option, that was granted under any Company Equity Incentive Plans, whether or not vested, shall be accelerated, vested and cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the Option Payment. In addition, if the sale of the Casa Ley Interest and/or the PDC assets, as applicable, are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, then each Company Option shall be eligible to receive one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each share of Company common stock subject to such cancelled Company Option that has an Option Price less than the Per Share Cash Merger Consideration. Each Company Option with an Option Price (as of immediately prior to the effective time) that equals or exceeds the Per Share Cash Merger Consideration shall, immediately prior to the effective time, be cancelled without the payment of consideration.

Treatment of Outstanding Performance Share Awards, Restricted Stock Units and Restricted Shares

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding Performance Share Award that was granted under any Company Equity Incentive Plan shall vest at the target levels specified for each such award and shall be cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding sentence) and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such cancelled Performance Share Award.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding Restricted Stock Unit, that was granted under any Company Equity Incentive Plan, whether or not then vested, shall be accelerated, vested and cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Restricted Stock Unit and (B) the Per Share Cash Merger Consideration and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC assets, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Restricted Stock Unit.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each restricted share of Company common stock that is outstanding and that was granted pursuant to any Company Equity Incentive Plan whether or not then vested, shall automatically be accelerated, vest and all restrictions thereon shall lapse and be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Treatment of Accounts in the Deferred Compensation Plan for Directors

Immediately prior to the effective time of the Merger, all shares credited in the “stock credit accounts” under the DCP and the DCPII shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of shares of Company common stock credited to each such “stock credit account” and (B) the Per Share Cash Merger Consideration; (ii) in the event that the sale of the Casa Ley Interest has not been consummated prior to the effective time of the Merger, one Casa Ley CVR in respect of each share of Company common stock credited to each such “stock credit account;” and (iii) in the event that the PDC sale has not been consummated prior to the effective time of the Merger, one PDC CVR in respect of each share of Company common stock credited to each such “stock credit account.” All amounts credited under the DCP and the DCPII shall continue to be held and paid at such times and in accordance with the terms of the plans and any deferral and distribution elections made thereunder.

Outstanding Equity Awards

The following table sets forth, for each of our directors and the named executive officers holding Company Options, Performance Share Awards, Restricted Stock Units or restricted shares of Company common stock as of April 10, 2014, (i) the aggregate number of shares of Company common stock subject to vested and unvested Company Options as of such date, (ii) the number of vested and unvested Restricted Stock Units held as of such date, (iii) the target number of Performance Share Awards held as of such date, and (iv) the number of restricted shares of Company common stock held as of such date. The following table also sets forth, for each of our directors and officers, the number of shares of Company common stock credited in their respective “stock credit accounts” under the DCP and DCPII, as applicable, as of April 10, 2014.

Name	Vested Stock Options	Unvested Stock Options	Unvested Restricted Stock Units	Unvested Performance Share Awards	Unvested Restricted Stock	Shares credited to DCP and DCPII
Robert L. Edwards	393,546	370,904	34,193	288,408	76,773	—
Peter J. Bocian	40,000	213,313	11,428	24,829	80,000	—
Diane M. Dietz	565,974	210,030	11,428	135,452	29,825	—
Kelly P. Griffith	47,737	145,717	11,428	118,006	21,660	—
Larree M. Renda	565,974	210,030	11,428	135,452	39,825	—
Janet E. Grove	20,000	—	—	—	—	75,678
Mohan Gyani	20,000	—	—	—	—	63,613
Frank C. Herringer	20,000	—	—	—	—	56,214
George J. Morrow	—	—	—	—	—	4,764
Kenneth W. Oder	20,000	—	—	—	—	58,607
T. Gary Rogers	—	—	—	—	—	20,823
Arun Sarin	20,000	—	—	—	—	28,746
William Y. Tauscher	2,000	—	—	—	—	—
Steven A. Burd	—	—	—	173,219	—	—

Executive Severance Plan

The Company has adopted the Safeway Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides for the payment of severance and other benefits to employees of the Company at the level of Vice President or above, including executive officers, in the event of a termination of employment with the Company without cause or for good reason, as defined in the Executive Severance Plan. The Executive Severance Plan provides that in the event of such a termination, executive officers will be eligible to receive continued payment of base salary and payment of COBRA premiums or contributions under the Safeway Inc. Welfare Benefits Plan for Retirees (the “Welfare Benefits Plan”), or the equivalent, for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), in addition to a pro-rated cash bonus upon attainment of the applicable performance criteria. The Executive Severance Plan further provides that in the event of a termination without cause or for good reason during the 24-month period following a change in control, executive officers will be eligible to receive a lump sum payment equal to their base salary for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), payment of COBRA premiums or contributions under our Welfare Benefits Plan, or the equivalent, for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), and a lump sum payment equal to their target cash bonus for the year of termination.

Retention Bonus Plan

The Company has adopted the Safeway Inc. Retention Bonus Plan (the “Retention Plan”), for certain of our key employees, including each of the continuing named executive officers other than our CEO. The Retention Plan provides for the payment of a cash retention bonus on each of March 6, 2015 and March 6, 2016, subject to the applicable participant remaining employed through each such date, in an amount equal to a percentage of the participant’s annual base salary as in effect on March 6, 2014, in an amount ranging from 25% to 37.5%. For Executive Vice Presidents participating in the Retention Plan, including each of the participating named executive officers, each bonus payment shall be equal to 37.5% of their annual base salary. Notwithstanding the foregoing, in the event a participant’s employment with Safeway is terminated without cause or for good reason, each as defined in the Retention Plan, the participant is entitled to receive any unpaid cash retention bonus amounts in a lump sum as soon as practicable following termination.

Employee Benefits

The Merger Agreement requires Ultimate Parent to continue to provide certain compensation and benefits to non-union employees for a period of at least eighteen months following the closing of the Merger, as well as take certain actions in respect of employee benefits provided to our employees, including our executive officers. For a detailed description of these requirements, see “The Merger Agreement—Employee Benefit Matters” beginning on page 137.

Indemnification of Directors and Officers

The directors and officers of the Company are entitled to continued indemnification from and after the closing of the Merger. See “The Merger Agreement—Indemnification of Directors and Officers” beginning on page  146.

Dividends

Under the terms of the Merger Agreement, the Company is prohibited from authorizing, declaring, setting aside or paying any dividend or other distribution prior to the closing of the Merger, other than quarterly dividends per share of $0.20, $0.23, $0.23, $0.23 and $0.23, respectively, or of certain net proceeds from sales of the Casa Ley Interest and/or PDC, subject to certain exceptions. Although the Company expects to continue to pay quarterly dividends on the Company common stock, the payment of future dividends is at the discretion of the Board and will depend upon the Company’s earnings, capital requirements, financial condition and other factors. Since the date of the execution of the Merger Agreement, the Company has paid a quarterly dividend of $0.20 per share of Company common stock and the Board has declared a second quarterly dividend of $0.23 per share of Company common stock payable to holders of record on June 19, 2014 to be paid on July 10, 2014. See “Market Price and Dividend Information” beginning on page 38.

Regulatory Matters

In connection with the Merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the approval and adoption of the Merger Agreement by our stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the Merger. The Company and the Parent Entities filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on March 11, 2014. On April 10, 2014, the Company and the Parent Entities each received a request for additional information and documentary materials from the FTC with respect to the Merger. The waiting period will not begin until both the Company and the Parent Entities are in substantial compliance with such request.

At any time before or after closing of the Merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the closing of the Merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or the Parent Entities or their respective affiliates. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger that are generally applicable to U.S. holders (as defined below). Unless otherwise indicated, this summary deals only with Company stockholders who hold their shares of Company common stock as capital assets. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this Proxy Statement and all of which are subject to change, possibly with retroactive effect. Neither the Company nor the Parent Entities has sought, nor will they seek, a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Merger to U.S. holders. Accordingly, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger described in this discussion or that any such contrary position would not be sustained. The discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular classes of Company stockholders in light of their special circumstances, such as stockholders who are dealers or brokers in securities, tax-exempt organizations, banks, insurance companies or other financial institutions, mutual funds, regulated investment companies and real estate investment trusts, partnerships and other pass-through entities (or persons holding Company common stock through such entities), persons holding Company common stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction, persons who have a functional currency other than the U.S. dollar, persons who are subject to the alternative minimum tax or persons who acquired their Company common stock upon exercise of employee stock options or in other compensatory transactions. Furthermore, no state, local or foreign tax considerations are addressed herein. In addition, the discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger). Finally, this discussion does not address the tax consequences to holders of shares of Company common stock who exercise appraisal rights.

This summary does not discuss any U.S. federal income tax considerations to persons holding Company common stock who are not “U.S. holders” (as defined below). If you are not a U.S. holder, you should consult with your own tax advisor as to the consequences under U.S. federal, state and local tax laws and foreign tax laws with respect to the Merger, including the potential application of withholding tax to payments on the CVRs.

All holders of shares of Company common stock should consult their tax advisors as to the specific federal, state, local and foreign tax consequences to them of the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock who is (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold such shares and partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences of the Merger to them.

General

An exchange of shares of Company common stock for the Per Share Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder of Company common stock recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.

The receipt of the Per Share Merger Consideration may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. There is no authority directly on point addressing whether a sale of property for, in whole or in part, contingent value rights with characteristics similar to the CVRs should be taxed as “open transactions” or “closed transactions,” and the issue is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The installment method of reporting will not be available with respect to any gain attributable to the receipt of a CVR because the Company common stock is traded on an established securities market.

It is possible, although neither the Company nor any of the Parent Entities expects this to be the case, that the CVRs could be treated as one or more “debt instruments.” If that is the case, payments received with respect to the CVRs generally should be treated as payments in retirement (or partial retirement) of a “debt instrument,” except to the extent interest is imputed under the rules of Section 1274 and Section 1275 of the Code, and a U.S. holder would include the interest in income on an annual basis, whether or not currently paid. The remainder of the disclosure assumes that the CVRs are not treated as debt instruments.

The Company and the Parent Entities currently intend to act consistently with “closed transaction” treatment, including cooperating with the Paying Agent to send Form 1099-Bs reflecting the Company’s and Ultimate Parent’s determination of the fair market value of the CVRs in the Merger. The Company’s and the Parent Entities’ views and actions (and the fair market value figure ascribed to the CVRs as of the time of the Merger) are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to the holder’s tax treatment or the fair market value of the CVRs.

The following sections discuss the tax consequences of the Merger if the receipt of the Per Share Merger Consideration is treated as a closed transaction or, alternatively, as an open transaction. The Company and the Parent Entities urge you to consult your tax advisor with respect to the proper characterization of the receipt of the CVRs.

Treatment of Consideration Received Upon the Closing of the Merger

Under either “closed” or “open” transaction treatment, gain or loss recognized in the transaction must be determined separately for each identifiable block of Company common stock surrendered in the Merger (i.e. shares of Company common stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term if the Company common stock is held for more than one year before such disposition. For U.S. stockholders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

Treatment as Closed Transaction. If the value of the CVRs can be “reasonably ascertained,” the transaction should generally be treated as “closed” for U.S. federal income tax purposes, in which event a U.S. holder should generally recognize capital gain or loss for U.S. federal income tax purposes upon closing of the Merger equal to the difference between (x) the sum of (i) the amount of cash received and (ii) the fair market value (determined as of the closing of the Merger) of the CVRs received, and (y) such U.S. holder’s adjusted tax basis in the Company common stock surrendered pursuant the Merger. Under such treatment, a U.S. holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the closing of the Merger, and the holding period of the CVRs should begin on the day following the date of the closing of the Merger.

Treatment as Open Transaction. If the value of the CVRs cannot be “reasonably ascertained,” the receipt of the CVRs would generally qualify as an “open transaction.” If the receipt of the Per Share Merger Consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder would generally recognize capital gain for U.S. federal income tax purposes in the year of the Merger if and to the extent the amount of cash received upon the closing of the Merger exceeds such U.S. holder’s adjusted tax basis in the Company common stock surrendered pursuant to the Merger (but would not recognize loss for U.S. federal income tax purposes in the year of the Merger if such adjusted tax basis exceeds the amount of cash received upon the closing of the Merger).

Subject to the Section 483 Rules discussed below, if the transaction is “open” for U.S. federal income tax purposes, the fair market value of the CVRs at the closing of the Merger would not be taken into account in determining the holder’s taxable gain upon receipt of the Per Share Merger Consideration, and a U.S. holder would take no tax basis in the CVRs but would recognize capital gain as payments with respect to the CVRs are made or deemed made in accordance with the U.S. holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the amount of cash received upon closing of the Merger, exceeds such U.S. stockholder’s adjusted tax basis in the Company common stock surrendered pursuant the Merger.

Subject to the Section 483 Rules discussed below, if the transaction is “open” for U.S. federal income tax purposes, a U.S. holder who does not receive an amount of cumulative cash proceeds pursuant to the Merger (including as payments on the CVRs) at least equal to such U.S. stockholder’s adjusted tax basis in the Company common stock surrendered pursuant to the Merger will recognize a capital loss in the year that the U.S. holder’s right to receive further payments under the CVRs terminates.

Future Payments on the CVRs

Treatment as Closed Transaction. If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the tax treatment of holding and receiving payments with respect to property similar to the CVRs. It is possible that payments received with respect to a CVR, up to the amount of the U.S. holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR, with any amount received in excess of basis treated as gain from the disposition of the CVR. Additionally, a portion of any payment received with respect to a CVR may constitute imputed interest or ordinary income under the Section 483 Rules discussed below. If not treated as described above, payments with respect to a CVR may be treated as either (i) payments with respect to a sale of a capital asset, (ii) ordinary income or (iii) dividends.

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment pursuant to a CVR to a U.S. holder of a CVR should be treated as a payment under a contract for the sale or exchange of Company common stock to which Section 483 of the Code may apply (the “Section 483 Rules”). Under the Section 483 Rules, a portion of the payments made pursuant to a CVR may be treated as interest, which would be ordinary income to the U.S. stockholder of a CVR. The interest amount would equal the excess of the amount received over its present value at the closing of the Merger, calculated using the applicable federal rate as the discount rate. A U.S. holder must include in its taxable income interest pursuant to the Section 483 Rules in accordance with such U.S. holder’s regular method of accounting. The portion of the payment pursuant to a CVR that is not treated as interest under the Section 483 Rules would generally be treated as a payment with respect to the sale of Company common stock, as discussed above under “Treatment of Consideration Received Upon Closing of the Merger—Treatment as Open Transaction.”

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, U.S. holders are urged to consult their tax advisors concerning the recognition of any gain or loss resulting from the receipt of the CVRs in the Merger and the tax consequences of the receipt of any payments under the CVRs after the Merger.

3.8% Medicare Tax on “Net Investment Income”

Certain U.S. holders that are individuals, estates and trusts generally will be subject to a 3.8% Medicare tax on their “net investment income.” U.S. stockholders should consult their tax advisors regarding the applicability of the Medicare tax with respect to the disposition of Company common stock.

Information Reporting and Backup Withholding

In general, any payments made to a U.S. holder in exchange for Company common stock in the Merger or pursuant to the CVRs will be reported to the IRS unless the holder is an exempt recipient and appropriately certifies as to his, her or its status. Backup withholding, currently at a rate of 28%, may apply unless the U.S. holder (1) is an exempt recipient or (2) provides a certificate (generally on an IRS Form W-9) containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their tax advisors with respect to the specific tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Delisting and Deregistration of the Company Common Stock

If the Merger is completed, the shares of Company common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

Since the announcement of the Merger, 13 purported class action complaints were filed by alleged stockholders of the Company against the Company, the individual directors of the Company, and against Cerberus, Ultimate Parent, Parent, Albertson’s LLC and/or Merger Sub. Seven lawsuits were filed in the Delaware Court of Chancery, captioned Barnhard v. Safeway Inc., et al., C.A. No. 9445-VCL (March 13, 2014); Morales v. Safeway Inc., et al., C.A. No. 9455-VCL (March 18, 2014); Ogurkiewicz v. Safeway Inc., et al., C.A. No. 9454- VCL (March 18, 2014); Pipefitters Local 636 Defined Benefit Fund and Oklahoma Firefighters Pension and Retirement System v. Safeway Inc., et al., C.A. No. 9461-VCL (March 20, 2014); Cleveland Bakers and Teamsters Pension and Health & Welfare Funds v. Safeway Inc., et al., C.A. No. 9466-VCL (March 24, 2014); KBC Asset Management NV, Erste-Sparinvest Kapitalanlagegesellschaft m.b.H., Louisiana Municipal Police Employees’ Retirement System, and Bristol County Retirement System v. Safeway Inc., et al., C.A. No. 9492-VCL (March 31, 2014); and The City of Atlanta Firefighters’ Pension Fund v. Safeway Inc., et al., C.A. No. 9495-VCL (April 1, 2014), which have been consolidated by order of the Court as In Re Safeway Inc. Stockholders Litigation, Consol. C.A. 9445-VCL.

Four other lawsuits were filed in the Superior Court of the State of California, County of Alameda, captioned Lopez v. Safeway Inc., et al., Case No. HG14716651 (March 7, 2014); Groen v. Safeway Inc., et al.,

Case No. RG14716641 (March 7, 2014); Ettinger v. Safeway Inc., et al., Case No. RG14716842 (March 11, 2014); and Brockton Ret. Board v. Edwards, et al., Case No. RG 14720450 (April 7, 2014), which were consolidated by order of the court (collectively, the “Consolidated California State Actions”). On May 7, 2014, an amended complaint was filed in the Consolidated California State Actions. On May 14, 2014, the court in the above-referenced actions entered an order dismissing the Consolidated California State Actions, finding that the plaintiffs were contractually obligated to bring their claims against defendants in the Delaware Court of Chancery in light of the forum selection clause in the Company’s By-Laws.

Two other lawsuits were filed in the United States District Court for the Northern District of California, and are captioned Steamfitters Local 449 Pensions Fund v. Safeway Inc., et al., Case No. 4:14-cv-01670 (April 10, 2014) (the “Steamfitters action”) and Romaneck v. Safeway Inc., et al., Case No. 4:14-cv-02015 (May 1, 2014) (the “Romaneck action”). An amended complaint was filed in the Steamfitters action on May 15, 2014.

Each of the cases is purportedly brought on behalf of the Company stockholder class. Collectively, the actions generally allege that the members of the Board breached their fiduciary duties in connection with the Merger because, among other things, the Merger involves an unfair price, a flawed sales process and preclusive deal protection devices. The actions allege that the Company and various combinations of the Parent Entities aided and abetted those alleged breaches of fiduciary duty. The amended complaint in the dismissed Consolidated California State Actions further alleged that the Proxy Statement fails to disclose material information relating to, among other things, the fairness opinions of Goldman Sachs and Greenhill, the Company’s financial projections, analyses concerning the intrinsic value of Blackhawk, and the background of the proposed transaction. The Romaneck action and Steamfitters action also allege that the defendants violated Sections 14 and 20(a) of the Exchange Act because the Proxy Statement fails to disclose material information relating to, among other things, the background of the proposed transaction, the fairness opinions of Goldman Sachs and Greenhill and the Company’s financial projections. Among other remedies, the lawsuits seek to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger or unspecified money damages, costs and attorneys’ and experts’ fees. The Company and the Board believe these claims are entirely without merit, and intend to vigorously defend these actions.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement attached to this Proxy Statement as Annex A and the amendment to the Merger Agreement attached to this Proxy Statement as Annex B, and, together, are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company and the Parent Entities to the other parties to the Merger Agreement were qualified and subject to important limitations agreed to by the Company and the Parent Entities in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, March 6, 2014.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms, and subject to the conditions, set forth in the Merger Agreement (the “Merger”). As the surviving corporation of the Merger, the Company will continue to exist as a wholly-owned subsidiary of Parent following the Merger.

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub immediately prior to the Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, consist of the officers of the Company immediately prior to the Merger until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated to conform with those attached as Exhibit D and Exhibit E, respectively, of the Merger Agreement, until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the transactions contemplated by the Merger Agreement will take place on the fifth business day after the date on which the last of the conditions to closing (described under “—Conditions to the Merger”) have been satisfied or waived, or if later, three business days following the completion of the Marketing Period (described under “—Parent’s Financing Covenant; Company’s Financial Cooperation Covenant—Marketing Period”) unless Ultimate Parent has elected to extend the outside date for Closing beyond March 5, 2015 (described under “—Termination”). The closing of the Merger may alternatively occur at another date or time that may be agreed to in writing by Ultimate Parent and the Company.

The effective time of the Merger will occur as soon as practicable on the date of the closing of the Merger (the “Closing Date”) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Per Share Merger Consideration

Each share of Company common stock converted in the Merger shall be cancelled and converted into the right to receive the following (the “Per Share Merger Consideration”):

•	$32.50 in cash (the “Initial Cash Merger Consideration”);

•	its pro-rata portion of any Pre-Closing Casa Ley Net Proceeds (as defined below), Pre-Closing Partial Casa Ley Net Proceeds (as defined below) and, if there has been a sale of all or any portion of the Casa Ley Interest prior to the effective time of the Merger, 60.75% of any dividends or other distributions paid in respect of the Casa Ley Interest from and after January 1, 2014 and prior to the closing of the Merger (the “Casa Ley Cash Consideration”);

•	its pro-rata portion of any Pre-Closing PDC Net Proceeds (as defined below), Pre-Closing Partial PDC Net Proceeds (as defined below) and, if there has been a sale of all or any portion of PDC prior to the effective time of the Merger, 60.75% of any dividends paid from the operating earnings of PDC after March 6, 2014 and prior to the closing of the Merger (the “PDC Cash Consideration”);

•	to the extent that the Casa Ley Interest is not completely sold by the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to any pre-closing sales of the Casa Ley Interest, one contingent value right (such right, a “Casa Ley CVR”) to receive associated payments from sales of any remaining Casa Ley Interest and any such deferred consideration, subject to the terms of the Casa Ley CVR Agreement (as defined below);

•	to the extent that the PDC assets are not completely sold by the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to any pre-closing sales of the PDC assets, one contingent value right (such right, a “PDC CVR”) to receive associated payments from sales of any remaining PDC assets and any such deferred consideration, subject to the terms of the PDC CVR Agreement (as defined below); and

•	if the closing of the Merger occurs after March 5, 2015, $0.005342 per day in cash for each day from (and including) March 5, 2015 through (and including) the Closing Date (the “Additional Cash Merger Consideration”).

The term “Per Share Cash Merger Consideration” means the Initial Cash Merger Consideration together with any Casa Ley Cash Consideration, any PDC Cash Consideration and any Additional Cash Merger Consideration. Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock.

For purposes of this summary of the Merger Agreement, we use the following terms:

“Pre-Closing Casa Ley Net Proceeds” means, with respect to the sale of the Casa Ley Interest, the sum, if positive, of:

•	the gross cash proceeds actually received by the Company prior to the closing of the Merger, relating to the sale of the Casa Ley Interest (excluding any escrow, holdback, deferred cash consideration or similar amounts), minus

•	certain fees and expenses of the Company and its subsidiaries incurred in connection with the sale of the Casa Ley Interest, minus

•	income taxes incurred by the Company and its subsidiaries in connection with the sale of the Casa Ley Interest, calculated using certain assumptions including an assumed tax rate of 39.25%, minus

•	any amounts necessary to repay any shareholder loans owed by the Company or any of its affiliates to Casa Ley, minus

•	certain costs, fees and expenses incurred by the Company in connection with any currency conversions to the extent proceeds from the sale of the Casa Ley Interest are received in a currency other than U.S. dollars, minus

•	if applicable, certain dividends previously paid by the Company out of the net proceeds of any prior sale of the Casa Ley Interest, to the extent not already taken into account under the calculation of Pre-Closing Partial Casa Ley Net Proceeds.

“Pre-Closing Partial Casa Ley Net Proceeds” means, with respect to a sale of less than all of the Casa Ley Interest, the sum, if positive, of:

•	the gross cash proceeds actually received by the Company relating to such partial sale of the Casa Ley Interest (excluding any escrow, holdback, deferred cash consideration or similar amount), minus

•	certain fees and expenses of the Company and its subsidiaries incurred in connection with the sale of the Casa Ley Interest, minus

•	income taxes incurred by the Company and its subsidiaries in connection with such partial sale of the Casa Ley Interest, calculated using certain assumptions including an assumed tax rate of 39.25%, minus

•	any amounts necessary to repay any shareholder loans owed by the Company or any of its affiliates to Casa Ley, minus

•	certain costs, fees and expenses incurred by the Company in connection with any currency conversions to the extent proceeds from the sale of the Casa Ley Interest are received in a currency other than U.S. dollars, minus

•	if applicable, certain dividends previously paid by the Company out of the net proceeds of any prior sale of the Casa Ley Interest.

“Pre-Closing PDC Net Proceeds” means, with respect to the sale of PDC, the sum, if positive, of:

•	the gross cash proceeds actually received by the Company relating to the sale of PDC (excluding any escrow, holdback, deferred cash consideration or similar amounts), minus

•	certain fees and expenses of the Company and its subsidiaries incurred in connection with the sale of PDC, minus

•	income taxes incurred by the Company and its subsidiaries in connection with the sale of PDC, calculated using certain assumptions including an assumed tax rate of 39.25%, minus

•	any amounts required to repay all indebtedness owed by PDC to third parties, and certain severance costs payable to PDC employees arising out of such sale, minus

•	if applicable, certain dividends previously paid by the Company out of the net proceeds of any prior sale of PDC, to the extent not already taken into account under the calculation of Pre-Closing Partial PDC Net Proceeds.

“Pre-Closing Partial PDC Net Proceeds” means, with respect to a sale of less than all of PDC, the sum, if positive, of:

•	the gross cash proceeds actually received by the Company relating to such partial sale of PDC (excluding any escrow, holdback, deferred cash consideration or similar amounts), minus

•	certain fees and expenses of the Company and its subsidiaries in connection with the sale of PDC, minus

•	income taxes incurred by the Company and its subsidiaries in connection with such partial sale of PDC, calculated using certain assumptions including an assumed tax rate of 39.25%, minus

•	any amounts required to repay all indebtedness owed by PDC to third parties, and certain severance costs payable to PDC employees arising out of such sale, minus

•	any amounts used by PDC in the ordinary course of business, minus

•	if applicable, certain dividends previously paid by the Company out of the net proceeds of any prior sale of PDC.

Treatment of Common Stock, Options, Restricted Shares, Performance Share Awards and Restricted Stock Units

Company Common Stock

At the effective time of the Merger, each share of the Company common stock issued and outstanding immediately prior thereto (other than excluded shares described in this subsection) will be converted into the right to receive the Per Share Merger Consideration. Common stock owned by the Company as treasury stock or owned by any of the Parent Entities or their affiliates will be cancelled without payment of consideration. Shares of Company common stock owned by stockholders who have perfected, and have not withdrawn a demand for or lost the right to, appraisal rights under the DGCL will be cancelled without payment of the Per Share Merger Consideration, and such stockholders will instead be entitled to appraisal rights under the DGCL as described below under “Proposal 1—The Merger—Appraisal Rights” beginning on page 95.

At the effective time of the Merger, any and all rights with respect to the Company common stock pursuant to the Company’s Rights Agreement dated September 17, 2013, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Company Rights Agreement”), to the extent outstanding at the effective time of the Merger, shall be automatically cancelled at the time the associated shares of Company common stock are cancelled (as specified in the Merger Agreement), no separate payment or distribution shall be made with respect thereto, and the holders thereof shall have no further rights in connection therewith or under the Company Rights Agreement. In addition, in connection with the Board’s approval of the Merger Agreement and the Merger, the Board determined that (i) the Parent Entities and their “Related Persons” (as defined in the Company Rights Agreement) would not become “Beneficial Owners” or “Acquiring Persons” (each as defined in the Company Rights Agreement) as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, and (ii) the execution of the Merger Agreement would not and the consummation of the transactions contemplated thereby, including the Merger, will not constitute a “Distribution Date” or “Stock Acquisition Date” (each as defined in the Company Rights Agreement).

Stock Options

Immediately prior to the effective time of the Merger, each outstanding, unexpired and unexercised option to purchase shares of Company common stock (each, a “Company Option”), that was granted under any equity incentive plan of the Company, including the 1999 Amended and Restated Equity Participation Plan, the 2007 Equity and Incentive Award Plan and the 2011 Equity and Incentive Award Plan or any other plan, agreement or arrangement (collectively, the “Company Equity Incentive Plans”), whether or not then exercisable or vested, shall be accelerated, vested and cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of Company common stock subject to such Company Option as of immediately prior to the effective time of the Merger and (B) the excess, if any, of the Per Share Cash Merger Consideration over the exercise price per share of Company common stock of such Company Option (“Option Price”). In addition, if sale of the Casa Ley Interest and/or the PDC sale, as applicable, are not fully completed on or prior to the effective time of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or PDC, then each Company Option shall be eligible to receive one Casa Ley CVR and one PDC CVR, as applicable, in respect of each share of Company common stock subject to such cancelled Company Option that has an Option Price less than the Per Share Cash Merger Consideration. Each Company Option with an exercise price per share of Company common stock (as of immediately prior to the effective time) that equals or exceeds the Per Share Cash Merger Consideration shall, immediately prior to the effective time of the Merger, be cancelled without the payment of consideration.

Restricted Shares, Performance Share Awards and Restricted Stock Units

Immediately prior to the effective time of the Merger, each restricted share of Company common stock that is outstanding and that was granted pursuant to any Company Equity Incentive Plan whether or not then exercisable or vested, shall automatically vest and all restrictions thereon shall lapse, be cancelled and converted into the right to receive the Per Share Merger Consideration.

Immediately prior to the effective time of the Merger, each outstanding performance share award covering shares of Company common stock that was granted under any Company Equity Incentive Plan (each, a “Performance Share Award”) shall vest at the target levels specified for such award and shall be cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding sentence) and (B) the Per Share Cash Merger Consideration; and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC sale, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or PDC, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Performance Share Award.

Immediately prior to the effective time of the Merger, each outstanding restricted stock unit that was granted under any Company Equity Incentive Plan (each, a “Restricted Stock Unit”), whether or not then vested, shall be accelerated, vested and cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Company common stock subject to such Restricted Stock Unit and (B) the Per Share Cash Merger Consideration; and (ii) in the event that the sale of the Casa Ley Interest and/or the PDC sale, as applicable, have not been fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to pre-closing sales of the Casa Ley Interest and/or PDC, one Casa Ley CVR and/or one PDC CVR, as applicable, in respect of each vested share of Company common stock subject to such Restricted Stock Unit.

Deferred Compensation Plan for Directors

Immediately prior to the effective time of the Merger, all shares credited in the “stock credit accounts” under the Deferred Compensation Plan for Directors (“DCP”) and the Deferred Compensation Plan for Directors

II (“DCPII”) shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of shares of Company common stock credited to each such “stock credit account” and (B) the Per Share Cash Merger Consideration; (ii) in the event that the sale of all the Casa Ley Interest (an “Entire Casa Ley Sale”) has not been consummated prior to the effective time, one Casa Ley CVR in respect of each share of Company common stock credited to each such “stock credit account;” and (iii) in the event that the sale of all the PDC assets (an “Entire PDC Sale”) has not been consummated prior to the effective time, one PDC CVR in respect of each share of Company common stock credited to each such “stock credit account.” All amounts credited under the DCP and the DCPII shall continue to be held and paid at such times and in accordance with the terms of the plans and any deferral and distribution elections made thereunder.

Blackhawk Adjustment

In connection with the Blackhawk Distribution (discussed below in “—Blackhawk Distribution and Tax Indemnity”), and as required by the terms of the Company’s equity plans, all of the outstanding Company Options, awards of Restricted Stock Units and Performance Share Awards shall be equitably adjusted to reflect the impact of the Blackhawk Distribution.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Ultimate Parent will designate a paying agent reasonably acceptable to the Company to act as the paying agent for the Per Share Cash Merger Consideration (which we refer to as the “Paying Agent”). At and after the effective time of the Merger, the Parent Entities will deposit, or will cause to be deposited, with the Paying Agent an amount in cash sufficient for the Paying Agent to make payment of the aggregate Per Share Cash Merger Consideration to the holders of shares of Company common stock.

Promptly (but in any event within three business days) after the effective time of the Merger, each record holder of shares of the Company common stock will be sent a letter of transmittal describing how it may exchange its shares of the Company common stock for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Paying Agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you surrender your stock certificate or certificates (or submit an affidavit of loss in respect thereof as described below) along with a duly completed and executed letter of transmittal to the Paying Agent. If ownership of your shares is not registered in the transfer records of the Company, any Per Share Cash Merger Consideration to be paid will only be delivered if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer to you and to evidence that any applicable stock transfer taxes have been paid or are not applicable. No interest will be paid or accrued on the Per Share Cash Merger Consideration as provided above. Each of the Parent Entities, the surviving corporation and the Paying Agent will be entitled to deduct and withhold any applicable taxes from the Per Share Cash Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the Merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any person presents to the surviving corporation or the Paying Agent any certificates or any transfer instructions relating to shares cancelled in the Merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the Per Share Cash Merger Consideration deposited with the Paying Agent that remains unclaimed by former record holders of common stock for one year after the effective time of the Merger may be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the Per Share Cash Merger Consideration. None of the Parent Entities nor the surviving corporation, the Paying Agent nor any other person will be liable to any former record holders of shares of Company common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the Paying Agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company and the Parent Entities to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. References to the Company’s “subsidiaries” in this Proxy Statement refer to legal entities for which the Company owns, directly or indirectly, a majority of the stock or other equity interests entitled to vote for the governing body of such entity, but excluding Casa Ley, PDC and Blackhawk unless otherwise noted. The Company also made limited representations regarding Casa Ley, PDC and Blackhawk, and did not make any representations relating to any restructuring of the Company to occur after the effective time of the Merger or the financing of the Merger. The representations and warranties made by the Company to the Parent Entities include representations and warranties relating to, among other things:

•	due organization and qualification, existence, good standing and authority of the Company and its subsidiaries to carry on their respective businesses;

•	the Company’s capitalization, the absence of rights of first refusal, offer or other similar rights, registration rights, pre-emptive rights or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders and the absence of liens on the Company’s or its subsidiaries’ ownership of the equity interests of any subsidiary of the Company;

•	the Company’s power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, the approval of the Merger Agreement and the Merger by the Board and the resolution of the Board to recommend that stockholders of the Company adopt the Merger Agreement;

•	the absence of a poison pill (other than the Company Rights Agreement) and the inapplicability of any anti-takeover law to the transactions contemplated by the Merger Agreement, including the Merger;

•	the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals;

•	compliance with applicable laws, licenses and permits, including the Foreign Corrupt Practices Act (FCPA);

•	the Company’s SEC filings since January 2, 2011 and the financial statements included therein;

•	the accuracy of the information provided in this Proxy Statement;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of indebtedness and certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as defined below) and the absence of certain other changes or events since December 28, 2013;

•	the conduct of business in accordance with the ordinary course, consistent with past practice since December 28, 2013;

•	employee benefits plans and employee benefit matters;

•	labor matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	real property;

•	environmental matters;

•	intellectual property, information technology and privacy matters;

•	tax matters;

•	insurance policies;

•	the receipt of fairness opinions from Goldman Sachs and Greenhill;

•	the absence of any undisclosed broker’s or finder’s fees;

•	compliance with the Health Insurance Portability and Accountability Act and healthcare laws;

•	the Blackhawk Distribution and the Company’s equity interests in Blackhawk, Casa Ley and PDC; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter that, individually or in the aggregate (i) has materially and adversely affected the assets, properties, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the performance by the Company prior to the effective time of the Merger of the Company’s obligations to consummate the transactions contemplated by the Merger Agreement; provided that any change, event, occurrence, development, effect, condition, circumstance or matter resulting from or relating to any of the following shall not be considered or be taken into account in determining whether a Company Material Adverse Effect has occurred:

•	except as it relates to clause (ii) above, the pendency, negotiation, consummation or public announcement of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, governmental entities or employees;

•	global or national economic, monetary or financial conditions, including changes or developments in credit markets (including changes in prevailing interest or exchange rates), financial or securities markets (including the disruption thereof and any decline in the price of any security or market index), or economic, business or regulatory conditions anywhere in the world;

•	national or international political or social conditions;

•	the commencement, continuation or escalation of a war, armed hostilities or other international or national emergency, calamity or act of terrorism or any weather-related or other force majeure event or natural disaster or act of God or other comparable events or the worsening thereof;

•	any change in applicable laws, GAAP, applicable stock exchange listing requirements, accounting principles or in the interpretation or enforcement thereof, in each case, after March 6, 2014;

•	the industries in which the Company and its subsidiaries operate;

•	any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure may be considered and taken into account in determining whether there has been a Company Material Adverse Effect);

•	any action taken or not taken by the Company or its subsidiaries pursuant to the Merger Agreement (except as it relates to clause (ii) above) or at Ultimate Parent’s written request;

•	the identity of, or any facts or circumstances relating to, the Parent Entities or their respective subsidiaries; and

•	any change, event, occurrence, development, effect, condition, circumstance or matter arising out of or relating to any action taken in compliance with the parties’ obligations under the Merger Agreement.

The incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter for the exceptions described in the second through sixth bullets above with respect to the Company and its subsidiaries, taken as a whole, relative to other similarly situated persons in the food and drug retail business, may be considered and taken into account in determining whether there has been a Company Material Adverse Effect.

The representations and warranties made by the Parent Entities to the Company include representations and warranties relating to, among other things:

•	their due organization and qualification, existence and good standing;

•	their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals;

•	the absence of legal proceedings against the Parent Entities or their respective affiliates;

•	the accuracy of the information provided by Ultimate Parent or its affiliates for inclusion or incorporation by reference in this Proxy Statement;

•	Parent’s ownership of Merger Sub and the operations of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	none of the Parent Entities nor any of their affiliates being considered an “interested shareholder” of the Company within the meaning of Section 203 of the DGCL for the past three years;

•	the absence of contracts or arrangements with any member of the Company’s management or directors relating to the Merger Agreement, the transactions contemplated thereby or the post-closing operations of the surviving corporation, or pursuant to which any beneficial owner of more than 5% of the outstanding shares of Company common stock would receive consideration other than the Per Share Merger Consideration or agrees to vote for the Merger;

•	the equity commitment letters and the debt commitment letters and the absence of any amendment or modification thereto or default thereunder;

•	sufficiency of funds in the financing contemplated by the equity commitment letters and the debt commitment letters, subject to certain assumptions;

•	the Parent Entities and their affiliates not having any reason to believe that any of the conditions to the financing will not be satisfied or that the financing will not be available to the Parent Entities on the Closing Date;

•	the absence of conditions precedent or contingencies related to the funding of the financing other than as set forth in the equity commitment letters and the debt commitment letters;

•	the absence of side letters or other agreements, contracts or arrangements to which the Parent Entities or any of their affiliates is a party related to the financing, subject to certain exceptions;

•	solvency of the surviving corporation as of the closing of the Merger and immediately following consummation of the transactions contemplated by the Merger Agreement;

•	acknowledgement as to the absence of any other representations and warranties, including with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company; and

•	adequacy of each of the Parent Entities’ access to information and investigation and ability to evaluate the merits and risks of the transactions contemplated by the Merger Agreement.

The representations and warranties in the Merger Agreement of each of the Company and the Parent Entities will terminate upon the closing of the Merger or the termination of the Merger Agreement pursuant to its terms. Many of the Parent Entities’ representations and warranties are qualified as to, among other things “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter affecting the Parent Entities or any of their affiliates that would or would reasonably be expected to prevent or materially impair or delay the performance by the Parent Entities of their respective obligations to consummate the transactions contemplated by the Merger Agreement.

Operations of the Company Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by the Company in connection with the Merger Agreement, between March 6, 2014 and the date of the closing of the Merger, unless Ultimate Parent gives its prior written consent (which as a general matter cannot be unreasonably withheld, delayed or conditioned) or unless required by the Merger Agreement or by applicable law or stock exchange rules, the Company and its subsidiaries will cause their business to be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations with customers, suppliers, lessors, licensees, distributors, wholesalers and other entities with whom they have material business relations.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure letter the Company delivered in connection with the Merger Agreement, including certain sales related to Casa Ley, PDC and Dominick’s Finer Foods, and the Blackhawk Distribution, unless Ultimate Parent consents in writing (which consent, except in certain specified cases, cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•	making changes to their organizational documents;

•	adopting a plan or agreement of complete or partial liquidation or dissolution;

•	adopting or implementing any stockholder rights plan adverse to the Parent Entities;

•	issuing, selling, pledging granting, transferring or encumbering of shares of their capital stock or other equity or voting interests, subject to certain exceptions, including the issuance of shares of Company common stock in connection with vesting or exercise of awards under the Company’s equity plans or the grant of new awards to employees in the ordinary course of business consistent with past practice, provided that the aggregate amount of the Per Share Cash Merger Consideration required to be paid in respect of such new awards shall not be in excess of $15 million;

•	selling, pledging, disposing of, abandoning, mortgaging, transferring or otherwise encumbering (other than certain permitted liens) any of their properties or assets for aggregate consideration in excess of $40 million individually, other than under existing agreements or in the ordinary course of business, subject to certain exceptions;

•	authorizing, declaring, setting aside or paying any dividend or other distribution with respect to the outstanding shares of Company common stock, other than up to five cash quarterly dividends per share of $0.20, $0.23, $0.23, $0.23 and $0.23, respectively, or from Pre-Closing Casa Ley Net Proceeds, Pre-Closing Partial Casa Ley Net Proceeds, Pre-Closing PDC Net Proceeds and Pre-Closing Partial PDC Net Proceeds;

•	reclassifying, combining, splitting or subdividing any shares of their capital stock or other equity or voting interest;

•	redeeming, repurchasing or otherwise acquiring any of the Company’s outstanding shares of capital stock or other equity or voting interest, or any rights or options to acquire any shares of the Company’s capital stock or other equity or voting interest, subject to certain exceptions;

•	redeeming repurchasing, prepaying, defeasing or otherwise acquiring any of the Company’s or its subsidiaries’ indebtedness set forth on a schedule or that would require the Company or any of its subsidiaries to incur a premium in excess of an amount set forth on a schedule;

•	making any acquisition of the capital stock of another entity and any acquisition of any material property or assets of another entity, in each case, for consideration in excess $100 million in the aggregate, that would be material to the Company and its subsidiaries taken as a whole or that would impair or delay the expiration or termination of the waiting period under the HSR Act, subject to certain exceptions;

•	subject to certain exceptions, incurring any indebtedness for borrowed money or issuing any debt securities or guaranteeing the obligations of any person for borrowed money, other than for indebtedness among the Company and/or one or more of its subsidiaries, for indebtedness incurred in the ordinary course of business that is prepayable without material penalty or premium, for indebtedness for borrowed money pursuant to any credit facilities, indentures or similar agreements of the Company and its subsidiaries, or for indebtedness for borrowed money by PDC from third-party lenders for the operation of its business;

•	amending or terminating any rights under any material contract or entering into any new material contracts other than in the ordinary course of business, subject to certain exceptions;

•	making, authorizing or entering into any commitment to make capital expenditures of more than $50 million in the aggregate except to the extent consistent in the aggregate with the Company’s guidance relating to capital expenditures set forth on a schedule, in the ordinary course of business or with respect to certain capital expenditures related to PDC (described in the following bullet);

•	subject to certain exceptions, contributing any material assets to PDC, other than certain designated assets, making any loans to PDC, other than certain designated loans, or entering into any material agreement binding the Company or its subsidiaries with PDC after the closing of the Merger, other than certain designated leases between the Company and PDC, contracts necessary to effect the restructuring and sale of PDC assets and other contracts between the Company and PDC in the ordinary course consistent with past practice;

•	other than as required by the terms of any current benefit plan or by applicable law, increasing the compensation or benefits of any director, officer or senior-level employee, except for increases in the ordinary course of business consistent with past practice; granting severance or termination pay to, or entering into any employment or severance agreement with, any director, officer or other employee of the Company or its subsidiaries other than in the ordinary course of business consistent with past practice to employees (other than officers or senior-level employees); amending or waiving any performance or vesting criteria of any options or other equity awards; except as required by GAAP, changing any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or changing the manner in which contributions to any benefit plan are made; entering into management consulting agreements with payments in excess of $10 million in the aggregate; establishing, adopting, amending or terminating any benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan (other than as may be required by the terms of an existing benefit plan, expiring collective bargaining agreements, applicable law or in order to qualify under certain segments of the tax code) in a manner that would reasonably be expected to increase costs in excess of $25 million in the aggregate; or funding any rabbi trust or similar arrangement;

•	making any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than in the ordinary course of business consistent with past practice) or making any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any benefit plan; otherwise making any loans, advances or capital contributions to or investments in any other person; or except as may be required by an existing benefit plan or collective bargaining agreement or by applicable law, increasing the funding obligation or contribution rate of any benefit plan subject to Title IV of ERISA;

•	making any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a governmental entity;

•	other than stockholder litigation, settling or compromising any litigation or claim in excess of $25 million individually or that would impose a material non-monetary obligation on the Company or its subsidiaries after the closing of the Merger;

•	participating in any material transaction involving, or contributing any cash or assets of the Company or its subsidiaries to, Blackhawk, Casa Ley or PDC and their respective subsidiaries, other than as required by an existing contract, as contemplated by the Merger Agreement or for transactions conducted on an arms-length basis;

•	without first allowing Parent to review, comment and consent, making or changing any material tax election, settling or compromising any material tax liability, changing any material method of tax accounting, filing any material amendment to a previously filed tax return, waiving or extending the statute of limitations in respect of any assessment or determination of material taxes, entering into any closing agreement with respect to any material tax, surrendering any right to claim a material tax refund or filing the U.S. federal income tax returns of the Company for the 2013 or 2014 taxable years; or

•	authorizing or committing to do any of the foregoing.

Parent’s Financing Covenant; Company’s Financial Cooperation Covenant

Marketing Period

The marketing period (“Marketing Period”) is the first period of 15 consecutive business days, beginning on the later of:

•	the date Parent has received the required information (as defined below in “—Company’s Financial Cooperation Covenant”),

•	the date the Company’s stockholders approve the Merger, and

•	the earlier of (A) the date on which any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (B) the date that is eight months and 15 days after the date of the Merger Agreement;

provided that the Marketing Period shall end on any date when the debt financing is consummated or the debt financing documents are executed.

Notwithstanding the foregoing,

•	the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company’s independent registered accountants shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the required information or (B) the Company shall have announced any intention to restate any financial information included in the required information or that any such restatement is under consideration (in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable required information has been amended or the Company has determined that no restatement shall be required), and

•	the entirety of such Marketing Period shall occur prior to August 16, 2014 or after September 2, 2014 and on or prior to December 19, 2014 or on or after January 5, 2015 and any day from and including June 30, 2014 to July 4, 2014, November 27, 2014 and November 28, 2014 shall not be deemed a business day for purposes of this period.

If the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the required information, it may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have provided the required information unless Parent in good faith reasonably believes that the Company has not completed such delivery and, no later than on the second business day after the receipt of such notice delivers a written notice to the Company to that effect.

Company’s Financial Cooperation Covenant

The Company will use, and will cause its subsidiaries to use, their commercially reasonable efforts, at Parent’s sole expense and to the extent reasonably requested, to cooperate with Parent in connection with the arrangement of the debt financing or any alternative financing for the Merger, which we refer to collectively as the financing, including taking the following actions:

•	participate in investor meetings, diligence and drafting sessions, and lender and rating agency presentations in connection with the financing; provided that the Company shall not be responsible for preparing rating agency presentations;

•

furnish Parent and its debt financing sources with (A) the required information, which is defined as the financial information and other pertinent information regarding the Company and its subsidiaries as reasonably requested in order to satisfy the conditions of the financing and that is both (x) customary to be included in marketing and disclosure material for senior secured credit facilities and secured high yield bond offerings and (y) information regarding the Company and its subsidiaries that is required to have been provided in the Company’s annual, quarterly and current reports filed pursuant to the terms of the Exchange Act (not including any excluded information) and (B) customary comfort letters, management representation letters, and consents of independent accountants with respect to the required information included in the marketing materials;

•	assist Parent and its debt financing sources by providing such information reasonably requested (and reasonably available) in connection with the preparation of marketing materials, including in connection with the preparation of customary offering documents, private placement and bank information memoranda, and materials for customary rating agency and lender presentations relating to the financing; provided that the Company shall not be responsible for the preparation of such materials;

•	facilitate the consummation of the financing by providing reasonable cooperation with respect to the satisfaction of the conditions precedent set forth in the financing documents (with such documents not having conditions precedent more expansive than those contained in the debt commitment letter), to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or its subsidiaries;

•	cooperate with the debt financing sources’ due diligence investigation in connection with the marketing material and the collateral arrangements, in each case to the extent customary and reasonable, including assistance with obtaining appraisals, preparing borrowing base and perfection certificates, facilitating the pledging of collateral, and completing a customary field exam and appraisal; and

•	providing all documentation and other information about the Company as reasonably requested by the debt financing sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

So long as the Company has either (i) acted in good faith to comply with the cooperation and assistance requirements set forth above or (ii) any such breach or failure is not the cause of the financing not being consummated on the Closing Date, the Company shall not be deemed to be in breach of, or to have failed to comply with, any of the covenants set forth above. If the Company provides Parent with a written notice indicating that is has complied with such covenants with respect to the required information and the marketing materials, such notice shall be deemed accepted and agreed to unless Parent shall object in writing within two business days from receipt, which objection shall specifically identify the reasons it believes that the Company has not satisfied such obligations.

In addition, the parties to the Merger Agreement have agreed:

•	the Company’s obligations under the financing cooperation covenant shall not require the Company, its subsidiaries, or any of its or their respective representatives to execute any financing document or agree to any obligation relating to the financing that is not conditioned upon closing and that does not terminate without liability to the Company, its subsidiaries and any of its or their representatives upon the termination of the Merger Agreement;

•	none of the Company, its subsidiaries or any of its or their respective representatives shall be required to undertake any action that would unreasonably interfere with the business operations of the Company or its subsidiaries;

•	the Company shall not be required to take any action to the extent it could cause any representation or warranty in the Merger Agreement to be breached or become inaccurate, cause any condition to closing to fail to be satisfied or otherwise cause any breach of the Merger Agreement;

•	none of the Parent Entities, Merger Sub or any of their affiliates, representatives or debt financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or its subsidiaries;

•	the Company shall have a reasonable opportunity to review and propose comments on marketing materials containing information about the Company prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any governmental entity);

•	except to the extent disclosed to debt financing sources and other potential sources of capital, rating agencies and prospective investors during the marketing or syndication of the financing in a manner that requires the recipient of such information to agree to customary confidentiality obligations (including customary “click through” confidentiality agreements), all non-public information regarding the Company obtained by the Parent Entities, Merger Sub or any of their affiliates or representatives shall be kept confidential to the extent required by the terms of the confidentiality agreement;

•	none of the Company, any of its subsidiaries or any of its or their respective representatives shall be required to deliver or cause the delivery of any legal opinions, negative assurance letters, or accountants comfort letters and reliance letters, confirmations, authorization letters, undertakings, or third party reports in connection with the financing, in each case, without limiting the obligation of the Company to use commercially reasonable efforts to obtain customary comfort letters and consents of independent accountants with respect to required information included in the marketing materials;

•	the Company’s obligations shall not include any actions that the Company reasonably believes would result in (A) a violation of any material agreement, any confidentiality arrangement or any applicable law, (B) the loss of any legal or other applicable privilege or (C) the triggering of a disclosure obligation;

•	any lender meetings, investor meetings, road shows, rating agency presentations or similar events shall be at mutually agreeable times and locations; and

•	the public filing of the Company’s annual, quarterly and current reports that are required to be filed pursuant to the terms of the Exchange Act shall constitute the furnishing and delivery of the required information contained therein to Parent and its debt financing sources, and Parent shall be deemed to have such reports and such required information.

The Company has consented to the use of its and its subsidiaries’ logos in connection with the financing.

If the Merger Agreement is terminated under circumstances in which the Parent Termination Fee is not payable, Parent shall indemnify and hold harmless the Company and its subsidiaries and its and their respective representatives from and against any damages, liability or obligation suffered or incurred in connection with the financing and any information utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence or wilful misconduct of the Company, any of its subsidiaries or any of their respective representatives.

As soon as reasonably practicable after Parent’s written request (and a reasonable period of time in advance of the anticipated closing date), the Company shall reasonably cooperate with Parent in connection with an offer to purchase by Parent or one of its affiliates and any related consent solicitation with respect to one or more series of the outstanding aggregate principal amount of certain notes of the Company then-outstanding (the “Specified Company Notes”) on the terms and conditions as are reasonably requested by Parent and Parent shall assist the Company in connection therewith (collectively, the “Debt Tender Offer”). Promptly upon the closing of the Merger and the expiration date (as such date may be extended) of any such consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use commercially reasonable efforts to cause the trustee to execute, a supplemental indenture to the indenture, by and between the Company and the trustee, effectuating the amendments for which consents were obtained pursuant to the Debt Tender Offer, which supplemental indenture shall become effective immediately upon the later of (i) acceptance for purchase of Specified Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the effective time. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its applicable subsidiaries and respective representatives to provide, all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the closing of the Merger and, without modifying the applicable obligations of the parties to the Merger Agreement under the financing cooperation covenant, the parties to the Merger Agreement shall use commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date. Unless otherwise agreed by Parent, promptly following the effective time, and in accordance with the terms of the Debt Tender Offer, the person making the offer for the Specified Company Notes shall accept for purchase and purchase the Specified Company Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer; provided, however, the Debt Tender Offer need not be consummated unless the Merger has occurred, and sufficient funds are available from the financing, together with the aggregate cash on hand of the Company and its subsidiaries, to pay all consideration for the purchase of the Specified Company Notes.

If the required consents have not been received in the Debt Tender Offer, or are not reasonably likely to be received at least ten business days prior to the Closing Date, or if Parent determines not to request the commencement of the Debt Tender Offer, then at Parent’s written request, the Company shall use commercially reasonable efforts to promptly take all actions necessary and required to assist other parties in effecting the satisfaction and discharge of the Specified Company Notes pursuant to the indenture, which satisfaction and discharge shall be effective upon closing of the Merger, and the Company shall, contemporaneously with the closing of the Merger, assist other parties in (i) giving irrevocable instructions to mail a notice of redemption to holders of the Specified Company Notes, (ii) depositing in trust all required funds or Government Securities (as defined in the indenture) with respect to such satisfaction and discharge and (iii) paying or causing to be paid all other sums payable, in each case pursuant to the indenture, and the Company shall use commercially reasonable efforts to assist the other parties in causing the trustee to acknowledge satisfaction and discharge of the indenture in writing and shall furnish a copy of such writing to Parent concurrently with the closing of the Merger. The Company shall not be obligated to take any action described in the financing cooperation covenant unless the Company shall have received from Parent funds which, together with the aggregate cash on hand of the Company and its subsidiaries, are equal to the amounts required to be deposited with the trustee to pay the redemption price for the Specified Company Notes and pay or cause to be paid all other sums payable pursuant to the indenture in connection therewith.

Parent shall, promptly upon the Company’s request, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its subsidiaries (and its and their respective representatives) in connection with the Debt Tender Offer.

Parent’s Financing Covenant

The Parent Entities shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the financing for the Merger, including the following:

•	complying with and maintaining in effect the debt and equity commitment letters;

•	negotiating and entering into definitive agreements with respect to the debt financing, on terms and conditions contained in the debt commitment letter (including any “market flex” provisions), as amended from time to time;

•	satisfying on a timely basis all conditions to funding within its reasonable control or that require its cooperation, provided that the Parent is not required to waive any of the mutual and Parent Entities’ conditions to closing in the Merger Agreement; and

•

in the event that the mutual and Parent Entities’ conditions to closing in the Merger Agreement and the financing (other than the availability of equity financing) have been satisfied or waived or, upon funding and at closing would be satisfied, using reasonable best efforts to cause the debt financing sources to fund the full amount of the financing, including by pursuing any and all available remedies against the debt financing sources.

Neither Parent nor any of its affiliates or representatives shall take any action that would reasonably be expected to materially delay or prevent consummation of the financing. In the event that a failure of the financing occurs, Parent shall:

•	immediately notify the Company of such event and the reasons therefor;

•	use its reasonable best efforts to obtain alternative financing from alternative financing sources (on aggregate terms not materially less favorable to Parent, Merger Sub and the Company, and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than those in the debt commitment letter and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or make the satisfaction of the financing less likely to occur), in an amount sufficient, when taken together with the remaining portion of the financing and the aggregate cash on hand of the Company, Parent and their respective subsidiaries, to pay any amounts required to be paid by or on behalf of Parent in connection with the closing of the Merger and consummate the transactions contemplated by the Merger, as promptly as practicable and in any event no later than the date on which the closing of the Merger is required to occur; and

•	obtain and, when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing.

Prior to the closing of the Merger, without the prior written consent of the Company, except for substitutions or replacements in connection with an alternative financing, Parent shall not (A) agree to, or permit, any amendment or other modification, of or under, the debt commitment letter, if such amendment or modification (1) adds new (or adversely modifies any existing) conditions to the consummation of the financing that, when considered with the other debt financing conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger or make the satisfaction of the debt financing conditions less likely to occur; (2) reduces the amount of the financing; (3) adversely affects the ability of Parent to enforce its rights against other parties to the debt commitment letter as so amended or modified, relative to the ability of Parent to enforce its rights against such other parties to the debt commitment letters; or (4) would reasonably be expected to prevent, impede or delay the closing of the Merger and the other transactions contemplated by the Merger Agreement or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or make the satisfaction of the debt financing conditions less likely to occur; or (B) terminate the debt commitment letter.

Parent shall prepare and provide to its debt financing sources the information and documents described in paragraphs 11 and 12 of Exhibit D to the debt commitment letter (or any similar conditions set forth in the debt financing documents) by such date as is necessary to permit the debt financing conditions set forth in such paragraphs to be satisfied on or prior to December 19, 2014; provided that Parent shall not be in breach of its obligations if (a) such debt financing conditions are not satisfied on or prior to such date as the result of the failure by the Company to deliver the required information or to cause Parent to have the required information throughout the applicable period on or prior to December 19, 2014 or (b) the financing is not in fact syndicated or placed on or prior to such date. See “Proposal 1—The Merger—Financing of the Merger—Debt Financing” beginning on page 101 for additional information regarding the financing.

Solicitation of Transactions

Go-Shop Period

Beginning on March 6, 2014 and continuing until 11:59 p.m. (New York City time) on March 27, 2014, which we refer to as the “go-shop period,” the Company and its subsidiaries and their respective representatives had the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers that constituted acquisition proposals, including by way of providing access to non-public information to any person pursuant to confidentiality agreements containing customary confidentiality terms which were not materially more favorable in the aggregate to such person than those contained in the confidentiality agreement with Ultimate Parent (an “acceptable confidentiality agreement”) and provided that the Company was required to promptly (and in any event within 48 hours) make any such non-public information provided to third parties available to Ultimate Parent if not previously made available to Ultimate Parent; and

•	engage, enter into or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

None of the parties contacted by the Company during the go-shop period notified Safeway by the deadline that they would be interested in pursuing an alternative transaction under the Merger Agreement.

Excluded Party Deadline

In the event that any person or group of persons submitted a written acquisition proposal prior to March 28, 2014, that the Board determined in good faith after consultation with its financial advisors and outside legal counsel constituted or could reasonably have been expected to lead to a superior proposal (an “Excluded Party”), then the Company and its subsidiaries and representatives could have continued to solicit and engage with such Excluded Party until 11:59 p.m. on April 12, 2014.

No Solicitation or Negotiation

Subject to certain exceptions, from and after the no-shop period start date (which was 12:00 a.m. (New York City time) on March 28, 2014, or April 13, 2014 with respect to an Excluded Party), the Company has agreed that it will and it will cause each of its subsidiaries and representatives to immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any persons that may be ongoing with respect to any acquisition proposals and request the return or destruction of all confidential information concerning the Company and its subsidiaries.

From and after the no-shop period start date and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company has agreed that it will not, and will cause each of its subsidiaries and representatives not to:

•	initiate, solicit, knowingly encourage or facilitate any acquisition proposals;

•	engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning the Company or its subsidiaries to, any person that is seeking to make, or has made, an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable confidentiality agreement) with respect to any acquisition proposal (an “alternative acquisition agreement”).

Permitted Conduct Following No-Shop Period Start Date

At any time from and after the no-shop period start date and prior to the time the Company’s stockholders approve and adopt the Merger Agreement or the Merger Agreement is terminated in accordance with its terms, if (A) the Company or any of its subsidiaries or representatives receives a written acquisition proposal from any person that did not result from a breach by the Company of its obligations relating to the solicitation (or prohibition thereof) of acquisition proposals, and (B) the Board has determined in good faith (after consultation with its financial advisors and outside counsel) that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, then the Company and its representatives may:

•	provide certain non-public information concerning the Company and its subsidiaries in response to a request by such person if such person executes an acceptable confidentiality agreement; provided however, that (i) the Company shall reasonably promptly (and, in any event, within forty-eight (48) hours) make available to Ultimate Parent any non-public information made available if such information was not previously made available to Ultimate Parent and (ii) the Company shall not provide any commercially sensitive non-public information to a competitor, other than in accordance with “clean room” or similar procedures currently employed with respect to the sharing of any such information with the Parent Entities; and

•	engage or participate in any discussions or negotiations with such person.

From and after the no-shop period start date, the Company will promptly (and in any event within two business days) (A) provide to Ultimate Parent an unredacted copy of such acquisition proposal (as defined below) made in writing, or a written summary of the material terms of any such acquisition proposal not made in writing, including any financing commitments and material updates and (B) notify Ultimate Parent if it receives any acquisition proposal or any request for non-public information, or any discussions or negotiations are sought to be initiated with the Company or its representatives in connection with a potential acquisition proposal, indicating the identity of the person seeking such information or discussions or negotiations. In each case, the Company shall keep Ultimate Parent reasonably informed of any significant developments, discussions or negotiations regarding any acquisition proposal on a reasonably timely basis (and in any event within forty-eight (48) hours of any change in the price or material change to any other material term or condition regarding an acquisition proposal).

The Company may waive or not enforce any standstill or similar provision in any confidentiality agreement it has entered into with a person to the extent reasonably necessary to allow such person to make a confidential proposal to the Board.

Termination for Superior Proposals and Company Adverse Recommendation Change

If at any time prior to the time that the Company’s stockholders approve and adopt the Merger Agreement, the Company receives an acquisition proposal from any person that did not result from a material breach by the Company of its obligations relating to the solicitation (or prohibition thereof) of acquisition proposals, that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal and that the failure to terminate the Merger Agreement and accept such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, then the Board may terminate the Merger Agreement (in accordance with the termination provisions (see “—Termination” section below) and enter into an agreement with respect to such superior proposal, but only if:

•

prior to taking any such action, the Company provides Ultimate Parent with at least three business days’ notice (and each time material modifications to the financial terms of an alternative proposal determined to be a superior proposal are made, the three business days’ time period shall be extended for an additional two business days to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith), attaching a copy of the superior proposal (or, where no copy is available, a description of such superior proposal), and during the three business day period negotiates in good faith with Ultimate Parent and either (A) Ultimate Parent does not irrevocably propose revisions to the terms and conditions of the Merger Agreement or financing commitment letters or (B) if Ultimate Parent proposes irrevocable revisions to the Merger Agreement and financing commitment letters, the Board (after consultation with the Company’s financial advisors and outside legal counsel) determines in good faith that the alternative proposal remains a superior proposal when compared to Ultimate Parent’s revised proposal and that the failure to terminate the Merger Agreement and accept such superior proposal would be inconsistent with the Board’s fiduciary duties;

•	prior to or substantially simultaneously with such termination the Company shall have entered into a definitive agreement with respect to such superior proposal; and

•	immediately prior to or concurrently with such termination the Company shall have paid Ultimate Parent any required termination fees.

If at any time prior to the time that the Company’s stockholders approve and adopt the Merger Agreement, one or more other intervening events occur that were not known or reasonably foreseeable on March 6, 2014, or an acquisition proposal is received that the Board has determined in good faith (after consultation with its financial advisors and outside counsel) either constitutes a superior proposal or would reasonably be expected to result in a superior proposal; and, in each case, the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to change its recommendation to its stockholders to approve and adopt the Merger Agreement would be inconsistent with the Board’ fiduciary duties, then the Board may change its recommendation to its stockholders to approve and adopt the Merger Agreement (a “Company adverse recommendation change”), but only if:

•	prior to taking any such action, the Company provides Ultimate Parent with at least three business days’ notice (and, in connection with a superior proposal, each time material modifications to the financial terms of an alternative proposal determined to be a superior proposal are made, the three business days’ time period shall be extended for an additional two business days to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith), if in connection with a superior proposal attaching a copy of the superior proposal (or, where no copy is available, a description of such superior proposal), or if in connection with an intervening event, describing such intervening event and the reasons for the proposed change of recommendation;

•	during the three business day period the Company negotiates in good faith with Ultimate Parent regarding any revisions to the terms of the Merger and other transactions contemplated by the Merger Agreement; and

•	either (A) Ultimate Parent does not irrevocably propose revisions to the terms and conditions of the Merger Agreement or financing commitment letters or (B) if Ultimate Parent proposes irrevocable revisions to the Merger Agreement and financing commitment letters, but the Board (after consultation with the Company’s financial advisors and outside legal counsel) determines in good faith that (i) the alternative proposal remains a superior proposal with respect to Ultimate Parent’s revised proposal if in connection with a superior proposal or (ii) that failure to change the Board’s recommendation would be inconsistent with the Board’s fiduciary duties if in connection with an intervening event, as applicable.

The Merger Agreement does not prohibit the Company or the Board or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company). However, neither the Company nor the Board may change its recommendation to its stockholders to approve and adopt the Merger Agreement except to the extent in accordance with the Merger Agreement (as described above).

In this Proxy Statement, we use the term “acquisition proposal” to mean (i) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of the Company’s subsidiaries or (ii) any acquisition by any person, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated would result in any person becoming, in one or a series of related transactions, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of (a) 25% or more of the total voting power or of any class of equity securities of the Company or (b) 25% or more of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of the Company and its subsidiaries, taken as a whole, in each case, other than the transactions contemplated by the Merger Agreement.

In this Proxy Statement, we use the term “superior proposal” to mean: a bona fide written acquisition proposal, substituting “fifty percent (50%)” for each reference to “twenty-five percent (25%)” in the definition of acquisition proposal, made by any person (or group, other than Ultimate Parent and its affiliates), which the Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel), and taking into account all of the terms and conditions the Board considers to be appropriate, (i) is reasonably likely to be consummated, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal that the Board deems relevant and the person making the proposal and (ii) that, if consummated, would result in a transaction more favorable in the aggregate to the Company and its stockholders than the transactions contemplated by the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Ultimate Parent in response to such proposal or otherwise).

Stockholders Meeting

Unless the Merger Agreement is terminated, the Company is required to take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on this Proxy Statement for the purpose of obtaining the stockholder approval required by the Merger Agreement. The Company may adjourn or postpone the stockholders meeting (i) with the consent of Ultimate Parent, (ii) for the absence of a quorum, (iii) after consultation with Ultimate Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is reasonably necessary for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the stockholders meeting or (iv) after consultation with Ultimate Parent, to allow additional solicitation of votes in order to obtain the stockholder approval required by the Merger Agreement. Subject to the provisions of the Merger Agreement discussed above under “—Solicitation of Transactions,” the Board must recommend that the Company’s stockholders approve and adopt the Merger Agreement and will use its reasonable best efforts to obtain the stockholder approval required by the Merger Agreement. In addition, unless the Merger Agreement has been terminated, if the Board shall have made a Company adverse recommendation change, the Company shall nonetheless submit the Merger Agreement to its stockholders at the stockholders meeting.

Stockholder Litigation

Each of the Company and the Parent Entities shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree or judgment that results from any stockholder litigation against the Company, Merger Sub, the Parent Entities, any of their affiliates or any of their respective directors or officers relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. The Company shall give Ultimate Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its affiliates or any of their respective directors or officers relating to the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement and, with respect to any settlement in connection therewith settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of March 6, 2014), no such settlement shall be agreed to without Ultimate Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Ultimate Parent and the Company shall notify the other promptly of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. For a description of the litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement brought against any of the parties to the Merger Agreement as of the date of this Proxy Statement, see “Proposal 1—The Merger—Litigation Relating to the Merger” beginning on page 112.

Filings; Other Actions; Notification

The Company and the Parent Entities will cooperate and use their respective reasonable best efforts to:

•	take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and the related ancillary agreements as promptly as practicable;

•	obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent Entities or the Company or any of their affiliates, or to avoid any action or proceeding by any governmental entity (including, those in connection with the HSR Act), in connection with the Merger Agreement and the EDS APA and the consummation of the transactions contemplated thereby;

•	cause the conditions to closing to be satisfied;

•	vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Merger Agreement or the EDS APA or the consummation of the transactions contemplated thereby;

•	seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement or the EDS APA;

•	as promptly as practicable, and in any event within five (5) business days after March 6, 2014, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement and the Merger required under the HSR Act, provided that the Company and the Parent Entities will cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any governmental entity is required in connection with the closing of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings; and

•	substantially comply with any second request for additional information or documentary material from the DOJ or the FTC pursuant to the HSR Act no later than six months after receipt of such second request, and to produce documents on a rolling basis.

Except as set forth in the Merger Agreement, none of the parties to the Merger Agreement shall, or shall cause their respective controlled affiliates to, directly or indirectly, take any action (including acquiring or making any investment in any entity or other business organization or any division or assets thereof) that would reasonably be expected to prevent, impair or delay the satisfaction of the conditions in the Merger Agreement or the closing of the Merger. Each of the Parent Entities agrees to take, and to cause to be taken (including by causing their respective controlled affiliates to take), and, if (and only if) requested by Ultimate Parent in writing, the Company and its subsidiaries shall agree to take and/or to cause to be taken, any and all steps and to make, and to cause to be made (including by causing their respective controlled affiliates to make), any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust law or that may be asserted by any governmental entity under any antitrust laws with respect to the Merger, so as to enable the effective time of the Merger and the closing of the Merger, respectively, to occur no later than March 5, 2015 (the “Initial End Date”), unless extended by Ultimate Parent (in its sole discretion) in certain circumstances to June 5, 2015 (the “Final End Date”), including:

•	proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Parent Entities, the Company and its subsidiaries, the surviving corporation from the Merger or any of their respective controlled affiliates; or

•	accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit any of the Parent Entities’, the Company and its subsidiaries’, the surviving corporation’s or any of their respective controlled affiliates’ freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Parent Entities, the Company and its subsidiaries, the surviving corporation or any of their respective controlled affiliates, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the effective time of the Merger or the closing of the Merger beyond the Initial End Date (or, if applicable, the Final End Date). However, the Parent Entities and their respective controlled affiliates shall not be required to take or consent to (and neither the Company nor its subsidiaries shall agree to unless requested in writing by Ultimate Parent) the taking of any such action that, individually or in the aggregate, would reasonably be likely to result in a material adverse effect on the Company, its subsidiaries, the Parent Entities and their respective subsidiaries, taken as a whole after giving effect to the reasonably anticipated economic benefits of the Merger.

The Company and Ultimate Parent have agreed, subject to certain exceptions, to:

•	provide notices to third parties and obtain any third party consents necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and the EDS APA; however, the Company and its subsidiaries shall not be required to pay any consideration or agree to material concessions in order to obtain any third party consents, without the prior written consent of Ultimate Parent, except that the Company is required to pay such amounts to the extent the necessary funds were provided by the Parent Entities to the Company in advance;

•	(i) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Merger or any of the other transactions contemplated by the Merger Agreement or the EDS APA, (ii) keep the other party informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other party of any communication to or from the FTC, the DOJ or any other governmental entity regarding the Merger and the other transactions contemplated by the Merger Agreement; and

•	in the case of the Company, use commercially reasonable efforts to assist Ultimate Parent with the consummation of the transactions contemplated by the EDS APA, including (i) providing information, financial or otherwise, with respect to the Eastern division, (ii) assisting in the preparation of disclosure schedules, exhibits and ancillary agreements, (iii) assisting in transition planning and (iv) assisting in obtaining approvals from governmental entities and consents and notices required to be obtained from or made to other persons.

Employee Benefit Matters

Ultimate Parent has agreed that it will, and will cause its subsidiaries (including the surviving corporation after the completion of the Merger) to:

•	provide employees who are covered by a collective bargaining agreement with compensation and benefits required by the applicable collective bargaining agreements;

•	from the effective time of the Merger until the 18-month anniversary thereof, provide the Company’s non-union employees with (i) base salary or hourly wage rates, as applicable, that are no lower than the base salary or hourly wage rate provided to such non-union employee immediately prior to the closing of the Merger, and (ii) employee benefits, including, without limitation, health, welfare and severance benefits, but excluding equity-based compensation, that are no less favorable, in the aggregate, than those provided to such Company non-union employees immediately prior to the effective time of the Merger (provided that nothing above will prohibit the surviving corporation from terminating the employment of any Company employee);

•	cause any benefit plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate following the effective time of the Merger to credit all years of service with the Company of such employees for purposes of determining eligibility, vesting, participation and benefit accrual (excluding benefit accrual under any defined benefit pension plan), except to the extent providing such credit would result in any duplication of benefits; and

•	to the extent that continuing employees are eligible or become eligible to participate in any benefit plan maintained by Ultimate Parent and its subsidiaries, cause (i) each continuing employee to be immediately eligible to participate, without any waiting time, in each such benefit plan; (ii) all pre-existing condition exclusions and actively-at-work requirements of each such benefit plan that provides medical, dental, hospital, pharmaceutical or vision benefits to any employee to be waived for such continuing employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the continuing employee under comparable benefit plans maintained by the Company); and (iii) any co-payments, deductibles and other eligible expenses incurred by such continuing employee and/or his or her covered dependents during the plan year ending on the date on which the closing of the Merger occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year of each comparable benefit plan maintained by Ultimate Parent and its subsidiaries (to the extent such credit would have been given under comparable Company benefit plans prior to the closing of the Merger).

Conditions to the Merger

The respective obligations of the Company and the Parent Entities to consummate the Merger are subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following conditions:

•	the approval of the Company’s stockholders required under the Merger Agreement shall have been obtained;

•	no temporary restraining order, injunction, or other order, ruling, decree or judgment by any governmental entity which makes illegal, enjoins or prohibits the closing of the Merger shall have been entered and shall continue to be in effect and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that restrains, enjoins, prohibits or makes illegal the closing of the Merger; and

•	the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

The obligations of the Parent Entities to consummate the Merger are further subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement regarding: (i) the Company’s capitalization (subject to immaterial exceptions of $50 million or less and excluding certain issuances under the Company’s equity plans) shall be true and correct in all respects as of the date of the closing of the Merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the Company’s existence, power and authority to execute and deliver the Merger Agreement, the Board’s determination and recommendation regarding the Merger Agreement, the stockholder approval required to approve and adopt the Merger Agreement, the absence of a rights agreement (other than the Company Rights Agreement), the inapplicability of any anti-takeover law to the Merger and the absence of any undisclosed brokers’ and finders’ fees shall be true and correct in all material respects as of the date of the closing of the Merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other matters, without giving effect to any materiality or “material adverse effect” qualifications therein (except with respect to the representations and warranties with respect to absence of changes), shall be true and correct in all respects as of the date of the closing of the Merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct had not had, individually or in the aggregate, a Company Material Adverse Effect; and Ultimate Parent shall have received a certificate signed on behalf of the Company by a senior officer of the Company to such effect;

•	the Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the effective time of the Merger, and Ultimate Parent shall have received a certificate signed on behalf of the Company by a senior officer of the Company to such effect; and

•	since the date of execution of the Merger Agreement there shall not have occurred any change, event, occurrence, development, effect, condition, circumstance or matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The Company’s obligation to consummate the Merger is further subject to the satisfaction or waiver on or prior to the effective time of the Merger of the following additional conditions:

•	the representations and warranties of the Parent Entities set forth in the Merger Agreement regarding: (i) each of the Parent Entities’ existence, power and authority to execute and deliver the Merger Agreement, the ownership and operations of Merger Sub, the absence of any undisclosed brokers’ and finders’ fees, solvency and access to information shall be true and correct in all material respects as of the date of the closing of the Merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other matters, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all respects as of the date of the closing of the Merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct had not had, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Ultimate Parent by a senior officer of Ultimate Parent to such effect; and

•	each of the Parent Entities has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger, and the Company shall have received a certificate signed on behalf of Ultimate Parent by a senior officer of Ultimate Parent to such effect.

Neither the Company nor the Parent Entities may rely, either as a basis for not consummating the Merger or the other transactions contemplated by the Merger Agreement or terminating the Merger Agreement and abandoning the Merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s material breach of any provision of the Merger Agreement.

Termination

The Company and Ultimate Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the approval and adoption of the Merger Agreement by the Company’s stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Ultimate Parent or the Company, by written notice to the other party, if:

•	the Merger has not been consummated on or prior to the Initial End Date, provided that (i) if (A) all of the conditions to the closing of the Merger, other than the receipt of certain regulatory or governmental approvals, have been satisfied or are capable of being satisfied at the Initial End Date, (B) none of the Parent Entities is in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement as though made on and as of the Initial End Date (except to the extent expressly made as of an earlier date, in which case as of such date, other than with respect to the ability to satisfy the Parent Entities’ financing conditions which shall be measured as of the Initial End Date), (C) the conditions to extending Parent’s financing (referred to and defined as “Financing Extension Conditions” in the Merger Agreement, and including Parent’s issuance of certain secured notes or incurrence of certain bridge loans) are satisfied, and (D) Parent’s equity commitment letters are in full force and effect and will remain so through the Final End Date (as defined below), then the Initial End Date may, in Ultimate Parent’s sole discretion, be extended to the Final End Date and (ii) the party seeking to terminate the Merger Agreement is not in material breach of its obligations under the Merger Agreement in any manner that caused or resulted in the failure to consummate the Merger on or before the Initial End Date or, if such date is extended by Ultimate Parent, the Final End Date;

•	a court has issued an injunction or similar order permanently restraining, enjoining or otherwise prohibiting the closing of the Merger and such injunction shall have become final and non-appealable (but this right to terminate will not be available to a party that did not use appropriate efforts as required by the Merger Agreement to prevent, oppose and remove such injunction); or

•	the required approval of the Company’s stockholders shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment thereof;

by Ultimate Parent, by written notice to the Company, if:

•	at any time before the Company’s stockholders approve and adopt the Merger Agreement, (i) the Board shall have made a Company adverse recommendation change or (ii) the Company enters into an alternative acquisition agreement; or

•	the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the Parent Entities’ conditions to the closing of the Merger based on the Company’s breach of its representations and warranties or covenants and agreements and (ii) is not curable, or if curable, is not cured prior to the earlier of (A) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (B) the Initial End Date, or, if the Initial End Date is extended, the Final End Date (but Ultimate Parent shall not have this right to terminate if any of the Parent Entities is then in breach of any representations, warranties, covenants or other agreements that would result in the conditions to the Company’s obligation to effect the Merger not being satisfied).

by the Company, by written notice to Ultimate Parent, if:

•	at any time before the Company’s stockholders approve and adopt the Merger Agreement, in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if (i) the Board, after satisfying all of the requirements set forth in the “—Solicitation of Transactions” above, authorizes the Company to enter into such alternative acquisition agreement and (ii) at substantially the same time, the Company enters into the alternative acquisition agreement and pays Ultimate Parent any fees required to be paid pursuant to “—Effect of Termination” below (but the Company shall not have the right to terminate if it has not complied in all material respects with the requirements in “—Solicitation of Transactions” above with respect to the superior proposal);

•	any of the Parent Entities breaches any of their representations or warranties or fails to perform any of their covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the Company’s condition to closing of the Merger based on the Parent Entities’ breach of their representations and warranties or covenants and agreements and (ii) is not curable, or if curable, is not cured prior to the earlier of (A) the 30th day after written notice thereof is given by the Company to Ultimate Parent or (B) the Initial End Date (or, if the Initial End Date is extended, the Final End Date) (but the Company shall not have this right to terminate if the Company is then in breach of any representations, warranties, covenants or other agreements that would result in the conditions to the Parent Entities’ obligations to effect the Merger not being satisfied); and

•	if at any time prior to the closing of the Merger and (if prior to the Initial End Date) after the expiration of the Marketing Period (i) all of the conditions to the Parent Entities’ obligations to effect the Merger (other than conditions which by their nature are to be satisfied by actions taken at the closing of the Merger) have been satisfied or waived, and the Company has complied in all material respects with its obligations under “—Company’s Financial Cooperation Covenant” above, (ii) the Company has irrevocably notified Ultimate Parent in writing that the Company is ready, willing and able to consummate the closing of the Merger, and (iii) the Parent Entities fail to consummate the closing of the Merger and the transactions contemplated by the Merger Agreement within five business days following such notice.

Effect of Termination

The Company is required to pay Ultimate Parent or its designee the applicable termination fee in the event that:

•	(i) the Merger Agreement is terminated (A) before the Company’s stockholders approve and adopt the Merger Agreement, by either Ultimate Parent or the Company in circumstances where the Parent Termination Fee (discussed below) is not payable, because the Merger has not been consummated on or before the Initial End Date (or, if the Initial End Date is extended, the Final End Date), (B) by Ultimate Parent or the Company in circumstances where the Parent Termination Fee (discussed below) is not payable because the Company’s stockholders elect not to approve and adopt the Merger Agreement at the meeting of the Company’s stockholders or (C) by Ultimate Parent in circumstances where Ultimate Parent can terminate the agreement due to the Company’s breach of any of its representations or warranties or failure to perform any of its covenants or agreements set forth in the Merger Agreement (each as described under “—Termination” above), (ii) an acquisition proposal has been made and not publicly withdrawn at least five business days before termination (or if the stockholders elect not to approve and adopt the Merger Agreement at the meeting of the Company’s stockholders, before such meeting), and (iii) within nine months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to any acquisition proposal (whether or not the same acquisition proposal referred to in clause (i)) or any acquisition proposal is consummated, provided that for purposes of this clause (iii), the references to “25%” in the definition of acquisition proposal (under “—Termination for Superior Proposals and Company Adverse Recommendation Change” above) are deemed to be references to “50%;”

•	at any time before stockholder approval of the Merger Agreement is obtained, the Merger Agreement is terminated by Ultimate Parent because (i) the Board shall have made a Company adverse recommendation change or (ii) the Company enters into an alternative acquisition agreement; or

•	at any time before stockholder approval of the Merger Agreement is obtained, the Merger Agreement is terminated by the Company in order to enter into an alternative acquisition agreement that constitutes a superior proposal and meets the other conditions for such termination as described under “—Termination” above.

The amount of the termination fee (i) would have been $150 million in the event that the Merger Agreement was terminated on or before March 27, 2014 (or on or before April 12, 2014 with respect to an Excluded Party) pursuant to the second or third bullet above and (ii) is $250 million in all other circumstances contemplated above.

The termination fee must be paid if and as directed by Ultimate Parent or its designees by wire transfer of immediately available funds concurrently with entry into the definitive agreement referenced in the first bullet above, and within two business days after the termination referenced in the second bullet above and immediately prior to or concurrently with the termination referenced in the third bullet above.

In addition, the Company is required to pay Ultimate Parent or its designee by wire transfer of immediately available funds as promptly as possible (but in any event within two business days) following Ultimate Parent’s provision of reasonable documentation, the reasonable out-of-pocket fees and expenses incurred by the Parent Entities in connection with the transactions contemplated by the Merger Agreement (subject to a cap of $50 million, and subject to certain exceptions including the Parent Entities’ obligation to reimburse the Company’s costs and expenses in connection with the preparation, negotiation and consummation of the EDS APA and the Parent Entities’ Blackhawk Distribution tax indemnity obligations detailed below in “—Blackhawk Distribution and Tax Indemnity)”, which we refer to as the “Parent Expenses,” if (i) the Merger Agreement is terminated by Ultimate Parent, in circumstances where the Parent Termination Fee (discussed below) is not payable, because the Company stockholder approval was not obtained at the Company stockholders meeting and (ii) an acquisition proposal shall have been made after March 6, 2014 and before such termination (and shall not have been publicly withdrawn at least five business days before such meeting). Payment of such expenses does not relieve the Company of any subsequent obligation to pay any applicable termination fee. However, if a termination fee is paid by the Company, such termination fee will be reduced by the amount of such expenses paid to Ultimate Parent by the Company.

The Parent Entities are required to pay the Company a termination fee of $400 million (the “Parent Termination Fee”) by wire transfer of immediately available funds within two business days of a termination in the event that the Merger Agreement is terminated:

•	by the Company or Ultimate Parent because the Merger has not been consummated by the Initial End Date or Final End Date, if applicable (as more fully set forth in “—Termination” above) and (i) as of the date of such termination the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have not have terminated or shall not have expired, (ii) the Company shall have had the right to terminate the Merger Agreement because the Merger has not been consummated by the Initial End Date or Final End Date, if applicable (as more fully set forth in “—Termination” above), and (iii) immediately before such termination, the conditions to the Parent Entities’ obligations to effect the Merger (other than delivery of certificates) would have been satisfied had the closing of the Merger taken place as of the date of termination;

•

by the Company or Ultimate Parent because (i) a court has issued a final and non-appealable order or injunction restraining the closing of the Merger (as more fully set forth in “—Termination” above) and such order or injunction shall have been issued pursuant to applicable antitrust laws, (ii) the Company had the right to terminate the Merger Agreement because of such order or injunction (as more fully set forth in “—Termination” above) and (iii) immediately before such termination, the conditions to the Parent Entities’ obligations to effect the Merger (other than delivery of certificates) would have been satisfied had the closing of the Merger taken place as of the date of termination;

•	by the Company, at any time prior to the closing of the Merger and (if the termination is prior to the Initial End Date) after the expiration of the Marketing Period, because (i) all of the conditions to the Parent Entities’ obligations to effect the Merger (other than conditions which by their nature are to be satisfied by actions taken at the closing of the Merger) have been satisfied or waived, and the Company has complied in all material respects with its obligations under “—Company’s Financial Cooperation Covenant” above, (ii) the Company has irrevocably notified Ultimate Parent in writing that the Company is ready, willing and able to consummate the closing of the Merger, and (iii) the Parent Entities fail to consummate the closing of the Merger and the transactions contemplated by the Merger Agreement within five (5) business days following such notice;

•	by the Company, due to a Parent Entity’s breach of any of its representations or warranties or failure to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the Company’s obligations to effect the Merger to be satisfied and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after receipt of written notice of such breach and the Initial End Date (or, if applicable, the Final End Date) (as more fully set forth in “—Termination” above); and

•	by either the Company or Ultimate Parent because the Company’s stockholders elect not to approve and adopt the Merger Agreement at the meeting of the Company’s stockholders and at the time of such termination the Company would have been entitled to terminate the Merger Agreement due to a Parent Entity’s breach of any of its representations or warranties or failure to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the Company’s obligations to effect the Merger to be satisfied and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after receipt of written notice of such breach and the Initial End Date (or, if applicable, the Final End Date) (as more fully set forth in “—Termination” above).

In the event Ultimate Parent or its designee receives full payment of the termination fee and, if applicable, the Parent Expenses, the receipt of the termination fee and Parent Expenses (and certain costs of enforcement recoverable under the Merger Agreement) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred (other than payment of certain costs or expenses specified in the Merger Agreement including relating to the confidentiality agreement between Ultimate Parent and the Company and public announcements) by the Parent Entities, Merger Sub, any of their respective affiliates or any other person in connection with the Merger Agreement and the termination thereof, the transactions and the abandonment thereof, or any matter forming the basis for such termination, and none of the Parent Entities, Merger Sub, or any of their respective affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its related parties (including any equityholders, officers, directors, employees or affiliates) arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement, or any matter forming the basis for such termination.

In the event that the Company receives full payment of a Parent Termination Fee, the receipt of the Parent Termination Fee (and certain costs of enforcement recoverable under the Merger Agreement) will be deemed to be liquidated damages for any and all losses or damages suffered or incurred (other than payment of certain costs or expenses specified in the Merger Agreement including relating to reimbursement by Ultimate Parent to the Company for access and for assistance with Parent’s financing, the EDS APA, the Blackhawk Distribution tax indemnity, the confidentiality agreement between Ultimate Parent and the Company and public announcements) by the Company or any other person in connection with the Merger Agreement, the financing letters or the limited guaranty and the termination thereof, the transactions and the abandonment or termination thereof or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Entities, Merger Sub or any of their related parties (including any equityholders, officers, directors, employees or affiliates) arising out of or in connection with the Merger Agreement, the financing letters or the limited guaranty, any of the transactions contemplated by the Merger Agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Specific Performance

Subject to certain exceptions (as described above in “—Effect of Termination”) and the right to specific performance as described below, Ultimate Parent’s and the Company’s right to receive payment of the applicable termination fee and certain costs of enforcement recoverable under the Merger Agreement (and (i) with respect to Ultimate Parent, including payment of Parent Expenses, if applicable, and payment of certain costs or expenses specified in the Merger Agreement including relating to the confidentiality agreement between Ultimate Parent and the Company and public announcements, or (ii) with respect to the Company, payment of certain costs or expenses specified in the Merger Agreement including those relating to reimbursement by Ultimate Parent to the Company for access and for assistance with Parent’s financing, the EDS APA, to the Blackhawk Distribution tax indemnity, the confidentiality agreement between Ultimate Parent and the Company and public announcements) will be the sole and exclusive remedy of such parties and any of their respective affiliates against the other party and its subsidiaries and any of their respective former, current or future executive officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered in connection with the Merger Agreement or the transactions contemplated thereby, and upon payment of such amounts, no such related party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Prior to the valid termination of the Merger Agreement as described in “—Termination” above, the parties to the Merger Agreement are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the Merger Agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent Entities’ obligation to:

•	cause the equity financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance, or other equitable remedies for obligations other than with respect to funding the Merger) will be subject to the requirements that (i) all conditions to the obligations of the Parent Entities to effect the Merger were satisfied or waived (other than those conditions that by their terms are to be satisfied or waived by actions taken at the closing of the Merger) at the time when the closing of the Merger would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing of the Merger and (iii) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing of the Merger to occur; and

•	cause the debt financing (or, if applicable, any alternative financing) to be funded (but not the right of the Company to injunctions, specific performance, or other equitable remedies for obligations other than with respect to the actual funding of the debt financing) will be subject to the requirements that (i) the Marketing Period has ended and all conditions to the obligations of the Parent Entities to effect the Merger were satisfied or waived (other than those conditions that by their terms are to be satisfied or waived by actions taken at the closing of the Merger) at the time when the closing of the Merger would have been required to occur but for the failure of the debt financing (or, if applicable, any alternative financing) to be funded and (ii) all of the conditions to the consummation of the debt financing provided for in the debt commitment letters (or, if applicable, any alternative financing letters) have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger or at the time of funding).

While the Company and any of the Parent Entities may pursue both a grant of specific performance and the payment of a termination fee, under no circumstance will either be permitted or entitled to receive both a grant of specific performance that results in a closing and a termination fee.

Sales of Casa Ley and PDC

Sales

In the event that a definitive agreement relating to a partial or entire sale of either the Casa Ley Interest or PDC is entered into prior to the closing of the Merger, such agreement will not, without the consent of Ultimate Parent:

•	require the Company to agree to any material financial or operating restrictions applicable to the Company other than customary confidentiality or employee non-solicitation provisions that survive for no more than two years from and after the closing of the Merger or restrictions relating to Casa Ley or PDC;

•	require the Company to agree to any recourse in excess of any escrow amount or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations (which, in the case of a Casa Ley sale, are shared proportionately among all of the participating Casa Ley shareholders) for (i) any breaches by the Company or any of its subsidiaries of its covenants or agreements contained in such agreement or any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, employee benefits or (with respect to PDC only) environmental matters, or (ii) pre-closing taxes relating to Casa Ley or PDC;

•	require the Company to retain any material excluded or retained liabilities relating to the Casa Ley Interest or PDC being sold or disposed; or

•	require the Company to sell the Casa Ley Interest or PDC, as applicable, for a price payable in consideration other than cash or that in the good faith judgment of the Company, would (i) cause the net proceeds from such sale agreement to be less than zero and (ii) in the case of an Entire PDC Sale, be insufficient to repay certain loans from the Company to PDC and (iii) in the case of a sale of less than all of the remaining PDC assets (a “Partial PDC Sale”), be less than the mandatory prepayment amount under certain loans payable by PDC to the Company, applicable in connection with such sale. In the event of a partial or entire sale of PDC which includes PDC employees, if requested by the purchaser, the Company will provide personnel transition services to such purchaser for up to six months, at no cost to the Company, pursuant to an agreed-upon transition services agreement.

In the event that a partial or entire sale of either the Casa Ley Interest or PDC is consummated prior to the closing of the Merger, the Company will present to Ultimate Parent a certified calculation of the applicable net proceeds and sale expenses. Among other things, the fees and expenses that reduce payments to the PDC Holders or Casa Ley Holders will include all broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of the Casa Ley Interest or PDC or its assets, as the case may be, as well as (in the case of PDC) certain severance costs incurred by the Company or PDC within one month of a Partial PDC Sale or an Entire PDC Sale. In addition, the proceeds that will be distributed to the PDC Holders in connection with sales of PDC or its assets will be net of the mandatory repayments required pursuant to the Company-PDC Loan Agreement, as well as amounts required to be repaid in respect of PDC’s third-party indebtedness. See “Company-PDC Loan Agreement” beginning on page 164 for additional information.

Any amounts to be received in connection with the Casa Ley CVR and/or the PDC CVR, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. See “Casa Ley Contingent Value Rights Agreement—Payment Not Certain” beginning on page 155 and “PDC Contingent Value Rights Agreement—Payment Not Certain” beginning on page 163. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock.

PDC Structuring

In preparation for the sale of PDC, the Company and PDC will undertake a series of transactions intended to segregate the business and assets of PDC from those of the Company.

The Company will contribute to PDC (to the extent not already owned by PDC) (i) the real estate relating to 12 specified existing grocery stores (the “Contributed Stores”) and the shopping centers in which they are located, (ii) the real estate relating to nine specified grocery stores that are planned or under development (the “Development Stores”) and the shopping centers in which they are located, (iii) certain specified non-grocery store development properties, (iv) personal property used in connection with the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials) and (v) cash in an amount equal to $40,000,000 (which will be held by PDC in a reserve account until payment in full of certain specified third-party mortgage indebtedness or the release of the Company from any guaranty obligations associated therewith). In addition, PDC will transfer to the Company any assets owned by PDC to the extent such assets do not relate to PDC’s real estate development business.

The Company is committed to extend loans to PDC in an aggregate amount of not more than $300 million, which loan proceeds will be disbursed from time to time as reasonably requested by PDC and used by PDC in the ordinary course of its business (including the funding of development and redevelopment activity). Such loans will be secured by mortgages on certain specified properties and shall be subject to mandatory prepayment in full upon an Entire PDC Sale and in a specified amount upon any Partial PDC Sale (and proceeds of any Partial PDC Sale in excess of the applicable mandatory prepayment amount may be used by PDC in the ordinary course of its business, in which case the amounts so used shall reduce the amount otherwise distributable to the PDC Holders as Partial PDC Sale proceeds). While such loans are outstanding, PDC cannot use the proceeds of such indebtedness to pay dividends or other distributions from PDC, to purchase, redeem, retire, defease, acquire, cancel or terminate any equity in PDC, including any return of capital to stockholders or members, or to make any payment with respect to options, warrants or other rights in PDC. For a more detailed description of the terms of these loans, refer to the “Company-PDC Loan Agreement” beginning on page 164.

The Company, as tenant, and PDC, as landlord, will enter into a lease agreement with respect to each of the Contributed Stores and the Development Stores (each, a “PDC Lease”) in a specified form, subject to certain adjustments to address site-specific conditions and build-to-suit provisions, to reflect current market non-economic lease terms and to account for development cost changes, as applicable. Each PDC Lease will be for an initial term of 20 years with 16 extension options of five additional years each. Initial rent will be at specified rates, with increases at five year intervals equal to twice the increase in the consumer price index over the same period, subject to a maximum increase amount of five percent. The PDC Leases will provide that, subject to customary use and competitive business restrictions, the Company may use the leased premises for any lawful retail uses commonly found in shopping centers of a size and quality comparable to the applicable shopping center in which the leased premises are located, or cease operating from the leased premises at any time; provided, however, that the landlord shall have the right to terminate the lease and recapture the leased premises if (i) the Company discontinues business in the leased premises for a continuous period of nine months or (ii) during the initial term, for a continuous period of nine months, less than 50% of the sales area of the leased premises is being used for a grocery store, subject to certain conditions and rights of subtenants. The PDC Leases will permit the Company to sublease portions of the leased premises so long as a grocery store is being operated in the leased premises and to assign the PDC Lease to any party that intends to operate a grocery store in the leased premises, in each case without the consent of the landlord. Subject to customary conditions, other transfers of the leasehold interest will be subject to the landlord’s consent, which may not be unreasonably withheld. The Company will have the right to mortgage the leasehold interests created by the PDC Leases. The PDC Leases will also grant the Company a pre-emptive right to purchase any portions of the shopping center in which the applicable leased premises are located prior to any sale by the landlord to a third party. Subject to customary conditions and exceptions, the PDC Leases will provide that the Company will be responsible for taxes, insurance and utilities with respect to the leased premises.

Fees and Expenses

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses; except (i) as described in “—Effect of Termination” above in connection with a termination of the Merger Agreement and (ii) in the event the Merger Agreement is terminated, the Parent Entities will reimburse any fees, costs and expenses incurred or paid by the Company or any of its affiliates in connection with the preparation, negotiation and consummation of the transactions contemplated by the EDS APA.

Indemnification of Directors and Officers

For the six-year period commencing immediately after the effective time of the Merger, the Parent Entities and the surviving corporation will indemnify and hold harmless all past and present directors, officers and employees of the Company or its subsidiaries to the same extent they were indemnified as of March 6, 2014 by the Company and its subsidiaries pursuant to applicable law, the Company’s organizational documents, the organizational documents of any subsidiary of the Company and any indemnification agreements with any directors, officers and employees of the Company and its subsidiaries, arising out of acts or omissions in their capacity as directors, officers or employees of the Company and its subsidiaries occurring at or prior to the effective time of the Merger. Furthermore, the Parent Entities agree to, and will cause the surviving corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. The Parent Entities and the surviving corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification in accordance with the procedures set forth in the Company’s organizational documents, or organizational documents of any of the Company’s subsidiaries, and indemnification agreements, if any, in existence on March 6, 2014; provided, however, that the director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to the Parent Entities and the surviving corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the effective time of the Merger) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the effective time of the Merger, the indemnification shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Until at least six years following the effective time of the Merger, the organizational documents of the surviving corporation will contain provisions no less favorable to such persons with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees than were set forth in the Company’s organizational documents in effect on March 6, 2014. The surviving corporation will assume any indemnification agreements with directors, officers and employees of the Company at the effective time of the Merger.

For the benefit of the Company’s directors and officers, as of March 6, 2014 and as of the effective time of the Merger, the Company shall be permitted, prior to the effective time of the Merger, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the Merger for events occurring prior to the effective time of the Merger that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. In no event shall the Company be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to March 6, 2014 for such coverage. If the Company is unable to purchase such insurance prior to the effective time of the Merger, the surviving corporation shall, and Ultimate Parent shall cause the surviving corporation to obtain and fully pay the premium for such insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, subject to the cost limitation proviso in the previous sentence. The surviving corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six years from and after the effective time of the Merger.

In the event that Parent or the surviving corporation consolidates with or merges into any other person (and is not the continuing or surviving entity of such consolidation or merger) or transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving company or entity or transferee of such assets shall assume the indemnification and insurance obligations set forth in the indemnification covenant of the Merger Agreement. The obligations in the indemnification covenant of the Merger Agreement shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company to whom it applies without the consent of such affected person (such persons being express third party beneficiaries of the indemnification section of the Merger Agreement). In the event of any breach by the surviving corporation or any Parent Entity of such covenant, the surviving corporation or one of the Parent Entities shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any past or present directors, officers and employees of the Company in enforcing the indemnity and other obligations as such fees are incurred upon the written request of such person.

Access

Subject to certain exceptions, the Company will afford the Parent Entities and its authorized representatives reasonable access during normal business hours to the Company’s officers, employees, properties, books, contracts and records, and will furnish Ultimate Parent certain financial information.

Amendment and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of stockholder approval, by written agreement of the parties to the Merger Agreement, by action taken by their respective boards of directors. However, following the receipt of stockholder approval, the parties to the Merger Agreement may not amend or supplement the provisions of the Merger Agreement which, by law, would require further approval by the stockholders of the Company without such approval.

Blackhawk Distribution and Tax Indemnity

The Merger Agreement did not alter the Company’s previously announced plan to distribute the remaining 37.8 million shares of Class B common stock of Blackhawk Network Holdings, Inc. (“Blackhawk”) that it owned to the Company’s stockholders on April 14, 2014 (the “Blackhawk Distribution”).

Prior to the consummation of the Blackhawk Distribution, the Company and its subsidiaries were obligated to (x) take all actions necessary to cause Blackhawk to repay all outstanding liabilities or obligations for borrowed money owed to the Company or its subsidiaries and (y) use commercially reasonable efforts to terminate (without cost or liability to the Company and its subsidiaries) all guaranties, indemnities, “keep well” arrangements and other similar credit support instruments provided by or on behalf of the Company and its subsidiaries to Blackhawk and its subsidiaries. The Blackhawk Distribution was not dependent upon the completion of the Merger.

If the Merger is not completed, and certain other conditions are met, the Company intends to take the position that the Blackhawk Distribution should qualify as tax-free to the Company and its stockholders for U.S. federal income tax purposes. Under certain limited circumstances, the Parent Entities have agreed to indemnify the Company for certain potential taxes arising from the Blackhawk Distribution in the event the Merger is not consummated.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants and agreements set forth in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall survive the effective time of the Merger, except for the covenants and agreements contained in the Merger Agreement that by their express terms apply or are to be performed in whole or in part after the effective time of the Merger.

Other Covenants

The Company and the Parent Entities also entered into other covenants relating to, among other things:

•	consent to public releases and announcements concerning the transactions contemplated by the Merger Agreement;

•	adoption of resolutions by the Board to ensure exemption under Section 16 of the Exchange Act relating to disposition by any officer or director of the Company of Company common stock or other equity interests of the Company in connection with the Merger;

•	the Parent Entities’ joint and several guarantee of the due, prompt and faithful payment (when due), performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under the Merger Agreement;

•	de-listing from the NYSE and de-registering under the Exchange Act of the Company’s common stock in connection with the closing of the Merger;

•	resignations of the directors of the Company in connection with the closing of the Merger; and

•	the taking of actions by the Company and the Board to eliminate or minimize the effect of any antitakeover statute to the Merger.

CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

The following is a summary of the material terms and conditions of the Casa Ley CVR Agreement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the form of Casa Ley CVR Agreement, a copy of which is attached to the Merger Agreement included in this Proxy Statement as Annex A and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Casa Ley CVR that is important to you. We encourage you to read the Casa Ley CVR Agreement carefully and in its entirety because when it is entered into, the Casa Ley CVR Agreement will control the terms pursuant to which payments will be made to the holders of the Casa Ley CVRs (which we refer to as the “Casa Ley Holders”). Although the Company does not anticipate the definitive version of the Casa Ley CVR Agreement negotiated and entered into with the Rights Agent to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to Casa Ley Holders, there can be no assurance that any changes will not, in fact, be material to such Casa Ley Holders.

Explanatory Note Regarding the Casa Ley CVR Agreement

To the extent that the Casa Ley Interest is not completely sold by the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to any pre-closing sales of the Casa Ley Interest, each person entitled to receive the Per Share Merger Consideration will receive in the Merger a contingent value right to receive a pro-rata portion of any net proceeds with respect to sales of the Casa Ley Interest received by the Company. In connection with the closing of the Merger, the Company, Ultimate Parent, the Shareholder Representative (as more fully described below) and a Rights Agent to be determined by Ultimate Parent and the Company prior to the closing of the Merger will enter into the Casa Ley CVR Agreement, which will be substantially in the form attached to the Merger Agreement included in this Proxy Statement as Annex A. Although the Company does not anticipate the definitive version of the Casa Ley CVR Agreement negotiated and entered into with the Rights Agent to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to Casa Ley Holders, there can be no assurance that any changes will not, in fact, be material to such Casa Ley Holders. The Casa Ley CVR Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Casa Ley CVR Agreement. Factual disclosures about the Company and Casa Ley contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company or Casa Ley contained in the Casa Ley CVR Agreement and described in this summary. The representations, warranties and covenants included in the Casa Ley CVR Agreement by the Company, Ultimate Parent, the Shareholder Representative and a Rights Agent to the other parties to the Casa Ley CVR Agreement were qualified and subject to important limitations agreed to by the Company and the Parent Entities in connection with negotiating the terms of the Casa Ley CVR Agreement.

Payments

The Casa Ley Holders are entitled to payments upon the following four events:

•	Payment for Partial Casa Ley Sale. Upon the consummation of any Partial Casa Ley Sale, which is a sale of less than all of the remaining Casa Ley Interest, each Casa Ley Holder shall be entitled to the pro-rata portion of the Partial Casa Ley Net Proceeds relating to such Partial Casa Ley Sale. With respect to any Partial Casa Ley Sale, the Partial Casa Ley Net Proceeds refers to the sum, if positive, of:

(i) the gross cash proceeds received by the Company relating to such Partial Casa Ley Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company on the Casa Ley Interest and not already paid to the Casa Ley Holders, minus

(iii) certain fees and expenses of the Company and its subsidiaries, the Shareholder Representative and the Rights Agent (including all broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of the Casa Ley Interest), minus

(iv) any amounts required to repay any shareholder loan owed by the Company to Casa Ley, minus

(v) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) and (ii), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(v) certain costs, fees and expenses incurred by the Company in connection with any currency conversions applicable to the sales process.

•	Payment for Entire Casa Ley Sale. Upon the consummation of the Entire Casa Ley Sale, which is a sale of all of the remaining Casa Ley Interest, each Casa Ley Holder shall be entitled to the pro-rata portion of the Casa Ley Net Proceeds. The Casa Ley Net Proceeds refers to the sum, if positive, of:

(i) the gross proceeds received by the Company relating to the Entire Casa Ley Sale and any Partial Casa Ley Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company on the Casa Ley Interest, plus

(iii) any interest or income received by the Company on any amounts paid to it on any gross proceeds relating to the Casa Ley Interest, minus

(iv) certain fees and expenses of the Company and its subsidiaries, the Shareholder Representative, the Rights Agent and, if applicable, the Casa Ley Neutral Auditor (as defined below) (including all broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of the Casa Ley Interest), minus

(v) any amounts required to repay any shareholder loan owed by the Company to Casa Ley, minus

(vi) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) through (iii), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(vii) certain costs, fees and expenses incurred by Safeway in connection with any currency conversions applicable to the sales process, and minus

(viii) any Partial Casa Ley Net Proceeds actually paid to the Casa Ley Holders.

•	Payment upon Casa Ley Sale Deadline. In the event that the Entire Casa Ley Sale has not been consummated as of the date which is the later of (i) the four-year anniversary of the Merger closing and (ii) if one or more Casa Ley sales agreements are executed prior to the four-year anniversary of the closing of the Merger but the sale of the applicable Casa Ley Interest has not closed, 60 days after the date all such Casa Ley sales agreements have either been terminated or any and all closings under such sales agreements have occurred (the “Casa Ley Sale Deadline”), each Casa Ley Holder shall be entitled to the pro-rata portion of the Casa Ley Sale Deadline Net Proceeds. The Casa Ley Sale Deadline Net Proceeds refers to the sum if positive of:

(i) the gross proceeds received by the Company relating to any Partial Casa Ley Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company on the Casa Ley Interest, plus

(iii) any interest or income received by the Company on any amounts paid to it on any gross proceeds relating to the Casa Ley Interest, plus

(iv) the “Remaining Asset Amount” (which is an amount equal to the fair market value of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline using a generally accepted valuation method as mutually determined by the Company and the Shareholder Representative or, if the Company and the Shareholder Representative are unable to agree on the valuation, by an internationally recognized investment banking firm with expertise in the food and drug business in Mexico), minus

(iv) certain costs, fees and expenses of the Company and its subsidiaries, the Shareholder Representative, the Rights Agent and, if applicable, the Casa Ley Neutral Auditor (as defined below) and an investment banking firm retained to calculate the Remaining Asset Amount, minus

(v) any amounts required to repay any shareholder loan owed by the Company to Casa Ley, minus

(vi) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) through (iv), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(vii) certain costs, fees and expenses incurred by the Company in connection with any currency conversions applicable to the sales process, and minus

(viii) any Partial Casa Ley Net Proceeds actually paid to the Casa Ley Holders.

•	Payment of Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial Casa Ley Sale or the Entire Casa Ley Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial Casa Ley Sale or Entire Casa Ley Sale consummated prior to the closing of the Merger), each Casa Ley Holder shall be entitled to its pro-rata portion of any amount of such deferred cash consideration received by the Company net of income taxes (calculated using certain assumptions including an assumed tax rate of 39.25%) and any costs, fees and expenses of the Company, the Shareholder Representative, the Rights Agent and the Casa Ley Neutral Auditor (as defined below) not yet reimbursed.

Dispute Mechanics

•	Partial Casa Ley Sale. Following the closing of a Partial Casa Ley Sale, the Company will deliver to the Shareholder Representative a good faith calculation of the Partial Casa Ley Net Proceeds and amounts owed to each Casa Ley Holder. In response, within five business days, the Shareholder Representative will deliver to the Company a notice specifying whether it agrees with or objects to the Company’s calculation. If the Shareholder Representative agrees with the Company’s calculation, the proceeds from the Casa Ley sale will then become payable to the Casa Ley Holders. If the Shareholder Representative objects to the Company’s calculation, the Company and Shareholder Representative will attempt to resolve any objections for a period of ten business days, with the calculation of the Shareholder Representative controlling.

•	Entire Casa Ley Sale or Casa Ley Sale Deadline. Following the completion of the Entire Casa Ley Sale or occurrence of the Casa Ley Sale Deadline, the Company will deliver to the Shareholder Representative a good faith calculation of Casa Ley Net Proceeds or Casa Ley Sale Deadline Net Proceeds and amounts owed to each Casa Ley Holder. In response, within 30 days, the Shareholder Representative will deliver to the Company a notice specifying whether it agrees with or objects to the Company’s calculation. If the Shareholder Representative agrees with the calculation, the Casa Ley Net Proceeds or Casa Ley Sale Deadline Net Proceeds, as applicable, will become payable to the Casa Ley Holders. If the Shareholder Representative objects to the Company’s calculation, and the Company does not agree with the Shareholder Representative’s objections, the items in dispute will be submitted to a jointly-selected neutral auditor (the “Casa Ley Neutral Auditor”) if such items cannot be resolved by the Company and the Shareholder Representative. The decisions of the Casa Ley Neutral Auditor will be binding upon the parties to the Casa Ley CVR Agreement and the Casa Ley Holders.

CVRs Non-Transferable

The Casa Ley CVRs are designed not to be marketable and will not be registered under the Securities Act or the Exchange Act. They may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a permitted transfer and, in the case of a permitted transfer, only in accordance with the provisions of the Casa Ley CVR Agreement regarding procedures for transfer and in compliance with applicable United States federal and state securities laws. For purposes of the Casa Ley CVR Agreement, a permitted transfer means:

•	a transfer of any or all of the Casa Ley CVRs on death by will or intestacy,

•	a transfer by instrument to an inter vivos or testamentary trust in which the Casa Ley CVRs are to be passed to beneficiaries upon the death of the trustee,

•	a transfer made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation),

•	if the Casa Ley Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (i) such distribution does not subject the Casa Ley CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (ii) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the Casa Ley CVRs to a requirement of registration under the Securities Act or the Exchange Act), and

•	transfers made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

Shareholder Representative

The Shareholder Representative, which the Company will determine prior to the closing of the Merger, will consist of a committee, or an entity controlled by a committee, comprised of three individuals who were members of the Board immediately prior to the closing of the Merger. The Shareholder Representative shall act by a majority vote of the members of the committee on behalf of the Casa Ley Holders, and any document executed by a majority of the individual members of the committee shall be deemed a validly executed document on behalf of the Shareholder Representative. To the extent that any member of the committee that comprises or controls the Shareholder Representative resigns, is removed or becomes incapable of acting, the remaining members of the committee shall promptly appoint a qualified successor member.

The Shareholder Representative will have exclusive authority to make all decisions and to act on behalf of and as agent for, the Casa Ley Holders. The Shareholder Representative will have the sole and exclusive authority to enforce the rights of the Casa Ley Holders pursuant to the Casa Ley CVR Agreement. Any action, suit or proceeding instituted by the Shareholder Representative will be bought on behalf of the Casa Ley Holders, and any recovery of judgment will be for the benefit of all such holders. The Shareholder Representative will be under no obligation to institute any legal proceeding or action likely to involve material expense.

The Casa Ley Holders have limited recourse against the Shareholder Representative, any individual member of the committee comprising or controlling the Shareholder Representative or any of their respective representatives. None of such persons will have any liability for (i) the performance, or lack thereof, of its duties under the Casa Ley CVR Agreement, (ii) acts or omissions of other parties to the Casa Ley CVR Agreement or (iii) damages, losses or expenses arising out of the Casa Ley CVR Agreement, other than due to gross negligence, bad faith or wilful or intentional misconduct. Additionally, such persons do not owe any duties or obligations to the Casa Ley Holders, fiduciary or otherwise, other than those expressly set forth in the Casa Ley CVR Agreement and the duty to act in good faith. Finally, any liability of such persons is limited to any amounts paid by the Company to the Shareholder Representative as fees and charges under the Casa Ley CVR Agreement.

Pursuant to the terms of the Casa Ley CVR Agreement, the Company will indemnify the Shareholder Representative (as well as holders of its equity interests, any individual member of the committee comprising the Shareholder Representative or any of their respective representatives) against all claims and losses arising out of or in connection with its duties under such agreement, unless due to the gross negligence, bad faith or wilful or intentional misconduct of the Shareholder Representative, holders of its equity interests, any individual member of the committee comprising the Shareholder Representative or any of their respective representatives. Any of such costs borne by the Company will be deducted from any Partial Casa Ley Net Proceeds, Casa Ley Net Proceeds or Casa Ley Sale Deadline Net Proceeds, as applicable, as sale expenses.

Sale Process

Pursuant to the terms of the Casa Ley CVR Agreement, the Shareholder Representative will be responsible for conducting the sale process of the Casa Ley Interest, including by retaining advisors, soliciting potential purchasers, negotiating the terms of any sale and complying with the governing documents of Casa Ley. Until the consummation of the Entire Casa Ley Sale or the Casa Ley Sale Deadline, the Company will use commercially reasonable efforts to assist the Shareholder Representative in consummating such sales, including by providing information on Casa Ley, assisting in the preparation of agreements and helping to obtain required approvals. The Shareholder Representative will consult with the Company in the event of a sale of the Casa Ley Interest and will keep the Company and Ultimate Parent informed as to the progress of any Casa Ley sale.

In the event that a definitive sale agreement relating to a Partial Casa Ley Sale or the Entire Casa Ley Sale is to be entered into prior to the Casa Ley Sale Deadline, such agreement will not, without the Company’s consent:

•	require the Company to agree to any material operating restrictions applicable to the Company other than (i) customary confidentiality or employee non-solicitation provisions that survive for no more than two years from and after the closing of the Merger and (ii) restrictions relating to Casa Ley, or, to the extent such restrictions are reasonable, the Company’s management, operation or oversight thereof;

•	require the Company to agree to any recourse in excess of any escrow, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective equity interests in Casa Ley being sold) among all of the participating Casa Ley shareholders for (A) any breaches by the Company or any of its subsidiaries of its covenants or agreements contained in such agreement or any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes or employee benefits or (B) pre-closing taxes relating to Casa Ley;

•	require the Company to retain any material excluded or retained liabilities relating to the Casa Ley Interest being sold or disposed of; or

•	require the Company to sell the Casa Ley Interest for a price payable in consideration other than cash or that in the good faith judgment of the Shareholder Representative, would cause the Casa Ley Net Proceeds or Partial Casa Ley Net Proceeds from such sale agreement to be less than zero.

Interim Operations of Casa Ley

From and after the entry of the Casa Ley CVR Agreement at the closing of the Merger Agreement until payment of the Casa Ley Net Proceeds or the Casa Ley Sale Deadline Net Proceeds:

•	the Company will, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required), provide to the Shareholder Representative all information received by the Company relating to Casa Ley;

•	the Company will vote its equity interests in Casa Ley as directed by the Shareholder Representative, subject to certain exceptions;

•	the Company will use commercially reasonable efforts to procure that (i) Casa Ley is operated substantially in the ordinary course of business, consistent with past practice and (ii) Casa Ley will distribute any proceeds received with respect to any sale of the Casa Ley Interest to the Company such that it may be distributed to the Casa Ley Holders;

•	the Company will not enter into any material transaction or agreement with Casa Ley (other than any continuation of any transaction or agreement entered into prior to the closing of the Merger) without the Shareholder Representative’s prior written consent, not to be unreasonably withheld, conditioned or delayed;

•	the Company will not sell, pledge, dispose of, grant, transfer or encumber, or authorize the sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of or other equity interests in Casa Ley;

•	the Company will not, and will use reasonable best efforts to cause Casa Ley not to, issue, sell, pledge, dispose of, grant, transfer or encumber any equity interests in Casa Ley; and

•	the Company will only designate to the board of directors or similar governing body of Casa Ley any designee approved in writing by the Shareholder Representative.

Upon the consummation of the Entire Casa Ley Sale or any Partial Casa Ley Sale, unless otherwise agreed to between the Company and the applicable purchaser, all intercompany arrangements and obligations between the Company and Casa Ley will be terminated.

Rights of the Casa Ley Holders

The rights of a Casa Ley Holder are limited to those contained in the Casa Ley CVR Agreement. The Casa Ley CVRs will not entitle the Casa Ley Holders, by virtue of their ownership of Casa Ley CVRs, to any voting or dividend rights, and interest will not accrue on any amounts payable on the Casa Ley CVRs to any such holders. The Casa Ley CVRs will not represent any equity or ownership interest in Ultimate Parent, the Company or any of their affiliates, or in any constituent company to the Merger.

Amendments to the Casa Ley CVR Agreement

Without the Casa Ley Holders’ consent, the Rights Agent, the Shareholder Representative and the Company may amend the Casa Ley CVR Agreement to (i) generally allow a successor to the Company to assume the Company’s obligations under the agreement, (ii) evidence the termination, succession or assumption of a new Rights Agent or member of the committee comprising the Shareholder Representative, (iii) add covenants applicable to the Company for the benefit of the Casa Ley Holders, (iv) correct any ambiguities in the agreement, (v) as needed, ensure that the Casa Ley CVRs are not subject to registration under the Securities Act or the Exchange Act or (vi) otherwise amend the Casa Ley CVR Agreement, even if such amendment is adverse to the interest of the Casa Ley Holders (provided the Shareholder Representative provides written consent to such amendment).

Damages and Suits for Enforcement

If a breach of the Casa Ley CVR Agreement occurs and is not waived by the Shareholder Representative, the Shareholder Representative may act to enforce the rights of the Casa Ley Holders, including by initiating any judicial proceedings it deems most effectual. In any litigation relating to enforcement of the Casa Ley CVR Agreement, the non-prevailing party will pay the costs incurred by the prevailing party, including reasonable legal fees.

Only the Company may be liable for monetary damages under the Casa Ley CVR Agreement. Additionally, remedies available to the Shareholder Representative on behalf of the Casa Ley Holders will not include unforeseeable and remote indirect or consequential damages or any special or punitive damages (other than in connection with fraud or wilful misconduct or third party claims arising out of a breach of the Casa Ley CVR Agreement) but may include the benefit of the bargain lost by the Casa Ley Holders to the extent proximately caused by such breach.

Termination

The Casa Ley CVR Agreement and each Casa Ley CVR will be terminated upon the one-year anniversary of the later of (i) the payment of all proceeds from a partial or entire sale of the Casa Ley Interest and all deferred cash consideration, or (ii) the Casa Ley Sale Deadline. The Casa Ley CVR Agreement may also be terminated by written agreement of the Company and the Shareholder Representative.

Tax Consequences of CVRs

There is substantial uncertainty regarding the tax treatment of the Casa Ley CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more complete description of the tax consequences of receiving Casa Ley CVRs.

Payment Not Certain

There can be no assurance that any payment will be made under the Casa Ley CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the Casa Ley CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The Casa Ley CVRs generally provide for a payment to the Casa Ley Holders following the sale of the Casa Ley Interest, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the Casa Ley CVRs, including the possibility that the Casa Ley Interest will not be sold for a value sufficient to generate a payment to Casa Ley Holders or will not be sold at all. If the entire Casa Ley Interest is not sold by the Casa Ley Sale Deadline, the Casa Ley CVR provides for a payment equal to the excess, if any, of (x) the fair market value, as determined either mutually by the Company and the Shareholder Representative or by an independent investment bank, of any portion of the Casa Ley Interest that remains unsold as of the Casa Ley Sale Deadline over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the Casa Ley Interest. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the Casa Ley Holders or when any such cash proceeds would be payable to the Casa Ley Holders. The Casa Ley CVRs are non-transferrable and will not have any voting or dividend rights, and the Casa Ley Holders will receive limited, if any, interest on proceeds payable to the Company in connection with the Casa Ley CVRs. The Casa Ley CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger.

PDC CONTINGENT VALUE RIGHTS AGREEMENT

The following is a summary of the material terms and conditions of the PDC CVR Agreement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the form of PDC CVR Agreement, a copy of which is attached to the Merger Agreement included in this Proxy Statement as Annex A and is incorporated by reference into this Proxy Statement. This summary does not purport to be complete and may not contain all of the information about the PDC CVR that is important to you. We encourage you to read the PDC CVR Agreement carefully and in its entirety because when it is entered into, the PDC CVR Agreement will control the terms pursuant to which payments will be made to the holders of the PDC CVRs (which we refer to as the “PDC Holders”). Although the Company does not anticipate the definitive version of the PDC CVR Agreement negotiated and entered into with the Rights Agent to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to PDC Holders, there can be no assurance that any changes will not, in fact, be material to such PDC Holders.

Explanatory Note Regarding the PDC CVR Agreement

To the extent that the PDC assets are not completely sold by the closing of the Merger or there is any deferred consideration that has not been paid to the Company with respect to any pre-closing sales of the PDC assets, each person entitled to receive the Per Share Merger Consideration will receive in the Merger a contingent value right to receive a pro-rata portion of any net proceeds with respect to sales of PDC received by the Company following the closing of the Merger and prior to the PDC Sale Deadline. In connection with the closing of the Merger, the Company, Ultimate Parent, the Shareholder Representative (as more fully described below) and a Rights Agent to be determined by Ultimate Parent and the Company prior to the closing of the Merger will enter into the PDC CVR Agreement, which will be substantially in the form attached to the Merger Agreement included in this Proxy Statement as Annex A. Although the Company does not anticipate the definitive version of the PDC CVR Agreement negotiated and entered into with the Rights Agent to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to PDC Holders, there can be no assurance that any changes will not, in fact, be material to such PDC Holders. The PDC CVR Agreement and this summary of its terms have been included to provide you with information regarding the terms of the PDC CVR Agreement. Factual disclosures about the Company and PDC contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company or PDC contained in the PDC CVR Agreement and described in this summary. The representations, warranties and covenants included in the PDC CVR Agreement by the Company, Ultimate Parent, the Shareholder Representative and a Rights Agent to the other parties to the PDC CVR Agreement were qualified and subject to important limitations agreed to by the Company and the Parent Entities in connection with negotiating the terms of the PDC CVR Agreement.

Payments

The PDC Holders are entitled to payments upon the following four events:

•	Payment for Partial PDC Sale. Upon the consummation of any Partial PDC Sale, which is a sale of less than all of the remaining PDC assets, each PDC Holder shall be entitled to the pro-rata portion of the Partial PDC Net Proceeds relating to such Partial PDC Sale. With respect to any Partial PDC Sale, the Partial PDC Net Proceeds refers to the sum, if positive, of:

(i) the gross cash proceeds received by the Company relating to such Partial PDC Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company from the operating earnings of PDC and not already paid to the PDC Holders, minus

(iii) certain costs, fees and expenses of the Company and its subsidiaries, the Shareholder Representative and the Rights Agent (including all broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of PDC or its assets), minus

(iv) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) and (ii), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(v) any amounts required to repay all indebtedness owed by PDC to third parties in connection with the portion of PDC being sold, the amounts required to repay certain mandatory prepayments under the Company-PDC Loan Agreement and certain severance costs payable to PDC employees arising out of such sale, minus

(vi) any amounts set aside by PDC and consented to by the Shareholder Representative to allow PDC to operate in the ordinary course of business.

•	Payment for Entire PDC Sale. Upon the consummation of the Entire PDC Sale, which is a sale of all of the remaining PDC assets, each PDC Holder shall be entitled to the pro-rata portion of the PDC Net Proceeds. The PDC Net Proceeds refers to the sum, if positive, of:

(i) the gross proceeds received by the Company relating to the Entire PDC Sale and any Partial PDC Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company from the operating earnings of PDC and not already paid to the PDC Holders, plus

(iii) any interest or income received by the Company on any amounts paid to it on any gross proceeds relating to PDC, minus

(iv) certain costs, fees and expenses of the Company and its subsidiaries, the Shareholder Representative, the Rights Agent and, if applicable, the PDC Neutral Auditor (as defined below) (including all broker’s fees, advisory fees, accountant’s or attorney’s fees, transfer taxes or similar amounts that are incurred by the Company, its subsidiaries, or the Shareholder Representative in connection with the sale of PDC or its assets), minus

(v) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) through (iii), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(vi) any amounts required to repay all indebtedness owed by PDC to third parties to the extent the Company or its subsidiaries would have any liability therefor after the closing of the Entire PDC Sale, the amounts required to repay all amounts outstanding under the Company-PDC Loan Agreement and certain severance costs payable to PDC employees arising out of such sale, minus

(vii) any Partial PDC Net Proceeds actually paid to the PDC Holders.

•	Payment upon PDC Sale Deadline. In the event that the Entire PDC Sale has not been consummated as of the date which is the later of (i) the two-year anniversary of the closing of the Merger and (ii) if one or more PDC sales agreements are executed prior to the two-year anniversary of the closing of the Merger but such sale has not closed, 60 days after the date all such PDC sales agreements have either been terminated or all closings under such sales agreements have occurred (the “PDC Sale Deadline”), each PDC Holder shall be entitled to the pro-rata portion of the PDC Sale Deadline Net Proceeds. The PDC Sale Deadline Net Proceeds refers to the sum, if positive, of:

(i) the gross proceeds received by the Company relating to any Partial PDC Sale (excluding any escrow holdback, deferred cash consideration or similar amounts), plus

(ii) any cash dividends or distributions received by the Company from the operating earnings of PDC, plus

(iii) any interest or income received by the Company on any amounts paid to it on any gross proceeds relating to PDC, minus

(iv) certain costs, fees and expenses of the Company, the Shareholder Representative, the Rights Agent and, if applicable, the PDC Neutral Auditor (as defined below), minus

(v) income taxes incurred by the Company and its subsidiaries applicable to the amounts described in clauses (i) through (iii), calculated using certain assumptions including an assumed tax rate of 39.25%, minus

(vi) with respect to any partial sale of PDC consummated after the closing of the Merger, any amounts required to repay all indebtedness owed by PDC to third parties in connection with the portion of PDC being sold, the amounts required to repay certain mandatory prepayments under the Company-PDC Loan Agreement and certain severance costs payable to PDC employees arising out of such sale, minus

(vii) any Partial PDC Net Proceeds actually paid to the PDC Holders from and after the Closing and prior to the Sale Deadline.

Subject to payments of deferred cash consideration (see below), to the extent that any of the assets of PDC do not sell prior to the PDC Sale Deadline, the Company will thereafter have no further obligations to the PDC Holders relating to such assets or any proceeds relating to any sale thereof, and the Company will therefore be entitled to retain any proceeds arising from the subsequent sale or ownership of such assets.

•	Payment of Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial PDC Sale or the Entire PDC Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial PDC Sale or Entire PDC Sale consummated prior to the closing of the Merger), each PDC Holder shall be entitled to its pro-rata portion of any amount of such deferred cash consideration received by the Company net of income taxes (calculated using certain assumptions including an assumed tax rate of 39.25%) and any costs, fees and expenses of the Company, the Shareholder Representative and the Rights Agent not yet reimbursed.

Dispute Mechanics

•	Partial PDC Sale. Following the closing of a Partial PDC Sale, the Company will deliver to the Shareholder Representative a good faith calculation of the Partial PDC Net Proceeds and amounts owed to each PDC Holder. In response, within five business days, the Shareholder Representative will deliver to the Company a notice specifying whether it agrees with or objects to the Company’s calculation. If the Shareholder Representative agrees with the Company’s calculation, the proceeds from the Partial PDC Sale will then become payable to the PDC Holders. If the Shareholder Representative objects to the Company’s calculation, the Company and the Shareholder Representative will attempt to resolve any objections for a period of ten business days, with the calculation of the Shareholder Representative controlling.

•	Entire PDC Sale or PDC Sale Deadline. Following the completion of the Entire PDC Sale or occurrence of the PDC Sale Deadline, the Company will deliver to the Shareholder Representative a good faith calculation of PDC Net Proceeds or PDC Sale Deadline Net Proceeds and amounts owed to each PDC Holder. In response, within 30 days, the Shareholder Representative will deliver to the Company a notice specifying whether it agrees with or objects to the Company’s calculation. If the Shareholder Representative agrees with the calculation, the PDC Net Proceeds or PDC Sale Deadline Net Proceeds will become payable to the PDC Holders. If the Shareholder Representative objects to the Company’s calculation, and the Company does not agree with the Shareholder Representative’s objections, the items in dispute will be submitted to a jointly-selected neutral auditor (the “PDC Neutral Auditor”) if such items cannot be resolved by the Company and the Shareholder Representative. The decisions of the PDC Neutral Auditor will be binding upon the parties to the PDC CVR Agreement and the PDC Holders.

CVRs Non-Transferable

The PDC CVRs are designed not to be marketable and will not be registered under the Securities Act, or the Exchange Act. They may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a permitted transfer and, in the case of a permitted transfer, only in accordance with the provisions of the PDC CVR Agreement regarding procedures for transfer and in compliance with applicable United States federal and state securities laws. For purposes of the PDC CVR Agreement, a permitted transfer means:

•	a transfer of any or all of the PDC CVRs on death by will or intestacy,

•	a transfer by instrument to an inter vivos or testamentary trust in which the PDC CVRs are to be passed to beneficiaries upon the death of the trustee,

•	a transfer made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation),

•	if the PDC Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (i) such distribution does not subject the PDC CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (ii) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the PDC CVRs to a requirement of registration under the Securities Act or the Exchange Act), and

•	transfers made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

Shareholder Representative

The Shareholder Representative, which the Company will determine prior to the closing of the Merger, will consist of a committee, or an entity controlled by a committee, comprised of three individuals who were members of the Board immediately prior to the closing of the Merger. The Shareholder Representative shall act by a majority of the members of the committee on behalf of the PDC Holders, and any document executed by a majority of the individual members of the committee shall be deemed a validly executed document on behalf of the Shareholder Representative. To the extent that any member of the committee that comprises or controls the Shareholder Representative resigns, is removed or becomes incapable of acting, the remaining members of the committee shall promptly appoint a qualified successor member.

The Shareholder Representative will have exclusive authority to make all decisions and to act on behalf of and as agent for, the PDC Holders. The Shareholder Representative will have the sole and exclusive authority to enforce the rights of the PDC Holders pursuant to the PDC CVR Agreement. Any action, suit or proceeding instituted by the Shareholder Representative will be bought on behalf of the PDC Holders, and any recovery of judgment will be for the benefit of all such holders. The Shareholder Representative will be under no obligation to institute any legal proceeding or action likely to involve material expense.

The PDC Holders have limited recourse against the Shareholder Representative, any individual member of the committee comprising or controlling the Shareholder Representative or any of their respective representatives. None of such persons will have any liability for (i) the performance, or lack thereof, of its duties under the PDC CVR Agreement, (ii) acts or omissions of other parties to the PDC CVR Agreement or (iii) damages, losses or expenses arising out of the PDC CVR Agreement, other than due to gross negligence, bad faith or wilful or intentional misconduct. Additionally, such persons do not owe any duties or obligations to the PDC Holders, fiduciary or otherwise, other than those expressly set forth in the PDC CVR Agreement and the duty to act in good faith. Finally, any liability of such persons is limited to any amounts paid by the Company to the Shareholder Representative as fees and charges under the PDC CVR Agreement.

Pursuant to the terms of the PDC CVR Agreement, the Company will indemnify the Shareholder Representative (as well as holders of its equity interests, any individual member of the committee comprising the Shareholder Representative or any of their respective representatives) against all claims and losses arising out of or in connection with its duties under such agreement, unless due to the gross negligence, bad faith or wilful or intentional misconduct of the Shareholder Representative, holders of its equity interests, any individual member of the committee comprising the Shareholder Representative or any of their respective representatives. Any of such costs borne by the Company will be deducted from any Partial PDC Net Proceeds, PDC Net Proceeds or PDC Sale Deadline Net Proceeds, as applicable, as sale expenses.

Sale Process

Pursuant to the terms of the PDC CVR Agreement, the Shareholder Representative will be responsible for conducting the sale process of PDC, including by retaining advisors, soliciting potential purchasers and negotiating the terms of any sale. Until the consummation of the Entire PDC Sale or the PDC Sale Deadline, whichever is earlier, the Company will use commercially reasonable efforts to assist the Shareholder Representative in consummating such sales, including by providing information on PDC, assisting in the preparation of agreements and helping to obtain required approvals. The Shareholder Representative will consult with the Company in the event of a sale of PDC and will keep the Company and Ultimate Parent informed as to the progress of any PDC sale.

In the event that a definitive sale agreement relating to a Partial PDC Sale or the Entire PDC Sale is to be entered into prior to the PDC Sale Deadline, such agreement will not, without the Company’s consent:

•	require the Company to agree to any material operating restrictions applicable to the Company other than (i) customary confidentiality or employee non-solicitation provisions that survive for no more than two years from and after the closing of the Merger, (ii) restrictions relating to PDC’s management, operation or oversight thereof and (iii) restrictions contained in the lease agreements for each of the existing stores designated as “Contributed Stores” under the Merger Agreement;

•	require the Company to agree to any recourse in excess of any escrow amount or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations for (A) any breaches by the Company or any of its subsidiaries of its covenants or agreements contained in such agreement or any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, environmental matters or employee benefits or (B) pre-closing taxes relating to PDC;

•	require the Company to retain any material excluded or retained liabilities relating to the securities or assets of PDC being sold or disposed of; or

•	require the Company to sell PDC for a price payable in consideration other than cash or that in the good faith judgment of the Shareholder Representative, would cause the proceeds from such sale agreement to be less than zero.

Interim Operations of PDC

From and after the entry of the PDC CVR Agreement at the closing of the Merger Agreement until the payment of PDC Net Proceeds or the PDC Sale Deadline Net Proceeds:

•	the Company will, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required), provide to the Shareholder Representative all information received by the Company relating to PDC;

•	the Company will cause (i) PDC to be operated substantially in the ordinary course of business, consistent with past practice and (ii) PDC to distribute any proceeds received from any sale of PDC to the Company so that it can be distributed to the PDC Holders;

•	the Company will cause PDC not to change its certificate of incorporation, bylaws or other organizational documents;

•	the Company will cause PDC not to liquidate or dissolve;

•	the Company will cause PDC not to issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the sale, pledge, disposition, grant, transfer or encumbrance of, any equity interests of PDC or otherwise grant any equity or equity-based awards, or allow for the commencement of any new offering periods under any employee stock purchase plans;

•	the Company will cause PDC not to sell, pledge, dispose of, abandon, mortgage, transfer, encumber or subject to any lien any property or assets of PDC;

•	the Company will cause PDC not to reclassify, combine, split or subdivide any of its outstanding equity interests;

•	the Company will cause PDC not to redeem, repurchase or otherwise acquire any of its issued and outstanding equity interests (except in connection with transactions between or among PDC and its subsidiaries);

•	the Company will cause PDC not to acquire (including by merger, stock purchase or asset purchase) any equity interests or assets of any business or division that would be material to PDC;

•	the Company will cause PDC not to incur any indebtedness for borrowed money or issue any debt securities or guarantee the obligations of any person for borrowed money except for: (i) indebtedness among PDC and/or one or more subsidiaries, (ii) indebtedness for borrowed money incurred in the ordinary course of business, (iii) guarantees of indebtedness for borrowed money of PDC or any subsidiary, (iv) indebtedness for borrowed money pursuant to any credit facilities, indentures or similar contracts existing as of the date that the PDC CVR Agreement is executed, or (v) indebtedness obtained by PDC for the operation of its business (including, without limitation, the funding of development and redevelopment activity);

•	the Company will cause PDC not to (i) terminate or materially and adversely amend any material contract (other than the expiration or termination of any such material contract in accordance with its terms), or (ii) enter into any contract or agreement by and between PDC and any of its shareholders or affiliates, except, in each case, in the ordinary course of business;

•	the Company will cause PDC not to (except as required by a benefit plan applicable to employees of PDC in effect before the signing of the PDC CVR Agreement or as required by law):

•	increase the compensation or benefits payable or to become payable to its directors, officers or senior-level employees (except for increases in the ordinary course of business consistent with past practice),

•	grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee other than in the ordinary course of business consistent with past practice,

•	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any equity interests, options or rights,

•	except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any such benefit plan,

•	establish, adopt or enter into, or materially amend or terminate any such benefit plan (other than as may be required by the terms of an existing benefit plan or in connection with expiring collective bargaining agreements), or

•	provide any funding to any rabbi trust or similar arrangement;

•	the Company will cause PDC not to (i) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (except in the ordinary course of business consistent with past practice), (ii) make any change in its existing borrowing or lending arrangements for any current or former executive officers, directors, employees, agents or consultants (except as required by any benefit plan), or (iii) make any loans, advances or capital contributions to or investments in any person outside the ordinary course of business consistent with past practice (except for loans, advances or capital contributions to PDC);

•	the Company will cause PDC not to make any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a governmental entity;

•	the Company will cause PDC not to settle any material litigation involving amounts in excess of $500,000 individually, or which settlement or compromise would impose a non-monetary obligation on PDC after the closing of the Merger; and

•	the Company will cause PDC not to (except as would be consistent with past practice, or as would not impact the applicable payments to which PDC Holders are entitled under the PDC CVR Agreement): (i) make or change any material tax election, (ii) settle or compromise any material liability of PDC for taxes, (iii) file any material amendment to a previously filed tax return, (iv) agree to an extension or waiver of the statute of limitations relating to the assessment or determination of material taxes, (v) enter into any closing agreement relating to any material tax, or (vi) surrender any right to claim a material tax refund.

Rights of the PDC Holders

The rights of a PDC Holder are limited to those expressed in the PDC CVR Agreement. The PDC CVRs will not entitle the PDC Holders, by virtue of their ownership of PDC CVRs, to any voting or dividend rights, and interest will not accrue on any amounts payable on the PDC CVRs to any such holders. The PDC CVRs will not represent any equity or ownership interest in Ultimate Parent, the Company or any of their affiliates, or in any constituent company to the Merger.

Amendments to the PDC CVR Agreement

Without the PDC Holders’ consent, the Rights Agent, the Shareholder Representative and the Company may amend the PDC CVR Agreement to (i) generally allow a successor to the Company to assume the Company’s obligations under the agreement, (ii) evidence the termination, succession or assumption of a new Rights Agent or member of the committee comprising the Shareholder Representative, (iii) add covenants applicable to the Company for the benefit of the PDC Holders, (iv) correct any ambiguities in the agreement, (v) as needed, ensure that the PDC CVRs are not subject to registration under the Securities Act or the Exchange Act or (vi) otherwise amend the PDC CVR Agreement, even if such amendment is adverse to the interest of the PDC Holders (provided the Shareholder Representative provides written consent to such amendment).

Damages and Suits for Enforcement

If a breach of the PDC CVR Agreement occurs and is not waived by the Shareholder Representative, the Shareholder Representative may act to enforce the rights of the PDC Holders, including by initiating any judicial proceedings it deems most effectual. In any litigation relating to enforcement of the PDC CVR Agreement, the non-prevailing party will pay the costs incurred by the prevailing party, including reasonable legal fees.

Only the Company may be liable for monetary damages under the PDC CVR Agreement. Additionally, remedies available to the Shareholder Representative on behalf of the PDC Holders will not include unforeseeable and remote indirect or consequential damages or any special or punitive damages (other than in connection with fraud or wilful misconduct or third party claims arising out of a breach of the PDC CVR Agreement) but may include the benefit of the bargain lost by the PDC Holders to the extent proximately caused by such breach.

Termination

The PDC CVR Agreement and each PDC CVR will be terminated upon the one-year anniversary of the later of (i) the payment of all proceeds from a partial or entire sale of PDC and all deferred cash consideration, or (ii) the PDC Sale Deadline. The PDC CVR Agreement may also be terminated by written agreement of the Company and the Shareholder Representative.

Tax Consequences of CVRs

There is substantial uncertainty regarding the tax treatment of the PDC CVRs. See “Proposal 1—The Merger—Material United States Federal Income Tax Consequences” beginning on page 109 for a more complete description of the tax consequences of receiving PDC CVRs.

Payment Not Certain

There can be no assurance that any payment will be made under the PDC CVRs, or regarding the amount or timing of any such payment. Any amounts to be received in connection with the PDC CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. You are advised to approve and adopt the Merger Agreement only if you are willing to assume the risk that these contingent events may not occur and that there may be no cash consideration ultimately paid to you in excess of $32.50 per share of Company common stock. The PDC CVRs generally provide for a payment to the PDC Holders following the sale of the PDC assets, if any, for amounts that generate proceeds in excess of certain costs, fees, expenses, indebtedness and other amounts. There are numerous risks and uncertainties associated with receiving payment under the PDC CVRs, including the possibility that PDC will not be sold for a value sufficient to generate a payment to PDC Holders or will not be sold at all. If all of the remaining PDC assets have not sold by the PDC Sale Deadline, the PDC CVR provides for a payment equal to the excess, if any, of (x) any unpaid amounts arising from partial sales of the PDC assets prior to the PDC Sale Deadline (as well as certain dividends or distributions received by the Company from the operating earnings of PDC, to the extent not previously paid to the PDC Holders), over (y) certain related fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted in calculating net proceeds from a sale of the PDC assets. There is no guarantee of any such value and there can be no assurance that any such valuation will ultimately generate any cash proceeds to the PDC Holders or when any such cash proceeds would be payable to the PDC Holders. To the extent that any of the assets of PDC do not sell prior to the PDC Sale Deadline, the Company will thereafter have no further obligations to the PDC Holders relating to such assets or any proceeds relating to any sale thereof, and the Company will therefore be entitled to retain any proceeds arising from the subsequent sale or ownership of such assets. The PDC CVRs are non-transferrable and will not have any voting or dividend rights, and the PDC Holders will receive limited, if any, interest on proceeds payable to the Company in connection with the PDC CVRs. The PDC CVRs will not represent any equity or ownership interest in any Parent Entity, the Company, the Shareholder Representative or any of their respective affiliates or in any constituent company to the Merger.

COMPANY-PDC LOAN AGREEMENT

The following is a summary of the material terms and conditions of the Company-PDC Loan Agreement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the form of Company-PDC Loan Agreement, a copy of which is attached to the Merger Agreement included in this Proxy Statement as Annex A and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Company-PDC Loan Agreement that is important to you. We encourage you to read the Company-PDC Loan Agreement carefully and in its entirety because when it is entered into, the Company-PDC Loan Agreement will control the terms pursuant to which certain loans will be made from the Company to PDC. Although the Company does not anticipate the definitive version of the Company-PDC Loan Agreement negotiated and entered into between the Company and PDC to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to the Company’s stockholders, there can be no assurance that any changes will not, in fact, be material to the Company’s stockholders.

Explanatory Note Regarding the Company-PDC Loan Agreement

As part of the structuring for the sale of PDC (see “The Merger Agreement—Sales of Casa Ley and PDC—PDC Structuring” beginning on page 145 and “PDC Contingent Value Rights Agreement” beginning on page 156 for additional information) the Company is committed to extend certain loans to PDC pursuant to a loan agreement (the “Company-PDC Loan Agreement”), which will be substantially in the form attached to the Merger Agreement included in this Proxy Statement as Annex A. Although the Company does not anticipate the definitive version of the Company-PDC Loan Agreement negotiated and entered into between the Company and PDC to differ from the form attached to the Merger Agreement included in this Proxy Statement as Annex A in any respect that would be material to the Company’s stockholders, there can be no assurance that any changes will not, in fact, be material to the Company’s stockholders. The Company-PDC Loan Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Company-PDC Loan Agreement. Factual disclosures about the Company or PDC contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company or PDC contained in the Company-PDC Loan Agreement and described in this summary. The representations, warranties and covenants included in the Company-PDC Loan Agreement by the Company and PDC were qualified and subject to important limitations agreed to by the Company and the Parent Entities in connection with negotiating the terms of the Company-PDC Loan Agreement.

Commitment

The Company is committed to extend loans to PDC in an aggregate principal amount of up to $300 million from and after March 6, 2014 from time to time upon not less than five business days’ prior written notice, until the earlier to occur of the consummation of a sale of all of the remaining PDC assets and the termination of the loan agreement at the borrower’s election. The loans will be initially secured by mortgages (the “Mortgages”) on certain specified properties of PDC (the “Mortgaged Properties”).

Payments

The loans may be voluntarily prepaid in their entirety or in part without premium or penalty of any kind, together with all accrued but unpaid interest. The loans mature and become payable in full upon a sale of all of the remaining PDC assets. The loans are subject to mandatory prepayment in the specified applicable amount upon the sale of less than all of the remaining PDC assets (and proceeds of any such partial sale of PDC in excess of the applicable mandatory prepayment amount may be used by PDC in the ordinary course of its business, in which case the amounts so used shall reduce the amount otherwise distributable to the PDC holders as Partial PDC Sale Proceeds). For each property that is mortgaged to secure the PDC Loan, there is an agreed mandatory prepayment amount that will be due in connection with the sale of such Mortgaged Property. With respect to any other partial sale of PDC, the prepayment amount is equal to the lesser of 50% of the net proceeds attributable to the Mortgaged Property and the remaining outstanding balance of the PDC Loan. To the extent that the mandatory prepayment amount with respect to any partial sale of PDC exceeds the then-outstanding loan balance, the Company’s commitment to lend will be decreased by the amount of any such excess. Once repaid, the loans cannot be reborrowed.

Interest Rate

The loans will bear interest at a rate of 2% per annum (calculated on a 360-day year basis) commencing on the date such loan proceeds are made available to PDC. Interest shall accrue on a monthly basis and be deemed added to the principal amount of such loans outstanding. Cash interest payments are not required.

Use of Proceeds

The loans shall be used by PDC solely to fund the operations of its business (including the funding of development and redevelopment activity).

Covenants and Events of Default

While the commitment to make the loans or the loans are outstanding, PDC is prohibited from:

•	using the loan proceeds to pay any dividend or other distribution with respect to any capital stock or other equity interest of PDC, or any payment or other distribution, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to PDC’s equity holders, or any payment in connection with, any option, warrant or other right to acquire any such dividend or other distribution or payment, except as specifically permitted by the Merger Agreement; and

•	creating, incurring, assuming or suffering to exist any lien for borrowed money upon any of the Mortgaged Properties (other than the Mortgages).

The PDC-Company Loan Agreement also contains events of default which are customary under a loan agreement and which may result in the acceleration of any outstanding loan amounts. During the continuance of any event of default, the outstanding loans shall bear interest at a rate equal to the applicable interest rate plus 2%.

Subordination, Non-Disturbance and Attornment Agreements; Subordination

At the request of PDC, the Company shall (i) promptly execute and deliver subordination, non-disturbance and attornment agreements to any third party tenants under any future leases, and (ii) subordinate the liens of the Mortgages to customary declarations of easements, conditions and restrictions and similar agreements of record as necessary for the applicable properties to operate for their intended uses.

BLACKHAWK DISTRIBUTION

The Merger Agreement did not alter the Company’s previously announced plan to distribute to its stockholders on April 14, 2014 the remaining 37.8 million shares of Class B common stock of Blackhawk that the Company owned (the “Blackhawk Distribution”). The Company’s stockholders received 0.164291 of a share of Blackhawk Class B common stock for every share of Company common stock held as of April 3, 2014. The Blackhawk Distribution was not dependent upon the completion of the Merger, and was undertaken for independent business reasons. The Blackhawk Distribution is intended to maximize the value of the Company’s long-term investment in Blackhawk, which the Board determined to be in the best interests of the Company, Blackhawk, and the stockholders of both companies.

Assuming the Merger is completed, it is expected that the Blackhawk Distribution will be taxable to the Company and the Company’s stockholders. If the Merger is not completed, and certain other conditions are met, the Company intends to take the position that the Blackhawk Distribution is tax-free to Safeway and its stockholders for U.S. federal income tax purposes. Under certain limited circumstances, the Parent Entities have agreed to indemnify the Company for certain potential taxes arising from the Blackhawk Distribution in the event the Merger is not consummated. See “The Merger Agreement—Blackhawk Distribution and Tax Indemnity” beginning on page 147 for additional information.

PROPOSAL 2—MERGER-RELATED COMPENSATION

Non-Binding Advisory Vote on Merger-Related Compensation of Named Executive Officers

Merger-Related Compensation

The Company is required pursuant to Section 14A of the Exchange Act to include in this Proxy Statement a proposal with respect to a non-binding, advisory vote on the compensation that may be paid or become payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed Merger (the “Merger-related compensation proposal”), and the Company is therefore asking its stockholders to approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, as disclosed in the table entitled “Merger-Related Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in this proposal titled “Non-Binding Advisory Vote on the Merger-Related Compensation of Named Executive Officers,” is hereby approved.”

The Board Recommends Approval of Merger-Related Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain potential compensation that may be paid or become payable to each of the Company’s named executive officers that is based on or otherwise relates to the Merger. The information set forth in the table below describes the compensation the Company has contracted to pay and may vary considerably from the compensation that actually will be paid to the Company’s named executive officers. For example, several of the Company’s named executive officers may continue their employment with the Company following the Merger, such that the severance payments described in the table below are not expected to be paid at all. Only a termination of the employment of a named executive officer of the Company will qualify the named executive officer for severance benefits.

Description of Merger-Related Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers, that is based on or otherwise relates to the transactions contemplated under the Merger Agreement. The Company’s named executive officers are Robert L. Edwards, President and Chief Executive Officer, Peter J. Bocian, Executive Vice President and Chief Financial Officer, Diane M. Dietz, Executive Vice President and Chief Marketing Officer, Kelly P. Griffith, Executive Vice President, Retail Operations, Larree M. Renda, Executive Vice President, and Steven A. Burd, former Chairman and Chief Executive Officer.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, the Company has assumed:

•	A closing date for the Merger of April 10, 2014, the latest practicable date prior to the filing of this Proxy Statement;

•	a termination of employment by the Company or Parent without “cause” or as a result of the executive’s resignation for “good reason” immediately after the closing of the Merger on April 10, 2014; and

•	A price per share of Company common stock of $38.63, which equals the average closing price of Company common stock over the first five business days following the public announcement of the transaction on March 6, 2014.

Merger-Related Compensation

Named Executive Officers	Cash ($)(1)	Equity($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Robert L. Edwards	$4,042,500	$18,611,533	$100,064	$22,754,097
Peter J. Bocian	$2,072,875	$6,848,329	$—	$8,921,204
Diane M. Dietz	$2,168,016	$9,271,030	$—	$11,439,046
Kelly P. Griffith	$2,072,875	$7,331,696	$34,020	$9,438,591
Larree M. Renda	$2,440,070	$9,657,330	$32,900	$12,130,300
Steven A. Burd	$—	$6,691,450	$—	$6,691,450

(1)	Represents the value of any retention bonuses payable under the Retention Plan plus the cash severance that the named executive officers would become entitled to receive pursuant to the Executive Severance Plan upon a termination without cause or for good reason during the 24-month period following the completion of the Merger. The cash severance is comprised of: (i) a lump sum payment in cash equal to the named executive officer’s base salary for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), plus (ii) a lump sum payment equal to the named executive officer’s target cash bonus for the year of termination. The retention bonus is comprised of a lump sum payment in cash equal to 75% of each Executive Vice President’s annual base salary (which is the aggregate unpaid amount they would otherwise have received under the Retention Plan). The following table separately quantifies the value of each component of the cash severance and retention payments the named executive officers may become entitled to receive assuming a qualifying termination of employment immediately following the assumed closing date:

Named Executive Officer	Cash Severance	Retention Bonus	Total
Robert L. Edwards	$4,042,500	$—	$4,042,500
Peter J. Bocian	$1,532,125	$540,750	$2,072,875
Diane M. Dietz	$1,602,446	$565,569	$2,168,016
Kelly P. Griffith	$1,532,125	$540,750	$2,072,875
Larree M. Renda	$1,803,530	$636,540	$2,440,070
Steven A. Burd	$—	$—	$—

(2)	All unvested Company Options and unvested restricted stock granted prior to February 14, 2012 accelerate and become vested upon a change in control. For awards granted on or after February 14, 2012, our equity agreements provide for double-trigger acceleration of vesting upon a change in control in the event the award is not assumed. The following table quantifies the value, based on the assumptions above, of the unvested Company Options, restricted stock, Restricted Stock Units and Performance Share Awards held by the named executive officers that may be accelerated pursuant to the Merger:

Named Executive Officer	Number of Unvested Company Options	Value of Unvested Company Options ($)	Number of Unvested Shares of Restricted Stock	Value of Unvested Shares of Restricted Stock ($)	Number of Unvested Restricted Stock Units	Value of Restricted Stock Units ($)	Number of Unvested Performance Share Awards	Value of Performance Share Awards ($)	Total Equity Value ($)
Robert L. Edwards	370,904	$3,183,716	76,773	$2,965,741	34,193	$1,320,876	288,408	$11,141,201	$18,611,533
Peter J. Bocian	213,313	$2,357,321	80,000	$3,090,400	11,428	$441,464	24,829	$959,144	$6,848,329
Diane M. Dietz	210,030	$2,444,916	29,825	$1,152,140	11,428	$441,464	135,452	$5,232,511	$9,271,030
Kelly P. Griffith	145,717	$1,494,934	21,660	$836,726	11,428	$441,464	118,006	$4,558,572	$7,331,696
Larree M. Renda	210,030	$2,444,916	39,825	$1,538,440	11,428	$441,464	135,452	$5,232,511	$9,657,330
Steven A. Burd	—	$—	—	$—	—	$—	173,219	$6,691,450	$6,691,450

(3)	Represents payment of COBRA premiums or contributions under our Welfare Benefits Plan, or the equivalent, for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents) that the named executive officers would become entitled to receive upon a termination without cause or for good reason during the 24-month period following the completion of the Merger.

Narrative Disclosure to Merger-Related Compensation Table.

Historically, the Company has not entered into severance or change in control agreements with executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination was voluntary, for cause or otherwise. Effective February 19, 2014, the Company adopted the Executive Severance Plan, which provides that in the event of a termination without cause or for good reason during the 24-month period following a change in control, named executive officers will be eligible to receive a lump sum payment equal to their base salary for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), payment of COBRA premiums or contributions under our Welfare Benefits Plan, or the equivalent, for two years (in the case of the Chief Executive Officer) or 18 months (in the case of Executive Vice Presidents), and a lump sum payment equal to their target cash bonus for the year of termination.

In connection with the Merger, all unvested Company Options, unvested Restricted Stock Units and unvested restricted stock will accelerate and become vested, and all unvested Performance Share Awards are currently expected to vest at target level. Each such award will be cancelled immediately prior to the effective time of the Merger in exchange for a cash payment and, as applicable, the right to receive Casa Ley CVRs and/or PDC CVRs, as described in more detail above under Proposal 1—The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.

In addition, the Company has adopted the Retention Plan that provides each of our Executive Vice Presidents with bonus payments equal to 37.5% of their annual base salary on each of March 6, 2015 and March 6, 2016, subject to remaining employed through each such date. Notwithstanding the foregoing, in the event a participant’s employment with Safeway is terminated without cause or for good reason, each as defined in the Retention Plan, the participant is entitled to receive any unpaid cash retention bonus amounts in a lump sum as soon as practicable following termination.

For a more detailed description of these arrangements, please see the section entitled “Proposal 1—The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 105.

Vote Required and the Board’s Recommendation

The approval of the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the closing of the Merger requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

The advisory vote regarding this proposal on Merger-related compensation is a vote separate and apart from the vote on the proposal to approve and adopt the Merger and the other transactions contemplated by the Merger Agreement. Because the vote regarding Merger-related compensation is advisory only, it will not be binding on either the Company or the Parent Entities regardless of whether the Merger is completed. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is approved and adopted by the stockholders and completed, the Merger-related compensation will become payable to our named executive officers in connection with the Merger.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING

Adjournment of the Annual Meeting

In the event that the number of shares of Company common stock present in person and represented by proxy at the Annual Meeting and voting “FOR” the approval and adoption of the Merger Agreement is insufficient to approve and adopt the Merger Agreement, the Company may move to adjourn the Annual Meeting in order to enable the Board to solicit additional proxies in favor of the approval and adoption of the Merger Agreement. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and the Board’s Recommendation

The approval of the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement, requires the affirmative vote of a majority of votes cast by the holders as of the record date of the shares of the Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 4—ELECTION OF DIRECTORS

General

There are nine nominees for election to the Board. All of the nominees have served as directors since the 2013 Annual Meeting, except for Robert L. Edwards who became a member of the Board on May 15, 2013. All of the nominees have been nominated for election by the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), which has determined that each of the nominees possesses the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, which are expected of all Board members.

Each director elected will serve on the Board until the closing of the Merger or, if the Merger is not completed, for a term of one year and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters—Majority Vote Standard and Director Resignation Policy” beginning on page 182.)

The Board has determined that each of our current directors standing for election, except Mr. Edwards and Mr. Tauscher, has no material relationship with Safeway and is independent under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect.

The shares of Company common stock represented by proxies, whether provided by telephone, through the Internet or by proxy card, will be voted “FOR” for the election of the nine nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

See “—Vote Required and the Board’s Recommendation” below for the age of each of the nominees for election to the Board, the date such person became a director of Safeway, such person’s principal occupation, employment and business experience during the past five years, directorships at public companies held by such person currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. There are no family relationships among our executive officers and directors.

Vote Required and the Board’s Recommendation

The approval of the proposal to elect as directors the nine nominees named in this Proxy Statement to serve until the closing of the Merger or, if the Merger is not completed, for a term of one year and until their successors are elected and qualified, requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” a director candidate must exceed the number of votes cast “AGAINST” that candidate.

Proxies may be voted for no more than nine directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO THE BOARD, and your proxy will be so voted unless you specify otherwise.

The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Experience/Qualification	Ind.	AC	CC	NGC	EC
Robert L. Edwards	58	2013	President & CEO Safeway Inc.	Leadership, Industry, Governance					C
Janet E. Grove	63	2004	Former Vice Chair Macy’s Department Stores, Inc.	Leadership, Industry	X	X		X
Mohan Gyani	62	2004	Vice Chairman Roamware, Inc. Former President and Chief Executive Officer AT&T Wireless Mobility Services, Inc.	Leadership, Finance, Accounting, Global	X	C
Frank C. Herringer	71	2008	Chairman and Former Chief Executive Officer Transamerica Corporation	Leadership, Governance	X		X	C	X
George J. Morrow	62	2013	Consultant Amgen, Inc. Former Executive Vice President, Global Commercial Operations Amgen, Inc.	Leadership, Global, Sales & Marketing, Health & Wellness	X
Kenneth W. Oder	66	2008	Former Executive Vice President Safeway Inc. Managing Member Sugar Hollow, LLC	Leadership, Industry	X	X	X	X
T. Gary Rogers	71	2011	Former Chairman and Chief Executive Officer Dreyer’s Grand Ice Cream, Inc.	Leadership, Industry	X		X		X
Arun Sarin	59	2009	Former Chief Executive Officer Vodafone Group Plc.	Leadership, Global	X	X	C		X
William Y. Tauscher	64	1998	Chief Executive Officer Blackhawk Network Holdings, Inc. Managing Member The Tauscher Group	Leadership, Industry					X

AC	AUDIT COMMITTEE	EC	EXECUTIVE COMMITTEE
CC	EXECUTIVE COMPENSATION COMMITTEE	C	COMMITTEE CHAIRMAN
NGC	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

No director nominee, all of whom serve as current directors, attended fewer than 75% of the Board meetings and committee meetings for those committees on which he or she sat during 2013.

Board Nominees

ROBERT L. EDWARDS, age 58, has been a member of the Board since May 15, 2013. He has been CEO of the Company since May 15, 2013 and President of the Company since April 9, 2012. Mr. Edwards joined Safeway as Executive Vice President and Chief Financial Officer in 2004. Prior to joining Safeway, Mr. Edwards served as Executive Vice President and Chief Financial Officer of Maxtor Corporation, a hard drive manufacturer, from September 2003 to March 2004. Prior to joining Maxtor Corporation, Mr. Edwards served as an officer of Imation Corporation, a developer, manufacturer and supplier of magnetic and optical data storage media, for five years. During most of that period, he held the position of Senior Vice President, Chief Financial

Officer and Chief Administrative Officer. He joined Imation Corporation in April 1998 after 20 years of experience in the transportation and energy industries with Santa Fe Pacific Corporation and affiliated or predecessor companies. Mr. Edwards brings considerable directorial and board committee experience to the Board. Mr. Edwards serves as a director of KKR Financial Holdings LLC, where he also serves on the audit committee. Mr. Edwards also serves as a director of Blackhawk, a prepaid payment network company that was a subsidiary of the Company until the distribution by Safeway of its shares of Blackhawk Class B common stock to Safeway stockholders on April 14, 2014. Mr. Edwards chairs the compensation committee of the board of directors of Blackhawk. In addition, Mr. Edwards serves as a director of Casa Ley, in which we have a 49% ownership interest. From 2008 to 2012, Mr. Edwards served as a director of Flextronics International Ltd., where he also served on the audit and nominating and corporate governance committees. Mr. Edwards holds a Masters in Business Administration and a Bachelor of Sciences in Accounting from Brigham Young University.

JANET E. GROVE, age 63, has been a member of the Board since October 21, 2004. Among many qualifications, Ms. Grove brings to the Board over 35 years of retail industry expertise, including experience with private label brands, as well as significant experience as a senior executive of a large company. Ms. Grove was named a Corporate Vice Chair of Macy’s Department Stores, Inc. in February 2003 and served in that position until her retirement in June 2011. She served as Chair of Macy’s Merchandising Group, a division of Macy’s Department Stores, Inc., from 1998 until 2009 and as Chief Executive Officer from 1999 until 2009. Macy’s Merchandising Group is the Private Brand design and manufacturing division of Macy’s that is responsible for all Private Brand products in all classifications of merchandise. Prior to serving as Vice Chair of Macy’s Department Stores, Inc., Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear. Ms. Grove also serves as a director of Aeropostale, Inc., a specialty retailer, where she serves on the audit committee. In addition, Ms. Grove serves as a director of Club Corp Holdings, Inc., which owns or operates golf and country clubs, business clubs, sports clubs and alumni clubs, where she serves as Chair of the nominating and governance committee and as a member of the compensation committee. Ms. Grove holds a Bachelor of Sciences in Marketing from the California State University, East Bay.

MOHAN GYANI, age 62, has been a member of the Board since October 21, 2004. Among many qualifications, Mr. Gyani brings to the Board significant experience in finance and accounting as a senior executive of large, global companies. Mr. Gyani has been Vice Chairman of Roamware, Inc. since January 2006, and he was Chairman and Chief Executive Officer of Roamware, Inc. from May 2005 through December 2005. He served as the President and Chief Executive Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From 1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani also brings considerable directorial and board committee experience to the Board. Mr. Gyani is a director of Audience, Inc., a global provider of advanced voice and audio processors for mobile products, where he serves on the nominating and corporate governance committee, and Ruckus Wireless, Inc., a supplier of advanced wireless systems for the mobile internetworking market, where he serves on the nominating and corporate governance committee. Mr. Gyani is also a director of Blackhawk where he chairs the audit committee and also serves on the nominating and governance committee. From 2003 until 2013, Mr. Gyani served as a director of Keynote Systems, Inc., where he was lead independent director and also served on the compensation committee. From 2008 until 2010, Mr. Gyani served as a director of Mobile TeleSystems OJSC, where he was Chair of the governance committee and was a member of the audit and compensation committees. Mr. Gyani is also lead director of UnionBanCal Corporation and its banking subsidiary, Union Bank of California, and he also serves on the governance committee. Mr. Gyani was previously Chair of the audit committee and served on the compensation committee of UnionBanCal Corporation, which was a public company until 2009. In addition, Mr. Gyani serves as a director of a number of other privately held companies. As described under “Corporate Governance Principles and Board Matters—Board Meetings and Committees—Audit Committee Financial Experts” beginning on page 180, Mr. Gyani qualifies as an “audit committee financial expert.” Mr. Gyani holds a Bachelor of Arts in Business and a Masters in Business Administration in Finance from San Francisco State University.

FRANK C. HERRINGER, age 71, has been a member of the Board since March 6, 2008. Among many qualifications, Mr. Herringer brings to the Board significant experience in business management, leadership and operations as a former senior executive of a large company. Mr. Herringer has been Chairman of the board of directors of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica Corporation from 1991 to 1999 and President from 1986 to 1999, when Transamerica Corporation was acquired by Aegon N.V. In these capacities, Mr. Herringer had overall responsibility for strategy, operations, finance and human resources for Transamerica Corporation. Mr. Herringer also brings considerable directorial and board committee experience to the Board. Mr. Herringer is a director of Amgen Inc., a biotechnology company, where he currently chairs the compensation and management committee, serves on the executive and governance and nominating committees and previously served on the audit committee. Mr. Herringer is also a director of The Charles Schwab Corporation, where he serves on the compensation and nominating & corporate governance committees, and of Cardax, Inc., a life sciences company, where he serves on the audit, compensation and governance and nominating committees. From 2002 to 2005, Mr. Herringer served as a director of AT&T, where he served on the audit and human resources (compensation) committees. In addition, Mr. Herringer has served and currently serves as a director of a number of privately held companies. In 2004, Mr. Herringer was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX). Mr. Herringer holds a Bachelor of Arts from Dartmouth College and a Masters in Business Administration from the Amos Tuck School of Business Administration at Dartmouth College, where he graduated first in his class.

GEORGE J. MORROW, age 62, has been a member of the Board since May 14, 2013. Among many qualifications, Mr. Morrow brings to the Board over 30 years of leadership experience in worldwide commercial operations at large global companies, particularly in the health and wellness field, which is an area of focus for the Company. Since February 2011, Mr. Morrow has served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was Executive Vice President, Global Commercial Operations at Amgen. In that role, he was responsible for leading all commercial activities worldwide. From 2001 to 2003, he served as Executive Vice President of Worldwide Sales and Marketing at Amgen. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline plc and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow also brings considerable directorial and board committee experience to the Board. Mr. Morrow is a director of Align Technology, Inc., a global medical device company, where he currently chairs the compensation committee. Mr. Morrow is also a director of Vical Incorporated, a pharmaceutical company, where he chairs the compensation committee and is a member of the audit committee. From March 2011 until its acquisition by GlaxoSmithKline in August 2012, Mr. Morrow served as a director of Human Genome Sciences Inc., where he served on the nominating and governance committee. Mr. Morrow holds a Bachelor of Sciences in Chemistry from Southampton College, Long Island University, a Masters in Sciences in Biochemistry from Bryn Mawr College and a Masters in Business Administration from Duke University. He is a member of the Duke University Medical Center Board of Visitors.

KENNETH W. ODER, age 66, has been a member of the Board since March 6, 2008. Among many qualifications, Mr. Oder brings to the Board significant knowledge and expertise about our business as a result of his prior employment with us as a senior executive. From 1993 to September 2000, Mr. Oder served as our Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs. During his tenure as a Safeway Executive Vice President, Mr. Oder participated in most major decisions affecting the Company, including the development of annual business plans, budgeting, overall business strategy and mergers, acquisitions and sales of business units. Mr. Oder’s duties in managing Safeway’s Legal, Information Technology, Public Affairs, Labor and Human Resources departments included the negotiation of all of the Company’s labor agreements, management of the compensation, benefits and employment policies covering all of the Company’s non-union employees, supervision of Company-wide public affairs activities, press relations and lobbying activities, management of all legal matters, oversight of the Company’s information technology programs and chairing the committee that made the investment decisions for the Company’s pension plan covering its non-union employees. Prior to joining Safeway, Mr. Oder was a partner at the law firm Latham & Watkins LLP from 1975 to December 1992, concentrating on business litigation and labor law. Over the course of his career at Latham & Watkins LLP, Mr. Oder managed a wide array of cases on topics relevant to our business, including disputes about mergers and acquisitions, benefits plans, executive compensation, employment disputes, labor agreements and bankruptcy litigation, and he represented corporations in major commercial mediations and arbitrations. He also negotiated labor agreements on behalf of corporations, counseled corporations regarding the interpretation and compliance with labor agreements, represented corporations in labor arbitrations and designed and drafted benefits plans. Mr. Oder has been engaged in investment and philanthropic pursuits since leaving Safeway in September 2000. Mr. Oder holds Bachelor of Arts and Juris Doctor degrees from the University of Virginia.

T. GARY ROGERS, age 71, has been a member of the Board since March 15, 2011 and has served as Non-Executive Chairman since May 15, 2013. Mr. Rogers previously served as our Lead Independent Director. Among many qualifications, Mr. Rogers brings to the Board significant experience in business management, leadership and operations as the former Chairman of the Board and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., where he led the development of the nation’s largest ice cream company from 1977 to 2007. Mr. Rogers was named the Harvard Business School Business Leader of the Year in 2007, and he also previously won the award of Dairy Industry Executive of the Year, and is a member of the Bay Area Business Hall of Fame. Mr. Rogers founded and, from 1972 to 1977, was President of Vintage Management Company, a restaurant company in California and Texas. From 1968 to 1972, he served as an associate at McKinsey & Co., an international management consulting firm, where he specialized in corporate development and financial issues. Mr. Rogers also brings considerable directorial experience to the Board. Mr. Rogers is the former Chairman of Levi Strauss & Co. and of the Federal Reserve Bank of San Francisco. He is currently on the advisory boards of Shorenstein Properties, LLC and Stanislaus Food Products. Mr. Rogers also served previously on the boards of a number of other companies, including Foster Farms, The Wine Group, GardenAmerica, Il Fornaio and Marathon Meat. He also serves on a number of public service boards. Mr. Rogers holds a Bachelor of Sciences in Mechanical Engineering from the University of California at Berkeley and a Masters in Business Administration from Harvard Business School, where he was a Baker Scholar.

ARUN SARIN, age 59, has been a member of the Board since August 25, 2009. Among many qualifications, Mr. Sarin brings to the Board significant experience as a former senior executive of a large, global company, where he developed expertise in finance, marketing and operations. From April 2003 to July 2008, he was the Chief Executive Officer and a director of mobile phone company Vodafone Group Plc., a global mobile communications company with annual revenues of over $60 billion, over 60,000 employees globally and over 300 million customers. Mr. Sarin also brings considerable directorial and board committee experience to the Board, including as a director of a retail company. Mr. Sarin is a director of The Charles Schwab Corporation and Cisco Systems, Inc., and he serves on the audit committees of each of these companies. Mr. Sarin is also a director of Blackhawk, where he serves on the compensation committee. He is also a director of a privately held company. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. From 1999 to 2003, he served as a director of The Gap, Inc. Mr. Sarin is currently a senior advisor to KKR. Mr. Sarin holds a Bachelor of Technology degree from the Indian Institute of Technology in Kharagpur, India, a Masters in Engineering and a Masters in Business Administration from the University of California at Berkeley.

WILLIAM Y. TAUSCHER, age 64, has been a member of the Board since May 12, 1998. Among many qualifications, Mr. Tauscher brings to the Board significant experience as a senior executive of multiple companies. Mr. Tauscher is the Chief Executive Officer and a member of the board of directors of Blackhawk. He is also the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, telecommunications and real estate, as well as the Chairman of Vertical Communications, Inc., a communications technology company, where he has served since 2004. From 2004 to 2010, Mr. Tauscher also served as Chief Executive Officer of Vertical Communications. Mr. Tauscher also brings considerable directorial experience to the Board. In addition to his current directorship with Vertical Communications, Mr. Tauscher serves as a director of a number of other privately held companies. In addition, he served as Chairman of the Board and Chief Executive Officer of Foxmeyer from 1979 to 1986 and Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999. Mr. Tauscher holds a Bachelor of Sciences from Yale University.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and the best interests of our stockholders. The Guidelines address such matters as director qualification standards, director independence, duties of the Non-Executive Chairman, size of the Board, selection of new directors, sessions of non-management directors, director compensation, the Board’s access to senior management and independent advisors, stock ownership guidelines and the Board’s annual self-evaluation process. A complete copy of the Guidelines is available on our website at www.safeway.com/investor_relations.

Director Independence

As part of the Guidelines, the Board approved director independence standards (the “Director Independence Standards”) to assist in determining each director’s “independence.” Our Director Independence Standards are in addition to, and go beyond, the “independent director” standards established by the NYSE. Our Director Independence Standards are as follows:

(a)	a director will not be deemed independent if he or she has any of the following relationships:

(i)	the director is, or has been within the preceding eight years, employed by Safeway;

(ii)	the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service by the director as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iii)	the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iv)	the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(v)	the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi)	the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or CEO or other executive officer;

(vii)	an immediate family member[1] of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii)	an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix)	(A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

[1]	“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

(x)	a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi)	a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or 1% of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or 1% of the total consolidated assets of such company; or

(xii)	a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or 1% of that organization’s total annual charitable receipts.

(b)	For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence. Further, the fact that a director of Safeway also serves as a director of one or more of Safeway’s subsidiaries shall not be considered in determining independence, provided that such director is otherwise independent with regard to such subsidiary or subsidiaries in accordance with the guidelines in subsection (a) above and other applicable rules and regulations.

(c)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. We will specifically explain in our annual proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in the described standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xii) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of the non-employee directors standing for election, Janet E. Grove, Mohan Gyani, Frank C. Herringer, George J. Morrow, Kenneth W. Oder, T. Gary Rogers and Arun Sarin, has no material relationship with Safeway and each is independent under Safeway’s Director Independence Standards and the “independent director” standards of the NYSE currently in effect. As a result, all but two of our current directors (Robert L. Edwards, our President and CEO, and William Y. Tauscher, Chief Executive Officer of our former subsidiary, Blackhawk) are independent. The Audit Committee of the Board (the “Audit Committee”), the Executive Compensation Committee of the Board (the “Executive Compensation Committee”) and the Nominating and Corporate Governance Committee are comprised solely of independent directors.

In its determination of independence, the Board evaluated the facts and circumstances relating to the following transactions:

Mr. Gyani is a member of the board of directors of Union BanCal Corporation, which operates through its banking subsidiary, Union Bank of California (of which Mr. Gyani is also a board member). We did business with Union Bank of California in fiscal years 2011, 2012 and 2013. Mr. Gyani is not an employee of either

Union BanCal Corporation or Union Bank of California, nor does Mr. Gyani receive any compensation from Union BanCal Corporation or Union Bank of California other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, Union Bank of California during fiscal years 2011, 2012 and 2013 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE as then in effect.

Board Leadership Structure

Effective May 15, 2013, the Board appointed T. Gary Rogers, an independent director, as Non-Executive Chairman of the Board. Prior to this appointment, Mr. Rogers served as Lead Independent Director for the Board. The Board believes it should have the flexibility to establish a leadership structure that works best for the Company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Board decided that, with the appointment of Robert L. Edwards as CEO, this was an appropriate time to separate the roles of CEO and Chairman. Separating the roles of the Chairman of the Board and CEO enables the independent directors to participate meaningfully in the leadership of the Board. The Board believes this structure provides an appropriate degree of oversight over our CEO and senior management. Mr. Rogers previously served as our Lead Independent Director and has been a member of the Board since 2011 and has significant knowledge about our operations. For this reason, and due to the fact that the responsibilities of the Lead Independent Director are similar in most respects to those of a Non-Executive Chairman, Mr. Rogers is able to understand the unique challenges faced by management and serve as a liaison between the Board and management.

The Board’s Role in Risk Oversight

Pursuant to a policy adopted by the Board, the Audit Committee is responsible, on behalf of the Board, for oversight of enterprise risk management for the Company. Management of the Company is responsible for the preparation and implementation of our plans and processes for managing risk. In performance of its oversight responsibility, the Audit Committee, at least annually, reviews these plans and processes, including their scope, our organizational structure for risk management, management’s implementation, monitoring and oversight of our plans and processes for managing risk and our insurance programs. The Audit Committee also receives periodic updates from management with regard to the overall efficacy and results of the enterprise risk management program, significant risk areas for the Company and other risk areas identified from time to time by the Audit Committee. It also reviews management’s processes for identifying, assessing and responding to new risk areas relevant to the Company. The Chair of the Audit Committee periodically updates the full Board with regard to risk management issues as part of the Board’s active consideration of the Company’s risk profile and general risk management strategy.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Executive Compensation Committee considers the risks that may be implicated by our executive compensation programs, our Executive Committee focuses on risks that may result from changes in our corporate strategy and our Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks. The Board is apprised by the committee chairs of significant risks and management’s response via periodic updates. We believe the leadership structure of the Board supports the Board’s effective oversight of the Company’s risk management.

Interested Party Communications with Directors

The Board has adopted a policy and procedures for receiving communications from interested parties of the Company. Any interested party may send written correspondence to the Board, the Non-Executive Chairman, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the interested party sending the communication, and, if the interested party is a stockholder, the number of shares of Company common stock owned by the stockholder and, if the stockholder is not the record owner of the Company common stock, the name of the record owner. The General Counsel will forward correspondence not more suitably directed to management to the Board, the Non-Executive Chairman, a Board committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, the Non-Executive Chairman, a Board committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board held ten meetings in fiscal year 2013. During fiscal year 2013, each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or the committees. Each director is expected to attend the Annual Meeting in person, absent extraordinary circumstances. All of the directors attended the 2013 annual meeting of stockholders (the “2013 Annual Meeting”). In fiscal year 2013, the Board had the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Executive Committee. The Board has affirmatively determined that each member of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee has no material relationship with us and is “independent” under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect. The Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee operate pursuant to written charters, available at www.safeway.com/investor_relations, or in print to any stockholder if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, telephone: (925) 467-3790.

The current composition of each Board committee is:

Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Mohan Gyani (Chair)	Arun Sarin (Chair)	Frank C. Herringer (Chair)	Robert L. Edwards (Chair)
Janet E. Grove	Frank C. Herringer	Janet E. Grove	Frank C. Herringer
Kenneth W. Oder	Kenneth W. Oder	Kenneth W. Oder	T. Gary Rogers
Arun Sarin	T. Gary Rogers		Arun Sarin
William Y. Tauscher

Audit Committee

The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors engaged by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinions; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis of financial condition and results of operations; approving the audit and non-audit services of such auditors and other terms of their engagement; overseeing enterprise risk management for the Company; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with our internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal year 2013, the Audit Committee held seven meetings.

The Report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Experts

Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether their audit committee has at least one “audit committee financial expert,” as that term is defined in SEC rules. The Board has determined that Mohan Gyani qualifies as an “audit committee financial expert” and that he is “independent,” as noted under “—Director Independence” above.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves our goals and objectives relevant to compensation of our executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for our executive officers that correspond to our goals and objectives. With respect to our Executive Vice Presidents, our CEO assesses the individual performance of each such executive and proposes base salaries for each. The Executive Compensation Committee then sets these salaries. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and makes a recommendation to the Board regarding the CEO’s base salary for the next fiscal year. The Executive Compensation Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, it approves grants of performance shares and stock options and other equity awards to our executive officers, including the CEO, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”). The Executive Compensation Committee also adopts performance goals with respect to performance-based compensation for our executive officers, including the CEO, and certifies whether performance goals are met before compensation that may be intended to qualify as performance-based compensation under Section 162(m) of the Code is paid to our officers. The Executive Compensation Committee administers our 1999 Amended and Restated Equity Participation Plan (the “1999 Equity Plan”), our 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”) and our 2011 Equity and Incentive Award Plan (the “2011 Equity Plan”). In making recommendations with respect to executive compensation, the Executive Compensation Committee evaluates the risks that may be implicated by our executive compensation programs. The Executive Compensation Committee is also responsible for evaluating and recommending to the Board the compensation of our non-employee directors. During fiscal year 2013, the Executive Compensation Committee held four meetings.

The Executive Compensation Committee participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and our Annual Report on Form 10-K and also produces a report (the “Report of the Executive Compensation Committee”) for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations. For the Report of the Executive Compensation Committee, see “Report of the Executive Compensation Committee” beginning on page 206. The Executive Compensation Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m) of the Code).

The Executive Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Role of the Compensation Consultant

The Executive Compensation Committee has retained a compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to act as the Executive Compensation Committee’s consultant on executive and director compensation matters. Cook & Co. was retained directly by the Executive Compensation Committee and reports directly and exclusively to the Executive Compensation Committee. With regard to executive and director compensation, Cook & Co. was engaged to advise the Executive Compensation Committee on the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives. Cook & Co. does not provide any consulting services to Safeway or our management. The Executive Compensation

Committee has assessed the independence of Cook & Co. pursuant to SEC rules and has concluded that no conflict of interest exists that would prevent Cook & Co. from serving as an independent consultant to the Executive Compensation Committee. Cook & Co. periodically provides input to the Executive Compensation Committee on matters such as emerging or evolving compensation practices, policies of proxy advisory firms, peer companies, equity plan share usage and dilution and market survey data. Cook & Co. also provides general observations on our compensation programs, but it does not determine or recommend the specific amounts or forms of compensation for executive officers or directors.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board and consider the qualifications of director nominees, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at the Annual Meeting. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as our Certificate of Incorporation, By-Laws, the Guidelines and the charters of the Board committees. During fiscal year 2013, the Nominating and Corporate Governance Committee held two meetings.

Executive Committee

The Executive Committee was established in 2004 to provide a forum for regular communication between our CEO and the Board in addition to the regularly scheduled Board meetings. The Executive Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee or the Nominating and Corporate Governance Committee. During fiscal year 2013, the Executive Committee held six meetings.

Non-Management Executive Sessions

The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Non-Executive Chairman presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal year 2013, the non-management directors held two executive sessions. The Non-Executive Chairman acted as Chairman of each of those sessions.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised entirely of independent directors. During fiscal 2013, none of our executive officers served on the board of directors or compensation committee of any other entity that has an executive officer that serves on the Board or the Executive Compensation Committee.

Consideration of Board Nominees

The Board has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, Board members, stockholders or other sources. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been, for a period of at least six months, the beneficial owner of more than 1% of the outstanding shares of Company common stock. Candidates nominated by stockholders will be evaluated in the same manner as any other candidate considered by the Nominating and Corporate Governance Committee.

As described in the Guidelines and in the charter of the Nominating and Corporate Governance Committee, in evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board, as well as a diversity of skills, background and experience. The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in the Guidelines and the Nominating and Corporate Governance Committee’s charter, and the candidate’s independence, as set forth in our Director Independence Standards and the “independent director” standards of the NYSE as then in effect. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly held company, experience in corporate governance, expertise in a specific area of our operations and existing commitments to other businesses, as well as any other criteria deemed relevant by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Nominating and Corporate Governance Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership, as well as the additional information specified by our By-Laws, and should be addressed to our Corporate Secretary. Any stockholder who wishes to recommend a candidate for nomination to the Board who would be considered for election at the annual meeting of stockholders for 2015 (the “2015 Annual Meeting”), if such meeting is held, is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals and Nominations—Stockholder Proposals for 2015 Proxy Statement” beginning on page  245.

Majority Vote Standard and Director Resignation Policy

In 2006, the Board approved an amendment to our By-Laws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means each director must be elected by a majority of the votes cast by the holders as of the record date of the outstanding shares of Company common stock present in person or represented by proxy and entitled to vote (provided a quorum is present). A “majority of the votes cast” means that the number of votes cast “FOR” a candidate for director must exceed the number of votes cast “AGAINST” that candidate. In a contested election (i.e. where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment to our By-Laws incorporated the substance of the director resignation policy the Board had adopted in 2005 as part of the Guidelines. As so incorporated, the By-Laws provide that, following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified. Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Nominating and Corporate Governance Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the SEC a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days, provided it concludes an extension would be in the best interests of the Company.

Any director who tenders his or her resignation pursuant to these By-Law provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee receives a majority of “AGAINST” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “AGAINST” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers, provided no director who has received a majority of “AGAINST” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plans

In 2004, the Board adopted a policy stating that we would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law and with the concurrence of a majority of the independent members of the Board, determines such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by the stockholders within one year of adoption. The policy is contained in the Guidelines. In 2008, the Board adopted an amendment to our By-Laws providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan or any rights or options provided thereunder shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law amendment will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment. The foregoing provision is not applicable to any stockholder rights plan ratified by our stockholders. On September 16, 2013, the Board adopted the Company Rights Agreement, which has a one-year expiration date from September 16, 2013 and is in compliance with our policy on stockholder rights plans.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics (the “Code of Business Conduct and Ethics”) for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees that focuses on areas of ethical risk, provides guidance to personnel to help them recognize and deal with ethical issues, provides mechanisms to report unethical conduct and helps foster a culture of honesty and accountability. The Code of Business Conduct and Ethics is available on our website at www.safeway.com/investor_relations.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

The Board has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate any stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in the Guidelines.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

In 2007, the Board adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions.” For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. The policy defines “Related Party” as:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Audit Committee’s approval is not feasible, then such Related Party Transaction may be preliminarily entered into by management upon prior approval of the Related Party Transaction by the Chair of the Audit Committee, subject to ratification of the Related Party Transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. In 2013, there were no Related Party Transactions that required review by the Audit Committee. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	compensation to an executive officer or director of the Company if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K promulgated under the Exchange Act; or

•	compensation to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K promulgated under the Exchange Act as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement, and such compensation has been approved, or recommended to the Board for approval, by the Executive Compensation Committee;

•	transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

•	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

•	from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such positions and ownership described above; or

•	from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership; and

•	transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of equity securities will receive the same benefit on a pro-rata basis.

PROPOSAL 5—ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Summary

We are asking our stockholders to provide a non-binding, advisory approval of the compensation of our named executive officers, as such compensation is described under “Compensation Discussion and Analysis” beginning on page 187, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. The Executive Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders. See “Compensation Discussion and Analysis” beginning on page 187 for a description of our compensation programs, including the philosophy underpinning the programs, the elements of the compensation programs and how our compensation programs are administered. Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to our performance through association with an operating metric or as a function of our stock price. We have chosen the selected metrics to align employee compensation, including compensation for the named executive officers, to our business strategy.

Vote Required and the Board’s Recommendation

The approval of the non-binding, advisory proposal to approve the compensation of our named executive officers, as such compensation is described under “Compensation Discussion and Analysis” beginning on page 187, the tabular disclosure regarding such compensation and the accompanying narrative disclosure requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

The Board believes that the information provided under “Compensation Discussion and Analysis” beginning on page 187 demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of Safeway approve, on an advisory basis, the compensation of Safeway’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement.

Although the resolution is non-binding, the Board will take into account the result of the advisory vote when making future compensation decisions. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at the 2015 Annual Meeting, if such meeting is held.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED UNDER “COMPENSATION DISCUSSION AND ANALYSIS” BEGINNING ON PAGE 187 AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT, and your proxy will be so voted unless you specify otherwise.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of our financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The following discussion and analysis has generally been prepared without reference to the pending Merger, which, if approved and closed, will have numerous impacts on the Company’s executive compensation program, such as, for example, acceleration of all outstanding equity awards. Please refer to “Proposal 2—Merger-Related Compensation” on page 167 for a discussion of the potential impact of the Merger upon the Company’s executive compensation program.

Executive Summary

Highlights

In fiscal year 2013, the Company achieved the following significant strategic and business objectives:

•	Significant Growth in Identical-Store Sales: Our identical-store sales, excluding fuel, increased 1.7% during 2013;

•	Significant Return of Cash to Stockholders: We returned cash of approximately $664 million to our stockholders through stock repurchases and approximately $181 million through dividends. In May 2013, we increased the amount of our quarterly dividend by approximately 14%; and

•	Strong Free Cash Flow from Continuing Operations: Free cash flow from continuing operations was strong, at $602 million[2] for the year (after giving effect to the reclassification of our Canadian and Dominick’s operations as discontinued operations).

2013 Compensation Actions

As a result, the Executive Compensation Committee took the following compensation actions related to fiscal year 2013:

•	Modest Salary Increases: Based on our performance in fiscal year 2013, each of the named executive officers other than our CEO received a base salary increase of 3% for fiscal year 2014. Our CEO received a base salary increase of 6.5% for 2014, based on data that showed his base salary was significantly below the median of the peer group. For 2013, other than in the case of promotions, our named executive officers had received limited base salary increases of 2.5% to 3%.

•	Operating Bonus Plan: Based on our net income and identical-store sales results in 2013, each of the named executive officers earned a bonus based on fiscal year 2013 performance under our operating performance bonus plan equal to 76% of the target bonus, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of fiscal year 2013.

[2]

Calculated as net cash flow from operating activities, as adjusted to exclude payables related to third-party gift cards, net of receivables, less net cash flow used by investing activities, as adjusted to exclude cash used by investments and business acquisitions. For a reconciliation of free cash flow to the most directly comparable GAAP financial measure, GAAP cash flow, please see Part II, Item 7 of our 2013 Annual Report on Form 10-K filed with the SEC on February 26, 2014.

•	Capital Bonus Plan: Based on the strong performance of our capital projects, each of the named executive officers earned a bonus based on fiscal year 2013 performance under our capital performance bonus plan equal to 163.8% of the target bonus, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of fiscal year 2013. The capital bonus represents a much smaller percentage of the overall bonus for the named executive officers than the operating bonus. The separate capital performance bonus plan has been eliminated for fiscal year 2014 and going forward.

•	2013 Equity Grants: See “—Changes to our Compensation Program” for a description of our 2013 equity grants.

Notable Pay Practices

We continue to adhere to the following pay practices that reflect our compensation philosophy:

•	Pay for Performance. To align our named executive officers’ compensation with the interests of our stockholders, a substantial portion of their compensation is “at risk” and performance-based;

•	Driving Value. Our short-term and long-term incentive compensation is based on value-driving financial metrics;

•	Focus on Total Stockholder Return (“TSR”). Performance share payouts are modified based on TSR performance;

•	No Employment Agreements. Except for the employment offer letter with Peter J. Bocian, we currently do not have employment agreements with any executive officers;

•	Reasonable Severance Benefits. We currently provide change in control and severance benefits at or below two times base salary (significantly below the level considered by proxy advisory firms as a problematic pay practice);

•	Stockholder Approval for Severance Benefits. We have a policy that we will not enter into any severance agreement with an executive officer that provides severance benefits in excess of 2.99 times that executive’s most recent annual salary plus bonus, without stockholder approval;

•	Double-Trigger Vesting Acceleration on Change in Control. We have adopted double-trigger vesting acceleration in the event of a change in control for equity awards made in fiscal year 2012 and going forward. Award agreements provide that upon a change in control, the awards will become fully vested only if the acquiror does not agree to assume the awards. If the awards are assumed, they will become fully vested only in the event the executive’s employment is terminated by the acquiror without cause or the executive terminates his or her employment for good reason within one year following the change in control;

•	Claw-back Policy. We have a policy for “clawing back” bonuses paid to executive officers under certain circumstances;

•	No Tax Gross-ups. We do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the moderate perquisites we offer;

•	Equity Ownership Guidelines. We have meaningful officer and director equity ownership guidelines that we expect our officers and directors to meet within five years of accepting a covered position (six times base salary for our CEO, four times base salary for our Executive Vice Presidents, two times base salary for our Senior Vice Presidents and five times the annual cash retainer for directors);

•	No Hedging Company Stock. Our insider trading policy prohibits our directors, named executive officers and other key executive officers from hedging the economic interest in the Company securities that they hold;

•	No Option Backdating or Repricing. We do not backdate stock options, and our equity incentive plans prohibit repricing of stock options without stockholder approval; and

•	Independent Compensation Consultant. The Executive Compensation Committee’s consultant is retained directly by the Executive Compensation Committee and performs services solely in support of, and reports directly to, the Executive Compensation Committee.

Executive Compensation Committee Consideration of the Company’s 2013 Say-on-Pay Vote

At the 2013 Annual Meeting, we asked our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2013 Proxy Statement. Safeway’s 2013 management say-on-pay proposal received the approval of just under 70% of the votes cast at the 2013 Annual Meeting, a significant improvement over 2012, when Safeway’s management say-on-pay proposal received the approval of approximately 51% of the votes cast.

Prior to the 2013 Annual Meeting, we engaged in significant stockholder outreach regarding our executive compensation program and, particularly, our Performance Share Award plan. We made phone calls to most of our top institutional stockholders offering to discuss our executive compensation programs and any concerns or issues these stockholders might have, and specifically soliciting their input with regard to the metrics used in our Performance Share Award plan. We engaged in substantive phone conversations with many of these stockholders.

Following the voting results on our 2013 management say-on-pay proposal, and based on feedback from our stockholder engagement efforts, input from the independent consultant to the Executive Compensation Committee and input from management, the Executive Compensation Committee made certain changes to our compensation program, as specified under “—Changes to our Compensation Program” below.

Changes to our Compensation Program

In fiscal years 2012 and 2013, our named executive officers were granted a mix of Company Options (50% by number, not by value) and Performance Share Awards (50% by number, assuming target level performance). Based on this split between Company Options and Performance Share Awards, approximately 80% of the grant value of the annual long-term incentive plan (LTIP) awards is expected to come from the Performance Share Awards. The Company Options vest at the rate of 25% per year over four years. The Performance Share Awards will be earned and vested based on our achievement of specified business performance criteria (specifically for the 2012 and 2013 Performance Share Awards, relative earnings per share of Company common stock goals determined on a compound annual growth basis, as discussed under “—How Compensation is Determined” below), at which time the named executive officer will receive a specified number of shares of Company common stock for the earned award, if any. The Performance Share Awards specify a minimum performance level that must be achieved in order for the named executive officer to receive any shares of Company common stock and a target number of shares of Company common stock that will be received upon achievement of target levels. If our performance exceeds the target performance goals, the named executive officer may receive additional shares of Company common stock above the target number, subject to a specified maximum contained in the award.

For the initial Performance Share Award program (2012-2014 cycle), shares underlying Performance Share Awards (if earned) are distributed after the end of each performance period (three cycles, each beginning January 1, 2012 and ending at the completion of the first, second and third years) based on financial performance targets for each of these interim periods. Based on our earnings per share of Company common stock growth relative to the earnings per share growth of the companies in the S&P 500 for the second performance period (January 1, 2012 through December 28, 2013), our named executive officers were not issued shares underlying Performance Share Awards for the second performance period. Shares underlying Performance Share Awards for the 2013-2015 Performance Share Award program will (if earned) be distributed at the end of the third year of the performance period and are subject to the same earnings per share of Company common stock growth goals as applicable to the 2012-2014 Performance Share Award program. Performance Share Awards for the 2013-2015 program are included in the “Stock Awards” column of the “Summary Compensation Table” beginning on page 207 and in the table under “Grants of Plan-Based Awards” beginning on page 210 and the table under “Outstanding Equity Awards at Fiscal Year-End” beginning on page 217.

For 2014, our named executive officers were granted a mix of Company Options (25% by value), Restricted Stock Units (25% by value) and Performance Share Awards (50% by value, assuming target level performance). We believe that balancing the weightings of Company Options and Restricted Stock Units at 25% (each) of the target annual grant value, in conjunction with 50% weighting of Performance Share Awards, provides an overall program focused on financial and stock performance along with an appropriate element of retention. The Executive Compensation Committee also changed the business performance criteria applicable to the Performance Share Awards. For the 2014 to 2016 performance period, the Performance Share Awards will be earned and vested based on our achievement of specified levels of revenue growth and return on invested capital (“ROIC”), as modified based on our total stockholder return.

The Executive Compensation Committee also reviewed the performance metrics under our annual cash bonus plans and determined to change one of the metrics for the operating performance bonus plan. For 2014, these metrics will be identical-store sales and EBITDA growth, rather than identical-store sales and net income. To simplify the Company’s executive compensation program, the Executive Compensation Committee also determined to eliminate the separate capital performance bonus plan and instead add an element of capital performance to the long-term equity incentive plan by introducing ROIC as one of the performance criteria under the Performance Share Award plan.

Pay for Performance

Pay for performance is a fundamental part of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ efforts and achievements with our stockholders’ interests. A significant portion of each executive’s target total direct compensation (salary + target annual bonus + long-term equity grant value) varies according to our financial performance. For fiscal year 2013, the percentages of such variable compensation for our named executive officers (other than Steven A. Burd who retired as Chairman and Chief Executive Officer effective as of May 14, 2013) were as follows:

Named Executive Officer	2013 Variable Portion of Target Total Direct Compensation
Robert L. Edwards	84%
Peter J. Bocian	87%
Diane M. Dietz	75%
Kelly P. Griffith	77%
Larree M. Renda	73%

Compensation Objectives and Philosophy

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of the shares of Company common stock over the long term. In support of these principal objectives, our compensation programs are designed to:

•	provide our executives with base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;

•	pay annual bonuses that reward our executives for the attainment of our annual financial, operational and strategic goals, when met or exceeded;

•	grant our executives equity-based compensation that will motivate them to improve our long-term performance in addition to helping retain those executives; and

•	motivate our executives to improve their individual performances.

In comparison to similar companies, we believe our compensation programs place heavy emphasis on the achievement of Company-wide goals.

Our principal compensation policies are:

•	to provide base salaries in the aggregate that are slightly below the median of our compensation peer group (described below);

•	to set target total cash compensation (salary + target bonus) at, or slightly below, the compensation peer group median to encourage strong performance;

•	to pay performance-based compensation and long-term equity compensation in excess of the compensation peer group median when we outperform others in the industry or other appropriate measurement groups; and

•	to subject a significant portion of each executive’s target total direct compensation (salary + target annual bonus + long-term equity grant value) to variability based on our financial performance. The components of total direct compensation that vary in value based on our financial performance are annual bonuses and long-term equity. In general, these portions of target total direct compensation are progressively greater for more highly-compensated positions. The portions of 2013 target total direct compensation that were variable based on our financial performance for the named executive officers are set forth above.

Our executive compensation program provides a mix of base salary, annual bonuses and long-term equity awards, and also has guidelines for minimum share ownership. We believe our approach of setting targets under our incentive compensation plans based on traditional, measurable metrics assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. The metrics that determine payouts for our executives under our incentive compensation plans are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our long-term stockholders. These payouts are also subject to a cap on the maximum amounts that can be earned in any year. In addition, we believe the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk. We believe this blend of compensation elements provides our executives with the appropriate incentives to create long-term value for our stockholders while taking thoughtful and prudent risks to grow the value of the Company.

Compensation Peer Group

To determine competitive compensation practices, we collect data about the compensation practices at a group of peer companies. This peer group, which is subject to change from time to time based upon industry conditions and availability of data, currently consists of 18 companies in either our own industry or closely related industries, including major grocery retailers, other major retailers and other companies in the food and consumer products industries. Our current compensation peer group is:

Best Buy Co., Inc.	Kohl’s Corporation	SuperValu Inc.
Colgate-Palmolive Company	Limited Brands, Inc.	Target Corporation
Costco Wholesale Corporation	Lowe’s Companies, Inc.	The Gap, Inc.
CVS Caremark Corporation	Macy’s, Inc.	The Home Depot, Inc.
General Mills, Inc.	McDonald’s Corporation	The Kroger Co.
J.C. Penney Company, Inc.	Staples, Inc.	Walgreen Co.

No changes were made to our peer group for 2013. All of these companies, in both the grocery industry and the non-grocery industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. The selected companies are engaged in similar businesses (food and/or drug retailing, other retailing, supply to food retailers). The selected companies have annual sales between $10.8 billion and $126.8 billion or between 0.3 and 3.5 times Safeway’s sales of $36.1 billion for fiscal year 2013. At the end of fiscal year 2013, we ranked at approximately the 57th percentile of these peers in annual sales. While the market caps of these companies may vary considerably from our own market cap, we believe that a revenue comparison presents a more accurate picture of job similarity and competitiveness. We have also determined that eliminating the larger market cap companies does not have a material effect on Safeway’s competitive positioning in the group.

Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the medians for comparable positions in the peer group as our competitive benchmarks for setting our pay structure.

Elements of Compensation

The major elements of compensation for our executive officers are:

•	base salary;

•	annual bonus;

•	equity awards, and

•	retirement benefits.

We also provide certain other benefits and perquisites to our executive officers, at levels we believe to be moderate and market competitive (as detailed below).

We believe each of these elements forms an integral part of the overall compensation program and, taken together, these elements serve to achieve our compensation objectives, as follows:

Element	Purpose	Characteristics
Base Salaries	Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty that our executives seek when they are considering whether to join or remain with us	Based on competitive levels; subject to modification for individual performance; not based on Company performance
Annual Bonuses	Reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price over time	Opportunities based on the officer’s base salary and competitive levels of total cash compensation; actual earned awards based on achievement against specified goals
Equity Awards	Reward for long-term performance and increases in our stock price; incentive for our executives to increase our market value; retention through service-based vesting (Company Options and Restricted Stock Units)	Annual grants of equity under long-term incentive program with grant values based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years; actual pay delivery based on stock price appreciation and continued service (for Company Options and Restricted Stock Units) and achievement of performance metrics (for Performance Share Awards)
Retirement Benefits	Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty that our executives seek when they are considering whether to join or remain with us	Based on competitive levels; not performance-based
Perquisites	Reflect security, efficiency or competitive compensation to our executive officers	Based on competitive levels; not performance-based
Other Benefits	Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty that our executives seek when they are considering whether to join or remain with us	Based on competitive levels; not performance-based

How Compensation is Determined

Base Salaries

Base salaries for executive officers, including our CEO, are based on competitive salary levels and are subject to modification for individual performance. Base salaries are evaluated annually for all executive officers. Together with competitive data, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executives to improve their individual performances.

The base salary of our CEO is determined annually by the Board. Early in each fiscal year, our CEO proposes written objectives to the Executive Compensation Committee against which his or her performance in the fiscal year should be measured. At the end of each fiscal year, our Non-Executive Chairman (currently, T. Gary Rogers) collects information regarding our CEO’s performance and discusses relevant issues and matters with him. The Non-Executive Chairman then reports his findings and discussions to the Executive Compensation Committee, which reviews our CEO’s salary each year. The Executive Compensation Committee periodically obtains information regarding the compensation of the CEOs of our peer group companies. The Executive Compensation Committee then meets, without our CEO present, and makes a recommendation to the Board regarding our CEO’s base salary for the next fiscal year. The Board subsequently meets, without our CEO present, and conducts a formal performance review of our CEO and sets his or her base salary for the next fiscal year. The Non-Executive Chairman then meets with our CEO, conveys the views of the Board and informs him or her of his or her salary for the year.

With respect to our other named executive officers, the Executive Compensation Committee obtains compensation data concerning comparable positions at our peer group companies, which it reviews with our CEO. Our CEO assesses the individual performance of each executive and proposes the base salaries for the other named executive officers. The Executive Compensation Committee then sets these salaries. The procedure is similar for our other executive officers. As in its other work, the Executive Compensation Committee is assisted by its independent compensation consultant. The salaries for our executive officers are at approximately the median of the peer group.

For 2013, each of the named executive officers (other than our CEO) received limited base salary increases in the range of 2.5% to 3%. Mr. Burd, who retired as Chairman and Chief Executive Officer effective May 14, 2013, did not receive a base salary increase for 2013. In connection with his appointment as Chief Executive Officer, Mr. Edwards’ annual base salary was increased to $1,150,000, below our former CEO’s base salary. In addition, in connection with his hiring as our Executive Vice President and Chief Financial Officer, Mr. Bocian’s annual base salary was set at $700,000.

Annual Bonuses

The primary purpose of our bonus programs is to motivate our executives to meet or exceed Company-wide performance goals, particularly on a short-term basis, which is intended to increase our market value. We believe bonus programs at certain levels are necessary for competitive purposes to attract and retain desirable executives, and the fact that executives must be employed by us at the end of the fiscal year in order to be eligible for a bonus assists in retention.

For 2013, executive officers participated in two bonus plans: the Operating Bonus Plan and the Capital Bonus Plan (each as defined below). All executive officers participated in the Operating Bonus Plan. Only those executive officers who participated in capital investment decisions participated in the Capital Bonus Plan. The executive officers who participated in the Capital Bonus Plan in 2013 include the CEO, the Executive Vice Presidents, the Senior Vice President of Real Estate and Engineering and the Senior Vice President of Supply Operations. As noted under “—Executive Summary—2013 Compensation Actions” beginning on page 187, the Capital Bonus Plan has been eliminated for 2014 and going forward.

Bonuses are typically paid in March, after the results of the prior fiscal year have been certified by the Executive Compensation Committee.

In addition, Mr. Bocian received a one-time initial cash sign-on bonus in the amount of $250,000 in connection with his hiring on February 19, 2013. In the event Mr. Bocian’s employment with the Company is terminated by the Company for cause, or by Mr. Bocian before he completes two full years of service, Mr. Bocian will be required to repay the sign-on bonus in full.

Operating Bonus Plan

Under the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Operating Bonus Plan”), the Executive Compensation Committee sets an operating performance threshold for a fiscal year at the beginning of that fiscal year. If that threshold is not met, no bonuses are paid under the Operating Bonus Plan. If that threshold is met, each participating executive officer is eligible to receive a bonus pursuant to the criteria established by the Executive Compensation Committee at the beginning of the year. At the beginning of the year, the Executive Compensation Committee develops a matrix made up of two important operating performance metrics, with increasingly higher bonus amounts payable as higher operating performance metrics are achieved. In past years, the operating performance metrics have included earnings per share, identical-store sales growth, volume growth, operating profit and net income. For 2013, the operating performance metrics used in the matrix were identical-store sales growth and net income. As noted under “—Executive Summary—Changes to our Compensation Program” above, for 2014, the operating performance metrics will be identical-store sales growth and EBITDA growth.

We undertake an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for operating performance for the following fiscal year. If the operating performance threshold is met, the Executive Compensation Committee determines the amount of any operating bonuses to be paid, in terms of a percentage of the maximum bonus amount allowed (which can include 0%). The target level for Company operating performance generally produces an Operating Bonus Plan bonus payment of 50% of the maximum bonus allowed, which we refer to as target. In determining whether the operating performance threshold has been met, the Executive Compensation Committee is empowered to make adjustments for specified corporate events.

Upon hire or promotion (and subject to adjustment periodically), each executive officer is assigned a percentage of base salary that represents such officer’s maximum bonus payment under the Operating Bonus Plan. For example, for our 2013 fiscal year, the CEO was eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 170% of his annual base salary. Thus, if the Executive Compensation Committee determined to pay 200% of the target bonus under the Operating Bonus Plan award for that fiscal year, the CEO would be paid a bonus equal to 170% of his annual base salary (but in no event more than $3 million); if the Executive Compensation Committee determined to pay bonuses at target, the CEO would be paid a bonus equal to 85% of his annual base salary. For other executive officers, the percentage of annual base salary is smaller, due to our belief that higher ranking officers should have more of their compensation at risk. For example, the other named executive officers are eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 95% of their annual base salaries. These percentages are established based on a review of competitive compensation levels and may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, in establishing these percentages, but no one factor is determinative or carries any particular weight. We generally do not set individual performance targets for our executive officers under our bonus plans.

Based on our actual results for our 2013 fiscal year, which reflected operating profit of $685 million, our performance exceeded the threshold of operating profit performance under the Operating Bonus Plan, which was $190 million (taking into account discontinued operations). Based on the results set forth in the table below, consistent with the goals established by the Executive Compensation Committee at the beginning of the year, the

Executive Compensation Committee determined the CEO and each of the other named executive officers would be paid 76% of the target bonus under the Operating Bonus Plan.

2013 Operating Bonus Plan Goals and Payouts

	Identical-store Sales (excluding fuel)	Net Income (in millions)	Operating Bonus Plan Payout (% of target)
Minimum Performance	Below 0.0%	Below $190	0%
Target Performance	1.85%	$289	100%
Maximum Performance	3.85%	$333	200%
Actual Performance	1.7%	$271	76%

(Note: because the Executive Compensation Committee uses a matrix for identical-store sales and net income, other combinations of these factors may result in similar or different payouts.)

Capital Bonus Plan

Because the successful investment of capital is an important part of our business, until 2014, we have used a second bonus plan for measuring performance in this area. For 2013 and prior years, the executive officers who are responsible for making capital investment decisions, including the CEO, were eligible for capital performance-based bonus awards under the Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. (the “Capital Bonus Plan”). This bonus compensation has been contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally has been measured in periods occurring during the first and third fiscal years following the completion of a particular project. In determining whether the performance goals have been achieved, the Executive Compensation Committee has been empowered to make adjustments for specified corporate events.

Under the Capital Bonus Plan, in addition to one or more objectively determinable performance goals, the Executive Compensation Committee has established targeted rates of return early in the fiscal year with respect to projects that will be reaching the first or third anniversaries of their completion dates during such fiscal year. These targeted rates of return have generally corresponded to the expected internal rate of return at the time the capital project was approved by the Company. The threshold under the Capital Bonus Plan has represented a lesser rate of return, and the maximum has represented a greater rate of return. With respect to first- and third-year projects, if both the performance goal(s) and the capital performance threshold have been met for the year of measurement, the CEO and other participating executive officers have been eligible to receive a bonus.

As described above with respect to the Operating Bonus Plan, for 2013, each participating executive officer had a bonus potential under the Capital Bonus Plan expressed as a percentage of that officer’s annual base salary. This percentage was established at a level intended to emphasize the importance of successful returns on capital spending to the Company. For example, in the case of the named executive officers who participated in the Capital Bonus Plan during 2013, the maximum bonus payable to each such officer under the Capital Bonus Plan was 30% of such officer’s annual base salary (but in no event more than $500,000 in the case of the CEO and $350,000 in the case of the other named executive officers). These percentages were established based on a review of competitive compensation levels, as modified by individual or Company-specific circumstances. Individual factors were considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, but no one factor was determinative or carried any particular weight. The target level for Company capital performance was set to produce a capital bonus payment of 50% of the maximum bonus allowed, which we refer to as target. If the performance goal(s) or the return on invested capital performance threshold for a performance period is not met, no bonuses are paid under the Capital Bonus Plan for that period. If both the performance goal(s) and the return on invested capital performance threshold for a performance period are met under the Capital Bonus Plan, then the Executive Compensation Committee examines the extent to which the performance threshold has been exceeded and determines the percentage of the target bonus that is payable to the eligible executive officers for that fiscal year based on a pre-established formula. The payout percentage under the Capital Bonus Plan has generally been the result of a mathematical straight-line calculation. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the formula, as the Executive Compensation Committee retains the discretion to reduce or eliminate the bonus amount otherwise payable.

With respect to our 2013 fiscal year, operating profit was selected as the objectively determinable performance goal under the Capital Bonus Plan and was set at $190 million (taking into account discontinued operations). Based on the results measured for our 2013 fiscal year, which reflected operating profit of $685 million and the internal rates of return set forth in the table below, the Executive Compensation Committee determined that the CEO and other participating executive officers would be paid a capital performance-based bonus for our 2013 fiscal year with respect to measured first- and third-year projects in an amount equal to 163.8% of the target bonus.

2013 Capital Bonus Plan Goals and Payouts

	Internal Rate of Return—First-Year Projects	Internal Rate of Return—Third-Year Projects	Payout—First- Year Projects(1) (% of target)	Payout—Third- Year Projects(1) (% of target)
Minimum Performance	12.5%	12.5%	0%	0%
Target Performance	17.5%	17.5%	100%	100%
Maximum Performance	22.5%	22.5%	200%	200%
Actual Performance	24.7%	18.9%	200%	127.6%

(1)	The actual payout under the Capital Bonus Plan is the mathematical average of the payouts for the first- and third-year projects (163.8% for 2013).

Because capital investment is a significant part of our business, the Capital Bonus Plan has been used to encourage our executive officers to make prudent capital investment decisions that produce superior returns. However, in order simplify the Company’s executive compensation program, the Executive Compensation Committee determined to eliminate the Capital Bonus Plan starting in 2014 and instead add an element of capital performance to the long-term equity incentive plan by introducing ROIC as one of the performance criteria under the Performance Share Award plan. With the elimination of the separate Capital Bonus Plan, each executive officer’s target and maximum bonus payment under the Operating Bonus Plan will be increased for 2014 and going forward.

We believe the target total cash compensation (base salary + target bonus) for our executive officers in the aggregate averages below the median of our peer group.

Equity

Until 2012, we historically granted to our executive officers two forms of equity compensation: Company Options and restricted stock. For 2012 and 2013, Performance Share Awards replaced restricted stock as a component of our Long Term Incentive Plan, representing approximately 80% of the annual award value in each year. For 2014, our annual grants will consist of a mix of Company Options (25% by value), Restricted Stock Units (25% by value) and Performance Share Awards (50% by value), which we believe provides an overall program focused heavily on financial and total stockholder return performance along with an appropriate element of retention. We also have historically granted to certain of our executive officers restricted stock awards with respect to shares of Blackhawk common stock.

Company Options

Under the LTIP, the Executive Compensation Committee has historically made annual grants of Company Options to all executive officers based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the prior several years. The Executive Compensation Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median compensation peer group level and the value of Company Options. The Executive Compensation Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Our total direct compensation to our executive officers in 2013 (total cash + the grant date value of these equity awards) in the aggregate was at or below the median of the peer group.

All of our Company Option grants to our executive officers prior to 2012 have vested at the rate of 20% per year over five years. Starting in 2012, Company Options granted to our executive officers vest at the rate of 25% per year over four years. From 2003 through 2008, Company Options were granted with a term of six years. Beginning in 2009, Company Options were granted with a term of ten years to provide a longer period for measuring and rewarding performance. Company Options are granted with a per share exercise price equal to the closing price of shares of Company common stock on the grant date, as determined under our equity plan (currently the 2007 Equity Plan for our CEO and the 2011 Equity Plan for all other executive officers). We believe Company Options provide an incentive for our executives to increase the Company’s market value, as represented by our stock price, and also provide an important retention tool through service-based vesting.

See “Grants of Plan-Based Awards” beginning on page 210 for the Grants of Plan-Based Awards table, which shows the Company Option grants made to the named executive officers in the 2013 fiscal year. In connection with his hiring, on March 1, 2013, we granted Mr. Bocian a Company Option to purchase 200,000 shares of Company Stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Company Option vests ratably over five years. In connection with Mr. Edwards’ promotion to CEO, Mr. Edwards was granted additional equity grants targeted to bring his aggregate annualized equity grant value up to approximately $6.1 million for 2013 (in combination with his prior annual grants). Mr. Edwards received an additional grant of Company Options to purchase 85,213 shares of Company common stock which will vest ratably over four years from the date of Mr. Edwards’ appointment as CEO and an additional grant of Performance Share Awards with respect to 85,213 shares of Company common stock, subject to the performance conditions described more fully below.

Performance Share Awards

In 2012 and 2013, the Executive Compensation Committee granted Performance Share Awards to our named executive officers under the LTIP instead of time-vested restricted stock awards. Our named executive officers were granted a mix of Company Options (50% by number, not by value) and Performance Share Awards (50% by number, assuming target level performance). As noted above, the Executive Compensation Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median compensation peer group level and taking into account recent Company performance. The Executive Compensation Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company.

2012-2014 Performance Shares

Under the 2012-2014 Performance Share Award program, Performance Share Awards are measured and realized over three performance periods as follows: January 1, 2012 through December 29, 2012; January 1, 2012 through December 28, 2013; and January 1, 2012 through January 3, 2015. Each Performance Share Award represents the right to receive, if and to the extent designated performance goals within the three performance periods are satisfied, a share of Company common stock following completion of the performance period. At the end of each performance period, shares underlying Performance Share Awards are distributed in shares of

Company common stock based upon the level of achievement of the financial performance target set for that cycle. If we fail to meet threshold performance after three years, no shares are earned and no payout of shares is made with respect to that period. If our performance exceeds the target performance goals, the named executive officer may receive additional shares of Company common stock above the target number, subject to a specified maximum contained in the award. For the 2012-2014 Performance Share Award program, shares underlying Performance Share Awards (if earned) are distributed at the end of each performance period based on financial performance targets for each of those periods. There is a cap on the number of shares that may be distributed at the end of each of the first and second performance periods, with the opportunity for the named executive officer to earn additional shares above the caps in the third performance period if the cumulative performance for three years exceeds the level of the caps.

For the 2012-2014 Performance Share Awards, the performance measure under the program is earnings per share of Company common stock determined on a compound annual growth basis (“EPS CAGR”) compared to the EPS CAGRs of the companies in the S&P 500 for each performance period. The Executive Compensation Committee selected EPS CAGR because earnings per share is an important financial metric in our industry as well as in other industries, and because earnings per share bears a direct relationship to value appreciation for our stockholders.

The Performance Share Award goals for the 2012-2014 performance periods are as follows:

•	if our EPS CAGR is less than 80% of the median of the EPS CAGRs of the companies in the S&P 500 during the performance period, no shares underlying the Performance Share Awards for that cycle will be earned;

•	if our EPS CAGR is equal to 80% of the median of the EPS CAGRs of the companies in the S&P 500, 50% of the target number of shares underlying the Performance Share Awards for that cycle will be earned;

•	if our EPS CAGR is equal to the median of the EPS CAGRs of the companies in the S&P 500, 100% of the target number of shares underlying the Performance Share Awards for that cycle will be earned; and

•	if our EPS CAGR is in the top quartile of the EPS CAGRs of the companies in the S&P 500, the maximum number of shares underlying the Performance Share Award for that cycle will be earned.

Notwithstanding our EPS CAGR results, if our TSR during the performance period is negative, then the number of shares earned based on our EPS CAGR results will be no more than 100% of the target number of shares underlying the Performance Share Award. Notwithstanding our EPS CAGR results, no shares will be earned and awarded above 100% of the target number of shares underlying the Performance Share Award unless our TSR for the performance period equals or exceeds the median TSR of the companies in the S&P 500.

For performance above the threshold but between the benchmarks, the actual number of Performance Share Awards that will be earned will be based on a straight-line, mathematical interpolation between the applicable goals. In determining whether the performance goals have been achieved, the Executive Compensation Committee is empowered to make adjustments for specified corporate events.

As indicated above, for the 2012-2014 Performance Share Award program, shares underlying Performance Share Awards (if earned) are distributed after the end of each of the first, second and third performance periods based on financial performance targets for each of these interim periods. Based on our earnings per share growth relative to the earnings per share growth of the companies in the S&P 500 for the second performance period (January 1, 2012 through December 28, 2013) as set forth in the table below, our named executive officers were not issued any shares for this performance period. The 2012-2014 Performance Share Awards are included in the table under “Outstanding Equity Awards at Fiscal Year-End” beginning on page 217.

	EPS Growth Rate Relative to S&P 500	Performance Shares To Be Earned (% of Target)(1)
Minimum Performance	80% of median EPS growth rate for S&P 500	50%
Target Performance	Median EPS growth rate for S&P 500	100%
Maximum Performance	EPS growth rate that would place Safeway in top quartile of S&P 500	200%
Actual Performance	Below Minimum	— %

(1)	For the first two interim periods of the 2012-2014 Performance Share Award plan, the number of shares underlying the Performance Share Awards that may be issued is capped at 100% of target.

2013-2015 Performance Share Awards

Under the 2013-2015 Performance Share Award program, Performance Share Awards are measured and realized over a single three-year performance period: December 30, 2012 through January 2, 2016, to the extent performance goals for the three-year period are achieved. The performance goals under the 2013-2015 Performance Share Award program are the same as the goals for the 2012-2014 Performance Share Award program discussed under “—2012-2014 Performance Shares” above, except that they only apply to the three-year performance period, and shares underlying Performance Shares Awards, if and to the extent earned, will only be distributed at the end of the three-year performance period. See the Grants of Plan-Based Awards table under “Grants of Plan-Based Awards” beginning on page 210 for the threshold, target and maximum shares that were granted to each named executive officer during 2013 that may be earned following the completion of the three-year performance period.

2014-2016 Performance Share Awards

For the 2014-2016 Performance Share Award program, the performance measures under the Performance Share Award program are based on the Company’s achievement of annual goals related to return on invested capital and revenue growth and the Company’s relative TSR for the three-year performance period as compared to the S&P 500. Revenue growth is a measure that is easy to understand and favored by our analysts, while return on invested capital captures both our income and balance sheet performance. TSR provides a check on our financial performance and connects payouts to performance of shares of Company common stock. Payouts under the program can range from 0% to 200% of target based on the financial measures that are set annually and are modified up or down by up to 25% based on our relative TSR performance over the three-year period.

Restricted Stock/Restricted Stock Units

Historically, we made restricted stock awards only on limited occasions. These occasions were to attract certain new executives and to retain certain executives integral to our success at times when our existing compensation programs were insufficient to ensure retention. Restricted stock in our former Blackhawk subsidiary was awarded for the reasons described below. From 2009 through 2011, we allowed each executive officer to take the value of his or her LTIP grant by choosing a mix of Company Options and restricted stock in increments of 25%. Each executive’s award could be 25% restricted stock, or 50%, 75%, 100% or 0%. For an executive who chose to receive restricted stock, the number of shares of restricted stock granted in lieu of Company Options was based on an exchange ratio of 3.5 Company Options for one share of restricted stock (in 2011). This exchange ratio was chosen to approximate an equivalent grant date value for any mix of Company Options and restricted stock that an executive might elect. Both types of awards were subject to a five-year vesting schedule. As noted above, for 2012 and 2013, Performance Share Awards replaced restricted stock as a component of our LTIP.

In July 2012, we granted 100,000 shares of restricted stock to Mr. Edwards in connection with his promotion to President and 30,000 shares of restricted stock to Ms. Renda in connection with her taking on leadership of two additional departments: Information Technology and Real Estate.

In February 2013, we granted 100,000 shares of restricted stock to Mr. Bocian in connection with his hiring. In addition, to compensate Mr. Bocian for the value of restricted share units he left behind at his former employer, we agreed to grant Mr. Bocian Company common stock that will have no vesting cycle on each of July 1, 2013, July 1, 2014 and January 15, 2015 in the aggregate dollar amounts of $484,000, $1,200,000 and $713,037, respectively, provided Mr. Bocian is employed with the Company on the date of the grant. Pursuant to this commitment, we granted Mr. Bocian 20,772 shares of Company Stock on July 1, 2013. The awards for Mr. Bocian for 2013 are included in the Stock Awards column of the “Summary Compensation Table” beginning on page 207.

In addition, as discussed above, for 2014, 25% of the annual long-term incentive plan award value was granted in the form of Restricted Stock Units, adding an appropriate element of retention to our equity program. The 2014 Restricted Stock Units awards vest over a three-year period.

Restricted Stock of Blackhawk

Blackhawk is engaged in businesses related to, but different from, our food retail business. Blackhawk provides prepaid products and payment and other services to consumers through a network of retail store locations and various online channels.

In an effort to encourage the growth of Blackhawk for the benefit of the Company and our stockholders while Blackhawk was a Safeway subsidiary, and to retain executives viewed as important to our success, in 2006, the Executive Compensation Committee approved a restricted stock program at Blackhawk. Restricted shares of Blackhawk common stock were awarded to key Blackhawk executives. In addition, restricted shares of Blackhawk common stock were awarded to our executives whom the Executive Compensation Committee believed were particularly responsible for the continued and future growth of Blackhawk. In 2009, the Board approved an award of Blackhawk restricted stock to one of our named executive officers, Diane Dietz, who joined the Company in 2008. No grants of Blackhawk restricted stock were made to the named executive officers after 2008.

Retirement Plans

As noted above, we provide retirement benefits to our executive officers so our compensation package can be competitive with those retirement benefits provided by similar companies. Retirement benefits provide some degree of financial stability and certainty for our executives, helping to attract and retain desirable executives.

Retirement, or pension, benefits are provided to our executive officers under the Employee Retirement Plan (the “ERP”), a tax-qualified defined benefit pension plan, and the Retirement Restoration Plan and Retirement Restoration Plan II, non-qualified and unfunded defined benefit plans (collectively, the “Retirement Plans”). The Retirement Restoration Plans provide benefits to certain employees, including executive officers, that cannot be paid under the ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The Retirement Restoration Plans also recognize all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

In 2005, the Board approved the terms of a supplemental executive retirement agreement (the “SERP”) for our then-CEO, Steven A. Burd. Mr. Burd retired as CEO effective as of May 14, 2013. The Executive Compensation Committee previously approved and recommended the SERP. In making its recommendation, the Executive Compensation Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Executive Compensation Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined at that time. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other chief executive officers, the Executive Compensation Committee approved the SERP, which placed Mr. Burd approximately at the median of the executives examined at that time.

No current executive officer has a supplemental retirement benefit other than the Retirement Restoration Plans.

For more detailed discussions of the Retirement Plans and the SERP, please see “Post-Employment Compensation Pension Benefits” beginning on page 220.

Tally Sheets

On at least an annual basis, the Executive Compensation Committee reviews tally sheets for each of the named executive officers. These documents collect in one place the total compensation received by each named executive officer, and the compensation each named executive officer would receive under various events, including retirement, termination and change in control. The Executive Compensation Committee reviews these tally sheets so it understands how these various events would affect the compensation received by these officers; however, the Executive Compensation Committee has not historically used tally sheets to generally evaluate how each compensation element fits into our overall compensation objectives.

Other Elements of Compensation

Deferred Compensation Plans

We have two deferred compensation plans in which eligible officers, including executive officers, may participate. The plans allow the officer to defer salary or bonus and to have these deferrals mirror the investment performance of a selection of mutual funds. We do not contribute funds to the individual accounts of our executive officers under the deferred compensation plans. We are responsible for making payments under the plans from our general assets on designated distribution dates.

For more detailed discussions of the deferred compensation plans, please see “Non-Qualified Deferred Compensation” beginning on page 224.

Perquisites

Corporate Aircraft. Based on the analysis of an independent security advisor, the Board directed that Mr. Burd, who retired as Chairman and CEO effective as of May 14, 2013, would ordinarily use Company aircraft for all air travel, both business and personal, including his immediate family when they were accompanying him. This benefit ceased for Mr. Burd upon his retirement from the Company. The Board has set guidelines to limit the incremental cost to the Company of the corporate aircraft based on the Chief Executive Officer’s personal use. Incremental cost is calculated on the basis of our variable operating costs, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other variable costs. Making Company aircraft available to Mr. Burd allowed him, and now allows our CEO, Mr. Edwards, to efficiently and securely conduct business during both business and personal trips. The Board believes that the value to the Company of making Company aircraft available to Mr. Burd, in terms of safety, security and efficiency, was greater than the incremental cost we incurred to make the aircraft available to Mr. Burd. Similarly, the Board believes that the value to the Company of making Company aircraft available to Mr. Edwards is also greater than the incremental cost we incur to make the aircraft available to Mr. Edwards. Other executive officers are generally discouraged from making personal use of Company aircraft, either by taking personal trips or by having non-business passengers accompany them on business trips.

Company-Provided Automobile. For security purposes, we provided ground transportation for Mr. Burd’s commuting and business purposes while he served as CEO. The commuting use is reflected as a perquisite for calculating Mr. Burd’s compensation in the tables set forth in this Proxy Statement. No other executive officer makes use of Company-provided ground transportation for non-business purposes.

Home Security System. For security reasons, we installed home security systems at Mr. Burd’s residences while he served as CEO. No other executive officer has a Company-provided home security system.

Financial Planning. We make available to our executive officers the services of a financial planning firm. The firm offers services, paid for by us, valued at $15,000 for the executive’s first year with the firm, and $10,000 for each year after the first year. The executive is responsible for income taxes on any services provided through this program. Some executives, including Mr. Edwards and Mr. Burd, while he served as CEO, have decided not to participate in this program.

Relocation. In circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job offer, we provide such executive with relocation assistance pursuant to the Company’s relocation program, which includes travel, shipping household goods, temporary housing and participation in a home sale program. Our relocation program is an important tool for us to recruit and retain key management talent and allocate our talent as best fits the Company’s objectives. The Company provides a tax gross-up with respect to relocation expenses, as we believe such relocation expenses benefit the Company and are expenses that the executive incurs as a direct result of the Company’s request. During 2013, the Company provided Mr. Bocian with such relocation benefits, as described in Footnote (8) to the “Summary Compensation Table.”

We believe the perquisites described above were (in the case of Mr. Burd) and are (in the case of our current executive officers) necessary and appropriate for reasons of Company security, efficiency or to provide competitive compensation to our executive officers. As noted above, we do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the perquisites we offer.

Death Benefits

We provide modest death benefits to executives who are Senior Vice Presidents or higher under the Retirement Restoration Plans. Approximately 40 of our current executives are eligible for these death benefits. For a detailed description of these benefits, see “Post-Employment Compensation Pension Benefits” beginning on page 220. We believe these benefits help make our overall compensation package competitive and that they are reasonable within the overall structure of our compensation programs. In December 2008, the Board amended the special death benefit under the Retirement Restoration Plans to eliminate the post-retirement death benefit for any then-current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008, and for any new employees who join the Company on or after December 15, 2008.

Other Employee Benefits

We also provide other customary employee benefits so that our overall compensation package is competitive. As of January 1, 2012, we pay for life insurance for each corporate employee (including executive officers) in an amount equal to the employee’s annual salary, up to a maximum of $500,000. The employee is responsible for the income tax for any amount exceeding $50,000 in coverage. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Severance Benefits and Change in Control

Historically, we had not entered into severance or change in control agreements with our executive officers providing for cash payments in the event of the executive’s termination. Mr. Burd did not receive any severance or similar benefits in connection with his retirement.

The Executive Compensation Committee determined that our historical practice regarding severance was not consistent with the general practice of our peer group. Effective February 19, 2014, we adopted the Executive Severance Plan, which provides for the payment of severance and other benefits to employees of the Company at the level of Vice President or above, including executive officers, in the event of a termination of employment with the Company without cause or for good reason, as defined in the Executive Severance Plan. The Executive Severance Plan provides that in the event of such a termination, executive officers will be eligible to receive continued payment of base salary and payment of COBRA premiums or contributions under our Welfare Benefits Plan, or the equivalent, for two years (in the case of the CEO) or 18 months (in the case of Executive Vice Presidents), in addition to a pro-rated cash bonus upon attainment of the applicable performance criteria. The Executive Severance Plan further provides that in the event of a termination without cause or for good reason during the 24-month period following a change in control, executive officers will be eligible to receive a lump sum payment equal to their base salary for two years (in the case of the CEO) or 18 months (in the case of Executive Vice Presidents), payment of COBRA premiums or contributions under our Welfare Benefits Plan, or the equivalent, for two years (in the case of the CEO) or 18 months (in the case of Executive Vice Presidents), and a lump sum payment equal to their target cash bonus for the year of termination. For a detailed description of these benefits, see “Other Potential Post-Employment Payments” beginning on page 226.

With respect to change in control, we believe that equity-based compensation motivates our executive officers to increase the market value of our stock and sufficiently aligns our executives’ interests with those of the Company and our stockholders. Our equity agreements have historically provided that all unvested Company Options and restricted stock accelerate and vest in the event the Company undergoes a change in control. In keeping with our belief that our employees are directly responsible for the market value of the Company common stock, we believed it was appropriate to reward our employees with the full value of their equity awards in the event of a change in control of the Company. However, starting in 2012, our equity agreements provide for double-trigger acceleration of vesting upon a change in control. Specifically, upon a change in control, an equity award will become fully vested only if the acquiror does not agree to assume the award. In addition, if the award is assumed, it will become fully vested only in the event the executive’s employment is terminated by the acquiror without cause or the executive terminates his or her employment for good reason within one year following the change in control. Our Performance Share Awards are also subject to such double-trigger acceleration and are payable at the greater of target or the number of shares that would have been earned based on actual achievement of the performance goals through the most recently completed fiscal year.

Retention Bonus Plan

On March 6, 2014, the Board adopted and approved the Retention Plan, for certain of our key employees, including each of the continuing named executive officers other than our CEO. The Retention Plan provides for the payment of a cash retention bonus on each of March 6, 2015 and March 6, 2016, subject to remaining employed through each such date, in an amount equal to a percentage of the participant’s annual base salary as in effect on March 6, 2014, in an amount ranging from 25% to 37.5%. For Executive Vice Presidents participating in the Retention Plan, including each of the participating named executive officers, each bonus payment shall be equal to 37.5% of their annual base salary. Notwithstanding the foregoing, in the event a participant’s employment with Safeway is terminated without cause or for good reason, each as defined in the Retention Plan, the participant shall be entitled to receive any unpaid cash retention bonus amounts in a lump sum as soon as practicable following termination.

2014 Company Option and Restricted Stock Unit Agreements

Beginning in 2014, our Company Option and Restricted Stock Unit awards provide for accelerated vesting in the event of death. In addition, awards that are granted at least 12 months prior to a qualifying retirement or any time prior to a permanent disability continue to become exercisable, in the case of Company Options, or paid out, in the case of Restricted Stock Unit awards, based on the same vesting schedule in place for the award prior to such termination. A qualifying retirement is defined as a termination at age 58 or older after at least seven consecutive years of service to the Company. The Company believes that these protections contribute to a competitive compensation program for our employees.

Other Compensation Policies

Timing of Company Option Grants

It has been our long-standing practice to set the exercise price for Company Options at the closing trading price for shares of Company common stock on the date of grant. Our policy is to select Company Option grant dates for existing executive officers under the LTIP program that are the first day of our insider trading window period after the Executive Compensation Committee meeting approving such grants, with the exercise price to be set at the closing trading price on that day.

Our policy is that Company Option grant dates for newly hired executive officers are the first business day of the calendar month following the first date of employment. Our policy for newly promoted executive officers is that Company Option grant dates are the first day of our insider trading window period following the fiscal quarter in which such promotion occurred.

The Executive Compensation Committee has the sole authority to make Company Option grants to executive officers. The Executive Compensation Committee generally will authorize grants to such officers only at a meeting, and the Company Option grant dates selected will be no earlier than the date of the meeting.

Equity Ownership Guidelines

As discussed above, we have established guidelines for stock ownership by our executive officers. We believe these guidelines, which are set forth in the Guidelines, further link the interests of our executives and stockholders. Under the Guidelines, the multiple of annual base salary to be owned in stock depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
CEO	6.0x
Executive Vice President	4.0x
Senior Vice President	2.0x

The executive officers had or will have until the year 2011 or five years from the date of assuming the position (whichever is later), to meet the Guidelines.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of the named executive officers to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Amounts paid under our bonus plans and Company Options and Performance Share Awards granted pursuant to the LTIP may be intended to constitute “qualified performance-based compensation” and generally will be fully deductible for tax purposes if the requirements of Section 162(m) are satisfied. Salary and restricted stock awards are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Executive Compensation Committee may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in best interest of the Company for such compensation to be paid.

Recoupment Policy

In 2009, we adopted a policy that if an executive officer engages in ethical misconduct that causes a material restatement of our financial statements that affects a financial metric used to calculate bonuses, then the Executive Compensation Committee will have the discretion to determine whether recoupment of the portion of any bonus paid to an executive officer within the preceding three years that would not have been paid had there been no ethical misconduct and no restatement of the financials is appropriate under the particular facts and circumstances. The recoupment policy does not apply if the Executive Compensation Committee determines that, after making appropriate adjustments to the performance targets for the affected years, any changes in bonus amounts payable based on the restated financial results effectively offset one another.

The following Report of the Executive Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act or the Exchange Act.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board has submitted the following report for inclusion in this Proxy Statement:

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Executive Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the 2013 Form 10-K, for filing with the SEC.

Executive Compensation Committee:

Arun Sarin, Chair

Frank C. Herringer

Kenneth W. Oder

T. Gary Rogers

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011. The named executive officers are our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers and our former Chief Executive Officer. Columns specified in the SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary(1)		Bonus(2)		Stock Awards(3)(4)		Option Awards(3)(5)		Non-Equity Incentive Plan Compensation(6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)		All Other Compensation(8)		Total
Robert L. Edwards,	2013		$1,057,842		$—		$3,735,848		$887,416		$876,423		$84,217		$213,382		$6,855,128
Chief Executive Officer and President(9)	2012 2011	$ $	840,552 682,987	$ $	— —	$ $	3,126,823 1,416,626	$ $	318,132 452,088	$ $	534,862 638,935	$ $	83,782 41,620	$ $	89,506 68,013	$ $	4,993,657 3,300,269

Peter J. Bocian, Chief Financial Officer and Executive Vice President	2013		$589,615		$250,000		$2,529,988		$1,016,000		$357,720		—		$340,311		$5,083,634

Diane M. Dietz,	2013		$728,438		$—		$1,402,897		$335,100		$441,943		$37,313		$53,262		$2,998,953
Executive Vice President and	2012		$696,525		$—		$1,370,823		$318,132		$394,129		$41,294		$43,906		$2,864,809
Chief Marketing Officer	2011		$690,101		$—		$1,416,626		$452,088		$645,590		$23,261		$37,586		$3,265,252

Kelly Griffith, Executive Vice President, Retail Operations(10)	2013		$652,212		$—		$1,407,084		$322,596		$389,217		$5,011		$48,394		$2,824,514

Larree M. Renda,	2013		$819,846		$—		$1,402,897		$335,100		$497,401		$—		$66,762		$3,122,006
Executive Vice President(12)	2012		$770,829		$—		$1,897,623		$318,132		$436,173		$557,571		$59,156		$4,039,484
	2011		$690,579		$—		$1,416,626		$452,088		$646,036		$470,609		$47,586		$3,723,524

Steven A. Burd,	2013		$927,505		$—		$6,263,682		$1,401,015		$812,819		$—		$215,808		$9,620,829
Former Chairman and	2012		$1,500,000		$—		$5,659,981		$1,313,513		$1,265,025		$1,431,694		$173,266		$11,343,479
Chief Executive Officer(11)(12)	2011		$1,500,000		$—		$—		$6,130,000		$2,202,000		$1,529,044		$137,551		$11,498,595

(1)	This amount is the named executive officer’s base compensation, which consists of the regular weekly base salary rate, excluding moving expenses, bonus pay and other payments that are not considered part of the computation of regular weekly salary rate, multiplied by the number of weeks (52 weeks) worked during 2013, 2012 and 2011. This amount also includes amounts earned but deferred at the election of the executive officer under our executive deferred compensation plans.
(2)	Mr. Bocian joined the Company as Executive Vice President and Chief Financial Officer effective February 19, 2013. Mr. Bocian received a one-time initial cash sign-on bonus in the amount of $250,000.

(3)	The amount shown is the aggregate grant date fair value of stock and option awards granted in each year and does not reflect compensation actually received by the named executive officer. Mr. Burd retired as Chairman and Chief Executive Officer of the Company effective May 14, 2013. Pursuant to the terms of our 2007 Equity and Incentive Award Plan, all of Mr. Burd’s Company Options granted in 2013 (which were unvested as of his retirement date) and a prorated portion of his Performance Share Awards (219,571 shares) were canceled upon his separation from the Company. Of the remaining 53,000 Performance Share Awards, for performance above threshold, shares underlying the Performance Share Awards may be earned in the range of 26,500 to 106,000 shares based on the actual performance of the Company for the 2013-2015 performance period. See “Executive Compensation—How Compensation is Determined—Equity -Performance Share Awards” beginning on page 198 for details regarding the Performance Share Award goals.
(4)	This amount consists of the aggregate grant date fair value of grants of our restricted stock and Performance Share Awards in fiscal years 2013, 2012 and 2011, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation—Stock Compensation.” The Performance Share Awards granted in 2013 are subject to achievement of financial performance targets as described under the caption “Executive Compensation—How Compensation is Determined—Equity -Performance Share Awards” beginning on page 198. The aggregate grant date fair value of the Performance Share Awards is based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our actual performance. The range of payments under the Performance Share Awards granted in fiscal 2013 (assuming threshold, target and maximum performance) is set forth below. For a description of the assumptions used to calculate the grant date fair values, see Note K to the Consolidated Financial Statements in our 2013 Form 10-K.

Name	Threshold Amount	Target Amount (Reported)	Maximum Amount
Robert L. Edwards	$1,867,924	$3,735,848	$7,471,696
Peter J. Bocian	$—	$—	$—
Diane M. Dietz	$701,449	$1,402,897	$2,805,794
Kelly P. Griffith	$703,542	$1,407,084	$2,814,168
Larree M. Renda	$701,449	$1,402,897	$2,805,794
Steven A. Burd	$3,131,841	$6,263,682	$12,527,364

Pursuant to the terms of our 2007 Equity and Incentive Award Plan, Mr. Burd’s Performance Share Awards will be prorated based on his separation date, and the aggregate grant date fair value of the prorated portion ranges from $609,091 for threshold performance, to $1,218,181 for target performance and $2,436,363 for maximum performance.

(5)	This amount consists of the aggregate grant date fair value of grants of Company Options in fiscal years 2013, 2012 and 2011, as applicable, computed in accordance with FASB ASC Topic 718. For a description of the assumptions used to calculate the grant date fair values, see Note K to the Consolidated Financial Statements in our 2013 Form 10-K. All Company Options granted to the named executive officers in 2013, 2012 and 2011 have an exercise price equal to the closing sale price of shares of Company common stock on the date of grant. 2013 and 2012 grants become exercisable in annual cumulative installments of 25% of the number of Company Options granted over a four-year period; 2011 grants become exercisable in annual cumulative installments of 20% of the number of Company Options granted over a five-year period. Company Options granted to the named executive officers have a ten-year term. Actual gains, if any, on Company Option exercises are dependent on several factors, including the future performance of shares of Company common stock and the continued employment of the named executive officer. There can be no assurance that the amounts reflected in such calculation will be achieved.

(6)	This amount consists of the cash bonuses awarded under our Operating Bonus Plan and our Capital Bonus Plan to each of the named executive officers for 2013, 2012 and 2011, as applicable. The amounts disclose the actual bonuses earned for 2013, 2012 and 2011 performance which were paid in March 2014, March 2013 and March 2012, respectively. These amounts also include amounts earned but deferred at the election of the executive officer under our executive deferred compensation plans. For additional explanation of the non-equity incentive plan compensation amounts paid, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Bonuses” beginning on page 194.
(7)	This amount shows the change in pension value in fiscal years 2013, 2012 and 2011, as applicable. There were no above-market or preferential earnings for any of the named executive officers in fiscal years 2013, 2012 and 2011 under our executive deferred compensation plans.
(8)	This amount consists of all other compensation for the named executive officers. Included are amounts reflecting the aggregate incremental cost to the Company of providing personal use of Company aircraft to the named executive officers. Such aggregate incremental cost is calculated on the basis of the additional variable operating costs to us, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. For 2013, our aggregate incremental cost related to Mr. Edwards’ personal use of Company aircraft was $89,148, and for Mr. Burd it was $136,694. Pursuant to a resolution of the Board, Mr. Burd, as our former CEO, was to use Company aircraft for all air travel, both business and personal, for security reasons. There were no incremental costs for personal use of Company aircraft for the other named executive officers. In 2013, this amount also includes $6,601 with respect to Mr. Burd’s commuting use of a Company-leased automobile, calculated by allocating the total costs associated with operating the vehicle on a proportionate basis between Mr. Burd’s business and personal uses. No other named executive officer makes use of a Company-provided automobile for non-business purposes. This amount further includes the 2013 capitalized amount of $7,627 related to security equipment installed in Mr. Burd’s residences, as well as $61,061 for service, repair, parts and back-up equipment required for the installation of the security equipment. The monthly maintenance charges related to Mr. Burd’s home security were paid by Mr. Burd and were not reimbursed by us. No other named executive officer has a Company-provided home security system. For Ms. Dietz, Mr. Griffith and Ms. Renda, 2013 includes our cost for financial planning services provided by a financial planning firm. For Mr. Bocian, includes $282,811 towards relocation expenses reimbursed by the Company. The relocation expenses included: $104,194 for closing expenses and other costs related to the sale of his prior residence; $50,000 home loss protection; $33,858 for shipping household goods; $27,667 in relocation allowances; $19,711 temporary living expenses; $10,373 for closing costs related to purchase of his new residence, and $34,165 of tax gross-up payments on the relocation benefits provided. Included for all named executive officers are cash dividends earned on unvested Restricted Stock.
(9)	Mr. Edwards was promoted to the position of Chief Executive Officer and President effective May 15, 2013.
(10)	Mr. Griffith was promoted to the position of Executive Vice President and became an executive officer effective March 17, 2013.
(11)	Mr. Burd retired as Chairman and Chief Executive Officer effective May 14, 2013. Mr. Burd did not receive any severance or similar benefits in connection with his retirement.
(12)	For 2013, the change in pension value for Ms. Renda was ($141,833) and for Mr. Burd was ($835,008).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each our named executive officers with respect to all grants of plan-based awards in the fiscal year ended December 28, 2013.

Name	Date of Executive Compensa- tion Committee Action	Grant Date(1)	Plan(2)	Est Future Payouts Under Non- Equity Incentive Plan Awards(3)			Est Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units(7)	All Other Option Awards: Number of Securities Underlying Options(8)	Exercise or Base Price of Option Awards ($/Sh)(9)	Grant Date Fair Value of Stock and Option Awards(10)
				Threshold(4)	Target(4)	Maximum(5)	Threshold	Target	Maximum
Robert L. Edwards	2/12/2013	3/8/2013	2011 Equity Plan								84,775	$23.60	$427,266
	2/12/2013	3/8/2013	2011 Equity Plan				42,387	84,774	169,548				$1,788,731
	3/2/2013	5/15/2013	2007 Equity Plan				42,607	85,213	170,426				$1,947,117
	7/19/2013	7/22/2013	2007 Equity Plan								85,213	$25.89	$460,150
			Operating Bonus Plan	$—	$899,166	$1,798,331
			Capital Bonus Plan	$—	$158,676	$317,353

Peter J. Bocian	1/23/2013	3/1/2013	2011 Equity Plan								200,000	$24.10	$1,016,000
	1/23/2013	2/19/2013	2011 Equity Plan							100,000			$2,046,000
	1/23/2013	7/1/2013	2011 Equity Plan							20,772			$483,988
			Operating Bonus Plan	$—	$280,067	$560,134
			Capital Bonus Plan	$—	$88,442	$176,885

Diane M. Dietz	2/12/2013	3/8/2013	2011 Equity Plan								66,488	$23.60	$335,100
	2/12/2013	3/8/2013	2011 Equity Plan				33,244	66,488	132,976				$1,402,897
			Operating Bonus Plan	$—	$346,008	$692,016
			Capital Bonus Plan	$—	$109,266	$218,531

Kelly P. Griffith	2/12/2013	3/8/2013	2011 Equity Plan								42,387	$23.60	$213,630
	2/12/2013	3/8/2013	2011 Equity Plan				21,193.5	42,387	84,774				$894,366
	3/15/2013	3/18/2013	2011 Equity Plan				11,542.5	23,085	46,170				$512,718
	3/15/2013	4/29/2013	2011 Equity Plan								23,086	$23.51	$108,966
			Operating Bonus Plan		$309,801	$619,601
			Capital Bonus Plan		$97,832	$195,664

Larree M. Renda	2/12/2013	3/8/2013	2011 Equity Plan								66,488	$23.60	$335,100
	2/12/2013	3/8/2013	2011 Equity Plan				33,244	66,488	132,976				$1,402,897
			Operating Bonus Plan	$—	$389,427	$778,854
			Capital Bonus Plan	$—	$122,977	$245,954

Steven A. Burd	2/12/2013	4/1/2013	2007 Equity Plan								272,571	$25.70	$1,401,015
	3/29/2013	4/1/2013	2007 Equity Plan				136,285.5	272,571	545,142				$6,263,682
			Operating Bonus Plan	$—	$788,379	$1,576,759
			Capital Bonus Plan	$—	$139,126	$278,252

(1)	In accordance with our policy regarding the timing of Company Option grants, the grant date for fiscal year 2013 Company Option grants under our LTIP program was the first day of our insider trading window period after the Executive Compensation Committee meeting at which such grants were approved. Each of Mr. Edwards and Mr. Griffith received a second award under the LTIP program in connection with his promotion in 2013.

(2)	For our executive officers, we maintain the Operating Bonus Plan, the Capital Bonus Plan (through 2013), the 2007 Equity Plan, the 2011 Equity Plan and a Blackhawk 2006 Restricted Stock Plan for Safeway Executives (the “Blackhawk Plan”). Additional descriptions of each plan can be found in the narrative below.
(3)	Payouts under the non-equity incentive plans were based on performance in 2013. The information in the Threshold, Target and Maximum columns reflects the range of possible payouts when the performance goals were set in February and March 2013. The amounts actually paid under the Operating Bonus Plan and Capital Bonus Plan for 2013 are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” beginning on page 207.
(4)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above these minimums would result in a payment from $0 up to the maximum bonus amounts. The target levels under the Operating Bonus Plan for the 2013 fiscal year were for identical-store sales growth of 1.85% (excluding fuel) and net income of $289 million. Target performance under the Capital Bonus Plan for the 2013 fiscal year was set at 17.5% as the internal rate of return for first-year and third-year projects.
(5)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, the amounts shown in this column for 2013 for Mr. Edwards and Mr. Burd represent 200% of their base compensation (pro-rated, in the case of Mr. Edwards from the date of his appointment as CEO, and in the case of Mr. Burd from the date of his resignation as CEO), and for Mr. Bocian, Ms. Dietz, Mr. Griffith and Ms. Renda, 125% of their base compensation (pro-rated, in the case of Mr. Bocian from the date of his appointment as Executive Vice President and Chief Financial Officer, and in the case of Mr. Griffith from the date of his appointment as Executive Vice President, Retail Operations).
(6)	Represents the range of potential payments of shares underlying Performance Share Awards granted to the named executive officers during 2013 pursuant to the 2007 Equity Plan (for our CEO) and the 2011 Equity Plan (for our other named executive officers). Payments are based on performance relative to the companies in S&P 500 measured on the compounded annual growth rate of EPS, and range from 0% to 200% of the target amount. See “Compensation Discussion and Analysis” beginning on page 187 for a more detailed description of the performance measures.
(7)	Represents shares of restricted stock granted to Mr. Bocian in connection with his hiring in February 2013. Such restricted stock vests 20% per year with vesting dates of February 19, 2014, February 19, 2015, February 19, 2016, February 19, 2017 and February 19, 2018.
(8)	Represents Company Options granted to the named executive officers during 2013 pursuant to the 2007 Equity Plan (for our CEO) and the 2011 Equity Plan (for the other named executive officers). Such Company Option awards have a ten-year term and become exercisable in annual installments of 25%, commencing one year from the date of grant, with full vesting occurring on the fourth anniversary of the date of grant, except for the Company Option granted to Mr. Bocian, which becomes exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.
(9)	Represents the fair market value of shares of Company common stock on the date of grant, based on the closing market price of shares of Company common stock on such date as reported in The Wall Street Journal.
(10)	See Note K to the Consolidated Financial Statements in the 2013 Form 10-K for an explanation of the assumptions made in the valuation of the Company Option and stock awards.

Description of the Operating Bonus Plan

Bonus Awards

Eligibility. Each of our executive officers (including our CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined by the Executive Compensation Committee, of the amount obtained by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during a pre-established plan year that the executive served as an executive officer, up to a maximum bonus of $3 million in the case of the CEO and $1.5 million in the case of the other executive officers. An executive officer is defined as an officer subject to Section 16(a) of the Exchange Act.

Business Criteria. Each executive officer’s bonus is based on a pre-established performance target which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount. The bonus award for any executive officer is based on the achievement of specified levels above the performance target, but the Executive Compensation Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Executive Compensation Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Operating Bonus Plan provides that for each fiscal year, the Executive Compensation Committee may provide for adjustments (as determined in accordance with GAAP) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principles under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP, or (v) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Salary Adjustments. Any change in base salary affected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in shares of Company common stock, or in any combination of cash and shares of Company common stock. Stock bonuses are awarded in accordance with the provisions of the 2007 Equity Plan for our CEO and the 2011 Equity Plan for our other executive officers.

Accounting Practices. The components of a performance target will be determined in accordance with our accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment. The Operating Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Executive Compensation Committee determines are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards or the percentages to be used to determine such bonus awards after the first 90 days of the fiscal year with respect to which such bonus awards relate.

Description of the Capital Bonus Plan

Bonus Awards

Eligibility. Our executive officers and key employees who were responsible for making capital investment decisions during 2013 were eligible to receive bonus awards under the Capital Bonus Plan. The maximum bonus amount for each executive officer for the 2013 fiscal year was equal to a pre-established percentage (up to 30%), determined by the Executive Compensation Committee, of such executive officer’s annual base compensation, up to a maximum bonus of $350,000 ($500,000 in the case of the CEO). Business Criteria. Each executive officer’s bonus under the Capital Bonus Plan was contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Bonus Amount. The actual bonus amount for each executive officer is based on the achievement of specified levels at or above the performance target, but we have retained the discretion to reduce or eliminate the bonus amount otherwise payable to an executive officer (including the CEO). Prior to the payment of a bonus award to an executive officer, the Executive Compensation Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Capital Bonus Plan provides that for each fiscal year, the Executive Compensation Committee may provide for adjustments (as determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with our accounting practices, as in effect on the first day of the relevant performance period) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, or (iv) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Compensation Adjustments. Any change in eligibility or annual base compensation effected after the first day of the fiscal year is taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment. Each bonus under the Capital Bonus Plan will be paid in cash.

Amendment. The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Executive Compensation Committee determines are intended to be “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets after the first 90 days of the fiscal year with respect to which such bonus awards relate.

As described under “Compensation Discussion and Analysis—Executive Summary—2013 Compensation Actions” beginning on page 187, in order to simplify the Company’s executive compensation program, the Executive Compensation Committee determined to eliminate the Capital Bonus Plan starting in 2014 and instead add an element of capital performance to the long-term equity incentive plan by introducing ROIC as one of the performance criteria under the Performance Share Award plan.

Description of the 2007 Equity Plan

In May 2007, our stockholders approved the 2007 Equity Plan. No awards have been made under the 1999 Equity Plan (which expired in 2009) since the 2007 Equity Plan became effective. In May 2011, our stockholders approved the 2011 Equity Plan. Except for awards to our CEO, no awards have been made to our executive officers under the 2007 Equity Plan since the 2011 Equity Plan became effective.

General Nature and Purpose. The principal purpose of the 2007 Equity Plan is to provide additional incentive for our directors, key employees and consultants (and the employees and consultants of our subsidiaries) to further our growth, development and financial success, and the growth, development and financial success of our subsidiaries, by personally benefiting through the ownership of Company common stock, or other rights that recognize such growth, development and financial success. The 2007 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.

Administration of the 2007 Equity Plan. The Executive Compensation Committee is the administrator of the 2007 Equity Plan. The Executive Compensation Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Equity Plan; determine whether Company Options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2007 Equity Plan and awards granted pursuant to the 2007 Equity Plan; adopt rules for the administration, interpretation and application of the 2007 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Awards Under the 2007 Equity Plan. The 2007 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Award Limits. The 2007 Equity Plan provides that (i) awards covering not more than 2,000,000 shares of Company common stock may be granted to any of our executive officers in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares of Company common stock may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) awards covering not more than 800,000 shares of Company common stock may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan. In addition, certain employees—those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code—may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.

Counting of Shares Subject to Awards. The number of shares of Company common stock available for issuance under the 2007 Equity Plan will be reduced by (i) 2.5 shares of Company common stock for each one share of Company common stock delivered in settlement of any “full value award” granted under the 2007 Equity Plan, which is any award other than a Company Option or stock appreciation right, and (ii) one share of Company common stock for each share of Company common stock delivered in settlement of all other awards granted under the 2007 Equity Plan. In the event of any termination, expiration, lapse or forfeiture of an award granted under the 2007 Equity Plan, any shares of Company common stock subject to the award at such time will again be made available for future grants under the 2007 Equity Plan. The add back of shares of Company common stock due to the replenishment provisions under the 2007 Equity Plan will be 2.5 shares of Company common stock for each share of Company common stock subject to a full value award that is surrendered or repurchased pursuant to the terms of the 2007 Equity Plan. In no event, however, will any shares of Company common stock again be available for future grants under the 2007 Equity Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

Description of the 2011 Equity Plan

In May 2011, our stockholders approved the 2011 Equity Plan. Our CEO is not eligible to participate in the 2011 Equity Plan.

General Nature and Purpose. The principal purpose of the 2011 Equity Plan is to provide additional incentive for our directors and key employees (other than our CEO) and consultants (and the employees and consultants of our subsidiaries) to further the growth, development and financial success of the Company and our subsidiaries by personally benefiting through the ownership of shares of Company common stock, or other rights that recognize such growth, development and financial success. The 2011 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.

Administration of the 2011 Equity Plan. The Executive Compensation Committee is the administrator of the 2011 Equity Plan. The Executive Compensation Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2011 Equity Plan; determine whether options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2011 Equity Plan and awards granted pursuant to the 2011 Equity Plan; adopt rules for the administration, interpretation and application of the 2011 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2011 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Awards Under the 2011 Equity Plan. The 2011 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Award Limits. The 2011 Equity Plan provides that (i) awards covering not more than 2,000,000 shares of Company common stock may be granted to any executive officer of the Company in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares of Company common stock may be granted to any employee (other than an executive officer of the Company) in any subsequent year, and (ii) awards covering not more than 800,000 shares of Company common stock may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2011 Equity Plan. In addition, certain employees—those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code—may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.

Counting of Shares Subject to Awards. The number of shares of Company common stock available for issuance under the 2011 Equity Plan will be reduced by (i) 2.5 shares of Company common stock for each one share of Company common stock delivered in settlement of any “full value award” granted under the 2011 Equity Plan, which is any award other than a stock option or stock appreciation right, and (ii) one share of Company common stock for each share of Company common stock delivered in settlement of all other awards granted under the 2011 Equity Plan. In the event of any termination, expiration, lapse or forfeiture of an award (other than a full value award) granted under the 2011 Equity Plan, any shares of Company common stock subject to the award at such time will again be made available for future grants under the 2011 Equity Plan. The add back of shares of Company common stock due to the replenishment provisions of the 2011 Equity Plan will be 2.5 shares of Company common stock for each share of Company common stock subject to a full value award granted under the 2011 Equity Plan that is forfeited, expires or is settled in cash. In no event, however, will any shares of Company common stock again be available for future grants under the 2011 Equity Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

Description of the Blackhawk Plan

Under the terms of the Blackhawk Plan, prior to the Blackhawk Distribution, we granted restricted stock awards to certain of our executives. The restricted stock awards were in the form of shares of Blackhawk common stock.

Purchase Price. The purchase price of the restricted shares of Blackhawk common stock was par value ($0.001 per share).

Vesting. An executive’s restricted shares are subject to time-based vesting. The executive must remain employed by us or one of our subsidiaries until the restricted shares vest. The initial awards generally were 20% vested on the grant date (on or about February 24, 2006) and vested in additional cumulative 20% installments on January 31 of each subsequent year through 2010. The subsequent named executive officer award made in May 2009 imposed a similar vesting schedule.

Repurchase of Unvested Shares. Following an executive’s termination of employment, Safeway has the right to repurchase any restricted shares that remain unvested at the original par value purchase price.

Corporate Transactions. An executive’s restricted shares will continue to be subject to vesting following the Blackhawk Distribution.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to: (1) each grant of Company Options to purchase shares of Company common stock that was made at any time, had not been exercised and remained outstanding at December 28, 2013; (2) each award of restricted stock that was made at any time, had not vested and remained outstanding at December 28, 2013; and (3) each Performance Share Award that was made at any time, had not been earned or vested and remained outstanding at December 28, 2013. Columns specified in the SEC rules are omitted where there is no amount to report.

	OPTION AWARDS(1)					STOCK AWARDS(2)
									Equity Plan Incentive Awards(3)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Number of Shares or Units of Stock That Have Not Vested	Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested
Robert L. Edwards	236,000	59,000	(4)	$18.28	3/2/2019	36,308	$1,180,010	(13)	44,135	$1,434,388	(18)
	29,500	44,250	(7)	$22.41	3/10/2021	37,929	$1,232,693	(14)	169,987	$5,524,578	(19)
	16,551	49,652	(8)	$21.51	3/8/2022	66,666	$2,166,645	(15)	—	—
	—	84,775	(10)	$23.60	3/8/2023	—	—		—	—
	—	85,213	(12)	$25.89	7/22/2023	—	—		—	—

Peter J. Bocian	—	200,000	(9)	$24.10	3/1/2023	100,000	$3,250,000	(16)	—	—

Diane M. Dietz	236,000	59,000	(4)	$18.28	3/2/2019	9,078	$295,035	(13)	44,135	$1,434,388	(18)
	132,750	88,500	(5)	$24.67	3/5/2020	37,929	$1,232,693	(14)	66,488	$2,160,860	(19)
	29,500	44,250	(7)	$22.41	3/10/2021	—	—		—	—
	16,551	49,652	(8)	$21.51	3/8/2022	—	—		—	—
	—	66,488	(10)	$23.60	3/8/2023	—	—		—	—

Kelly P. Griffith	—	20,000	(4)	$18.28	3/2/2019	10,000	$325,000	(17)	27,705	$900,413	(18)
	—	13,500	(5)	$24.67	3/5/2020	12,462	$405,015	(13)	65,472	$2,127,840	(19)
	—	10,000	(6)	$20.07	7/26/2020	23,143	$752,148	(14)	—	—
	—	31,168	(8)	$21.51	3/8/2022	—	—		—	—
	—	42,387	(10)	$23.60	3/8/2023	—	—		—	—
	—	23,086	(11)	$23.51	4/29/2023	—	—		—	—

Larree M. Renda	236,000	59,000	(4)	$18.28	3/2/2019	9,078	$295,035	(13)	44,135	$1,434,388	(18)
	132,750	88,500	(5)	$24.67	3/5/2020	37,929	$1,232,693	(14)	66,488	$2,160,860	(19)
	29,500	44,250	(7)	$22.41	3/10/2021	20,000	$650,000	(15)	—	—
	16,551	49,652	(8)	$21.51	3/8/2022	—	—		—	—
	—	66,488	(10)	$23.60	3/8/2023	—	—		—	—

Steven A. Burd	—	—		—	—	—	—		120,219	$3,907,118	(20)
	—	—		—	—	—	—		53,000	$1,722,500	(21)

(1)	Reflects all Company Options held by the named executive officers as of December 28, 2013. The exercise price of all Company Options is equal to the fair market value of shares of Company common stock on the date of grant, based on the closing market price of shares of Company common stock for such date as reported in The Wall Street Journal.
(2)	Reflects all unvested restricted stock awards and unearned Performance Share Awards held by the named executive officers as of December 28, 2013.
(3)	Reflects the unvested Performance Share Awards held by the named executive officers as of December 28, 2013.
(4)	Company Options vest 20% per year with vesting dates of March 2, 2010, March 2, 2011, March 2, 2012, March 2, 2013 and March 2, 2014.
(5)	Company Options vest 20% per year with vesting dates of March 5, 2011, March 5, 2012, March 5, 2013, March 5, 2014 and March 5, 2015.
(6)	Company Options vest 20% per year with vesting dates of July 27, 2011, July 27, 2012, July 27, 2013, July 27, 2014 and July 27, 2015.
(7)	Company Options vest 20% per year with vesting dates of March 10, 2012, March 10, 2013, March 10, 2014, March 10, 2015 and March 10, 2016.
(8)	Company Options vest 25% per year with vesting dates of March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016.
(9)	Company Options vest 20% per year with vesting dates of March 1, 2014, March 1, 2015, March 1, 2016, March 1, 2017 and March 1, 2018.
(10)	Company Options vest 25% per year with vesting dates of March 8, 2014, March 8, 2015, March 8, 2016 and March 8, 2017.
(11)	Company Options vest 25% per year with vesting dates of April 29, 2014, April 29, 2015, April 29, 2016 and April 29, 2017.
(12)	Company Options vest 25% per year with vesting dates of July 22, 2014, July 22, 2015, July 22, 2016 and July 22, 2017.
(13)	Represents shares of Company common stock granted to the named executive officers on March 5, 2010 pursuant to the 2007 Equity Plan. restricted stock vests 20% per year with vesting dates of March 5, 2011, March 5, 2012, March 5, 2013, March 5, 2014 and March 5, 2015.
(14)	Represents shares of Company common stock granted to the named executive officers on March 10, 2011 pursuant to the 2007 Equity Plan. Restricted stock vests 20% per year with vesting dates of March 10, 2012, March 10, 2013, March 10, 2014, March 10, 2015 and March 10, 2016.
(15)	Represents shares of Company common stock granted to the named executive officers on July 10, 2012 pursuant to the 2011 Equity Plan. Restricted stock vests 33.33% per year with vesting dates of April 9, 2013, April 9, 2014 and April 9, 2015.
(16)	Represents shares of Company common stock granted to the named executive officers on February 19, 2013 pursuant to the 2011 Equity Plan. Restricted stock vests 20% per year with vesting dates of February 19, 2014, February 19, 2015, February 19, 2016, February 19, 2017 and February 19, 2018.
(17)	Represents shares of Company common stock granted to the named executive officers on March 2, 2009 pursuant to the 2007 Equity Plan. Restricted stock vests 20% per year with vesting dates of March 2, 2010, March 2, 2011, March 2, 2012, March 2, 2013 and March 2, 2014.
(18)	Represents 66.67% of the target number of shares of Company common stock granted in 2012, which remained unearned and unvested as of December 28, 2013.
(19)	Represents 100% of the target number of shares of Company common stock granted in 2013, which remained unearned and unvested as of December 28, 2013. The Performance Share Awards are scheduled to vest after a three-year performance period upon achievement of the applicable performance goals, which determination will occur no later than March 15 of the calendar year following the end of the performance period during which the shares were earned, so long as the recipient remains employed through such time.
(20)	Represents a portion of the target Performance Share Awards granted in 2012 that were prorated based on separation from the Company that remain unearned and unvested as of December 28, 2013.
(21)	Represents a portion of the target Performance Share Awards granted in 2013 that were prorated based on separation from the Company that remain unearned and unvested as of December 28, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of Company common stock acquired by each named executive officer during fiscal year 2013 upon the exercise of Company Options and the number of shares of restricted stock held by each named executive officer that vested and the value of shares underlying Performance Share Awards that were earned and issued during fiscal year 2013. Value realized represents long-term gain over many years, and we do not consider it to be part of fiscal year 2013 compensation for the named executive officers who exercised Company Options or for whom restricted stock vested in 2013.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)(3)
Robert L. Edwards	273,000	$906,360	86,198	$2,141,920
Peter Bocian	—	$—	20,772	$483,780
Diane M. Dietz	293,000	$2,612,486	55,948	$1,371,830
Kelly P. Griffith	185,640	$621,232	37,797	$918,862
Larree M. Renda	293,000	$310,580	49,248	$1,213,603
Steven A. Burd	2,868,336	$9,979,130	94,114	$2,339,786

(1)	This amount represents the difference between the sale price and the Company Option exercise price, multiplied by the number of shares of Company common stock acquired upon exercise of the Company Option.
(2)	This amount represents the difference between the closing market price of Company common stock as reported in The Wall Street Journal on the date released to the employee and the award price, multiplied by the number of shares of Company common stock covered by the vested award.
(3)	Includes the value of shares underlying Performance Share Awards that were earned and issued based on achievement of performance goals for the 2012-2013 performance period. The number of shares of Company common stock issued and the value realized, based on the $24.89 closing price per share of Company common stock on March 19, 2013, the date of delivery of the shares of Company common stock, are as follows:

Name	Shares Issued	Value Realized
Robert L. Edwards	22,067	$549,248
Peter J. Bocian	—	$—
Diane M. Dietz	22,067	$549,248
Kelly P. Griffith	13,852	$344,776
Larree M. Renda	22,067	$549,248
Steven A. Burd	91,114	$2,267,827

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS

The following table quantifies the benefits expected to be paid to the named executive officers under the ERP, a qualified defined benefit pension plan; our Retirement Restoration Plan and our Retirement Restoration Plan II (collectively, the “RRP”), non-qualified and unfunded defined benefit pension plans; and an agreement for the SERP, a non-qualified and unfunded defined benefit pension plan. Mr. Burd retired as our Chairman and Chief Executive Officer effective as of May 14, 2013. The Retirement Restoration Plan II became effective on January 1, 2005, in connection with the passage of Code Section 409A. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions consistent with pension financial reporting for the 2013 fiscal year were used for calculations at the end of 2013; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; (3) discount rates of 4.90% for the ERP, 4.60% for the RRP and 4.70% for the SERP; (4) a cash balance interest crediting and annuity conversion interest rate of 3.95%; and (5) an account balance interest crediting rate of 2.65%.

Additional actuarial assumptions used include the following: (1) mortality table for lump sum conversion—2013 IRS Applicable Mortality Table; (2) retirement table for post-retirement mortality—RP2000 projected to 2020; (3) no pre-retirement mortality, turnover or disability; (4) form of payment assumption of 35% lump sum and 65% single life annuity for ERP and 100% single life annuity for RRP; (5) retirement age of 65 for cash balance only participants (Ms. Dietz and Mr. Edwards) and age 62 for participants in the ERP grandfather (Mr. Griffith and Ms. Renda).

Note that Mr. Burd is already in receipt of retirement benefits at the end of 2013, and the actual forms and amounts in pay status are valued.

Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Fiscal Year(4)
Robert L. Edwards	ERP	8.8	$108,644	—
	RRP	8.8	$396,575	—

Peter J. Bocian(5)	N/A	N/A	N/A	N/A

Diane M. Dietz	ERP	4.4	$32,751	—
	RRP(6)	4.4	$93,221	—

Kelly P. Griffith	ERP	26.4	$557,570	—
	RRP(6)	26.4	$266,952	—

Larree M. Renda	ERP	30.4	$940,743	—
	RRP	30.4	$2,484,286	—

Steven A. Burd	ERP(7)	19.8	$864,541	$26,230
	RRP(7)	19.8	$5,245,077	$158,667
	SERP(7)	N/A	$16,386,206	$665,405

(1)

We provide our eligible executives with retirement benefits that are in addition to those provided to our employees generally. These retirement benefits are provided using a combination of a qualified defined benefit pension plan and non-qualified defined benefit pension plans. Mr. Burd, who retired as Chairman and Chief Executive Officer effective as of May 14, 2013, was also covered by the SERP, an agreement for a supplemental retirement benefit. No other executive officer has a supplemental retirement benefit other than the RRP. Under the ERP, upon termination of employment for any reason (including in connection with a change in control), a participant may elect to receive his or her vested benefit via a lump sum payment or an annuity paid monthly. Under the RRP, upon termination of employment for any reason (including in connection with a change in control), a participant will receive his or her vested benefit via an annuity paid monthly. Under the ERP, in the event of termination of employment for any reason, a participant must have at least three years of service with us or must have reached age 55 to receive his or her accumulated benefits, and under the RRP, a participant must have reached age 55 to receive his or her accumulated benefits.
(2)	The number of years of credited service and the present value of accumulated benefits are calculated as of December 28, 2013, which is the measurement date used for reporting purposes in the 2013 Form 10-K.
(3)	Account-based cash benefits were projected to the assumed retirement age using the appropriate interest rate (3.95% for cash balance, 2.65% for account balance). No future pay credits were assumed. These projected accounts were converted to annuities at the assumed retirement age (age 65 for Ms. Dietz and Mr. Edwards, age 62 for Mr. Griffith and Ms. Renda) using the annuity conversion mortality and interest assumptions used in our financial disclosures (e.g., cash balance accounts are converted using the end of fiscal 2013 IRS Applicable Mortality Table and 3.95% interest). Employee contribution account balances were converted to annuities at current assumptions. Benefits for Mr. Burd are the amounts and forms in pay status under each plan at the end of the 2013 fiscal year. Benefits payable at the assumed retirement age were converted to a present value at that date using the mortality and interest assumptions for annuity present values that were used in our financial disclosures (e.g., end of fiscal year 2013 annuity was valued at assumed retirement age using RP2000 projected to 2020 mortality and 4.90% interest for the ERP, 4.60% interest for the RRP and 4.70% interest for the SERP). The ERP present value was calculated as 35% of the value of the lump sum form of payment plus 65% of the value of the single life annuity form of payment. The RRP present value was calculated as 100% of the value of the single life annuity form of payment. The present value determined at the assumed retirement age was discounted back to the end of the 2013 fiscal year using the pension financial reporting discount rate.
(4)	Mr. Burd retired as CEO effective as of May 14, 2013. Payments to Mr. Burd under the ERP and the RRP I commenced on August 1, 2013. Payments to Mr. Burd under the RRP II and SERP commenced on December 1, 2013 due to Mr. Burd’s key officer status. The benefits distributed on December 1, 2013 were retroactive to June 1, 2013. All benefits are distributed as an annuity.
(5)	As of December 28, 2013, Mr. Bocian was not a participant in the ERP or RRP. Mr. Bocian became eligible to participate in the ERP and RRP II on March 1, 2014, based on his continued employment.
(6)	These amounts were not vested as of December 28, 2013. In the event the named executive officer’s employment had been terminated as of December 28, 2013, voluntarily, involuntarily (with or without cause) or as a result of a change in control, the named executive officer would have received $0 under this benefit.
(7)	Mr. Burd’s ERP, RRP and SERP benefits were valued by applying the present value assumptions and methods described above to the amounts and forms in pay status under each plan at the end of the 2013 fiscal year.

Description of Retirement Plans

Retirement, or pension, benefits are provided to our executive officers under the Retirement Plans. The RRP provides benefits to certain employees, including executive officers, that cannot be paid under the qualified ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The RRP also recognizes all compensation deferred under our deferred compensation plans for purposes of determining such benefits. When calculating the maximum benefit payable under the RRP, no more than 35 years of participation in the ERP are included.

Effective July 1, 1999, the ERP was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Under the ERP, the named executive officer becomes vested in his or her accrued benefits after three years of service or reaching age 55, whichever occurs first. If he or she has three years of service with us, vested benefits under the ERP are available following termination, regardless of age. Benefits under the RRP are available to participants who terminate employment at or after age 55, and benefit payments commence within 90 days of the first day of the seventh month after such termination of employment. The normal retirement benefit under the Retirement Plans is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the ERP) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For the purposes of the Retirement Plans, the compensation-based credits are determined as a percent of the annual compensation we pay to the executive officer, including any amounts deferred under our non-qualified deferred compensation plans, but excluding equity grants and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (through December 30, 2008, from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation; and as of December 31, 2008, from 3% upon commencement of participation to a maximum of 6  1⁄2% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonuses for each such person.

Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse).

In addition, under the RRP, each of the named executive officers (as well as other executive officers of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. If any of the named executive officers dies while employed as an executive officer of the Company, then the executive officer’s beneficiary will receive an RRP death benefit in a single lump sum payment equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by the Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to one of the following benefits at the time of the former executive officer’s death: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of retirement, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, the Board amended the special death benefit to eliminate the post-retirement death benefit for any then-current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Description of the SERP

In 2005, the Board approved the terms of an agreement for a supplemental retirement benefit for Mr. Burd, who retired as Chairman and Chief Executive Offer effective as of May 14, 2013. Under the terms of this agreement, Mr. Burd’s total retirement benefit was calculated as a percentage of his final average compensation

(defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus was the highest). Based on Mr. Burd’s retirement date of May 14, 2013, he is eligible to receive a retirement benefit equal to 59% of his final average compensation, offset by his benefits under the Retirement Plans.

Mr. Burd began to receive his accumulated net SERP benefit in the form of an annuity paid monthly on December 1, 2013, which was the first day of the seventh month after his termination of employment.

No other executive officer has a supplemental retirement benefit other than the RRP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended December 28, 2013. No Company contributions were made for the named executive officers during the fiscal year ended December 28, 2013. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Aggregate Earnings in Last FYE		Aggregate Balance at Last FYE
Robert L. Edwards	$—		$—
Peter J. Bocian	$—		$—
Diane M. Dietz	$—		$—
Kelly P. Griffith	$—		$—
Larree M. Renda	$241,087	(1)	$1,370,769	(2)
Steven A. Burd	$—		$—

(1)	This amount reflects the credited earnings for Ms. Renda that accrued under the DCP and the DCPII.
(2)	This amount reflects the aggregate balance as of December 28, 2013, of which $849,045 has previously been reported as compensation in prior years for Ms. Renda in the “Summary Compensation Table” beginning on page 207.

Description of the Executive Deferred Compensation Plans

We have two deferred compensation plans that are non-qualified defined contribution plans: the DCP and the DCPII (collectively, the “Plan”), in which certain eligible officers, including executive officers, may participate. The DCP was frozen as of December 31, 2004, and the DCPII was adopted effective January 1, 2005, in connection with the passage of Section 409A of the Code. The Plan allows the officer to defer salary or bonus and to have these credited amounts mirror the investment performance of a selection of mutual funds. We do not credit matching contributions to the individual accounts of our executive officers under the Plan. We are responsible for making payments under the Plan from our general assets on designated distribution dates.

Participants can defer up to 100% of base salary and up to 100% of bonus, with a minimum of $5,000 for any plan year. The deferred amounts are credited to accounts established for the participants. Deferred amounts and credited earnings are held in a rabbi trust. Each participant is fully vested in the portions attributable to his or her own deferrals of salary and bonus.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or installments (provided the account balance is at least $50,000). Participants can schedule distributions to be paid while employed or upon retirement. If a participant terminates for reasons other than retirement (termination at age 55 or older) or disability, the participant’s account balance will be paid in a lump sum (commencing within 90 days of the first day of the seventh month after such termination of employment for any reason or, if earlier, within 90 days of the date of the participant’s death). The Executive Compensation Committee may permit an early distribution to a participant upon his or her demonstration of need due to an unforeseeable emergency.

The table below shows the funds available under the Plan and the funds’ annual rate of return for the calendar year ended December 31, 2013. The performance results reported below are net of investment management fees. Participants can change investment allocations monthly. Any earnings or losses on each participant’s account are credited (or debited) with earnings (or losses) at the end of each month.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds American Asset Allocation	22.62%	JHAM Smaller Company Growth(1)	34.37%
Davis Fundamental Value	32.78%	PIMCO Total Return	(2.56)%
Franklin Templeton International Value	25.46%	RCM/T. Rowe Price Science & Technology	42.74%
GMO U.S. Equity	27.52%	T. Rowe Price Blue Chip Growth	40.56%
Invesco-DFA Small Cap Opportunities(1)	2.88%	T. Rowe Price Equity-Income	29.33%
Jennison Capital Appreciation	36.65%	T. Rowe Price Mid Value	30.67%
JHAM 500 Index—Class B	31.30%	T. Rowe Price Small Company Value	30.89%
JHAM Bond	(1.95)%	Wellington Mid Cap Stock	36.07%
JHAM Money Market	(0.52)%	Western Asset High Yield	7.91%

(1)	The JHAM Smaller Company Growth Fund was replaced by the Invesco-DFA Small Cap Opportunities Fund effective December 6, 2013. The rate of return listed for the JHAM Smaller Company Growth Fund is for the year ended December 6, 2013. The rate of return for the Invesco-DFA Small Cap Opportunities Fund is for the period from December 9, 2013 through December 31, 2013.

In the event of a change in control, the Board, in its discretion, may terminate the Plan during the period from 30 days prior to the change in control to 12 months following the change in control. If the Plan is terminated, all vested benefits must be distributed to the Plan participants within the 12-month period following termination of the Plan. We have the discretion to distribute such vested benefits in a lump sum payment or installments during that 12-month period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Historically, we had not entered into severance or change in control agreements with our executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination was voluntary, for cause or otherwise. As described below, effective February 19, 2014, we adopted the Executive Severance Plan, which provides for the payment of severance and other benefits to eligible employees in the event of certain terminations of employment.

No named executive officer currently has an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of the Board.

Under the Retirement Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive any vested retirement benefits that have accumulated as of the date of termination. For a discussion of the benefits that would be payable and the manner of payment to our named executive officers under the Retirement Plans and Mr. Burd’s SERP, see “Post-Employment Compensation Pension Benefits” beginning on page 220. Under the Plan, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive his or her account balance under such Plan as of the date of termination. For a discussion of the amounts payable and manner of payment to each of our named executive officers under the Plan, see “Non-Qualified Deferred Compensation” beginning on page 224.

Acceleration of Company Options, Performance Share Awards and Restricted Stock/Restricted Stock Units. In the event we undergo a change in control, all unvested Company Options and unvested restricted stock granted prior to February 14, 2012 will accelerate and become vested. For awards granted on or after February 14, 2012, our equity agreements provide for double-trigger acceleration of vesting upon a change in control. Specifically, upon a change in control, an equity award will become fully vested only if the acquiror does not agree to assume the award. In addition, if the award is assumed, it will become fully vested only in the event the executive’s employment is terminated by the acquiror without cause or the executive terminates his or her employment for good reason within one year following the change in control. Our Performance Share Awards are also subject to such double-trigger acceleration and are payable at the greater of target or the number of shares that would have been earned based on actual achievement of the performance goals through the most recently completed fiscal year. The Blackhawk restricted stock held by the named executive officers does not vest in the event of a change in control of the Company. Below is a table that displays the 2013 fiscal year-end values of Performance Share Awards, Company Options and restricted stock that would vest in the event the executive’s employment is terminated by the acquiror without cause or the executive terminates his or her employment for good reason within one year following the change in control.

Our 2014 Company Option and Restricted Stock Unit award agreements also provide for accelerated vesting in the event of death. In addition, 2014 awards that are granted at least 12 months prior to a qualifying retirement or any time prior to a permanent disability will continue to become exercisable, in the case of Company Options, or paid out, in the case of Restricted Stock Unit awards, based on the same vesting schedule in place for the award prior to such termination. A qualifying retirement is defined as a termination at age 58 or older after at least seven consecutive years of service to the Company. The Company believes that these protections contribute to a competitive compensation program for our employees.

Benefits Payable upon Death. Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after vesting or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse). In addition, under the RRP, each of the named executive officers (as well as other executives of the Company) is entitled to payment of a special death benefit if any such individual dies while employed as an executive officer or after retiring as an executive officer, regardless of age, as under “Post-Employment Compensation Pension Benefits” beginning on page 220.

Set forth in the table below are (i) the fiscal year-end values of Performance Share Awards, Company Options and restricted stock that would vest in the event the executive’s employment is terminated by the acquiror without cause or the executive terminates his or her employment for good reason within one year following a change in control and (ii) the amount that would have been payable to the beneficiaries of each of our named executive officers pursuant to the special death benefit under the RRP had such benefit been triggered as of December 28, 2013.

Name	Value of Performance Share Awards(1)	Value of Unvested Restricted Stock(2)	Value of Unvested Company Options(2)	RRP Lump Sum Death Payment(3)
Robert L. Edwards	$6,958,965	$4,579,348	$3,148,893	$3,500,000
Peter J. Bocian	$—	$3,250,000	$1,680,000	$—
Diane M. Dietz	$3,595,248	$1,527,728	$3,115,836	$2,428,516
Kelly P. Griffith	$3,028,253	$1,482,163	$1,441,729	$2,300,000
Larree M. Renda	$3,595,248	$2,177,728	$3,115,836	$2,796,000
Steven A. Burd(4)	$5,629,618	$—	$—	$1,000,000

(1)	Based on unvested Performance Shares Award vesting at target performance levels. For Mr. Burd, reflects value of prorated performance shares at target performance. Pursuant to the terms of the applicable equity plans and award agreements, in the event of a change in control of the Company, the number of shares earned and issued shall equal the greater of (a) the target number of performance shares set forth in the award agreement, and (b) the number of performance shares that would have been earned based on actual achievement of the Company’s performance goals set forth in the award agreement through the most recently completed fiscal year prior to such change in control (calculated as if the most recently completed fiscal year prior to such change in control had been the end of the performance period).
(2)	Based on the fiscal year-end closing price per share of Company common stock of $32.50 as of December 28, 2013.
(3)	As of December 28, 2013, Mr. Bocian was not a participant in the RRP.
(4)	Mr. Burd retired from the Company on May 14, 2013. He did not receive any severance or similar benefits in connection with his retirement. As described under “Post-Employment Compensation Pension Benefits” beginning on page 220, based on Mr. Burd’s retirement date of May 14, 2013, he is eligible to receive a retirement benefit equal to 59% of his final average compensation, offset by his benefits under the Retirement Plans.

Bonus Plans. In the event an executive officer’s employment terminates on or after the last day of the fiscal year and before actual bonuses are paid, whether due to resignation, retirement, disability or otherwise, the Executive Compensation Committee retains the discretion to determine whether the executive is entitled to a bonus payout based on that fiscal year’s results under our bonus plans. The estimated payout under these plans is described in the table under “Grants of Plan-Based Awards” beginning on page 210.

Perquisites. No perquisites, described in footnote 8 to the “Summary Compensation Table” beginning on page 207, continue after termination of employment.

New Severance Plan. Effective February 19, 2014, we adopted the Executive Severance Plan which provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company without cause or for good reason, each as defined in the Executive Severance Plan.

In the event of a qualifying termination and subject to the employee’s execution of a general release of liability against the Company, the Executive Severance Plan provides the following payments and benefits to the named executive officers:

•	continued payment of base salary until the second annual anniversary, in the case of the CEO, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date;

•	upon attainment of the performance criteria with respect to the annual cash bonus for the year in which the termination occurs, a pro-rated bonus payable at the same time bonuses are paid to the Company’s executives generally; and

•	payment of COBRA premiums, or if eligible, participant contributions under the Welfare Benefits Plan, or the equivalent, until the second annual anniversary, in the case of the CEO, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date.

In addition, in the event of a qualifying termination during the 24-month period following a change in control, as defined in the Executive Severance Plan, and subject to the applicable participant’s execution of a general release of liability against the Company, the Executive Severance Plan provides the following payments and benefits to the named executive officers:

•	a lump sum payment equal to the executive officer’s base salary for two years, in the case of the CEO, or 18 months, in the case of each Executive Vice President;

•	a lump sum payment equal to the executive officer’s target cash bonus opportunity for the fiscal year of termination; and

•	payment of COBRA premiums, or if eligible, participant contributions under the Welfare Benefits Plan, or the equivalent, until the second annual anniversary, in the case of the CEO, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date.

The Executive Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Code. Instead, the Executive Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to Excise Tax, provided that the net amount of the reduced payments, after giving effect to income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

COMPENSATION RISK MANAGEMENT

Earlier this year, management assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Executive Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, management and the Executive Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, compensation peer group and other market comparability data and market positioning to align with and support business objectives;

•	effective balance in: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit and individual performance focus and measurement and (iv) financial and non-financial performance measurement together with top management and Board discretion to manage pay appropriately;

•	equity grant guidelines, equity ownership guidelines and incentive plan recoupment policy; and

•	Executive Compensation Committee oversight of our compensation policies and practices.

DIRECTOR COMPENSATION

We believe that compensation for non-employee directors should be competitive and should encourage ownership of shares of Company common stock. Our compensation program for non-employee directors is intended to provide a competitive total compensation package designed in a manner consistent with conventional practices.

Compensation. Each non-employee director receives an annual fee of $215,000 for service on the Board. For 2013, the Non-Executive Chairman received an additional annual fee of $25,000. As of January 1, 2014, the additional annual fee for the Non-Executive Chairman will be $125,000. The Chair of the Audit Committee also receives an additional annual fee of $25,000. Each other member of the Audit Committee receives an annual fee of $15,000. The Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an annual fee of $15,000. Each other member of these committees receives an annual fee of $10,000. Each member of the Executive Committee, except Mr. Edwards and Mr. Tauscher, receives an annual fee of $15,000. All fees are payable quarterly.

Deferred Stock Units. Under DCPII, as adopted in late 2006 and amended in 2007, for years prior to 2008, 50% of the fees each director received were automatically deferred into stock units based on an equivalent number of shares of Company common stock that could have been purchased with the deferred compensation. Starting with the 2008 plan year and through the 2013 plan year, $50,000 of the fees each director received and 50% of the balance of such fees were automatically deferred into stock units. Starting with the 2014 plan year, $85,000 of the fees each director receives and 50% of the balance of such fees will automatically be deferred into stock units These deferred amounts are payable only upon the director’s termination of service as a director. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remainder of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account that accrues interest at the prime rate or a stock credit account. None of our non-employee directors has elected to have compensation credited to a cash credit account. Non-employee directors’ stock accounts are credited with additional stock units relating to the payment of dividends based on an equivalent number of shares of Company common stock that could have been purchased with the dividend payable on the number of shares of Company common stock to which the director’s stock units are then equivalent. All distributions of a director’s cash or stock credit account are made in cash.

Stock Ownership Requirements. The Guidelines provide that by the date that is the later of (i) five years from the date on which a non-employee director is elected to the Board or (ii) December 4, 2009, that director must achieve (and thereafter maintain) a level of Company stock ownership of not less than five times the amount of the annual cash retainer earned for service on the Board. The shares may be acquired by a director by purchasing shares of Company common stock or by deferring his or her compensation under the terms of DCPII.

The following table shows all cash and non-cash compensation provided in fiscal year 2013 to each of our non-employee directors who served as directors during fiscal year 2013. We do not award annual options or provide non-equity compensation or pension benefits to our non-employee directors. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Company Option Awards(3)	Total(4)
Janet E. Grove	$56,250	$215,233	$—	$271,483
Mohan Gyani	$75,000	$188,075	$—	$263,075
Frank C. Herringer	$—	$270,822	$—	$270,822
George J. Morrow	$23,695	$58,414	$—	$82,109
Kenneth W. Oder	$—	$267,668	$—	$267,668
T. Gary Rogers	$87,269	$168,672	$—	$255,941
Arun Sarin	$85,000	$172,035	$—	$257,035

(1)	Consists of the fees earned in cash through December 28, 2013.

(2)	Represents the total fees earned that were deferred into stock units in fiscal year 2013 pursuant to DCPII through December 28, 2013, including dividends. Each director’s stock credit account is credited, as of the last day of the calendar quarter, with a share of Company common stock equivalent to the number of shares of Company common stock (including fractions of a share) that could have been purchased at the average of the closing prices per share of Company common stock on each business day during the last month of the calendar quarter with the amount of the compensation deferred during the quarter under DCPII. Amounts shown in the table are consistent with the fair values of such Company common stock equivalents credited to each director’s account during 2013 under FASB ASC Topic 718. This amount also includes the total dividends paid during the year. As of the date any dividend is paid to holders of shares of Company common stock, the director’s stock credit account is credited with additional shares of Company common stock equivalent to the number of shares of Company common stock (including fractions of a share) that could have been purchased at the closing price per share of Company common stock on such date with the dividend paid on the number of shares of Company common stock to which the director’s stock credit account is then equivalent. As of December 28, 2013, the following numbers of shares of Company common stock were owned by each of the directors in his or her stock credit account: Ms. Grove, 72,011 shares; Mr. Gyani, 60,603 shares; Mr. Herringer, 51,992 shares; Mr. Morrow, 2,163 shares; Mr. Oder, 54,428 shares; Mr. Rogers, 17,801 shares; and Mr. Sarin, 25,409 shares.
(3)	Prior to February 2010, each new director received an initial grant of Company Options to purchase 20,000 shares of Company common stock, which vested ratably over three years. There were no grants of Company Options made to directors in connection with their Board service during fiscal year 2013. The following numbers of Company Options were outstanding and held by each of the following non-employee directors serving as such as of December 28, 2013: Ms. Grove and Messrs. Gyani, Herringer, Oder and Sarin, 20,000. The following numbers of Blackhawk stock options were outstanding and held by each of the following non-employee directors serving as such as of December 28, 2013: Mr. Gyani and Mr. Sarin, 50,000. Such Blackhawk stock options vest ratably over five years.
(4)	The directors received no perquisites or other personal benefits in fiscal year 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2013 about equity awards under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	11,845,277	(2)	$21.90	(3)	16,337,242
Equity compensation plans not approved by security holders	0		N/A		0

Total	11,845,277		$21.90		16,337,242

(1)	Reflects securities to be issued under the 1999 Equity Plan, the 2007 Equity Plan and the 2011 Equity Plan. Includes shares of Company common stock issuable under the 1999 Equity Plan pursuant to awards of Company Options made under prior plans we maintained, which were consolidated into the 1999 Equity Plan upon approval by our stockholders.
(2)	Consists of 7,728,655 outstanding Company Options, 1,884,359 outstanding Performance Share Awards and 2,232,263 outstanding shares of restricted stock.
(3)	Represents the weighted-average exercise price for the 7,728,655 outstanding Company Options as of December 28, 2013.

PROPOSAL 6—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

The Audit Committee has selected, and the Board has ratified, the firm of Deloitte & Touche LLP, which has served as our independent auditors since 1987, to serve as our independent registered public accounting firm for fiscal year 2014. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors. Unless otherwise instructed, proxies will be voted “FOR” ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” beginning on page 235 for more information regarding our independent auditors.

Vote Required and the Board’s Recommendation

The approval of the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of votes cast by the holders as of the record date of the shares of the Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014, and your proxy will be so voted unless you specify otherwise.

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2013 and 2012.

	2013	2012
Audit Fees(1)	$9,705,000	$6,591,000
Audit-Related Fees(2)	$724,000	$593,000
Tax Fees(3)	$5,773,000	$2,020,000
All Other Fees(4)	$8,000	$64,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal control over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC matters. Audit Fees increased in 2013 primarily due to the audit of the standalone financial statements of our former subsidiary, Blackhawk, and services related to Blackhawk’s IPO, as well as a standalone audit of Safeway’s Canadian division.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2013 and 2012 this category consisted primarily of services related to employee benefit plan audits.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $378,000 and $216,000 in 2013 and 2012, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $821,000 and $1,269,000 in 2013 and 2012, respectively. In 2013 and 2012, there were additional fees of $4,574,000 and $535,000, respectively, related to planning and executing transactions predominantly relating to Safeway’s Canadian business.
(4)	All Other Fees consist of services related to an Internal Audit review in 2012.

Pre-Approval Process and Policy

All of the services performed by the independent auditors in 2013 and 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. The policy also requires that, each year, a description of the services expected to be performed by the independent auditors for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act or the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board, a copy of which is available on our website, www.safeway.com/investor_relations. The members of the Audit Committee are: Mohan Gyani, Chair; Janet E. Grove; Kenneth W. Oder; and Arun Sarin. The Audit Committee selects our independent auditors, subject to stockholder ratification.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X promulgated under the Exchange Act.

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2013 Form 10-K for filing with the SEC.

Audit Committee:

Mohan Gyani, Chair

Janet E. Grove

Kenneth W. Oder

Arun Sarin

STOCKHOLDER PROPOSALS

The following stockholder proposals are included in this Proxy Statement exactly as submitted by the stockholder proponents. We have not corrected punctuation, grammar or spelling.

PROPOSAL 7—STOCKHOLDER PROPOSAL REGARDING LABELING PRODUCTS THAT CONTAIN GENETICALLY ENGINEERED INGREDIENTS

The Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 02109, which is the owner of 2,813 shares of Company common stock, has given notice that it intends to present the following resolution for action at the Annual Meeting:

WHEREAS

Demand for transparent labeling of products containing genetically modified organisms (GMOs) has risen to unprecedented levels among U.S. consumers. In a July 2013 New York Times poll, 93% of Americans favored labeling of genetically modified foods. Companies that fail to support informed consumer choice by providing transparent labeling risk alienating consumers concerned about this issue.

The public health and environmental risks associated with the presence of genetically modified organisms (GMOs) in our nation’s food supply remain unknown. The peer reviewed study, “Long Term Toxicity of Roundup-Tolerant Genetically Modified Maize” found that 70% of rats fed GMO corn over a two year period had significantly shorter lifespans than controls due to organ failure and increased tumor growth. A September 2013 New York Times article, “A Disease Cuts Corn Yields”, cites genetic modification as a primary factor for the blight which destroyed nearly half of Iowa’s corn crops.

Bills or ballot initiatives that would require the labeling of genetically engineered foods have been introduced in over 20 states in 2013, with both Connecticut and Maine already approving such legislation. According to a New York Times article “Genetic Changes to Food May Get Uniform Labeling”, over 20 major food companies including WalMart, PepsiCo, and ConAgra have convened to discuss lobbying for federal labeling legislation3. The Proponents believe that mandatory labeling of products containing GMOs is inevitable.

Some companies are moving more rapidly than others to capitalize on this shift in public attitudes by voluntarily labeling or phasing out products containing GMOs. Whole Foods, a Safeway competitor, announced in March 2013 that all products containing GM ingredients in U.S. and Canadian stores must be labeled as such by 2018. Other food companies, including Chipotle and Ben & Jerry’s, have adopted similar policies for disclosing the presence of GMOs in products.

Through its Health & Wellness private brand portfolio, Safeway is working to position itself competitively among consumers interested in all-natural and organic products. Research indicates that GM ingredients are a key concern among these consumers. An article titled ‘Shoppers Urge Safeway to Mandate GMO Labels’ noted that Safeway has already faced pressure from consumers regarding labeling of all products containing GMOs. As competitors move to address consumer demands by labeling or phasing out GM ingredients, proponents are concerned that Safeway risks losing market share among this target demographic.

Therefore let it be resolved that: Shareholders request that the company’s board of directors adopt a policy that until and unless long-term safety testing demonstrates that genetically engineered crops, organisms or products thereof are not harmful to humans, animals and the environment, the company will identify and label, where feasible, all food products manufactured or sold under the company’s brand names or private labels that may

[3]	http://www.nytimes.com/2013/02/01/business/food-companies-meet-to-weigh-federal-label-for-gene-engineered-ingredients.html?pagewanted=all&_r=0 contain genetically engineered ingredients, and report to shareholders, at reasonable cost and excluding proprietary information, on such policy and its implementation by October 31, 2014.

Vote Required and the Board’s Recommendation

The approval of the stockholder proposal regarding labeling products that contain genetically engineered ingredients requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

The Board recommends a vote “AGAINST” this proposal for the following reasons:

Contrary to the proponent’s position, this is not an issue of transparency. As the proponent also acknowledges, to date, this is not a food safety issue. Food labeling, mandated at the federal level, requires that manufacturers support any affirmative claims made on labels. The Company has determined that to label all private label products that contain Genetically Modified Organisms (“GMOs”) would be impractical from both a detection and marketing perspective and, for the reasons outlined below, would not further a consumer’s understanding of which foods contain genetically engineered ingredients.

Consistent with long-established federal labeling regulations, products making affirmative non-GMO and organic claims are already clearly labeled and readily available throughout our stores. Safeway currently carries a growing number of GMO-free products, including our own lines, O Organics™ and Open Nature®. Our O Organics™ line meets USDA organic standards, which do not allow the use of GMO ingredients. The entire Open Nature® line of products is planned to be GMO-free by January 2015. Safeway also provides products to consumers whose lifestyles and or budgetary choices do not focus on non-GMO, or do not focus on non-GMO exclusively. The proposed policy would have significant impact on conventional brands and the cost to consumers choosing to purchase those brands.

We require that all private label brand suppliers meet United States Department of Agriculture (USDA) and Food and Drug Administration (FDA) regulations. To date, the USDA, FDA and available science make no health or nutrition distinction between approved GMO and non-GMO products and ingredients. The Food and Chemical Toxicology study cited by the proponent regarding the health impact of GMOs was retracted after peer review. The journal found that the results were inconclusive and below the threshold standards for publication in Food and Chemical Toxicology.

The policy requested by the proposal is not feasible, given the current practices of multi-vendor sourcing prevalent in the United States food distribution system. We believe that the Whole Foods example is inapplicable to our business model. Whole Foods, a non-conventional retailer, has a much smaller group of suppliers that provides a large percentage of its private label products. Safeway, a conventional retailer, has a larger and more complex private label supply chain. The Company produces and markets thousands of different products, and uses large volumes of various raw materials. The Company believes it would be difficult and costly, in the absence of federal laws and regulations applicable to all, for the Company to require its numerous suppliers to identify, track and verify crops and raw materials derived from modern biotechnology.

GMO ingredients are extensively used in the U.S. food supply. In fact, based on USDA statistics, approximately 93% of soybeans, 90% of corn, 90% of canola and 95% of sugar beets are GMO. Given these facts, it is fair and reasonable to assume that products not making a bioengineering claim in fact contain GMO ingredient(s). Further, the Company estimates it would initially cost over $15 million to identify, confirm and certify its private label products that contain GMOs. In addition, such an undertaking would require establishing and maintaining a costly supplier audit and certification program. This effort and associated costs are further complicated by ongoing changes in formulation and suppliers. Further, using a universal label such as “this product may contain GMO” would not further a consumer’s understanding of which foods contain genetically engineered ingredients, but may create more confusion among consumers. This is not an effective use of resources.

As a more practical and cost-effective means of providing consumers a choice of foods free from GMOs and identified as GMO-free, the Company previously introduced and continues to expand its O Organics™ brand. As noted above, Safeway’s O Organics™ line meets USDA organic standards, which do not allow the use of GMO ingredients. Safeway further requires that all of its O Organics™ suppliers obtain third-party organic certification. Safeway’s Open Nature® line of products, which already includes a number of non-GMO products, will require non-GMO confirmation beginning in January 2015. O Organics™ and Open Nature® are two of the fastest growing private label product lines for the Company. In addition, Safeway stores carry a wide array of organic produce, and all of the Safeway Lucerne brand dairy milk products are rBST free.

Instead of labeling products that might contain GMOs, Safeway supports the voluntary labeling of products as non-GMO or GMO-free. The Company has determined that this approach presents a better and more competitive alternative than focusing efforts on the monitoring, labeling and/or removal of private label food products containing such ingredients.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING LABELING PRODUCTS THAT CONTAIN GENETICALLY ENGINEERED INGREDIENTS, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 8—STOCKHOLDER PROPOSAL REGARDING EXTENDED PRODUCER RESPONSIBILITY

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612, which is the owner of more than $2,000 of Company common stock, has given notice that it intends to present the following resolution for action at the Annual Meeting:

WHEREAS, post-consumer packaging and printed paper comprises nearly half of U.S. landfill waste and is a significant consumer of natural resources, energy and source of greenhouse gas emissions. Half of printed paper and packaging is landfilled or burned rather than recycled. Plastic packaging debris migrates to oceans where it damages fisheries, tourism and marine life. There is a growing link between ineffective waste management and plastic debris piling up in Earth’s oceans and waterways, where it injures and kills marine animals, transports invasive species and poses a threat to human health. California spends nearly $500 million annually to prevent trash, much of it packaging, from polluting beaches, rivers and ocean frontage.

The estimated market value of wasted packaging that could be recycled is $11.4 billion. Increased recycling provides more efficient use of valuable resources. It generates less pollution, and requires less energy than using virgin raw materials. In the U.S., taxpayers pay to recycle packaging, but poor infrastructure and strapped municipal budgets have yielded lagging recycling rates: 38% for aluminum, 34% for glass, and only 12% for plastic. Further, Safeway’s house brands, among other products, are recently increasing use of non-recyclable flexible plastic packaging, such as pouches.

More than 40 countries have shifted some or all costs of packaging recycling onto producers. Safeway is already required to contribute to packaging recycling costs in parts of Canada. U.S. producers of packaging-intensive brands can expect to be asked to take more responsibility for recycling of packaging in the future. We believe some measure of responsibility for packaging is a key component of a corporate environmental sustainability policy.

Extended Producer Responsibility (EPR), a corporate and public policy that shifts accountability for financing recycling of materials from taxpayers to producers, is a promising potential solution. Two major brands, Coca-Cola Co. and Nestle Waters NA, have called for producers to adopt EPR programs in the U.S. Legislation is pending in several states. Taking an active role in planning for mandated producer responsibility for packaging will reduce risk, ensure continued high quality packaging, reduce wasted resources, and increase program efficiencies. The company has not moved decisively to lead or participate in such an effort nor addressed its responsibility for post-consumer packaging for its brands.

BE IT RESOLVED THAT shareowners of Safeway request that the board of directors issue a report by September 1, 2014, at reasonable cost and omitting confidential information, developing a policy position on the company’s responsibility for post-consumer product packaging of its private label brands, and assessing whether alternative approaches could lead to substantially increased packaging recycling.

Supporting Statement: Options reviewed in the report should include analyses of company-based actions that will increase recyclability of packaging materials, and participation in policy and technical development of EPR or other producer responsibility strategies in collaboration with sector peers, policymakers and suppliers with a goal of greatly increased U.S. recycling rates and reduced energy use and pollution.

Vote Required and the Board’s Recommendation

The approval of the stockholder proposal regarding extended producer responsibility requires the affirmative vote of a majority of the votes cast by the holders as of the record date of the shares of Company common stock present in person or by proxy and entitled to vote at the Annual Meeting (provided a quorum is present). A majority of the votes cast means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal.

The Board recommends a vote “AGAINST” this proposal for the following reasons:

The Company recognizes that waste reduction plays an important role in the Company’s efforts to be a good steward of the environment. The Company supports continued efforts to reduce waste in the supply chain, having made significant strides to decrease the amount of packaging that ends up in landfills. However, the Company does not believe it would be a prudent use of Company resources to undertake the actions requested by the proposal.

This proposal requests that Safeway take additional steps to report on and develop a policy position on “Extended Producer Responsibility,” or EPR. It also asks Safeway to assess whether alternative approaches could lead to substantially increased packaging recycling. EPR shifts accountability for financing recycling of materials onto producers. The proposal provides no guidance regarding the requirements of a Company EPR policy, and EPR standards continue to be in flux.

Safeway is familiar with EPR proposals in various states, and laws in other countries that require producers to pay taxes and fees on packaging. The proposals vary in implementation requirements and have varying levels of success. To assess the feasibility of alternative approaches to increase packaging recycling rates in the United States would require significant Company resources that could be allocated more wisely in the best interests of stockholders.

The Company is an active proponent of recycling. Some of the many things the Company already does in this area include: setting an example and recycling within our own facilities, and transitioning to packaging solutions that consumers can recycle, contain less material and/or reduce the environmental footprint. Packaging selection standards, of course, meet all food safety/sanitation standards in addition to maintaining food quality.

A few examples of the steps taken to transition to private label packaging that allows consumers to recycle, compost and/or select containers that have a reduced environmental footprint include:

•	In 2011, the Company started transitioning Safeway-branded mushroom packages from foam containers to a paper fiber tray. This change reduced the amount of expanded polystyrene (EPS) sent to landfills by over 370,000 pounds of material.

•	In 2012, Safeway converted some private label packaging from virgin to recycled paper or plastic. This saved over one million pounds of virgin paper and plastic, equivalent to removing 1,098 metric tons of CO2 every year. For example:

•	The Refreshe Electrolyte one liter water bottle was transitioned to 100% post-consumer recycled content, saving over 139,000 pounds of material.

•	Safeway Select and Eating Right Frozen Entrees were transitioned to 35% post-consumer recycled fiber packaging, saving over 540,000 pounds of virgin material.

•	In 2013:

•	Bright Green 4x laundry detergent packaging, already recyclable, shifted to a cardboard shell and inner plastic pouch, saving over 7,000 additional pounds of virgin plastic material annually.

•	The 1⁄2 liter Refreshe water bottle was light-weighted, which eliminated over 1.8 million pounds of material annually.

•	The 50-count cookie clamshell container was light-weighted, saving 966,690 pounds of material annually.

•	The larger O Organics™ salad green mix/baby spinach containers are made from 100% recycled plastic.

•	The Company is currently baselining the paper/pulp usage in all of its private label products in order to identify opportunities to increase recycled and certified content. This baseline will also serve to drive and benchmark paper/pulp sourcing policies which are in development.

•	Later this year, the recycled cardboard from Safeway warehouses will be used to manufacture the innovative Bright Green 4x laundry detergent cardboard shell, creating a closed-loop recycling system.

In December 2013, the Company sent its suppliers Supplier Sustainability Guidelines and Expectations for Safeway Consumer Branded Items. This document, along with providing certain expectations and encouraging use and development of recyclable packaging, also identifies ways that private label suppliers can design and provide packaging that reduces the environmental impact.

Safeway continues to collaborate with other organizations, such as the U.S. Zero Waste Business Council, to ensure increased Company recycling rates and reduced waste.

Safeway will continue to increase Company recycling efforts in addition to transitioning to packaging that meets all food safety/sanitation standards while being designed in a way that allows consumers to recycle, contains less material and/or reduces the environmental footprint. However, for the reasons outlined above, the Company does not believe it would be a prudent use of Company resources to undertake the actions requested by the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING EXTENDED PRODUCER RESPONSIBILITY, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, and your proxy will be so voted unless you specify otherwise.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Company common stock as of April 10, 2014 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our executive officers and directors as a group, and (iv) each person believed by us to own beneficially more than 5% of the outstanding shares of Company common stock. Except as indicated by the notes to the following table, the holders listed below have sole voting and investment power over the shares of Company common stock beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Robert L. Edwards(2)(3)	633,448	*
Janet E. Grove(2)	26,500	*
Mohan Gyani(2)	45,000	*
Frank C. Herringer(2)	43,000	*
George J. Morrow(2)	—	—
Kenneth W. Oder(2)	40,000	*
T. Gary Rogers(2)	—	—
Arun Sarin(2)	20,000	*
William Y. Tauscher(2)	6,467	*
Peter J. Bocian	145,473	*
Diane M. Dietz(2)(3)	652,549	*
Kelly P. Griffith(2)(4)	107,639	*
Larree M. Renda(2)(3)	724,556	*
Steven A. Burd(5)	1,240,036	*
All executive officers and directors as a group (21 persons)(2)(3)	4,564,195	2.0%
The Vanguard Group, Inc.(6)	16,647,762	6.9%
100 Vanguard Boulevard, Malvern, PA 19355
FMR LLC(7)	14,372,417	6.0%
245 Summer Street, Boston, MA 02210
BlackRock, Inc.(8)	12,843,074	5.2%
40 East 52nd Street, New York, NY 10022

*	Less than 1%
(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares of Company common stock that such person has the right to acquire as of June 9, 2014 (60 days after April 10, 2014). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the DCPII) are not included in directors’ beneficial ownership of Company common stock. For a discussion of directors’ stock units, see “Compensation Discussion and Analysis” beginning on page 187. The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229. Unless otherwise indicated, each of the directors, named executive officers and other executive officers has sole voting and/or investment power with respect to the shares of Company common stock disclosed.
(2)	Includes shares of Company common stock issuable upon the exercise of Company Options that are exercisable as of June 9, 2014, as follows: Mr. Edwards, 414,850; Ms. Grove and each of Messrs. Gyani, Herringer, Oder and Sarin, 20,000; Messrs. Morrow and Rogers, 0; Mr. Tauscher, 2,000; Mr. Bocian, 40,000; Ms. Dietz and Ms. Renda, 565,974; Mr. Griffith, 53,509; and all executive officers and directors as a group, 2,279,418.
(3)

In addition to the shares of Company common stock reflected in the table above, certain of our executive officers hold shares of restricted common stock of Blackhawk, as follows: Ms. Dietz, 69,510; Mr. Edwards and Ms. Renda, 83,500; and all executive officers and directors as a group, 259,631. None of these individuals holds more than 1% of the outstanding common stock of Blackhawk.
(4)	Mr. Griffith was promoted to Executive Vice President, Retail Operations effective as of March 18, 2013.
(5)	Mr. Burd retired as Chairman and Chief Executive Officer effective as of May 14, 2013. The ownership information set forth in the table for Mr. Burd is as of such date.
(6)	All information regarding The Vanguard Group, Inc. is based on the Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. on behalf of itself and its subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”). At December 31, 2013, VFTC was the beneficial owner of 313,019 of such shares of Company common stock as a result of serving as an investment manager of collective trust accounts, and VIA was the beneficial owner of 147,902 of such shares as a result of serving as an investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 16,279,043 of such shares of Company common stock, shared dispositive power over 368,719 of such shares of Company common stock and sole voting power over 405,221 of such shares of Company common stock.
(7)	All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson 3d. At December 31, 2013, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 13,842,900 of such shares of Company common stock as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC and a bank, was the beneficial owner of 77,923 of such shares of Company common stock as a result of serving as investment manager of the institutional accounts, (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 7,623 of such shares of Company common stock in its capacity as an investment adviser to individuals, (iv) Pyramis Global Advisers Trust Company, a bank that is an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 37,627 of such shares of Company common stock as a result of serving as investment manager of institutional accounts owning such shares and (v) FIL Limited was the beneficial owner of 406,344 of such shares of Company common stock as a result of providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over all 14,372,417 of the shares of Company common stock and sole voting power over 529,517 of such shares of Company common stock.
(8)	All information regarding BlackRock, Inc. is based on the Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc. on behalf of itself and its subsidiaries, BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited and BlackRock Fund Management Ireland Limited. At December 31, 2013, BlackRock, Inc. had sole voting power over 10,615,277 of the shares of Company common stock and sole dispositive power over all 12,843,074 shares of Company common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our equity securities to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. To the best of our knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal year 2013, all required reports of executive officers and directors were filed on time.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals for 2015 Proxy Statement

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2015 Annual Meeting only if the Merger is not consummated. Stockholder proposals for inclusion in the 2015 Proxy Statement must be received at our principal executive offices on or before [            ]. In addition, all stockholder proposals for inclusion in the 2015 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the date of the prior year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than 120 days prior to the actual meeting date and no later than 90 days prior to the actual meeting date (or, if later, the 10th day following public disclosure of the date of the annual meeting). Such notice must set forth certain information specified in our By-Laws.

Fiscal Year 2013 Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 28, 2013 is being mailed along with this Proxy Statement.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other nominee) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement and other proxy materials, unless the affected stockholder has provided contrary instructions to the Company or its broker, bank or other nominee, as applicable. This procedure provides extra convenience for stockholders and cost savings for companies.

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements, including this Proxy Statement. This means that only one notice or one set of proxy materials may have been sent to multiple stockholders in your household. The bank, broker or other nominee will arrange for delivery of a separate copy of this Proxy Statement promptly upon your written or oral request. The Company will also promptly deliver a separate copy of the notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, telephone: (925) 467-3790. If you would like to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC on our website at www.safeway.com/investor_relations (the information available at our website address is not incorporated by reference into this report).

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies.

Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. We also incorporate by reference into this Proxy Statement the following documents filed by us with the SEC under the Exchange Act:

•	Annual Reports on Form 10-K for the fiscal year ended December 28, 2013, as amended (filed with the SEC on February 26, 2014 and amended April 25, 2014) and for the fiscal year ended December 29, 2012 (filed with the SEC on February 26, 2013);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 22, 2014 (filed with the SEC on April 30, 2014); and

•	Current Reports on Form 8-K filed with the SEC on February 19, 2014, February 21, 2014, March 6, 2014, March 10, 2014, March 24, 2014, March 28, 2014, April 8, 2014, April 10, 2014, April 14, 2014, April 15, 2014 and April 23, 2014.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates. Requests for copies of our filings should be directed to us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, telephone: (925) 467-3790, and should be made at least five business days before the date of the Annual Meeting in order to receive them before the Annual Meeting.

The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in our affairs since the date of this Proxy Statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Proxy Statement does not extend to you. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement, unless the information specifically indicates that another date applies. The mailing of this Proxy Statement to our stockholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AB ACQUISITION LLC,

ALBERTSON’S HOLDINGS LLC,

ALBERTSON’S LLC,

SATURN ACQUISITION MERGER SUB, INC.,

AND

SAFEWAY INC.

DATED AS OF MARCH 6, 2014

i

ii

Exhibit A – Form of EDS APA

Exhibit B – Casa Ley CVR Agreement

Exhibit C – PDC CVR Agreement

Exhibit D – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit E – Form of Bylaws of the Surviving Corporation

Exhibit F – Form of PDC Lease Agreement

Exhibit G – Form of Company-PDC Loan

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2014 (this “Agreement”), is by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), Saturn Acquisition Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), and Safeway Inc., a Delaware corporation (the “Company”). Each of the Parent Entities and the Company is referred to as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties wish to effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the Surviving Corporation (as defined below), upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately following the consummation of the Merger, the Company, certain Subsidiaries of the Company and New Albertson’s, Inc. will enter into an Asset Purchase Agreement (the “EDS APA”) substantially in the form attached hereto as Exhibit A and consummate the transactions contemplated thereby (the “EDS Asset Purchase”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Merger, if so required by Section 2.1(a), Ultimate Parent, Merger Sub, the Company, the shareholder representative to be determined thereunder (the “Shareholder Representative”) and the rights agent to be determined thereunder (the “Rights Agent”), shall enter into a Contingent Value Rights Agreement with respect to the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) of all or any portion of the Remaining Casa Ley Assets to one or more buyers in a single transaction or in a series of transactions substantially in the form attached hereto as Exhibit B (subject to changes to reflect the reasonable requests of the Rights Agent) (the “Casa Ley CVR Agreement”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Merger, if so required by Section 2.1(a), Ultimate Parent, Merger Sub, the Company, the Shareholder Representative and the Rights Agent shall enter into a Contingent Value Rights Agreement with respect to the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) of all or any portion of the Remaining PDC Assets to one or more buyers in a single transaction or series of transactions substantially in the form attached hereto as Exhibit C (subject to changes to reflect the reasonable requests of the Rights Agent) (the “PDC CVR Agreement”);

WHEREAS, the respective boards of directors of each of the Parent Entities and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will immediately following execution hereof adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the transactions contemplated by this Agreement, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, as an inducement to the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Cerberus Institutional Partners V, L.P., Sei, Inc., K-Saturn, LLC, Kimco Realty Services, Inc. and Colony Financial, Inc. (collectively, the “Guarantors”), have executed and delivered to the Company limited guarantees (collectively, the “Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger shall occur with Merger Sub merging with and into the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”). As a result of the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Effective Time; Effect of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the foregoing, at and after the Effective Time all of the rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is five (5) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) or such other time and place as Ultimate Parent and the Company may mutually agree; provided, however, that if (i) Ultimate Parent has not extended the Initial End Date until the Final End Date pursuant to Section 7.1(b)(i) and (ii) the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Section 6.1, Section 6.2, and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing), then the Closing shall occur on the earlier to occur of (A) a date during the Marketing Period specified by Ultimate Parent on not less than five (5) Business Days’ notice to the Company, (B) the third (3rd) Business Day after the final day of the Marketing Period or (C) such other date, time or place as may be agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety, subject to Section 5.14, to be in the form attached hereto as Exhibit D, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of the Surviving Corporation shall be amended in their entirety, subject to Section 5.14, to be in the form attached hereto as Exhibit E, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the

Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Entities, the Company or the holders of any of the capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share (including the associated rights (the “Company Rights”) pursuant to the Rights Agreement (the “Company Rights Agreement”), dated September 17, 2013, by and between the Company and Computershare Trust Company, N.A., as Rights Agent) (a “Company Share”) of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) any Company Shares that are subject to the provisions of Section 2.1(b) and (ii) any Company Shares that are held by Dissenting Stockholders, which are subject to Section 2.3 (such Company Shares described in clauses (i) and (ii), “Exempted Company Shares”)) shall be converted into the right to receive (A) $32.50 in cash, payable to the holder thereof, without interest (the “Initial Cash Merger Consideration”), (B) one contingent value right to receive, subject to the terms of the Casa Ley CVR Agreement, the Casa Ley CVR Payment Amount (such right, a “Casa Ley CVR”); provided, that (1) in the event that the Entire Casa Ley Sale is consummated prior to the Closing, the holder of such Company Share shall be entitled to receive, in lieu of the Casa Ley CVR (or, in the event of an Entire Casa Ley Sale with any deferred cash consideration (including any escrow or holdback amount) still remaining to be paid thereunder, in addition to the Casa Ley CVR issued in respect of such deferred cash consideration), an amount in cash equal to the quotient of (x) the Casa Ley Net Proceeds, divided by (y) the number of Closing Company Shares, (2) in the event one or more Partial Casa Ley Sales (that, collectively, do not constitute the Entire Casa Ley Sale) are consummated prior to the Closing, the holder of such Company Share shall be entitled to receive, in addition to the Casa Ley CVR, an amount in cash equal to the quotient of (x) the Partial Casa Ley Net Proceeds with respect to such Partial Casa Ley Sale(s) divided by (y) the number of Closing Company Shares and (3) in the event that the Entire Casa Ley Sale or any Partial Casa Ley Sale is consummated prior to the Effective Time, the holder of such Company Share shall be entitled to receive an amount in cash equal to the quotient of (x) the product of (A) any cash amounts received (without duplication of any amounts paid to the Company or any Company Subsidiary in connection with any Entire Casa Ley Sale or Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after January 1, 2014 and prior to the Closing as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley and (B) 60.75%, divided by (y) the number of Closing Company Shares (such cash payable pursuant to (1), (2) and/or (3) of this proviso, (the “Casa Ley Cash Consideration”), (C) one contingent value right to receive, subject to the terms of the PDC CVR Agreement, the PDC CVR Payment Amount (such right, a “PDC CVR”); provided, that (1) in the event that the Entire PDC Sale is consummated prior to the Closing and PDC repays all outstanding amounts due under the Company-PDC Loans, the holder of such Company Share shall be entitled to receive, in lieu of the PDC CVR (or, in the event of an Entire PDC Sale with any deferred cash consideration (including any escrow or holdback amount) still remaining to be paid thereunder, in addition to the PDC CVR issued in respect of such deferred cash consideration), an amount in cash equal to the quotient of (x) the PDC Net Proceeds remaining after repayment in full and termination of the Company-PDC Loans pursuant to Section 5.4(c), divided by (y) the number of Closing Company Shares, (2) in the event that one or more Partial PDC Sales (that, collectively, do not constitute the Entire PDC Sale) are consummated prior to the Closing and PDC repays the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sales, the holder of such Company Share shall be entitled to receive, in addition to the PDC CVR, an amount in cash equal to the quotient of (x) the Partial PDC Net Proceeds with respect to such Partial PDC Sales remaining after repayment of the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sales, divided by (y) the number of Closing Company Shares, and (3) in the event that the Entire PDC Sale or any Partial PDC Sale is consummated, the holder of such Company Share shall be entitled to receive an amount in cash equal to the quotient of (x) the product of (A) any amounts received by the Company or any Company Subsidiary prior to the Closing as dividends or distributions paid from the operating earnings of PDC due to its direct or indirect ownership of PDC (without duplication of any amounts paid to the Company or any Company Subsidiary in connection with any Entire PDC Sale or Partial PDC Sale) and (B) 60.75% divided by (y) the number of Closing Company Shares (such cash payable pursuant to (1), (2) and/or (3) of this proviso, the “PDC Cash Consideration”) and (D) if the Closing shall not have occurred on or prior to the Initial End Date, an amount in cash equal to $0.005342 per Company Share per day for each day during the period commencing on (and including) the Initial End Date and ending on (and including) the date of the Closing (the “Additional Cash Merger Consideration” and such consideration, together with any Casa Ley Cash Consideration, any PDC Cash Consideration and the Initial Cash Merger Consideration, the “Cash Merger Consideration”). As of the Effective Time, such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which, immediately prior to the Effective Time represented any such Company Shares (each, a “Certificate”), or any such Company Shares that are non-certificated Company Shares represented by book-entry shares (“Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration (as defined below) to be paid in consideration therefor, without interest (subject, in the case of any holder of a Certificate, to the surrender of such Certificate in accordance with Section 2.2). For purposes of this Agreement, the term “Per Share Merger Consideration” shall mean the Cash Merger Consideration, together with (A) the Casa Ley CVR, if applicable, and (B) the PDC CVR, if applicable.

(b) Cancellation of Certain Company Shares. Each Company Share held (i) by any Parent Entity or any of their Affiliates or (ii) in the treasury of the Company immediately prior to the Effective Time shall, in each case, be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each Company Share held by any wholly-owned Subsidiary of the Company shall remain outstanding and shall not be entitled to receive the Per Share Merger Consideration.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Changes in Company Shares. If between the date of this Agreement and the Effective Time the outstanding Company Shares shall have been changed into a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of shares, then the Per Share Merger Consideration shall be correspondingly adjusted to reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Ultimate Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Cash Merger Consideration to which holders of shares shall be entitled under Section 2.1(a) (other than the Exempted Company Shares). On and after the Effective Time, the Parent Entities shall deposit, or cause to be deposited, with the Paying Agent, sufficient funds to pay the Cash Merger Consideration to which holders of Closing Company Shares (other than the Exempted Company Shares) shall be entitled under Section 2.1(a) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including as a result of losses), the Payment Fund is insufficient to pay the amounts to which holders of Company Shares shall be entitled under Section 2.1(a), the Parent Entities shall take all steps necessary to deposit or cause to be deposited in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Parent Entities and the Surviving Corporation shall in any event be jointly and severally liable from and after the Effective Time for the payment thereof. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the aggregate amounts payable to which holders of Company Shares shall be entitled under Section 2.1(a) shall be promptly returned to Ultimate Parent.

(b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, the Parent Entities shall send, or cause the Paying Agent to send, to each holder of record of Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or affidavits of loss in lieu thereof) shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent or upon transfer of the Book Entry Shares to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares (as applicable) in exchange for the Per Share Merger Consideration. Upon (x) surrender of Certificates (or delivery of affidavits of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Paying Agent or (y) receipt of an “agent’s message” by the Paying Agent to effect the transfer and cancellation of the Book Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or affidavits of loss in lieu thereof) or Book Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration which such holder has the right to receive in respect of the Company Shares represented by such Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares, and the Certificates (or affidavits of loss in lieu thereof) and Book Entry Shares so surrendered or transferred shall forthwith be canceled. No interest will be paid or accrued on any Cash Merger Consideration payable upon surrender of Certificates (or affidavits of loss in lieu thereof) or transfer of Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 2.2, each such Certificate (or affidavits of loss in lieu thereof) or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect thereof. Notwithstanding anything herein to the contrary, (A) with respect to the Casa Ley CVRs, the payment of any Casa Ley CVR Payment and the exchange procedures with respect thereto shall be governed by the terms of Section 2.4 of the Casa Ley CVR Agreement and (B) with respect to the PDC CVRs, the payment of any PDC CVR Payment Amount and exchange procedures with respect thereto shall be governed by the terms of Section 2.4 of the PDC CVR Agreement.

(c) Further Rights in Company Common Stock. All Per Share Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Company Shares for one (1) year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holders who have not exchanged Company Shares for the Per Share Merger Consideration in accordance with this Article II shall thereafter look only to the Surviving Corporation for payment of the Cash Merger Consideration (and the Surviving Corporation shall thereafter make payment of the Cash Merger Consideration to any such holders, without interest thereon, upon surrender of Company Shares to the Surviving Corporation).

(e) No Liability. Notwithstanding the foregoing, none of the Parent Entities nor the Surviving Corporation shall be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent the posting by such Person of a bond in a reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(e), the Surviving Corporation) will issue in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration, to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated by this Article II.

(g) Withholding. Each of the Parent Entities, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by the Parent Entities, Merger Sub, the Surviving Corporation, the Paying Agent or the Rights Agent as the case may be, such amounts shall be remitted in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.3 Dissenting Stockholder Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of, or validly consented to in writing, the adoption of this Agreement and who has properly demanded and not withdrawn a demand for appraisal pursuant to Section 262 of the DGCL (the “Appraisal Provisions”), to the extent the Appraisal Provisions are applicable, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, but shall not be converted into the right to receive the Per Share Merger Consideration as described in Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the Appraisal Provisions. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s right of appraisal pursuant to the Appraisal Provisions, then (a) each of such Dissenting Stockholder’s Company Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, (b) subject to Section 2.2(d), the Parent Entities shall deposit or cause to be deposited with the Paying Agent additional funds in an amount equal to the product of (i) the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions and (ii) the Cash Merger Consideration, (c) in the event that the Entire Casa Ley Sale has not been consummated prior to the Closing, the Rights Agent shall issue to such Dissenting Stockholder a number of Casa Ley CVRs equal to the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions and (d) in the event that the Entire PDC Sale has not been consummated prior to the Closing, the Rights Agent shall issue to such Dissenting Stockholder a number of PDC CVRs equal to the number of Company Shares for which such Dissenting Stockholder has failed to perfect, withdrawn its demand for, or lost its rights to appraisal pursuant to the Appraisal Provisions. Any Casa Ley CVR or PDC CVR to which a Dissenting Stockholder would be entitled but for this Section 2.3 shall be deemed to be outstanding for the purposes of determining the amount to be paid per such Casa Ley CVR or PDC CVR. The Company will use commercially reasonable efforts to give Ultimate Parent (A) prompt notice of any demands received by the Company for appraisals of Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Ultimate Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment or offer or agree to make any payment with respect to any demands for appraisal or settle or offer or agree to settle any such demands.

Section 2.4 Company Stock Plans.

(a) Company Stock Options. Immediately prior to the Effective Time, each outstanding, unexpired and unexercised option to purchase Company Shares (each, a “Company Option”), that was granted under any equity incentive plan of the Company, including the 1999 Amended and Restated Equity Participation Plan, the 2007 Equity and Incentive Award Plan and the 2011 Equity and Incentive Award Plan or any other plan, agreement or arrangement (collectively, the “Company Equity Incentive Plans”), whether or not then exercisable or vested, shall be accelerated, vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, (i) an amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Cash Merger Consideration over the exercise price per Company Share of such Company Option (the “Option Price”) (such amounts payable hereunder being referred to as the “Option Payment”), (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each Company Share subject to such cancelled Company Option that has an Option Price less than the Cash Merger Consideration; and (iii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each Company Share subject to such cancelled Company Option that has an Option Price less than the Per Share Cash Consideration. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to (1) the payment of the Option Payment and (2) if applicable, the receipt of Casa Ley CVRs and/or PDC CVRs. For the avoidance of doubt, each Company Option with an exercise price per Company Share (as of immediately prior to the Effective Time) that equals or exceeds the Cash Merger Consideration shall, immediately prior to the Effective Time, be cancelled without the payment of consideration.

(b) Restricted Stock. Immediately prior to the Effective Time, each restricted Company Share that is outstanding and that was granted pursuant to any Company Equity Incentive Plan (each, a “Restricted Share”), whether or not then exercisable or vested, shall automatically vest and all restrictions thereon shall lapse, shall be treated as a Company Share pursuant to Section 2.1(a) and shall be converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.1(a).

(c) Performance Share Awards. Immediately prior to the Effective Time, each performance share award covering Company Shares that is outstanding and that was granted pursuant to any Company Equity Incentive Plan (each, a “Performance Share Award”) will vest with respect to that number of Company Shares as set forth on Section 2.4(c) of the Company Disclosure Schedule, and shall be cancelled in exchange for an (i) amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the number of vested Company Shares subject to such Performance Share Award (after taking into account any vesting that occurs in connection with the preceding sentence) and (B) the Cash Merger Consideration; (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each vested Company Share subject to such Performance Share Award; and (iii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each vested Company Share subject to such Performance Share Award.

(d) Company RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit covering Company Shares (each, a “Company RSU”), that was granted under any Company Equity Incentive Plan, whether or not then vested, shall be accelerated, vested and cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, (i) an amount in cash (subject to any applicable withholding Taxes) equal to the product of (A) the number of vested Company Shares subject to such Company RSU and (B) the Cash Merger Consideration; (ii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each vested Company Share subject to such Company RSU; and (iii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each vested Company Share subject to such Company RSU.

(e) Company Equity Incentive Plans. As of the Effective Time, all Company Equity Incentive Plans and all Company employee stock purchase plans shall be terminated and no further Company Options, Restricted Shares, Performance Share Awards or Company RSUs shall be granted thereunder.

(f) Deferred Compensation Plans for Directors. Immediately prior to the Effective Time, all shares credited in the “stock credit accounts” under the Deferred Compensation Plan for Directors (“DCP”) and the Deferred Compensation Plan for Directors II (“DCPII”) shall be cancelled and, in exchange therefor, such accounts shall be credited with (i) an amount in cash equal to the product of (A) the number of Company Shares credited to each such “stock credit account” and (B) the Cash Merger Consideration; (ii) in the event that the Entire PDC Sale has not been consummated prior to the Effective Time, one PDC CVR in respect of each Company Share credited to each such “stock credit account”; and (iii) in the event that the Entire Casa Ley Sale has not been consummated prior to the Effective Time, one Casa Ley CVR in respect of each Company Share credited to each such “stock credit account”. All amounts credited under the DCP and the DCPII shall be continue to be held and paid at such times and in accordance with the terms of the plans and any deferral and distribution elections made thereunder.

(g) Company Board Resolutions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions the Company Board deems necessary and appropriate to effect the provisions of this Section 2.4.

(h) Blackhawk Adjustment. Upon the consummation of the Blackhawk Spin-Off prior to Closing, the Company agrees that (i) each Company Option shall be adjusted such that the exercise price per Company Share of each Company Option shall be reduced by an amount equal to the fair market value of the Blackhawk capital stock distributed to each Company Share, imputed from the closing price of Blackhawk on the date of the consummation of the Blackhawk Spin-Off (the “Blackhawk Spin-Off Imputed Value”); (ii) each Company RSU shall be adjusted such that the total number of Company Shares subject to such Company RSU shall be increased by a number of Company Shares equal to the product of the Blackhawk Spin-Off Imputed Value and the number of Company Shares subject to such Company RSU immediately prior to the adjustment for the Blackhawk Spin-Off, divided by the closing price of the Company Shares on the date of the consummation of the Blackhawk Spin-Off; and (iii) each Performance Share Award shall be adjusted such that the Target Number of Performance Shares (as defined under the applicable Performance Share Award) subject to such Performance Share Award shall be increased by a number of Company Shares equal to the product of the Blackhawk Spin-Off Imputed Value and the number of Company Shares subject to such Company RSU immediately prior to the adjustment for the Blackhawk Spin-Off, divided by the closing price of the Company Shares on the date of the consummation of the Blackhawk Spin-Off.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to the Parent Entities and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”), (ii) as disclosed or incorporated by reference in any Company SEC Report filed on or after January 2, 2011 and prior to the date hereof to the extent the relevance of such disclosure to the applicable representation is reasonably apparent (excluding, in each case, any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which such statements warn and/or any exhibits to such Company SEC Reports) or (iii) for the avoidance of doubt, other than Section 3.9, Section 3.11(c), Section 3.24 and Section 3.25, with respect to the Excluded Entities or any of their respective properties, assets or businesses (for which the Company is not providing any representations or warranties hereunder) or (iv) with respect to the EDS APA, the Financing, each of the respective agreements and other documents entered into or to be entered into in connection therewith, or the respective transactions contemplated thereunder (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule pertaining to representations and warranties shall be deemed disclosed with respect to any other section or subsection pertaining to representations and warranties to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Schedule to such other section or subsection is reasonably apparent), the Company represents and warrants to the Parent Entities and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company (for the avoidance of doubt, excluding any Excluded Entity, each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

(c) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock, of which, as of the close of business on March 4, 2014, there were 230,416,393 shares issued and outstanding (excluding 14,149,164 Company Shares held in treasury) and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding as of the close of business on March 4, 2014. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on March 4, 2014, the Company has no Company Shares or shares of Company Preferred Stock reserved for or otherwise subject to issuance, except for 13,655,183 Company Shares reserved for issuance pursuant to the Company Equity Incentive Plans, including (i) 7,780,117 Company Shares reserved for future issuance for outstanding Company Options, (ii) 537,900 Company Shares reserved for future issuance for outstanding Company RSUs, (iii) 2,117,534 Restricted Shares and (iv) 3,219,632 Company Shares reserved for future issuance pursuant to outstanding Performance Share Awards (assuming vesting at maximum level). All Company Shares subject to issuance under the Company Equity Incentive Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for Company Options, Restricted Shares, Performance Share Awards, Company RSUs and amounts credited to individual accounts under the Deferred Compensation Plan for Safeway Non-Employee Directors II, in each case, outstanding as of the date hereof or as provided in the Company Rights Agreement, there are no (i) outstanding obligations of the Company or any Company Subsidiary for subscriptions, options, warrants, calls, convertible securities, profits interests, phantom equity, stock appreciation rights or other rights relating to any Equity Interests of the Company or any Company Subsidiary or (ii) agreements, commitments or arrangements obligating the Company or any Company Subsidiary to issue, transfer, redeem, acquire or sell any Equity Interests of the Company or any Company Subsidiary.

(d) Except with respect to outstanding Company Options, Restricted Shares, Performance Share Awards, and Company RSUs under the Company Equity Incentive Plans and the related award agreements, as of the date hereof, there are no outstanding obligations of the Company or any Company Subsidiary (i) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights with respect to, in each case, any Equity Interests in the Company or any Company Subsidiary.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to, in each case, any Equity Interests in the Company or any Company Subsidiary.

(f) Except for Company Options, Restricted Shares, Performance Share Awards and Company RSUs outstanding as of the date hereof, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, in each case, other than the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Parent Entities, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. On or prior to the date hereof, the Company Board has unanimously (x) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (y) approved and declared advisable the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby and (z) subject to the terms of this Agreement, resolved to recommend that the holders of Company Shares adopt this Agreement (such recommendation, the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Company Shares for their adoption.

(b) The Company Board has taken appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions herein, including the Merger, without any further action on the part of the stockholders or the Company Board. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Other than under the Company Rights Agreement, the Company does not have any outstanding rights or “poison pills” other than any such rights or “poison pills” that will expire or terminate (without payment of any consideration by the Company, any Company Subsidiary, the Parent Entities or Merger Sub) prior to the Effective Time. In furtherance of the foregoing, the Company Board has taken appropriate action such that in connection with the consummation of the transactions contemplated by this Agreement, (i) none of the Parent Entities nor any of their “Related Persons” (as defined in the Company Rights Agreement) are “Beneficial Owners” (as defined in the Company Rights Agreement), (ii) none of the Parent Entities nor any of their Related Persons are “Acquiring Persons” (as defined in the Company Rights Agreement), and (iii) no “Distribution Date” or “Stock Acquisition Date” (each as defined in the Company Rights Agreement) will be triggered as a result of the execution of this Agreement or any Ancillary Agreement or the consummation pursuant to this Agreement and any Ancillary Agreement of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement, in each case, pursuant to the terms hereof and thereof. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Ultimate Parent.

Section 3.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, including the Merger, will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws, (ii) conflict with or violate any provision of any organizational or governing documents of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (iv) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, assets or Contracts of the Company or any Company Subsidiary pursuant to any Company Material Contract or any Company Permit, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, action by or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition Laws (including the filing of the pre-merger notification report under the HSR Act), (iii) compliance with the applicable requirements of the Exchange Act (including the filing of the Proxy Statement) and any other applicable federal or state securities or blue sky Laws; (iv) filings with any Governmental Entity pursuant to Laws other than applicable Antitrust Laws (including, without limitation, the SEC, FCC and any applicable state insurance bureau) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (v) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”) (including any filings as may be required thereunder), and (vi) where the failure to obtain such consents, approvals, authorizations, permits of or actions by, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary is in possession of all Company Permits except where the failure to have, or the suspension or cancellation of, or the failure to be in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, nor since January 2, 2011 has been, in conflict with, default under or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Information Provided.

(a) Since January 2, 2011, the Company has filed or otherwise furnished (as applicable) on a timely basis all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since January 2, 2011 and those filed or furnished through the date of this Agreement, collectively, the “Company SEC Reports”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated thereunder and the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the Company.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published Laws of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments, the absence of footnote disclosures and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated (except, in the case of interim financial statements, for normal and recurring year-end adjustments, the absence of footnote disclosures and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act). There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company SEC Reports filed on or after January 2, 2011 and prior to the date hereof nor any obligations to enter into any such arrangements.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof, of all letters of credit, surety bonds and other similar credit support instruments used in the operation of the businesses of the Company and the Company Subsidiaries as currently conducted in excess of $10,000,000 individually.

(d) The information to be supplied by the Company for inclusion in the proxy statement to be filed with the SEC and sent to the stockholders of the Company in connection with the Stockholders Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or on any other date of filing with the SEC, or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing with the SEC. If at any time before the Stockholders Meeting any fact or event relating to the Company or any Company Subsidiary that is required by applicable Law to be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s Knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Ultimate Parent of such fact or event.

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act) required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are, as determined by the Company upon an assessment of the effectiveness of such controls as of December 28, 2013, effective to ensure that all information required to be disclosed by the Company or any Company Subsidiary in the reports that the Company files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 2, 2011, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing and other rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

Section 3.7 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended December 28, 2013 (as amended or restated, if applicable, prior to the date hereof) or the notes thereto included in the Company’s annual report on Form 10-K filed with the SEC on February 25, 2014, (b) for liabilities or obligations incurred in the ordinary course of business since December 28, 2013, (c) for liabilities incurred by the Company or any Subsidiary in connection with this Agreement, (d) for liabilities or obligations that have been discharged or paid in full or (e) liabilities under any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary may be bound (other than any such liability or obligation resulting from a breach or a default thereunder), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and the Company Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 28, 2013, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 28, 2013, through and including the date of this Agreement, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice. Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 28, 2013 through and including the date hereof, neither the Company nor any Company Subsidiary has taken any action that would have been prohibited by subsections (i) through (xix) of Section 5.1 hereof if such action were taken after the execution and delivery of this Agreement.

Section 3.9 Employee Benefit Matters.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, as well as each material employee benefit or compensation plan, arrangement or agreement and each material employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any Company Subsidiary entered into, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company Subsidiaries and the Excluded Entities, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

(b) With respect to each Company Benefit Plan maintained by the Company or any Company Subsidiary, the Company has made available to Ultimate Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan, including all amendments thereto; (ii) any summary plan description and summaries of material modifications to any Company Benefit Plan; (iii) any related trust agreements, insurance Contracts or documents of any other funding arrangements; (iv) the two most recent actuarial reports and financial statements, if any are required by applicable Law; (v) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination or opinion letter from the IRS; and (vi) the two most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto.

(c) With respect to each Company Benefit Plan maintained by the Company or any Company Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan is and has been established, in compliance with and administered in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its governing documents;

(ii) no claim, lawsuit, arbitration or other action is pending or, to the Company’s Knowledge, is threatened against any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any Company Subsidiary), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii) all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan; and

(iv) all obligations of the Company and each Company Subsidiary under each Company Benefit Plan, whether arising by operation of Law or by contract, required to be performed under Section 4980B of the Code, as amended (“COBRA”) or similar state Law have been timely performed in all material respects.

(d) Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to such effect, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to result in the revocation of any such letter.

(e) No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (other than PBGC premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full. As of the date of this Agreement, no written or, to the Knowledge of the Company, oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of such Company Benefit Plan or any transfer of assets and liabilities from such Company Benefit Plan in connection with the transactions on or prior to the Effective Time contemplated herein, and no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending or in progress, or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan subject to Title IV of ERISA (other than any routine requests for information from the PBGC).

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, no Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Excluded Entity or any ERISA Affiliate has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA (other than any multiemployer plan) is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan.

(g) Except as otherwise contemplated by this Agreement or as set forth on Section 3.9(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated on or prior to the Effective Time by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or consultant of the Company or any Company Subsidiary, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or consultant, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(h) Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor, to the Knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA.

(i) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the requirements of Section 409A of the Code; and (ii) no Company Benefit Plan provides for the gross-up of any Person with respect to any failure to comply with Section 409A of the Code.

(j) Except as set forth on Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA or any similar applicable Law.

(k) Except as set forth on Section 3.9(k) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) by any current or former employee of the Company or any Company Subsidiaries under any Company Benefit Plan as a result of the consummation of the Merger would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(l) Section 3.9(l) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Benefit Plan which is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan set forth in Section 3.9(l) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). With respect to each Foreign Benefit Plan, except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) such Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Law of any controlling Governmental Entity; and (ii) any such Foreign Benefit Plan that is required to be funded and/or book reserved is so funded and/or book reserved, as reflected on the financial statements of the Company or a Company Subsidiary (as applicable) in accordance with applicable accounting standards and based on reasonable actuarial assumptions (if any), to the extent required to be reflected in such financial statements.

Section 3.10 Labor Matters.

(a) Except as listed on Section 3.10(a) of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining, labor union or similar agreement and (ii) there are no collective bargaining, labor union or similar agreements which cover employees of the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. There are no pending or, to the Knowledge of the Company, threatened, labor disputes, work stoppages, labor strikes or lockouts against the Company or any Company Subsidiary by employees and there are no complaints, charges, or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company or the Company Subsidiaries, threatened in writing to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no (i) unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any Company Subsidiary that arose out of or under any collective bargaining agreement.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the independent contractors who provide, or provided, services to the Company and the Company Subsidiaries are, or were, properly classified as independent contractors in all material respects, no independent contractor can reasonably claim that he or she has any right to participate in the Company Benefit Plans and, to the Knowledge of the Company, neither the Company or any Company Subsidiary is under investigation or audit with respect to its treatment as independent contractors rather than employees.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of any Contract to which the Company or any Company Subsidiary is a party or bound by as of the date of this Agreement (i) with any vendor for merchandise resold by the Company and the Company Subsidiaries both (A) pursuant to which the Company and the Company Subsidiaries collectively paid to such vendor, during the fiscal year ended December 28, 2013, more than $75 million and (B) which contain any requirements, exclusivity or similar provisions expressly obligating the Company or any Company Subsidiary to purchase all of its requirements for certain merchandise exclusively from such vendor, but excluding, in any case, any purchase orders entered into in the ordinary course of business, (ii) that is a services agreement, equipment lease, logistics agreement, information technology agreement or agreement related to software (other than any architectural or construction-related Contract) in connection with which or pursuant to which the Company and Company Subsidiaries collectively paid, during the fiscal year ended December 28, 2013, more than $75 million to any Person, (iii) related to indebtedness for borrowed money owed or guaranteed by the Company or any Company Subsidiary having an outstanding amount in excess of $75 million individually, other than any such indebtedness between or among any of the Company or any Company Subsidiary, (iv) that includes a non-competition clause of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area (in each case other than agreements with respect to real property) that materially restricts the Company and the Company Subsidiaries, taken as a whole, (v) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and the Company Subsidiaries, (vi) that is an employment or consulting agreement with any executive officer or other employee of the Company or any Company Subsidiary or member of the Company Board earning an annual salary from the Company or any Company Subsidiary in excess of $300,000, (vii) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any Company Subsidiary is a member, partner or stockholder together with any Person that is not an Affiliate of the Company, and that is material to the Company and the Company Subsidiaries, taken as a whole, (viii) that involves the acquisition from another Person or disposition to another Person (other than, for the avoidance of doubt, for acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business) of any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), in each case, pursuant to which the Company or any Company Subsidiary has pending or continuing material obligations remaining to be performed (other than contingent indemnification obligations for which none of the Company or any Company Subsidiaries are reasonably expected to become liable), (ix) with any Person (A) pursuant to which the Company and the Company Subsidiaries collectively received during the fiscal year ended December 28, 2013 more than $75 million and (B) pursuant to which the Company or any Company Subsidiary has provided “most favored nation,” “most favored customer” or other similar status to such Person but excluding, in any case, any purchase orders entered into in the ordinary course of business, (x) that is an agreement granting a right of first refusal or first negotiation with respect to the sale of (A) any portion of the equity of the Company (B) 5% or more of the consolidated net income of the Company or any of the Company Subsidiaries, taken as a whole, or (C) consolidated assets of the Company or any of the Company Subsidiaries with a fair market value in excess of $250,000,000, or (xi) (A) pursuant to which a third party has granted to the Company or any Company Subsidiary a license under any Intellectual Property right that is material to the conduct of the Company’s business, other than any non-exclusive license with respect to any Intellectual Property right that is generally available on a commercial basis from third parties or (B) pursuant to which the Company or any of the Company Subsidiaries has granted to a third party an exclusive license under Intellectual Property rights owned by the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries, taken as a whole, in each case of clauses (i) through (xi), other than those that are terminable by the Company and any Company Subsidiary party thereto on no more than 90 days’ notice without material liability or material financial obligation to the Company and the Company Subsidiaries, taken as a whole (collectively, the “Company Material Contracts”). The Company has made available to Ultimate Parent or its respective Representatives prior to the date hereof a complete and accurate copy of each Company Material Contract, as amended or modified prior to the date hereof, subject in each case to redactions reasonably necessary in the good faith judgment of the Company and its inside and outside legal counsel to comply with applicable Antitrust Laws or other Laws or confidentiality provisions relating to such Company Material Contracts.

(b) Each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, on the one hand, nor, to the Company’s Knowledge, any other party to any Company Material Contract, on the other hand, is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, which violation or default would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any Company Subsidiary has received any written notice from any counterparty that such counterparty intends to terminate, or not renew, any Company Material Contract, and (ii) neither the Company nor any Company Subsidiary has received any written notice from any counterparty to a Company Material Contract that such counterparty is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

(c) Neither the Company nor any Company Subsidiary has entered into any transaction, or series of related transactions, or understanding after January 2, 2011 and prior to the date hereof, nor are there as of the date hereof any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports filed with the SEC prior to the date hereof.

Section 3.12 Legal Proceedings.

(a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral, governmental, regulatory or other proceedings, claims, actions, suits, governmental or regulatory investigations or proceedings of any nature against the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no order, injunction, judgment, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Tangible Assets / Real Property.

(a) Except for the Owned Real Property and Leased Real Property and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Company Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of businesses of the Company or the Company Subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) Liens securing rental payments under capital leases agreements; (iv) Liens and restrictions on real property (including easements, covenants, rights of way and similar restrictions) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (C) do not materially interfere with the present uses of such real property or (D) with respect to Leased Real Property, have been created by or through an owner of the Leased Real Property; (v) Liens constituting a written lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (vii) Liens arising under any Indebtedness of the Company and the Company Subsidiaries (“Permitted Liens”).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all Material Owned Real Property and all Material Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any Company Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any Company Subsidiary or any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any Company Subsidiary for the current or contemplated use of such real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and the Company Subsidiaries as currently conducted and are sufficient to permit the Company and the Company Subsidiaries to conduct the business as currently conducted, subject to only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the Knowledge of the Company, threatened condemnation or similar Proceedings against the Company or any Company Subsidiary or otherwise relating to any of the Owned Real Property or Leased Real Property of the Company and the Company Subsidiaries and neither the Company nor any Company Subsidiary has received any written notice of the same, except with respect to such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature (collectively, “Environmental Claims”) seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any Company Subsidiary arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, (b) to the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Environmental Claim, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any Company Subsidiary and (c) neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, voluntary action, letter or memorandum pursuant to Law or by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

Section 3.15 Intellectual Property. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks, patents, domain names and other material intellectual property that is the subject of any registration or other similar filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any Company Subsidiary and used by the Company or any Company Subsidiary in the conduct of its respective business as currently conducted (“Company Registered IP”). Each item of Company Registered IP is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Subject to the knowledge-qualified, noninfringement representation in clause (ii) below with respect to third-party patents, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are, individually, material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any Company Subsidiary of the intellectual property rights of any Person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary or the right to use to any other Company Intellectual Property; (ii) the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) and, to the Knowledge of the Company, any patents of any Person; (iii) there are no pending claims made by the Company or any Company Subsidiary alleging infringement, misappropriation or other violation by others of the Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary; (iv) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary; (v) the consummation of the Merger and the other transactions on or prior to the Effective Time contemplated by this Agreement will not result in the loss of, or give rise to any right of any Person to terminate or modify any of the Company’s or any Company Subsidiary’s rights or obligations under, any agreement under which the Company or any Company Subsidiary grants to any Person, or any Person grants to the Company or any Company Subsidiary, a license or right under or with respect to any Company Intellectual Property; (vi) no Company Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any Company Subsidiary; and (vii) the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other non-public proprietary information of the Company and the Company Subsidiaries that are material to their respective businesses or that are otherwise required by the Company or the Company Subsidiaries under applicable Law or written agreement to be kept confidential.

Section 3.16 Information Technology; Data Security; Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the IT Systems of the Company and the Company Subsidiaries are adequate for the operation of their respective businesses as presently conducted; and (b) there are no malfunctions with respect to any of the IT Systems of the Company or the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the material IT Systems of the Company and the Company Subsidiaries from unauthorized use or access by any third party; and (ii) to the Knowledge of the Company, there has not been any such unauthorized use or access by any third party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) to the Knowledge of the Company, the use of the Data by the Company or the Company Subsidiaries does not infringe or violate the rights of any third party or otherwise violate any Law; (B) the Company and the Company Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their customers; and (C) to the Knowledge of the Company, there have been no security breaches or unauthorized releases of customer Data.

Section 3.17 Tax Matters.

(a) Each of the Company and Company Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects) and (ii) has paid or caused to be paid all material Taxes to be paid (whether or not shown thereon).

(b) The Company and Company Subsidiaries have given or otherwise made available to Ultimate Parent true, correct and complete copies of all material income Tax Returns for the Company’s fiscal year ended December 29, 2012 and a true, correct and complete copy of the U.S. federal income Tax Return for the Company’s fiscal year ended December 29, 2012. The Company and Company Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with material amounts paid or owing to any employee, former employee or independent contractor).

(c) (i) The Company and Company Subsidiaries are not currently under examination or audit by the IRS, (ii) there are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any Company Subsidiary for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement, excluding any such agreement or arrangement (A) exclusively between or among the Company and any Company Subsidiary or (B) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes.

(d) There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary, other than Liens for current Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(e) Within the past five years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code (other than the Blackhawk Spin-Off).

(f) Neither the Company nor any Company Subsidiary is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date.

(g) Neither the Company nor any Company Subsidiary has participated in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) in any taxable year remaining open under the applicable statute of limitations.

(h) Subject to exceptions as would not be material, no written claim has ever been received by the Company or any Company Subsidiary by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 3.18 Insurance. The Company and Company Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to all insurance policies maintained by the Company and the Company Subsidiaries, (i) all such insurance policies are in full force and effect, and, since the most recent renewal date, (ii) no notice of nonrenewal, cancellation or modification has been received and, to the Knowledge of the Company, no threat in writing has been made to cancel, terminate or refuse to renew any such insurance policy, (iii) as of the date hereof, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its respective business or assets, nor has coverage been limited by any insurance carrier to which the Company and the Company Subsidiaries have applied for insurance or with which the Company and the Company Subsidiaries have carried insurance and (iv) to the Knowledge of the Company, as of the date hereof, there is no claim pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.19 Opinion of Financial Advisors. The Company Board has received (i) an oral opinion (to be confirmed in writing) from Goldman, Sachs & Co. ( “Goldman”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in Goldman’s written opinion, the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration, as to which Goldman expressed no opinion) to be received by the holders of the Company Common Stock in the Merger pursuant to this Agreement is fair from a financial point of view to such holders and (ii) an oral opinion (to be confirmed in writing) from Greenhill & Co., LLC (“Greenhill”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in Greenhill’s written opinion, the sum of (x) the Per Share Merger Consideration (excluding the Additional Cash Merger Consideration, as to which Greenhill expressed no opinion) to be received by the holders of the Company Common Stock pursuant to this Agreement, and (y) the separate per share distribution to holders of the Company Common Stock in the Blackhawk Spin-Off, is fair from a financial point of view to such holders. Copies of such written opinions will be provided to Ultimate Parent reasonably promptly for information purposes following receipt thereof by the Company.

Section 3.20 Broker’s Fees. Except for Goldman and Greenhill, neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder or incurred any liability for any broker’s or finder’s fees, commissions or expense reimbursement in connection with the Merger or related transactions on or prior to the Effective Time contemplated by this Agreement.

Section 3.21 Certain Business Practices. To the Company’s Knowledge, neither the Company nor any Company Subsidiary, nor any director or officer of the Company or any Company Subsidiary acting for or on behalf of the Company or any Company Subsidiary, has since January 2, 2011 (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment where, in the case of clause (i), (ii), (iii) or (iv), such payment or action would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 HIPAA. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are in, and at all times since January 2, 2011 have been in, compliance with the applicable obligations as a “Covered Entity” with respect to its “Health Plan” and the pharmacies it operates, and as a “Business Associate” where applicable (as such capitalized terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated under these statutes, including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) (collectively, “HIPAA”)). With respect to any applicable data privacy or security requirements under HIPAA (collectively, the “HIPAA Commitments”), or any other privacy or security requirements imposed by federal or state Law on the healthcare data held, collected, used or disclosed by the Company or any of its Affiliates, including, without limitation, state healthcare data breach notification Laws and related state consumer protection Laws (collectively, the “Additional Privacy Requirements”), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in material compliance with the HIPAA Commitments and the Additional Privacy Requirements; (ii) the Merger and the other transactions contemplated by this Agreement will not violate any of the HIPAA Commitments or the Additional Privacy Requirements; and (iii) neither the Company nor any Company Subsidiary has received (A) any written inquiry from, or is under investigation by, any federal, state, municipal, national or other government, governmental department, board, bureau, or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, including, without limitation, HHS, the Centers for Medicare and Medicaid Services, the DEA, and state board of pharmacies (each, a “Healthcare Government Entity”) regarding the Company’s compliance with the HIPAA Commitments or the Additional Privacy Requirements or (B) written notice from any party with whom they have a Business Associate Contract (as such term is defined under HIPAA) of any allegation that they have been, in material breach of any of the Business Associate Contracts to which they are parties. Except as would not be reasonably expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since January 2, 2011, engaged in an activity that would trigger a reporting requirement under any HIPAA Commitments or the Additional Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since January 2, 2011, suffered any unauthorized acquisition, access, use or disclosure of any patient health information that, individually or in the aggregate, is a material violation of the HIPAA Commitments or the Additional Privacy Requirements, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Compliance with Healthcare Laws.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is conducting, and has since January 2, 2011 conducted, its business and operations in compliance in all material respects with, and neither the Company nor any Company Subsidiary, nor any of their respective Representatives has engaged in any activities that would constitute a violation of, applicable Law of any federal, state, or local Healthcare Government Entity with respect to regulatory matters relating to the operation of pharmacies, the sale and dispensing of pharmaceuticals and controlled substances, and the provision, administration, and/or payment for pharmacy products or services (collectively, “Healthcare Laws”), including, to the extent applicable, (i) any state licensure, credentialing, accreditation or certification requirement, including those limiting the scope of activities of Persons acting without such license, credential, accreditation or certification; (ii) any billing, coding, coverage or reimbursement rules and regulations applicable to the services provided by the Company or any Company Subsidiary; (iii) any rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any Company Subsidiary, including any such rules and regulations applicable to the advertising of such services; (iv) rules and regulations governing the operation and administration of Medicare, Medicaid, Tricare, or any other federal health care programs (as defined in the Social Security Act) and any other state health care program (collectively, “Government Programs”); (v) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Ethics in Patient Referral Act (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and regulations promulgated thereunder, and state anti-kickback, self-referral and false claims laws; (vi) any Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, (vii) any state Law provisions prohibiting insurance fraud; (viii) rules and regulations of the U.S. Food and Drug Administration, (ix) the Federal Controlled Substances Act; and (x) the terms and conditions of any Healthcare Permit.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 2, 2011, (i) neither the Company nor any Company Subsidiary has received any written notice or communication from any Healthcare Government Entity alleging material noncompliance with any Healthcare Laws or any Healthcare Permit; (ii) there has not been, and there is no, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, audit, search warrant, subpoena, civil investigative demand, notice, demand letter, warning letter, contact letter, proceeding or request for information by or from any enforcement agency related to material noncompliance with any Healthcare Laws or any Healthcare Permit pending against the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any Company Subsidiary in their submissions or reports to any Healthcare Government Entity that would reasonably be expected to require investigation, corrective action or enforcement action; (v) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors or officers (A) has been convicted in the past three years of any criminal offense primarily relating to the delivery of an item or service under any Government Program; (B) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any Government Program or procurement or non-procurement program nor has any such debarment, exclusion or suspension been threatened in writing or pending; or (C) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (vi) neither the Company nor any Company Subsidiary has been a defendant in any qui tam/False Claims Act litigation; (vii) neither the Company nor any Company Subsidiary has any reporting obligations pursuant to any written settlement agreement or any other written agreements entered into with any Governmental Entity or are a party to a corporate integrity agreement with the U.S. Department of Health and Human Services Office of Inspector General or any similar written agreement with a Healthcare Government Entity; and (viii) the Company and each Company Subsidiary has maintained all records required to be in material compliance under any Healthcare Laws.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary, to the extent applicable, has obtained permits, certificates, rights, licenses, approvals, accreditations, qualifications, certifications, and other authorizations required by Healthcare Laws or any Healthcare Government Entity with respect to any Healthcare Laws (“Healthcare Permit”), and has made all material declarations and filings required under any Healthcare Law or Healthcare Permit with, all applicable Governmental Entities, accreditation organizations, and all self-regulatory authorities to engage, respectively, in the management and/or operation of each pharmacy. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material Healthcare Permit issued to the Company and each Company Subsidiary is valid and in full force and effect, (ii) the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such Healthcare Permits and (iii) all such Healthcare Permits are currently in effect, valid and in good standing, and, since January 2, 2011, have not been subject to suspension, revocation, forfeiture or material restriction. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice from any Healthcare Government Entity or issuer of any Healthcare Permit with respect to the revocation, suspension, restriction, limitation or termination of any material Healthcare Permit nor is any such action pending or, to the Knowledge of the Company, threatened.

Section 3.24 Blackhawk Spin-Off. The consummation of the Blackhawk Spin-Off (with or without notice or lapse of time, or both), to the extent effected, will not (a) conflict with or violate any provision of the organizational or governing documents of Blackhawk, (b) conflict with or violate any provision of the organizational or governing documents of any of Blackhawk’s Subsidiaries, (c) conflict with or violate any Law applicable to Blackhawk or any of its Subsidiaries or any of their respective properties or assets, or (d) require any consent or approval under, violate, conflict with, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Lien upon any of the respective properties or assets of Blackhawk or any of its Subsidiaries pursuant to, any material Contract binding on Blackhawks or any of its Subsidiaries; except, with respect to clauses (b), (c) and (d), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.25 Excluded Entities. Set forth on Section 3.25 of the Company Disclosure Schedule is a true and complete list of all Equity Interests of the Excluded Entities owned by the Company or any Company Subsidiary as of the date of this Agreement. The Company has made available to Ultimate Parent, Merger Sub or their respective Representatives prior to the date hereof a complete and accurate copy of the organizational or governing documents of each Excluded Entity (other than any such organizational or governing documents of Blackhawk or any of its Subsidiaries), as amended or modified, in effect as of the date hereof. Except as set forth in Section 3.25 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary (a) is party to any Contract or other agreement pursuant to which the Company or any Company Subsidiary is obligated to make any material payments to or on behalf of, or take any material action for the benefit of, or otherwise with respect to, any Excluded Entity, or (b) has any material liability to, or is owed any material amount from, any Excluded Entity.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES AND MERGER SUB

Each of the Parent Entities hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of the Parent Entities is a corporation or other legal entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of the State of Delaware and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Parent Entities is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authority. Each of the Parent Entities has requisite corporate or organizational, as the case may be, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of the Parent Entities, as applicable, and the consummation by the Parent Entities of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by requisite corporate or organizational, as the case may be, action, and other than the consent of Parent, as sole stockholder of Merger Sub, no other corporate or organizational, as the case may be, proceedings on the part of the Parent Entities or equityholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Parent Entities, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent Entities, enforceable against the Parent Entities in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Parent Entities or the consummation by the Parent Entities of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of any of the Parent Entities, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent Entities, any of their Affiliates or any of their respective properties or assets, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Parent Entities or any of their Affiliates pursuant to, any Contract or permit to which the Parent Entities or any of their Affiliates is a party or by which they or any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Parent Entities and Merger Sub or the consummation by the Parent Entities of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, action by, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition Laws (including the filing of the pre-merger notification report under the HSR Act), (iii) compliance with the applicable requirements of the Exchange Act and any other applicable federal or state securities or blue sky Laws, (iv) filings with the SEC as may be required by any of the Parent Entities in connection with this Agreement and the transactions contemplated hereby, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Legal Proceedings. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the Knowledge of the Parent Entities, threatened against any of the Parent Entities, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there are no orders by or before any Governmental Entity, in each case, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no judgment outstanding against any of the Parent Entities or any of their respective Affiliates that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Proxy Statement; Other Information. The information to be supplied by or on behalf of Ultimate Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholders Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. If at any time before the Stockholders Meeting any fact or event relating to Ultimate Parent or any of its Affiliates that is required by applicable Law to be set forth in an amendment or supplement to the Proxy Statement should be discovered by Ultimate Parent or should, to the Knowledge of Ultimate Parent, occur, Ultimate Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

Section 4.6 Ownership and Operations of Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in Merger Sub, by sale or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.7 Broker’s Fees. None of the Parent Entities nor any of their respective Affiliates has employed any investment banker, broker or finder or incurred any liability for any broker’s or finder’s fees, commissions or expense reimbursement in connection with the Merger or related transactions contemplated by this Agreement with respect to which the Company or any Company Subsidiary would be liable.

Section 4.8 Ownership of Company Securities. As of the date of this Agreement, the Parent Entities and their Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Other than as contemplated by this Agreement, none of the Parent Entities is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.9 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, none of the Parent Entities or any of their respective Affiliates is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any beneficial owner of more than five percent (5%) of the outstanding Company Shares (excluding sources of debt financing in their capacities as such), pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any such holder agrees to vote to adopt this Agreement or approve the Merger or with any director or officer of the Company or any Company Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-Closing operation of the Surviving Corporation.

Section 4.10 Available Funds; Financing.

(a) Ultimate Parent has delivered to the Company a true, correct and complete copy of each of the executed Debt Commitment Letters and Equity Commitment Letters as in effect on the date hereof. As of the date hereof, (i) none of the Commitment Letters have been amended, supplemented or modified in any manner; (ii) the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect, and (iii) the Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent, Merger Sub and, to the Knowledge of Ultimate Parent, each other party thereto, including of the Financing Sources to provide the Financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. None of the Parent Entities nor any of their respective Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Closing Date Payments or transactions contemplated by this Agreement, other than (A) the Commitment Letters and (B) the fee letters related to the Debt Financing (true, correct and complete copies of each of which fee letters have been provided to the Company prior to the date hereof, subject only to redactions to exclude any fee amounts, pricing caps, the rates and amounts included in the market flex and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Commitment Letters or Debt Financing). The net proceeds of the Financing together with the aggregate cash on hand of the Company, the Parent Entities and their respective Subsidiaries (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated hereby, including the making of all Closing Date Payments on the Closing Date. The Parent Entities have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, to the Knowledge of Ultimate Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under any of the Commitment Letters. As of the date hereof, none of the Parent Entities nor any of their Affiliates has any reason to believe that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, any Financing Conditions will not be satisfied as of the Closing Date or that the Financing will not be made available to the Parent Entities on the Closing Date. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions.

(b) Without limiting Section 7.2(c), each of the Parent Entities and Merger Sub understands and acknowledges that under the terms of this Agreement, its obligation to consummate the Merger is not in any way contingent upon or otherwise subject to consummation of the Financing, the transactions contemplated by the EDS APA or any other financing arrangements, obtaining the Financing or any other financing or the availability, grant, provision or extension of the Financing or any other financing to the Parent Entities or any other Person; provided, that it is hereby acknowledged and agreed by the Company that nothing in this Section 4.10(b) shall modify the limitations set forth in Section 8.13, including as to the ability to obtain the remedy of specific performance in respect of the Financing.

Section 4.11 Solvency. Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Corporation as a result of the Merger and the other transactions contemplated by this Agreement, including the Financing, the Surviving Corporation will (a) be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all its contingent liabilities); and (b) have adequate capital to carry on its businesses, in each case, assuming (i) satisfaction of the conditions to the Parent Entities’ obligation to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to the terms of this Agreement, (iii) the Required Information fairly presents the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby and (iv) any estimates, projections or forecasts of the Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement, including the Financing, with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation.

Section 4.12 Access to Information; Disclaimer. Each of the Parent Entities acknowledges and agrees that it and its Representatives (a) have had an opportunity to discuss the business and affairs of the Company and

Company Subsidiaries with the management of the Company, (b) have had reasonable access to the books and records of the Company and Company Subsidiaries (including pursuant to the electronic data room maintained by the Company), (c) have been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) have conducted their own independent investigation of the Company and Company Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of the Parent Entities further acknowledges and agrees that none of the Company or any of its stockholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, Company Subsidiaries or their respective businesses and operations. Each of the Parent Entities hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Parent Entities are familiar, that the Parent Entities are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Parent Entities will have no claim against the Company or any of its stockholders, Affiliates or Representatives with respect thereto.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. The Company agrees that, between the date of this Agreement and the Closing Date, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as required or permitted pursuant to this Agreement, (c) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or (d) as consented to by Ultimate Parent (which consent shall not be unreasonably withheld, delayed or conditioned; provided that consent in respect of subsections (ii), (v), (vi) and (xix) (but solely in respect of subsections (ii), (v) and (vi)) shall be in Ultimate Parent’s sole discretion), (x) the Company will, and will cause each Company Subsidiary to, conduct its operations in the ordinary course of business consistent with past practice, (y) the Company will use commercially reasonable efforts to (i) preserve intact its business organizations, operations and goodwill, and (ii) preserve its relationships with customers, suppliers, lessors, licensees, distributors, wholesalers and similar Persons with which it has material business relations, and (z) the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do, or agree to do, any of the following:

(i) (A) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents; or (B) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or (C) adopt a stockholder rights plan in any manner adverse to the Parent Entities;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or otherwise grant any equity or equity-based awards, other than (A) the issuance of Company Shares (and the related Company Rights) upon the exercise or vesting of Company Options, Restricted Shares, Performance Share Awards or Company RSUs outstanding as of the date hereof (or issued in compliance with this Section 5.1(ii)) in accordance with their terms (or, if a Trigger Event (as defined in the Company Rights Agreement) by a party other than the Parent Entities shall occur, the Company Rights) or (B) the grant of Company Options, Restricted Shares, Performance Share Awards or Company RSUs required pursuant to previously existing contractual arrangements of the Company as set forth on Section 5.1(ii) of the Company Disclosure Schedule or to employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice (provided that the Cash

Merger Consideration required to be paid in respect of such Company Options, Restricted Shares, Performance Share Awards and/or Company RSUs shall not be in excess of $15 million (provided that such number shall be adjusted equitably and concomitantly to take into account any adjustments to any Company Options, Restricted Shares, Performance Share Awards and/or Company RSUs relating to the Blackhawk Spin-Off and any Casa Ley Dividends or PDC Dividends);

(iii) sell, pledge, dispose of, abandon, mortgage, transfer or otherwise encumber or subject to any Lien (other than Permitted Liens) any property or assets of the Company or any Company Subsidiary for aggregate consideration in excess of $40 million individually (except in connection with Indebtedness obtained by PDC for the operation of its business (including, without limitation, the funding of development and redevelopment activity)), to the extent no such Liens are granted in respect of any PDC Mortgaged Property other than to secure the Company-PDC Loans and provided that no such Liens are incurred until mortgages are recorded against all of the PDC Mortgaged Properties pursuant to the Company-PDC Loans) and pursuant to existing Contracts, current Indebtedness of the Company or any Company Subsidiary, or commitments or the sale of goods and inventory or otherwise in the ordinary course of business);

(iv) authorize, declare, set aside, or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its outstanding shares of capital stock (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary); provided, however, that the Company may declare and pay: (A) up to five cash dividends to holders of Company Shares of $0.20, $0.23, $0.23, $0.23 and $0.23 respectively per quarter per Company Share prior to the Closing; and (B) any dividends per Company Share paid solely with (x) Casa Ley Net Proceeds or Partial Casa Ley Net Proceeds (in either case, “Casa Ley Proceeds Dividends”) or (y) PDC Net Proceeds or Partial PDC Net Proceeds (in either case, “PDC Proceeds Dividends”); provided, for the avoidance of doubt, that no PDC Proceeds Dividends shall be paid unless as provided in Section 5.4, as applicable, (1) in the event of an Entire PDC Sale, PDC repays all outstanding amounts under the Company PDC Loans and (2) in the event of a Partial PDC Sale, PDC repays the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale;

(v) reclassify, combine, split or subdivide any of its outstanding capital stock or Equity Interests;

(vi) redeem, repurchase or otherwise acquire any of its issued and outstanding Equity Interests, except (A) (1) from holders of Company Options in full or partial payment of the exercise price or (2) in connection with the payment of any applicable Taxes by the holder of any Company Options, Restricted Shares, Performance Share Awards or Company RSUs to the extent required or permitted under the terms of such Company Options, Restricted Shares, Performance Share Awards or Company RSUs, (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of Company Shares in connection with any termination of services to the Company, or (C) in connection with transactions among the Company and/or one or more of the Company Subsidiaries;

(vii) redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or any of Company Subsidiary’s Indebtedness set forth on Section 5.1(vii) of the Company Disclosure Schedule; provided that, notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any Company Subsidiary to, redeem, repurchase, prepay, defease or otherwise acquire any Indebtedness if the Company or any Company Subsidiary, would incur a premium in connection therewith in excess of the applicable amount set forth on Section 5.1(vii) of the Company Disclosure Schedule;

(viii) except for capital expenditures permitted pursuant to clause (xi) of this Section 5.1 or for acquisitions of inventory or supplies, acquire (whether pursuant to merger, stock or asset purchase or otherwise) any of the Equity Interests in any Person or any business or division of any Person or any material property or assets of any Person (or business or division thereof) (A) for aggregate consideration in excess of $100 million, (B) that otherwise would be material to the Company and the Company Subsidiaries, taken as a whole (except pursuant to existing Contracts or commitments listed on Section 5.1(viii) of the Company Disclosure Schedule or in the ordinary course of business) or (C) that would reasonably be expected to impair or delay the ability of the Parties to satisfy the condition set forth in Section 6.1(c);

(ix) incur any indebtedness for borrowed money or issue any debt securities or guarantee the obligations of any Person for borrowed money, except (A) for any such Indebtedness among the Company and/or one or more Company Subsidiaries, (B) for any such indebtedness for borrowed money incurred in the ordinary course of business that is prepayable without material penalty or premium, (C) for guarantees by the Company or a Company Subsidiary of indebtedness for borrowed money of the Company or any Company Subsidiary, (D) indebtedness for borrowed money pursuant to any credit facilities, indentures or similar Contracts of the Company or the Company Subsidiaries existing as of the date hereof, or (E) indebtedness for borrowed money obtained by PDC from third-party lenders for the operation of its business (including, without limitation, the funding of development and redevelopment activity); provided, that such indebtedness does not require any guarantees from the Company or any Company Subsidiary (other than PDC), and provided further that no such indebtedness may be incurred until mortgages are recorded against all of the PDC Mortgaged Properties pursuant to the Company-PDC Loans;

(x) other than in the ordinary course of business, (A) terminate or materially and adversely amend any Company Material Contract (other than the expiration or termination of a Company Material Contract in accordance with its terms), (B) enter into any contract or agreement that if in effect on the date hereof would have been a Company Material Contract, except to renew or replace any Company Material Contract that has expired or terminated in accordance with its terms or (C) enter into any Contract or arrangement the existence of which as of the date hereof would have required disclosure pursuant to Section 3.11(c);

(xi) except (A) to the extent consistent in the aggregate with the Company’s guidance relating to capital expenditures, as disclosed on Section 5.1(xi) of the Company Disclosure Schedule, (B) in the ordinary course of business and (C) as provided in Section 5.1(xii), make, authorize or enter into any commitment to make capital expenditures in excess of $50 million in the aggregate;

(xii) (A) contribute any material assets to PDC, except as reasonably required or customarily appropriate to effectuate the PDC Restructuring and to the extent such assets are identified and disclosed in writing, prior to such contributions, to the Ultimate Parent, (B) make any loans to PDC, other than the Company-PDC Loans, or (C) enter into any material Contract that would bind the Company or any Company Subsidiary following the Effective Time with PDC, other than the PDC Lease Agreements, the Contracts contemplated by, or reasonably required in connection with, or customarily appropriate to effectuate the PDC Restructuring, and any Contracts customarily entered into between the Company and PDC in the ordinary course of business consistent with past practice;

(xiii) except as may be required by a Company Benefit Plan in existence on the date of this Agreement or by applicable Law: (A) increase the compensation or benefits payable or to become payable to its directors, officers or senior-level employees (except for increases in the ordinary course of business consistent with past practice), (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice to employees (other than officers or senior-level employees), (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any Company Option, Restricted Share, Performance Share Award or Company RSU held by any director, officer or employee under any Company Benefit Plan, (D) except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined, (E) enter into management consulting agreements that contemplate, in the aggregate, payments in excess of $10 million, (F) establish, adopt or enter into, or amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Company Benefit Plan or in connection with expiring collective bargaining agreements, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code) in a manner that in the aggregate would reasonably be expected to result in an increased cost in excess of $25 million; or (G) provide any funding to any rabbi trust or similar arrangement;

(xiv) (A) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan; (B) otherwise make any loans, advances or capital contributions to or investments in any Person outside the ordinary course of business consistent with past practice (other than the Company or any of the Company Subsidiaries); or (C) except as may be required by a Company Benefit Plan or collective bargaining agreement in existence on the date of this Agreement or by applicable Law, increase the funding obligation or contribution rate of any Company Benefit Plan subject to Title IV of ERISA;

(xv) make any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a Governmental Entity;

(xvi) other than stockholder litigation, which is covered by Section 5.6 or as contemplated by Section 5.9, settle or compromise any litigation involving amounts in excess of $25 million individually, or which settlement or compromise would impose a non-monetary obligation on the Company or any Company Subsidiary after the Effective Time that is material to the Company and the Company Subsidiaries, taken as a whole;

(xvii) (A) contribute any cash or assets of the Company or any Company Subsidiary to an Excluded Entity other than as required pursuant to any Contract in effect on the date hereof or as permitted by clause (xii) above in respect of PDC, and in other cases in the ordinary course of business, or (B) participate in any other material transaction involving an Excluded Entity (other than as permitted by clause (xii) above in respect of PDC, and in other cases, a transaction conducted on an arms-length basis or as required pursuant to any Contract);

(xviii) make or change any material Tax election, settle or compromise any material liability of the Company or any Company Subsidiary for Taxes, change any material method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or file the U.S. federal income Tax Returns of the Company for the 2013 or 2014 taxable years without first allowing Parent to review, comment and consent (such consent not to be unreasonably withheld); or

(xix) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Nothing contained in this Agreement (including in this Section 5.1) shall give the Parent Entities, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Closing, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its and the Company Subsidiaries’ respective businesses and operations. Nothing contained in this Section 5.1 shall (i) restrict the Company’s ability to effect the Entire Casa Ley Sale, the Entire PDC Sale, any Partial Casa Ley Sale or any Partial PDC Sale as contemplated by the other terms and conditions of this Agreement or to cause Casa Ley or any of its Subsidiaries or PDC to contribute any cash proceeds they receive from any sale of any assets of Casa Ley or PDC to the Company or any Company Subsidiary, (ii) restrict closures, sales, leases, and other transactions and dispositions with respect to assets relating to Dominick’s Finer Foods or (iii) restrict the Company’s ability to effect the Blackhawk Spin-Off as contemplated by the other terms and conditions of this Agreement; provided, that, prior to the consummation of the Blackhawk Spin-Off, the Company and the Company Subsidiaries, as applicable, shall (x) take all actions necessary to cause Blackhawk to repay all outstanding liabilities or obligations for borrowed money owed to the Company or any of the Company Subsidiaries and (y) use commercially reasonable efforts to terminate (without cost or liability to the Company or any of the Company Subsidiaries) all guaranties, indemnities, “keep well” arrangements and other similar credit support instruments provided by or on behalf of the Company or any of the Company Subsidiaries to Blackhawk or any of its Subsidiaries.

Section 5.2 Company’s Financial Cooperation Covenant.

(a) Subject to the terms of this Section 5.2, prior to the Closing, the Company shall use commercially reasonable efforts to, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, cooperate with Parent in connection with the arrangement of the Debt Financing or Alternative Financing (as defined below) to the extent reasonably requested by Parent with reasonable advance notice, and at the Parent’s sole cost and expense, including by using commercially reasonable efforts to:

(i) participate in investor meetings, drafting sessions, lender presentations, road shows, rating agency presentations and due diligence sessions, in each case relating to the Debt Financing or Alternative Financing; provided, that the Company shall not be responsible for preparing any rating agency presentations and such cooperation shall be subject to the qualifications set forth elsewhere in this Section 5.2;

(ii) (A) furnish Parent and its Debt Financing Sources with the Required Information; (B) obtain customary comfort letters and consents of independent accountants with respect to Required Information included in the Marketing Materials; and (C) cause a customary management representation letter to be executed in connection with any such comfort letter;

(iii) assist Parent and its Debt Financing Sources by providing such information as may reasonably be requested by Parent (and reasonably available to the Company) in connection with the preparation of Marketing Materials (including information that is not the Required Information but is customarily included in the Marketing Materials), including in connection with the preparation of (A) appropriate and customary offering documents, private placement memoranda and bank information memoranda and (B) materials for customary rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; provided that the Company shall not be responsible for the preparation of any Marketing Material, including any Excluded Information included therein, but the Company will use commercially reasonable efforts to provide Parent with such information as Parent reasonably requests (and is reasonably available to the Company) in connection with the preparation of Excluded Information described in clauses (a), (b), (d), (f), (g), (j) and (k) of the definition of “Excluded Information”;

(iv) facilitate the consummation of the Debt Financing or Alternative Financing by providing reasonable cooperation with respect to the satisfaction of the Debt Financing Conditions and the conditions precedent set forth in the Debt Financing Documents (which Debt Financing Documents will not have conditions precedent more expansive than those contained in the Debt Commitment Letter) to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or Company Subsidiaries, including, without limitation, using commercially reasonable efforts to assist with (A) the negotiation of Debt Financing Documents and the preparation of the certificates and other documents required to be delivered pursuant to the Debt Financing Documents; (B) obtaining customary payoff letters and instruments of discharge and termination of Indebtedness set forth in Section 5.2(a)(iv) of the Company Disclosure Schedule and such other Indebtedness designated in writing by Parent no less than ten (10) Business Days prior to the Effective Date and related Lien releases, each to be operative as of the Effective Time; and (C) obtaining consents, waivers, estoppels, approvals and authorizations from third parties in connection with the collateral under the Debt Financing or Alternative Financing;

(v) (A) cooperate with the Debt Financing Sources’ due diligence investigation in connection with the Marketing Material and the collateral arrangements under the Debt Financing or Alternative Financing, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and the Company Subsidiaries; (B) provide information reasonably requested by Parent (to the extent reasonably available to the Company or a Company Subsidiary) to assist Parent in obtaining appraisals (including FIRREA and USPAR compliant appraisals) and in preparing borrowing base certificates, in each case required to be delivered to satisfy a Debt Financing Condition; (C) assist with the preparation of a company perfection certificate; (D) facilitate the pledging of collateral for the Debt Financing; and (E) assist in the completion of a customary field examination and appraisal; and

(vi) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided, that such request by Ultimate Parent for such information is received by the Company at least ten (10) Business Days prior to the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of, or to have failed to comply with, any of the covenants set forth in this Section 5.2 (including for purposes of determining whether there has been a failure of a condition precedent pursuant to Section 6.2(b)) so long as either (i) it has acted in good faith to comply with the cooperation and assistance requirements set forth in this Section 5.2 or (ii) any such breach or failure is not the cause of the Debt Financing or Alternative Financing not being consummated on the Closing Date. The Company may provide Parent with a written notice indicating that is has complied with the covenants set forth in this Section 5.2 with respect to the Required Information and the Marketing Materials, which shall be deemed accepted and agreed to by Parent unless Parent shall object to such determination in writing within two (2) Business Days from receipt of such notice, which objection shall specifically identify the reasons it believes that the Company has not satisfied such obligations under this Section 5.2.

(c) Following termination of this Agreement in circumstances in which the Parent Termination Fee is not payable, Parent shall indemnify and hold harmless the Company and Company Subsidiaries and its and their respective Representatives from and against any damages, liability or obligation suffered or incurred in connection with the Debt Financing or the Alternative Financing and any information utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of the Company Subsidiaries or any of their respective Representatives. Parent shall, promptly upon the Company’s request, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and Company Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 5.2.

(d) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed:

(i) the Company’s obligations under this Section 5.2 shall not require the Company, any Company Subsidiary, or any of its or their respective Representatives to execute any Debt Financing Document or agree to any obligation relating to the Debt Financing or Alternative Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company, any Company Subsidiary, and any of its and their respective Representatives upon the termination of this Agreement;

(ii) none of the Company, any Company Subsidiaries or any of its or their respective Representatives shall be required to undertake any action that would unreasonably interfere with the business operations of the Company or any Company Subsidiary;

(iii) the Company shall not be required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement;

(iv) none of the Parent Entities, Merger Sub or any of their Affiliates, Representatives or financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any Company Subsidiary;

(v) the Company shall have a reasonable opportunity to (but shall not be required to) review and propose comments on Marketing Materials containing information about the Company prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity);

(vi) except to the extent disclosed to Debt Financing Sources and other potential sources of capital, rating agencies and prospective investors during the marketing or syndication of the Debt Financing (including any offering or private placement memoranda) in a manner that requires the recipient of such information to agree to customary confidentiality obligations (including customary “click through” confidentiality agreements), all non-public information regarding the Company obtained by the Parent Entities, Merger Sub or any of their Affiliates or Representatives shall be kept confidential to the extent required by the terms of the Confidentiality Agreement;

(vii) none of the Company, any Company Subsidiary or any of its or their respective Representatives shall be required to deliver or cause the delivery of any legal opinions, negative assurance letters, or accountants comfort letters and reliance letters, confirmations, authorization letters, undertakings, or third party reports in connection with the Debt Financing, in each case, without limiting the obligation of the Company pursuant to Section 5.2(a)(ii) to use commercially reasonable efforts to obtain customary comfort letters and consents of independent accountants with respect to Required Information included in the Marketing Materials as set forth above;

(viii) the Company’s obligations shall not include any actions that the Company reasonably believes would result in (A) a violation of any material agreement, any confidentiality arrangement or any applicable Law, (B) the loss of any legal or other applicable privilege or (C) the triggering of a disclosure obligation, including with respect to material non public information concerning the Company;

(ix) any lender meetings, investor meetings, road shows, rating agency presentations or similar events shall be at mutually agreeable times and locations; and

(x) the public filing of the Company’s annual, quarterly and current reports that are required to be filed pursuant to the terms of the Exchange Act shall constitute the furnishing and delivery of the Required Information contained therein to Parent and its Debt Financing Sources, and Parent shall be deemed to have such reports and such Required Information.

The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing.

(e) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as reasonably determined by Parent), the Company shall reasonably cooperate with Parent in connection with an offer to purchase by Parent or one of its Affiliates and any related consent solicitation with respect to one or more series of the outstanding aggregate principal amount of the then-outstanding Specified Company Notes on the terms and conditions as are reasonably requested by Parent (including amendments to the terms and provisions of the Indenture as reasonably requested by Parent and reasonably satisfactory to the Company) (including the related consent solicitation, collectively the “Debt Tender Offer”) (and in any event so as to accommodate the Debt Financing) and Parent shall assist the Company in connection therewith. Promptly upon the consummation of the Merger and the expiration date (as such date may be extended from time to time) of any such consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use commercially reasonable efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, by and between the Company and the Trustee, effectuating the amendments for which consents were obtained pursuant to the Debt Tender Offer, which supplemental indenture shall become effective immediately upon the later of (i) acceptance for purchase of Specified Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the applicable Company Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including in connection with delivery of Officer’s Certificates and Opinions of Counsel (as such terms are defined in the Indenture) required under the Indenture; provided such Officer’s Certificates and Opinions of Counsel are delivered following consummation of the Merger). The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing and, without modifying the applicable obligations of the Parties under this Section 5.2, the Parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date (including by making public announcements extending the expiration date of the Debt Tender Offer as requested by Parent and by the Company otherwise complying with the time periods required by Rule 14e-1 under the Exchange Act). Unless otherwise agreed by Parent, promptly following the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Person making the offer for the Specified Company Notes shall accept for purchase and purchase the Specified Company Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer; provided, however, that notwithstanding anything to the contrary in this Section 5.2, the Debt Tender Offer need not be consummated unless the Merger has occurred, and sufficient funds are available from the Financing, together with the aggregate cash on hand of the Company and the Company Subsidiaries, to pay all consideration for the purchase of the Specified Company Notes. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiary in connection with the Debt Tender Offer and shall indemnify and hold harmless the Company, Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them of any type in connection with the Debt Tender Offer (except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any Company Subsidiary or their respective Representatives), and the foregoing obligations shall survive termination of this Agreement.

(f) If the required consents have not been received in the Debt Tender Offer, or are not reasonably likely to be received, in each case, at least ten Business Days prior to the Closing Date (with the number of Business Days calculated in accordance with Rule 14e-1 of the Exchange Act), or if Parent determines not to request the commencement of the Debt Tender Offer, then at Parent’s written request, the Company shall use commercially reasonable efforts to promptly take all actions necessary and required to assist other Parties in effecting the satisfaction and discharge of the Specified Company Notes pursuant to Article VIII of the Indenture, which satisfaction and discharge shall be effective upon consummation of the Merger, and the Company shall, contemporaneously with the consummation of the Merger, assist other Parties in (i) giving irrevocable instructions to mail a notice of redemption to holders of the Specified Company Notes pursuant to Section 3.3 of the Indenture, (ii) depositing in trust all required funds or Government Securities (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 3.5 of the Indenture and (iii) paying or causing to be paid all other sums payable pursuant to the Indenture, and the Company shall use commercially reasonable efforts to assist the other Parties in causing the Trustee to acknowledge satisfaction and discharge of the Indenture in writing and shall furnish a copy of such writing to Parent concurrently with the Closing. Notwithstanding anything herein to the contrary, the Company shall not be obligated to take any action described in this Section 5.2(f) unless the Company shall have received from Parent funds which, together with the aggregate cash on hand of the Company and the Company Subsidiaries, are equal to the amounts required to be deposited with the Trustee to pay the redemption price for the Specified Company Notes as required pursuant to Section 3.5 of the Indenture and pay or cause to be paid all other sums payable pursuant to the Indenture in connection therewith.

Section 5.3 Parent’s Financing Covenant.

(a) The Parent Entities shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Financing, including the Debt Financing contemplated by the Debt Commitment Letters on the terms set forth therein, including the following:

(i) complying with and maintaining in effect the Commitment Letters;

(ii) negotiating and entering into definitive financing agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letters (including any “market flex” provisions related thereto), as amended from time to time in accordance with this Section 5.3 so that such agreements are in full force and effect on the Closing Date;

(iii) satisfying on a timely basis all Financing Conditions within its reasonable control or that require its cooperation (provided that this clause (iii) shall not require Parent to waive any of its conditions to Closing in Section 6.1 or Section 6.2 of this Agreement); and

(iv) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Debt Financing Conditions (other than the availability of the Equity Financing) have been satisfied or waived or, upon funding and at Closing would be satisfied, using reasonable best efforts to cause the Debt Financing Sources to fund the full amount of the Debt Financing, including by pursuing any and all available remedies (including specific performance or other equitable or injunctive relief) against the Debt Financing Sources.

(b) Neither Parent nor any of its Affiliates or Representatives shall take any action that would reasonably be expected to materially delay or prevent the consummation of the Financing. Without limiting the generality of the foregoing, in the event that a Financing Failure Event occurs, Parent shall

(i) immediately notify the Company of such Financing Failure Event and the reasons therefor,

(ii) use its reasonable best efforts to obtain alternative financing from alternative financing sources (on aggregate terms not materially less favorable to Parent, Merger Sub and the Company, and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than those in the Debt Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing less likely to occur), in an amount sufficient, when taken together with the remaining portion of the Debt Financing and the aggregate cash on hand of the Company, Parent and their respective Subsidiaries, to pay any amounts required to be paid by or on behalf of Parent in connection with the Closing and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such Financing Failure Event and in any event no later than the date on which the Closing is required to occur pursuant to Section 1.3 (any such financing, an “Alternative Financing”), and

(iii) obtain and, when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing.

(c) Prior to the Closing, without the prior written consent of the Company, except for substitutions or replacements pursuant to this Section 5.3(b) in connection with an Alternative Financing, Parent shall not (A) agree to, or permit, any amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of or under, the Debt Commitment Letters, if such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing that, when considered with the other Debt Financing Conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur; (2) reduces the amount of the Debt Financing; (3) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters as so amended, modified, supplemented, restated, assigned, substituted, replaced or waived, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letters as in effect on the date hereof; or (4) would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur; or (B) terminate any Debt Commitment Letter; provided that during the first 30 days following the date of this Agreement, Parent shall have the right to release or consent to assignments and replacements of an individual lender pursuant to the terms of the Debt Commitment Letters in effect on the date of this Agreement in connection with the addition of a commitment party thereunder that is reasonably acceptable to the Company. Upon any such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of the Debt Commitment Letters in accordance with this Section 5.3, the term “Debt Commitment Letters” shall mean the Debt Commitment Letters as so amended, modified, supplemented, restated, assigned, substituted, replaced or waived.

(d) Notwithstanding anything to the contrary in this Agreement, “reasonable best efforts” shall not require the Parent Entities to (i) pay (or agree to pay) more, in the aggregate, for the Debt Financing (whether in interest rate, fees or otherwise) than as contemplated in the Debt Commitment Letters and any fee letter entered into by the Parent Entities in connection therewith (including after giving effect to any increase in interest rate, fees or otherwise resulting from any “market flex” provisions contained in such fee letter) or otherwise agree to any Alternative Financing other than as required pursuant to this Section 5.3, (ii) seek more capital in the aggregate than is committed in the Equity Commitment Letters or (iii) waive any condition or agree to any changes to the Commitment Letters.

(e) Parent shall prepare and provide to its Debt Financing Sources the information and documents described in paragraphs 11 and 12 of Exhibit D to the Debt Commitment Letter (or any similar conditions set forth in the Debt Financing Documents) by such date as is necessary to permit the Debt Financing Conditions set forth in such paragraphs to be satisfied on or prior to December 19, 2014; provided that Parent shall not be in breach of its obligations under this sentence if (a) such Debt Financing Conditions are not satisfied on or prior to such date as the result of the failure by the Company to deliver the Required Information or to cause Parent to have the Required Information throughout the applicable period on or prior to December 19, 2014 or (b) the Debt Financing is not in fact syndicated or placed on or prior to such date.

Section 5.4 Casa Ley Sale; PDC Sale.

(a) In the event a definitive agreement is to be entered into prior to the Effective Time with respect to the Entire Casa Ley Sale, one or more Partial Casa Ley Sales, the Entire PDC Sale or one or more Partial PDC Sales, such agreement shall not, without the consent of Ultimate Parent (which such consent shall not be unreasonably withheld, delayed or conditioned), (A) require the Company or any Company Subsidiary to agree to any material financial or operating restrictions applicable to the Company or any Company Subsidiary after the Effective Time (other than customary (1) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time, (2) to the extent such restrictions are reasonable, restrictions relating to the Company’s or any Company Subsidiary’s management or oversight of Casa Ley, any of its Subsidiaries, PDC, or any of their respective businesses, properties or assets or any portions thereof and (3) restrictions contained in the PDC Lease Agreements), (B) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary after the closing of such agreement in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations (which customary indemnity obligations, in the case of an Entire Casa Ley Sale or Partial Casa Ley Sale, are shared proportionately (based on their respective Equity Interests) among all of the participating Casa Ley shareholders) for (1) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, employee benefits or (with respect to PDC only) environmental matters, or (2) pre-closing taxes relating to Casa Ley, any of its Subsidiaries, PDC or any of their respective businesses, properties or assets or any portions thereof prior to the closing of such agreement, (C) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (B) above) relating to the securities or assets of Casa Ley, any of its Subsidiaries or PDC being directly or indirectly sold, transferred or otherwise disposed of in connection with such sale after the closing of such agreement or (D) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Company, would cause the Net Casa Ley Proceeds, the Partial Net Casa Ley Proceeds, the PDC Net Proceeds or the Partial PDC Net Proceeds from such sale agreement to be (1) after also satisfying the repayment obligations contemplated by the following clauses (2) and (3), less than zero, (2) in the case of an Entire PDC Sale, be insufficient to repay in full all amounts remaining outstanding under the Company-PDC Loans and (3) in the case of a Partial PDC Sale, less than the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire Casa Ley Sale, one or more Partial Casa Ley Sales, the Entire PDC Sale or one or more Partial PDC Sales, the Shareholder Representative (as defined in the PDC CVR Agreement or Casa Ley CVR Agreement) shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder, and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in Casa Ley Sale Expenses or PDC Sale Expenses, as applicable. If, in connection with any Entire PDC Sale or Partial PDC Sale which includes employees of PDC, if so requested by the purchaser, the Company shall provide personnel transition services to such purchaser for no more than six (6) months and at no additional cost to the Company, pursuant to a transition services agreement in form and substance reasonably acceptable to the Company.

(b) Promptly following the date hereof, (A) the Company shall contribute to PDC (1) the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers, the Additional PDC Real Estate and all other assets, rights, privileges, entitlements, contracts and agreements related to the ownership and development of the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate and all personal property used in connection with the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials), to the extent that the same are not already owned by PDC, in each case except for the Cannery Mall, Lahaina, HI property referenced in clause (2) below, free and clear of all monetary liens and encumbrances and (2) cash in an amount equal to Forty Million Dollars ($40,000,000), which amount shall be held by PDC in a reserve account until the earlier to occur of (i) payment in full of the mortgage indebtedness currently encumbering the Contributed Stores Center commonly known as Cannery Mall, Lahaina, HI (Safeway Property Number 1222) and (ii) the release of the Company from any guaranty obligations in connection with such indebtedness, and thereafter, such contributed cash (or the remaining portion thereof) may be used by PDC in the ordinary course of its business, (B) the Company and PDC shall execute and deliver a lease agreement with respect to each of the Contributed Stores and the Development Stores, pursuant to which the Company shall lease each Contributed Store and Development Store from PDC at the applicable rental rates set forth on Section 5.4(b) of the Company Disclosure Schedule (as may be adjusted with respect to Development Stores as provided herein), which agreement shall be substantially in the form set forth in Exhibit F (each such agreement, a “PDC Lease Agreement”); provided, however, that the Company and PDC shall cooperate to make reasonable changes and additions to the PDC Lease Agreement (i) to address site-specific conditions and issues, (ii) to contemplate customary provisions and requirements of a build-to-suit lease agreement for any property being developed or redeveloped (or which will be developed or redeveloped) by PDC, and (iii) as may be reasonably required by an institutional purchaser of the Contributed Stores or Development Stores to reflect current market terms, provided such changes to the PDC Lease Agreement permitted above shall not in any material respect (1) affect the economic terms of the PDC Lease Agreement, except to the extent expressly provided herein, (2) change the primary term or number or length of options of the PDC Lease Agreement or (3) change the tenant’s ability to assign or sublet in the PDC Lease Agreement, (C) the Company and PDC shall enter into ground leases for fuel centers to be operated by the Company in connection with the applicable Contributed Stores or Development Stores at the applicable ground rental rates set forth on Section 5.4(b) of the Company Disclosure Schedule, and (D) the Company and PDC shall enter into such contracts and agreements contemplated by or reasonably required to effectuate the PDC Restructuring. With respect to the foregoing clause (D), the Company and Ultimate Parent shall work together in good faith to identify the assets of PDC that are required to be transferred to the Company or a Company Subsidiary in connection with the PDC Restructuring. Notwithstanding anything to the contrary herein, the rents set forth in Section 5.4(b) of the Company Disclosure Schedule for the Development Stores are based on the assumed construction costs and store areas set forth in Section 5.4(b) of the Company Disclosure Schedule and are subject to adjustment up or down based upon actual as built store areas and final construction costs of any Development Store. Such adjustment will be based on a seven percent (7%) capitalization factor, to the end that each $1,000 of cost increase or decrease in actual construction costs from the applicable assumed construction costs for any Development Store will result in an increase or decrease of $70.00 in annual rental from the amount listed on Section 5.4(b) of the Company Disclosure Schedule. The Company will have the option to pay to PDC the amount of any such increase in the assumed construction costs in cash, in lieu of a rent adjustment, and the Company also will have the right to terminate the PDC Lease for any Development Store if the rent applicable to such Development Store would increase the annual rent per square foot amount stated in Section 5.4(b) of the Company Disclosure Schedule by more than ten percent (10%), provided, further, that PDC will have the right to override any such termination by the Company by agreeing to bear the cost increase to the extent that it would result in a rent increase of more than ten percent (10%) from the applicable annual rent per square foot set forth on Section 5.4(b) of the Company Disclosure Schedule. Each PDC Lease Agreement shall provide for the commencement of rent payable thereunder on the date of the Entire PDC Sale or, if applicable, on the date the applicable store leased pursuant thereto is sold as part of a Partial PDC Sale; provided, however that with respect to any PDC Lease Agreement for a Development Store, the rent thereunder shall commence on the later of (w) the date PDC tenders possession of the applicable Development Store to the Company and (x) the date of the Entire PDC Sale or, if applicable, on the date the applicable store leased pursuant thereto is sold as part of a Partial PDC Sale (unless such Development Store is subject to PDC Third Party Indebtedness, in which case the PDC Lease Agreement shall provide for the commencement of rent payable thereunder on the earlier of (y) ninety (90) days after the date PDC tenders possession of the applicable Development Store to the Company in accordance with such PDC Lease Agreement and (z) the date that the Company opens for business in such Development Store).

(c) Promptly following the date hereof, the Company shall extend the Company-PDC Loans to PDC, the proceeds of which may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity). The Company-PDC Loans shall be disbursed from time to time as reasonably requested by PDC, shall be secured by a Mortgage on the PDC Mortgaged Properties and shall not exceed Three Hundred Million Dollars ($300,000,000.00) in aggregate principal amount (excluding the amount of any capitalized interest added to such principal balance) which, for the avoidance of doubt, may not be re-borrowed upon any repayment. Concurrently with the consummation of the Entire PDC Sale, PDC shall repay all outstanding intercompany loans, liabilities or other obligations to the Company or its Subsidiaries, including all outstanding Company-PDC Loans. Concurrently with the consummation of one or more Partial PDC Sales, PDC shall repay the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale. All amounts received by PDC in connection with any Partial PDC Sales (excluding the amounts required to repay the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale) may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) and any amounts so used or set aside to be used shall not be Partial PDC Net Proceeds. Any decision to use such amounts in the ordinary course of business, and not as a distribution to holders of Company Shares, shall be made by the Company, if prior to the Effective Time, and shall be made by the Shareholder Representative, if after the Effective Time. Upon the repayment of the PDC Loan Mandatory Prepayment Amount applicable to a Partial PDC Sale involving a PDC Mortgaged Property, the corresponding Mortgage affecting such PDC Mortgaged Property shall be released in full.

(d) In the event that the Entire Casa Ley Sale, the Entire PDC Sale, any Partial Casa Ley Sale or any Partial PDC Sale is consummated prior to the Effective Time, the Company shall prepare and submit to Ultimate Parent, not later than 20 Business Days following the day on which such sale is consummated, or at such time as otherwise mutually agreed upon by Ultimate Parent and the Company, a good faith written calculation, in reasonable detail, certified by the chief financial officer of the Company, of (i) with respect to the Entire Casa Ley Sale, the Casa Ley Sale Expenses and the Casa Ley Net Proceeds, (ii) with respect to the Entire PDC Sale, the PDC Sale Expenses and the PDC Net Proceeds, (iii) with respect to any Partial Casa Ley Sale, the Casa Ley Sale Expenses and the Partial Casa Ley Net Proceeds and (iv) with respect to any Partial PDC Sale, the PDC Sale Expenses, the Company-PDC Loans and the Partial PDC Net Proceeds. If reasonably requested by Ultimate Parent, the Company shall promptly (and in any event within 5 Business Days) furnish or cause to be furnished to Ultimate Parent and its Representatives such work papers and other documents and information relating to the calculations pursuant to the immediately preceding sentence.

Section 5.5 Stockholders Meeting; Proxy Statement.

(a) Subject to Section 5.5(b) and Section 5.8, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, the Company shall use commercially reasonable efforts in accordance with applicable Law, the Company Certificate, the Company Bylaws, and NYSE rules to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Ultimate Parent, (ii) for the absence of a quorum, (iii) after consultation with Ultimate Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is reasonably necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting or (iv) after consultation with Ultimate Parent, to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Subject to Section 5.8, the Company Board shall make the Company Recommendation and shall use its reasonable best efforts to obtain the Company Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Certificate, the Company Bylaws, the rules of the NYSE and the DGCL. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated pursuant to Article VII (and, for the avoidance of doubt, nothing contained in this Section 5.5 shall in any way affect the Company’s termination rights pursuant to Article VII), if the Company Board shall have made a Company Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to its stockholders at the Stockholders Meeting.

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Ultimate Parent a reasonable opportunity to review and to propose comments on such document or response. The Company (and Ultimate Parent, as applicable) shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after establishing the record date for the Stockholders Meeting; provided, that the Company shall be under no obligation to mail the Proxy Statement to its stockholders prior to the No Shop Period Start Date. The Company shall notify Ultimate Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply Ultimate Parent with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Ultimate Parent and Merger Sub shall use commercially reasonable efforts to cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing as promptly as reasonably practicable to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law.

(c) If at any time prior to the Stockholders Meeting, any event or circumstance relating to the Company, the Parent Entities, or any of their respective Affiliates should be discovered by the Company or the Parent Entities which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. If at any time before the Stockholders Meeting, any such event or circumstance is discovered by the Company or the Parent Entities, then in each case the Company shall, reasonably promptly after becoming aware thereof, amend or supplement, as applicable, the Proxy Statement to include disclosure of such fact or event. Each of the Parent Entities and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading or which omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Stockholder Litigation. Subject to the immediately following sentence, each of the Company and the Parent Entities shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree, judgment or similar order that results from any stockholder litigation against the Company, the Parent Entities, Merger Sub, any of their Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall give Ultimate Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement and, with respect to any settlement in connection therewith settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of the date hereof), no such settlement shall be agreed to without Ultimate Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Ultimate Parent and the Company shall notify the other promptly of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.7 Access to Information; Confidentiality; Notifications.

(a) Subject to applicable Laws, prior to the earlier of Closing or the termination of this Agreement, the Company shall afford to the Parent Entities and their respective Representatives reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, Contracts and records as the Parent Entities may reasonably request; provided, that (i) the Parent Entities and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company, (ii) the Company shall not be obligated to provide such access or information if the Company determines, in its good faith reasonable judgment, that doing so would (A) violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or (B) waive the protection of an attorney-client privilege, (iii) the Company shall be permitted to impose reasonable restrictions and requirements for safety purposes, (iv) none of the Parent Entities, Merger Sub or any of their Affiliates, Representatives or financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any Company Subsidiary and (v) no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein. Without limiting the generality of this Section 5.7(a), from the date of this Agreement until the Effective Time (or the termination of this Agreement in accordance with its terms), the Company will use commercially reasonable efforts to furnish to Ultimate Parent reasonably promptly after becoming available, consolidated financial statements of the Company including an unaudited balance sheet and income statement (but excluding a statement of cash flow) for each four-week period measured by the Company through the Closing Date as well as any update of its outlook for the quarter or the balance of the fiscal year, in each case to the extent it may prepare the same for management’s internal use.

(b) In the event this Agreement is terminated in circumstances where the Parent Termination Fee is not payable, the Parent Entities jointly and severally agree to indemnify and hold harmless the Company, the Company Subsidiaries and its and their respective Representatives for any and all claims arising out of any injuries or property damage arising out of the access rights pursuant to this Section 5.7.

(c) Notwithstanding anything in this Agreement to the contrary, outside legal counsel and financial advisors for each of the Company and the Parent Entities shall be permitted to share with each other, for the purpose of the Parties’ satisfaction of their respective obligations pursuant to Section 5.9(a) in respect of Undertakings, any competitively sensitive information relating to the Company, the Company Subsidiaries and the Parent Entities.

(d) With respect to the information disclosed pursuant to Section 5.7(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated November 5, 2013, by and among the Company, Cerberus Capital Management L.P., AB Acquisition LLC (as supplemented, modified and amended from time to time (including pursuant to any joinders executed in connection therewith), the “Confidentiality Agreement”).

(e) During the period commencing upon the execution and delivery of this Agreement by all of the Parties and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 7.1, the Company shall promptly notify Ultimate Parent, and Ultimate Parent shall promptly notify the Company, in writing of any event, condition, fact or circumstance that would cause any of the conditions set forth in Section 6.2 or Section 6.3, as applicable, not to be met. Each such notification shall include a certification of an officer of the Company or Ultimate Parent, as applicable, that such notification is being delivered in accordance with this Section 5.7(e). No such notification shall be deemed to supplement or amend the Company Disclosure Schedule or any disclosure of the Parent Entities for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Company or the Parent Entities in this Agreement; or (b) determining whether any of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3 has been satisfied.

Section 5.8 No Solicitation of Transactions.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on March 27, 2014 (the “Go-Shop Period”) the Company, the Company Subsidiaries and their respective Representatives shall have the right to, directly and indirectly: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements containing customary confidentiality terms which are not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement (each, an “Acceptable Confidentiality Agreement”); provided, that the Company shall reasonably promptly (and, in any event, within forty-eight (48) hours) make available to Ultimate Parent any non-public information concerning the Company or Company Subsidiaries that the Company provides to any Person pursuant to this Section 5.8(a) if such information was not previously made available to Ultimate Parent, and (ii) engage, enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Shop. Except as permitted by this Section 5.8 (including Section 5.8(c), Section 5.8(d) and Section 5.8(e) and except as would otherwise relate to any Excluded Party prior to the Excluded Party Deadline), the Company shall, and shall direct the Company Subsidiaries and its and their Representatives to (i) at 12:00 AM on March 28, 2014 (the “No Shop Period Start Date”) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal and shall, if it has not already done so, promptly require, to the extent it has a contractual right to do so, that each Person (other than any Excluded Party) that has heretofore executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of any Alternative Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company or any of the Company Subsidiaries, as the case may be, and (ii) from the No Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, not (A) initiate, solicit, knowingly encourage or facilitate any Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning the Company or Company Subsidiaries to, any Person that is seeking to make, or has made, an Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) providing for any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(c) Permitted Conduct Following No Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, at any time following the No Shop Period Start Date and prior to the time that the Company Stockholder Approval is obtained or this Agreement is terminated in accordance with Article VII, if the Company receives a written Acquisition Proposal from any Person that did not result from a breach of Section 5.8(a), subject to compliance with this Section 5.8(c), (i) the Company, the Company Subsidiaries and their respective Representatives may provide non-public information concerning the Company and Company Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement; provided, that the Company shall reasonably promptly (and, in any event, within forty-eight (48) hours) make available to Ultimate Parent any non-public information concerning the Company or Company Subsidiaries that the Company made available to any Person if such information was not previously made available to Ultimate Parent, and (ii) the Company, Company Subsidiaries and their respective Representatives may engage or participate in any discussions or negotiations with such Person, in the case of each of clauses (i) and (ii), if the Company Board has determined in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law. The Company shall not provide any commercially sensitive non-public information to any competitor in connection with this Section 5.8(c), other than in accordance with “clean room” or similar procedures that the Company, the Company Subsidiaries and their Representatives are currently employing with respect to the sharing of any such information to the Parent Entities. Notwithstanding the occurrence of the No Shop Period Start Date, the Company, the Company Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.8(a) with respect to any Excluded Party until 11:59 p.m. on April 12, 2014 (the “Excluded Party Deadline”), including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.8(b) and this Section 5.8(c) shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of Section 5.8(b) and this Section 5.8(c) shall apply with respect to such Excluded Party).

(d) Termination for Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the Company Stockholder Approval is obtained, the Company receives an Acquisition Proposal from any Person that did not result from a material breach of Section 5.8(b) that the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company Board may terminate this Agreement in accordance with Section 7.1(d)(i) but only if: (i) prior to taking any such action, the Company provides Ultimate Parent with no fewer than three Business Days’ notice of any such proposed action, attaching a copy of the Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and during the three Business Day period, the Company and its Representatives shall negotiate in good faith with Ultimate Parent and its Representatives to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period regarding any such revisions to the terms of this Agreement and the Commitment Letters and either (A) Ultimate Parent shall not have irrevocably proposed revisions to the terms and conditions of this Agreement and the Commitment Letters prior to the end of such period or (B) if Ultimate Parent within such period shall have proposed irrevocable revisions to the terms and conditions of this Agreement and the Commitment Letters, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the Alternative Proposal remains a Superior Proposal with respect to Ultimate Parent’s revised proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the three Business Days’ time period shall be extended for an additional two Business Days after notification of such change to Ultimate Parent to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period; (ii) prior to or substantially simultaneously with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal; and (iii) immediately prior to or concurrently with such termination the Company shall have paid Ultimate Parent the Company Termination Fee pursuant to Section 7.2(b).

(e) Company Adverse Recommendation Change. Subject to Section 5.8(d) and this Section 5.8(e), the Company Board shall not make any Company Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the Company Stockholder Approval is obtained, an Intervening Event shall have occurred, or an Acquisition Proposal is received that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel) either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and, in each case, the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company Board shall not effect a Company Adverse Recommendation Change unless: (i) prior to taking any such action, the Company provides Ultimate Parent with no fewer than three Business Days’ notice of any such proposed action, attaching, if the Company Adverse Recommendation Change is in connection with a purported Superior Proposal, a copy of the Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and if the Company Adverse Recommendation Change is due to an Intervening Event, which notice shall describe such Intervening Event and the reasons for the proposed Company Adverse Recommendation Change, (ii) during the three Business Day period, the Company agrees that the Company and its Representatives shall negotiate in good faith with Ultimate Parent and its Representatives to the extent Parent wishes to negotiate and continues to negotiate in good faith during such period regarding any such revisions to the terms of the Merger and the other transactions contemplated by this Agreement and (iii) either (A) Ultimate Parent shall not have irrevocably proposed revisions to the terms and conditions of this Agreement and Commitment Letters prior to the end of such period, or (B) if Ultimate Parent within such period shall have proposed irrevocable revisions to the terms and conditions of this Agreement and the Commitment Letters, (1) if such proposed Company Adverse Recommendation Change is in response to a Superior Proposal, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the Alternative Proposal remains a Superior Proposal with respect to Ultimate Parent’s revised proposal and (2) if such proposed Company Adverse Recommendation Change is in response to an Intervening Event, the Company Board, after consultation with the Company’s outside legal counsel, shall have determined in good faith that failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that, if applicable, each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the three Business Days’ time period shall be extended for two Business Days after notification of such change to Ultimate Parent to the extent Ultimate Parent wishes to negotiate and continues to negotiate in good faith during such period.

(f) Certain Permitted Disclosure. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall prohibit or be deemed to prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that neither the Company nor the Company Board may effect a Company Adverse Recommendation Change except to the extent in accordance with Section 5.8(e).

(g) Notice. From and after the No Shop Period Start Date, the Company agrees that (i) it will reasonably promptly notify Ultimate Parent (and, in any event, within two (2) Business Days after receipt) if (A) any Acquisition Proposal is received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and also provide an unredacted copy of such Acquisition Proposal if made in writing (including any material updates, revisions or supplements thereto), including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal, and a written summary of the material terms of such Acquisition Proposal if not made in writing (including any material updates, revisions or supplements thereto), including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal and (B) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Ultimate Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably timely basis (and in any event within forty-eight (48) hours of any change in the price or material change to any other material term or condition thereof), and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Ultimate Parent reasonably promptly (and in any event within forty-eight (48) hours) after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification.

(h) Waiver of Standstill Provisions. Notwithstanding anything to the contrary contained herein, the Company may fail to enforce or waive any standstill or similar provision in any confidentiality agreement it has entered into with any Person, whether prior to or after the date hereof, to the extent reasonably necessary to allow such Person to make a confidential proposal to the Company Board.

Section 5.9 Appropriate Action; Consents; Filings.

(a) The Parent Entities and, subject to Section 5.8, the Company shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent Entities or the Company or any of their respective Affiliates, or to avoid any action or proceeding by any Governmental Entity (including, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the EDS APA and the consummation of the transactions contemplated hereby and thereby, (iii) cause the satisfaction of all conditions set forth in Article VI, (iv) without limiting Section 5.6, vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the EDS APA or the consummation of the transactions contemplated hereby or thereby, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement or the EDS APA, in each case until the issuance of a final, non-appealable order, and (vi) as promptly as practicable, and in any event within five (5) Business Days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under the HSR Act; provided, that the Company and the Parent Entities shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings; and provided, further, that this Section 5.9 shall not apply to the Company’s obligations with respect to the Stockholder Meeting or Proxy Statement, which shall instead by governed by Section 5.5. The Company and the Parent Entities shall furnish to each other all information required for any application or other filing under any applicable Law (including filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement) in connection with the transactions contemplated by this Agreement or the EDS APA. Each of the Parties shall use reasonable best efforts to substantially comply with any “second request” for additional information or documentary material from the Department of Justice or the Federal Trade Commission pursuant to the HSR Act (a “Second Request”) no later than six (6) months after receipt of such second request and to produce documents on a rolling basis. Neither the Company nor any Company Subsidiary shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the prior written consent of Ultimate Parent. Subject to the terms and conditions of this Agreement, none of the Parties shall or shall cause their respective controlled Affiliates to, directly or indirectly, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to prevent, impair or delay the satisfaction of the conditions contained in Article VI or the consummation of the Merger. Without limiting this Section 5.9(a), the Parent Entities and Merger Sub agree to take, and to cause to be taken (including by causing their respective controlled Affiliates to take), and, if (and only if) requested by Ultimate Parent in writing, the Company and the Company Subsidiaries shall agree to take and/or to cause to be taken, any and all steps and to make, and to cause to be made (including by causing their respective controlled Affiliates to make), any and all undertakings necessary to avoid or eliminate each and every impediment under any Antitrust Law or to the Parent Entities, the Company, any Company Subsidiary or any of their respective controlled Affiliates that may be asserted by any Governmental Entity under any Antitrust Laws with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur no later than the Initial End Date (or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date) (“Undertakings”), including (x) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Parent Entities, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective controlled Affiliates or (y) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit any of the Parent Entities’, the Company’s, any Company Subsidiary’s, the Surviving Corporation’s or any of their respective controlled Affiliates’ freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Parent Entities, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective controlled Affiliates, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable, beyond the Initial End Date (or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date); provided, however, that, notwithstanding anything to the contrary in this Agreement, the Parent Entities and their respective controlled Affiliates shall not be required to take or consent to (and neither the Company nor the Company Subsidiaries shall agree to unless requested in writing by Ultimate Parent) the taking of any such action that, individually or in the aggregate, would reasonably be likely to result in a material adverse effect on the Company, the Company Subsidiaries, the Parent Entities and their respective Subsidiaries, taken as a whole after giving effect to the reasonably anticipated economic benefits of the Merger (an “Antitrust Material Adverse Effect”). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, none of the Parent Entities, the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates shall be required to effect or agree to any Undertakings unless such Undertakings are conditioned upon (and subject to) the consummation of the Merger.

(b) The Company and Ultimate Parent shall give (or shall cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and the EDS APA or (ii) disclosed in the Company Disclosure Schedule; provided, however that the Company and Ultimate Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either Party shall fail to obtain any third party consent described in this Section 5.9(b), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party, to minimize any adverse effect upon the Company and Ultimate Parent, their respective Affiliates, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent. Notwithstanding anything to the contrary contained in this Section 5.9(b), in no event shall the Company or any of the Company Subsidiaries pay, commit to pay or be required to pay any amounts, fees, penalties or other consideration or agree to any other material concessions in order to obtain any third party consents contemplated by this Section 5.9(b) without the prior written consent of Ultimate Parent (such consent not to be unreasonably withheld, delayed or conditioned), except that the Company shall be required to pay amounts for the foregoing purposes to the extent that the Parent Entities provide to the Company or its applicable Subsidiary in advance (by wire transfer of immediately available funds) the necessary funds for such excess amounts and it is acknowledged and agreed that except for any consents expressly contemplated by Section 6.1, no receipt of any consents shall be a condition or requirement to the consummation of the Merger or the Closing.

(c) Without limiting the generality of anything contained in this Section 5.9, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement or the EDS APA, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other Parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger and the other transactions contemplated hereby. Each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything in this Agreement to the contrary but subject to Ultimate Parent’s obligations in respect of the Undertakings, Ultimate Parent shall have the unilateral right to control the review of the transaction under the Antitrust Laws; provided, that, for the avoidance of doubt, (i) from the date hereof until the date that is seven (7) months after the date of any Second Request, Ultimate Parent and the Company shall mutually agree (in each case, not to be unreasonably withheld, conditioned or delayed) to determine whether or not the Parties will litigate with any Governmental Entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger and (ii) after the date that is seven (7) months after the date of any Second Request, Ultimate Parent shall determine whether or not the Parties will litigate with any Governmental Entities but only in a case to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger. Without the prior written consent of Ultimate Parent, neither the Company nor any of the Company Subsidiaries shall effect any Undertaking.

(e) From and after the date hereof, the Company shall use commercially reasonable efforts to provide or cause to be provided to Ultimate Parent all assistance reasonably requested by Ultimate Parent in the preparation for the consummation of the transactions contemplated by the EDS APA, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the Eastern Division as Ultimate Parent may reasonably request, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the EDS APA, (iii) to assist in transition planning with respect to the EDS Asset Purchase and (iv) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the EDS APA. Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of, or to have failed to comply with, any of the covenants herein with respect to the EDS APA (including for purposes of determining whether there has been a failure of a condition precedent pursuant to Section 6.2(b)) so long as either (i) it has acted in good faith to comply with its requirements with respect to the EDS APA set forth herein or (ii) any such breach or failure is not the cause of the transactions contemplated by the EDS APA to not be consummated immediately following the Merger.

Section 5.10 Public Announcements. Each of the Company and the Parent Entities agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Company and Ultimate Parent, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or

Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The Company and the Parent Entities agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Ultimate Parent. Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 5.10 shall not apply to any Company communication regarding an Alternative Proposal or a Company Adverse Recommendation Change.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other Equity Interests in the Company (including Company Options, Restricted Shares, Performance Share Awards and Company RSUs) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16. The Company shall provide copies of such resolutions to counsel to Ultimate Parent.

Section 5.12 Parent Agreements Concerning Merger Sub. The Parent Entities hereby jointly and severally guarantee the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.13 Employee Benefit Matters.

(a) Ultimate Parent will provide (or cause a Subsidiary of Ultimate Parent to provide) to employees who continue in employment with Ultimate Parent or one of its Subsidiaries (including the Surviving Corporation) following the Effective Time (the “Continuing Employees”) who are covered by a collective bargaining agreement (the “Union Employees”) with compensation and benefits required by the applicable collective bargaining agreements.

(b) For the period beginning on the Closing Date and ending on the eighteen-month anniversary of the Closing Date, Ultimate Parent will provide (or cause a Subsidiary of Ultimate Parent to provide) Continuing Employees who are not Union Employees (the “Company Non-Union Employees”) with: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Non-Union Employee immediately prior to the Effective Time, and (ii) employee benefits, including, without limitation, health, welfare and severance benefits, but excluding equity compensation, that are no less favorable, in the aggregate, than those provided to such Company Non-Union Employees immediately prior to the Effective Time.

(c) For purposes of determining eligibility, vesting, participation and benefit accrual (excluding benefit accrual under any defined benefit pension plan) under Ultimate Parent’s and its Subsidiaries’ plans and programs providing employee benefits (including, without limitation, severance) to Continuing Employees after the Closing Date (the “Parent Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries (and their respective predecessors) prior to the Closing Date, except to the extent providing such credit would result in any duplication of benefits. In addition, to the extent that Continuing Employees are eligible or become eligible to participate in Parent Benefit Plans, Ultimate Parent shall (or shall cause a Subsidiary of Ultimate Parent to) cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in each Parent Benefit Plan; (ii) each Parent Benefit

Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

(d) The Parties acknowledge and agree that all provisions contained in this Section 5.13 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or any right to continued employment with the Company, any Company Subsidiary, the Parent Entities or any Subsidiary of the Parent Entities.

Section 5.14 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Parent Entities and the Surviving Corporation shall jointly and severally indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to applicable Law, the Company Certificate, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and any indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company or any Company Subsidiary, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time; provided, however, that the Parent Entities agree to, and will cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. The Parent Entities and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.14(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to the Parent Entities and the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.14(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.14(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Ultimate Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Company be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall, and Ultimate Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Ultimate Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage, subject to the cost limitation proviso in the previous sentence. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six years from and after the Effective Time.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving company or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

(e) The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company to whom this Section 5.14 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.14 applies are express third party beneficiaries of this Section 5.14).

(f) In the event of any breach by the Surviving Corporation or any Parent Entity of this Section 5.14, the Surviving Corporation or one of the Parent Entities shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any past or present directors, officers and employees of the Company in enforcing the indemnity and other obligations provided in this Section 5.14 as such fees are incurred upon the written request of such Person.

Section 5.15 Stock Exchange De-listing. Each of the Surviving Corporation and the Parent Entities shall take all such actions reasonably required to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.16 Director Resignations. To the extent requested by Ultimate Parent in writing at least ten Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Ultimate Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Ultimate Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 5.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Merger, the Company and Company Board shall grant such approvals and take such actions within their control as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order, ruling, decree or judgment by any Governmental Entity of competent jurisdiction which makes illegal, restrains, enjoins or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case of the foregoing, restrains, enjoins, prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 6.2 Additional Conditions to Obligations of the Parent Entities and Merger Sub. The obligations of the Parent Entities and Merger Sub to effect the Merger and the other transactions contemplated herein shall also be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (provided, that any inaccuracies in such representations and warranties that do not individually or in the aggregate increase the aggregate consideration required to be paid by the Parent Entities and/or Merger Sub under Article II of this Agreement by more than $50 million, or as a result of actions taken in compliance with Section 5.1(ii), shall be disregarded), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.3 and Section 3.20 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.8) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Ultimate Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development, effect, condition, circumstance or matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein shall also be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Entities set forth in Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 4.11 and Section 4.12 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of the Parent Entities set forth in Article IV shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of the Parent Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officers Certificate. Ultimate Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Parent Entities, on the other hand, may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) By mutual written consent of Ultimate Parent and the Company;

(b) By either the Company or Ultimate Parent by written notice to the other Party,

(i) if the Merger shall not have been consummated on or prior to March 5, 2015 (the “Initial End Date”); provided, however, that (A) if (1) all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at the Initial End Date, (2) none of the Parent Entities is then in breach of any of its representations, warranties, covenants or agreements hereunder as though made on and as of the Initial End Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date, provided that solely for these purposes the words “As of the date hereof” in the penultimate sentence of Section 4.10(a) shall be deemed to be replaced with “As of the Initial End Date”), (3) the Financing Extension Conditions are satisfied, and (4) the Equity Commitment Letters are in full force and effect and provide that they will remain in full force and effect in accordance with their respective terms through the Final End Date, then the Initial End Date may, in Ultimate Parent’s sole discretion, be extended to June 5, 2015 (the “Final End Date”) and (B) the Party seeking to terminate this Agreement pursuant to this

Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

(ii) if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as required by Section 5.6 and Section 5.9 to prevent, oppose and remove such injunction or similar order; or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded (and the polls thereof shall have been closed) and the Company Stockholder Approval shall not have been obtained;

(c) By Ultimate Parent by written notice to the Company,

(i) if at any time prior to when the Company Stockholder Approval is obtained, (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) the Company enters into an Alternative Acquisition Agreement; or

(ii) if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not curable, or if curable, is not cured prior to the earlier of (1) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (2) the Initial End Date or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date; provided, however, that Ultimate Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if any of the Parent Entities is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in the closing conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied;

(d) By the Company by written notice to Ultimate Parent,

(i) at any time prior to the time the Company Stockholder Approval is obtained, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company Board, after satisfying all of the requirements set forth in Section 5.8, shall have authorized the Company to enter into such Alternative Acquisition Agreement and (B) the Company substantially concurrently with such termination pursuant to this Section 7.1(d)(i) enters into such Alternative Acquisition Agreement and pays to Ultimate Parent in immediately available funds any fees required to be paid pursuant to Section 7.2(b); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d)(i) with respect to any Superior Proposal unless the Company has complied in all material respects with the requirements of Section 5.8 with respect to such Superior Proposal;

(ii) if any of the Parent Entities breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not curable or, if curable, is not cured prior to the earlier of (a) the 30th day after written notice thereof is given by Ultimate Parent to the Company or (b) the Initial End Date or, if the Initial End Date is extended pursuant to Section 7.1(b)(i), the Final End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in the closing conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied; or

(iii) if at any time prior to the Closing and (if prior to the Initial End Date) after the expiration of the Marketing Period (A) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, and the Company has complied in all material respects with its obligations under Section 5.2, (B) the Company has irrevocably notified Ultimate Parent in writing that the Company is ready, willing and able to consummate the Closing, and (C) the Parent Entities fail to consummate the Closing and the transactions contemplated by this Agreement within five (5) Business Days following such notice (it being understood and agreed for the avoidance of doubt that in accordance with Section 7.1(b)(i)(B), Ultimate Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)(i) during such five (5)  Business Day period).

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of the valid termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and of no effect with no liability on the part of any Party (or any of its Subsidiaries or Representatives); provided, however, that (i) no such termination shall relieve any Party of any obligation to pay the Company Termination Fee, the Parent Termination Fee and any applicable expenses pursuant to Section 7.2(d), (ii) Section 5.2(c), Section 5.7(b), Section 5.7(d), Section 5.10, this Section 7.2, Section 7.5, Section 7.6, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement in accordance with their respective terms and (iii) nothing in this Article VII will be deemed to impair the right of any Party to compel specific performance by another party in accordance with the terms of Section 8.13 prior to the termination of this Agreement.

(b) Company Termination Fee. In the event that:

(i) (A) this Agreement is terminated (1) before obtaining the Company Stockholder Approval, by either Ultimate Parent or the Company pursuant to Section 7.1(b)(i) in circumstances where the Parent Termination Fee is not payable, (2) by Ultimate Parent or the Company pursuant to Section 7.1(b)(iii) in circumstances where the Parent Termination Fee is not payable, or (3) by Ultimate Parent pursuant to Section 7.1(c)(ii), (B) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination (and the Acquisition Proposal, in the case of clause (A)(1) and clause (A)(2), was public and shall not have been publicly withdrawn at least five (5) Business Days prior to such termination or, with respect to a termination pursuant to Section 7.1(b)(iii), prior to the Stockholders Meeting) and (C) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (provided, that for purposes of this clause (i) the references to “25%” in Subsections (i) and (ii) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Ultimate Parent pursuant to Section 7.1(c)(i); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i);

then (A) the Company shall (x) in the case of clause (i) above, concurrently with the date of the applicable event with respect to an Acquisition Proposal referred to in sub-clause (i)(C), (y) in the case of clause (ii) above, no later than two Business Days after the date of such termination and (z) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Ultimate Parent or its designee (at the direction of Ultimate Parent) the Company Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion) and (B) if this Agreement is terminated by Ultimate Parent pursuant to Section 7.1(b)(iii) in circumstances where the Parent Termination Fee is not payable and any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination (and such Acquisition Proposal was public and shall not have been publicly withdrawn at least five (5) Business Days prior to the Stockholders Meeting), the Company shall promptly, but in no event later than two Business Days after the date of such termination (without regard to whether the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated), pay (by wire transfer of immediately available funds) to Ultimate Parent or its designee(s) all reasonable out-of-pocket fees and expenses incurred by the Parent Entities or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the Financing, in an amount not to exceed $50 million in the aggregate (provided that Ultimate Parent provides reasonable documentation therefor) but excluding, for the avoidance of doubt, any amounts owed by the Parent Entities pursuant to Section 5.7, Section 7.5 and Section 7.6 (the “Parent Expenses”). “Company Termination Fee” shall mean an amount equal to $250 million; provided, that the “Company Termination Fee” shall mean a cash amount equal to $150 million in the event that this Agreement is terminated (x) by the Company pursuant to Section 7.1(d)(i) prior to the No Shop Period Start Date or in order to enter into an Alternative Acquisition Agreement with an Excluded Party prior to the Excluded Party Deadline or (y) by Ultimate Parent pursuant to Section 7.1(c)(i) prior to the No Shop Period Start Date based on a right arising out of a Company Adverse Recommendation Change with respect to an Acquisition Proposal or the Company’s entrance into an Alternative Acquisition Agreement, in each case, prior to the No Shop Period Start Date or with respect to an Excluded Party prior to the Excluded Party Deadline. Any Parent Expenses previously paid by the Company to Ultimate Parent pursuant to this Section 7.1(b) shall be credited towards the payment of the Company Termination Fee. The Parties have agreed in light of the circumstances existing at the time of execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Parent Entities) this Section 7.2 is reasonable, that the Company Termination Fee represents a good faith, fair estimate of the damages that the Parent Entities would suffer and that the Company Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring Ultimate Parent to prove actual damages. Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, knowingly or otherwise) or fails to perform hereunder (whether willfully, intentionally, knowingly or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Entities and the Parent Related Parties against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect hereunder, if due, (i) the Company Termination Fee pursuant to this Section 7.2(b); (ii) any amount due pursuant clause (ii) of Section 7.2(a) and (iii) any costs, expenses and/or interest payable pursuant to Section 7.2(d), and upon payment of all such amounts, no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Parent Entities or any other Parent Related Party in connection with this Agreement (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Parent Entities nor any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any other Company Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, the Parent Entities agree that the maximum aggregate liability of the Company under this Agreement shall be limited to an amount equal to the Company Termination Fee and, if applicable, the Parent Expenses, plus the applicable amounts referenced in clauses (ii) and (iii) of the prior sentence, and in no circumstances shall the Parent Entities seek any money damages in the aggregate in excess of such amount.

(c) Parent Termination Fee. In the event that:

(i) This Agreement is terminated by the Company or Ultimate Parent pursuant to Section 7.1(b)(i) and (A) as of the date of such termination the condition set forth in Section 6.1(c) shall not have been satisfied, (B) the Company had the right to terminate this Agreement pursuant to Section 7.1(b)(i), and (C) immediately before such termination, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) would have been satisfied had the Closing taken place as of the date of termination;

(ii) this Agreement is terminated by the Company or Ultimate Parent pursuant to Section 7.1(b)(ii) (provided that such final and non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued or entered pursuant to applicable Antitrust Laws) and (A) the Company had the right to terminate this Agreement pursuant to Section 7.1(b)(ii), and (B) immediately before such termination, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) would have been satisfied had the Closing taken place as of the date of termination;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii);

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(v) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(ii);

then the Parent Entities shall, jointly and severally, in any such event under clauses (i) through (iv) of this Section 7.2(c), pay to the Company a termination fee of $400 million in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination (it being understood that in no event shall the Parent Entities, collectively, be required to pay the Parent Termination Fee on more than one occasion). For the avoidance of doubt, the Parent Entities have a joint and several obligation to pay the Parent Termination Fee pursuant to clause (i) above notwithstanding that a Governmental Entity has required that the Parent Entities and/or the Company (or any of their Subsidiaries) take one or more actions to obtain approval under the HSR Act that, if taken, would constitute an Antitrust Material Adverse Effect. The Parties have agreed in light of the circumstances existing at the time of execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Company) this Section 7.2(c) is reasonable, that the Parent Termination Fee represents a good faith, fair estimate of the damages that the Company would suffer in the applicable circumstances and that the Parent Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Company to prove actual damages. Notwithstanding anything to the contrary in this Agreement, in the event that the Parent Entities and/or Merger Sub fail to effect the Closing for any reason or no reason or otherwise breach this Agreement (whether willfully, intentionally, knowingly or otherwise) or fail to perform hereunder (whether willfully, intentionally, knowingly or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its Subsidiaries and the Company Related Parties against the Parent Entities and each of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Parent Related Party,” and collectively, the “Parent Related Parties”) in respect of this Agreement, any Contract or agreement executed in connection herewith (including the Debt Commitment Letters, the Equity Commitment Letter and the Guarantees) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect hereunder or as otherwise provided in the Guarantees, if due, (i) the Parent Termination Fee pursuant to this Section 7.2(c); (ii) any amount due pursuant to Section 7.5, Section 7.6, and clause (ii) of Section 7.2(a); and (iii) any costs, expenses and/or interest payable pursuant to Section 7.2(d), and upon payment of all such amounts, no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (including the Debt Commitment Letters, the Equity Commitment Letter and the Guarantees) (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against the Parent

Entities, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, the Company agrees that the maximum aggregate liability of the Parent Entities, under this Agreement shall be limited to an amount equal to the Parent Termination Fee, plus the applicable amounts referenced in clauses (ii) and (iii) of the prior sentence, and in no circumstances shall the Company seek any money damages in excess of such amount.

(d) Acknowledgement. Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. Accordingly, if the Company or the Parent Entities, as the case may be, fail to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Ultimate Parent or the Company, as the case may be, commences an action which results in a judgment against the Company or the Parent Entities, as applicable, with respect to the payment by such Party(ies) set forth in this Section 7.2, such paying Party(ies) shall pay the Party commencing such action, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such aggregate amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(e) Available Remedies. Notwithstanding anything to the contrary contained herein, except for an order of specific performance as and only to the extent expressly permitted by Section 8.13, in the event that any of the Parent Entities, on the one hand, or the Company, on the other, fail to complete the Closing as required pursuant to Section 1.3 then the sole and exclusive remedy available to the Company (including, for the avoidance of doubt, against any Parent Related Parties), on the one hand, or the Parent Entities (including, for the avoidance of doubt, against the Company Related Parties), on the other, shall be the termination of this Agreement pursuant to Section 7.1 and receipt of the Parent Termination Fee or the Company Termination Fee, as applicable, plus the applicable amounts referenced in Section 7.2(b) or Section 7.2(c), as applicable.

Section 7.3 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been received, no amendment may be made without further approval of the Company’s stockholders which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been received, there may not be, without further approval of the Company’s stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 5.2, Section 5.7(e), Section 7.2 and Section 7.6 of this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same; provided, however, that in the event this Agreement is terminated prior to the Closing for any reason, the Parent Entities shall, jointly and severally, reimburse any fees, costs and expenses incurred or paid by the Company or any of its Affiliates in connection with the preparation, negotiation and consummation of the EDS APA, each of the agreements and other documents to be entered into in connection therewith (including any deliverables to be delivered by the Company or any of its Affiliates thereunder and in connection with any third party consents, filings or notifications thereunder), and the transactions contemplated thereunder.

Section 7.6 Spin-Off Indemnity. In the event that (i) this Agreement is terminated pursuant to Article VII after the consummation of the Blackhawk Spin-Off, and (ii) pursuant to a Final Determination it is determined that the Blackhawk Spin-Off is taxable under Section 311(b) of the Code because it violates the “device” prohibition of Section 355(a)(1)(B) of the Code or fails to satisfy the “business purpose” requirement applicable to a distribution under Section 355 of the Code, in either case, as a direct result of a connection between the Blackhawk Spin-Off and this Agreement, the Parent Entities shall pay to the Company an amount equal to the Net Spin-Off Tax Amount; provided, notwithstanding the foregoing, the Parent Entities shall have no obligation to pay the Net Spin-Off Tax Amount to the Company if:

(a) such termination occurs pursuant to Section 7.1(b)(iii), Section 7.1(c) or Section 7.1(d)(i) of this Agreement; or

(b) the Company has not received opinions of Latham & Watkins LLP (addressed solely to the Company), as counsel to the Company, reasonably acceptable to the Parent Entities (the “Opinions”), concluding that (i) as of the date of the Blackhawk Spin-Off, that the Blackhawk Spin-Off “should” qualify as a tax-free distribution pursuant to Section 355 of the Code (and not be subject to Section 355(d) or Section 355(e) of the Code) if the Merger Agreement is terminated prior to Closing (other than a termination occurring pursuant to Section 7.1(c) or Section 7.1(d)(i) of this Agreement), and (ii) as of the date of such termination, that the Blackhawk Spin-Off “should” qualify as tax-free pursuant to Section 355 of the Code (and not be subject to Section 355(d) or Section 355(e) of the Code). The Opinions (A) must address all relevant aspects of Section 355 of the Code as they relate to the Blackhawk Spin-Off, including addressing the application of Section 355(a)(1)(B) of the Code and the “business purpose” requirement applicable to a distribution under Section 355 of the Code to the Blackhawk Spin-Off generally and in light of this Agreement, and (B) must rely on reasonable representations from the Company that are consistent with the substance of the Draft Spin-Off Rep Letters, including (I) a representation by the Company (with supporting documentation from Goldman Sachs consistent with the Goldman Sachs Business Purpose Letter) that the Company has substantial business reasons for effecting the Blackhawk Spin-Off unrelated to the Agreement, together with a reasonably detailed description of such business reasons, and (II) a representation by the Company that irrespective of this Agreement (or any other potential acquisition of stock of the Company) the Company intends to consummate and would consummate the Blackhawk Spin-Off. For the avoidance of doubt, the Opinions shall not rely on representations stating solely that the Blackhawk Spin-Off does not violate the “device” prohibition of Section 355(a)(1)(B) of the Code or that the Blackhawk Spin-Off satisfies the “business purpose” requirement applicable to a distribution under Section 355 of the Code to reach such conclusions on such legal issues;

(c) the Company or Blackhawk takes one of the following actions prior to the second anniversary of such termination:

(i) the Company or Blackhawk merges with another entity or substantially all of the assets of the Company or Blackhawk are acquired by another entity;

(ii) the Company or Blackhawk issues stock (or any other instrument that is convertible into, or exchangeable for, any such stock) in an acquisition or public or private offering (other than any compensatory related issuances described in Section 1.355-7(e)(i) of the Treasury Regulations) representing more than 40% of the stock of the Company or Blackhawk; or

(iii) the Company or Blackhawk facilitates or otherwise participates in the acquisition of its stock that would result in any shareholder owning 5% or more of the outstanding stock of the Company or Blackhawk; or

(d) such Final Determination is a direct result of (A) the inaccuracy of, or any action of the Company or Blackhawk inconsistent with, any representation of the Company or Blackhawk relied on by the Opinions,

(B) the Company’s breach of any representation or covenant in this Agreement or (C) the inaccuracy of any representation or other information provided in the Pre-Signing Spin-Off Diligence Documents (for the avoidance of doubt, in each of (A), (B) and (C), excluding any representation to the extent solely stating that the Blackhawk Spin-Off does not violate the “device” prohibition of Section 355(a)(1)(B) of the Code or that the Blackhawk Spin-Off satisfies the “business purpose” requirement applicable to a distribution under Section 355 of the Code).

Notwithstanding anything in this Agreement to the contrary, this Section 7.6 and Section 7.7 shall survive the termination of this Agreement.

Section 7.7 Tax Claims Concerning Blackhawk Spin-Off. If a claim shall be made by any taxing authority, which, if successful, could result in an obligation of the Parent Entities to pay the Net Spin-Off Tax Amount (a “Tax Claim”), then the Company shall give prompt notice to Parent in writing of such Tax Claim; provided, however, that the failure to give such notice shall not affect the requirement of the Parent Entities to pay the Net Spin-Off Tax Amount except to the extent the Parent Entities have been materially prejudiced as a result of such failure. The Parent Entities and the Company shall jointly control, and shall have the right to participate (at their own expense) in all aspects of, any such Tax Claim (including having counsel present in any discussions or conferences and reviewing, drafting, and consenting to any correspondences with such taxing authority (such consent not to be unreasonably withheld)) or any other formal or informal discussions with a taxing authority, in each case to the extent relating to the qualification of the Blackhawk Spin-Off under Section 355 of the Code, and neither the Parent Entities nor the Company shall settle any such Tax Claims without the prior written consent of the other (which shall not be unreasonably withheld).

Section 7.8 Blackhawk Section 336(e) Election.

(a) The Company shall be entitled to make the Blackhawk Section 336(e) Election; provided, no Blackhawk Section 336(e) Election shall be made unless the Company enters into the agreement provided in Section 7.8(b).

(b) Before making the Blackhawk Section 336(e) Election, the Company will enter into a written agreement with Blackhawk, which may be in the form of an amendment to the Tax Sharing Agreement, that provides for the following:

(i) subject to clause (iv) below, Blackhawk will report the consequences of the Blackhawk Section 336(e) Election in a manner consistent with the Company’s reporting as determined in the reasonable discretion of the Company;

(ii) if it is determined by the Company that, as a result of the Blackhawk Section 336(e) Election, the Company will be treated as consolidated with Blackhawk for U.S. federal (or applicable state) tax purposes for any period (or portion thereof) after the date of the 2013 IPO Sale, any income Taxes (other than income Taxes referred to in clause (iii) below) payable by the Company that are attributable to the income of Blackhawk for such period shall be paid by Blackhawk and Blackhawk shall indemnify the Company for any such Taxes and any reasonable related expenses of attorneys or other tax professionals;

(iii) the income Taxes payable with respect to the deemed asset sale pursuant to the Blackhawk Section 336(e) Election shall be paid by the Company and the Company shall be entitled to any refunds of such income Taxes; and

(iv) the allocation of “aggregate deemed asset disposition price” (“ADADP”) under Treasury Regulations Section 1.336-3 will be agreed upon by the Company and Blackhawk, with any disputes to be resolved by an Independent Tax Accountant.

(c) The Company shall consult with Parent with respect to all tax reporting and tax positions relating to the Blackhawk Section 336(e) Election, including the decision of whether to try to obtain a private letter ruling relating thereto and the scope of such ruling, and Parent and the Company shall jointly control the determination of such tax reporting and tax positions, including the allocation described in clause (b)(iv) above (it being understood that, in the event of any dispute relating to such allocation, the decision of the Independent Tax Accountant shall control).

(d) Parent and the Company shall cooperate in good faith to amend the existing Tax Sharing Agreement to the extent reasonably necessary to give effect to the foregoing provisions of this Section 7.8. No such amendment will be entered into without the consent of Parent (such consent not to be unreasonably withheld).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to any of the Parent Entities or Merger Sub, addressed to it at:

AB Acquisition, LLC
250 Parkcenter Blvd.
Boise, ID 83706
Fax: (208) 395-4625
Attention:	Robert G. Miller
Paul Rowan
Email: robert.miller@albertsons.com paul.rowan@albertsons.com with a copy to:

Cerberus Capital Management, L.P.
875 Third Avenue
11th Floor
New York, NY 10022
Fax: (212) 755-3009
Attention:	Lenard B. Tessler
Mark A. Neporent, Esq.
Lisa A. Gray, Esq.
Email: ltessler@cerberuscapital.com mneporent@cerberuscapital.com lgray@cerberuschicago.com with a copy to (for information purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Tel: (212) 756-2000
Fax: (212) 593-5955

Attention:	Stuart D. Freedman
Robert B. Loper
John M. Pollack
Email: stuart.freedman@srz.com robert.loper@srz.com john.pollack@srz.com

(b) If to the Company, addressed to it at:

Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA 94588
Attention:	General Counsel
Facsimile: (925) 467-3224
Email: robert.gordon@safeway.com

with a copy to (for information purposes only):

Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 94111-6538
Tel: (415) 391-0600
Fax: (415) 395-8095
Attention:	Scott R. Haber
Email: scott.haber@lw.com

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tel: (212) 906-1200
Fax: (212) 751-4864
Attention:	M. Adel Aslani-Far
Eli G. Hunt
Email: adel.aslanifar@lw.com eli.hunt@lw.com

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“2013 IPO Sale” means the disposition of Blackhawk Shares pursuant to Blackhawk’s initial public offering in April 2013.

“Acquisition Proposal” means (a) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any Company Subsidiaries or (b) any acquisition by any Person, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated would result in any Person becoming, in one or a series of related transactions, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of (i) 25% or more of the total voting power or of any class of equity securities of the Company or (ii) 25% or more of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than the transactions contemplated by this Agreement.

“Additional PDC Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with each of the development properties designated as “Additional PDC Sites” on Section 5.4(b) of the Company Disclosure Schedule.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Ancillary Agreements” means the Guarantees, the Commitment Letters, the Casa Ley CVR Agreement and the PDC CVR Agreement.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws (including state Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Tax Rate” means a tax rate of 39.25%.

“Blackhawk” means Blackhawk Network Holdings, Inc.

“Blackhawk Section 336(e) Election” means an election under Section 336(e) of the Code with respect to the disposition of shares of Blackhawk stock in the 2013 IPO Sale and the Blackhawk Spin-Off.

“Blackhawk Section 336(e) Election Allocation” means Blackhawk’s actual allocation of ADADP in connection with the Blackhawk Section 336(e) Election, or, if the Blackhawk Section 336(e) Election is not made, an allocation of ADADP determined as if the Blackhawk Section 336(e) Election were made under applicable law, as agreed upon by the Company and Parent (with any disputes relating thereto to be resolved by a nationally recognized accounting firm that is selected by agreement between the Company and Parent).

“Blackhawk Spin-Off” means the distribution to the Company’s stockholders of substantially all of the outstanding capital stock of Blackhawk held by the Company and the Company Subsidiaries, other than certain such capital stock that may be retained with respect to withholding Taxes on the distribution.

“Business Day” means any day other than a day on which the SEC shall be closed.

“Casa Ley” means Casa Ley, S.A. de C.V.

“Casa Ley CVR Payment Amount” means the CVR Payment Amount, as defined in the Casa Ley CVR Agreement.

“Casa Ley Net Proceeds” means, with respect to the Entire Casa Ley Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of the Entire Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the Casa Ley Sale Expenses, minus (iii) income Taxes incurred by the Company or any Company Subsidiary in connection with the Entire Casa Ley Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii), (iv) and (v) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Affiliates to Casa Ley, minus (v) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of the Casa Ley CVR Agreement, minus (vi), if applicable, the aggregate amount of any Casa Ley Proceeds Dividends paid in respect of all Company Shares prior to such date of determination that were not previously taken into account in clause (vi) of the definition of Partial Casa Ley Net Proceeds.

“Casa Ley Sale Expenses” means any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar Taxes imposed by any jurisdiction) incurred in connection with the Entire Casa Ley Sale or the applicable Partial Casa Ley Sale by the Company or its Subsidiaries, which are documented in reasonable detail, prepared in good faith, and certified by the Company as being Casa Ley Sale Expenses.

“Closing Company Shares” means, collectively, as of immediately prior to the Effective Time, (i) all Company Shares issued and outstanding (other than Exempted Company Shares), (ii) all Reverted Company Shares, (iii) all Company Shares subject to any outstanding, unexpired and unexercised Company Option that will be entitled to receive an Option Payment pursuant to Section 2.4(a), (iv) all Company Shares subject to any outstanding and unexercised Restricted Share that will vest in accordance with Section 2.4(b), (v) all Company Shares subject to any outstanding Performance Share Award that will vest in accordance with Section 2.4(c) and (vi) all Company Shares that will be credited to a “stock credit account” under either the DCP or the DCPII, as applicable, pursuant to Section 2.4(e).

“Closing Date Payments” means (a) the payment in full, in cash, of the Cash Merger Consideration and (b) the payment of all costs, fees and expenses in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letters and the Equity Commitment Letters.

“Company Adverse Recommendation Change” means (A) any action or resolution by the Company Board to (i) approve, adopt, or publicly endorse or recommend or publicly propose to approve, adopt, endorse or recommend any Alternative Proposal, (ii) withhold, withdraw (or qualify, change or modify in a manner adverse in any material respect to the Parent Entities) the Company Recommendation, or in each case publicly propose to do so, or fail to include the Recommendation in the Proxy Statement or (iii) make any public recommendation in connection with a tender offer or exchange offer other than (A) a recommendation, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal and in any event within two (2) Business Days prior to the Stockholders Meeting or (B) a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act.

“Company Business Purpose Letter” means the draft provided to Parent on March 3, 2014 of a letter by the Company which indicates the reasons for which the Company is engaging in the Blackhawk Spin-Off.

“Company Bylaws” means the Amended and Restated Bylaws, as amended, of the Company.

“Company Certificate” means the Amended and Restated Certificate of Incorporation, as amended, of the Company.

“Company Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter that, individually or in the aggregate, (i) has materially and adversely affected the assets, properties, business, financial condition or results of operation of the Company and Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the performance by the Company prior to the Effective Time of its obligations to consummate the transactions contemplated hereby; provided, however, that any change, event, occurrence, development, effect, condition, circumstance or matter resulting from or relating to any of the following shall not be considered, or taken into account in determining whether there has been a Company Material Adverse Effect: (a) except as it relates to clause (ii) above, the pendency, negotiation, consummation or public announcement of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Governmental Entities or employees; (b) global or national economic, monetary or financial conditions, including changes or developments in credit markets (including changes in prevailing interest or exchange rates), financial or securities markets (including the disruption thereof and any decline in the price of any security or market index), or economic, business or regulatory conditions anywhere in the world; (c) national or international political or social conditions; (d) the commencement, continuation or escalation of a war, armed hostilities or other international or national emergency, calamity or act of terrorism or any weather-related or other force majeure event or natural disaster or act of God or other comparable events or the worsening thereof; (e) any change in applicable Laws, GAAP, applicable stock exchange listing requirements, accounting principles or in the interpretation or enforcement thereof, in each case, after the date hereof; (f) the industries in which the Company and the Company Subsidiaries operate; (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure may be considered and taken into account in determining whether there has been a Company Material Adverse Effect); (h) any action taken or not taken by the Company or the Company Subsidiaries pursuant to this Agreement (except as it relates to clause (ii) above) or at Ultimate Parent’s written request; (i) the identity of, or any facts or circumstances relating to, the Parent Entities or their respective Subsidiaries or (j) any change, event, occurrence, development, effect, condition, circumstance or matter arising out of or relating to any action taken in compliance with Section 5.9; provided, that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (b), (c), (d), (e) or (f) with respect to the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the food and drug retail business may be considered and taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Notes” means all notes issued by the Company that are governed by the Indenture in accordance with its terms.

“Company Permits” means any authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity, necessary and material for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.

“Company-PDC Loans” means, collectively, loans or advances from the Company to PDC in an aggregate principal amount of up to Three Hundred Million Dollars ($300,000,000.00) that will be made from time to time promptly following PDC’s written request therefor to fund PDC’s operation of its business in accordance with Section 5.4 of this Agreement and/or the PDC CVR Agreement. Such Company-PDC Loans shall bear interest at a rate of 2% per annum commencing on the date such loan proceeds are made available to PDC, which interest shall accrue on a monthly basis and be deemed to be added to the principal amount of Company-PDC Loans outstanding. Such Company-PDC Loans shall be governed by a loan agreement substantially in the form attached hereto as Exhibit G.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy or commitment, in each case, that is legally binding.

“Contributed Stores” means each of the twelve (12) existing grocery stores (and, if applicable, accompanying fuel centers) designated as “Contributed Stores” on Section 5.4(b) of the Company Disclosure Schedule.

“Contributed Stores Centers” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto comprising the shopping centers in which the Contributed Stores are located.

“Contributed Stores Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Contributed Stores.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the businesses of the Company and the Company Subsidiaries, or that is otherwise material to or necessary for the operation of the businesses of the Company and the Company Subsidiaries, taken as a whole.

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Commitment Letters” means the debt commitment letters executed and delivered to the Company concurrently with the execution and delivery of this Agreement, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.3(b), pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters.

“Debt Financing Documents” means the credit agreements, loan documents, purchase agreements, indentures, notes and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.

“Debt Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings (for the avoidance of doubt, other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.

“Development Stores” means each of the four (4) grocery stores currently being developed and designated as “Under Development” on Section 5.4(b) of the Company Disclosure Schedule and each of the five (5) grocery stores projected for development that are designated as “Projected” on Section 5.4(b) of the Company Disclosure Schedule.

“Development Stores Centers” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto comprising the shopping centers in which the Development Stores are located or to be located.

“Development Stores Real Estate” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to real estate, together with all improvements located thereon (together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Development Stores.

“Draft 96-30 Checklist” means the draft checklist dated as of March 3, 2014 which contains the information that would be required by Revenue Procedure 96-30 in connection with the Blackhawk Spin-Off.

“Draft Spin-Off Rep Letters” means the drafts dated as of March 3, 2014 of the representation letter(s) to be provided by the Company to Latham & Watkins LLP in connection with the Opinions.

“Eastern Division” means that portion of the Company (whether or not one or more separate legal entities) commonly referred to as the “Eastern Division”.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization of the Company and the Company Subsidiaries.

“Entire Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of equity interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s equity interests in Casa Ley or (iii) the effect of which is to divest 100% of the Company’s direct or indirect investment in Casa Ley.

“Entire PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the consolidated assets of PDC attributable to the Company’s direct or indirect ownership of equity interests therein, (ii) of 100% of the Company’s equity interests in PDC or (iii) the effect of which is to divest 100% of the Company’s direct or indirect investment in PDC.

“Equity Commitment Letter” means the equity financing commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, between Parent and the signatories thereto, naming the Company as an express third party beneficiary and pursuant to which such signatories have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Entities” means Blackhawk, Casa Ley, PDC and their respective Subsidiaries.

“Excluded Information” means and shall include (a) pro forma financial statements relating to the transactions contemplated by this Agreement (including the Merger and Financing), (b) projected financial statements for periods ending after the Closing Date and other forward looking information with respect to such periods, (c) “as adjusted” capitalization information, (d) adjustments to net income used to determine EBITDA or adjusted EBITDA (other than interest expense, tax expense, depreciation expense and amortization expense, each as calculated under GAAP), (e) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (f) risk factors relating to all or any component of the Financing, (g) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (h) Compensation Discussion and Analysis and any other information required by Item 402(b) of Regulation S-K, (i) information relating to the Parent, its Affiliates and other information related to strength and strategies customarily included in Marketing Materials, (j) general market or industry information and other information customarily provided by a bank in connection with the preparation of Marketing Materials and (k) information that the Company is not required to disclose pursuant to its annual, quarterly and current reports, from time to time, pursuant to the terms of the Exchange Act.

“Excluded Party” means any Person, or group that includes any Person, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel, prior to the No-Shop Period Start Date, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, that any such Person or group of Persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such Person or group at any time following the No-Shop Period Start Date.

“FCC” means the U.S. Federal Communications Commission.

“Federal Controlled Substances Act” means the Controlled Substances Act of 1970, as amended.

“Final Determination” means the first to occur of (as relevant) (i) in respect of a judicial decision, a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law as of right and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired; (ii) a closing agreement entered into under section 7121 of the Code or any other closing or settlement agreement entered into with the applicable taxing authority in connection with an administrative or judicial proceeding (including a state or local proceeding); (iii) the expiration of the time for assessment or otherwise instituting a judicial or administrative proceeding for collection of a claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such claim were filed, the expiration of the time for instituting a judicial or administrative proceeding with respect thereto.

“Financing” means the Equity Financing and the Debt Financing (including any Alternative Financing).

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Exhibit D to the Debt Commitment Letters (the “Debt Financing Conditions”), and (b) with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letters.

“Financing Extension Conditions” shall mean each of the following conditions precedent (capitalized terms used in this definition that are not otherwise defined herein have the meaning given in the Debt Commitment Letter or fee letter relating to the Debt Financing, as applicable):

(a) Parent, its Subsidiaries, and each Debt Financing Source shall have executed and delivered to each other party thereto the Debt Financing Documents to which it is a party (including, without limitation, the ABL Facility Documentation, the Term Facility Documentation, and, if any proceeds are funded thereunder, the Bridge Facility Documentation) and accurate and complete copies of the Debt Financing Documents shall have been delivered to the Company;

(b) Parent or one or more of its Subsidiaries shall have (i) issued Senior Secured Notes or other Securities and/or (ii) incurred Initial Bridge Loans under the Bridge Facility Documentation;

(c) the gross proceeds of any Senior Secured Notes, other Securities and Initial Bridge Loans shall have been placed into one or more escrow accounts, and the terms of each escrow agreement governing such escrow accounts (such proceeds, the “Escrowed Proceeds”) shall provide that such proceeds shall be released from escrow to fund the payments required to be made hereunder subject only to (i) with respect to the proceeds of Senior Secured Notes or other Securities, satisfaction of the condition in paragraph 4 of Exhibit D to the Debt Commitment Letter (or a substantially similar condition reasonably acceptable to the Company) and (ii) with respect to the proceeds of the Initial Bridge Loans, satisfaction (or waiver by the entities entitled to waive Debt Financing Conditions under the Debt Commitment Letter) of the conditions in paragraphs 2, 3, 4, 5, 7, 10, 11 and, to the extent any Senior Secured Notes will be issued, 12 of Exhibit D to the Debt Commitment Letter (or substantially similar conditions reasonably acceptable to the Company);

(d) the initial funding under the Debt Financing Documents relating to the Senior Secured Facilities shall be subject only to the satisfaction (or waiver by the entities entitled to waive Debt Financing Conditions under the Debt Commitment Letter) of the conditions in paragraphs 2, 3, 4, 5, 7, 10 and 11 of Exhibit D to the Debt Commitment Letter (or substantially similar conditions reasonably acceptable to the Company);

(e) the Escrowed Proceeds, when taken together with the proceeds of the Senior Secured Facilities that will be available on the Closing Date to fund Closing Date Payments, the proceeds of the Equity Financing and the aggregate cash on hand of the Company that will be available on the Closing Date to fund Closing Date Payments, shall be sufficient for the Parent Entities and their respective Subsidiaries to consummate the transactions contemplated hereby, including the making of all Closing Date Payments at the time when Closing is required to occur pursuant to Section 1.3, notwithstanding the proviso set forth therein (both before and after giving effect to any market flex provisions applicable to the Debt Financing);

(f) each Debt Financing Document shall be in full force and effect and shall provide that it will remain in full force and effect through the Final End Date; and

(g) the terms of the Debt Financing Documents shall be reasonably acceptable to the Company to the extent such terms (i) could reasonably be expected to prevent, impede or delay the initial availability of the Debt Financing or otherwise adversely affect the ability of the Parent Entities to (or the likelihood that the Parent Entities will) timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Debt Financing Conditions less likely to occur, (ii) could reduce the proceeds of the Debt Financing available to finance the transactions contemplated hereby from that contemplated by the Debt Commitment Letter, (iii) could adversely affect the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters or Debt Financing Documents, relative to the ability of Parent to enforce its rights under the Debt Commitment Letters as in effect on the date hereof, or (iv) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability of the Parent Entities to (or the likelihood that the Parent Entities will) timely consummate the transactions contemplated by this Agreement.

“Financing Failure Event” means the occurrence of any of the following: (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) if for any reason, all or any portion of the Debt Financing becoming unavailable, or (c) any breach, repudiation or default by any party under the Debt Commitment Letters of which Parent or any of its Affiliates or Representatives becomes aware, including a failure of a Debt Financing Source to negotiate the Debt Financing Documents in good faith that constitutes a breach of the Debt Commitment Letters.

“GAAP” means generally accepted accounting principles as applied in the United States, as amended.

“Goldman Sachs Business Purpose Letter” means the draft dated as of March 3, 2014 of a letter by Goldman Sachs which describes the business reasons for the Blackhawk Spin-Off.

“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.

“HHS” means the United States Department of Health and Human Services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) any indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, (iii) reimbursement obligations in respect of outstanding and drawn letters of credit, acceptances and similar obligations created for the account of such Person, (iv) net cash payment obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, and (v) any guarantee of any such obligations described in clauses (i) through (iv) of this definition.

“Indenture” means that certain Indenture, dated as of September 10, 1997, between the Company and the Trustee, as amended or supplemented.

“Independent Tax Accountant” shall mean a nationally recognized accounting firm that is selected by agreement between Parent, the Company and Blackhawk.

“Intervening Event” means any event, change, effect, development, condition or occurrence that (a) does not relate to an Acquisition Proposal and (b) is not known and was not reasonably foreseeable to the Company Board as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means (i) with respect to the Company, the actual knowledge, without any due inquiry obligation, of the individuals listed in Section 8.3(ii) of the Company Disclosure Schedule under “Company Knowledge” and (ii) with respect to any of the Parent Entities, the actual knowledge, without any due inquiry obligation, of the individuals listed in Section 8.3(ii) of the Company Disclosure Schedule under “Parent Entities’ Knowledge”.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Leased Real Property” means all real property leased, licensed or subleased by or to, or otherwise used or occupied (but not owned) by the Company or any of the Company Subsidiaries, together with all buildings, structures, equipment, facilities, fixtures, assets and other improvements located thereon that are leased in which the Company or any of the Company Subsidiaries has an interest.

“Marketing Material” means any bank books, information memoranda and other information packages regarding the business, operations, and historical financial condition of the Company and Company Subsidiaries or the Parent Entities.

“Marketing Period” means the first period of 15 consecutive Business Days beginning on the later of (a) delivery by the Company to Parent, and throughout which Parent shall have, the Required Information, (b) the date of satisfaction of all conditions set forth in Section 6.1(a) and (c) the earlier of (i) the date of satisfaction of all conditions set forth in Section 6.1(c) and (ii) the date that is eight (8) months and fifteen (15) days after the date of this Agreement; provided, that (i) the Marketing Period shall end on any date that is the date on which the Debt Financing is consummated or the primary Debt Financing Documents are executed, (ii) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company’s independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Information or (B) the Company shall have announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined that no restatement shall be required and (iii) the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 and on or prior to December 19, 2014 or on or after January 5, 2015 and any day from and including June 30, 2014 to July 4, 2014, November 27, 2014 and November 28, 2014 shall not be deemed a Business Day for purposes of this period; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Information at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Information at the time such notice is given and, no later than on the second (2nd) Business Day after the delivery of such notice by the Company delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information has not been delivered or conditions set forth in Article VI have not been so satisfied).

“Material Leased Real Property” means the Leased Real Property under which the Company or any of the Company Subsidiaries is a tenant or a subtenant, where the lease provides for annual rent in excess of $2 million.

“Material Owned Real Property” means the Owned Real Property used or operated by the Company or any Company Subsidiary having an appraised value of greater than $20 million.

“Mortgage” has the meaning given to such term in the loan agreement attached hereto as Exhibit G.

“Net Spin-Off Tax Amount” means (A) the product obtained by multiplying (i) the net gain realized (or that would be realized if the Blackhawk Section 336(e) Election were made, in the case that no Section 336(e) Election is actually made) by Blackhawk (based on the Blackhawk Section 336(e) Election Allocation) for U.S. federal income tax purposes with respect to the 2013 IPO Sale and the Blackhawk Spin-Off and (ii) the Assumed Tax Rate, plus (B) any penalties imposed by a Governmental Entity in connection with the Final Determination referred to in Section 7.6 minus (C) the Section 336(e) Present Value minus (D) the product obtained by multiplying (i) the gain that was reported by the Company in connection with the 2013 IPO Sale and (ii) the Assumed Tax Rate.

“Owned Real Property” means all right, title and interest in and to real property (other than Leased Real Property) owned by the Company or the Company Subsidiaries, including all buildings, structures, fixtures and other improvements located thereon.

“Parent Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter affecting the Parent Entities and their Affiliates that would or would reasonably be expected to prevent or materially impair or delay the performance by the Parent Entities of their respective obligations to consummate the transactions contemplated hereby.

“Partial Casa Ley Net Proceeds” means, with respect to a Partial Casa Ley Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of such Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the Casa Ley Sale Expenses, minus (iii) income Taxes incurred by the Company or any Company Subsidiary in connection with the Partial Casa Ley Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition minus (2) the portion of the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, that is allocable (as reasonably determined by the Company) to such Partial Casa Ley Sale, minus (3) the sum of the amounts referenced in clauses (ii), (iv) and (v) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Affiliates to Casa Ley, if applicable, minus (v) any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of the Casa Ley CVR Agreement, minus (vi), if applicable, the aggregate amount of any Casa Ley Proceeds Dividends paid in respect of all Company Shares prior to such date of determination.

“Partial Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of equity interests therein followed by a distribution to the Company or any Company Subsidiary of the proceeds thereof, (ii) of less than 100% of the Company’s equity interests in Casa Ley or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in Casa Ley.

“Partial PDC Net Proceeds” means, with respect to a Partial PDC Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company, any Company Subsidiary or PDC prior to the Closing in consideration of such Partial PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the PDC Sale Expenses, minus (iii) the income Taxes incurred by the Company or any Company Subsidiary in connection with the Partial PDC Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in such Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii) and (iv) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) and any interest paid with respect to any Company-PDC Loans from the proceeds of such Partial PDC Sale, multiplied by (B) 39.25%, minus (iv) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, and (B) any PDC Severance Costs incurred by PDC, the Company or any Company Subsidiary in connection with the portion of PDC being sold in such Partial PDC Sale, minus (v) any amounts used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) as permitted pursuant to Section 5.4(c), minus (vi), if applicable, the aggregate amount of any PDC Proceeds Dividends paid in respect of all Company Shares prior to such date of determination.

“Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of PDC, (ii) of less than 100% of the Company’s equity interests in PDC or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in PDC.

“PDC” or “PDC Entities” means the group of companies comprised of (i) Property Development Centers LLC and (ii) PDC I, Inc., as well as their respective Subsidiaries.

“PDC CVR Payment Amount” means the CVR Payment Amount, as defined in the PDC CVR Agreement.

“PDC Loan Mandatory Prepayment Amount” means (a) in the case of a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Company-PDC Loans equal to the lesser of (i) the applicable PDC Mortgaged Property Release Amount with respect to such PDC Mortgaged Property and (ii) the remaining outstanding amount of such Company-PDC Loans and (b) in the case of a property other than a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Company-PDC Loans equal to the lesser of (i) 50% of the Partial PDC Net Proceeds attributable to such property and (ii) the remaining outstanding amount of such Company-PDC Loans.

“PDC Mortgaged Properties” means each of the Contributed Stores and Contributed Stores Centers identified on Section 8.3 of the Company Disclosure Schedule.

“PDC Mortgaged Property Release Amount” means, with respect to each PDC Mortgaged Property, the amount set forth opposite such PDC Mortgaged Property as the allocated loan amount on Section 8.3 of the Company Disclosure Schedule, provided, however, that (i) to the extent PDC pays a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged Property, then the allocated amounts set forth on Section 5.4(b) of the Company Disclosure Schedule shall each be reduced pro rata by an aggregate amount equal to the amount of such PDC Loan Mandatory Repayment Amount, and (ii) under no circumstances shall the PDC Mortgaged Property Release Amount for any PDC Mortgaged Property exceed the outstanding amount of the Company-PDC Loans.

“PDC Net Proceeds” means, with respect to an Entire PDC Sale, as of any date of determination, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary prior to the Closing in consideration of the Entire PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amount to the extent not released to the Company or any Company Subsidiary prior to the Closing), minus (ii) the aggregate amount of the PDC Sale Expenses, minus (iii) the income Taxes incurred by the Company or any Company Subsidiary in connection with the Entire PDC Sale, which, for purposes of this definition, shall be deemed to equal the product of (A) (1) the amounts referred to in clause (i) of this definition, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (ii) and (iv) of this definition (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iii)(A)(2) of this definition) and any interest paid with respect to any Company-PDC Loans, multiplied by (B) 39.25%, minus (iv) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, and (B) any PDC Severance Costs to the extent the Company or any Company Subsidiary has any liability after the closing of the Entire PDC Sale, minus (v), if applicable, any PDC Proceeds Dividends paid prior to such date of determination that were not previously taken into account in clause (v) of the definition of Partial PDC Net Proceeds.

“PDC Restructuring” means such transfers, distributions and contributions to and from the Company and the Company Subsidiaries, on the one hand, and PDC, on the other, reasonably necessary to (i) transfer (A) fee simple title to the real property comprising the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate, (B) all personal property reasonably related to the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials) and (C) cash in the amount of Forty Million Dollars ($40,000,000) to PDC and (ii) transfer any assets owned by PDC as of the date hereof, to the extent such assets do not relate to PDC’s real estate development business to the Company or a Company Subsidiary (other than PDC).

“PDC Sale Expenses” means any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar Taxes imposed by any jurisdiction) incurred in connection with the Entire PDC Sale or the applicable Partial PDC Sale by the Company or any Company Subsidiary, which are documented in reasonable detail prepared in good faith, and certified by the Company as being PDC Sale Expenses.

“PDC Severance Costs” means compensation, cost of benefits and other costs paid, or due to be paid (including the employer portion of any taxes paid related thereto) by the Company (or, in the case of a Partial PDC Sale, by PDC), to employees of PDC or of the Company providing services to the business and operations carried on by PDC, in connection with a termination of employment from the Company, in each case, within one (1) month of the date thereof as a result of the Entire PDC Sale or any Partial PDC Sale.

“PDC Third Party Indebtedness” means third-party Indebtedness of PDC in connection with the Entire PDC Sale or any Partial PDC Sale.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Pre-Signing Spin-Off Diligence Documents” means the Draft Spin-Off Rep Letters, Goldman Sachs Business Purpose Letter, Company Business Purpose Letter, and the Draft 96-30 Checklist.

“Proceeding” means any action, suit, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Lease” means any lease, including amendments thereto, with respect to the Leased Real Property.

“Remaining Casa Ley Assets” means the consolidated assets of Casa Ley and its Subsidiaries and the Company’s direct or indirect equity interests in Casa Ley and its Subsidiaries that have not been sold as of the Closing Date.

“Remaining PDC Assets” means the consolidated assets of PDC and the Company’s direct or indirect equity interests in PDC that have not been sold as of the Closing Date.

“Representatives” means, with respect to any Person, the members, partners, stockholders, officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other advisors) of such Person.

“Required Information” means the financial information and other pertinent information regarding the Company and the Company Subsidiaries as may reasonably be requested by Parent in order to satisfy the Debt Financing Conditions and that is both (a) customary to be included in marketing and disclosure material for senior secured credit facilities and secured high yield bond offerings and (b) information regarding the Company and the Company Subsidiaries that is required to have been provided in the Company’s annual, quarterly and current reports filed pursuant to the terms of the Exchange Act; provided, that Required Information shall not include any Excluded Information.

“Reverted Company Shares” means the Company Shares held by any Dissenting Stockholder with respect to which such Dissenting Stockholder has failed to perfect or has effectively withdrawn or lost its right of appraisal pursuant to the Appraisal Provisions.

“SEC” means the Securities and Exchange Commission.

“Section 336(e) Present Value” means, regardless of whether the Blackhawk Section 336(e) Election is actually made, the present value, calculated as of the date of the Blackhawk Spin-Off and using a discount rate of

10%, of the Section 336(e) Tax Benefit Amounts for the fifteen taxable years ending after the Blackhawk Spin-Off. For purposes of calculating such present value, it shall be assumed that the Section 336(e) Tax Benefit Amount for each taxable year is paid on the due date (without extensions) for filing the Blackhawk corporate U.S. federal income tax return for such taxable year.

“Section 336(e) Tax Benefit Amount” means, with respect to a taxable year ending after the Blackhawk Spin-Off, the hypothetical reduction in U.S. federal income Taxes of Blackhawk (and its subsidiaries) attributable to the Blackhawk Section 336(e) Election (for the avoidance of doubt, regardless of whether such election is actually made) using the Blackhawk Section 336(e) Election Allocation, assuming (1) full utilization of any depreciation or amortization of the assets of Blackhawk and its subsidiaries, (2) the Assumed Tax Rate is applicable in such taxable year and that otherwise the tax laws existing on the date hereof are applicable in such taxable year, and (3) any tax basis allocable to non-depreciable, non-amortizable assets (e.g., stock in foreign subsidiaries) is utilized fifteen years after the date of the Blackhawk Spin-Off.

“Securities Act” means the Securities Act of 1933, as amended.

“Social Security Act” means the Social Security Act of 1935, as amended.

“Specified Company Notes” means the Company Notes other than the 7.45% Senior Debentures due September 2027 and the 7.25% Senior Debentures due 2031.

“Subsidiary” or “Subsidiaries” of the Parent Entities, the Company, the Surviving Corporation or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent Entities, the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal, substituting “fifty percent (50%)” for each reference to “twenty-five percent (25%)” in the definition of Acquisition Proposal, made by any Person (other than Ultimate Parent and its Affiliates), which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate, (i) is reasonably likely to be consummated, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal that the Company Board deems relevant and the Person making the proposal and (ii) that, if consummated, would result in a transaction more favorable in the aggregate to the Company and its stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Ultimate Parent in response to such proposal or otherwise).

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax Sharing Agreement” shall mean that Amended and Restated Tax Sharing Agreement effective December 30, 2012, by and among the Company, Blackhawk and their affiliates.

“Taxes” means all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added, social security, stamp and any other taxes, charges, levies or like assessments of any kind whatsoever together with all interest, penalties, related liabilities and additions to tax.

“Trustee” means The Bank of New York.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
“Acceptable Confidentiality Agreement”	Section 5.8(c)
“ADADP”	Section 7.8(b)(iv)
“Additional Cash Merger Consideration”	Section 2.1(a)
“Additional Privacy Requirements”	Section 3.22
“Alternative Acquisition Agreement”	Section 5.8(a)
“Agreement”	Preamble
“Alternative Financing”	Section 5.3(b)
“Antitrust Material Adverse Effect”	Section 5.9(a)
“Appraisal Provisions”	Section 2.3
“Blackhawk”	Section 3.24
“Blackhawk Shares”	Section 3.24
“Book Entry Shares”	Section 2.1(a)
“Casa Ley Cash Consideration”	Section 2.1(a)
“Casa Ley CVR”	Section 2.1(a)
“Casa Ley CVR Agreement”	Recitals
“Casa Ley Sale”	Recitals
“Cash Merger Consideration”	Section 2.1(a)
“Certificate”	Section 2.1(a)
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“COBRA”	Section 3.9(c)(iv)
“Company”	Preamble
“Company Benefit Plan”	Section 3.9(a)
“Company Board”	Recitals
“Company Common Stock”	Section 2.1(a)
“Company Disclosure Schedule”	Article III
“Company Equity Incentive Plans”	Section 2.4(a)
“Company Intellectual Property”	Section 3.15
“Company Material Contracts”	Section 3.11(a)
“Company Non-Union Employees”	Section 5.13(b)
“Company Options”	Section 2.4(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Recommendation”	Section 3.3(a)
“Company Related Parties”	Section 7.2(b)
“Company Registered IP”	Section 3.15
“Company Rights”	Section 2.1(a)
“Company Rights Agreement”	Section 2.1(a)
“Company RSU”	Section 2.4(d)
“Company SEC Reports”	Section 3.6(a)
“Company Share”	Section 2.1(a)
“Company Subsidiary”	Section 3.1(b)
“Company Stockholder Approval”	Section 3.3(a)
“Company Termination Fee”	Section 7.2(b)
“Confidentiality Agreement”	Section 5.7(d)
“Constituent Corporations”	Section 1.1
“Continuing Employees”	Section 5.13(a)
“Customer Material Contracts”	Section 3.11(a)

Term	Section
“D&O Insurance”	Section 5.14(c)
“DCP”	Section 2.4(f)
“DCPII”	Section 2.4(f)
“Debt Tender Offer”	Section 5.2(e)
“DGCL”	Recitals
“Dissenting Stockholders”	Section 2.3
“EDS APA”	Recitals
“EDS Asset Purchase”	Recitals
“Effective Time”	Section 1.2
“Environmental Claims”	Section 3.14
“ERISA Affiliate”	Section 3.9(a)
“ERISA”	Section 3.9(a)
“Escrowed Proceeds”	“Financing Extension Conditions” definition
“Exempted Company Shares”	Section 2.1(a)
“Final End Date”	Section 7.1(b)(i)
“Foreign Benefit Plan”	Section 3.9(l)
“Goldman”	Section 3.19
“Government Programs”	Section 3.23(a)
“Greenhill”	Section 3.19
“Guarantees”	Recitals
“Guarantors”	Recitals
“Healthcare Government Entity”	Section 3.22
“Healthcare Laws”	Section 3.23(a)
“Healthcare Permit”	Section 3.23(c)
“HIPAA”	Section 3.22
“HIPAA Commitments”	Section 3.22
“Holdings”	Preamble
“Initial Cash Merger Consideration”	Section 2.1(a)
“Initial End Date”	Section 7.1(b)(i)
“Liens”	Section 3.13(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“NYSE”	Section 3.4(b)
“Opinions”	Section 7.6(b)
“Option Payment”	Section 2.4(a)
“Option Price”	Section 2.4(a)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.13
“Parent Entities”	Preamble
“Parent Expenses”	Section 7.2(c)
“Parent Related Parties”	Section 7.2(c)
“Parent Termination Fee”	Section 7.2(c)
“Party”	Preamble
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“PBGC”	Section 3.9(e)
“PDC Assets”	Section 5.4(b)
“PDC Cash Consideration”	Section 2.1(a)
“PDC CVR”	Section 2.1(a)
“PDC CVR Agreement”	Recitals
“PDC Lease Agreement”	Section 5.4(b)

Term	Section
“PDC Sale”	Recitals
“Per Share Cash Consideration”	Section 2.1(a)
“Per Share Merger Consideration”	Section 2.1(a)
“Performance Share Award”	Section 2.4(c)
“Permitted Liens”	Section 3.13(a)
“Proxy Statement”	Section 3.6(d)
“Regulation S-K”	Section 3.11(a)
“Restricted Share”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.6(a)
“Section 16”	Section 5.11
“Stockholders Meeting”	Section 5.5(a)
“Surviving Corporation”	Section 1.1
“Tax Claim”	Section 7.7
“Ultimate Parent”	Preamble
“Undertakings”	Section 5.9(a)
“Union Employees”	Section 5.13(a)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreement.

Section 8.8 Assignment; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

(b) Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article II (with respect to which such holders shall be third party beneficiaries) and (ii) as provided in Section 5.14 (with respect to which such directors, officers or employees shall be third party beneficiaries), Section 7.2(b) (with respect to the Company Related Parties), Section 7.2(c) (with respect to the Parent Related Parties), Section 8.8(d) (with respect to the Debt Financing Sources), Section 8.10(a) (with respect to the Debt Financing Sources) and Section 8.10(c) (with respect to the Debt Financing Sources), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto; provided, that notwithstanding anything else in this Section 8.8, none of the Persons referenced in clause (i) of this Section 8.8(b) shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

(d) The Company hereby acknowledges and agrees that no Debt Financing Sources shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with the transactions contemplated hereby or the Debt Financing in connection therewith; provided, that, notwithstanding the foregoing, nothing in this Section 8.8(d) shall in any way limit or modify the rights and obligations of the Parent Entities under this Agreement or any Debt Financing Sources’ obligations to Parent under the Debt Commitment Letters. Without limiting the foregoing, the Company agrees that it will not bring any action, suit or proceeding against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby in any forum other than any state or federal court sitting in the Borough of Manhattan, City of New York and any appellate court from any thereof. The Financing Sources shall be third party beneficiaries of this Section 8.8(d) and no amendment of this Section 8.8(d) shall be effective unless in writing and signed by each party to any debt commitment letter issued in connection with the transactions contemplated hereby.

Section 8.9 Mutual Drafting; Interpretation. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. All references to Laws in this Agreement include all amendments, modifications or supplements thereto and all rules or regulations promulgated thereunder. The Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries for purposes of any representation, warranty, covenant, agreement or obligation of the Company hereunder (including any condition relating thereto).

Section 8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Subject to Section 8.8(d), this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action, suit or proceeding including any Debt Financing Source.

(b) Subject to Section 8.8(d), each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11 Disclosure Schedules. Disclosure of any item on the Company Disclosure Schedules pertaining to any representation or warranty of the Company by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement pertaining to any representation or warranty of the Company to the extent that the relevance of any such disclosure item is reasonably apparent. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder. The inclusion of any information in the Company Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the ordinary course of business.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 8.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and other transactions contemplated by this

Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Article VII (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Article VII (including the limitation on the availability of any damages remedy) shall not be construed to diminish or otherwise impair in any respect the Company’s right to injunctive relief, specific enforcement or other equitable relief, and (c) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto, and without that right, the Parties would not have entered into this Agreement. Each Party agrees that prior to the valid termination of this Agreement in accordance with Article VII, it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to obtain other equitable remedies in accordance with this Section 8.13 shall not be required to provide any bond, collateral or other security in connection with any such injunction. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing the obligation (a) to fund the Equity Financing in order to consummate the Closing (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual funding of the Equity Financing to consummate the Closing including the right of the Company to enforce or cause the Parent Entities to enforce the Equity Financing to the extent reasonably necessary to fund costs and expenses of the Parent Entities incurred and payable prior to Closing, which shall not be limited by this Section 8.13) shall be subject to the requirements that (x) all the conditions in Section 6.1 and Section 6.2 have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) at the time when the Closing would have occurred (not taking into account the failure of the Financing to be funded) or been required to occur pursuant to Section 1.3, (y) the Debt Financing, if applicable, or the Alternative Financing has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing and (z) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing (or, if applicable, the Alternative Financing) are funded, then it would take all actions that are within its control to cause the Closing to occur; and (b) to cause the Debt Financing (or, if applicable, the Alternative Financing) to be funded (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual funding of the Debt Financing (or, if applicable, Alternative Financing)) in order to consummate the Closing shall be subject to the requirements that (x) the Marketing Period has ended and all the conditions in Section 6.1 and Section 6.2 have been satisfied (and continue to be satisfied) or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) at the time when the Closing would have occurred (not taking into account the failure of the Financing to be funded) or been required to occur pursuant to Section 1.3 and (y) all of the conditions to the consummation of the Debt Financing (or, if applicable the Alternative Financing) provided for by the Debt Commitment Letters (or applicable substitute documentation for Alternative Financing) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or at the time of funding). Until such time as this Agreement is validly terminated in accordance with Article VII and the Parent Entities pay or cause to be paid the Parent Termination Fee payable pursuant to Section 7.2(c) (and any amounts owed pursuant to Section 7.2(d) and Section 7.5), nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equitable remedies subject to the limitations in this Section 8.13; and for the avoidance of doubt, nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equity remedies subject to the limitations in this Section 8.13 to enforce the Company’s rights pursuant to Section 7.6 and the other provisions of this Agreement that expressly survive termination of this Agreement pursuant to Section 7.2(a) (subject to any applicable limitations in such provisions). For the avoidance of doubt, while the Company and the Parent Entities may pursue both a grant of specific performance, injunctive relief or other equitable remedies to the extent permitted by this Section 8.13 and the payment of the Parent Termination Fee or the Company Termination Fee (and, in each case, any amounts owed pursuant to Section 7.2(d)), as applicable, under no circumstances shall the Company or the Parent Entities be permitted or entitled to receive payment of the Company Termination Fee or the Parent Termination Fee (and, in each case, any amounts owed pursuant to Section 7.2(d)) in the event specific performance, injunctive relief or other equitable remedies are granted causing the Merger and other transactions contemplated by this Agreement to be consummated.

IN WITNESS WHEREOF, each of the Parent Entities and the Company have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.

AB ACQUISITION LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President, General Counsel and Secretary

ALBERTSON’S HOLDINGS LLC

By:	/s/ Rick Navarro
	Name:	Rick Navarro
	Title:	Chief Administrative Officer

ALBERTSON’S LLC

By:	/s/ Susan McMillan
	Name:	Susan McMillan
	Title:	Group Vice President and Assistant General Counsel

SATURN ACQUISITION MERGER SUB, INC.

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the Parent Entities and the Company have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

FORM OF CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

AB ACQUISITION LLC,

SAFEWAY INC.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

[—], AS RIGHTS AGENT

DATED AS OF [—], 201[—]

i

ii

FORM OF CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT

THIS CASA LEY CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 201[—] (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Safeway Inc., a Delaware corporation (the “Company”), [—], a [—] corporation, as Rights Agent (the “Rights Agent”)1 and the Shareholder Representative.

RECITALS

WHEREAS, the Parent Entities and the Company have entered into an Agreement and Plan of Merger, dated as of [            ], 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Ultimate Parent; and

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause the Company to create and issue in respect of each Closing Company Share, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement;

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv) all references to “including” shall be deemed to mean including without limitation;

(v) references to any Person include such Person’s successors and permitted assigns; and

(vi) the Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

[1]	To be jointly selected prior to the Effective Time.

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“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“By-Laws” means the By-Laws of Casa Ley.

“Casa Ley” means Casa Ley, S.A. de C.V., a Mexican company and the issuer of the Casa Ley Series B Shares owned by the Company and any Company Subsidiary.

“Casa Ley Business” shall mean the business and operations carried on by Casa Ley and its Subsidiaries.

“Casa Ley Net Proceeds” means, with respect to the Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale or the Entire Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale or Entire Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the consummation of the Entire Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the date of payment hereunder in connection with the consummation of the Entire Casa Ley Sale, minus (v) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vi) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire Casa Ley Sale consummated from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv), (v) and (vii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vi)(A)(2) of this definition) multiplied by (B) 39.25%, minus (vii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale and the Entire Casa Ley Sale consummated from and after the Closing, and minus (viii) any Partial Casa Ley Net Proceeds actually paid to the Holders from and after the Closing.

“Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Casa Ley Net Proceeds Per CVR shall be zero.

“Casa Ley Sale” means an Entire Casa Ley Sale or Partial Casa Ley Sale, as applicable.

“Casa Ley Sale Agreement” means an executed binding definitive transaction document providing for a Casa Ley Sale.

“Casa Ley Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire Casa Ley Sale or a Partial Casa Ley Sale (including

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any amounts expressly deemed to be Casa Ley Sale Expenses hereunder) by the Company or any of its Subsidiaries (or any of its Affiliates pursuant to Section 4.3(b)) and the Shareholder Representative, and (b) 50% of the fees and expenses of the Rights Agent, the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i), in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that Casa Ley Sale Expenses shall exclude any Excluded Expenses.

“Casa Ley Series A Shares” means any issued and outstanding Series A shares of Casa Ley.

“Casa Ley Series B Shares” means all of the issued and outstanding Series B shares of Casa Ley.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire Casa Ley Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of 100% of the Company’s then remaining Equity Interests in Casa Ley or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in Casa Ley.

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(d).

“Excluded Expenses” means any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement other than the Shareholder Representative’s equal share of the fees and expenses of the Neutral Auditor and the investment bank pursuant to Section 2.4(d)(i) and except as otherwise set forth in Section 7.8.

“Fair Market Value” means the fair market value of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary determined in accordance with Section 2.4(d)(i).

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(d)(vi).

“Notice of Agreement” has the meaning given to such term in Section 2.4(c)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(c)(ii).

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“Objections” has the meaning given to such term in Section 2.4(c)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial Casa Ley Net Proceeds” means, as of any date of determination, with respect to a Partial Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of such Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the consummation of the Partial Casa Ley Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial Casa Ley Sale), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), (2) previously paid to the Holders with respect to a prior Partial Casa Ley Sale or (3) paid to the Company or any Company Subsidiary in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the closing date of such Partial Casa Ley Sale as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, minus (iii) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through the consummation of such Partial Casa Ley Sale (without duplication of any amounts deducted from Partial Casa Ley Net Proceeds previously paid to the Holders with respect to a prior Partial Casa Ley Sale), minus (iv) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley, minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial Casa Ley Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i) and (ii) of this paragraph, minus (2) the portion of the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, that is allocable (as reasonably determined by the Company) to such Partial Casa Ley Sale, minus (3) the sum of the amounts referenced in clauses (iii), (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) multiplied by (B) 39.25%, and minus (vi), if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement reasonably allocated to such Partial Casa Ley Sale.

“Partial Casa Ley Net Proceeds Per CVR” means an amount equal to (x) the Partial Casa Ley Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Partial Casa Ley Net Proceeds Per CVR shall be zero.

“Partial Casa Ley Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of Casa Ley and its Subsidiaries attributable to the Company’s direct or indirect ownership of Equity Interests therein followed by a distribution to the Company or any Company Subsidiary of the pro rata proceeds thereof, (ii) of less than 100% of the Company’s Equity Interests in Casa Ley or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in Casa Ley.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution

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does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Remaining Asset Amount” means the Fair Market Value, as of the Sale Deadline, of any unsold Equity Interests of Casa Ley owned by the Company and any Company Subsidiary.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the later of (i) the four (4) year anniversary of the Effective Time and (ii) if one or more Casa Ley Sales Agreements is executed prior to the four (4) year anniversary of the Effective Time but the Partial Casa Ley Sale or Entire Casa Ley Sale contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date on which sixty (60) days have elapsed after the date all such Casa Ley Sales Agreements have either been terminated or any and all closings under such Casa Ley Sales Agreements have occurred.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire Casa Ley Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial Casa Ley Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto, plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i) or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial Casa Ley Sale) by the Company or any Company Subsidiary from and after the Closing through the Sale Deadline as a dividend or distribution due to its direct or indirect ownership of Equity Interests in Casa Ley, plus (iii) any Remaining Asset Amount, plus (iv) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (v) the aggregate amount of the Casa Ley Sale Expenses actually incurred from and after the Closing through date of payment hereunder in connection with the occurrence of the Sale Deadline, minus (vi) any amounts required to repay and discharge any shareholder loans owed by the Company or any of its Subsidiaries to Casa Ley and not incurred in violation of this Agreement, minus (vii) certain income taxes incurred by the Company or any Company Subsidiary from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii), (iii) and (iv) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (v), (vi) and (viii) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (vii)(A)(2) of this definition) multiplied by (B) 39.25%, minus (viii) if applicable, any costs, fees or expenses incurred in connection with the currency conversion referenced in Section 2.4(b) of this Agreement relating to any Partial Casa Ley Sale consummated from and after the Closing, and minus (ix) any Partial Casa Ley Net Proceeds actually paid to the Holders consummated from and after the Closing and prior to the Sale Deadline.

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“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of [—], [—] and [—],2 all of whom were individual members of the Board of Directors immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board of Directors immediately prior to the Effective Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Ultimate Parent” has the meaning given to such term in the Preamble.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs.

The Company shall issue the CVRs at the Effective Time pursuant to the terms of the Merger Agreement, and the CVRs shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Reverted Company Shares. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including

[2]	To be determined by the Company prior to the Closing.

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pursuant to any Reverted Company Shares or Permitted Transfers). Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial Casa Ley Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of any Partial Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Partial Casa Ley Net Proceeds Per CVR with respect to such Partial Casa Ley Sale.

(ii) Payment for Entire Casa Ley Sales. Subject to the procedures set forth in Section 2.4(d), upon the consummation of the Entire Casa Ley Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Casa Ley Net Proceeds Per CVR.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(e), upon the Sale Deadline, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial Casa Ley Sale or Entire Casa Ley Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial Casa Ley Sale or Entire Casa Ley Sale consummated prior to the Closing), each Holder of a CVR shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary (minus the product of (A) 39.25% and (B) the amount of such deferred cash consideration, less an allocable amount of the Company and the Company Subsidiaries’ tax basis in their Equity Interests in Casa Ley, calculated under U.S. federal income tax principles, but only to the extent, if any, that such basis was not previously taken into account in determining the amount of

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the payments in clauses (i), (ii) and (iii) of this Section 2.4(a)), divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation. Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within two (2) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

(b) Currency Conversion. To the extent that any proceeds described herein are received in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by the Company upon the Company’s conversion of such proceeds into U.S. dollars at the direction of the Shareholder Representative. To the extent any expenses, fees or costs are incurred or paid in a currency other than U.S. dollars, the actual U.S. dollar amount that was funded by the Company into the Shareholder Representative Expense Amount or that was a Pre-Funded Amount (excluding any amount that remains unused on the consummation of the Casa Ley Sale and that is distributed from the joint account to the Company on such date in accordance with Section 3.3(b) below) shall be used in the calculation of the “Casa Ley Sale Expenses”.

(c) Procedure for Partial Casa Ley Sales.

(i) Promptly following the closing of a Partial Casa Ley Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial Casa Ley Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial Casa Ley Net Proceeds Per CVR shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(e) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such CVR Payment Statement at the end of such period.

(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial Casa Ley Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the Resulting Partial Casa Ley Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(d) Procedure for the Entire Casa Ley Sale or upon the Sale Deadline.

(i) Following the occurrence of the Sale Deadline, if the Company and Shareholder Representative cannot by mutual consent agree on the Fair Market Value of any unsold Equity Interests of Casa Ley

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then owned by the Company and any Company Subsidiary using a generally accepted valuation method, then within ten (10) Business Days following the Sale Deadline, each of the Company and the Shareholder Representative shall separately select an internationally recognized independent investment banking firm with expertise in valuing, selling or providing financing with respect to companies engaged, publicly or privately, in the food and drug retail business in Mexico within ten (10) Business Days after the end of the prior ten (10) Business Day period and instruct such investment banks to select and mutually agree upon another investment bank to be retained, which investment bank shall be instructed by the parties to, within twenty (20) Business Days from the date of its retention, prepare and deliver a calculation of the Fair Market Value to the Company and the Shareholder Representative, which shall be the final determination of the Fair Market Value binding upon the Company and the Shareholder Representative for purposes of the Remaining Asset Amount.

(ii) Promptly following the completion of the Entire Casa Ley Sale or the occurrence of the Sale Deadline, but in no event later than the later of (A) twenty (20) Business Days thereafter and (B) three (3) Business Days following receipt of the calculation of the Fair Market Value referenced in Section 2.4(d)(i) above, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any Casa Ley Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day (or applicable later) period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the Casa Ley Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such Casa Ley Sale Expenses and that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(iii) Within thirty (30) days after receipt of the CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Ultimate Parent shall cause the Company to cooperate with and permit, the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the Entire CVR Payment Amount.

(iv) If the Shareholder Representative delivers a Notice of Agreement, then any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(d) below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to such Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such CVR Payment Statement at the end of such period.

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(v) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(vi) If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to [—] (the “Neutral Auditor”).3 Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Ultimate Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any Casa Ley Net Proceeds or the Sale Deadline Net Proceeds (including any Partial Casa Ley Sales), and the resulting Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be Casa Ley Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent of such resolution and any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders, the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to the Casa Ley Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(e), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved Casa Ley Net Proceeds or Sales Deadline Net Proceeds or (ii) any further Casa Ley Sale Expenses. To the extent that the Casa Ley Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(e) Once any Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(c), Section 2.4(d) or Section 2.4(e), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause the Partial Casa Ley Net Proceeds, the Casa Ley Net Proceeds, the Sale Deadline Net Proceeds or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv) to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial Casa Ley Net Proceeds Per CVR, Casa Ley Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) to each of the Holders (recalculated as of each CVR Payment Date to the extent needed to adjust for any Reverted Company Shares multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any Casa Ley Sale Expenses to the extent not reflected in the finally resolved Casa Ley Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial Casa Ley Sale, the Entire Casa Ley Sale or at the Sale Deadline, the Rights Agent shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders.

[3]	To be jointly selected prior to the Effective Time.

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(f) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(e) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire Casa Ley Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon demand, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(e) and any such funds that remain undistributed shall only be delivered to the Company twelve (12) months after the Rights Agent’s receipt thereof. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Ultimate Parent or the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in Casa Ley Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in Ultimate Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Establishment of Casa Ley CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial Casa Ley Sale, any Entire Casa Ley Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(e), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any

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Person (A) of any kind whatsoever for its performance of any duties imposed on the Shareholder Representative hereunder or for any actions taken or not taken in connection with this Agreement, (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except to the extent of their gross negligence, bad faith or willful or intentional misconduct. No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty; and

(d) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, unless it shall have been finally determined by a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the

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Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a Casa Ley Sale Expense.

(b) The Company or any of its Affiliates shall, at the Effective Time, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $25,000,000 for use by the Shareholder Representative (the “Shareholder Representative Expense Amount”). If the Shareholder Representative shall require any amounts in excess of the Shareholder Representative Expense Amount, at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses of the Shareholder Representative in connection with the Casa Ley Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the Casa Ley Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the Casa Ley Sale and the Sale Deadline shall be distributed from the joint account to the Company five (5) Business Days after the payment of the Casa Ley Net Proceeds Per CVR or the Sale Deadline Net Proceeds Per CVR.

(c) The Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and necessary out-of-pocket expenses (including reasonable and necessary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the administration of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, 50% of such fees, expenses and reimbursements contained in this Section 3.3 shall be Casa Ley Sale Expenses and the remaining 50% of such fees, expenses and reimbursements shall not be Casa Ley Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

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(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of Acting, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. The successor individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. The Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment of the Entire Casa Ley Net Proceeds or the Sale Deadline Proceeds, (i) the Company shall, to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law or any agreements binding on the Company with respect to Casa Ley), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries

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relating to Casa Ley or any of its Subsidiaries, (ii) the Company shall vote (and shall cause its Subsidiaries to vote) their respective direct or indirect Equity Interests in Casa Ley and its Subsidiaries as directed by the Shareholder Representative, provided that such direction would not reasonably be expected to result in a violation of applicable Law, a violation of Casa Ley’s governing documents or any material liability or obligation of the Company, any Company Subsidiary or any of their Affiliates, (iii) the Company shall use commercially reasonable efforts to procure that (A) the Casa Ley Business will be operated substantially in the ordinary course of business consistent with past practice and (B) Casa Ley and each of its Subsidiaries will distribute any proceeds received with respect to any Partial Casa Ley Sale or the Entire Casa Ley Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders, (iv) the Company shall not (and shall cause its Subsidiaries not to) enter into any material transaction, agreement or commitment with Casa Ley or any of its Subsidiaries without the Shareholder Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), other than the continuation, in accordance with their respective terms, of any such transaction, agreement or commitment between Casa Ley or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other, that are in effect as of the Effective Time and (v) the Company shall not, shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause Casa Ley not to, as applicable, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in Casa Ley or any of its Subsidiaries. The Company agrees that it shall designate to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries, a designee reasonably acceptable to and approved in writing in advance by the Shareholder Representative; provided that any appointees to the board of directors or similar governing body of Casa Ley and any of its Subsidiaries as of the Effective Time shall be deemed to have been approved in writing in advance by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company (or other agent performing similar services for the Company), or from the Company’s internal records with regard to Company Options, Restricted Shares, Performance Share Awards, Restricted Stock Units and shares credited in the “stock credit accounts” to the extent no records from a third party agent are maintained in the ordinary course, the names and addresses of the Holders within five (5) Business Days of the Effective Time.

Section 4.3 Casa Ley Sale Process.

(a) From and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of Casa Ley (or, to the extent a Casa Ley Sale involving a sale of Casa Ley Series A Shares is contemplated, responsible for overseeing and making any decisions on behalf of the Company with respect to such sale process of Casa Ley, and the Company hereby agrees that it will act at the direction of the Shareholder Representative with respect to the voting of its Equity Interests in respect of any matters concerning the Casa Ley Sale) and shall be empowered to take all actions necessary or advisable in order to consummate a Casa Ley Sale, including retaining advisors in connection with the Casa Ley Sale, soliciting potential purchasers for the Equity Interests owned by the Company and any Company Subsidiary and determining which purchaser to select, negotiating the terms and conditions of any Casa Ley Sale Agreement, including the purchase price for the Equity Interests owned by the Company and any Company Subsidiary, complying with any applicable provisions of Casa Ley’s governing documents (including the By-Laws), including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such Casa Ley Sale.

(b) During the period from and after the Effective Time until the consummation of the Entire Casa Ley Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the

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negotiation and consummation of the transactions contemplated by the Entire Casa Ley Sale or any Partial Casa Ley Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to Casa Ley, its Subsidiaries or the Casa Ley Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably obtained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale to the extent such information is reasonably available to, or can reasonably be attained by, the Company or any Company Subsidiary and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire Casa Ley Sale or any such Partial Casa Ley Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be Casa Ley Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be Casa Ley Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to Casa Ley or its Subsidiaries; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.

(c) The Shareholder Representative shall consult with the Company in the Entire Casa Ley Sale or any Partial Casa Ley Sale and shall keep the Company and Ultimate Parent reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire Casa Ley Sale or any Partial Casa Ley Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any Casa Ley Sale Agreement, and shall provide reasonable time to the Company and Ultimate Parent for review of such documents.

(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire Casa Ley Sale or one or more Partial Casa Ley Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time and, (B) restrictions relating to Casa Ley, any of its Subsidiaries, any of their respective properties or assets, the Casa Ley Business, any portions thereof or, to the extent such restrictions are reasonable, the Company’s or any Company Subsidiary’s management, operation or oversight thereof), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations that are shared proportionately (based on their respective Equity Interests) among all of the participating Casa Ley shareholders for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, or employee benefits or (B) pre-closing taxes relating to Casa Ley, any of its Subsidiaries, any of their respective properties or assets, the Casa Ley Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of Casa Ley or any of its Subsidiaries being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire Casa Ley Sale or Partial Casa Ley Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the Casa Ley Net Proceeds or the Partial Casa Ley Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire Casa Ley Sale or any Partial Casa Ley Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably

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likely to be covered in full by any escrow, holdback or similar amount thereunder without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in Casa Ley Sale Expenses.

(e) Upon the consummation of the Entire Casa Ley Sale or any Partial Casa Ley Sale, unless otherwise agreed to between the Company and the purchaser under such Casa Ley Sale Agreement, all intercompany arrangements and obligations between the Company and Casa Ley will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the termination of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

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(c) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Facsimile: (925) 467-3231

with a copy (which shall not constitute notice) to:

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

If to Ultimate Parent, to:

AB Acquisition LLC

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert G. Miller

Email: Robert.Miller@albertsons.com

Facsimile: (208) 395-4625

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with a copy (which shall not constitute notice) to:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler, Mark Neporent, Lisa Gray

Email: LTessler@cerberuscapital.com;

MNeporent@cerberuscapital.com

LGray@cerberuschicago.com

Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman; Robert B. Loper, John M. Pollack

Email: Stuart.Freedman@srz.com;

Robert.Loper@srz.com;

John.Pollack@srz.com

Facsimile: (212) 593-5955

If to the Shareholder Representative, to:

[—]

[—]

[—]

[—]

Attention: [—]

Email:

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

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With copies (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Tel: (415) 391-0600

Attention: Scott R. Haber

Email: scott.haber@lw.com

Facsimile: (415) 395-8095

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel: (212) 906-1200

Attention: M. Adel Aslani-Far

                 Eli G. Hunt

Email: adel.aslanifar@lw.com

            eli.hunt@lw.com

Facsimile (212) 751-4864

If to the Rights Agent, to:

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding

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upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in Article III with respect to the Shareholder Representative Persons, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to the Neutral Auditor under Section 2.4(d)(vi), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

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Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a Casa Ley Sale Expense.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial Casa Ley Net Proceeds, Casa Ley Net Proceeds, Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(iv), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this Article VII shall survive the termination of this Agreement indefinitely.

Section 7.11 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and

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enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SAFEWAY INC.

By:
Name:
Title:

AB ACQUISITION LLC

By:
Name:
Title:

[SHAREHOLDER REPRESENTATIVE]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT C

FORM OF PDC CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

AB ACQUISITION LLC,

SAFEWAY INC.

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN

AND

[—], AS RIGHTS AGENT

DATED AS OF [—], 201[—]

i

ii

FORM OF PDC CONTINGENT VALUE RIGHTS AGREEMENT

THIS PDC CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—], 201[—] (this “Agreement”), is entered into by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Safeway Inc., a Delaware corporation (the “Company”), [—], a [—] corporation, as Rights Agent (the “Rights Agent”)1 and the Shareholder Representative.

RECITALS

WHEREAS, the Parent Entities and the Company have entered into an Agreement and Plan of Merger, dated as of March [—], 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned indirect Subsidiary of Ultimate Parent;

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause the Company to create and issue in respect of each Closing Company Share, certain rights to the CVR Payment Amount if and when payable pursuant to this Agreement; and

WHEREAS, as of, or prior to, the Effective Time, the Company, the Company Subsidiaries, and PDC have consummated the PDC Restructuring.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv) all references to “including” shall be deemed to mean including without limitation;

(v) references to any Person include such Person’s successors and permitted assigns; and

(vi) the Excluded Entities shall not be deemed to be Subsidiaries of the Company or Company Subsidiaries.

[1]	To be jointly selected prior to the Effective Time.

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(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Affiliate Transactions” means all Contracts, transactions and arrangements between any PDC Entity, on the one hand, and the Company or any of its Affiliates (other than any PDC Entity) on the other hand.

“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 2.4(a).

“CVR Payment Date” means the date that any CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(c)(i).

“Entire PDC Sale” means, as of any date of determination, a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all of the then remaining consolidated assets of the PDC Entities, (ii) of 100% of the Company’s then remaining Equity Interests in the PDC Entities or (iii) the effect of which is to divest 100% of the Company’s remaining then direct or indirect investment in the PDC Entities.

“Excluded Expenses” means (i) any costs, fees or expenses of the Company or any Company Subsidiary arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement other than the Shareholder Representative’s equal share of the fees and expenses of the Neutral Auditor and except as otherwise set forth in Section 7.8 and (ii) any amounts payable in connection with the Company-PDC Loans.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(c)(v).

“Notice of Agreement” has the meaning given to such term in Section 2.4(b)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(b)(ii).

“Objections” has the meaning given to such term in Section 2.4(b)(iv).

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“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(b)(i).

“Partial PDC Net Proceeds” means, as of any date of determination, with respect to a Partial PDC Sale, the sum, if positive, of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of such Partial PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts to the extent not released to the Company or any Company Subsidiary prior to the consummation of the Partial PDC Sale) (without duplication of any amounts previously paid to the Holders with respect to a prior Partial PDC Sale), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), (2) previously paid to the Holders with respect to a prior Partial PDC Sale or (3) paid to the Company or any Company Subsidiary in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the closing date of such Partial PDC Sale as a dividend or distribution from the operating earnings of PDC due to its direct or indirect ownership of Equity Interests in PDC, minus (iii) the aggregate amount of the PDC Sale Expenses actually incurred through the consummation of such Partial PDC Sale (without duplication of any amounts deducted from Partial PDC Net Proceeds previously paid to the Holders with respect to a prior Partial PDC Sale, but including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger Agreement), minus (iv) the income taxes incurred by the Company or any Company Subsidiary in connection with such Partial PDC Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i) and (ii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in any Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iii) and (v) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (iv)(A)(2) of this definition) and (without duplication of amounts described in clauses (iii) and (v) of this definition) any interest paid with respect to any Company-PDC Loans from the proceeds of any Partial PDC Sale, multiplied by (B) 39.25%, minus (v) (A) any amounts required to repay and discharge any and all PDC Third Party Indebtedness, (B) the amounts required to repay the PDC Loan Mandatory Prepayment Amount applicable to such Partial PDC Sale, (C) any PDC Severance Costs incurred by PDC, the Company or any Company Subsidiary in connection with the portion of PDC being sold in such Partial PDC Sale, minus (vi) any amounts set aside by PDC and consented to by the Shareholder Representative to allow PDC to operate in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity).

“Partial PDC Net Proceeds Per CVR” means an amount equal to (x) the Partial PDC Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Partial PDC Net Proceeds Per CVR shall be zero.

“Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of the PDC Entities, (ii) of less than 100% of the Company’s Equity Interests in the PDC Entities or (iii) the effect of which is to divest the Company of less than all of its direct or indirect investment in the PDC Entities.

“PDC” or “PDC Entities” means the group of companies comprised of (i) Property Development Centers LLC and (ii) PDC I, Inc., as well as their respective Subsidiaries.

“PDC Business” shall mean the business and operations carried on by the PDC Entities.

“PDC Net Proceeds” means, with respect to the Entire PDC Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in

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consideration of any Partial PDC Sale or the Entire PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts with respect thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the consummation of the Entire PDC Sale as a dividend or distribution paid from the operating earnings of PDC due to its direct or indirect ownership of Equity Interests in PDC, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the PDC Sale Expenses actually incurred through the date of payment hereunder in connection with the consummation of the Entire PDC Sale (including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger Agreement), minus (v) the income taxes incurred by the Company or any Company Subsidiary in connection with the Entire PDC Sale which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph, minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (including, for the avoidance of doubt, in such assets sold in a prior Partial PDC Sale), calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) and (without duplication of amounts described in clauses (iv) and (vi) of this definition) any interest paid with respect to any Company-PDC Loans from the proceeds of any Partial PDC Sale or the Entire PDC Sale, multiplied by (B) 39.25%, minus (vi) without duplication (A) any amounts required to repay and discharge at the closing of the Entire PDC Sale any and all PDC Third Party Indebtedness to the extent the Company or its Subsidiaries would have any liability therefor after the closing of the Entire PDC Sale, (B) the amounts required to repay the Company-PDC Loans, (C) any PDC Severance Costs reasonably to the extent the Company or any Company Subsidiary would have any liability therefor after the closing of the Entire PDC Sale and (D) with respect to any Partial PDC Sales consummated after the Closing, any amounts deducted pursuant to clause (v) of the definition of Partial PDC Net Proceeds, minus (vii) any Partial PDC Net Proceeds actually paid to the Holders from and after the Closing.

“PDC Net Proceeds Per CVR” means an amount equal to (x) the PDC Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the PDC Net Proceeds Per CVR shall be zero.

“PDC Restructuring” means such transfers, distributions and contributions to and from the Company and the Company Subsidiaries, on the one hand, and PDC, on the other, reasonably necessary to (i) transfer (A) fee simple title to the real property comprising the Contributed Stores Real Estate, the Contributed Stores Centers, the Development Stores Real Estate, the Development Stores Centers and the Additional PDC Real Estate, (B) all personal property reasonably related to the business of PDC (including, without limitation, equipment, plans and specifications, contracts, reports and other data and presentation and marketing materials) and (C) cash in the amount of Forty Million Dollars ($40,000,000) to PDC and (ii) transfer any assets owned by PDC as of the date hereof, to the extent such assets do not relate to PDC’s real estate development business to the Company or a Company Subsidiary (other than PDC).

“PDC Sale” means an Entire PDC Sale or Partial PDC Sale, as applicable.

“PDC Sale Agreement” means an executed binding definitive transaction document providing for a PDC Sale.

“PDC Sale Expenses” means (a) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred in connection with the Entire PDC Sale or a Partial PDC Sale (including any amounts expressly deemed to be PDC Sale Expenses hereunder) by the Company or any of its Subsidiaries (or Affiliates pursuant to Section 4.3(b)) and the Shareholder Representative and (b) 50% of the fees and expenses of the

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Rights Agent and the Neutral Auditor, in each case which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company; provided, that PDC Sale Expenses shall exclude any Excluded Expenses.

“PDC Severance Costs” means compensation, cost of benefits and other costs paid, or due to be paid (including the employer portion of any taxes paid related thereto) by the Company (or, in the case of a Partial PDC Sale, by PDC), to employees of PDC or of the Company providing services to the business and operations carried on by PDC, in connection with a termination of employment from the Company, in each case, within one (1) month of the date thereof as a result of the Entire PDC Sale or any Partial PDC Sale.

“PDC Third Party Indebtedness” means third-party Indebtedness of PDC in connection with the Entire PDC Sale or any Partial PDC Sale (excluding, for the avoidance of doubt, any Company-PDC Loans).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means the later of (i) the two (2) year anniversary of the Effective Time and (ii) if one or more PDC Sales Agreements is executed prior to the two (2) year anniversary of the Effective Time but the Partial PDC Sale or Entire PDC Sale contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date on which sixty (60) days have elapsed after the date all such PDC Sales Agreements have either been terminated or any and all closings under such PDC Sales Agreements have occurred.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire PDC Sale, the sum of (i) the gross cash proceeds actually received by the Company or any Company Subsidiary from and after the Closing in consideration of any Partial PDC Sale (but excluding any escrow, holdback, deferred cash consideration or similar amounts pursuant thereto), plus (ii) any cash amounts received (without duplication of any amounts (1) described in clause (i), or (2) paid to the Company or any Company Subsidiary as a dividend or distribution in connection with any Partial PDC Sale) by the Company or any Company Subsidiary from and after the Closing through the Sale Deadline as a dividend or distribution from the operating earnings of PDC due

5

to its direct or indirect ownership of Equity Interests in PDC, plus (iii) any interest or income received by the Company or any Company Subsidiary pursuant to Section 2.6, minus (iv) the aggregate amount of the PDC Sale Expenses actually incurred through the date of payment hereunder in connection with the occurrence of the Sale Deadline (including amounts incurred prior to the Closing to the extent not previously deducted from a calculation of Partial PDC Net Proceeds hereunder or under the Merger Agreement), minus (v) certain income taxes incurred by the Company or any Company Subsidiary from and after the Closing which, for purposes of this definition, are deemed to equal the product of (A) (1) the sum of the amounts referenced in clauses (i), (ii) and (iii) of this paragraph minus (2) the Company’s and the Company Subsidiaries’ tax basis in the assets of the PDC Entities (directly or indirectly) disposed of in any Partial PDC Sale, calculated under U.S. federal income tax principles, minus (3) the sum of the amounts referenced in clauses (iv) and (vi) of this paragraph (but only to the extent that such amounts are deductible and not capitalized into the tax basis referenced in clause (v)(A)(2) of this definition) and (without duplication of amounts described in clauses (iv) and (vi) of this definition) any interest paid with regard to any Company-PDC Loans from the proceeds of any Partial PDC Sale, multiplied by (B) 39.25%, minus (vi) without duplication, with respect to any Partial PDC Sales consummated after the Closing and prior to the Sale Deadline, any amounts deducted pursuant to clause (v) of the definition of Partial PDC Net Proceeds, and minus (vii) any Partial PDC Net Proceeds actually paid to the Holders consummated from and after the Closing and prior to the Sale Deadline.

“Sale Deadline Net Proceeds Per CVR” means an amount equal to (x) the Sale Deadline Net Proceeds divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation; provided, that in the event such amount is negative, the Sale Deadline Net Proceeds Per CVR shall be zero.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of [—], [—] and [—],2 all of whom were individual members of the Board of Directors immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Board of Directors immediately prior to the Effective Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Ultimate Parent” has the meaning given to such term in the Preamble.

[2]	To be determined by the Company prior to the Closing.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs.

The CVRs shall be issued at the Effective Time pursuant to the terms of the Merger Agreement and shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder, transfers of CVRs as herein provided and any new issuances of CVRs in respect of any Reverted Company Shares. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Reverted Company Shares or Permitted Transfers). Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

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Section 2.4 Payment Procedures; Payment Amount.

(a) The Holders shall be entitled to the following payments in respect of their CVRs (any such payments, in the aggregate, the “CVR Payment Amount”):

(i) Payment for Partial PDC Sales. Subject to the procedures set forth in Section 2.4(b), upon the consummation of any Partial PDC Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Partial PDC Net Proceeds Per CVR with respect to such Partial PDC Sale.

(ii) Payment for Entire PDC Sales. Subject to the procedures set forth in Section 2.4(c), upon the consummation of the Entire PDC Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the PDC Net Proceeds Per CVR.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(d), upon the Sale Deadline, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the Sale Deadline Net Proceeds Per CVR.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Partial PDC Sale or Entire PDC Sale includes any deferred cash consideration (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Partial PDC Sale or Entire PDC Sale consummated prior to the Closing), each Holder of a CVR shall be entitled to and shall receive an amount with respect to such CVR equal to (x) the amount of such deferred cash consideration received by the Company or any Company Subsidiary (minus the product of (A) 39.25% and (B) the amount of such deferred cash consideration, less an allocable amount of the Company and the Company Subsidiaries’ tax basis in the assets of the PDC Entities, calculated under U.S. federal income tax principles, but only to the extent, if any, that such basis was not previously taken into account in determining the amount of the payments in clauses (i), (ii) and (iii) of this Section 2.4(a)) divided by (y) the number of CVRs listed in the CVR Register as of the date of such calculation. Such deferred cash consideration amounts received by the Company or any Company Subsidiary shall be paid by the Company, within two (2) Business Days after its receipt thereof, directly to the Rights Agent for payment to the Holders.

(b) Procedure for Partial PDC Sales.

(i) Promptly following the closing of a Partial PDC Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the Partial PDC Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall incorporate any PDC Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company shall be protected in relying in good faith upon such certification.

(ii) Within five (5) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Partial PDC Net Proceeds Per CVR shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(c) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period.

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(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Partial CVR Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the Partial CVR Net Proceeds and the resulting Partial PDC Net Proceeds Per CVR (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(c) Procedure for the Entire PDC Sale or upon the Sale Deadline.

(i) Promptly following the completion of the Entire PDC Sale or the occurrence of the Sale Deadline, but in no event later than twenty (20) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Ultimate Parent) the Company’s good faith written calculation of the PDC Net Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall incorporate any PDC Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day period, which shall be certified by the Shareholder Representative. Ultimate Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there are no PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the PDC Net Proceeds or the Sale Deadline Net Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the PDC Sale Expenses incurred by the Company and its Subsidiaries (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such PDC Sale Expenses and that the CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(ii) Within thirty (30) days after receipt of the CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Ultimate Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Ultimate Parent shall cause the Company to cooperate with and permit, the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the CVR Payment Amount.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(d) below, and, after delivery of any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to such PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire CVR Payment Statement at the end of such period.

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(iv) If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the PDC Net Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(v) If the Company does not agree with any of the Objections, the Objections that are in dispute shall be submitted to [—] (the “Neutral Auditor”).3 Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Ultimate Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any PDC Net Proceeds or the Sale Deadline Net Proceeds (including any Partial PDC Sales), and the resulting PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be PDC Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent of such resolution and any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR, as applicable, with respect to all Holders to the Rights Agent, Ultimate Parent and the Company shall thereafter have no further obligations with respect to the PDC Net Proceeds Per CVR or Sale Deadline Net Proceeds Per CVR and shall, subject to Section 2.4(d), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved PDC Net Proceeds or Sales Deadline Net Proceeds or (ii) any further PDC Sale Expenses. To the extent that the PDC Net Proceeds or the Sale Deadline Net Proceeds are less than zero, the Company shall bear any such costs, fees, expenses or losses.

(d) Once any Partial PDC Net Proceeds Per CVR, PDC Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or any deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(b), Section 2.4(c) or Section 2.4(d), the Company shall establish a CVR Payment Date with respect to the CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause the Partial PDC Net Proceeds, the PDC Net Proceeds, the Sale Deadline Net Proceeds or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv) to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable Partial PDC Net Proceeds Per CVR, PDC Net Proceeds Per CVR, Sale Deadline Net Proceeds Per CVR or deferred cash consideration per CVR payable pursuant to Section 2.4(a)(iv) to each of the Holders (recalculated as of each CVR Payment Date to the extent needed to adjust for any Reverted Company Shares multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any PDC Sale Expenses to the extent not reflected in the finally resolved PDC Net Proceeds or Sale Deadline Net Proceeds shall be deducted from any such deferred cash consideration. If no CVR Payment Amount is due and payable to the Holders pursuant to any Partial PDC Sale, the Entire PDC Sale or at the Sale Deadline, the Rights Agent shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such CVR Payment Amount is owing to the Holders.

[3]	To be jointly selected prior to the Effective Time.

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(e) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(d) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire PDC Sale or the Sale Deadline shall be delivered to the Company by the Rights Agent, upon demand, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(d) and any such funds that remain undistributed shall only be delivered to the Company twelve (12) months after the Rights Agent’s receipt thereof. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

(g) Subject to Section 2.4(a)(iv), to the extent that any of the assets of PDC do not sell prior to the Sales Deadline, the Company shall thereafter have no further obligations to the Holders relating to such assets or any proceeds relating to any sale thereof.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Ultimate Parent or the Company.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in PDC Net Proceeds and Sale Deadline Net Proceeds of the amounts referenced in Section 2.6).

(b) The CVRs shall not represent any equity or ownership interest in Ultimate Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Establishment of PDC CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial PDC Sale, any Entire PDC Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(d), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

ARTICLE III

THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a) Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers,

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directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for its performance of any duties imposed on the Shareholder Representative hereunder or for any actions taken or not taken in connection with this Agreement, (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except to the extent of their gross negligence, bad faith or willful or intentional misconduct. No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty; and

(d) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

Section 3.3 Indemnity and Expenses.

(a) The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, unless it shall have been finally determined by a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be

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indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a PDC Sale Expense.

(b) The Company or any of its Affiliates shall, at the Effective Time, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $25,000,000 for use by the Shareholder Representative (the “Shareholder Representative Expense Amount”). If the Shareholder Representative shall require any amounts in excess of the Shareholder Representative Expense Amount, at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses of the Shareholder Representative in connection with the PDC Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the PDC Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any amounts spent from the Shareholder Representative Expense Amount or Pre-Funded Amounts shall constitute PDC Sale Expenses hereunder. For the avoidance of doubt, the treatment of such amounts as PDC Sale Expenses shall result in corresponding amounts of proceeds that will be retained by the Company, thereby reimbursing the Company for such amounts. Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the PDC Sale and the Sale Deadline shall be distributed from the joint account to the Company five (5) Business Days after the payment of the PDC Net Proceeds Per CVR or the Sale Deadline Net Proceeds Per CVR.

(c) The Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and necessary out-of-pocket expenses (including reasonable and necessary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the administration of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, 50% of such fees, expenses and reimbursements contained in this Section 3.3 shall be PDC Sale Expenses and the remaining 50% of such fees, expenses and reimbursements shall not be PDC Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Ultimate Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

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(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of Acting, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. The successor individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become a successor individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e) The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. The Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment of the PDC Net Proceeds or the Sale Deadline Net Proceeds, (x) to the extent requested by the Shareholder Representative, the consent of the Shareholder Representative shall be required in connection with any material action or other material matter that would, consistent with PDC’s past practice, require the approval of the board of directors, the board of managers or the holders of the Equity Interests of any of the PDC Entities (it being understood and agreed for the avoidance of doubt, the officers of the PDC Entities shall have the authority to run the day to day operations of the PDC Entities, subject to the foregoing and except as otherwise determined by the Company and the Shareholder Representative) and (y) the Shareholder Representative shall have the right to direct and cause the PDC Entities to take or authorize any actions with respect to the entrance into, renewal, termination, extension or material amendment or waiver by any PDC Entity of any material Affiliate Transaction (other than, for the avoidance of doubt, back-office, general and administrative, overhead and similar arrangements in the ordinary course of business consistent with past practice prior to Closing. Without limiting the foregoing, from and after the Effective Time until the payment of the PDC Net Proceeds or the Sale Deadline Net Proceeds, whichever is earlier, the Company shall, and shall cause its Subsidiaries to, (1) to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law), reasonably promptly provide to the Shareholder Representative all information received by the Company or any of its Subsidiaries relating to PDC or any of its Subsidiaries, (2) cause the PDC Business to be operated substantially in the ordinary course of business consistent with past practice, (3) cause the PDC Entities to distribute any proceeds with respect to any Partial PDC Sale or the Entire PDC Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders and (4) cause the PDC Entities not to, directly or indirectly, do, or agree to do, any of the following:

(i) (A) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of any of the PDC Entities, or (B) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of any of the PDC Entities;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any equity interests of any of the PDC Entities or otherwise grant any equity or equity-based awards, or allow for the commencement of any new offering periods under any employee stock purchase plans;

(iii) except in connection with a PDC Sale Agreement, sell, pledge, dispose of, abandon, mortgage, transfer or otherwise encumber or subject to any lien any property or assets of the PDC Entities;

(iv) reclassify, combine, split or subdivide any of their outstanding Equity Interests;

(v) redeem, repurchase or otherwise acquire any of their issued and outstanding Equity Interests except in connection with transactions among the PDC Entities;

(vi) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions all or substantially all of the Equity Interests in any Person or any business or division of any Person or all or substantially all of the property or assets of any Person (or business or division thereof) that would be material to the PDC Business;

(vii) incur any Indebtedness for borrowed money or issue any debt securities or guarantee the obligations of any Person for borrowed money, except (A) for any such Indebtedness among one or more of the

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PDC Entities, (B) for any such Indebtedness for borrowed money incurred in the ordinary course of business, (C) for guarantees by any of the PDC Entities of Indebtedness for borrowed money of any of the PDC Entities, (D) Indebtedness for borrowed money pursuant to any credit facilities, indentures or similar Contracts of any of the PDC Entities existing as of the date hereof, or (E) indebtedness obtained by PDC for the operation of its business (including, without limitation, the funding of development and redevelopment activity);

(viii) other than in the ordinary course of business and in connection with the PDC Reorganization, (A) terminate or materially and adversely amend any Contract material to the PDC Business (other than the expiration or termination of any such material contract in accordance with its terms), or (B) enter into any contract or agreement by and between any of the PDC Entities, on the one hand, and any of their shareholders or any of their Affiliates (other than any of the PDC Entities), on the other;

(ix) except as may be required by a benefit plan applicable to PDC employees (a “PDC Benefit Plan”) in existence on the date of this Agreement or by applicable Law: (A) increase the compensation or benefits payable or to become payable to its directors, officers or senior-level employees (except for increases in the ordinary course of business consistent with past practice), (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of any of the PDC Entities other than in the ordinary course of business consistent with past practice, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any equity interests, (D) except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any PDC Benefit Plan, (E) establish, adopt, enter into, materially amend or terminate any PDC Benefit Plan (other than as may be required by the terms of an existing PDC Benefit Plan or in connection with expiring collective bargaining agreements) or (F) provide any funding to any rabbi trust or similar arrangement;

(x) (A) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any PDC Benefit Plan or (B) otherwise make any loans, advances or capital contributions to or investments in any Person outside the ordinary course of business consistent with past practice (other than any of the PDC Entities);

(xi) make any change in accounting policies or procedures, other than in the ordinary course of business or as required by GAAP or by a Governmental Entity;

(xii) settle or compromise any material litigation involving amounts in excess of $500,000 individually, or which settlement or compromise would impose a non-monetary obligation on any of the PDC Entities after the Effective Time that is material to the PDC Entities, taken as a whole;

(xiii) except as would be consistent with past practice of the Company and the Company Subsidiaries, or as would not impact the CVR Payment Amount, make or change any material tax election, settle or compromise any material liability of any of the PDC Entities for taxes, file any material amendment to a previously filed tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Company-PDC Loans. During the period from and after the Effective Time until the consummation of the PDC Sale or the Sale Deadline, whichever is earlier, the Company shall, as reasonably requested by the Shareholder Representative, continue to advance one or more Company-PDC Loans to PDC in

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accordance with the definitive loan documents in respect of the Company-PDC Loans. All amounts received by PDC in connection with any Partial PDC Sales (excluding the amounts required to pay the PDC Loan Mandatory Prepayment Amount with respect to such Partial PDC Sale) may be used by PDC in the ordinary course of its business (including, without limitation, the funding of development and redevelopment activity) and any amounts so used or set aside to be used shall not be Partial PDC Net Proceeds. Any decision to use such amounts in the ordinary course of business, and not as a distribution to Holders, shall be made by the Shareholder Representative.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company (or other agent performing similar services for the Company), or from the Company’s internal records with regard to Company Options, Restricted Shares, Performance Share Awards, Restricted Stock Units and shares credited in the “stock credit accounts” to the extent no records from a third party agent are maintained in the ordinary course, the names and addresses of the Holders within five (5) Business Days of the Effective Time.

Section 4.3 PDC Sale Process.

(a) From and after the Effective Time until the consummation of the Entire PDC Sale or the Sale Deadline, whichever is earlier, the Shareholder Representative shall be responsible for conducting the sale process of PDC and shall be empowered to take all actions necessary or advisable in order to consummate a PDC Sale, including retaining advisors in connection with the PDC Sale, soliciting potential purchasers for the PDC Entities or any of the assets or business of the PDC Entities and determining which purchaser to select, negotiating the terms and conditions of any PDC Sale Agreement, including the purchase price thereof, and effectuating the consummation of such PDC Sale.

(b) During the period from and after the Effective Time until the consummation of the Entire PDC Sale or the Sale Deadline, whichever is earlier, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Shareholder Representative all assistance reasonably requested by the Shareholder Representative in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the Entire PDC Sale or any Partial PDC Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the PDC Entities or the PDC Business as the Shareholder Representative may reasonably request, to the extent such information is reasonably available to, or can be reasonably attained by, the Company or any Company Subsidiary, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Entire PDC Sale or any such Partial PDC Sale, to the extent such information is reasonably available to, or can be reasonably attained by, the Company or any Company Subsidiary, and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Entire PDC Sale or any such Partial PDC Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of the Company or its Affiliates in complying with this Section 4.3(b) shall be PDC Sale Expenses, other than Excluded Expenses (which, for the avoidance of doubt, shall not be PDC Sale Expenses). The Company shall, and shall cause its Affiliates to, afford to the Shareholder Representative reasonable access, upon reasonable prior notice and during normal business hours to the Company’s officers, employees, properties, books, contracts and records as the Shareholder Representative may reasonably request relating to the PDC Entities; provided, that the Shareholder Representative shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.

(c) The Shareholder Representative shall consult with the Company in the Entire PDC Sale or any Partial PDC Sale and shall keep the Company and Ultimate Parent reasonably informed on a current basis of the status, details and progress of any negotiations for the Entire PDC Sale or any Partial PDC Sale, including by

17

providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any PDC Sale Agreement, and shall provide reasonable time to the Company and Ultimate Parent for review of such documents.

(d) In the event a definitive agreement is to be entered into prior to the Sale Deadline with respect to the Entire PDC Sale or one or more Partial PDC Sales, such agreement shall not, without the consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), (i) require the Company or any Company Subsidiary to agree to any material operating restrictions applicable to the Company or any Company Subsidiary (other than customary (A) confidentiality and/or employee non-solicitation restrictions that survive for no more than two (2) years from and after the Effective Time, (B) restrictions relating to the PDC Entities, any of their respective properties or assets, the PDC Business, any portions thereof or the Company’s or any Company Subsidiary’s management, operation or oversight thereof, and (C) restrictions contained in the PDC Lease Agreement for each of the Contributed Stores), (ii) require the Company or any Company Subsidiary to agree to any recourse applicable to the Company or any Company Subsidiary in excess of any escrow amount, holdback or similar amount after the closing of such agreement other than with respect to any customary indemnity obligations for (A) any breaches by the Company or any Company Subsidiaries of (x) its covenants or agreements contained in such agreement or (y) any customary representations in such agreement relating to organization, qualification, capitalization, title to assets, authority, no conflicts, brokers, taxes, environmental matters or employee benefits or (B) pre-closing taxes relating to the PDC Entities, any of their respective properties or assets, the PDC Business, or any portions thereof, (iii) require the Company or any Company Subsidiary to retain any material excluded or retained liabilities (other than in connection with the matters described in (ii) above) relating to the securities or assets of any of the PDC Entities being directly or indirectly sold, transferred or otherwise disposed of in connection with such Entire PDC Sale or Partial PDC Sale after the closing of such agreement or (iv) be sold for a price that is payable in consideration other than cash or that, in the good faith judgment of the Shareholder Representative, would cause the PDC Net Proceeds or the Partial PDC Net Proceeds from such sale agreement to be less than zero. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to the Entire PDC Sale or any Partial PDC Sale, the Shareholder Representative shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder, without direct liability of the Company or any Company Subsidiary and any costs, fees or expenses incurred by such Shareholder Representative in connection therewith shall be included in PDC Sale Expenses. If, in connection with any Entire PDC Sale or Partial PDC Sale which includes employees of PDC, if so requested by the purchaser, the Company shall provide personnel transition services to such purchaser for no more than six (6) months and at no additional cost to the Company, pursuant to a transition services agreement in form and substance reasonably acceptable to the Company.

(e) Upon the consummation of the Entire PDC Sale or any Partial PDC Sale, unless otherwise agreed to between the Company and the purchaser under such PDC Sale Agreement, all intercompany arrangements and obligations between the Company and the PDC Entities will be terminated and the Company shall take all actions necessary or advisable to cause such termination.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

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ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b) Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the termination of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c) Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

(c) In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as

20

the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Ultimate Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Ultimate Parent, to:

AB Acquisition LLC

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert G. Miller

Email: Robert.Miller@albertsons.com

Facsimile: (208) 395-4625

with a copy (which shall not constitute notice) to:

Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler, Mark Neporent, Lisa Gray

Email: LTessler@cerberuscapital.com;

MNeporent@cerberuscapital.com

LGray@cerberuschicago.com

Facsimile: (212) 891-1540

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman; Robert B. Loper, John M. Pollack

Email: Stuart.Freedman@srz.com;

Robert.Loper@srz.com;

John.Pollack@srz.com

Facsimile: (212) 593-5955

If to the Company, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

Attn: General Counsel

Facsimile: (925) 467-3231

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with a copy (which shall not constitute notice) to:

[—]

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

If to the Shareholder Representative, to:

[—]

[—]

[—]

Attention: [—]

Email:

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

and

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Tel: (415) 391-0600

Attention: Scott R. Haber

Email: scott.haber@lw.com

Facsimile: (415) 395-8095

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel: (212) 906-1200

Attention: M. Adel Aslani-Far

                 Eli G. Hunt

Email: adel.aslanifar@lw.com

            eli.hunt@lw.com

Facsimile (212) 751-4864

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If to the Rights Agent, to:

[—]

[—]

[—]

Attention: [—]

Email: [—]

Facsimile: [—]

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts; Headings.

This Agreement may be executed in several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4 Assignment; Successors.

(a) Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in Article III with respect to the Shareholder Representative Persons, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles(whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to the Neutral Auditor under Section 2.4(c)(v), each party hereby irrevocably and unconditionally submits, for itself and its property, to the

23

exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7

Section 7.8 Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a PDC Sale Expense.

Section 7.9 Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions

24

and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10 Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon (i) the one (1) year anniversary of the later of (a) the payment of all Partial PDC Net Proceeds, PDC Net Proceeds, Sale Deadline Net Proceeds and the payment of all deferred cash consideration pursuant to Section 2.4(a)(iv), or (b) the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this Article VII shall survive the termination of this Agreement indefinitely.

Section 7.11 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AB ACQUISITION LLC

By:
Name:
Title:

SAFEWAY INC.

By:
Name:
Title:

[SHAREHOLDER REPRESENTATIVE]

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT D

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFEWAY INC.

ARTICLE I

The name of the Corporation is Safeway Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The name of its registered agent at such address is CT Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred (100) shares of common stock, par value $.01 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 directors nor more than 9 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one (1) year term and shall hold office until the next succeeding annual meeting of stockholders and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ARTICLE VI

Any or all of the directors of the Corporation may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

ARTICLE VII

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President.

ARTICLE IX

The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE X

A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XII

The Corporation reserves the right to repeal, alter amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Safeway Inc. has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by [—], its President, and attested by [—], its Secretary, this [—]th day of [—], 201[—].

Name:
Title:	President

Attest:

Name:
Title:	Secretary

EXHIBIT E

BY-LAWS

OF

SAFEWAY INC.

ARTICLE I

OFFICES

Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting, including those matters which are expressly reserved for the approval of the stockholders as set forth in the Certificate of Incorporation of the Corporation (subject to the terms set forth therein), shall be held on such date and at such time and place as may be fixed by the Board of Directors and stated in the notice of the meeting.

Section 3. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws.

Section 4. When a quorum is present at any meeting, a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any questions brought before such meeting, unless the question is one upon which by express provisions of the statutes, or the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. In an election of directors, each director of the corporation shall be elected by the vote of a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy, appointed by an instrument in writing, which

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may be transmitted to the corporation electronically. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors.

Section 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall set forth the date, time, place and purpose or purposes of the meeting Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1.

(a) Except as otherwise provided in the Certificate of Incorporation of the corporation, the Board of Directors shall from time to time determine the number of directors. Unless the Board of Directors otherwise determines, the board of directors shall consist of not less than three directors nor more than nine directors. The number of directors may be reduced or increased from time to time by action of a majority of the Board.

(b) Each director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or law, any director or the entire Board of Directors may be removed at any time, either with or without cause, from the Board of Directors by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote.

(c) Any director may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

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Section 2. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

Section 1. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 2. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board. Notice of regular meetings need not be given, except as otherwise required by law.

Section 3. Special meetings of the Board of Directors may be called by the President. Special meetings also shall be called by the President or the Secretary on the written request of the Chairman of the Board or any two directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary on the written request of the sole director. Notice of the time, date and place of such meeting shall be given, orally or in writing, by the person or persons calling the meeting to all directors at least four days before the meeting if the notice is mailed, or at least 24 hours before the meeting if such notice is given by telephone, hand delivery, overnight express courier, facsimile, electronic mail or other electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting. The notice shall be deemed given:

(i) in the case of hand delivery or notice by telephone, when received by the director to whom notice is to be given or by any person accepting such notice on behalf of such director,

(ii) in the case of delivery by mail, upon deposit in the United States mail, postage prepaid, directed to the director to whom notice is being given at such director’s address as it appears on the records of the corporation,

(iii) in the case of delivery by overnight express courier, on the first business day after such notice is dispatched, and

(iv) in the case of delivery via facsimile, electronic mail or other electronic transmission, when sent to the director to whom notice is to be given at such director’s facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

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Section 4. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 5. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 6. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

COMMITTEES OF DIRECTORS

Section 7. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the corporation. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Chapter 1 of the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing the By-Laws of the corporation.

Section 8. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

Section 9. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings or a stated salary as a committee member.

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INDEMNIFICATION

Section 10.(a) The corporation shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding this Section 10(a) or the provisions of Section 10(b) hereof, except as otherwise provided in Section 10(f) hereof, the corporation shall be required to indemnify a covered person in connection with a proceeding (or part thereof) commenced by such covered person only if the commencement of such proceeding (or part thereof) by the covered person was authorized in the specific case by the Board of Directors of the corporation.

(b) The corporation shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Delaware Court or such other court shall deem proper.

(c) To the extent that a present or former director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made, with respect to a person who is a director, officer, employee or agent at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

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(e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section 10. Such expenses incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

If a claim for indemnification (following the final disposition of a proceeding) or payment of expenses under this Section 10 is not paid in full within 90 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 10.

(h) The Board of Directors may authorize the corporation to enter into a contract with any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided in Section 10.

(i) For the purposes of this Section 10, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(j) For purposes of this Section 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this section.

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(k) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(l) The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.

(m) Any repeal or modification of the foregoing provisions of this Article III, Section 10 shall not adversely affect any right or protection hereunder of any person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IV

OFFICERS

Section 1. The officers of this corporation shall be elected or appointed by the Board of Directors and shall include a President, a Secretary, and a Treasurer. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Article IV, Section 2 hereof. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide. Any officer may devote less than all of his working time to his activities as such if the Board so approves.

Section 2. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 3. Each officer shall hold office until such officer’s successor is elected or appointed and qualified or until such officer’s earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 4. Any officer may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5. If an office becomes vacant for any reason, the Board of Directors or the stockholders may fill the vacancy, and each officer so elected or appointed shall serve for the remainder of his predecessor’s term and until his successor shall have been elected or appointed and shall have qualified.

CHAIRMAN OF THE BOARD

Section 6. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these By-Laws.

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PRESIDENT

Section 7. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders. He shall preside at all meetings of the Board of Directors in which the Chairman of the Board is absent. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

VICE PRESIDENTS

Section 8. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

SECRETARY AND ASSISTANT SECRETARY

Section 9. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these By-Laws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 10. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

TREASURER AND ASSISTANT TREASURER

Section 11. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

Section 12. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by

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the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V

CERTIFICATES OF STOCK

Section 1. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, representing the number of shares registered in certificate form.

Section 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. The issue, transfer, conversion and registration of stock certificates or uncertificated shares shall be governed by such other regulations as the Board of Directors may establish.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 4. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the corporation and/or to give the corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

FIXING RECORD DATE

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting or action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, the Board of Directors may fix a new record date for the adjourned meeting.

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REGISTERED STOCKHOLDERS

Section 6. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VI

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

CHECKS

Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

FISCAL YEAR

Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

SEAL

Section 5. The Board of Directors may provide for a corporate seal, which shall have the name of the corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

NOTICES

Section 6. Except as otherwise specifically provided herein or required by law, all notices required to be given pursuant to these By-Laws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid overnight express courier or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address or facsimile number, as the case may be, as it appears on the records of the corporation. The notice shall be deemed given

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(i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person,

(ii) in the case of delivery by mail, upon deposit in the United States mail, postage prepaid, directed to the person to whom notice is being given at such person’s address as it appears on the records of the corporation,

(iii) in the case of delivery by overnight express courier, on the first business day after such notice is dispatched, and

(iv) in the case of delivery via facsimile, when directed to the person to whom notice is to be given.

Section 7. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

AMENDMENTS

Section 1. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such special meeting. If the power to adopt, amend or repeal By-Laws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal By-Laws.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the corporation consents in writing to the selection of an alternative forum, the Delaware Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or these By-Laws or the Certificate of Incorporation, (d) any action to interpret, apply, enforce or determine the validity of these By-Laws or the Certificate of Incorporation, or (e) any action asserting a claim against the corporation governed by the internal affairs doctrine (any action described in clauses (a) through (e) being referred to as a “Covered Action”), in each such case unless the Delaware Court determines that there is an indispensable party named as a defendant in such Covered Action not subject to the personal jurisdiction of the Delaware Court (and the indispensable party does

11

not consent to the personal jurisdiction of the Delaware Court within 15 days following such determination) and can be subject to the jurisdiction of another court or forum within the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section.

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EXHIBIT F

SHOPPING CENTER LEASE

BETWEEN

_______________________

a __________,

as LANDLORD

AND

_______________________

a __________,

as TENANT

Store No:
Location:

EXHIBITS

EXHIBIT A	SITE PLAN
EXHIBIT B	LEGAL DESCRIPTION OF SHOPPING CENTER
EXHIBIT B-1	LEGAL DESCRIPTION OF LEASED PREMISES
EXHIBIT C	FORM OF SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT
EXHIBIT D	FORM OF MEMORANDUM OF LEASE
EXHIBIT E	SUPERMARKET CONTROL ZONE
EXHIBIT F	[TENANT’S] LIGHTING AREA

INDEX TO DEFINITIONS WITH PAGE NUMBERS

AAA	40
AAA Rules	40
Access Road	3
Adjacent Merchandising Area	2
Adjustment Cap	11
Adjustment Date	11
Appropriate Action	29
Arbitration Notice	40
Assurance Deadline	35
Base Year	2
Building Area	2
Business office use	25
Cart Security System	9
Casualty	34
Cell Tower Sublease	10
City	4
Claims	21
Coffee Drinks	27
Common Area	3
Common Area Maintenance Expenses	17
County	4
CPI	2
Declaration	3
Effective Date	1
Environmental Laws	3
Extension Term(s)	10
Floor Area	3
Force Majeure	3
Hazardous Discharge	3
Hazardous Substances	3
Holiday Period	8
incidental	25
Incidental	26
JAMS	40
Landlord	1
Landlord’s Lender	23
Landlord’s Parties	21
Laws	3
Lease	3
Leased Premises	3
LP Common Area Real Property Taxes	12
Maintenance Director	3
Medical Testing Services	28
Modified Offer	36
Monetary Breach	32
Monthly Rent	11
Notices	1
Offer	36
Offer Property	36
Open Space	3

- ii -

Original Term	10
Original Term Commencement Date	10
Original Term Ending Date	10
Parking Ratios	3
Party	1
Permit Deadline	35
Permits	14
Permitted Changes	8
Permitted Transfers	31
Prescription Pharmacy Merchandise	28
Prohibited Uses	25
Real Property Tax	12
Repairs	34
Required Agreements	14
Responsible Party	35
Restaurant	25
retail office use	25
Sale Notice	30
Service Facilities	5
Shopping Center	4
Shopping Center Floor Area	4
Shopping Center Signs	24
Short Form Lease	38
Sign Criteria	23
Sign Program	23
Sports Bar	26
State	4
Supermarket Control Zone	7
Supermarket Covenant	28
Tenant	1
Tenant Facilities	9
Tenant’s Building	4
Tenant’s Expectation	27
Tenant’s Facilities	4
Tenant’s Parties	21
Tenant’s Share	4
Term	10
Training or Educational Facility	25
Transfer	31
Willful Violation	29
worth at the time of award	33
Years	11

- iii -

SHOPPING CENTER LEASE

1.	DATE. PARTIES. NOTICES.

1.1.	Date. “Effective Date”: , .

1.2.	Parties to Lease.

1.2.1	“Landlord”: , a .

1.2.2	“Tenant”: , a .

Landlord and Tenant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

1.3.	Notices to Parties.

1.3.1	Transmittal. All notices, requests, demands, waivers, consents, approvals and other communications (“Notices” and/or “notices”) required or permitted to be given in connection with this Lease will be in writing and will be given by (i) personal hand delivery, (ii) established express delivery or courier service (such as FedEx) which maintains delivery records, or (iii) United States certified or registered mail, postage prepaid. Notices may also be given by fax, provided that (a) confirmation of completed transmission is obtained, and (b) concurrent Notice is given by one of the methods described in the preceding sentence, with deposit in the mail or delivery to the courier to be made no later than the next business day following the fax transmission.

1.3.2	Addresses. Notices will be given to the Parties at the following addresses, or at such other address as a Party may designate by Notice to the other Party in accordance with the provisions of this Section 1.3.

1.3.2.1	Landlord:

1.3.2.2	Tenant:

With a copy to:

1.3.3	Effectiveness. Notices sent in accordance with this Section 1.3 will be effective as follows:

1.3.3.1	Transfer and Default Notices – Effective upon Receipt. Notices under Section 14.2.1 (transfer of interests), Section 16 (default) and Section 21.2 (estoppel certificates) will be effective upon receipt or on the date of final refusal to accept delivery of such Notice.

1.3.3.2	Other Notices – Effective upon Dispatch. Except as set forth in Section 1.3.3.1, Notices will be effective (i) in the case of personal delivery, when the Notice is delivered to the appropriate notice address under Section 1.3.2; (ii) in the case of express courier or mail, when the Notice is deposited with such express courier or in the United States mail, certified or registered, postage prepaid and addressed as specified under Section 1.3.2 and (iii) in the case of fax, on the date of transmission, as confirmed by the sender’s fax machine, provided that faxed Notices transmitted outside normal business hours (i.e., after 5:00 p.m. on weekdays, and anytime on weekends or holidays, in the recipient’s time zone) will be effective on the next business day.

PART I: POST-LEASE COMMENCEMENT TERMS

2.	GENERAL USAGE DEFINITIONS.

2.1.	“Adjacent Merchandising Area”. That portion of the Common Area consisting of the sidewalks immediately adjacent to Tenant’s Building identified as “Outdoor Sales Area” on Exhibit A hereof.

2.2.	“Building Area”. All those portions of the Shopping Center shown as building areas or potential building areas on Exhibit A.

2.3.	“CPI”. The Consumer Price Index, for All Urban Consumers, U.S. City Average, All Items published by the Bureau of Labor Statistics of the United States Department of Labor (1982-1984 equals 100) (the “Base Year”). If the Base Year of the CPI is changed, then all calculations pursuant to this Lease which require the use of the CPI shall be made by using the appropriate conversion factor published by the Bureau of Labor Statistics (or successor agency) to correlate to the Base Year of the CPI herein specified. If no such conversion factor is published, then Landlord shall, if possible, make the necessary calculation to achieve such conversion. If such conversion is not in Landlord’s judgment possible, or if publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then the term “CPI” shall mean (i) comparable statistics on the cost of living, as computed by an agency of the United States Government performing a function similar to the Bureau of Labor Statistics, or (ii) if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the CPI, as may be determined by Landlord in the exercise of its reasonable good faith business judgment.

2.4.	“Common Area”. All those portions of the Shopping Center which are not shown as Building Area on Exhibit A, together with those portions of the Building Area that are not from time to time covered by a building or other commercial structure or that cannot under the terms of this Lease be used for buildings or commercial structures. Canopies that extend over the Common Area, and their supporting columns and posts, will be deemed to be a part of the building to which they are attached and not a part of the Common Area. Common Area shall also include the areas described in the [ ] as the “Access Road” and “Open Space” which are required by the [ ] to be maintained by the “Maintenance Director” (as such term is defined in the [ ]). The Access Road and Open Space is depicted on the Site Plan.

2.5.	“Declaration”. [ ]

2.6.	“Environmental Laws”. Any and all applicable federal, state and local laws, statutes, regulations, ordinances, orders and rules, as presently existing or as may be amended or adopted in the future, pertaining to the protection of human health and/or the environment.

2.7.	“Floor Area”. The total number of square feet of the floor area of a building, whether or not occupied, excluding any basement, subterranean, balcony and mezzanine areas not open to the public for sales, determined by measuring from the exterior line of the exterior walls and the center line of any common walls, without deduction for columns, interior walls, or other interior components in the building. To the extent required to be parked by Laws, mezzanines and basements may be included in such calculation.

2.8.	“Force Majeure”. Strikes; lockouts; labor disputes; acts of God; the inability to obtain labor, materials or reasonable substitute materials; governmental restrictions, regulations or controls; the inability to obtain necessary governmental approvals; judicial orders; enemy or hostile governmental actions; civil commotion; war; acts of terrorism; fire or other casualty; condemnation; and other causes (except financial) beyond the reasonable control of the Party obligated to perform.

2.9.	[“Fuel Lease”. That certain Shopping Center Pad Ground Lease dated of even date herewith, pursuant to which Tenant leases from Landlord certain premises in the Shopping Center (the “Fuel Premises”) consisting of [ ] designated “Fuel Premises” on Exhibit A, on which Tenant may operate a fuel center. This Lease and the Fuel Lease are intended to be separate documents and one may not be used to interpret or modify the terms of the other.] [Insert definition if applicable]

2.10.	“Hazardous Discharge”. Any and all leaks, spills, releases, discharges, emissions or disposals of Hazardous Substances into or upon the Leased Premises or balance of the Shopping Center, and any and all migration of Hazardous Substances into or upon any part of the Shopping Center through the air, soil or ground water from any other part of the Shopping Center or from any property adjacent to or near the Shopping Center.

2.11.	“Hazardous Substances”. Any and all hazardous, toxic or radioactive substance, waste, or material, including petroleum oil and its fractions, regulated or defined by Environmental Laws.

2.12.	“Laws”. Any and all applicable federal, state and local laws, statutes, regulations, ordinances, orders and rules that from time to time pertain to the Leased Premises or the Shopping Center.

2.13.	“Lease”. This Shopping Center Lease.

2.14.	“Leased Premises”. The portion of the Shopping Center designated “Leased Premises” on Exhibit A, and legally described on Exhibit B-1 attached hereto, on which has been constructed Tenant’s Building (also labeled on Exhibit A) and associated improvements and on which has been constructed a portion of the Common Area improvements.

2.15.	“Parking Ratios”. [To be tailored based on each project-specific facts].

2.17.	“Shopping Center”. The real property in the unincorporated area of [ ] County (the “County”), [ ] (the “State”), that is subject to the extraterritorial jurisdiction of the City of [ ] (the “City”), shown on the site plan attached hereto as Exhibit A and, on which real property Landlord’s predecessor in interest has constructed the [ ] Shopping Center.

2.18.	“Shopping Center Floor Area”. The sum of (i) the total Floor Area of all buildings (including Tenant’s Building) then constructed in the Shopping Center, and (ii) the number of square feet contained in the Building Areas not then improved with a building, but not including any part of the Leased Premises Building Area not then constructed.

2.19.	“Tenant’s Building”; “Tenant’s Facilities”. Respectively, (i) the building constructed on the Leased Premises, together with all necessary appurtenant structures (including the loading dock), any replacement thereof and all additions, alterations and improvements thereto, and (ii) all other improvements made by Landlord or Tenant to the Leased Premises for the exclusive use of Tenant, any replacement thereof and all additions, alterations and improvements thereto.

2.20.	“Tenant’s Share”. A fraction, the numerator of which is the Floor Area of Tenant’s Building and the denominator of which is the Shopping Center Floor Area.

3.	AGREEMENT TO LEASE; SHOPPING CENTER LAYOUT AND USE.

3.1.	Lease of Leased Premises. As of the Effective Date, Landlord leases the Leased Premises to Tenant and Tenant leases the Leased Premises from Landlord, Landlord reserving to itself for the benefit of its invitees and employees, and other occupants of the Shopping Center and their respective customers, invitees and employees, easements for the purposes described in Section 3.3.1 below, over those portions of the Common Area lying within the Leased Premises.

3.2.	Use of the Leased Premises. Subject to the use restrictions, if any, to which the Leased Premises is subject under Section of this Lease, Tenant may use the Leased Premises for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto, and/or for any other lawful retail use or uses commonly found in shopping centers of a size and quality comparable to the Shopping Center at the time. Without limiting the generality of the foregoing, Tenant may change its use to any concept or plan operated by Tenant in a significant number of its other stores, subject however to the Landlord’s right to recapture pursuant to the provisions of Section 14.2 of this Lease.

3.3.	Use of Common Area.

3.3.1

General. Except as provided otherwise in this Section 3.3, the Common Area will be for the joint and exclusive use of all tenants and occupants in the Shopping Center, together with their subtenants, contractors, employees, agents, customers, licensees and invitees, and Landlord grants to Tenant for the benefit of Tenant and its subtenants, contractors, employees, agents, customers, licensees and invitees the right of such joint and exclusive use of all of said Common Area. Landlord may grant customary utility easements for use of the Common Area to governmental or quasi-governmental entities for utilities benefiting one or more occupants of the Shopping Center, provided that any such easement over the Leased Premises that is not Common Area granted for the benefit of anyone other than Tenant shall be subject to Tenant’s reasonable approval, including approval of reasonable scheduling and other construction protections to minimize disruption to Tenant’s business. The Common Area may be used for vehicular driving, parking, pedestrian traffic, directional signs, sidewalks, walkways, landscaping, perimeter walls and fences, parking lot lighting, recycle centers, cart collection (but not storage) corrals, utilities and Service Facilities and for such other purpose as Landlord may approve, provided that any such other use of the Common Areas not expressly permitted under this Lease shall not have a material adverse effect upon use or operation of business from the Leased Premises, parking serving the Leased Premises, access or from the Leased Premises or visibility of Tenant’s signage within the Shopping Center. As used herein, the term “Service Facilities” means common trash enclosures, common bottle storage areas, and other similar service facilities not devoted exclusively to a particular tenant. Except as otherwise specifically provided in this Lease, the Common Area improvements will be used only for the purposes for which they were designed. By way of example, but not limitation, parking areas will be used for the parking of motor vehicles, drive aisles will be used for access and traffic circulation, service areas will be used for servicing and supplying tenants’ businesses, sidewalks will be used for pedestrian access and landscaped areas, trash dumpster areas and shopping cart collection areas will be used only for such purposes. Persons using the Common Area in accordance with this Lease will not be charged any fee for such use without the consent of Tenant unless an appropriate governmental authority orders such fee.

3.3.2	Regulated Activities. To the extent permitted by Law, each of Landlord (with respect to Common Area located in the portion of the Shopping Center owned by Landlord other than the Leased Premises) and Tenant (with respect to Common Area located on the Leased Premises) shall have the right to promulgate and enforce rules and guidelines prohibiting or restricting publicly expressive activity in their respective Common Area (including the circulation of petitions, leafleting and picketing) not related to the commercial purpose of the Shopping Center. If Tenant or any business conducted in the Leased Premises is the target of such activity, then Tenant may enforce such rules and guidelines on Landlord’s behalf and Landlord, at Tenant’s expense, will cooperate with Tenant in this regard. Tenant will indemnify, defend and hold harmless Landlord from and against all Claims arising out of any enforcement activities by Tenant undertaken in accordance with this Section 3.3.2.

3.3.3

Layout. The Leased Premises are part of a retail shopping center partially or wholly developed as depicted on Exhibit A. No buildings or other structures will be constructed outside the Building Area, except as provided in Section 3.7. Canopies may encroach from the Building Area over the Common Area and canopy support columns may encroach onto the Common Area provided such canopies and support columns do not interfere with the normal use of the Common Area and provided further such canopies and support columns will be considered part of the buildings to which they are attached and not part of the Common Area improvements. All buildings will be subject to the Floor Area limitations, if any, set forth on Exhibit A. The following will not be permitted without Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed: (i) any change to either the sizes or the arrangements of the Building Area and Common Area improvements (including service drives and parking areas, traffic circulation and flow patterns, parking lot layout, drive-thrus, parking lot lighting, perimeter walls and fences, and landscaped areas) as shown on Exhibit A and (ii) any change to the land area of the Shopping Center (except as the result of a taking by eminent domain, which will be covered by Section 18) or the integration of the Shopping Center with any other lands or premises by means of the granting of reciprocal access and/or parking rights; provided that no such alteration shall (a) adversely affect the visibility of any buildings and/or signage from the streets contiguous to the Shopping Center, (b) adversely affect ingress and egress to/from the legal lots (which are located in the Shopping Center) adjacent thereto, (c) adversely affect traffic circulation and flow within the Shopping Center, or (d) reduce the number of parking spaces available on a legal lot within the Shopping Center below the greater of (x) the required applicable Parking Ratios, or (z) that required by applicable law. Clause (ii) of the preceding sentence shall not be deemed to prohibit Landlord’s sale of portions of the Shopping Center which constitute separate legal parcels to one or more third parties so long as such sale does not change the land area of the Shopping Center or the integration of the Shopping Center with any other lands or premises by means of the granting of reciprocal access and/or parking rights. If said sizes or arrangements of the Building Area or Common Area are changed, or the Shopping Center land area is changed, without Tenant’s prior consent, then Tenant may terminate this Lease by Notice to Landlord and/or seek other remedies as provided in Section 16.5, including specific enforcement of the terms of this Section 3.3.3 by injunctive relief. In any lawsuit for injunctive relief regarding the provisions of this Section 3.3.3, the Parties agree that the harm suffered by Tenant by reason of a breach of this Section 3.3.3 will be deemed to be irreparable, for which Tenant will not have an adequate remedy at law.

3.3.3.1	Building Limitations: All buildings in the Shopping Center will be [ ] story only (but may include mezzanines and basements not open to the general public), and will be constructed only within the Building Area. Tenant’s Building shall not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, and rooftop equipment and screening. [Free standing pad buildings and the fuel station canopy on any fuel station premises will not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, rooftop equipment and screening.] [ Insert as applicable.] In-line buildings designed for small tenant shops will not exceed [ ] feet in height, inclusive of architectural features, such as parapets and tower elements, and rooftop equipment and screening.] [Insert if applicable.] However, notwithstanding anything to the contrary contained in this Lease, the parties hereby approve of all existing buildings in the Shopping Center (including, without limitation, the height and dimensions thereof), as the same may be repaired or replaced from time to time so long as such repair or replacement is consistent with existing conditions.

3.3.4	Additional Parking Rights. Tenant will have the exclusive right to use the ( ) parking spaces designated “Tenant’s Exclusive Parking” on Exhibit A to park vehicles used in connection with deliveries of items from Tenant’s Building to Tenant’s customers. Tenant also will have the right to designate up to ( ) time limited or otherwise restricted (such as for electric car charging stations) parking spaces in the immediate vicinity of Tenant’s Building by the placement of signs in front of each of such spaces.

3.3.5	Associated Uses. Tenant will have the exclusive right to use any portion of the Common Area of the Leased Premises designated “Tenant’s Associated Uses” on Exhibit A for the construction and maintenance of trash enclosures and compactors and storage areas and for such other uses as are or may be associated with the use or operation of Tenant’s Building and the activities conducted at the Leased Premises.

3.3.6

Temporary Construction Staging. Tenant will have the right to use such Common Area on the Leased Premises as is designated by Tenant, sufficient for construction staging during any construction or maintenance work performed by Tenant at the Leased Premises, provided that such staging use shall not materially adversely affect ingress or egress to or from the Leased Premises and other areas of the Shopping Center. And further provided that Tenant shall give Landlord ten (10) days prior written notice of the proposed locations of such area, which location shall be no less than [            ] feet from the entrance of any building on an adjacent legal lot within the Shopping Center. Upon completion of such work by Tenant, Tenant shall restore, or cause to be restored, the affected Common Area to a condition equal to or better than that existing prior to the commencement of such work.

3.3.7	Employee Parking Areas. Tenant shall use reasonable efforts to cause its employees to park their vehicles in the area marked “Employee Parking Area” on Exhibit A. Landlord shall use reasonable efforts to restrict parking for employees of other tenants of the Shopping Center to portions of the Common Area reasonably designated by Landlord; provided such areas may not be located on the Leased Premises under any circumstances and any proposed employee parking area within that portion of Supermarket Control Zone lying outside of the Leased Premises shall be subject to Tenant’s prior written consent, consent which may be withheld in Tenant’s sole discretion.

3.3.8	Restriction on Use of Portions of the Common Area. Landlord, in its reasonable discretion, may from time to time restrict use of portions of the Common Area as Landlord reasonably deems necessary when Landlord is causing the performance of maintenance, repair or replacement work to the Common Area as required under this Lease, but such restriction on use shall be limited to the minimum time period reasonably practicable under the circumstances of such work. Except when required in an emergency situation, no such restriction on use of portions of the Common Area shall be allowed between November 15 of any year and the January 2 of the succeeding year.

3.3.9	Supermarket Control Zone.

3.3.9.1	The term “Supermarket Control Zone” shall mean the area shown on Exhibit E.

3.3.9.2	Except in connection with an expansion of a building within a permitted Building Area, Landlord shall not modify any Common Area located within Supermarket Control Zone or within [ ] feet of the boundary thereof without first obtaining Tenant’s consent which may be withheld in Tenant’s sole discretion.

3.3.9.3	Notwithstanding any provision in this Section 3.3.9 to the contrary, Tenant, at its expense, shall have the right from time to time to modify the size and/or the arrangement of the Common Area improvements on the Leased Premises (including service drives and parking areas, traffic circulation and flow patterns, parking lot layout, perimeter walls and fences, and landscaped areas) provided that no such alteration shall (i) adversely affect ingress and egress to/from the legal lots within in the Shopping Center which are adjacent thereto, (ii) adversely affect traffic circulation and flow within the Shopping Center, (iii) adversely affect the visibility of any buildings and/or signage on any building from the streets contiguous to the Shopping Center, or (iv) reduce the number of parking spaces available on a legal lot within the Shopping Center below that required by applicable Laws.

3.3.9.4

Tenant shall have the right to withhold its consent in its sole discretion if any modifications are proposed to the Common Area and/or improvements thereon within Supermarket Control Zone; provided, however, Landlord shall be entitled to do any Permitted Changes (hereinafter defined) within Supermarket Control Zone without the consent of Tenant, provided that (i) Landlord gives Tenant prior notice of the proposed work at least thirty (30) days prior to extraordinary work (meaning work that is anticipated to take [ten (10)] or more consecutive days to complete) and at least ten (10) days prior to routine work (meaning work that is anticipated to take fewer than [ten (10)] consecutive days to complete), together with a phasing plan, (ii) such work will not unreasonably interfere with Tenant’s business operations, and (iii) such work shall not be performed during any Holiday Period (as hereinafter defined) except in the event of an emergency that creates a safety hazard or when there is a disruption of service or reasonable likelihood of a disruption of service. “Permitted Changes” shall mean those changes to: (a) replace or relocate in substantially the same location, maintain and repair underground utility lines and facilities (b) replace or relocate in substantially the same location, maintain and repair paving, bumpers and similar parking area appurtenances; (c) replace or relocate in substantially the same location, maintain and repair permitted signs and fences; and (d) replace or relocate in substantially the same location (provided that doing so does not interfere with the visibility of any buildings or signage on the Leased Premises from within the Shopping Center or streets adjacent to the Shopping Center), maintain and repair the landscaping and the lighting poles and fixtures (but may not reduce the lighting intensity). “Holiday Period” shall mean the period during November 15, through January 5, the week before Easter, and the Labor Day and Memorial Day weekends. In addition, Tenant will not unreasonably withhold, delay or condition its consent to changes within the Supermarket Control Zone. Withholding of such consent shall not be deemed unreasonable for changes of the type which include but are not limited to the following: (i) changes to the Common Area which do not conform to the existing architectural theme in the Shopping Center; (ii) changes to the Common Area which impede the free movement of pedestrian or vehicular traffic in the Shopping Center; and (iii) changes to the Common Area which reduce the number of parking spaces below the required Parking Ratios.

3.3.9.5	No building or other structure in the Shopping Center located within the Supermarket Control Zone shall be erected, placed, constructed or materially altered unless the exterior appearance and coloring thereof (including, but not limited to, elevations, height, canopy design and dimensions and the location of other building projections) shall have been approved by Tenant. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s approval, subject to applicable Laws, to modify the exterior appearance of the Leased Premises (including, the color scheme and signage) provided that the building, as altered, is architecturally and aesthetically compatible with the then current design scheme of the Shopping Center.

3.4.	Outside Merchandising.

3.4.1

To the extent allowed by Law, Tenant may use the Adjacent Merchandising Area for (i) the display of merchandise for sale and rental (including pre-filled propane tanks) and placement of vending machines, ash and trash receptacles, pay telephones, and kiosks and/or carts, (ii) occasional promotional events, (iii) the construction of columns, canopies, trellises, and shopping cart enclosures, (iv) the storage of shopping carts, and (iv) for the placement of benches, tables, chairs and umbrellas for customer use. Tenant shall not permits such uses or improvements to unreasonably interfere with pedestrian traffic. During any period of use by Tenant, Tenant, at its sole cost and expense, shall maintain the Adjacent Merchandising Area in a good, clean and orderly condition including, without limitation, collecting all refuse, cleaning any spills and steam cleaning as necessary to keep such areas free of stains, odors and food residue.

3.4.2	To the extent allowed by Law, Tenant may use any Common Area on the Leased Premises for occasional promotional events and special events (e.g., holiday celebrations) subject to the following restrictions: (i) all booths, stands, displays and other structures erected in connection with such activities shall be promptly removed upon termination of said activities; (ii) Tenant, at its sole cost and expense, shall perform all maintenance, repairs or cleaning of the Common Area necessitated by Tenant’s use thereof for promotional and special events; and (iii) such activities shall not unreasonably interfere with pedestrian or vehicular traffic within the Shopping Center or with access to or from any part of the Shopping Center from any public right-of-way.

3.5.	Recycling. Tenant will have the exclusive right in the Shopping Center, if required by Laws, to operate a recycling center in a portion of the Common Area, the location of which will be subject to Landlord’s reasonable approval, provided that such recycling center use shall be subject to such reasonable rules and regulations with respect thereto as may be promulgated by Landlord and otherwise consistent with operation within a first-class shopping center, but in any event Tenant shall have the right to operate such recycling center as required to comply with applicable Laws.

3.6.	Shopping Cart Security System Easement. Landlord hereby grants to Tenant, at Tenant’s sole cost, risk and expense, the right to install, operate, maintain, repair and remove a subsurface electronic system in the Common Area of the Shopping Center to prevent the removal of Tenant’s shopping carts from the Shopping Center (the “Cart Security System”). If the surface of the Common Area is disturbed by the installation, operation, maintenance, repair or removal of the Cart Security System, Tenant agrees, at its sole cost and expense, to promptly repair and restore the surface of the Common Area to its condition just prior to such disturbance.

3.7.	Installation of Kiosks and Other Facilities in the Leased Premises Common Area. Tenant shall have the right to install and operate kiosks and other facilities for the conduct of its business (“Tenant Facilities”) in the portion of the Common Area that lies within the Leased Premises, provided that (i) no such kiosk or other facility shall block access between the Leased Premises and the rest of the Common Area and (ii) shall not exceed [ )] square feet in the aggregate.

3.8.	Easements for Underground Facilities. Landlord hereby grants to Tenant a non-exclusive easement within the Common Area for the installation, maintenance and operation of underground utility lines (including data, power and pneumatic tube lines) and other underground facilities necessary or convenient to the operation of Tenant’s Building or Tenant’s business at the Leased Premises or [if applicable: “to the linking of the Leased Premises to the Fuel Premises or”] a future kiosk or other business operated by Tenant elsewhere in the Shopping Center, but nothing in this Section 3.8 shall constitute Landlord’s consent to such future kiosk or business except as provided in Section 3.7. None of such underground facilities shall interfere with the use of the surface of the Common Area, and any associated installation and maintenance activities will be conducted in a manner that minimizes interference with the use of the Common Area by others.

3.9.

Declaration. Landlord acknowledges that, so long as Safeway Inc., a Delaware corporation, or any successor to Safeway Inc. by merger or acquisition of all or substantially all of the assets of Safeway Inc., is Tenant hereunder, then such entity shall have the right to exercise all rights and obligations of an “Owner” under the Declaration with respect to [Lot     ]. Landlord further acknowledges that Safeway Inc., or its successor as described above, has the right to assign the rights and duties of [“Safeway”] under the Declaration to any other person or entity that owns or leases the Leased Premises by recording an assignment in the office of the County Recorder. Landlord shall cooperate with efforts by Tenant to enforce its rights and perform its obligations under the Declaration.

3.10.	Cellular Facilities Sublease. Notwithstanding anything in this Lease to the contrary, including without limitation Sections 3.3 or 15.3, Tenant shall have the right, without Landlord’s consent, to sublease (each, a “Cell Tower Sublease”) to a third party a portion of the rooftop of Tenant’s Building for purposes of erecting and operating a cellular site installation and an area on the Common Area within the Leased Premises for related ground equipment (if any). Landlord and Tenant acknowledge and agree that any profits or income derived from the Cell Tower Sublease shall be retained solely by Tenant. If Tenant elects to sublease a portion of the Tenant’s Building roof as provided herein, then Tenant shall have the right, at its own cost and subject to compliance with applicable Laws, to make such non-structural alterations to the roof as Tenant deems necessary or advisable so long as any roof warranty then in effect is not voided thereby, including without limitation, the erection of an additional copula on the Tenant’s Building, provided that such alteration is architecturally and aesthetically compatible with the existing Tenant’s Building and the then-current design scheme for the Shopping Center.

4.	TERM.

4.1.	Definition of Term. “Term” means the Original Term and any Extension Term exercised by Tenant.

4.2.	Original Term. The original term (the “Original Term”) of this Lease will be approximately twenty (20) years, commencing on the Effective Date hereof (the “Original Term Commencement Date”) and ending at 11:59 p.m. on the last day of the month in which the twentieth (20th) annual anniversary of the Original Term Commencement Date occurs; provided, however, that if the anniversary of the Original Commencement Date occurs in October, November, December or January, then the Original Term will expire on January 31st following the twentieth (20th) annual anniversary of the Original Term Commencement Date (the “Original Term Ending Date”).

4.3.	Options for Extension. So long as Tenant is not in default under this Lease beyond the expiration of any applicable period for cure, Tenant is hereby granted the unconditional right at its option, to extend the Term for sixteen (16) separate, consecutive and additional extension terms (“Extension Term(s)”), each for a period of five (5) years. Tenant shall exercise its right to extend the Original Term and each Extension Term by providing Landlord with Notice, not less than one hundred eighty (180) days (but not more than 360 days) prior to the expiration of the Term, of Tenant’s extension of the Term of this Lease effective as of the day following the last day of the Original Term or Extension Term then in effect, and upon the giving of such Notice Tenant will be deemed to have exercised its option to renew this Lease for the next ensuing Extension Term. Such Extension Terms will be on the same terms and conditions as set forth in this Lease, except as to length of term and number of remaining extensions.

4.4.	Holding Over. If Tenant remains in possession of the Leased Premises after the expiration of the Term, such continued possession, if Landlord does not object to it, will create a month-to-month tenancy under the terms of this Lease but at one hundred twenty-five percent (125%) of the Monthly Rent payable during the last month of the Original Term or immediately preceding Extension Term, as the case may be. Such tenancy may be terminated at any time by either Party by thirty (30) days’ Notice to the other Party.

5.	RENT.

5.1.	Monthly Rent.

5.1.1	Commencing on the Original Term Commencement Date (defined above) Tenant will pay rent (“Monthly Rent”) monthly in advance on the first day of each calendar month as follows[1]:

Time Period	Monthly Rent	Annual Equivalent

Years [1 through 5]	$[ ] per month	$[ ] per annum

Year [6] and beyond	Refer to §5.1.2 below

The Monthly Rent for any fractional calendar month will be prorated based on a 360-day year. The “Years” referred to above are consecutive twelve-(12) month periods commencing on the Original Term Commencement Date.

5.1.2	Monthly Rent shall be adjusted (but never decreased) on the first (1st) day of each of Year [6], Year [11] and Year [16] (each, an “Adjustment Date”), to equal the product obtained by multiplying (x) the Monthly Rent in effect immediately prior to the applicable Adjustment Date, by (y) twice the amount of a fraction, the numerator of which is the CPI most recently published for the calendar month which is three (3) months prior to the applicable Adjustment Date and the denominator of which is the CPI most recently published for the calendar month which is sixty-three (63) months prior to the applicable Adjustment Date. Notwithstanding anything to the contrary contained in this Lease, in no event shall Monthly Rent be decreased on any Adjustment Date, and in no event shall Monthly Rent increase on any Adjustment Date by more than five percent (5%) over Monthly Rent in effect immediately preceding the applicable Adjustment Date (the “Adjustment Cap”). (By way of example, if the CPI increase is 3% and the Monthly Rent in effect immediately prior to the Adjustment Date is $69,858.00 then twice the CPI increase is 6%, which is reduced to 5% by the Adjustment Cap, so that the resulting adjusted Monthly Rent is $73,350.90.)

5.2.	Monthly Rent for Option Terms. Monthly Rent for each separate Extension Term (if Tenant timely exercises the option to extend by the applicable Extension Term pursuant to Section 4.3 hereof), shall be adjusted (but never decreased) on the commencement of each Extension Term to equal the product obtained by multiplying (x) the Monthly Rent in effect immediately prior to the commencement of the applicable Extension Term, by (y) twice the amount of a fraction, the numerator of which is the CPI most recently published for the calendar month which is three (3) months prior to the commencement of the applicable Extension Term and the denominator of which is the CPI most recently published for the calendar month which is sixty-three (63) months prior to the commencement of the applicable Extension Term. Notwithstanding anything to the

[1]	Notwithstanding anything in this Lease to the contrary, rent commencement will occur in accordance with Section 5.4(b) of the Agreement and Plan of Merger dated as of March 6, 2014. Landlord will deliver each Leased Premises with a “warm vanilla shell” condition ( i.e., with all interior walls constructed, sheet rocked and painted to Tenant’s color specifications, and with all structural components, including roof, storefront, glazing, flooring, loading dock doors, mechanical (including but not limited to HVAC) and electrical systems completed), so that Tenant can install Tenant’s decor package, furniture, fixtures, and equipment, and exterior signage, including pylon/monument sign panels. For the avoidance of doubt, all life-safety systems (excluding fire sprinkler systems), monitoring systems and telecommunications systems will be at Tenant’s cost, and Tenant shall be responsible for purchasing all vertical transportation systems (but Landlord shall reimburse Tenant for the cost of such vertical transportation systems as building costs).

contrary contained in this Lease, in no event shall Monthly Rent be decreased on the commencement of any Extension Term, and in no event shall Monthly Rent increase on the commencement of any Extension Term by more than five percent (5%) over Monthly Rent in effect immediately preceding the commencement of the applicable Extension Term (also, the “Adjustment Cap”. (By way of example, if the CPI increase is 3% and the Monthly Rent in effect immediately preceding the commencement of the Extension Term is $69,858.00, then twice the CPI increase is 6%, which is reduced to 5% by the Adjustment Cap, so that the resulting adjusted Monthly Rent is $73,350.90.)

5.3.	Payee and Address. Monthly Rent and all other amounts payable by Tenant to Landlord under this Lease will be paid by checks or drafts payable and mailed to Landlord at . Should Landlord desire Tenant to pay Monthly Rent and/or any other amounts due under this Lease to a party other than Landlord, then Landlord will provide Tenant with Notice thereof including the party’s legal name, its mailing address and its Federal ID Tax Number.

6.	REAL PROPERTY TAXES.

6.1.	Real Property Taxes. As used in this Section 6, and except as provided hereinbelow, the term “Real Property Tax” shall mean and include only real estate taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, including without limitation assessments for local improvements and betterments, which are assessed, levied or imposed against the Leased Premises, including the improvements and alterations thereon, during the Term of this Lease by any federal, state, county, city or other authority having the power to tax. The term Real Property Tax shall exclude, without limitation, (i) any income, franchise, gross receipts, corporation, capital levy, excess profits, revenue, rental (unless in lieu of Real Property Taxes), inheritance, devolution, gift, estate or payroll tax by whatsoever authority imposed or howsoever designated or any tax upon the sale, transfer and/or assignment of Landlord’s title or estate which at any time may be assessed against or become a lien upon all or any part of the Leased Premises or this leasehold (but nothing contained herein shall be deemed to limit Tenant’s obligation for increases in Real Property Taxes resulting from a reassessment due to a transfer or other change in ownership of the Leased Premises), (ii) any margin tax, and (iii) taxes on any trade fixtures and equipment of Tenant and other Tenants in the Shopping Center. The Real Property Taxes for the land and improvements of all Common Area of the Shopping Center, are hereinafter referred to as “Common Area Real Property Taxes”. It is recognized that a portion of the Leased Premises is also a portion of the Common Area of the Shopping Center. The portion of the Real Property Taxes on the Leased Premises which is for the Common Area land and improvements on the Leased Premises is hereinafter referred to as the “LP Common Area Real Property Taxes”.

6.2.

Payment. [Insert as applicable] [(a) The Shopping Center and the Leased Premises are taxed as a unit. During the Term of the Lease (prorated for any tax year only partially within the Term of the Lease), Tenant agrees to pay Tenant’s Share of all Real Property Taxes attributable to the Shopping Center, within thirty (30) days of receipt by Tenant of the tax bills, or true copies of same OR [(b) If the Leased Premises are separately assessed, Tenant shall pay when due, at Tenant’s sole cost and expense and not at any cost or expense to Landlord, during the entire term herein created, and all extensions thereof, in addition to the rental above provided for, all Real Estate Property Taxes, licenses, assessments and levies of every kind and character, whether general, ordinary or extraordinary, which may be taxed, charged, assessed, levied or imposed upon or against the Leased Premises, the leasehold estate hereby created, or upon any building or improvements thereon or additions thereto or which may arise out of Tenant’s use and operation of the Leased Premises, excepting any “special assessment” which is assessed against the Shopping Center due to an improvement affirmatively requested by Landlord and not requested by Tenant. Tenant shall furnish to Landlord the receipts evidencing payment of such amounts within ten (10) days after each such payment. Tenant, at Tenant’s expense, may contest any Taxes against the Leased Premises in an attempt to reduce the Taxes, and Landlord agrees to cooperate in the contest, at Tenant’s expense.

6.3.	Appeals. Landlord agrees to provide to Tenant any notices of assessment on the Shopping Center in advance of any appropriate appeal date so that Tenant may appeal such assessment and Tenant reserves the right to appear before the appropriate taxing authority for the purposes of protesting any Real Property Taxes. Landlord agrees to cooperate with Tenant, if Tenant elects to protest any assessment. Landlord shall give Tenant at least ten (10) days prior written notice of any meeting with the tax assessor’s office to discuss Real Property Tax assessments and Tenant may elect to attend such meeting.

6.4.	Transfer/Conveyance Taxes. Landlord and Tenant shall each be responsible for fifty percent (50%) of any transfer, conveyance or similar taxes imposed by any federal, state, county or local governmental authority in connection with the lease of the Leased Premises by Landlord to Tenant and/or the Short Form Lease executed pursuant hereto. The parties shall reasonably cooperate to make any application required to seek to avoid or minimize the amount of any such transfer, conveyance or similar tax due pursuant hereto.

7.	REPAIRS AND ALTERATIONS OF THE LEASED PREMISES AND SHOPPING CENTER.

7.1.	General Repairs/Alterations.

7.1.1	Landlord’s Repairs. Landlord, at its expense, will maintain and make all repairs and replacements to the structural portions of Tenant’s Building, including slab, foundation and structural supports, structural portions of the walls, structural portion of the floors, and roof structures and supports (but not including the roof membrane). Landlord will maintain and make all repairs and replacements to the balance of the Shopping Center (including those portions of common utility lines located in the Common Areas – but not including utilities which exclusively serve Tenant’s Building and will maintain the entire Common Area of the Shopping Center of the Leased Premises, in accordance with Article 8.

7.1.2

Tenant’s Repairs; Emergency Repairs. Tenant, at its expense, will maintain and repair the Leased Premises (including painting the exterior of Tenant’s Building and Tenant’s Facilities and repair of the roof membrane and utility lines that are either located within Tenant’s Building or exclusively serve Tenant’s Building, other than maintenance, repairs and replacements for which Landlord has assumed responsibility under this Lease. Notwithstanding the above, in the event of damage to Tenant’s Building or the Leased Premises or the Shopping Center that threatens loss or damage to person or property, or if Landlord fails to commence any repairs or replacements required under Section 7.1.1 within fifteen (15) days after Tenant’s Notice thereof (or such lesser period, if any, as may be appropriate in an emergency situation of imminent risk of injury to persons, material property damage or prevention from operation of business), or if Landlord fails to prosecute any repairs or replacements required under Section 7.1.1 to completion with due diligence, then Tenant may make repairs and replacements for which Landlord is responsible under this Lease. Tenant shall then be entitled to an offset against Monthly Rent thereafter becoming due for the cost of such repairs and replacements for which Tenant performed the work after Tenant provides Landlord Notice thereof, together with documentation substantiating such cost; provided that (i) in no event shall the amount so offset pursuant hereto in any month exceed fifty percent (50%) of the Monthly Rent for such month (with any unapplied amount carried forward to offset against Monthly Rent for succeeding months until the entire amount due has been recovered by Tenant), and (ii) if the

Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of such cost, then Landlord shall refund the unrecovered amount to Tenant within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. Tenant, at its expense, also will keep clean and in good order the portion of the Common Area designated “Tenant’s Associated Uses” on Exhibit A, and will maintain and make repairs to any underground utility lines and other facilities installed by Tenant pursuant to the rights granted it by Section 3.8. Landlord hereby assigns to Tenant its rights under any applicable warranty for the correction of defective work or materials in those portions of the Leased Premises for which Landlord does not have repair and maintenance responsibility under this Lease.

7.1.3	Alterations and Improvements. Tenant may make such non-structural interior repairs, alterations and improvements to the Leased Premises (including the addition of a mezzanine within Tenant’s Building), and install such fixtures and equipment therein and thereon, as Tenant deems desirable. Upon reasonable prior written notice from Tenant to Landlord and subject to compliance with the requirements of applicable governmental authorities, Tenant may paint the exterior of Tenant’s Building at Tenant’s expense in such colors as Tenant selects consistent with the colors then customarily utilized in Tenant’s store locations. As a courtesy, and in the interests of promoting good communications, Tenant may from time to time inform and/or solicit input from Landlord as to its remodeling plans for the interior of Tenant’s Building. For example, Landlord may wish to coordinate its own remodeling and refurbishing activities with Tenant’s, and this is one purpose of establishing such communications. No such practice by Tenant will be deemed to be an admission or agreement by Tenant that Landlord’s consent is required for any purposes not expressly set forth in this Lease.

7.1.4	Landlord Cooperation; Tenant Repairs and Alterations. Landlord hereby gives its consent to any action taken by Tenant in applying for any and all permits, licenses, certificates, variances or other entitlements for use (hereinafter “Permits”) which Tenant finds necessary or desirable so long as the same are consistent with the rights granted to Tenant under this Lease, together with any agreements or other instruments required by any governmental authority having jurisdiction over the project (e.g., Stormwater Maintenance Agreements) or utility provider whose cooperation is required or desirable so long as the same are consistent with the rights granted to Tenant under this Lease (including the release and/or relocation and/or granting of any utility easements (hereinafter “Required Agreements”)). Landlord shall reasonably cooperate with Tenant (which cooperation may include, without limitation, execution of required documentation) in connection with applying for and obtaining said Permits and entering into such Required Agreements, provided that Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) in advance any such Permit applications and/or Required Agreements to be executed by Landlord.

7.2.	Governmentally Mandated Repairs/Remediation.

7.2.1	Tenant.

7.2.1.1

General. Tenant will make non-structural repairs, improvements and alterations to the interior of Tenant’s Building that are made necessary or required by reason of Law; provided, however, that in addition to the foregoing, Tenant shall perform any work, structural or non-structural, required to correct any existing non- compliance of Tenant’s Building, as of the date of this Lease, with the Americans with Disabilities Act of 1990, as interpreted and enforced as of the date of this Lease. Tenant may contest the validity of any Law, but will indemnify and hold Landlord harmless from any loss pending such contest.

7.2.1.2	Environmental. If required to do so by any governmental entity having jurisdiction or if required under applicable Laws, Tenant will remove from the Leased Premises all Hazardous Substances for which Tenant has an obligation to indemnify Landlord under Section 9.1.2, and will restore the Leased Premises to a clean, safe, good and serviceable condition. Any such removal will be in conformance with Environmental Laws.

7.2.2	Landlord.

7.2.2.1	General. Except to the extent the same is the responsibility of Tenant pursuant to Section 7.2.1.1, Landlord agrees, at its expense, to make all repairs, improvements and alterations to the Leased Premises and that portion of the balance of the Shopping Center owned by Landlord that are made necessary or required by reason of Law.

7.2.2.2	Environmental. If required to do so by any governmental entity having jurisdiction, Landlord, at its expense, will remove from the Leased Premises and the balance of the Shopping Center all Hazardous Substances for which Landlord has an obligation to indemnify Tenant under Section 9.2, and will restore the Leased Premises and balance of the Shopping Center to a clean, safe, good and serviceable condition. Any such removal will be in conformance with Environmental Laws and will be performed so as to minimize disruption of the business operated in the Leased Premises.

7.3.	Condition on Surrender. Tenant agrees that on surrendering possession at the expiration or earlier termination of this Lease it will leave the Leased Premises in good condition, allowance being made for ordinary wear and tear, obsolescence, damage by fire, the elements or other casualty, or resulting from the acts of persons other than Tenant, or from defects therein, being excepted. On surrendering possession, Tenant will not be required to restore the Leased Premises to its condition at the commencement of the Original Term, and Landlord agrees to accept the Leased Premises with alterations and improvements as made by Tenant. Tenant will (i) remove all fixtures, equipment and signs referred to in Section 12 by no later than the expiration date of this Lease or thirty (30) days after the date of earlier termination of this Lease and (ii) repair, at Tenant’s own expense, all damage to the Leased Premises caused by or resulting from such removal.

7.4.	Mechanic’s Liens. Neither Tenant nor Landlord will permit any mechanic’s or materialmen’s or other lien to stand against the Leased Premises or the Shopping Center in connection with any labor, materials, or services furnished or claimed to have been furnished. If any such lien will be filed against the Leased Premises or the Shopping Center, the Party charged with causing the lien will cause the same to be discharged or bonded around in accordance with the [ ]; provided, however, that either Party may allow the lien to remain pending a contest of such lien so long as enforcement thereof is stayed. In any event, within twenty (20) days of Landlord’s request, which will be made only if necessary in connection with a pending financing, refinancing, sale of Landlord’s interest in all or part of the Shopping Center, or for other good faith reason specified by Landlord in written notice to Tenant, Tenant will cause the lien to be removed as an encumbrance on such property, by bonding or otherwise, even if a contest is pending. Landlord shall have the right to post notices of non-responsibility in areas of the Leased Premises reasonably designated by Tenant in accordance with applicable Laws in connection with any construction work undertaken by Tenant or any person or entity claiming under Tenant pursuant to this Lease.

8.	COMMON AREA MAINTENANCE.

8.1.	Maintenance by Landlord. Landlord, at its expense, will maintain and repair the Common Area on that portion of the Shopping Center owned by Landlord in good order, repair and condition, in compliance with Laws and consistent with the operation of first-class shopping centers located in the immediate vicinity of the Shopping Center. Such maintenance and repair obligation will include the following: [If ECR in place with “Maintenance Director” then provision to be modified as appropriate]

8.1.1	Maintaining and repairing and replacing all paved surfaces in a level, smooth and evenly covered condition with the type of surfacing material and striping originally installed or with a substitute that in all respects is equal in quality, use and durability, and re-striping parking areas and drive aisles as necessary to maintain parking space designations and traffic direction, and keeping clearly marked fire lanes, loading zones, no parking areas and pedestrian crosswalks;

8.1.2	Removing all trash, paper, debris, filth and refuse, and washing or thoroughly sweeping all paved areas in the Common Area to the extent necessary to keep the Common Area in a neat, clean and orderly condition, and free of snow and ice;

8.1.3	Placing, keeping in repair and replacing the freestanding signs and any necessary appropriate directional signs, markers and lines;

8.1.4	Operating, keeping in repair and replacing all Common Area lighting facilities, including light standards, wires, conduits, lamps, bulbs, ballasts and lenses, time clocks and circuit breakers and when necessary, replacing the Common Area lighting system;

8.1.5	Keeping the Common Area (including any monument and pylon signs) adequately lighted during any hours the Leased Premises are open for business, replacing all damaged or defective bulbs or fixtures;

8.1.6	Maintaining any perimeter walls in a good condition and state of repair, and cleaning, maintaining and repairing all curbs and sidewalks within or abutting each legal lot within the Shopping Center (including those situated on the perimeter or outside the boundaries of the Shopping Center, if customarily performed by adjoining property owners);

8.1.7	Maintaining and repairing all irrigation and sprinkler systems, and all landscaped areas (including those within a public right-of-way if customarily performed by adjacent property owners), and replacing shrubs and other landscaping as necessary;

8.1.8	Maintaining and repairing utility lines and facilities serving the Common Area and/or benefiting more than one legal lot (as opposed to utility lines and facilities benefitting only one legal lot within the Shopping Center), and domestic and fire protection water systems;

8.1.9	Maintaining, repairing and replacing holiday and seasonal decorations and lighting (including, but not limited to, the annual installation and removal of such decorations and lighting);

8.1.10	Providing professional security (including security and monitoring personnel) for the Shopping Center, whose duties may include enforcement of parking lot rules and regulations; provided that Tenant, in its sole discretion agrees in writing that the provision of on-site security services is necessary to make the Shopping Center as safe an environment as other first class shopping centers of comparable size in [ ] County, [ ];

8.1.11	Maintaining in full force and effect the public liability insurance on the Common Area required under Section 10.3; and

8.1.12	Providing any other service (e.g., traffic control) and maintenance program that is agreed upon by Tenant and Landlord to keep the Common Area comparable to the common areas of other similar shopping centers in the County.

8.1.13	In addition to the foregoing, Landlord shall provide and maintain comprehensive general liability insurance with broad form coverage endorsement (including broad form property damage endorsement) insuring the Landlord against claims for personal injury, bodily injury or death, and property damage or destruction, occurring in, on or about the Common Area. Such insurance shall be written with an insurer licensed to do business in the state in which the Shopping Center is located and Tenant and all persons who now or hereafter own or hold portions of the Shopping Center or building space within the Shopping Center or any leasehold estate or other interest therein as their respective interests may appear shall be named on the policy as additional insureds. The limits of liability of all such insurance shall be not less than $2,000,000 for personal injury or bodily injury or death of any one person, $2,000,000 for personal injury or bodily injury or death of more than one person in one occurrence and $500,000 with respect to damage to or destruction of property; or, in lieu of such coverage, a combined single limit (covering personal injury, bodily injury or death and property damage or destruction) with a limit of not less than $2,000,000 per occurrence. Landlord shall furnish Tenant with certificates evidencing such insurance. The policies of such insurance shall provide that the insurance represented by such certificates shall not be cancelled, materially changed or nonrenewed without the giving of thirty (30) days prior written notice to the holders of such insurance and the holders of such certificates.

8.2.	Common Area Maintenance Expenses. As used herein, “Common Area Maintenance Expenses” means only those out-of-pocket expenses reasonably incurred by Landlord for maintaining, repairing, insuring pursuant to Section 8.2.11 and replacing the Common Area during the term, commencing with the rent commencement date, in accordance with Section 8.2. Common Area Maintenance Expenses will not include (i) the cost of any capital expenditures other than those made for required capital repairs or capital replacements, capital items required to correct or comply with governmental requirements applicable to the Common Area, or capital items intended to result in cost savings (but annual costs of such capital items intended to result in cost savings that may be included in Common Area Maintenance Expenses shall not exceed the amount of such cost savings in such year), (ii) management or administrative fees, (iii) costs associated with assessment and remediation of Hazardous Substances, and (iv) costs for security services in or around the Shopping Center unless approved in advance by Tenant.

8.2.1	[Name of Tenant] Lighting Area. Notwithstanding anything to the contrary contained in this Article 8, if Tenant elects to pay separately the cost of power for the lighting of the portion of the Common Area shown on Exhibit F as “[Name of Tenant] Lighting Area”, then Tenant shall not be entitled to obtain reimbursement from Landlord for the costs that Tenant incurs for the electrical usage for lighting such portion of the Common Area, and Landlord shall not be entitled to include in Common Area Maintenance Expenses the cost of the electrical usage for all other Common Area lighting.

8.2.2	Third-Party Trash Removal. If Tenant elects to contract directly with a third-party for removal of trash from its building, then Landlord shall not be entitled to include in Common Area Maintenance Expenses the cost of trash removal.

8.3.	Reimbursement. When Landlord is required to maintain the Common Area as provided in Section 8.2, Landlord will estimate the annual Common Area Maintenance Expenses and bill Tenant monthly in advance for Tenant’s Share of the Common Area Maintenance Expenses. Within ninety (90) days after the end of each calendar year, Landlord will submit to Tenant (i) a detailed itemization of the Common Area Maintenance Expenses for such year, and (ii) a copy of Landlord’s general ledger for Common Area Maintenance Expenses and a statement of the calculations used to compute the sum assessed to Tenant. If the itemization and statement indicate an underpayment by Tenant, Tenant will pay to Landlord the amount of such underpayment within thirty (30) days after receipt of the items required by this Section 8.4, including, if requested by Tenant during such thirty (30) days, copies of all invoices, bills, receipts and other documentation to support the general ledger, annual itemization and statement. If the itemization and statement indicate an overpayment by the Tenant, then Tenant will be entitled to an offset against Monthly Rent thereafter becoming due for the amount of such overpayment; provided that if the Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of such overpayment, then Landlord shall refund the unrecovered amount to Tenant within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. Within twenty (20) days following Tenant’s request, Landlord will make available to Tenant at a location designated by Landlord, copies of all invoices, bills, receipts and other documentation to support the general ledger, annual itemization and statement.

8.4.	Non-Profit Basis. Landlord will maintain the Common Area on a non-profit basis with the intent being to keep the Common Area Maintenance Expenses at a reasonable minimum.

8.5.	Audit. Landlord will maintain complete and accurate books of account and records of the Common Area Maintenance Expenses, which books of account and records for each calendar year will be maintained by Landlord for at least three (3) years after the expiration of such calendar year. Tenant, at its expense, except as provided below, will be entitled to have an audit made of such books of account and records by representatives of Tenant. Such audit may be made only by Tenant giving Landlord at least twenty (20) days’ prior Notice. There will be no more than one (1) audit for each calendar year, and it must be completed within three (3) years from the expiration of the calendar year being audited. If the audit discloses that any reimbursement by Tenant for the period audited was not correct, Tenant will immediately pay any additional amount due Landlord as disclosed by the audit and Tenant will be entitled to offset against Monthly Rent thereafter becoming due the amount of any overpayment as disclosed by the audit, provided that if the Monthly Rent payable for the remaining Term is insufficient to allow a full recovery by Tenant of the amount of such overpayment, then Landlord shall refund the amount of such overpayment within thirty (30) days following Landlord’s receipt of written request therefor from Tenant. If the audit discloses that Tenant has overpaid or been over billed its actual share of Common Area Maintenance Expenses by more than three percent (3%), as originally calculated by Landlord, then the cost of the audit will be borne by Landlord.

8.6.	Anything in this Article 8 to the contrary notwithstanding, Landlord shall not be responsible for the maintenance or insurance of Tenant’s Service Facilities or of any driveup or drive through customer service facilities located on the Leased Premises, which facilities shall be maintained by Tenant in good and clean condition and repair and in a quality and condition comparable to the quality and condition of the maintenance of the balance of the Common Area.

8.7.	It is agreed that the artificial lighting for the Common Area shall remain on while a majority of the businesses in the Shopping Center are open for business. If artificial lighting for a time later than the foregoing (“After Hours Lighting”) is needed by any person, then such artificial lights to service such person shall be separately metered or otherwise measured or reasonably estimated and all expenses thereof shall be paid by such person to the extent appropriate. Such person shall pay a reduced proportion of the expense of lighting the balance of the Common Area according to the extent to which such person is lighting the Common Area by separately metered lights.

8.8.	Anything in this Article 8 to the contrary notwithstanding, Landlord shall contract for and pay for all of the items enumerated as maintenance and insurance expenses in this Article 8; provided, however, that Landlord shall not be entitled to reimbursement of all or any portion of Tenant’s pro rata share of any item of Common Area maintenance or insurance expense, Tenant’s pro rata share of which exceeds Five Thousand Dollars ($5,000.00), without Tenant’s prior written approval of said item.

8.9.	Anything in this Article 8 to the contrary notwithstanding, at least thirty (30) days prior to the initial commencement of the cleaning and sweeping of the Common Area and any other Common Area maintenance work done on a regular basis for which Tenant is obligated to reimburse Landlord, Landlord shall submit said Common Area maintenance work for bid to at least four (4) bidders approved in writing by Tenant, which approval shall not be unreasonably withheld or delayed. The names of the bidding contractors or companies and the amounts of their respective bids shall be furnished to Tenant by Landlord within ten (10) days after receipt thereof. Landlord shall award the contract to the low bidder unless Tenant’s prior written consent to award the contract to a higher bidder is first obtained by Landlord.

8.10.	Upon thirty (30) days prior written notice from Tenant, Landlord shall have the Common Area maintenance work, or any portion thereof designated by Tenant, rebid in the manner set forth herein, and Tenant’s pro rata share of said Common Area maintenance work shall thereafter be based on the amount of the lowest bid unless Tenant’s prior written consent to award the contract to a higher bidder is first obtained by Landlord. Following a rebid of any item or items of Common Area maintenance, Tenant shall have no right to require a subsequent rebid of the same item or items for a period of at least one (1) year. The foregoing notwithstanding, Landlord shall not be required to rebid any item before the expiration of the term of the applicable contract. In no event shall Landlord enter into any contract for all or any portion of the Common Area maintenance work for a term in excess of one (1) year without Tenant’s prior written approval.

8.11.	Tenant shall reimburse Landlord for Tenant’s pro rata share of all of Landlord’s out-of-pocket expenses in performing such Common Area maintenance and insurance services (excluding, however, the cost of maintaining and insuring any Service Facilities or driveup or drive through customer service facilities or the Common Area of any open or enclosed mall) plus a maximum service charge of ten percent (10%) of said expenses to cover management and administration costs; provided, however, that the ten percent (10%) service charge shall not exceed Three Hundred Fifty Dollars ($350.00) for any item of Common Area maintenance or insurance expense without Tenant’s prior written approval. Notwithstanding anything to the contrary contained in Article 8, in the event the date of expiration or earlier termination of this Lease occurs prior to the date of expiration of the useful life (as determined by the ADR [asset depreciation range] midpoint life established by the Internal Revenue Service in effect on the date of this Lease) of any capitalizable improvements or additions made by Landlord to the Common Area pursuant to Article 8, Landlord shall, within thirty (30) days after the date of expiration or earlier termination of this Lease, refund to Tenant an amount equal to Tenant’s pro rata share (including Tenant’s pro rata share of the ten percent 10% service charge applicable thereto) of the unamortized cost of said improvements or additions computed on a straight-line basis over the useful life (as computed above) of said improvements or additions. The Common Area expenses shall not include any costs incurred by Landlord for the services of a manager or management company or for office overhead or compensation of its employees except to the extent included in the ten percent (10%) service charge.

8.12.	Landlord agrees to perform its duties under this Article 8 on a nonprofit basis with an end to keeping such expenses at a reasonable minimum.

8.13.	Tenant shall be billed quarterly in arrears for its pro rata share of all expenses incurred by Landlord in maintaining and insuring the Common Area as provided above (including the ten percent 10%

service charge described in Section 8.12) with the first billing date being the last day of the first full calendar quarter following the date Tenant first opens Tenant’s Building for business. Said bills shall be due and payable within thirty (30) days after receipt and, if requested, copies of all invoices, statements or other documents supporting same. Tenant’s pro rata share of the Common Area maintenance and insurance expenses shall be percent ( %); provided, however, that (i) in the event the total floor area (excluding mezzanines and basements not used for the sale or display of merchandise) of all buildings in the Shopping Center exceeds square feet, Tenant’s pro rata share shall be reduced accordingly, and (ii) in the event the total floor area of Tenant’s Building (excluding mezzanines and basements not used for the sale or display of merchandise) exceeds square feet, Tenant’s pro rata share shall be increased accordingly. Landlord waives any and all right to collect Tenant’s pro rata share of any Common Area maintenance or insurance expense (including the ten percent 10% service charge described in Section 8.12) for which a bill is not submitted to Tenant within ninety (90) days after the end of the calendar year in which said expense is incurred.

8.14.	Tenant may, upon not less than twenty (20) days prior written notice to Landlord, inspect Landlord’s records for all Common Area maintenance and insurance expenses incurred during the preceding calendar year at Landlord’s General Offices or at such other location reasonably designated by Landlord at any time during reasonable business hours within three (3) years after the end of said calendar year. If said inspection reveals an overpayment of Common Area maintenance and insurance expenses (including the ten percent 10% service charge described in Section 8.12), Landlord shall reimburse Tenant its proportionate share of any such overpayment within thirty (30) days after receipt of notice of determination, and of the amount, of such overpayment. If said inspection reveals an underpayment of Common Area maintenance and insurance expenses (including the ten percent 10% service charge described in Section 8.12 but excluding all expenses for which a statement was not timely submitted), Tenant shall reimburse Landlord its proportionate share of any such underpayment within thirty (30) days after receipt of proper billing. If said inspection reveals that Landlord misstated Common Area maintenance and insurance expenses by more than five percent (5%), Landlord shall reimburse Tenant for all costs reasonably incurred in making such inspection within thirty (30) days after receipt of notice of determination, and of the amount, of any such misstatement.

8.15.	Notwithstanding anything to the contrary herein, Tenant may, at any time, upon at least sixty (60) days’ prior written notice to Landlord, elect to assume the Landlord’s obligations to maintain, repair, replace and insure the Common Area on the Leased Premises, except for (i) maintaining, repairing and replacement, when necessary, common utility lines, (ii) to the extent not separately metered, keeping the Common Area lighted, and (iii) other non-segregable items reasonably agreed to by the parties and which the parties agree cannot be practicably segregated or allocated (“Nonsegregable Costs”). Any other items which the parties agree in writing after the date of this Lease cannot be practicably segregated or allocated between the Parcels shall be included within the definition of Non-segregable Costs. Tenant shall continue to proportionately pay the Nonsegregable Costs pursuant to this Lease. In the event of any such assumption by Tenant, Tenant shall no longer contribute its proportionate share of the segregable maintenance items, and shall maintain, repair and replace the Common Area of the Leased Premises at its sole cost and expense and in a manner and at a level of quality required by the terms of this Lease. Tenant may also elect to terminate its obligation to maintain, repair, replace and insure the Leased Premises Common Area by giving at least sixty (60) days’ prior written notice to Landlord, in which event Landlord shall resume its duties with respect to the Leased Premises and Tenant agrees to pay for its pro rata share of all Common Area expenses (including the allowable service charge) thereafter incurred by the Landlord in accordance with this Lease.

9.	INDEMNIFICATION.

9.1.	Tenant’s Indemnification.

9.1.1	General. Tenant will indemnify, defend, protect and hold harmless Landlord from and against all liabilities, demands, claims, losses, damages, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same (collectively, “Claims”) for injury to person, loss of life or damage to property occurring during the Original and any Extension Terms (i) in Tenant’s Building, except to the extent the same is caused by the negligence or willful misconduct of Landlord, its contractors, agents, employees or other Shopping Center tenants (collectively, “Landlord’s Parties”), or (ii) in the Common Area to the extent caused by the negligence or willful misconduct of Tenant, its contractors, agents or employees (collectively, “Tenant’s Parties”).

9.1.2	Environmental. Landlord acknowledges that, in the ordinary course and operation of Tenant’s business, Tenant will bring upon the Leased Premises, use, sell and handle reasonable quantities of materials which may now or hereafter be deemed to be Hazardous Substances, but in doing so Tenant will comply with Environmental Laws. Tenant will indemnify, defend, protect and hold harmless Landlord from and against all Claims arising directly or indirectly from, out of, or by reason of any breach by Tenant of its obligations under the preceding sentence during the Term.

9.2.	Landlord Indemnification.

9.2.1	General. Landlord will indemnify, defend, protect and hold harmless Tenant from and against all Claims for injury to person, loss of life or damage to property (i) occurring after the expiration of the Term anywhere in the portion of the Shopping Center owned by Landlord, (ii) occurring during the Term in the Common Area on that portion of the Shopping Center owned by Landlord, except to the extent the same is caused by the negligence or willful misconduct of the Tenant’s Parties, or (ii) in the Tenant’s Building to the extent caused by the negligence or willful misconduct of the Landlord’s Parties.

9.2.2	Environmental. Except as otherwise set forth in Section 9.1.2, Landlord will indemnify, defend, protect and hold harmless Tenant from and against all Claims arising directly or indirectly from, out of, or by reason of (i) any breach by Landlord of any representation or warranty made by Landlord to Tenant pursuant to this Lease, (ii) any Hazardous Discharge that occurs during the Term, other than those caused by the actions or omissions of Tenant’s Parties, or (iii) Landlord’s failure to provide all information, make all submissions and take all actions required by Environmental Laws with respect to Hazardous Substances that are not the responsibility of Tenant pursuant to this Lease; provided, however, that Landlord shall not be obligated under this Section 9.2.2 for Claims that arise from any environmental conditions existing on the Leased Premises as of the date of this Lease.

9.3.	Indemnity Survival. Landlord’s and Tenant’s respective obligations in this Section 9 to defend, indemnify and hold harmless the other will survive the expiration or earlier termination of this Lease.

10.	INSURANCE.

10.1.	Property Insurance. During the Original and any Extension Terms, Tenant agrees to keep in effect on the Leased Premises fire insurance with an extended coverage endorsement in an amount not less than one hundred percent (100%) of the replacement cost (excluding costs of replacing excavations and foundations but without deduction for depreciation) of the building structure and other improvements thereon.

10.1.1	Remedy for Tenant’s Failure to Maintain Property Insurance. Should Tenant default in its obligation to maintain all or any of the property insurance as required by Section 10.1, beyond any applicable cure period under Section 16.1, Landlord’s exclusive remedy shall be to undertake to carry the property insurance, or the coverages Tenant failed to maintain, all at Tenant’s cost and expense, for the balance of the Term of this Lease. Tenant shall reimburse Landlord annually for the cost thereof within thirty (30) days after Landlord’s billing, accompanied by reasonable written evidence of the costs and expenses of such insurance incurred by Landlord.

10.2.	Fire Protection. It is understood between the Parties that Tenant’s Building is sprinklered and it and adjacent structures have been constructed in a manner that allows Tenant to obtain HPR (highly protected risk) property insurance coverage on Tenant’s Building. Landlord will maintain the necessary fire walls and fire sprinkler systems in any premises adjacent to the Leased Premises as are necessary to allow Tenant to maintain HPR insurance coverage on Tenant’s Building.

10.3.	Liability Insurance. Each of the Parties will obtain and maintain commercial or comprehensive general liability insurance, including coverage for contractual liability. The limits of liability of such insurance will be not less than [Two Million and No/100 Dollars ($2,000,000.00)] covering claims for injury to person, loss of life and damage to property arising out of any single occurrence and not less than [Four Million and No/100 Dollars ($4,000,000.00)] covering such claims in the aggregate during any policy year. The above limits may be met by a combination of underlying and excess or umbrella policies. On the commencement of the sixth (6th) year of the Original Term and at five (5) year intervals thereafter the parties shall meet and the limits of coverage specified herein shall be increased if then reasonably agreed upon by Landlord and Tenant based upon then customary practices for insurance maintained by landlords and tenants of comparable premises in the trade area of which the Shopping Center is a part. The cost of Landlord’s liability insurance obtained pursuant hereto shall be includable as an item of Common Area Maintenance Expenses. Landlord’s policy of liability insurance maintained pursuant hereto shall be primary and non-contributing as to any liability insurance maintained by Tenant with respect to any occurrence in the Common Areas, and Tenant’s policy of liability insurance maintained pursuant hereto shall be primary and non-contributing as to any liability insurance maintained by Landlord with respect to any occurrence in the Tenant’s Building.

10.4.	Waiver of Subrogation. Except as expressly provided otherwise in this Section 10.4, each Party releases the other Party from, and waives any rights of subrogation against the other Party for, all claims for or with respect to any and all loss of or damage to property arising out of or incident to any peril insured against by property insurance actually carried, or required to be carried by this Lease. The effect of such release and waiver is not limited (i) by the amount of insurance actually carried or required to be carried, (ii) to the proceeds received after a loss, or (iii) to any deductible or self-insurance. Neither Party releases or waives any right of subrogation against the other Party from any loss of or damage to property resulting from such other Party’s failure to perform its maintenance, repair and replacement obligations set forth in Section 7.1 of this Lease, or from any faulty or defective construction or maintenance of Tenant’s Building performed by such other Party. Each property insurance policy carried by a Party, or which a Party may obtain with respect to Tenant’s Building and/or the Shopping Center independent of obligations hereunder, will provide that the insurer waives all rights of recovery by way of subrogation against the other Party in connection with all matters included within the scope of the waiver of recovery contained in this Section 10.4.

10.5.	Insurance Carriers; Requirements. Subject to Tenant’s right of self-insurance under Section 10.6, all insurance that Landlord or Tenant is required to maintain under this Section 10 will be carried with a company, or companies, qualified to do business in the State and having a general policy holder’s rating of not less than A- and a financial rating of VII or better as rated in the most current available “Best’s Key Rating Guide.” Each Party, upon the request of the other Party, will furnish the other Party with certificates evidencing the insurance required hereunder and thereafter during the Term of this Lease will furnish the other Party with certificates evidencing extension or replacement insurance. Such policies of insurance and certificates provided by Landlord and Tenant will provide (i) that the named insured’s insurance is primary and non-contributory with any insurance maintained by the other Party, (ii) that the insurer will endeavor to mail to the other Party at least thirty (30) days’ notice before any insurance evidenced by such policy or certificate is reduced or terminated, and (iii) that the liability insurance policy will apply separately to each insured Party.

Tenant’s certificate of insurance will be delivered to Landlord at the following address:

Landlord’s certificate of insurance will be delivered to Tenant at the following address:

10.6.	Master Policy; Self Insurance. All insurance which Tenant is required to maintain under this Section 10 may be maintained under a master or blanket policy (or policies). All or any part of the insurance that Tenant is required to maintain under this Section 10 may be maintained under a program of self-insurance, so long as Tenant and such program of self-insurance meet the ratings requirements set forth in Section 10.5 above. Tenant agrees to pay the amount of any deductible or self-insurance provided under any insurance that Tenant is required to maintain under this Section 10.

10.7.	Landlord’s Lender. Tenant agrees to name Landlord’s first mortgagee or beneficiary under a [mortgage/deed of trust/security instrument] (“Landlord’s Lender”) as a loss payee under the policy of insurance that Tenant is required to maintain under Section 10.1; provided, however, that (i) Tenant receives from Landlord Notice of Landlord’s Lender’s name and address and (ii) Landlord’s Lender agrees to make all insurance proceeds available for reconstruction pursuant to Section 17.

11.	UTILITIES.

Tenant agrees to pay all charges for electricity, gas, heat, water, telephone and other utility services used by Tenant in Tenant’s Building and Tenant’s Facilities during the Original and any Extension Terms. Landlord will cause all utilities to be separately metered.

12.	TENANT’S FIXTURES AND SIGNS.

Signage at the Shopping Center is controlled by (i) a signage program (the “Sign Program”) and (ii) sign criteria (the “Sign Criteria”) described in the [            ]. In the event that the following differs in any way from the Sign Program and/or the Sign Criteria, the Sign Program and Sign Criteria control. Landlord and Tenant hereby pre-approve of all existing signage on Tenant’s Building and elsewhere at the Shopping

Center, subject to compliance with applicable governmental requirements. Notwithstanding the foregoing, if exterior building signage in the Shopping Center is no longer subject to the Sign Program, Tenant shall be permitted to install signage that conforms to its then prototype signage package and/or signage customarily used by Tenant’s licensees and/or concessionaires offering services and selling merchandise inside Tenant’s Building, provided that such signage complies with Applicable Law. Tenant may install in Tenant’s Building and Tenant’s Facilities such fixtures and equipment as Tenant deems desirable, and all of said items will remain Tenant’s property whether or not affixed or attached to the real estate. Tenant will have the exclusive right to paint, erect or authorize signs on the interior of Tenant’s Building, whether or not such signs are visible from the exterior, and to place, erect, maintain, and replace signs on the exterior of Tenant’s Building and Tenant’s Facilities or extending therefrom, as Tenant deems advisable, subject to any applicable requirements of the Sign Program and the Sign Criteria. The Shopping Center has a multi-tenant monument type sign structure at each of the main entrances as designated in the Sign Criteria (the “Shopping Center Signs”). Tenant will have the right to place on each Shopping Center Sign structure (including replacements thereof) and each pylon sign structure, if any, (including replacements thereof) erected in or for the Shopping Center one (1) double-sided sign panel. Each of Tenant’s sign panels will be (i) placed in the top or most prominent and/or visible location (as selected by Tenant) on the Shopping Center Signs, except a sign panel designating the name of the Shopping Center, and (ii) at least twenty percent (20%) larger than any other occupant’s sign panel on the sign structure(s). Tenant shall have a perpetual license to maintain its sign panels on the Shopping Center Signs, with the design, construction, installation and permitting thereof to be solely at Tenant’s expense. Tenant shall have the right, at its sole cost and expense, to install pylon and/or monument type signs on the Common Area of the Leased Premises, if and to the extent legally permitted and shall have the sole right to place sign panels on any such sign(s). Subject to applicable restrictions in the Sign Program and the Sign Criteria, Tenant shall have the right, to place signs identifying Tenant, plus such additional signage upon Tenant’s Building as Tenant may desire (which may include, without limitation, signs for Tenant’s pharmacy and/or in-store bank, if any), to the extent such additional signage is permitted pursuant to applicable Laws. Tenant may remove the items described in this Section 12 at any time and will remove them as provided in Section 7.3 upon the expiration or earlier termination of this Lease. Tenant shall have the right on to display on Tenant’s Building and elsewhere on the Leased Premises temporary banners or other signage for special promotional events provided that any such signage complies with Law. Any changes to the Sign Criteria shall require the prior written approval of Tenant. In no event shall the name of the Shopping Center be changed without the prior written consent of Tenant, which consent may be granted or withheld in Tenant’s sole and absolute discretion.

13.	SEPARATION OF USES; COMPETITIVE BUSINESS.

13.1.	Separation of Uses; Prohibited Uses.

13.1.1	Tenant’s Concern. Landlord recognizes Tenant’s customers’ need for adequate parking facilities in close proximity to Tenant’s Building and the importance of protecting such parking facilities against unreasonable or undue use which is likely to result from long-term parking by patrons or employees of certain types of business establishments. Landlord further recognizes Tenant’s interest in not having tenants occupying space in close proximity to Tenant’s Building that create or cause excessive noise, litter or odor.

13.1.2

Landlord’s Safeguard for Tenant. To ensure adequate parking for Tenant’s customers and to safeguard Tenant’s interest in a clean, quiet environment, free of obnoxious odors, Landlord covenants that, except as provided in Section 13.1.2.4 or as Tenant otherwise consents in writing, which consent may be withheld by Tenant in its sole and absolute discretion, (i) within [            ] of any main customer entrance to Tenant’s Building it will not permit the operation of any Restaurant (fast-food or sit-down), except as may be expressly otherwise permitted below, or Training or

Educational Facility (both as defined below), (ii) other than the Leased Premises, it will not permit the use or operation of any portion of any portion of the Shopping Center for any other Prohibited Use (as defined below), and (iii) it will not permit the use or operation of any portion of the Shopping Center for (a) the conduct of any illegal, offensive, noisy or dangerous trade, business, activity or occupation, or (b) any other unreasonable use not compatible with the operation of a first-class retail and commercial shopping center, well maintained in accordance with the standards of this Lease (collectively, “Prohibited Uses”). The prohibitions contained in this Article 13 shall not be applicable to any tenants of the Shopping Center under leases in place as of the Effective Date or replacement tenants in the same leased premises operating for the uses as existing in the Shopping Center as of the date hereof.

13.1.2.1	[Sections 13.1.2.1 through 13.1.2.4 are subject to tailoring to specific project] As used herein, “Restaurant” means any business establishment primarily devoted to the sale of prepared food and/or refreshments for on premises consumption or take-out with seating for four (4) or more persons (i.e. seating inside and/or outside the business establishment, provided, however, a business establishment primarily devoted to the sale of freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out such as “[ ]” and “[ ]” shall not be considered a “Restaurant”.

13.1.2.2	As used herein, “Training or Educational Facility” means a beauty school, barber college, place of instruction, or any other operation catering primarily to students or trainees rather than to customers, but excludes employee training by Shopping Center tenants incidental to the conduct of their businesses within the Shopping Center. For these purposes, “incidental” shall have the meaning appropriate for the context, and is not measured by the defined term used in Section 13.1.2.3 (xviii) below.

13.1.2.3	Without limiting the generality of Section 13.1.2, but subject to the exceptions set forth in Section 13.1.2.4 “Prohibited Uses” include:

(i)	hotel or motel;

(ii)	residential use of any type;

(iii)	government office use or business office use, and retail office use (“Business office use” means an office which does not provide services directly to consumers; “retail office use” means an office which provides services directly to consumers, including but not limited to real estate, stock brokerage and title companies, travel and insurance agencies and medical offices (subject to the restrictions contained in Section 13.2.2), but office space used by an occupant for administrative purposes incidental to its retail business shall not be considered retail office or business office for the purposes of this limitation and the limitations set forth in this Subsection (iii) shall not apply to a financial institution.

(iv)	clinics or facilities that specialize in the delivery of medical services and/or advice;

(v)	church, temple or other place of religious worship;

(vi)	theater, bowling alley, amusement center or games arcade, carnival, skating rink, health or aerobic spa or studio,

gymnasium or other recreational or entertainment facility or other place of public or private amusement;

(vii)	warehouse;

(viii)	thrift or second-hand store;

(ix)	pool or billiard hall;

(x)	betting parlor, bingo parlor or other gambling facility or operation, except that this prohibition will not be applicable to government-sponsored gambling activities or charitable gambling activities, so long as such activities are Incidental (defined below) to an occupant’s business operation not otherwise prohibited by this Lease;

(xi)	business that displays, repairs, rents, leases or sells any motor vehicle, boat or trailer;

(xii)	child care facility;

(xiii)	library;

(xiv)	massage parlor, pornographic shop or adult book store;

(xv)	nightclub or dance hall;

(xvi)	funeral home;

(xvii)	dry cleaner with on-premises cleaning; and

(xviii)	a bar or tavern, cocktail lounge, or any other facility serving alcoholic beverages or allowing the on-premises consumption of alcoholic beverages, excepting only from this prohibition the serving of alcoholic beverages as an Incidental (defined below) part of the food service operation of a full service Restaurant (which Restaurant nevertheless will be subject to the restriction contained in clause (i) of this Section 13.1.2), but in no event may such Incidental serving of alcoholic beverages permit the operation of a “Sports Bar,” as defined in the next sentence. A “Sports Bar” means a bar that features multiple television monitors playing sporting events and programs at least 75% of the time that such bar is open for business.

“Incidental” shall mean that the establishment’s reasonably projected annual gross revenues from the otherwise Prohibited Use will not exceed thirty percent (30%) of the gross revenues of such business.

13.1.2.4	Exceptions. Notwithstanding any provision to the contrary in this Section 13, the following uses shall be permitted in the Shopping Center so long as they are permitted by Laws:

(a) [Specific facilities to be determined];

(b) Restaurants are permitted only as follows:

[                                         ]

No part of the Shopping Center other than the Leased Premises shall be used for clinics or facilities that specialize in the delivery of medical services and/or advice (including, without limitation, walk-in or emergent care facilities), surgery centers or diagnostic or laboratory facilities.

13.1.3	First-Class Operation. Landlord represents and warrants that it will operate that portion of the Shopping Center owned by it as a first-class shopping center in all respects, including maintenance of the Common Areas and other buildings and tenant selection and mix, in order to preserve the Shopping Center’s appeal to the community in which the Shopping Center is located and to protect Tenant’s investment in its business operations at the Leased Premises. To achieve this objective Landlord will use and lease space in the Shopping Center only for purposes that would commonly be found in first-class shopping centers. Landlord agrees that, for so long as the Leased Premises are operated as a supermarket, no space in the Shopping Center may be occupied by any occupant which: (i) routinely advertises discounted prices, except for the Leased Premises, (ii) routinely displays inventory for sale from a carton, (iii) identifies itself as an “outlet” store, (iv) derives more than ten percent (10%) of its revenue from the sale of “seconds” or damaged or defective merchandise, (v) derives more than ten percent (10%) of its revenue from the sale of second-hand goods, or (vi) routinely sells overstock merchandise from other retailers. Landlord further agrees that no space in the Shopping Center may be occupied by any occupant which: (a) advertises “payday loans” or equivalent services, derives more than ten percent (10%) of its revenue from loans with an initial maturity of ninety (90) days or less, or (b) derives more than ten percent (10%) of its revenue from check-cashing services.

13.2.	Competitive Business.

13.2.1	Competitive Business Expectation. Landlord recognizes that Tenant is entering into this Lease and is foregoing other opportunities to locate its business in other locations based on the expectation (“Tenant’s Expectation”) that, except as set forth in Sections 13.2.2 and 13.2.3, Tenant will have the sole and exclusive right in the Shopping Center to sell the items and provide the services described in the Supermarket Covenant. Landlord further recognizes that (i) Tenant is making considerable investments in fixtures, equipment, merchandise, personnel, and advertising, (ii) Tenant is investing its business reputation in the Leased Premises, which reputation will be adversely affected if Tenant’s sales volume is significantly less than the level planned by Tenant, (iii) the addition of other businesses to the Shopping Center that sell items and/or provide services described in the Supermarket Covenant, except as permitted in Sections 13.2.2 and 13.2.3, will result in a reduction of Tenant’s sales and thus impair the benefit of the bargain for which Tenant negotiated in entering into this Lease, and (iv) Tenant’s agreement to pay Monthly Rent and to assume all other economic obligations of this Lease are predicated upon Tenant’s Expectation.

13.2.2	Landlord’s Competitive Business Covenant. In recognition and consideration of Tenant’s Expectation, Landlord covenants that, except as provided hereinafter in Section 13.2.3, and unless Tenant otherwise consents in writing, which consent may be withheld by Tenant in its sole and absolute discretion,

(i)

Tenant will have the sole and exclusive right in the Shopping Center to (a) sell food (for purposes of this Section 13.2, the term “food” includes alcoholic beverages) for off-premises consumption; pet foods; freshly brewed coffee, espresso, coffee-based drinks or espresso-based coffee drinks (“Coffee Drinks”); (b) sell merchandise which, under the laws of the

State of [ ], is required to be dispensed by or under the supervision of a registered or licensed pharmacist, (“Prescription Pharmacy Merchandise”); (c) sell freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out; and (d) perform and/or sell routine, diagnostic and prognostic testing and screening services of the type conducted by medical laboratories for members of the public or their pets, or takes, collects or receives specimens or samples for such purposes (“Medical Testing Services”) or administers vaccinations or inoculations to members of the public; and

(ii)	no business conducted on any premises in the Shopping Center other than the Leased Premises will sell, or be permitted by Landlord to sell, food for off-premises consumption, pet foods, Coffee Drinks, Prescription Pharmacy Merchandise and/or freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out; and

(iii)	no portion of the Shopping Center other than the Leased Premises will be used for a business, clinic or facility that (a) performs or sells Medical Testing Services, or (b) administers vaccinations or inoculations to members of the public

(all of the foregoing, the “Supermarket Covenant”).

13.2.3	Exceptions to Supermarket Covenant. The provisions of Section 13.2.2 will not be deemed to prohibit:

business establishments in the Shopping Center other than the Leased Premises may devote up to, but not more than, the lesser of (a) [            ] square feet of sales area (including aisle space adjacent thereto), or (b) sales area (including aisle space adjacent thereto) of up to [            ] percent of the total square footage of the business establishment’s premises, to the sale of food for off-premises consumption (but no amount of alcoholic beverages).

[Additional exceptions to be negotiated based upon specifics of project.]

The prohibitions contained in this Article 13 shall not be applicable to any tenants of the Shopping Center under leases in place as of the Effective Date or replacement tenants in the same leased premises operating for the uses as existing in the Shopping Center as of the date hereof; provided, however, in all events Tenant shall have the same priority with respect to other tenants’ exclusive use rights as the operator of the supermarket in the Leased Premises has immediately prior to the Effective Date and nothing in this Lease is intended to diminish any exclusive use rights specifically provided for the benefit of the operator of the supermarket in the Leased Premises in any other agreement, instrument or document of record, to the extent effective as of the Effective Date.

13.2.4

Waiver. The provision of Section 13.2.2 are for the benefit of Tenant, and may be waived only by Tenant, in its sole discretion; provided, however, the exclusive rights contained in Section 13.2.2 will terminate and be of no further force or effect, to the extent they pertain to an Applicable Business (defined below) if, (a) the business (i.e., the sale of food, or the sale of Coffee Drinks, or the sale of Prescription Pharmacy Merchandise, or the sale of pet foods, or the sale of freshly prepared ready-made, ready-to-eat and/or ready-to-heat meals for take-out or the performance or sale of Medical Testing Services) (each, an “Applicable Business”) that is the subject of the exclusive does not commence to operate on the Leased Premises by [                    ] for any reason other than (i) a strike, lockout or other labor difficulty, fire or other casualty, condemnation, war, riot, insurrection, act of God, or any other reason beyond the reasonable control of Tenant (other than financial), or (ii) temporary closure due to the restoration, reconstruction, expansion, alteration or remodeling of any buildings or improvements on the Leased Premises (“Excusable Event”), or (b) at any time after the Applicable Business is first operated on the Leased Premises the Applicable Business is not operated on the Leased Premises for a continuous period of two (2) years or more for any reason other than an Excusable Event. Such restrictions will again be effective as to any Applicable Business which is thereafter operated on the Leased Premises, but will be subject to any leases, assignments or subleases entered into during the period that such restrictions were not effective.

13.3.	Enforcement of Use Restrictions and Competitive Business Covenant. The Parties agree that the economic loss to Tenant resulting from a violation of Sections 13.1 and 13.2 is not readily measurable or subject to precise calculation. Accordingly, in the event of a violation of any of the provisions of Sections 13.1 and 13.2, which violation is not corrected within thirty (30) days after Tenant provides Notice thereof to Landlord, then, in addition to Tenant’s right to seek other remedies as provided in Section 16.5, Tenant’s obligation to pay Monthly Rent will be abated, as long as such violation continues, by an amount equal to fifty percent (50%) of the Monthly Rent. If the violation has not been corrected within one hundred eighty (180) days after Tenant provides Notice to Landlord, then Tenant may terminate this Lease by providing Notice thereof to Landlord. Landlord and Tenant agree that, in any lawsuit by Tenant seeking injunctive relief as a result of a violation of the terms of Section 13.2.2, the harm suffered by Tenant by reason of a breach of Section 13.2.2 will be deemed to be irreparable for which Tenant does not have an adequate remedy at law. Tenant will not be required to post a bond or other security in any action seeking to enforce the provisions of Section 13.2.2 by injunctive relief or other remedy. Tenant may enforce its rights under Sections 13.1 and 13.2 against the owner, tenant, or occupant of any business on any premises in the Shopping Center that violates Tenant’s rights under Sections 13.1 and 13.2. Notwithstanding the foregoing, Tenant shall not enforce its Monthly Rent abatement and Lease termination rights for a period of twelve (12) months from the date of Tenant’s Notice to Landlord if (i) the violation was not consented to by Landlord or otherwise not the result of Landlord’s Willful Violation (defined in Section 13.3.1), and (ii) upon delivery of Tenant’s Notice, Landlord immediately commences and diligently prosecutes Appropriate Action (defined in Section 13.3.1) (including legal proceedings) to cause the violation to cease.

13.3.1	Willful Violation. For purposes of Section 13.2.4, a “Willful Violation” by Landlord shall include the sale, lease or license of any other portion of the Shopping Center without obtaining an express contractual agreement by the buyer, tenant or licensee to honor the provisions of Section 13.2, or language with an equivalent result, or Landlord’s consent to the violation of any of the provisions of Section 13.2 by another party. “Appropriate Action” shall include, among other actions, enjoining the conduct of such violator in violation of such violator’s lease or promptly terminating the violator’s lease if the violation was not consented to by Landlord or otherwise not the result of Landlord’s Willful Violation (after applicable notice and cure periods as provided in such lease) if the violator refuses to desist from its violation and diligently prosecuting an injunctive action or an unlawful detainer action.

14.	NO COVENANT TO OPERATE.

14.1.

Right to Discontinue Business. Landlord agrees that (i) Tenant, its subtenants or assignees will not be obligated to operate any particular type of business in the Leased Premises and will have the right to discontinue whatever type of business (supermarket or otherwise) which may exist from time to time in the Leased Premises, and (ii) Tenant makes no express or implied covenant (a) to continuously operate a supermarket or any other business in the Leased Premises, (b) to operate during any particular hours, or (c) to conduct its business in any particular manner. Tenant has the sole right in its unrestricted discretion to decide whether or not to operate in the Leased Premises and in what manner to conduct operations, if any. However, if Tenant elects to cease operations within the Leased Premises, Tenant shall endeavor to give Landlord as a courtesy only, prior written notice of Tenant’s intention to discontinue operations.

14.2.	Landlord’s Right to Recapture Leased Premises.

14.2.1	Recapture Right. If (i) the operation of all or substantially all of the business in the Leased Premises is discontinued for a continuous period of nine (9) months or more for reasons other than as permitted under subparts (a) and (b) below, or (ii) at any time prior to the expiration of the Original Term of this Lease, less than fifty percent (50%) of the sales area of the Leased Premises is being used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto for a continuous period of nine (9) months or more for reasons other than as permitted under subparts (a) and (b) below, Landlord may terminate this Lease, provided, however, to the extent that Tenant has sublet portions of the Leased Premises as permitted in this Lease and the subtenant has not caused the failure to use at least fifty percent (50%) of the sales area of the Leased Premises for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto, and the subtenant is not in default beyond any applicable cure period under the sublease, the sublease shall survive and become a direct lease between Landlord and the subtenant. Notwithstanding the foregoing, Landlord may not terminate this Lease if and to the extent the cessation of business or failure to comply with such a condition of Transfer occurs by reason of: (a) Force Majeure, or (b) temporary closure due to the restoration, reconstruction, expansion, alteration or remodeling of the Leased Premises. Any election by Landlord to terminate this Lease pursuant to this Section 14.2 must be made by Notice to Tenant (the “Recapture Notice”) given within thirty (30) days after the end of the nine (9) month period of discontinued operations or of failure to use at least fifty percent (50%) of the sales area of the Leased Premises for a grocery supermarket (which may include drug store/pharmacy), and uses incidental thereto, as the case may be.

14.2.2	Effective Termination Date. If Landlord properly terminates this Lease in accordance this Section 14.2, then, such termination will be effective thirty (30) days following Tenant’s receipt of the Recapture Notice to provide Tenant with thirty (30) days to remove its trade fixtures, equipment, signs, inventory and other property from the Leased Premises.

15.	TRANSFER OF INTERESTS AND RIGHTS OF SUCCESSORS.

15.1.	Landlord’s Transfer. If Landlord sells the Shopping Center and/or assigns Landlord’s interest in this Lease and Landlord’s successor in interest assumes all of Landlord’s obligations under this Lease, then the purchaser at such sale or transfer or any subsequent sale or transfer of the Shopping Center, will be deemed, without any further agreement between the Parties or their successors in interest or between the Parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease after the consummation of such sale. Landlord will be released from all obligations under this Lease, not accrued as of the date of such sale or transfer, upon providing Tenant with Notice of such sale or assignment, accompanied by a copy of the deed, assignment or other instrument of transfer (together, the “Sale Notice”).

15.2.	Tenant’s Attornment. Tenant will attorn to any assignee, transferee or purchaser of Landlord’s interest in this Lease in accordance with Section 15.1 from and after the date Tenant receives the Sale Notice in the same manner and with the same force and effect as though this Lease were made in the first instance by and between the Tenant and such assignee, transferee or purchaser.

15.3.	Tenant’s Transfer. Tenant may assign this Lease or sublet the whole or any part of the Leased Premises (a “Transfer”), provided that Landlord has consented to such Transfer. Landlord’s consent to any Transfer shall not be unreasonably withheld, conditioned or delayed. A refusal by Landlord to consent to a Transfer based on the transferee’s proposed use of the Leased Premises shall be deemed to be unreasonable, if such use complies with Section 3.2. of this Lease, except that during the Original Term of this Lease it shall be deemed reasonable for Landlord to consent on the condition that, following the Transfer and continuing for the balance of the Original Term of this Lease, at least fifty percent (50%) of the sales area of the Leased Premises will be used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto. If Tenant assigns this Lease, Tenant will remain liable as a surety to Landlord for full performance of Tenant’s obligations hereunder provided that Landlord gives Tenant (i) Notice of any further assignment of this Lease and (ii) Notice of any default by Tenant’s assignee or any subsequent assignee of the tenant’s interest under this Lease concurrently with the giving of such Notice to such assignee, and if the default is capable of being cured by the payment of money, the opportunity to cure the default within the same and concurrent period of time as such assignee has under this Lease.

15.3.1	Permitted Transfers. The following are permitted Transfers and will not be subject to Landlord’s consent (collectively, “Permitted Transfers”): (i) a Transfer to an entity that controls, is controlled by or is under common control with Tenant; (ii) a Transfer to an entity that acquires substantially all of the stock or assets of Tenant in the greater [city, state] area; (iii) a Transfer to any successor by merger to Tenant, (iv) a Transfer to any partnership, limited liability company or trust, the majority interest of which is owned by Tenant or a parent, subsidiary or affiliated corporation of Tenant; (v) Transfer to a party that intends to operate a supermarket in the Leased Premises; (vi) Transfer to a party who intends to operate a drug store in the Leased Premises, provided at least fifty percent (50%) of the sales area of the Leased Premises will be used for a grocery supermarket (which may include drug store/pharmacy) and uses incidental thereto after the Transfer, or (vii) so long as Tenant is operating a supermarket in a portion of the Leased Premises, any sublease, license, concession or other occupancy agreement.

15.4.	Rights of Successors. Each and all of the covenants, terms, agreements, rights and obligations of the Parties under this Lease will extend to and bind and inure to the benefit of their respective heirs, personal representatives, successors and assigns.

16.	DEFAULT.

16.1.	Tenant’s Default.

16.1.1	Non-monetary Default. If Tenant breaches any covenant or agreement under this Lease other than the covenant to pay Monthly Rent or to pay or reimburse Landlord other sums of money, and if Tenant fails to cure such breach within thirty (30) days after receipt of Landlord’s Notice specifying the breach or, if the breach is of a type that requires more than thirty (30) days to cure and Tenant fails to use reasonable diligence in curing such breach, then Tenant will be in default of this Lease and Landlord may pursue all remedies available under this Lease, at law or in equity, including the right to obtain specific performance; except Landlord cannot declare a forfeiture of or terminate this Lease, or prohibit or restrict Tenant’s use or enjoyment of the Leased Premises, on account of such default (other than a violation by Tenant of restrictions in this Lease on the permitted use of the Leased Premises). However, if Tenant, in good faith, disputes the existence of an alleged breach, and identifies the nature of the dispute by providing Notice to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s Notice, then the thirty (30) day period will not begin until the dispute is settled by an arbitration decision, a court decree or the mutual agreement of the Parties.

16.1.2	Monetary Default. If Tenant breaches its obligation to pay Monthly Rent or reimburse Landlord other sums of money due under this Lease (a “Monetary Breach”) and the breach continues for ten (10) days after Tenant’s receipt of Landlord’s Notice specifying the breach, then Tenant will be in default of this Lease and Landlord, so long as the breach continues, may pursue any remedies available under this Lease, at law or in equity. However, if Tenant, in good faith, disputes the existence of an alleged breach or the amount due, and identifies the nature of the dispute by Notice provided to Landlord within ten (10) days after Tenant’s receipt of Landlord’s Notice, and all undisputed amounts are paid, then the ten (10) day period will not begin until the dispute is settled by an arbitration decision, a court decree or the mutual agreement of the Parties.

16.1.2.1	Remedies for Monetary Breach. If Tenant fails to cure a Monetary Breach within the ten (10) day cure period prescribed by Section 16.1.2 (as the same may be extended pursuant to that Section), then Landlord may, in accordance with procedures prescribed by Law, reenter and take possession of the Leased Premises and expel Tenant and any other persons occupying the Leased Premises. Upon any such reentry Landlord may either: (i) terminate this Lease by giving Notice to Tenant or (ii) from time to time and without terminating this Lease, relet the Leased Premises or any part thereof for such term (which may be for a term extending beyond the Term) and at such rental and upon such other terms and conditions as are reasonably determined by Landlord, provided Landlord uses commercially reasonable efforts to relet the Leased Premises if required by applicable law.

16.1.2.1.1.	Reletting. In the event of any such uncured default by Tenant, and Landlord elects to relet the Leased Premises, Tenant will be liable to Landlord for the reasonable and necessary costs and expenses of such reletting (including customary broker’s commissions, reasonable attorneys’ fees and advertising costs), together with the costs of any alterations and repairs reasonably necessary to effect such reletting, all such expenses amortized over the term of the new lease and the amount, if any, by which the Monthly Rent reserved in this Lease for the period of such reletting (but not beyond the Original Term or Extension Term, if any, in effect) exceeds the amount agreed to be paid as rent for the Leased Premises for the period of reletting or which Tenant proves would have been payable had Landlord exercised reasonable diligence in reletting the Leased Premises.

16.1.2.1.2.	Termination. If Landlord elects to terminate this Lease, then Landlord will be entitled to recover from Tenant:

(a) the worth at the time of award of any unpaid Monthly Rent which had been earned at the time of such termination; plus

(b) the worth at the time of award of the amount by which the unpaid Monthly Rent which would have been earned after termination until the time of award exceeds the amount of fair market rental for the same time period, discounted as provided under [            ] law; plus

(c) the worth at the time of award of the amount by which the unpaid Monthly Rent for the balance of the then-existing Term

(excluding any unexercised Extension Terms) after the time of award exceeds the fair market rental for the same time period, discounted as provided under [state] law.

As used in subsections (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate prescribed by Section 16.4. As used in subsection (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the [Federal Reserve Bank of San Francisco] at the time of award plus one percent (1%).

16.1.2.2	Notice to Terminate. No reentry of the Leased Premises by Landlord pursuant to Section 16.1, and no acceptance of surrender of the Leased Premises or other action on Landlord’s part, will be construed as an election to terminate this Lease unless Tenant receives a Notice of such intention from Landlord or unless the termination is decreed by a court of competent jurisdiction.

16.1.2.3	Lease Continues in Effect. If Landlord elects not to reenter the Leased Premises, this Lease will continue in effect and Landlord may enforce all its rights and remedies under this Lease including the right to recover Monthly Rent as it becomes due.

16.2.	Landlord’s Default. If Landlord breaches any covenant or agreement under this Lease and the breach continues for thirty (30) days after Landlord’s receipt of Tenant’s Notice specifying the breach or, if the breach is of a type that requires more than thirty (30) days to cure and Landlord fails to use reasonable diligence in curing such breach, then Landlord will be in default of this Lease and Tenant, so long as the default continues, may pursue all remedies available under this Lease, at law or in equity, including the right to obtain specific performance. Tenant also may elect to take such action, and make and incur any reasonable expenses, as may be necessary to cure such default on behalf of Landlord and Landlord will pay or reimburse Tenant such expenses upon receipt of Tenant’s demand (which demand will be accompanied by documentation evidencing the expenses). If Landlord fails to pay or reimburse Tenant for such expenses within fifteen (15) days after Landlord receives Tenant’s demand, or if Landlord fails to reimburse Tenant for any other amount owing under this Lease within fifteen (15) days after Landlord receives Tenant’s demand, then Tenant may deduct the amount which Landlord has failed to reimburse from any sums payable by Tenant under this Lease.

16.3.	Tenant’s Notice to Mortgagee; Landlord’s Notice to Assignees. Upon notifying Landlord of its breach of this Lease pursuant to Section 16.2, Tenant will simultaneously provide Notice to all mortgagees or trust deed beneficiaries of record to whom Landlord has previously requested Tenant provide such Notice; provided, however, that the failure to give any such Notice to mortgagees or trust deed beneficiaries will not invalidate any Notice provided by Tenant to Landlord. Such mortgagee or trust deed beneficiary will have the right, but not the obligation, to cure such breach on behalf of Landlord as provided in Section 16.2. Landlord agrees that upon notifying Tenant’s assignee of its breach of this Lease pursuant to Sections 16.1.1 and 16.1.2, Landlord will simultaneously give Notice to Tenant.

16.4.	Interest. In the event of breach of this Lease by either Party hereunder which continues beyond the period of time to cure such breach, any amount due from the breaching Party or expended by the other Party to cure the breach of the breaching Party will bear interest at the rate of ten percent (10%) per year or the highest rate allowed by law, whichever is lower, from the date such amount was due from the breaching Party or was expended by the curing Party, until paid.

16.5.	Remedies Cumulative. Except as may be expressly provided otherwise in this Lease, no remedy conferred upon or reserved to Landlord or Tenant in this Lease will exclude any other remedy herein or by law provided, but each will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

17.	CASUALTY.

17.1.	Damage by Casualty. If Tenant’s Building is damaged by fire, the elements or other casualty, regardless of whether such Casualty is insured (collectively, a “Casualty”), Tenant, at Tenant’s sole cost and expense, will promptly repair all damage and restore Tenant’s Building to substantially the same condition as existed immediately prior to the Casualty (subject to Section 17.3). Tenant shall commence the permitting and repair process promptly and shall use all reasonable efforts to complete the repair and/or restoration (collectively, the “Repairs”) within 270 days after the occurrence of such Casualty, provided, however, that Tenant shall not be in default under this Section 17.1 if Tenant fails to complete the repair and/or restoration within this period, so long as Tenant is proceeding diligently, using all reasonable efforts, to complete the repair and/or restoration. Landlord shall have the right to inspect and monitor Tenant’s Repairs to confirm compliance with original plans and specifications for Tenant’s Building as well as compliance with applicable laws. Landlord shall not have approval rights thereover so long as Tenant’s Building is rebuilt (i) to the same footprint of Tenant’s Building existing immediately prior to the Casualty, and (ii) in accordance with the plans and specifications for Tenant’s Building which were originally used when Tenant’s Building was first constructed. All Repairs shall be done in a good and workmanlike and lien-free manner and Tenant shall indemnify, defend and hold Landlord and Landlord’s lender harmless from and against all claims, loss, liens, damage and costs arising from or related to such Repairs. Furthermore, Tenant shall obtain (and deliver to Landlord copies of) (i) unconditional lien waivers from any general contractor and all subcontractors and material suppliers whose work exceeds $[25,000], (ii) construction contracts relating to such Repairs, (iii) close-out manuals and warranties relating to such Repairs, (iv) copies of all change orders, and (v) copies of all third party certificates and inspections performed in connection with such Repairs (and Tenant shall insure that any such certificates or third party reports prepared in connection with such Repairs are also certified to Landlord and Landlord’s lender).

17.2.	Abatement or Reduction in Rent. In no event shall any Casualty result in a reduction or abatement of rent payable under this Lease.

17.3.	Rebuilding to New Prototype. If in connection with the Repairs, Tenant elects to rebuild or restore Tenant’s Building to Tenant’s then-standard prototype, then all of the provisions of Section 17.1 shall control, except Landlord shall have approval rights (not to be unreasonably withheld) over any and all such Repairs (e.g. the rebuild and restoration), including, without limitation, the plans and specifications.

17.4.	Damage by Casualty – Shopping Center. If any portions of the Common Area or the buildings in the Shopping Center other than Tenant’s Building are damaged by a Casualty, then Landlord will promptly repair all damage and restore the Common Area and/or the buildings to the same condition as existed immediately prior to the Casualty.

17.5.	Termination Rights.

17.5.1

Damage to Leased Premises. If the Leased Premises are damaged by a Casualty during the last year of the Term, and such Casualty results in damage exceeding fifty percent (50%) of the then-current replacement cost of the Leased Premises then either Landlord or Tenant may terminate this Lease as of the date of the damage by providing Notice thereof to the other within one hundred twenty (120) days after the date of the Casualty, provided, however, that Tenant may elect to exercise any available option to extend the Term, in which case neither Party shall have a right to terminate this Lease pursuant to the provisions of this Section 17.5 and any prior effort to terminate shall be nullified. Upon such termination, all insurance proceeds paid and payable shall be the sole and exclusive property of Landlord and may be used by Landlord as Landlord deems appropriate in its sole discretion.

17.5.2	Inability to Obtain Necessary Permits. Notwithstanding Sections 17.1 and 17.2, the Party undertaking the repair and restoration of the Leased Premises or Shopping Center, as applicable (the “Responsible Party”) will not be in default of its obligations under Sections 17.1 and 17.2 if it does not repair or restore because it cannot obtain, despite its diligent best efforts, the governmental permits or governmental approvals necessary to repair or restore; provided, however, that in such event the Responsible Party will remove all debris and landscape the affected area or convert the same into a paved parking area (in either case compatible with the quality and design of the balance of the Shopping Center) for the sole and exclusive benefit of the tenants and customers of the Shopping Center; and provided further, however, that that the other Party will have the right to attempt to obtain the governmental permits and approvals if the Responsible Party is unable to do so. If the Leased Premises cannot be repaired and restored to substantially the same condition as existed immediately prior to the Casualty (or as otherwise reasonably desired by Tenant pursuant Section 17.3) due to the unavailability of governmental permits or governmental approvals, then Tenant may terminate this Lease as of the date of the Casualty by providing Notice to Landlord within 30 days after the determination that the Leased Premises cannot be so restored.

17.5.3	Damage to Common Area. If more than 25% of the Common Area of the Shopping Center has been substantially damaged and within sixty (60) days of the date of the Casualty (“Assurance Deadline”) Landlord does not notify Tenant in writing that the Common Area will be reconstructed within one (1) year to substantially the same condition as existed immediately prior to such Casualty, or if Landlord is unable within one hundred eighty (180) days of the date of the Casualty (“Permit Deadline”) to obtain all governmental permits and approvals necessary to repair or restore the Common Area to substantially the same condition as existed immediately prior to such Casualty, then Tenant may terminate this Lease as of the date of the Casualty by providing Notice to Landlord within 30 days after the Assurance Deadline (if the above described reasonable assurance of reconstruction is not previously given) or the Permits Deadline (if the above described permits and approvals are not previously obtained).

18.	CONDEMNATION.

18.1.

Taking or Damage by Condemnation. If any portion of or interest in the Shopping Center excluding the Leased Premises will be taken or damaged under any right of eminent domain or any transfer in lieu thereof, unless this Lease is terminated as provided in Section 18.2, Landlord will promptly restore the Shopping Center to an architectural unit as nearly comparable as practicable to the unit existing just prior to the taking or damage. If any portion of or interest in the Leased Premises will be taken or damaged under any right or eminent domain or any transfer in lieu thereof, unless this Lease is terminated as provided in Section 18.2, Tenant will promptly restore the Leased Premises to as nearly comparable as practicable to the same condition as existed immediately prior to the taking or damage. The foregoing obligation is contingent, however, upon such condemnation award being actually paid to Landlord or Tenant, as applicable, for such restoration. Furthermore, all of the provisions of Sections 17.1 and 17.4 shall control as if such taking was in fact a Casualty. In no event shall any taking or transfer in lieu thereof result in a reduction or abatement of rent payable under this Lease; provided, however, if any portion of Tenant’s Building is so taken but this Lease is not terminated, then Tenant’s Monthly Rent shall be reduced by in the same percentage as the reduction in the square feet of Floor Area of Tenant’s Building due to such taking. Notwithstanding anything to the contrary contained in this Section 18.1, Tenant shall have the right to make a claim for the loss of easement rights in connection with any exercise of eminent domain or transfer in lieu thereof of all or any portion of the Access Road.

18.2.	Termination Right. If any portion of or interest in the Shopping Center or Leased Premises will be taken or damaged under any right of eminent domain or any transfer in lieu thereof, and such taking or damage either (i) materially and permanently prevents access to the Leased Premises from a public right-of-way, or (ii) takes more than 10% of the Tenant’s Building, then Tenant may terminate this Lease by providing Notice thereof to Landlord within thirty (30) days after such taking or damage deprives Tenant of possession of any portion of the Leased Premises or of any other rights of Tenant under this Lease. Nothing contained herein will prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the values of their respective interests.

18.3.	Condemnation Proceeds. In the event of any condemnation and whether or not Tenant elects to terminate this Lease, Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to any damage to (i) any improvements located on the Leased Premises (to the extent same have not been purchased and paid for by Landlord) together with all additions, alterations and improvements thereto, (ii) Tenant’s trade fixtures and equipment, and (iii) Tenant’s loss of business. Nothing contained herein shall prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the value of all of their respective interests. However, the provisions of this Section 18.3 are not to be deemed to be in lieu of any of the other rights granted to Tenant under this Section 18.

19.	TENANT’S PREEMPTIVE RIGHTS TO PURCHASE AND LEASE.

19.1.	Pre-emptive Right to Purchase. Landlord hereby grants to Tenant, its successors and assigns, a right to purchase all or any portion of the Shopping Center (“Offer Property”) on the following terms and conditions: Before Landlord solicits one or more offers, or accepts an offer, for the purchase of the Offer Property, or communicates an offer for the sale of the Offer Property, in each case whether or not as part of a package including other property, Landlord shall first make a written offer to Tenant to sell the Offer Property to Tenant. Such offer shall include the sale price and all other material terms of the proposed sale and purchase of the Offer Property (the “Offer”). Tenant shall have a period of thirty (30) days following receipt of the Offer to accept such Offer by written notice to Landlord. If Tenant does not accept the Offer in writing and Landlord and Tenant cannot otherwise agree in writing on other mutually acceptable terms of the sale and purchase of the Offer Property within such thirty (30) day period, Landlord shall thereafter be free to sell the Offer Property to any third party, provided that, before agreeing to sell the Offer Property to a third party (i) for a sale price that is more than 5% less than the sale price in the Offer, and/or (ii) on other terms that are materially more favorable than those offered to Tenant, Landlord shall again offer to sell the Offer Property to Tenant for such sale price and on such more favorable terms, as applicable (the “Modified Offer”), and Tenant shall have a period of fifteen (15) days following receipt of the Modified Offer to accept such offer by written notice to Landlord. The foregoing right to purchase the Offer Property shall terminate upon the sale of the Offer Property by Landlord to a third party after Tenant fails or refuses to timely exercise its right to purchase the Offer Property as provided herein, based on the Offer or, if applicable, any Modified Offer. Upon Landlord’s request after Tenant’s right to purchase the Offer Property has terminated, Tenant shall execute and deliver to Landlord, in recordable form, a certificate reciting that such right has terminated.

PART II: GENERAL TERMS

20.	REPRESENTATIONS AND WARRANTIES.

20.1.	Landlord. Landlord hereby represents, warrants and covenants to Tenant as follows:

20.2.	General. Landlord is a duly organized and validly existing under the laws of the State of , and the execution and delivery by Landlord of and Landlord’s performance under this Lease are within Landlord’s powers and have been duly authorized by all requisite action.

20.3.	Federal Tax I.D. Number. The number shown below Landlord’s signature block is its correct taxpayer identification number.

20.4.	Landlord’s Title. Landlord has lawful title to the Shopping Center as shown on Exhibit A (the portion of the Shopping Center owned by Landlord), is entitled to possession of such Lots and has full right and authority to make this Lease.

20.5.	Quiet Title and Possession. As long as Tenant is not in default beyond any applicable cure period under this Lease, Tenant will and may peaceably and quietly have, hold and enjoy the Leased Premises and enjoy all rights granted in this Lease free from interference, eviction or disturbance by Landlord or by any other person or persons.

20.6.	Tenant. Tenant hereby represents, warrants and covenants to Landlord that Tenant is a [ ] duly organized and validly existing under the laws of the State of [ ] and the execution and delivery by Tenant of and Tenant’s performance under this Lease are within Tenant’s powers and have been duly authorized by all requisite action.

21.	GENERAL PROVISIONS.

21.1.	Compliance with Laws. Tenant agrees not to violate Laws in its use of the Leased Premises.

21.2.	Interpretation. Whenever used herein, the term “including” will be deemed to be followed by the words “without limitation”. Words used in the singular number will include the plural, and vice-versa, and any gender will be deemed to include each other gender. If there is a Table of Contents attached to this Lease, such Table of Contents will be for convenience of reference only and will not constitute a part of this Lease. All references to Sections and Exhibits will be deemed to be references to Sections and Exhibits of this Lease, unless otherwise indicated. All Exhibits attached to this Lease are incorporated herein by this reference.

21.3.	Estoppel Certificates. Each party agrees, within thirty (30) days of receipt of written request from the other party and to the extent the requested party may do so truthfully, to certify in writing to a prospective purchaser or lienholder of the requesting party (i) that this Lease is in full force and effect, (ii) that this Lease has not been amended (or, if it has, identifying all such amendments), (iii) that this Lease has not been assigned by the requested party (or, if it has, identifying all such assignments), (iv) that, to the requested party’s knowledge, the requesting party is not in default of any of the terms, covenants, conditions or agreements contained in this Lease (or, if the requesting party is in default, specifying the nature of such default), and (v) such additional facts within the requested party’s knowledge as may be reasonably required by the requesting party. Any certificate issued pursuant to Section 21.3 shall act as a waiver of any claim by the party furnishing it against any such prospective purchaser or lienholder (but not against the requesting party) to the extent such claim is based upon facts contrary to those contained in the certificate and to the extent such claim is asserted against a bona fide purchaser or encumbrancer for value without knowledge of facts to the contrary of those contained in the certificate and who has acted in reasonable reliance upon such certificate.

21.4.	Subordination, Nondisturbance and Attornment. Within thirty (30) days after Tenant receives Landlord’s request, Tenant will deliver to Landlord a subordination, nondisturbance and attornment agreement with regard to any new [deed of trust/mortgage/security instrument] encumbering title to the Leased Premises. Each agreement must be (i) substantially in the form attached as Exhibit C, (ii) signed by Landlord and the beneficiary or mortgagee, and (iii) in recordable form.

21.5.	Right of Entry. At any time during the Term, Landlord or its representatives will have the right to enter the Leased Premises at all reasonable times during business hours, upon prior Notice of not less than twenty-four (24) hours (except in the case of an emergency in which event prior notice will not be required and also except that 24 hour prior Notice shall not be required to enter the Common Area portion of the Leased Premises), for the purpose of inspecting the Leased Premises and performing its obligations under this Lease, provided that such entry will not interfere with Tenant’s use and enjoyment of the Leased Premises. During the last six (6) months of the Term, Landlord will be permitted to affix to or keep on Tenant’s Building on the Leased Premises “to let” or “for sale” notices and will be permitted to show the Tenant’s Building on the Leased Premises during business hours to prospective tenants or purchasers. Showing the Leased Premises as aforesaid will be carried out in such a manner as to entail a minimum of interference with the business of Tenant, its assignees and subtenants.

21.6.	No Joint Venture. It is not the intent of this Lease to, and nothing contained in this Lease will, create any partnership, joint venture or other joint or equity type agreement between Landlord and Tenant.

21.7.	Short Form Lease. This Lease will not be recorded; however, to establish the status of Landlord’s title and to establish the priority of this Lease, Landlord and Tenant, simultaneously with the execution of this Lease, will execute a memorandum of this Lease (the “Short Form Lease”) in the form of Exhibit D which shall be recorded by Tenant promptly following the execution thereof and the cost of such recording and any transfer or conveyance fees incurred in connection therewith or in connection with the leasing of the Leased Premises to Tenant shall be shared equally by Landlord and Tenant.

21.8.	No Third Party Beneficiaries Intended. No term or provision of this Lease is intended to be, or is, for the benefit of any person, firm, organization, or corporation not a party hereto, and no such other person, firm, organization or corporation will have any right or cause of action hereunder.

21.9.	Invalid Provisions. If any term or provision of this Lease or any portion of a term or provision hereof or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease and each portion thereof will be valid and be enforced to the fullest extent permitted by law.

21.10.

Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the Parties. Each of the Parties agrees that, except as permitted below, such Party, and its respective partners, officers, directors, and attorneys, will not disclose the terms and conditions of this Lease to any other person without the prior approval of the other Party except pursuant to an order of a court of competent jurisdiction. However, either Party may disclose the terms of this Lease to its lenders or prospective lenders or its respective attorneys and accountants and to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective assignee or subtenant of Tenant with whom it has entered into negotiations for the transfer of such interests), provided that the disclosing Party informs the recipient of the confidential nature of the information and obtains such recipient’s agreement to maintain the confidentiality of the terms of this Lease. Either Party may also disclose the terms of this Lease to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the Parties hereunder. The Parties acknowledge and agree that remedies at law are an inadequate remedy for breach of this Section 21.10 and that as a result either Party will be entitled to obtain specific performance of the provisions of this Section 21.10 and injunctive relief against any breach or threatened breach thereof without actual damages.

21.11.	Dates of Performance. In the event that any date for: (i) performance by either Party of any obligation hereunder required to be performed by such Party, or (ii) the exercise of a right hereunder by either Party, falls on a Saturday, Sunday, nationally established holiday or state established holiday in the state where the Landlord or Tenant has its principal place of business, the time for performance of such obligation, or exercise of such right, will be deemed extended until the next business day following such date.

21.12.	Time of the Essence. Time is of the essence in this Lease and each and every term, condition and provision hereof.

21.13.	Entire Agreement and Modification. It is agreed that once this Lease is fully executed and delivered that it contains the entire agreement between the Parties hereto and that, in executing it, the Parties do not rely upon any statement, promise, or representation not herein expressed and this Lease once executed and delivered will not be modified, changed or altered in any respect except by a writing executed and delivered in the same manner as required for this Lease.

21.14.	Waiver of Landlord’s Lien. Landlord agrees that none of the property, including food, supplies, merchandise, inventory, furniture, trade fixtures, machinery, equipment, cash, or any proceeds from such property, that is located in Tenant’s Building and/or Tenant’s Facilities, whether owned by Tenant or third parties, is subject to a contractual landlord’s lien or any other liens created in favor of Landlord pursuant to Law for the collection of rent. All such property will remain under the possession and control of Tenant during the Term and may be removed by Tenant, at Tenant’s discretion, from time to time during and after the Term of this Lease. Landlord agrees, upon request by Tenant, to sign and deliver such documents and/or instruments evidencing the waiver of any such lien to any bank, other lending institution or third party. Landlord agrees to execute said documents within fifteen (15) days of the time originally requested by Tenant.

21.15.	Standard for Parties’ Consent. Except as otherwise specifically provided in this Lease, whenever a Party’s consent, approval, judgment or discretion is required under this Lease, the Party will not unreasonably withhold, delay or condition its consent, approval, judgment or discretion.

21.16.	No Waiver. The failure of Landlord or Tenant to insist in any one or more cases upon the performance of any of the provisions, covenants, agreements or conditions of this Lease or to exercise any option herein contained will not be construed as a waiver or a relinquishment for the future of any such provision, covenant, agreement, condition or option. No waiver of any provision, covenant, agreement or condition of this Lease will be deemed to have been made unless expressed in writing and signed by the Party against whom such waiver is charged. The express waiver by either Landlord or Tenant of any breach will not operate to extinguish the covenant or condition, the breach of which has been waived.

21.17.	Governing Law. This Lease will be governed and enforced by, and construed in accordance with, the laws of the State of [ ].

21.18.	Attorneys’ Fees. If either Party employs legal counsel to bring an action at law or in equity, for arbitration or other proceedings against the other Party to enforce any of the provisions of this Lease, or for a declaration interpreting any of the provisions of this Lease, then the unsuccessful Party will pay to the prevailing Party a reasonable sum for attorneys’ fees. Attorneys’ fees will include attorneys’ fees on any appeal, and in addition a Party entitled to attorneys’ fees will be entitled to all other reasonable costs for investigating such action, taking depositions and other discovery, travel, and all other necessary costs incurred in such litigation.

21.19.	Waiver of Jury Trial. Landlord and Tenant desire and intend that any dispute or controversy arising between them with respect to or in connection with this Lease or the Leased Premises be subject to expeditious resolution in a court trial without a jury. Therefore, Landlord and Tenant each irrevocably and unconditionally waives any right it may have to a trial by jury of any cause of action, claim, counter claim or cross complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the Leased Premises, the relationship of Landlord and Tenant concerning the subject matter of this Lease or the documents related thereto or any claim of injury or damage, or the enforcement of any remedy under any statute, law, ordinance, rule or regulation now or hereafter in effect concerning such Lease. Landlord and Tenant each certifies and acknowledges that (i) it understands and has considered the implications of such waiver, (ii) it makes such waiver voluntarily, and (iii) it has been induced to enter into this agreement by among other things, the mutual waiver and certifications in this Section 21.19.

21.20.	Arbitration. At the request of either Party, any dispute, controversy or claim arising out of or relating to the following enumerated Sections of this Lease will be submitted to arbitration pursuant to the provisions of this Section 21.20: Sections 7.1 through 7.3 (Repairs and Alterations); Article 8 (Common Area Maintenance); Section 17 (Casualty); and Section 18 (Condemnation).

21.20.1	Procedure. If either Party desires arbitration, it will give Notice to the other Party requesting arbitration and describing in detail the matter(s) in dispute and/or claim(s) asserted, the amount involved, if any, and the remedy sought (the “Arbitration Notice”). The arbitration will be conducted before a single arbitrator in accordance with the Real Estate Industry Arbitration Rules of the American Arbitration Association (“AAA Rules”), except as specifically provided to the contrary in this Section 21.20.2. The arbitrator will be a retired Federal District Court or the highest State trial court judge. Landlord and Tenant will negotiate in good faith to identify a mutually acceptable arbitrator. If the Parties have not agreed on the identity of an arbitrator within twenty (20) days after delivery of the Arbitration Notice, then either Party may request Judicial Arbitration & Mediation Services, Inc. (“JAMS”) to select a retired judge meeting the foregoing qualifications who is willing to serve as the arbitrator. The requesting Party will require JAMS to make such selection within ten (10) days of the Party’s request. If JAMS fails or refuses to act or ceases to exist, then either Party instead may request the American Arbitration Association (“AAA”) to arrange for the appointment of an arbitrator meeting the foregoing qualifications from a panel pursuant to the AAA Rules. Whether selected by JAMS or pursuant to the AAA Rules, the Parties will require the arbitrator to agree to the limitations contained in Section 21.20.2. The arbitration will take place in [ ] or [ ]. The laws of the State of [ ] will govern any such arbitration. Except as may be required by Law, neither a Party nor the arbitrator may disclose the existence, content or results of any arbitration under this Section 21.20 without the prior consent of both Parties. The decision of the arbitrator will be final, binding and convertible to a court judgment in an appropriate jurisdiction. All statutes of limitation that would otherwise be applicable in a judicial action brought by a Party will apply to any arbitration under this Lease. Neither Party will appeal the decision of the arbitrator or seek review, modification or vacation of such decision in any court. The arbitrator will award attorneys’ fees and costs to the prevailing Party. This Section 21.20 will not apply to any action seeking solely injunctive or other equitable relief, nor will it apply to a claim for equitable relief that is joined with a legal claim (in such case, the legal claim(s) will be subject to arbitration hereunder, but the equitable claim(s) will not).

21.20.2	Limitations on Arbitration. Any arbitration under this Lease will be subject to the following additional restrictions:

21.20.2.1	In all cases where the amount in controversy is less than or equal to Fifty Thousand Dollars ($50,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than two (2) full business days; and (ii) to conclude the arbitration within thirty (30) days after the date the arbitrator is named;

21.20.2.2	In all cases where the amount in controversy is more than Fifty Thousand Dollars ($50,000) and less than or equal to Five Hundred Thousand Dollars ($500,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than four (4) full business days; and (ii) to conclude the arbitration within sixty (60) days after the date the arbitrator is named:

21.20.2.3	In all cases where the amount in controversy is more than Five Hundred Thousand Dollars ($500,000) and less than or equal to One Million Dollars ($1,000,000) the arbitrator will be instructed to: (i) limit the arbitration hearing to no more than eight (8) full business days; and (ii) to conclude the arbitration within one hundred (100) days after the date the arbitrator is named; and

21.20.2.4	In all cases where the amount in controversy is more than One Million Dollars ($1,000,000) the arbitrator will be instructed to (i) limit the arbitration hearing to no more than fifteen (15) full business days; and (ii) to conclude the arbitration within two hundred (200) days after the date the arbitrator is named.

21.21.	Non-Merger. There shall be no merger of this Lease or of the leasehold estate created by this Lease with the fee or any other estate or interest in the Leased Premises by reason of the fact that the same person or entity owns or holds, directly or indirectly, all such estates and interests or any combination of them.

22.	LIMITATION OF LANDLORD LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the proceeds of sale on execution on the interest of Landlord in the Shopping Center undiminished by any mortgage placed on the Shopping Center by Landlord or out of rent or other income from the Shopping Center receivable by Landlord, and Landlord shall not be personally liable for any deficiency; provided, however, that (1) in no event shall Tenant be precluded from exercising, or be limited or denied, any remedy otherwise available to Tenant for a default by Landlord which does not involve personal liability for recovery of money, including, without limitation, the right to seek specific performance; and (2) the foregoing limitation on Landlord’s liability shall not apply with respect to any funds received by Landlord which Landlord fails to use or apply as required by the terms of this Lease, including, but not limited to insurance and condemnation proceeds and tax payments.

23.	NO CONSTRUCTION AGAINST DRAFTER.

This Lease has been freely negotiated by Landlord and Tenant, and no provision will be construed against the Party who drafted it.

24.	REQUIREMENT FOR VALID AGREEMENT.

It is understood and agreed that, until this Lease is fully executed and delivered by both Parties, there is not and will not be an agreement of any kind between the Parties hereto upon which any commitment, undertaking or obligation can be founded.

25.	LEASEHOLD FINANCING.

25.1.	Tenant or any assignee of Tenant may place a mortgage or deed of trust on Tenant’s interest in the Leased Premises. Such mortgage or deed of trust shall not encumber Landlord’s fee title to the Leased Premises.

25.2.	In the event Tenant is in default under this Lease as defined in Section 16, Landlord agrees to give a copy of any default Notice to the lienholder under any such mortgage or deed of trust, whose name and address shall be furnished to Landlord by Tenant. Landlord shall not terminate this Lease, re-enter the Leased Premises, or exercise any other remedy available at law which would affect Tenant’s rights under this Lease, provided said lienholder has cured said default within the time allowed Tenant for same hereunder or within ten (10) days after receipt of said default Notice by said lienholder, whichever is greater, or if said default is not reasonably capable of being cured within such time period, so long as said lienholder has commenced curing said default within such time period and is proceeding with reasonable diligence to cure said default.

25.3.	In the event Tenant fails to cure any such default and Landlord proposes to declare the Term of this Lease ended by reason of such default, Landlord, simultaneously with the sending of the notice of termination, shall send to said lienholder an offer to enter into a new lease with said lienholder on the same terms and conditions as this Lease, except that the tenant shall be said lienholder or its designee, the commencement date shall be the date such new lease is executed by both lienholder and Landlord, and the termination date shall be the scheduled termination date of this Lease (including any Extension Terms); provided, however, any new lease with a lienholder’s designated assignee shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The offer may be accepted by mailing within thirty (30) days of the sending of said offer two (2) duly executed originals of each new lease to Landlord together with the payment of or evidence of the payment of all sums due and unpaid under this Lease as of the date of the notice referred to in Section 1.3 up to the commencement date of said new lease. Upon receipt of said new lease and said payment or evidence of said payment, Landlord shall immediately execute both originals of said new lease and return one (1) fully executed copy thereof to the new tenant. Upon the commencement date of said new lease, this Lease shall terminate and be of no further force and effect.

25.4.	Landlord further agrees that, should said lienholder or its designee acquire Tenant’s interest in the Leased Premises through a foreclosure of such mortgage or deed of trust or any transfer in lieu thereof, said lienholder or its designee shall have the right to attorn to Landlord, provided said lienholder or its designee cures all defaults of Tenant under this Lease existing at the time of such attornment which are within the power of said lienholder or its designee to cure, and Landlord will accept such attornment, and said lienholder or its designee and Landlord shall have the same rights and obligations toward one another which they would have had had this Lease been entered into with Landlord, as Landlord, and said lienholder or its designee, as Tenant; provided, however, any attornment by a lienholder’s designated assignee and any operator of the Leased Premises by a third party during a lienholder’s tenancy shall be subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed. Landlord agrees to execute any documents required by said lienholder in connection with Landlord’s obligations under this Section 25.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Shopping Center Lease.

LANDLORD:		TENANT:

, a		, a

By:		By:
	[Signature]		[Signature]

	[Printed Name]		[Printed Name]

	[Printed Title]		[Printed Title]

Date:
Federal Tax I.D. No.:		Date:

FORM APPROVED:

EXHIBIT A

SITE PLAN

[See attached]

Exhibit A

EXHIBIT B

LEGAL DESCRIPTION OF SHOPPING CENTER

[See attached]

Exhibit B

EXHIBIT B-1

LEGAL DESCRIPTION OF LEASED PREMISES

[See attached]

Exhibit B-1

EXHIBIT C

FORM OF SUBORDINATION,

ATTORNMENT AND NONDISTURBANCE AGREEMENT

THIS SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT is made this      day of             , 20    , between             (“Landlord”); [            ], a [            ] (“Tenant”); and             (“Lender”) Landlord and Tenant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”

1. R E C I T A L S

1.1 (a) Landlord has entered into a Shopping Center Lease dated             (the “Lease”), demising a certain portion (the “Leased Premises”) of the property described on Exhibit “A” attached hereto and by this reference made a part hereof, such Leased Premises being all or a portion of the real estate encumbered by the hereinafter referred to Deed of Trust/Mortgage/Security Instrument. A memorandum of the Lease dated             was recorded on             , in Book             , Page             , Official Records of             County,             .

(b) Landlord has obtained a loan from Lender and has executed a Deed of Trust/Mortgage/Security Instrument dated             (hereinafter called the “Deed of Trust”); to secure the loan granted Landlord by Lender The Deed of Trust was recorded on             , in Book             , Page             , Official Records of             County,             . The Deed of Trust encumbers the Leased Premises.

1.2 Lender is the owner and holder of the Deed of Trust/Mortgage/Security Interest.

1.3 Landlord requires as a condition of its leasehold estate that the Leased Premises be free from encumbrances, except those it approves. However, Tenant will subordinate its Lease, at Lender’s request, subject to Lender’s covenant, that Tenant’s possession and rights under its Lease will not be disturbed as hereinafter provided.

2. A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, and the mutual benefits to accrue to the Parties, it is hereby declared, understood and agreed as follows:

3. T E R M S

3.1 The lien or charge of the Lease is hereby made subject and subordinate to the lien or charge of the Deed of Trust on the hereinafter related terms and conditions; however, if there are any inconsistencies between the Lease and the Deed of Trust, as to Tenant’s rights and obligations under the Lease and Landlord’s obligations under the Lease, the Lease will control

3.2 In the event any proceedings are brought for i) foreclosure and sale or other suit, sale or proceeding under the Deed of Trust or ii) a deed in lieu of foreclosure, Lender hereby covenants that so long as Tenant is not in default under the Lease (beyond any period given Tenant to cure such default, after notice required by the Lease), that:

(a) Tenant’s possession of the Leased Premises and its rights under the Lease will not be interfered with by Lender (or any successor or assign);

(b) Tenant will not be made a party to any foreclosure or other suit, sale or proceeding under the Deed of Trust and the same will not affect Tenant’s rights under the Lease;

Exhibit C	1

(c) The lien of the Deed of Trust will not encumber any trade fixtures or equipment used by Tenant in its business on the Leased Premises; and

(d) The Lender (or any successor or assign) will assume the Landlord’s position under the Lease, including Landlord’s liabilities, responsibilities and obligations, as though Lender (or any successor or assign) was the original Landlord

3.3 Tenant will attorn to the purchaser or grantee upon any such foreclosure and sale or deed in lieu of foreclosure and will recognize such purchaser or grantee as the Landlord under the Lease

3.4 Tenant hereby consents to the existence of the Deed of Trust

3.5 Notices. Tenant agrees to give Lender in writing and mailed by United States first class, registered, or certified mail, return receipt requested, postage prepaid, a copy of any notice of default served upon the Landlord, at the following address:

3.6 This Subordination, Attornment and Nondisturbance Agreement will be binding upon and inure to the benefit of the successors and/or assigns of the Parties; the singular number includes the plural, and any gender includes all other genders

Exhibit C	2

IN WITNESS WHEREOF, the Parties have each caused this Subordination, Attornment and Nondisturbance Agreement to be executed on its behalf pursuant to the proper authorities which have been duly delegated to them

LANDLORD:		TENANT:

[LANDLORD] a [State][Entity]

By:		By:
	[Signature]	[Signature]

	[Printed Name]	[Printed Name]

	[Printed Title]	[Printed Title]

FORM APPROVED:

LENDER:

By:
Title:

Exhibit C	3

EXHIBIT D

FORM OF MEMORANDUM OF LEASE

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Attn:	[ATTORNEY], Esq.
Real Estate Law Department
(RE: [DIVISION] #[STORE NUMBER]-Store)

(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

MEMORANDUM OF SHOPPING CENTER LEASE

THIS MEMORANDUM OF SHOPPING CENTER LEASE (this “Memorandum”) is made as of             , 20     (the “Effective Date”) by and between [LANDLORD], a [STATE] [ENTITY] (“Landlord”); and [            ], a [            ] (“Tenant”) Such parties are collectively referred to herein as the “Parties” and individually as a “Party”.

R E C I T A L S

A.	Landlord and Tenant are entering into a Shopping Center Lease, dated as of the same date of this Memorandum and referred to in this Memorandum as the “Lease” The Lease pertains to certain premises in the City of [ ], County of [ ], State of [ ] and graphically depicted on Exhibit A attached hereto and legally described on Exhibit B attached hereto. The Leased Premises are a separate legal parcel described on Exhibit C attached hereto.

B.	Landlord and Tenant desire to put third parties on notice of some of the terms and provisions of the Lease.

NOW THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	INCORPORATION OF TERMS. All of the terms and provisions of the Lease are incorporated in this Memorandum by this reference with the same force and effect as of set forth in full in this Memorandum Capitalized terms used in this Memorandum without definition will have the same meanings as set forth in the Lease In the event of any inconsistency between the terms of this Memorandum and the Lease, the terms of the Lease will prevail as between Landlord and Tenant.

2.	LEASE OF PREMISES. By this Memorandum and by the Lease, as of the Effective Date, Landlord hereby leases the Leased Premises to Tenant and Tenant leases the Leased Premises from Landlord.

3.	LEASE TERMS. Among other things, the Lease provides the following:

3.1.	Term. Section 4 of the Lease provides that the original term of the Lease will be approximately ( ) years, with options in Tenant to extend the term of the Lease as provided in the Lease.

Exhibit D	1

3.2.	Use of Common Area [TEXT OF PROVISION]

3.3.	Additional Parking Rights [TEXT OF PROVISION]

3.4.	Associated Uses [TEXT OF PROVISION]

3.5.	Outside Merchandising [TEXT OF PROVISION]

3.6.	Recycling [TEXT OF PROVISION]

3.7.	Shopping Cart Security System Easement [TEXT OF PROVISION]

3.8.	Easements for Underground Facilities [TEXT OF PROVISION]

3.9.	Landlord’s Competitive Business Covenant [TEXT OF PROVISION]

3.10.	Separation of Uses [TEXT OF PROVISION]

3.11.	Other Terms. The Lease contains other terms, as more fully set forth therein.

4.	GENERAL. This Memorandum and the Lease will be binding upon and inure to the benefit of the Parties and their respective transferees, successors and assigns. This Memorandum may be executed in counterparts, each of which, when taken together, will constitute one and the same instrument. All Exhibits attached to this Memorandum are incorporated herein by this reference.

Exhibit D	2

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the day and year first above written

LANDLORD:	TENANT:

[LANDLORD] a [State][Entity]	, a

By:	By:
[Signature]		[Signature]

[Printed Name]		[Printed Name]

[Printed Title]		[Printed Title]

FORM APPROVED:

ALL SIGNATURES TO BE NOTARIZED

EXHIBITS

Exhibit A - Site Plan

Exhibit B - Legal Description of Shopping Center

Exhibit C - Legal Description of Leased Premises

Exhibit D	3

EXHIBIT E

SUPERMARKET CONTROL ZONE

[See attached]

Exhibit E

EXHIBIT F

[TENANT’S LIGHTING AREA]

[See attached]

Exhibit F

EXHIBIT G

LOAN AGREEMENT

LOAN AGREEMENT (“this Agreement”) dated as of March__, 2014, between SAFEWAY INC., a Delaware corporation (“Lender”), PROPERTY DEVELOPMENT CENTERS LLC, a Delaware limited liability company (“Property Development”) and PDC I, Inc., a Delaware corporation (“PDC” and collectively with Property Development, the “Borrowers”).

WHEREAS, subject to the terms and conditions of this Agreement, the Borrowers wish to obtain loans from Lender from time to time in accordance with the Merger Agreement (as hereinafter defined), and Lender is willing to make such loans to the Borrowers;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

(a) “Business Day” means any day other than a day on which the SEC shall be closed.

(b) “Commitment” means Lender’s commitment to make the Loans pursuant to Section 2(a) on the terms and conditions of this Agreement, in an aggregate principal amount of up to $300,000,000.

(c) “Commitment Termination Date” means the earlier of (i) the Maturity Date, and (ii) the Early Termination Date.

(d) “Default” means any event or condition which, with the giving of notice or the passage of time, or both, becomes an Event of Default.

(e) “Early Termination Date” means the Business Day on which the Borrowers terminate the Commitment pursuant to Section 2(b).

(f) “Event of Default” has the meaning given in Section 9 below.

(g) “Loans” means one or more loans or advances made by Lender to Borrower, in an aggregate principal amount not to exceed the Commitment.

(h) “Loan Balance” means, collectively, as of any date, (a) the aggregate original principal amount of the Loans, plus (b) all Interest and additional interest added to the principal balance of the Loans in accordance with Section 4(a) or Section 4(c), minus (c) all prepayments and payments of principal of the Loans made on or prior to such date.

(i) “Loan Documents” means this Agreement, each Mortgage and each other document and instrument delivered from time to time pursuant to or in connection with this Agreement.

(j) “Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, or financial condition of the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of Lender hereunder or thereunder.

(k) “Maturity Date” means the date of consummation of the PDC Sale.

(l) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 6, 2014, by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s

Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), Saturn Acquisition Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”), and the Lender.

(m) “Mortgage” means, with respect to each of the Mortgaged Properties, the Deed of Trust substantially in the form attached hereto as Exhibit A, creating a lien of public record on the real estate of such Mortgaged Property, executed by the Borrowers or their applicable Subsidiary that is the record owner of such Mortgaged Property in favor of Lender; provided, however, that no Mortgage shall provide for any operating restrictions or other similar covenants with respect to any Mortgaged Property.

(n) “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan Balance and all other obligations and liabilities of the Borrowers to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

(o) “Partial PDC Sale” means a direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all of the consolidated assets of the Borrowers and their Subsidiaries, (ii) of less than 100% of the Lender’s equity interests in the Borrowers and their Subsidiaries or (iii) the effect of which is to divest the Lender of less than all of its direct or indirect investment in the Borrowers and their Subsidiaries.

(p) “PDC CVR Agreement” means the Contingent Value Rights Agreement with respect to the PDC Sale, substantially in the form attached as Exhibit C to the Merger Agreement.

(q) “PDC Loan Mandatory Prepayment Amount” means (a) in the case of a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Loans equal to the lesser of (i) the applicable PDC Mortgaged Property Release Amount with respect to such PDC Mortgaged Property and (ii) the remaining outstanding amount of the Loans and (b) in the case of a property other than a PDC Mortgaged Property that is transferred, directly or indirectly as part of a Partial PDC Sale, an amount of the Loans equal to the lesser of (i) 50% of the Partial PDC Net Proceeds (as defined in the Merger Agreement) attributable to such property and (ii) the remaining outstanding amount of the Loans.

(r) “PDC Mortgaged Properties” means each of the Contributed Stores and Contributed Stores Centers (each as defined in the Merger Agreement) identified on Schedule 1 hereto. In the event that the mortgage Indebtedness (as defined in the Merger Agreement) currently encumbering the Contributed Stores Center (as defined in the Merger Agreement) commonly known as Cannery Mall, Lahaina, HI (Safeway Property Number 1222) (the “Lahaina Property”) is repaid by PDC prior to a sale of the Lahaina Property, the Lahaina Property shall become a PDC Mortgaged Property.

(s) “PDC Mortgaged Property Release Amount” means, with respect to each PDC Mortgaged Property, the amount set forth opposite such PDC Mortgaged Property as the release amount set forth on Schedule 1 hereto; provided, however, that (1) to the extent the Borrowers and their subsidiaries pay a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged Property, then the release amounts set forth on Schedule 1 shall be each reduced pro rata by an aggregate amount equal to the amount of such PDC Loan Mandatory Prepayment Amount, (2) under no circumstances shall the PDC Mortgaged Property Release

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Amount for any PDC Mortgaged Property exceed the outstanding amount of the Loans, and (3) if the Lahaina Property becomes a PDC Mortgaged Property, it shall have a PDC Mortgaged Property Release Amount of $40,000,000, and thereafter, the PDC Mortgaged Property Release Amounts for all of the PDC Mortgaged Properties that have not been sold as of the date the Lahaina Property becomes a PDC Mortgaged Property shall be reduced pro rata by $40,000,000.

(t) “PDC Sale” means the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) by the Lender to one or more bona fide third party buyers, by the Lender, in a single transaction or series of transactions, of (i) all or substantially all of the consolidated assets of the Borrowers and its Subsidiaries or (ii) 100% of the membership interests or capital stock (as applicable) of the Borrowers and its Subsidiaries.

(u) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government or any agency, court or political division thereof, or any other entity.

(v) “Subsidiary” means, with respect to any Person, any entity more than 50% of whose voting securities or equity interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or equity interests).

2. Commitment; Loans. (a) Subject to the terms and upon the satisfaction of the conditions set forth in this Agreement, Lender agrees to make Loans to the Borrowers in an aggregate principal amount not to exceed the Commitment from time to time, on the Business Day occurring prior to the Commitment Termination Date specified in a written notice of borrowing received by Lender not less than five (5) Business Days prior to such date.

(b) Once repaid, no portion of the Loans may be reborrowed.

(c) Borrowers may, upon not less than ten (10) Business Days prior written notice to Lender, terminate the Commitment.

(d) Each notice of borrowing required by Section 2(a) shall specify (i) the date (which shall be a Business Day) on which Borrowers desire that the Loans be made, (ii) the principal amount of the Loans and (iii) the account to which Lender shall transfer the proceeds of the Loans.

(e) The Loans shall be evidenced by the records made by Lender in a loan account that it maintain for the Borrowers and such records shall be conclusive, absent manifest error, as to the amount of the Loan Balance and the accrued interest and payments thereon. Any failure so to record or any error in doing so shall not limit or otherwise affect the obligation of Borrowers under this Agreement to pay any amount owing with respect to the Obligations.

(f) The Loans shall initially be secured by each of the Mortgaged Properties pursuant to the Mortgages.

3. Reduction of Commitment. Upon the consummation of any Partial PDC Sale and the payment of the PDC Loan Mandatory Prepayment Amount in accordance with Section 5 hereof, (i) with respect to the sale of a PDC Mortgaged Property, if the PDC Mortgaged Property Release Amount for such PDC Mortgaged Property exceeded the outstanding principal balance of the Loans at such time, then the unused amount of the Commitment at such time shall be reduced by the amount of such excess (which excess may be used by the Borrowers in the ordinary course of business) and (ii) with respect to the sale of a property which is not a PDC Mortgaged Property, if 50% of the Partial PDC Net Proceeds (as defined in the Merger Agreement) attributable to such property exceeded the outstanding principal balance of the Loans at such time, then the unused amount of

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the Commitment at such time shall be reduced by the amount of such excess (which excess may be used by the Borrowers in the ordinary course of business).

4. Payments and Prepayments of Principal. (a) The Loan Balance shall be repaid by Borrowers in full (together with all accrued but unpaid interest thereon) on the Maturity Date.

(b) Within five (5) Business Days after the consummation of any Partial PDC Sale, the Borrowers shall prepay the Loan Balance together with all accrued but unpaid interest thereon in amount equal to the PDC Loan Mandatory Prepayment Amount with respect to such Partial PDC Sale, provided, that to the extent the Borrowers pay a PDC Loan Mandatory Prepayment Amount in respect of a property which is not a PDC Mortgaged Property, then the allocated amounts set forth on Schedule 1 hereto shall each be reduced pro rata by an aggregate amount equal to the amounts of such PDC Loan Mandatory Prepayment Amount.

(c) Upon not less than five (5) Business Days’ prior notice in writing to Lender, Borrowers may prepay the Loan Balance in its entirety or in part on any Business Day without premium or penalty of any kind, but together with all accrued but unpaid interest on the amount thereof that is prepaid. If such notice is given, the amount specified therein shall be due and payable on the date specified therein.

(d) Upon receipt by Lender of the amount of any payment pursuant to this Section 5, the Mortgages and all other liens and security interests securing the Loans (or, in the case of a prepayment pursuant to Section 5(b) above, the applicable Mortgages and all other liens and security interests securing the Loans with respect to the applicable Mortgaged Properties subject to such Partial PDC Sale) shall be terminated and released, and Lender shall execute and deliver to Borrowers all documents and instruments reasonably requested by Borrowers to evidence such termination and release.

(e) Borrowers hereby waive presentment and protest of any instrument and notice thereof, and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

5. Interest and Other Charges. (a) The outstanding Loan Balance shall bear interest, payable in arrears, at a rate per annum of two (2%) percent, compounded monthly (“PIK Interest”) and shall be paid by addition of such PIK Interest to the outstanding Loan Balance on the last Business Day of each month.

(b) All interest payable under this Agreement shall be calculated by Lender, on the basis of a 360-day year and for the actual number of days elapsed.

(c) Upon the occurrence and during the continuance of any Event of Default, the Loan Balance shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, at a rate equal to the applicable interest rate in effect hereunder plus two percent (2%), which additional interest shall be paid by adding the amount thereof to the outstanding Loan Balance on the last Business Day of each month.

(d) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that such a court determines, in a final determination, that Lender has received interest and other charges hereunder in excess of such highest rate, Lender shall promptly refund such excess amount to Borrowers, and the provisions hereof shall be deemed amended to provide for such permissible rate.

6. Place and Manner of Payment. Borrowers shall make all payments required to be made by it under this Agreement (whether of principal, interest, fees, or any other amount) to Lender prior to 11:00 AM Pacific time on the date such payment is due, to such account or at such address in the United States of America as Lender shall from time to time indicate to Borrowers, in U.S. dollars and in immediately available funds.

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7. Conditions Precedent.

The agreement of Lender to make each Loan is subject to the satisfaction, prior to or concurrently with the making of the Loans, of the following conditions precedent:

(a) Loan Documents. Lender shall have received this Agreement and each of the Mortgages, executed and delivered by a duly authorized officer of Borrowers or its applicable Subsidiary that is a party thereto.

(b) No Proceeding or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, no investigation by any governmental authority shall have been commenced and no action, suit, proceeding or investigation by any governmental authority shall have been threatened in writing, against Borrowers or any of the officers, directors or managers of Borrowers, seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions.

(c) Representations and Warranties. The representations and warranties made by Borrowers in this Agreement and any representations and warranties made by the Borrowers which are contained in any certificate furnished at any time under or pursuant to this Agreement, shall be true and correct in all material respects on and as of the date such Loan is made as if made on and as of such date.

(d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such date.

(e) Use of Proceeds. The amount of the Loan shall be used solely to fund the operations of the business of the Borrower and its subsidiaries, in accordance with Section 5.4(c) of the Merger Agreement.

8. Representations And Warranties. Borrowers represent and warrant to Lender that:

(a) (i) Property Development is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (iii) Borrowers are qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for them to conduct their business and own their property, except where the failure to be so qualified would not have a Material Adverse Effect, and (iv) Borrowers have all requisite power and authority to conduct their business, to own their property, to execute and deliver this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly and validly executed and delivered by Borrowers and constitutes a legal, valid and binding obligation of Borrowers, enforceable against them in accordance with its terms, subject, as to enforceability of remedies, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity;

(c) Borrowers have taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not and will not (i) violate operating agreement or any law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to such Borrower, (ii) require any consent (other than by Lender) or result in a breach of or constitute a default under any agreement, lease or instrument to which it is a party or by which such Borrower or any of its assets may be bound or affected, or (iii) result in or require the creation or imposition of any Lien (other than in favor of Lender pursuant to this Agreement) upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; and

(d) no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority

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(except such as have been obtained and copies or confirmations of which have been delivered by Borrowers to Lender) is or will be necessary (i) for the legality, validity, binding effect or enforceability of this Agreement, (ii) to permit the performance by Borrowers of its obligations under this Agreement in accordance with the terms hereof, or (iii) to enable Lender to enforce its rights and remedies under this Agreement.

9. Negative Covenants. So long as Lender shall have any Commitment hereunder, any Loans or obligations hereunder shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall it permit any of its Subsidiaries, directly or indirectly to:

(a) Use the proceeds of any indebtedness to make any dividend or other distribution with respect to any capital stock or other equity interest of the Borrowers or its Subsidiaries, or any payment or other distribution, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such person’s stockholders, partners or members (or the equivalent of any thereof), or any payment of with respect to, or in connection with, any option, warrant or other right to acquire any such dividend or other distribution or payment, including all payments made by such person with any proceeds of a dissolution or liquidation of such person, subject to Section 5.4(c) of the Merger Agreement.

(b) Create, incur, assume or suffer to exist any lien for borrowed money upon any of the PDC Mortgaged Properties, except for the Mortgages.

10. SNDA; Subordination.

(a) Upon request by Borrowers, Lender shall execute and deliver subordination, non-disturbance and attornment agreements (“SNDAs”) to any third party tenants under any future lease promptly upon request, such SNDA to be in form and substance form reasonably satisfactory to Lender and such tenant.

(b) Upon request by Borrowers, Lender shall subordinate the lien of the Mortgage to customary declarations of easements, conditions and restrictions and similar agreements of record necessary or reasonably desirable for the operation of the PDC Mortgaged Properties for their intended uses.

11. Events of Default.

(a) It shall constitute an “Event of Default” hereunder if at any time:

(a) Borrowers shall fail to pay any portion of the Loan Balance when due in accordance with the terms hereof; or the Borrowers shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Borrowers herein or in any other Loan Document or that is contained in any certificate, document, report or financial statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) a default under any of the Mortgages; or

(d) Borrowers cease to be wholly owned Subsidiaries of Saturn; or

(e)(i) Borrowers shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (A) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a

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bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against Borrowers any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Borrowers any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrowers shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or Borrowers shall make a general assignment for the benefit of its creditors.

If an Event of Default specified in paragraph (c) above shall occur and be continuing, automatically the Commitment shall immediately terminate and the Loan Balance (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if any other Event of Default shall occur and be continuing, either or both of the following actions may be taken: (i) Lender may, by notice to Borrowers declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) Lender may, by notice to Borrowers, declare the Loan Balance (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable, whereupon the same shall immediately become due and payable.

12. No Waiver. No failure by Lender to exercise any right, power or remedy under this Agreement, and no delay by Lender in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Lender of any other right, power or remedy. The rights and remedies of Lender provided for in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby, and no amendment, modification, termination or waiver of any provision thereof or consent to a departure therefrom by Borrowers shall be effective unless the same is in writing and signed by both Lender and Borrowers and, after the Effective Time (as defined in the Merger Agreement), by the Shareholder Representative (as defined in the PDC CVR Agreement).

14. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that (i) this Agreement may not be assigned by Borrowers nor may Borrowers’ obligations be assumed by any other Person without the prior written consent of Lender, and any purported assignment in violation of this provision shall be null and void, and (ii) this Agreement may not be assigned by Lender nor may Lender’s rights or obligations be assumed by any other Person without prior written consent of Borrowers.

15. Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(b) Any suit, action or proceeding with respect to this Agreement or any Loan may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement or any Loan.

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16. Notices. Unless otherwise specified, any notice or demand hereunder shall be sent, delivered or transmitted to the recipient at the address or relevant telephone number set forth after its name hereinbelow:

If to Lender, at:

Safeway Inc.

Attention:
Telephone: ( ) -
Facsimile: ( ) -

If to Borrowers, at:

Attention:
Telephone: ( ) -
Facsimile: ( ) -

or to such other address or telephone number as each party may designate for itself by like notice.

17. Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

18. Miscellaneous. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of the Loan.

(b) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

(c) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

SAFEWAY INC.

By:
Name:
Title:

PROPERTY DEVELOPMENT CENTERS LLC

By:
Name:
Title:

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Schedule 1

PDC Mortgaged Property Release Amounts

PDC Mortgaged
PDC Mortgaged Property	Property Release Amount
Bothell Phase I	$26,700,000
Campbell	$21,500,000
Los Angeles (Eagle Rock)	$22,250,000
El Cerrito	$31,800,000
Washington, D.C.[1]	$5,250,000
Gig Harbor	$44,950,000
Oakland (Redwood Rd.)	$16,000,000
Santa Clarita	$33,650,000
Austin (Steiner Ranch)	$30,500,000
Sunnyvale	$32,000,000
Aptos (Rancho Del Mar)	$35,400,000

Total	$300,000,000

[1]	NTD: In-line retail only; PDC does not own Saturn store at this location.

- i -

Exhibit A

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Robert T. Buday

c/o LATHAM & WATKINS LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (this “Deed of Trust”) , made this [        ] day of [                            ], between PROPERTY DEVELOPMENT CENTERS LLC, a Delaware limited liability company (“Trustor”), whose address is [                            ], as trustee (“Trustee”), for the benefit of SAFEWAY, INC., a Delaware corporation (“Beneficiary”),

Witnesseth: That Trustor IRREVOCABLY GRANTS, TRANSFERS AND ASSIGNS TO TRUSTEE IN TRUST, WITH POWER OF SALE, that property in [                    ] County, [                    ], described on Exhibit A attached hereto (the “Land”) together with all right, title and interest in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said real estate, and all other draperies, appliances and other fixtures and equipment attached or appurtenant to said real estate) and all rights, easements, rights of way and other appurtenances thereto associated with the Land (collectively, the “Property”).

TOGETHER WITH the rents, issues and profits thereof, SUBJECT, HOWEVER, to the right, power and authority given to and conferred upon Beneficiary by paragraph 6 of the provisions herein to collect and apply such rents, issues and profits. For the Purpose of Securing: (a) performance of each agreement of Trustor incorporated by reference or contained herein, and (b) payment of the indebtedness evidenced by one Loan Agreement of even date herewith, between Beneficiary, as lender, and Trustor, as Borrower (as amended, supplemented, or modified from time to time, the “Loan Agreement”), in the principal sum of up to $300,000,000.

To Protect the Security of This Deed of Trust, Trustor Agrees:

1.	To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee.

2.	To pay all taxes and assessments affecting the Property, all encumbrances, charges and liens, with interest, on the Property or any part thereof, which appear to be prior or superior to this Deed of Trust, all costs, fees and expenses of this Trust.

3.	That by accepting payment of any sum secured hereby after its due date, Beneficiary does not waive his rights either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

4.	That at any time or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of this Deed of Trust, and without affecting the personal liability of any person for payment of the indebtedness secured hereby, Trustee may reconvey any part of the Property, consent to the making of any map or plot thereof; join in granting any easement thereon; or join in any extension agreement or any agreement subordinating the lien or charge hereof.

5.

That upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed of Trust to Trustee for cancellation and retention and upon payment of its fees,

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Trustee shall reconvey, without warranty, the property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as “The person or persons legally entitled thereto.” Five years after issuance of such full reconveyance, Trustee may destroy this Deed of Trust (unless directed in such request to retain it).

6.	That as additional security, Trustor hereby gives to and confers upon Beneficiary the right, power and authority, during the continuance of this Deed of Trust, to collect the rents, issues and profits of the Property, reserving unto Trustor the right, prior to any default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, to collect and retain such rents, issues and profits as they become due and payable. Upon any such default, Beneficiary may at any time without notice, either in person, by agent, or by a receiver to be appointed by a court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of the Property or any part thereof, in his own name sue for or otherwise collect such rents, issues and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorney’s fees. The entering upon and taking possession of the Property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

7.	That upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder. Beneficiary may declare all sums secured hereby immediately due and payable by delivery to Trustee of written declaration of default and demand for sale and of written notice of default and of election to cause to be sold the Property which notice Trustee shall cause to be filed for record. Beneficiary also shall deposit with Trustee this Deed of Trust, the Loan Agreement and all documents evidencing expenditures secured hereby.

After the lapse of such time as may then be required by law following the recordation of said notice of default, and notice of sale having been given as then required by law, Trustee, without demand on Trustor, shall sell the Property at the time and place fixed by it in said notice of sale, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale. Trustee may postpone sale of all or any portion of the Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to such highest bidder a deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee, or Beneficiary as hereinafter defined, may purchase at such sale.

After deducting all costs, fees and expenses of Trustee and of this Trust, including cost of evidence of title in connection with sale, Trustee shall apply the proceeds of sale to payment of all sums expended under the terms of this Deed of Trust, not then repaid, with accrued interest at the interest rate provided in the Loan Agreement, all other sums then secured hereby, and the remainder, if any, to the person or persons legally entitled thereto.

8.	Beneficiary, or any successor in ownership of any indebtedness secured hereby, may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named herein or acting hereunder, which instrument, executed by the Beneficiary and duly acknowledged and recorded in the office of the recorder of the county or counties where the Land is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all its title, estate, rights, powers and duties. Said instrument must contain the name of the original Trustor, Trustee and Beneficiary hereunder, the book and page where this Deed of Trust is recorded and the name and address of the new Trustee.

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9.	This Deed of Trust applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns; provided however that Trustor and Beneficiary shall be permitted to assign their rights and obligations under this Deed of Trust only to the extent permitted pursuant to the Loan Agreement.

In this Deed of Trust, whenever the context so requires ,the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

10.	That Trustee accepts the trust created hereunder when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

11.	This Deed of Trust constitutes both a deed of trust on real property and a “Security Agreement” on personal property within the meaning of the Uniform Commercial Code as in effect in the state where the Land is situated (the “UCC”) and other applicable law and with respect to any other portions of the Property subject to the UCC (the “Collateral”). The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Trustor in the Property. Trustor, by executing and delivering this Deed of Trust, hereby grants to Beneficiary, a first and prior security interest in the personalty, fixtures, leases and rents and all other Property which is personal property to secure the payment of the indebtedness and performance of the obligations under the Loan Agreement, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Beneficiary may deem reasonably necessary for the care, protection and preservation of the Collateral. Upon written request or written demand of Beneficiary, Trustor shall at its expense assemble the Collateral and make it available to Beneficiary at the Property. Trustor shall pay to Beneficiary on written demand any and all expenses, including actual reasonable legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Trustor at the address in the introductory paragraph to this Deed of Trust at least ten (10) business days prior to such action, shall constitute commercially reasonable notice to Trustor. The proceeds of any disposition of the Collateral, or any part thereof, shall, except as otherwise required by law or the other Loan Documents, be applied by Beneficiary in accordance with the terms of the Loan Agreement.

12.	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS DEED OF TRUST IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE LOAN AGREEMENT OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.

THIS DEED OF TRUST SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE LAND IS LOCATED. WITH RESPECT TO ANY PERSONAL PROPERTY INCLUDED IN THE “PROPERTY”, THE CREATION OF THE SECURITY

4

INTEREST THEREIN SHALL BE GOVERNED BY THE UCC, AND THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF SUCH SECURITY INTEREST SHALL BE GOVERNED IN ACCORDANCE WITH THE MANDATORY CHOICE OF LAW RULES SET FORTH IN THE UCC.

14.	Trustor shall execute and deliver to Beneficiary and/or file, in form and substance reasonably satisfactory to Beneficiary, such further statements, documents and agreements, financing statements, continuation statements, and such further assurances and instruments, and do such further acts, as Beneficiary may, from time to time, reasonably consider necessary or proper to create, perfect and preserve Beneficiary’s security interest hereunder and to carry out more effectively the purposes of this Deed of Trust, and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest; provided that such further statements, documents, agreements, assurances, instruments and acts do not increase the liability or obligations or decrease the rights of Trustor from those provided for in the Loan Agreement. As of the date hereof, Trustor’s place of business is at the address set forth in the first paragraph of this Deed of Trust, and Trustor shall promptly notify Beneficiary of any change in such address.

The undersigned Trustor requests that a copy of any Notice of Default and of any Notice of Sale hereunder be mailed to him at his address hereinbefore set forth.

[Signature page follows.]

5

STATE OF CALIFORNIA,

COUNTY OF                     }S.S.

On                                                                               before me,                                                  , [here insert name and title of the officer], personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

6

Annex B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 7, 2014 among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertsons’s LLC”), and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”) and Safeway Inc., a Delaware corporation (the “Company” and together with the Parent Entities, the “Parties”). Certain capitalized terms used but not defined in this Amendment are used as defined in the Merger Agreement.

WHEREAS, the Parties have entered into an Agreement and Plan of Merger dated as of March 6, 2014 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the respective Boards of Directors of the Parties have authorized the amendments set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Parties hereby agree as follows:

1. Section 2.4(h)(i) of the Merger Agreement is hereby amended as follows: the text “imputed from the closing price of Blackhawk on the date of the consummation of the Blackhawk Spin-Off” shall be replaced with the text “imputed from the volume weighted average trading price of the Blackhawk Class B Common Shares on the first full day of regular way trading following the consummation of the Blackhawk Spin-Off”.

2. Sections 2.4(h)(ii) and (iii) of the Merger Agreement are hereby amended as follows: in each place where it appears, the text “on the date of the consummation of the Blackhawk Spin-Off” shall be replaced with the text “on the first full day of regular way trading following the consummation of the Blackhawk Spin-Off”.

3. Clause (A) of the last sentence of Section 2.2(b) is hereby amended to replace the text “Casa Ley CVR Payment” with the text “Casa Ley CVR Payment Amount”.

4. Section 2.4(a)(iii) of the Merger Agreement is hereby amended to replace the text “Per Share Cash Consideration” with the text “Cash Merger Consideration”.

5. Section 5.1(ii) of the Merger Agreement is hereby amended to replace the text “Casa Ley Dividends or PDC Dividends” with the text “Casa Ley Proceeds Dividends or PDC Proceeds Dividends”.

6. Section 5.4(a) of the Merger Agreement is hereby amended to replace the text “Net Casa Ley Proceeds, the Partial Net Casa Ley Proceeds” with the text “Casa Ley Net Proceeds, the Partial Casa Ley Net Proceeds”.

7. Section 5.8(c) of the Merger Agreement is hereby amended to replace the text “the Board’s” with the text “the Company Board’s”.

8. Section 7.1(d)(ii)(B)(a) of the Merger Agreement is hereby amended to replace the text “by Ultimate Parent to the Company” with the text “by the Company to Ultimate Parent”.

9. Section 7.2(c) of the Merger Agreement is hereby amended to replace the text “under clauses (i) through (iv) of this Section 7.2(c)” with the text “under clauses (i) through (v) of this Section 7.2(c)”.

10. Section 8.3 of the Merger Agreement is hereby amended as follows: the definition of 2013 IPO Sale is hereby amended to replace the text “Blackhawk Shares” with the text “shares of Blackhawk” and clause (v) of the definition of PDC Net Proceeds is hereby amended to replace the text “in clause (v) of” with the text “in clause (vi) of”.

11. Section 8.7 of the Merger Agreement is hereby amended to delete the text “Parent and”.

12. The Merger Agreement is hereby amended as follows: in each place where it appears, to replace the text “Alternative Proposal” with the text “Acquisition Proposal”, to replace the text “Effective Date” with the text “Closing Date” and to replace the text “Continuing Non-Union Employee” with the text “Company Non-Union Employee”.

13. Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Merger Agreement. The Merger Agreement, as amended by this Amendment, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “hereto”, “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

14. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AB ACQUISITION LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

ALBERTSON’S HOLDINGS LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

ALBERTSON’S LLC

By:	/s/ Susan McMillan
	Name:	Susan McMillan
	Title:	Group Vice President and Assistant General Counsel

SATURN ACQUISITION MERGER SUB, INC.

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

SAFEWAY INC.

By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

Goldman Sachs

PERSONAL AND CONFIDENTIAL

March 6, 2014

Board of Directors

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588-3229

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Safeway Inc. (the “Company”), including the associated Company Rights (as defined in the Agreement (as defined below)), of the Per Share Merger Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 6, 2014 (the “Agreement”), by and among AB Acquisition LLC (“Ultimate Parent”), Albertson’s Holdings LLC, Albertson’s LLC (“Albertson’s”), Saturn Acquisition Merger Sub Inc., a wholly owned subsidiary of Albertson’s (“Acquisition Subsidiary”), and the Company. The Agreement provides that Acquisition Subsidiary will be merged with and into the Company and each outstanding Share will be converted into: (i) the Initial Cash Merger Consideration (as defined in the Agreement); (ii) one contingent value right (the “Casa Ley CVR”) issued by Ultimate Parent under the Casa Ley CVR Agreement (as defined in the Agreement), or in certain circumstances in lieu of, or in addition to, the Casa Ley CVR the Casa Ley Cash Consideration (as defined in the Agreement); (iii) one contingent value right (the “PDC CVR”) issued by Ultimate Parent under the PDC CVR Agreement (as defined in the Agreement), or in certain circumstances in lieu of, or in addition to, the PDC CVR the PDC Cash Consideration (as defined in the Agreement); and (iv) in the event that the Closing of the Transaction (as defined below) has not occurred on or prior to the Initial End Date (as defined in the Agreement), the Additional Cash Merger Consideration (as defined in the Agreement), as to which Additional Cash Merger Consideration we express no opinion. Each Casa Ley CVR will entitle the holder thereof to the Casa Ley CVR Payment Amount (as defined in the Agreement), on the terms and subject to the conditions set forth in the Casa Ley CVR Agreement. Each PDC CVR will entitle the holder thereof to the PDC CVR Payment Amount (as defined in the Agreement), on the terms and subject to the conditions set forth in the PDC CVR Agreement. The term “Per Share Merger Consideration” means the Initial Cash Merger Consideration, the Casa Ley Cash Consideration and the PDC Cash Consideration, together with the Casa Ley CVR and the PDC CVR (in each case, if applicable). We understand that prior to the consummation of the Transaction (as defined below), the Company will consummate the Blackhawk Spin-Off (as defined in the Agreement), as to which Blackhawk Spin-Off we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Safeway Inc.

March 6, 2014

and other financial instruments of the Company, Blackhawk Network Holdings, Inc. (“Blackhawk”), Albertson’s, any of their respective affiliates and third parties, including affiliates and portfolio companies of (i) Cerberus Capital Management, L.P., a significant shareholder of Albertson’s (“Cerberus”), and (ii) Colony Financial, Inc. (“Colony”), Pritzker Organization, L.L.C. (“Pritzker”) or any other affiliate of a signatory to the Equity Commitment Letters (as defined in the Agreement)(each, an “Equity Investor”), or any currency or commodity that may be involved in the transactions contemplated by the Agreement (collectively, the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also expect to receive fees for our services in connection with the Blackhawk Spin-Off, all of which are contingent upon the consummation of the Blackhawk Spin-Off. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company with respect to the sale of its Canadian operations in June 2013. We also have provided certain investment banking services to Blackhawk and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 11,500,000 shares of Class A Common Stock, par value $0.001 per share, of Blackhawk (the “Class A Common Stock”) by the Company and other selling shareholders in April 2013. We also have provided certain investment banking services to Albertson’s and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $300 million) provided to Albertson’s in September 2013. We also have provided certain investment banking services to Cerberus and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-financial advisor with respect to the sale of GeoEye Inc., a former portfolio company of Cerberus, in July 2012, as co-lead underwriter with respect to an offering of 1.924% Debentures due 2019 (aggregate principal amount of €500 million) of BAWAG P.S.K., a portfolio company of Cerberus, in September 2012, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $500 million) provided to NewPage Corporation, a former portfolio company of Cerberus, in December 2012, as joint book-runner with respect to a public offering of 632,500,000 shares of common stock by Aozora Bank, Ltd., a portfolio company of Cerberus, in January 2013, as sole lender with respect to a mezzanine loan (aggregate principal amount of $750 million) and a floating rate mortgage loan (aggregate principal amount of $1 billion) to Kyo-Ya Hotels, a portfolio company of Cerberus, in January 2013, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $1.5 billion) provided to SUPERVALU Inc., a portfolio company of Cerberus, in March 2013, as joint lead arranger and lender with respect to a term loan (aggregate principal amount of $420 million) provided to Tower International, Inc. a portfolio company of Cerberus, in April 2013, as joint book-runner with respect to an offering of 6.750% Debentures due 2021 (aggregate principal amount of $400 million) of SUPERVALU Inc. in May 2013, as dealer manager with respect to a tender offer to purchase existing 8.0% Senior Notes due 2016 of SUPERVALU Inc. in June 2013, as joint book-runner with respect to a public offering of 7,888,122 shares of common stock by Tower International, Inc. in July 2013, as co-financial advisor with respect to the acquisition by Cerberus of the assets of Bankia Habitat S.L.U. in September 2013, as co-lead underwriter with respect to an offering of 8.125% Debentures due 2023 (aggregate principal amount of €300 million) of BAWAG P.S.K. in October 2013, and as joint lead book-runner and joint lead arranger with respect to the refinancing of an existing senior secured term loan agreement (aggregate principal amount of $1.5 billion) of SUPERVALU Inc. in January 2014. We also have provided certain investment banking services to Colony and its affiliates and portfolio companies from time to time for

Board of Directors

Safeway Inc.

March 6, 2014

which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to an offering of 5.00% Convertible Senior Notes due 2023 (aggregate principal amount of $175 million) of Colony in April 2013. We also have provided certain investment banking services to Pritzker and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint booking-running manager with respect to an offering of 7.625% Senior Notes due 2021 (aggregate principal amount of $275 million) by TMS International Corp., a portfolio company of Pritzker, in October 2013, as joint lead arranger, joint book-runner and lender with respect to a term loan (aggregate principal amount of $475 million) provided to TMS International Corp. in October 2013, and as joint lead arranger, joint book-runner and lender with respect to a senior unsecured bridge loan facility (aggregate principal amount of $300 million) provided to Crystal Acquisition Company, Inc. and Crystal Merger Sub, Inc., each a portfolio company of Pritzker, in October 2013. We may also in the future provide investment banking services to the Company, Albertson’s, Blackhawk and their respective affiliates, including Cerberus, the Equity Investors and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Cerberus, the Equity Investors and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Cerberus or the Equity Investors from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Casa Ley CVR Agreement; the PDC CVR Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fifty two weeks ended December 28, 2013, December 29, 2012, December 31, 2011, January 1, 2011 and January 2, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company after giving effect to the Blackhawk Spin-Off and the Entire Casa Ley Sale (as defined in the Agreement) and the Entire PDC Sale (as defined in the Agreement), and an estimate as to the minimum amount of the CVR Cash Proceeds (as defined below) and the timing of payment thereof, in each cases, as prepared by the Company’s management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the grocery retail industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that (x) all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis and (y) that the Blackhawk Spin-Off is effected prior to the consummation of the Transaction. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, the Casa Ley CVR Agreement and the PDC CVR

Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We have assumed, at your instruction, that the aggregate amount of the Casa Ley Cash Consideration, the PDC Cash Consideration, the Casa Ley CVR Payment Amount and the PDC CVR Payment Amount (in each case, if applicable) is not less than $3.44 per Share (collectively, the “CVR Cash Proceeds”).

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the Blackhawk Spin-Off, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters that might result from the Transaction or the Blackhawk Spin-Off. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Per Share Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Casa Ley CVR Agreement, the PDC CVR Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement, the Casa Ley CVR Agreement, the PDC CVR Agreement or entered into or amended in connection with the Transaction, including, the Blackhawk Spin-Off, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Per Share Merger Consideration to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Class A Common Stock or Class B Common Stock, par value $0.001 per share, of Blackhawk will trade following the consummation of the Blackhawk Spin-off or as to the impact of the Transaction on the solvency or viability of the Company, Albertson’s or Blackhawk or the ability of the Company, Albertson’s or Blackhawk to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

D-4

Board of Directors

Safeway Inc.

March 6, 2014

Annex E

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

CONFIDENTIAL

March 6, 2014

Board of Directors

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Members of the Board of Directors:

We understand that Safeway Inc., a Delaware corporation (the “Company”), AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, as a result of which the Company will continue as the surviving entity in the Merger and as a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Exempted Company Shares, shall be converted into the right to receive an amount equal to (A) $32.50 per share in cash (the “Initial Cash Merger Consideration”), (B) a Casa Ley CVR and/or the Casa Ley Cash Consideration, as applicable in accordance with the terms of the Merger Agreement, (C) a PDC CVR and/or the PDC Cash Consideration, as applicable in accordance with the terms of the Merger Agreement and (D) if applicable in accordance with the terms of the Merger Agreement, the Additional Cash Merger Consideration. The Initial Cash Merger Consideration, together with any Casa Ley Cash Consideration and any PDC Cash Consideration, is referred to herein as the “Cash Merger Consideration.” In addition, the Merger Agreement permits the Blackhawk Spin-Off, pursuant to which the Company will, prior to Closing, distribute to its stockholders substantially all of the outstanding capital stock of Blackhawk held by the Company and the Company Subsidiaries, other than certain such capital stock that may be retained with respect to withholding taxes on the distribution. The Cash Merger Consideration, together with (X) the Casa Ley CVR, if applicable and (Y) the PDC CVR, if applicable, is referred to herein as the “Per Share Merger Consideration.” The Per Share Merger Consideration, together with the per share distribution to the holders of Company Common Stock in the Blackhawk Spin-Off, is referred to herein as the “Consideration.” We express no opinion on the Additional Cash Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Merger Agreement. We understand that Parent is an affiliate of Cerberus Capital Management, L.P. (“Cerberus”).

You have asked for our opinion as to whether, as of the date hereof, the sum of (i) the Per Share Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement, and (ii) the separate per share distribution to the holders of Company Common Stock in the Blackhawk Spin-Off is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement and Ancillary Agreements dated March 6, 2014, and certain other related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information and other data, including financial forecasts, estimates and other financial and operating data concerning the Company, prepared by the management of the Company, in each case that you have directed us to utilize for purposes of our analysis;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

10.	participated in discussions among representatives of the Company and its legal and financial advisors and representatives of Parent and its legal and financial advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

With your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates, projections and other data that have been furnished or otherwise provided to us, we have assumed, with your consent, that such forecasts, estimates, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, estimates, projections and data to perform the analyses utilized in arriving at our opinion. We express no opinion with respect to such forecasts, estimates, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such valuations or appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed with your consent will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the sale, or to provide services other than the delivery of this opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Merger. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Merger and will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and expenses that may arise out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger other than (i) any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Board in connection with the Merger, in addition to reimbursement of certain of our expenses and (ii) services performed for Cerberus Real Estate Capital Management, LLC in connection with the formation and capitalization of Cerberus Institutional Real Estate Partners III, L.P., for which Cerberus Real Estate Capital Management, LLC paid us a placement fee and reimbursed certain of our out-of-pocket expenses. In addition, we performed services for SUPERVALU INC. (“SUPERVALU”) in connection with the sale of its New Albertsons, Inc. subsidiary to an investor group led by Cerberus, for which SUPERVALU paid us a transaction fee and reimbursed certain of our out-of-pocket expenses.

***REMAINDER OF PAGE INTENTIONALLY LEFT BLANK***

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Company Common Stock of the Consideration to be received by them from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of Company Common Stock or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the sum of (i) the Per Share Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement, and (ii) the separate per share distribution to the holders of Company Common Stock in the Blackhawk Spin-Off is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Richard M. Steinman
Richard M. Steinman Managing Director

By:	/s/ Andrew K. Woeber
Andrew K. Woeber Managing Director

SAFEWAY INC. 5918 STONERIDGE MALL RD. PLEASANTON, CA 94588-3229

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific time on [    ], 2014 ([    ], 2014 for participants in the 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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M68389-P48488-Z62525            KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAFEWAY INC.
A	Proposals — The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain
1.

Approval and adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 6, 2014 and amended on April 7, 2014, by and among Safeway Inc., AB Acquisition LLC, Albertson’s Holdings LLC, Albertson’s LLC and Saturn Acquisition Merger Sub, Inc.

		☐	☐	☐
2.	Non-binding advisory approval of the compensation that may be paid or become payable to Safeway’s named executive officers in connection with the merger.	☐	☐	☐	C	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.	For	Against	Abstain
3.	Approval and adoption of the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the Merger Agreement.	☐	☐	☐		4a. Robert L. Edwards	☐	☐	☐
5.	Non-binding advisory approval of the Company’s executive compensation (“Say-on-Pay”).	☐	☐	☐		4b. Janet E. Grove	☐	☐	☐
6.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐		4c. Mohan Gyani	☐	☐	☐
B	Proposals — The Board of Directors recommends a vote AGAINST the following proposals:					4d. Frank C. Herringer	☐	☐	☐
7.	Stockholder proposal regarding labeling products that contain genetically engineered ingredients.	☐	☐	☐		4e. George J. Morrow	☐	☐	☐
8.	Stockholder proposal regarding extended producer responsibility.	☐	☐	☐		4f. Kenneth W. Oder	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐		4g. T. Gary Rogers	☐	☐	☐
		Yes	No			4h. Arun Sarin	☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐			4i. William Y. Tauscher	☐	☐	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. – Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Letter to 401(k) Plan Participants are available at www.proxyvote.com.

M68390-P48488-Z62525

Proxy — Safeway Inc.

For the Annual Meeting - [    ], 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated [    ], 2014, appoints Robert L. Edwards and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Corporate Offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on [    ], 2014 at 1:30 p.m., Pacific time, or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED IN ITEMS (1), (2), (3), (5) AND (6), “FOR” ALL NOMINEES LISTED UNDER ITEM (4) AND “AGAINST” THE PROPOSALS DESCRIBED IN ITEMS (7) AND (8), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Safeway stockholders as of the close of business on [    ], 2014 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 40 of the Proxy Statement for details on admission procedures.

E	Non-Voting Items

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) [Continued and to be signed on reverse side]